As filed with the Securities and Exchange Commission on July 9, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Vertical Aerospace Ltd.
(Exact name of registrant as specified in its charter)

Cayman Islands	3721	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
c/o Vertical Aerospace Ltd.
140-142 Kensington Church Street
London, W8 4BN
United Kingdom
+44 117 457 2094
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
United States
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robbie McLaren, Esq. J. David Stewart, Esq. Latham & Watkins (London) LLP 99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44 20 7710-1000	David A. Sakowitz, Esq. Michael J. Blankenship, Esq. Winston & Strawn LLP 200 Park Avenue New York, New York 10166 Tel: (212) 294-6700	Paul Amiss, Esq. Winston & Strawn London LLP 1 Ropemaker Street London, EC2Y 9AW United Kingdom Tel: +44 20 7011 8778

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company   ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security to be registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Security(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary Shares(4)	38,162,876	$9.89	$377,430,843.64	$41,177.71
Warrants(5)	15,265,150	$1.22	$18,623,483.00	$2,031.82
Ordinary Shares issuable on exercise of Warrants(6)	15,265,150	$—(7)	$—(7)	—
Total	68,693,176			$43,209.53

(1)
All securities being registered will be issued by Vertical Aerospace Ltd., a Cayman Islands exempted company (“Pubco”). In connection with the Business Combination described in the enclosed proxy statement/prospectus, (a) Vertical Merger Sub Ltd. (“Merger Sub”), a newly incorporated Cayman Islands exempted company and a subsidiary of Pubco, will be merged with Broadstone Acquisition Corp., a publicly traded Cayman Islands exempted company (“Broadstone”), and all of the outstanding Class A ordinary shares and publicly-traded warrants of Broadstone will be converted into securities of Pubco, (b) the private placement warrants of Broadstone shall be surrendered for cancellation, (c) the holders of Class B ordinary shares of Broadstone will transfer such shares in consideration for ordinary shares of Pubco and (d) the existing shareholders of Vertical Aerospace Group Ltd., a private limited company incorporated under the laws of England and Wales (“Vertical”), will transfer 100% of the outstanding ordinary shares of Vertical in consideration for ordinary shares of Pubco.

(2)
Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Broadstone’s ordinary shares and Broadstone’s warrants on July 2, 2021. This calculation is in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(4)
Consists of Pubco ordinary shares issuable in exchange for 38,162,876 outstanding Broadstone ordinary shares, par value $0.0001 per share, including (a) 30,530,301 Class A ordinary shares included in outstanding units of Broadstone, with each unit consisting of one Class A ordinary share and one-half of one redeemable warrant, and (b) 7,632,575 Class B ordinary shares issued to Broadstone’s sponsor as founder shares. Upon the Business Combination described in this registration statement and the enclosed proxy statement/prospectus, all units will be separated into their component securities.

(5)
Consists of Pubco warrants issuable in exchange for outstanding Broadstone publicly-traded warrants, including 15,265,150 warrants included in outstanding units of Broadstone sold to the public in Broadstone’s initial public offering.

(6)
Consists of Pubco Ordinary Shares issuable upon exercise of Pubco warrants. Each Pubco warrant will entitle the warrant holder to purchase one Pubco Ordinary Share at a price of $11.50 per share (subject to adjustment).

(7)
No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.
SUBJECT TO COMPLETION, DATED JULY 9, 2021
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF BROADSTONE
ACQUISITION CORP.

PROSPECTUS FOR
38,162,876 ORDINARY SHARES AND
15,265,150 WARRANTS TO PURCHASE ORDINARY SHARES,
IN EACH CASE, OF VERTICAL AEROSPACE LTD.
The board of directors of Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”) has unanimously approved the Business Combination Agreement, dated as of June 10, 2021, as it may be amended (the “Business Combination Agreement”), by and among Broadstone, Vertical Aerospace Ltd., a Cayman Islands exempted company (“Pubco”), Vertical Merger Sub Ltd., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), Vertical Aerospace Group Ltd., a private limited company incorporated under the laws of England and Wales (“Vertical”) and the shareholders of Vertical party thereto (the “Vertical Shareholders”), which, among other things, provides for (i) the Merger of Merger Sub with Broadstone, with Broadstone surviving the Merger and the shareholders of Broadstone becoming shareholders of Pubco, (ii) upon the effectiveness of such Merger, the transfer of 100% of the outstanding ordinary shares of Vertical by the Vertical Shareholders for Ordinary Shares of Pubco (collectively, the “Business Combination”) and (iii) the adoption of Pubco’s amended and restated memorandum and articles of association. As a result of and upon consummation of the Business Combination, each of Broadstone and Vertical will become a wholly owned subsidiary of Pubco, as described in this proxy statement/prospectus, and Pubco will become a new public company owned by the prior shareholders of Broadstone and the prior shareholders of Vertical.
Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination (i) each outstanding private warrant of Broadstone will be surrendered for nil consideration and cancelled; (ii) each outstanding Class A ordinary share of Broadstone will be converted into one ordinary share of Pubco; (iii) each outstanding public warrant of Broadstone will be converted into one warrant of Pubco that entitles the holder thereof to purchase one ordinary share of Pubco in lieu of one ordinary share of Broadstone and otherwise upon substantially the same terms and conditions; (iv) each outstanding Class B ordinary share of Broadstone will be transferred to Pubco in consideration for one ordinary share of Pubco; and (v) 100% of the outstanding ordinary shares of Vertical will be transferred to Pubco in consideration for ordinary shares of Pubco. Accordingly, this proxy statement/prospectus covers the issuance by Pubco of an aggregate of 38,162,876 ordinary shares, 15,265,150 warrants and 15,265,150 ordinary shares issuable upon exercise of warrants.
As a result of the Business Combination, Pubco will become a new public company, and each of Broadstone and Vertical will become a wholly-owned subsidiary of Pubco. The former shareholders of Broadstone and Vertical will become shareholders of Pubco.
In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Pubco and Broadstone entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Pubco agreed to issue and sell to such PIPE Investors, an aggregate of 8,900,000 Pubco Ordinary Shares at $10.00 per share for gross proceeds of $89,000,000 (the “PIPE Financing”) on the date of Closing. The Pubco Ordinary Shares to be issued under the Subscription Agreements are being issued in private placement transactions pursuant to an exemption from registration requirements of the Securities Act and have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended. Pubco will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination.
As a result of the Business Combination, assuming that no shareholders of Broadstone elect to redeem their Class A ordinary shares of Broadstone issued as part of the Units sold in Broadstone’s initial public offering (“Public Shares”) for cash in connection therewith as permitted by Broadstone’s amended and restated memorandum and articles of association, the Vertical Shareholders (including individuals that receive Pubco Ordinary Shares upon the exercise of the Vertical Options) and the former Broadstone shareholders will own approximately 66.19% and 13.75%, respectively, of the Ordinary Shares of Pubco to be outstanding immediately after the Business Combination, provided that such numbers exclude the Earn Out Shares and include the Pubco Ordinary Shares issuable upon the exercise of the Vertical Options. If 15,430,301 of Broadstone Class A ordinary shares (the maximum number of Broadstone Class A ordinary shares that can be redeemed while still maintaining the $240 million Closing Cash in order to consummate the Business Combination) are converted into cash, such percentages will be approximately 71.14% and 7.31%, respectively.
Under the Business Combination Agreement, the closing of the Business Combination and the transactions contemplated therein is subject to a number of conditions, including (i) that Broadstone shareholders approve the Business Combination Proposal and (ii) Broadstone and Pubco having at least $240 million of cash either in or outside of the Trust Account (as defined herein), after taking into accounts payments by Broadstone to Broadstone public shareholders who exercise their redemption rights, as described herein, and any proceeds received by Pubco from the PIPE Financing. If any of the conditions to Broadstone’s, Pubco’s or Vertical’s obligation to consummate the Business Combination or any of the transactions contemplated therein are not satisfied, then the parties to the Business Combination Agreement will not be required to consummate the Business Combination and any of the transactions contemplated therein.
Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the Extraordinary General Meeting of Broadstone scheduled to be held on            , 2021.
Broadstone’s units, ordinary shares and warrants are currently listed on The New York Stock Exchange (“NYSE”) under the symbols “BSN,” “BSN-UN” and “BSN-WT,” respectively. Pubco will apply for listing, to be effective at the time of the Business Combination, of its ordinary shares and warrants on the NYSE under the symbols, “EVTL” and “EVTLW,” respectively. Pubco will not have units traded following consummation of the Business Combination.
Each of Broadstone and Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.
Pubco is also a “foreign private issuer,” as defined in the Exchange Act, and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Pubco’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Pubco will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
This proxy statement/prospectus provides you with detailed information about the Proposed Transactions and other matters to be considered at the Extraordinary General Meeting of Broadstone. We encourage you to carefully read this entire document and the documents incorporated by reference.
You should also carefully consider the risk factors described in “Risk Factors” beginning on page 48 of the accompanying proxy statement/prospectus.
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in this proxy statement/prospectus or any of the securities to be issued in the Proposed Transactions described in this proxy statement/prospectus, passed upon the merits or fairness of the Proposed Transactions described in this proxy statement/prospectus or related transactions or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary constitutes a criminal offense.
This proxy statement/prospectus is dated            , 2021, and is first being mailed to Broadstone shareholders on or about            , 2021.

PROXY STATEMENT/PROSPECTUS
BROADSTONE ACQUISITION CORP.
7 Portman Mews South
Marylebone, London W1H 6AY, United Kingdom
NOTICE OF EXTRAORDINARY GENERAL MEETING OF BROADSTONE ACQUISITION CORP.
TO BE HELD ON            , 2021
TO THE SHAREHOLDERS OF BROADSTONE ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Extraordinary General Meeting”) of Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”), will be held at 10:00 a.m. New York time, on            , 2021, at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, NY 10166. However, given the current global pandemic it is unlikely to be practical for shareholders to attend in person. Therefore, the extraordinary general meeting will also be a virtual meeting of shareholders, which will be conducted via live webcast. Broadstone shareholders will be able to attend the extraordinary general meeting remotely, vote and submit questions during the extraordinary general meeting by visiting https://                  and entering their control number. We are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for Broadstone’s shareholders and Broadstone, and (ii) to promote social distancing pursuant to guidance provided by the Centers for Disease Control and Prevention (“CDC”) and the U.S. Securities and Exchange Commission (“SEC”) due to the novel coronavirus (COVID-19). For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of Broadstone, the physical location of the meeting shall be at the offices of Winston & Strawn LLP at 200 Park Avenue, New York, NY 10166. The virtual meeting format also allows attendance from any location in the world. You are cordially invited to attend the Extraordinary General Meeting, which will be held for the following purposes:
(1)
The Business Combination Proposal: to consider and vote upon, as an ordinary resolution, a proposal to approve and adopt the Business Combination Agreement, dated as of June 10, 2021 (the “Business Combination Agreement”), by and among Broadstone, Vertical Aerospace Ltd., a Cayman Islands exempted company (“Pubco”), Vertical Merger Sub Ltd., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), Vertical Aerospace Group Ltd., a private limited company incorporated under the laws of England and Wales (“Vertical”), Vincent Casey (solely in his capacity as the representative of the shareholders of Vertical (the “Vertical Shareholder Representative”)), and the shareholders of Vertical party thereto (the “Vertical Shareholders”), which proposal shall include approval of each of (a) the surrender for nil consideration and cancellation of the Broadstone private warrants, and upon the effectiveness of such merger, (b) the merger of Broadstone with Merger Sub (the “Merger”), with Broadstone surviving the Merger and the shareholders of Broadstone (save for holders of Class B ordinary shares of Broadstone and Broadstone private warrants) becoming shareholders of Pubco, with Pubco becoming a new public company, (i) the acquisition of the Class B ordinary shares of Broadstone by Pubco in consideration for ordinary shares of Pubco, and (ii) the acquisition of 100% of the outstanding ordinary shares of Vertical by Pubco in consideration for ordinary shares of Pubco (the “Share Acquisition”), the (c) adoption of the Amended and Restated Memorandum and Articles of Association of Pubco and (d) the other transactions contemplated by the Business Combination Agreement (together with the Merger and Share Acquisition, the “Proposed Transactions”) — a copy of the Business Combination Agreement and a copy of the Amended and Restated Memorandum and Articles of Association of Pubco are attached to the accompanying proxy statement/prospectus as Annex A and Annex B, respectively — we refer to this proposal as the “Business Combination Proposal;”

(2)
The Merger Proposal: to consider and vote upon, as a special resolution, a proposal to approve and authorize the Plan of Merger (the “Plan of Merger”) (made in accordance with the provisions of Section 233 of the Cayman Companies Act and included as Annex C to this proxy statement/

prospectus) and to authorize the Merger of Broadstone with Merger Sub — we refer to this proposal as the “Merger Proposal.”
(3)
The Share Issuance Proposal: to consider and vote upon, as an ordinary resolution, for purposes of complying with applicable New York Stock Exchange listing rules, the issuance of more than 20% of Broadstone’s issued and outstanding ordinary shares in financing transactions in connection with the Proposed Transactions — we refer to this proposal as the “Share Issuance Proposal;”

(4)
The Pubco Incentive Plan Proposal: to consider and vote upon, as an ordinary resolution, a proposal to approve the Vertical Aerospace Ltd. 2021 Incentive Award Plan (the “Pubco Incentive Plan”), which will become effective on the closing of the Merger and will be used by Pubco following the completion of the Proposed Transactions (the “Pubco Incentive Plan Proposal”) — a copy of the Pubco Incentive Plan is included as Annex D to this proxy statement/prospectus — we refer to this proposal as the “Pubco Incentive Plan Proposal;” and

(5)
The Adjournment Proposal: to consider and vote upon, as an ordinary resolution, a proposal to adjourn the extraordinary general meeting to a later date or dates (a) if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting there are not sufficient votes to approve one or more proposals presented to shareholders for vote and (b) to the extent necessary, to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Broadstone shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Broadstone Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting — we refer to this proposal as the “Adjournment Proposal.”

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of Broadstone ordinary shares at the close of business on            , 2021 are entitled to notice of the Extraordinary General Meeting and to vote at the Extraordinary General Meeting and any adjournments of the Extraordinary General Meeting. A complete list of our shareholders of record entitled to vote at the extraordinary general meeting will be available for ten days before the extraordinary general meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the extraordinary general meeting.
After careful consideration, our board of directors has determined that the Business Combination Proposal, the Merger Proposal, the Pubco Incentive Plan Proposal, the Share Issuance Proposal and the Adjournment Proposal are fair to and in the best interests of Broadstone and its shareholders, and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Pubco Incentive Plan Proposal, the Share Issuance Proposal and “FOR” the Adjournment Proposal, if presented. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that our directors and our officers have interests in the Proposed Transactions that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Proposed Transactions.”
The Proposed Transactions contemplated by the Business Combination Agreement will be consummated only with the affirmative vote of a majority of the holders of the outstanding Broadstone ordinary shares, who, being present in person or by proxy and entitled to vote at the Broadstone extraordinary general meeting, vote at the extraordinary general meeting in favor of the Business Combination Proposal and with the affirmative vote of a majority of at least two-thirds of such holders of Broadstone ordinary shares as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting in favor of the Merger Proposal. If the Business Combination Proposal, and the Merger Proposal are approved, the Adjournment Proposal will not be presented to shareholders for a vote.
All Broadstone shareholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a shareholder of record of ordinary shares of Broadstone, you may also cast your vote in person at the meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker or bank.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
If you have any questions or need assistance voting your shares, please call our proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, at (800) 515-4479; banks and brokers may reach D.F. King & Co., Inc. at (212) 269-5550.
On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Proposed Transactions.
By Order of the Board of Directors

Hugh Osmond
Chairman
IF YOU RETURN YOUR PROXY CARD(S) WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT THAT BROADSTONE REDEEM YOUR SHARES FOR CASH NO LATER THAN 5:00 P.M. NEW YORK TIME ON            , 2021 (TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING) BY (A) (i) CHECKING THE BOX ON THE PROXY CARD, OR (ii) DELIVERING A REDEMPTION NOTICE TO BROADSTONE’S TRANSFER AGENT AND (B) TENDERING YOUR SHARES TO BROADSTONE’S TRANSFER AGENT. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARE CERTIFICATE AND REDEMPTION NOTICE ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON THE BUSINESS COMBINATION PROPOSAL, WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN “STREET NAME”, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF BROADSTONE SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.
This proxy statement/prospectus is dated           , 2021 and is first being mailed to Broadstone shareholders on or about that date.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”), by Pubco, constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Pubco Ordinary Shares to be issued to Broadstone shareholders, the warrants to acquire Pubco Ordinary Shares to be issued to Broadstone warrant holders and the Pubco Ordinary Shares underlying such warrants, in connection with the Proposed Transactions. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Extraordinary General Meeting of Broadstone at which Broadstone shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.
CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS
In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:
“$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar; and
“£” “GBP” and “Pound” each refers to the pound sterling, the official currency of the United Kingdom.
FINANCIAL STATEMENT PRESENTATION
Pubco
Vertical Aerospace Ltd. (“Pubco”) was incorporated on May 21, 2021 for the purpose of effectuating the Proposed Transactions described herein. Pubco has no material assets and does not operate any businesses. Accordingly, no financial statements of Pubco have been included in this proxy statement/prospectus. Following the Proposed Transactions, Pubco will qualify as a “foreign private issuer” as defined under Rule 405 under the Securities Act and will prepare its financial statements denominated in British pounds sterling and in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”). Accordingly, the unaudited pro forma combined financial information presented in this proxy statement/prospectus have been prepared in accordance with IFRS and denominated in British pounds sterling.
Broadstone
The historical financial statements of Broadstone Acquisition Corp. (“Broadstone”) included in this proxy statement/prospectus have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) with its presentation currency of U.S. dollars.
Vertical
Vertical Aerospace Group Ltd. (“Vertical” or the “Company”) is a private limited company incorporated under the laws of England and Wales in May 2020 and will become a wholly owned subsidiary of Pubco upon the completion of the Business Combination.
Prior to Vertical’s formation in May 2020, the principal activities of Vertical were carried out by Imagination Industries Aero Ltd. (formerly known as Vertical Aerospace Ltd.) (“IIAL”), a company incorporated under the laws of England and Wales that was founded and indirectly owned by Vertical’s majority shareholder, Stephen Fitzpatrick. IIAL owned Vertical Advanced Engineering Ltd. (“VAEL”). In July 2020, IIAL transferred all of its operations and substantially all of its net assets to Vertical, and in February 2021, IIAL transferred its investment in VAEL to Vertical (collectively, the “Reorganization”). See note 2 to Vertical’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.
The financial statements of Vertical included in this proxy statement/prospectus have been prepared in accordance with IFRS with its presentation currency of British pounds sterling.

ii

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES
Vertical’s financial statements included in this proxy statement/prospectus are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and referred to in this proxy statement/prospectus as “IFRS.” Vertical’s interim financial statements are prepared in accordance with “IAS 34: Interim Financial Reporting” as issued by the International Accounting Standards Board. Vertical may refer in various places within this proxy statement/prospectus to non-IFRS financial measures. The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for Vertical’s consolidated financial results prepared in accordance with IFRS.
INDUSTRY AND MARKET DATA
This proxy statement/prospectus contains estimates, projections and other information concerning Vertical’s industry, including market size and growth of the market in which it participates, that are based on industry publications and reports and forecasts prepared by its management. In some cases, Vertical does not expressly refer to the sources from which these estimates and information are derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports.
Certain estimates of market opportunity, including internal estimates of the addressable market for Vertical and forecasts of market growth included in this proxy statement/prospectus may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this proxy statement/prospectus relating to the size of Vertical’s target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market Vertical estimates may not materialize for many years, if ever, and even if the markets in which it competes meet the size estimates in this proxy statement/prospectus, Vertical’s business could fail to successfully address or compete in such markets, if at all. We obtained certain information from the following sources:
•
Global Helicopter TAM — Worldwide; Fortune Business Insights; Statista; 2019 and 2020 (“Statista Helicopter Report”);

•
Global TAM Taxi, Commercial Airlines — Statista Mobility Market Outlook, 2020 (“Statista Taxi/Commercial Airlines Report,” taken together with the Statista Helicopter Report, the “Statista Reports”);

•
Leading Business Jet Type Markets Databank — Magna Intelligence (“Magna”); and

•
eVTOL/Urban Air Mobility TAM Update: A Slow Take-Off, But Sky’s the Limit — Morgan Stanley Research (“Morgan Stanley”).

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

iii

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms the “Company” and “Vertical” refer to Vertical Aerospace Group Ltd., a private limited company incorporated under the laws of England and Wales, and the term “Broadstone” refers to Broadstone Acquisition Corp., a Cayman Islands exempted company. “Pubco” refers to Vertical Aerospace Ltd., a Cayman Islands exempted company.
In this document:
“10% Stockholder” means an employee who owns or is deemed to own more than 10% of the combined voting power of all of Pubco’s classes of shares, or of any parent or subsidiary.
“AAM” means advanced air mobility, with reference to the advanced air mobility market.
“Adjournment Proposal” means a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve the Business Combination Proposal and the Merger Proposal.
“Amended and Restated Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of Pubco to be adopted prior to consummation of the Business Combination in the form attached hereto as Annex B.
“American” means American Airlines Inc.
“American Lock-Up Agreement” means the Lock-Up Agreement to be entered into by American at the Share Acquisition Closing in connection with the Proposed Transactions.
“American SPA” means the share purchase deed, dated as of June 10, 2021, providing for, among other things, the sale of 5,804 Class Z ordinary shares of Vertical to Pubco in consideration for the issue by Pubco of 6,125,000 Ordinary Shares to American.
“American Warrant Instrument” means the warrant instrument to be entered into by Pubco immediately following the Share Acquisition Closing pursuant to which, among other things, American will receive warrants for Pubco Ordinary Shares.
“Ancillary Documents” means each agreement, instrument or document including the Lock-Up Agreements, the Plan of Merger, Pubco Incentive Plan, the Amended and Restated Memorandum and Articles of Association, the New Registration Rights Agreement, the Avolon Warrant Instrument, the American Warrant Instrument and the other agreements, certificates and instruments to be executed or delivered by any of the parties to the Business combination Agreement in connection with or pursuant to the Business Combination Agreement.
“Avolon” means Avolon e Limited.
“Avolon Warrantholders” means the shareholders of Avolon e Limited.
“Avolon Lock-Up Agreement” means the Lock-Up Agreement to be entered into by the Avolon Warrantholders at the Share Acquisition Closing in connection with the Proposed Transactions.
“Avolon Warrant Instrument” means the warrant instrument to be entered into by Pubco immediately following the Share Acquisition Closing pursuant to which, among other things, the Avolon Warrantholders will receive warrants for Pubco Ordinary Shares.
“British pounds sterling” or “£” means the legal currency of the United Kingdom.
“Broadstone” means Broadstone Acquisition Corp., a Cayman Islands exempted company.
“broker non-vote” means the failure of a Broadstone shareholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.
“Business Combination Agreement” means the Business Combination Agreement, dated as of June 10, 2021, as may be amended, by and among, inter alia, Broadstone, Merger Sub, Pubco, Vertical and the Vertical Shareholders, and attached hereto as Annex A.

“Business Combination” or “Proposed Transactions” means the Merger, the Share Acquisition, and any other transactions contemplated by the Business Combination Agreement.
“Business Combination Proposal” means the proposal to approve and adopt the Business Combination Agreement, and the transactions contemplated thereby, including the Proposed Transactions.
“CDC” means the Center for Disease Control and Prevention.
“Closing” means the closing of the Proposed Transactions.
“Closing Cash” has the meaning given to that term in the Business Combination Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Companies Act” or “Companies Law” means the Companies Act (As Revised) of the Cayman Islands, as amended, modified, re-enacted or replaced.
“Company Loan Note Shares” means the 12,893 Class A ordinary shares of Vertical which will be issued and fully paid immediately prior to the Share Acquisition Closing in accordance with the terms of the applicable Loan Notes and a separate deed of conversion dated June 10, 2021.
“Constitutional Documents” means the formation documents of any of the entities listed herein, including the memorandum and articles of association, as they may be amended.
“Convertible Loan Note Instrument” means the convertible loan note instrument of Vertical dated March 11, 2021.
“COVID-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.
“DTC” means the Depository Trust Company.
“Earn Out Shares” means 35,000,000 Pubco Ordinary Shares issued at the Share Acquisition Closing to the Vertical Shareholders and Loan Note Holders, which will be held subject to restrictions and will be subject to forfeiture until Pubco satisfies certain milestones. Please see “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement and Related Agreements — Lock-Up Agreements — Vertical Shareholder Lock-Up Agreement — The LNH Lock-Up Agreement.”
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Founder Shares” means Class B ordinary shares of Broadstone, 7,632,575 of which are currently outstanding and were issued to the Initial Shareholders prior to the Initial Public Offering of Broadstone (each a Founder Share).
“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).
“Initial American Warrant Shares” means the Pubco Ordinary Shares represented by the warrant to be issued to American immediately after Closing in accordance with the American Warrant Instrument;
“Initial Avolon Warrant Shares” means the Pubco Ordinary Shares represented by the warrants to be issued to Avolon’s shareholders immediately after Closing in accordance with the Avolon Warrant Instrument;
“Initial Public Offering” or “IPO” means the initial public offering of Units of Broadstone, consummated on September 15, 2020.
“Initial Shareholder” means the holder of the Founder Shares (being the Sponsor).
“Interim Period” means the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement or the Merger Closing.
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.
“JOBS Act” means the Jumpstart Our Business Startups Act.
“Loan Notes” means $25,000,000 of convertible loan notes issued by Vertical to the Loan Note Holders pursuant to the Convertible Loan Note Instrument.
“Loan Note Holders” means Microsoft Corporation and Rocket Internet SE (each a Loan Note Holder).
“Lock-Up Agreements” means, collectively, the Vertical Shareholder Lock-Up Agreement, the Sponsor Lock-Up Agreement, the Avolon Lock-Up Agreement, the American Lock-Up Agreement and the LNH Lock-Up Agreement (each a Lock-Up Agreement).
“LNH Lock-Up Agreement” means the Lock-Up Agreement to be entered into by the Loan Note Holders at the Share Acquisition Closing in connection with the Proposed Transactions.
“LNH SPA” means the share purchase deed, dated as of June 10, 2021, providing for, among other things, the sale by the Loan Note Holders at the Share Acquisition Closing of the Company Loan Note Shares to Pubco in consideration for the issue by Pubco of 15,701,035 Ordinary Shares to such Loan Note Holders.
“MWC Options” means the options granted by Pubco to Marcus Waley-Cohen for over two million (2,000,000) Pubco Ordinary Shares of equivalent value and on equivalent terms as the Private Placement Warrants, except that the options represent the right to acquire Pubco Ordinary Shares, with such options being granted out of the Pubco Incentive Plan.
“Meeting” means the Extraordinary General Meeting of Broadstone, to be held on         , 2021 at 10:00 a.m. New York time, at the offices of Winston & Strawn LLP, at 200 Park Avenue, New York, New York 10166.
“Merger” means the merger of Merger Sub with Broadstone, with Broadstone surviving such merger, prior shareholders of Broadstone receiving securities of Pubco, and Broadstone becoming a wholly owned subsidiary of Pubco.
“Merger Closing” means the closing of the Merger.
“Merger Closing Date” means the date of the Merger Closing.
“Merger Effective Time” means the date and time on the Merger Closing Date when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such other, later date and time as is agreed between the parties to the Business Combination Agreement and specified in the Plan of Merger.
“Merger Proposal” means a proposal to approve the Merger.
“Merger Sub” means Vertical Merger Sub Ltd., a Cayman Islands exempted company.
“New Registration Rights Agreement” means the registration rights agreement entered into by Pubco, the Sponsor, American, the Avolon Warrantholders and the Vertical Shareholders at the Merger Closing Date in connection with the Proposed Transactions.
“NYSE” means the New York Stock Exchange.
“ordinary resolution” means an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued ordinary shares of the company that are present in person or represented by proxy and entitled to vote thereon and who vote at the general meeting.
“Outside Date” means December 1, 2021, or such other date as determined in accordance with the terms of the Business Combination Agreement.
“PCAOB” means the Public Company Accounting Oversight Board.

“PFIC” means passive foreign investment company.
“PIPE Closing” means the closing of the Subscription Agreements.
“PIPE” or “PIPE Financing” means the sale of 8,900,000 Pubco Ordinary Shares to the PIPE Investors at a purchase price of $10.00 per Ordinary Share.
“PIPE Investment Amount” or “PIPE Investment” means the aggregate cash consideration of eighty-nine million dollars ($89,000,000).
“PIPE Investors” means those certain investors who are party to the Subscription Agreements in connection with the PIPE Financing, which is composed of the following: (i) American ($25,000,000); (ii) Avolon ($15,000,000); (iii) Rolls-Royce Plc ($14,000,000); (iv) 40 North Latitude Master Fund Ltd. ($10,000,000); (v) Honeywell International Inc. ($10,000,000); (vi) Microsoft Corporation ($5,000,000); (vii) Stephen Fitzpatrick ($5,000,000); and (viii) the Sponsor ($5,000,000).
“Private Placement Warrants” means the warrants sold by Broadstone privately to the Sponsor simultaneously with the consummation of the Initial Public Offering (including the underwriters’ partial exercise of their over-allotment option).
“proxy statement/prospectus” means the proxy statement/prospectus included in the Registration Statement on Form F-4 filed with the SEC.
“Pubco” means Vertical Aerospace Ltd., a Cayman Islands exempted company.
“Pubco Incentive Plan” means the Vertical Aerospace Ltd. 2021 Incentive Award Plan attached to this proxy statement/prospectus as Annex D.
“Pubco Incentive Plan Proposal” means a proposal to approve the Pubco Incentive Plan.
“Pubco Options” means the Vertical Options that are exercisable for Pubco Ordinary Shares that are granted to the Vertical Option Holders in connection with the Proposed Transactions.
“Pubco Ordinary Shares” or “Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Pubco, unless otherwise specified.
“Pubco Public Warrants” means each one (1) warrant of Pubco entitling the holder thereof to purchase one (1) Pubco Ordinary Share on substantially the same terms and conditions described in the IPO prospectus with respect to the public warrants of Broadstone.
“Public Shareholders” means the holders of Public Shares.
“Public Shares” or “Broadstone Public Shares” means ordinary shares of Broadstone issued as part of the Units sold in the Initial Public Offering.
“Pubco Warrant Agreement” means the warrant agreement governing Pubco’s outstanding warrants.
“Public Warrants” means the warrants included in the Units sold in the Initial Public Offering (including the underwriters’ partial exercise of their over-allotment option), each of which is exercisable for one ordinary share of Broadstone, in accordance with its terms.
“Record Date” means                 , 2021.
“Redemption” means the right of the holders of Broadstone ordinary shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.
“Registration Rights Agreement” means the registration rights agreement dated September 10, 2020, entered into by Broadstone, the Sponsor and the Holders (defined therein).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933.

“Senior Management” and “Senior Managers” refer to those persons named as officers of Vertical, and following the consummation of the Business Combination, of Pubco, in the section titled “Management of Pubco Following the Business Combination.”
“Share Acquisition” means the acquisition by Pubco all of the issued share capital of Vertical in consideration for the issue to the Vertical Shareholders of Ordinary Shares, such that Vertical will be a direct wholly owned subsidiary of Pubco.
“Share Acquisition Closing” means the closing of the Share Acquisition.
“Share Acquisition Closing Date” means the date of the Share Acquisition Closing.
“Shareholder Support Agreement” means the transaction support agreement dated June 10, 2021, entered into by the Vertical Shareholders, Vertical, Broadstone and Pubco.
“Share Issuance Proposal” means a proposal to approve, for purposes of complying with applicable NYSE listing rules, the issuance of more than 20% of Broadstone’s issued and outstanding ordinary shares in financing transactions in connection with the Business Combination.
“Special Shareholder Meeting” means the extraordinary general meeting of Broadstone to be called and held for the purpose of soliciting the Broadstone’s shareholders vote in favor of resolutions approving the Business Combination (among other proposals).
“special resolution” means a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares of the company that are present in person or represented by proxy and entitled to vote thereon and who vote at the general meeting.
“Sponsor” means Broadstone Sponsor LLP, a United Kingdom limited liability partnership (who is also the Initial Shareholder).
“Sponsor Lock-Up Agreement” means the Lock-Up Agreement to be entered into by the Sponsor at the Share Acquisition Closing in connection with the Proposed Transactions.
“Sponsor Support Agreement” means the transaction support agreement dated June 10, 2021, entered into by the Sponsor, Vertical, Broadstone, Pubco and Merger Sub.
“Subscription Agreements” means the subscription agreements, each dated as of June 10, 2021, entered into by Broadstone, Pubco and the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase an aggregate of 8,900,000 Pubco Ordinary Shares immediately before the Closing at a purchase price of $10.00 per share.
“Trust Account” means the trust account that holds a portion of the proceeds of the Initial Public Offering and the concurrent sale of the Private Placement Warrants (as applicable), and any over-allotment option exercised pursuant to such Initial Public Offering.
“Unit” or “Units” means a unit or the units issued in the Initial Public Offering, each consisting of one ordinary share of Broadstone and one-half of one redeemable Public Warrant.
“U.K.” means the United Kingdom.
“U.S.” means the United States of America.
“U.S. dollar,” “US$” and “$” mean the legal currency of the United States.
“U.S. GAAP” means United States generally accepted accounting principles.
“Vertical Options” means the options granted to the Vertical Option Holders in exchange for the 19,076 options to purchase Vertical B ordinary shares, issued by Vertical (each a Vertical Option).
“Vertical Option Holders” means certain employees and directors of Vertical who hold the Vertical Options and who will become holders of the Pubco Options following the consummation of the Proposed Transactions.

“Vertical Shareholders” or “Company Shareholders” means the shareholders of Vertical named as a party to the Business Combination Agreement.
“Vertical Shareholder Lock-Up Agreement” means the Lock-Up Agreement to be entered into by the Vertical Shareholders at the Share Acquisition Closing in connection with the Proposed Transactions.
“Virgin Atlantic” means Virgin Atlantic Limited.
“Warrants” means the Private Placement Warrants and Public Warrants.
“Working Capital Loans” means the loans which may be offered by the Sponsor or certain of its officers and directors and their affiliates to Broadstone to fund working capital deficiencies.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTIONS
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting of shareholders, including with respect to the Proposed Transactions. The following questions and answers may not include all the information that is important to Broadstone’s shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.
Q. Why am I receiving this proxy statement/prospectus?	A. Broadstone and Vertical have agreed to a business combination under the terms of the Business Combination Agreement, dated as of June 10, 2021, that is described in this proxy statement/prospectus and to approve the Business Combination contemplated by the Business Combination Agreement. This agreement is referred to as the “Business Combination Agreement.” The Business Combination Agreement provides for, among other things, (a) the Merger of Merger Sub with Broadstone, with Broadstone surviving the Merger and each of the current shareholders of Broadstone receiving securities of Pubco, which we call the “Merger,” (b) the exchange of 100% of the ordinary shares of Vertical by the Vertical Shareholders for Ordinary Shares of Pubco, which we call the “Share Acquisition” and (c) the adoption of Pubco’s Amended and Restated Memorandum and Articles of Association. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.
Q. When and where is the extraordinary general meeting?	A. The extraordinary general meeting will be held on , 2021, at 10:00 a.m., New York time, at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, NY 10166. As a matter of Cayman Islands law, there must be a physical location for the meeting. However, given the current global pandemic it is unlikely to be practical for shareholders to attend in person. Therefore, the extraordinary general meeting will also be a virtual meeting of shareholders, which will be conducted via live webcast. Broadstone shareholders will be able to attend the extraordinary general meeting remotely, vote and submit questions during the extraordinary general meeting by visiting and entering their control number. We are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for Broadstone’s shareholders and Broadstone, and (ii) to promote social distancing pursuant to guidance provided by the Centers for Disease Control and Prevention (“CDC”) and the U.S. Securities and Exchange Commission (“SEC”) due to the novel coronavirus (COVID-19). The virtual meeting format allows attendance from any location in the world.
Q. What is being voted on at the Meeting?	A. Broadstone’s shareholders are being asked to vote to approve the Business Combination Agreement and transactions contemplated thereby, including the Merger. See the sections entitled “Proposal No. 1 — The Business Combination Proposal” and “Proposal No. 2 — The Merger Proposal.”
In addition to the foregoing proposals, the shareholders are also asketo consider and vote upon (i) a proposal to approve, for purposes of complying with applicable NYSE listing rules, the issuance of more than 20% of Broadstone’s issued and outstanding ordinary shares in financing transactions in connection with the proposed Business

Combination (see the section entitled “Proposal No. 3 — The Share Issuance Proposal”) and (ii) a proposal to approve the Vertical Aerospace Ltd. 2021 Incentive Award Plan (the “Pubco Incentive Plan”), which will become effective on the Merger Closing and will be used by Pubco following the completion of the Business Combination (see the section entitled “Proposal No. 4 — The Pubco Incentive Plan Proposal”).
The shareholders may also be asked to consider and vote upon a proposal to adjourn the Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, Broadstone would not have been authorized to consummate the Business Combination. See the section entitled “Proposal No. 5 — The Adjournment Proposal.”
Broadstone will hold the Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. Shareholders should read it carefully.
The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.
Q. Why is Broadstone proposing the Business Combination?	A. Broadstone was incorporated to effect a merger, capital share exchange, asset acquisition or other similar business combination with one or more businesses or entities.
Broadstone completed its Initial Public Offering of 30 million Units on September 15, 2020, with each Unit consisting of one ordinary share and one-half of one redeemable Public Warrant, and also closed on the sale of 530,031 Units subject to over-allotment on October 14, 2020, raising total gross proceeds of $305,303,010. Since the Initial Public Offering, Broadstone’s activity has been limited to the evaluation of business combination candidates.
Broadstone was permitted to choose a target business in any industry or geographic region (with a focus on the U.K. and Europe) that it felt provided its shareholders with the greatest opportunity to participate in a company with significant growth potential. Accordingly, it regularly analyzed investment opportunities that were in various sectors and geographic regions (with a focus on the U.K. and Europe) in an effort to locate the best potential business combination opportunity for its shareholders.

Vertical operates in the electrical aerospace business. Based on its due diligence investigations of Vertical and the industry in which it operates, including the financial and other information provided by Vertical in the course of their negotiations, Broadstone believes that a business combination with Vertical will provide Broadstone shareholders with an opportunity to participate in a company with significant growth potential. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Reasons for the Approval of the Proposed Transactions.”

Q. Why is Broadstone providing shareholders with the opportunity to vote on the Business Combination?	A. Under its amended and restated memorandum and articles of association, Broadstone must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Broadstone’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, Broadstone has elected to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, Broadstone is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its Public Shareholders to effectuate Redemptions of their Public Shares in connection with the closing of the Business Combination.
Q. Are the proposals conditioned on one another?	A. Unless the Business Combination Proposal is approved, the Merger Proposal, the Share Issuance Proposal and the Pubco Incentive Plan Proposal will not be presented to the shareholders of Broadstone at the Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal, the Merger Proposal or the Share Issuance Proposal do not receive the requisite vote for approval, then Broadstone will not consummate the Business Combination. If Broadstone does not consummate the Business Combination and fails to complete an initial business combination by September 15, 2022, Broadstone will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Shareholders.
Q. What will happen in the Business Combination?	A. At the Closing, Merger Sub will merge with Broadstone, with Broadstone surviving such Merger. Upon consummation of the Merger, Broadstone will become a wholly-owned subsidiary of Pubco and holders of Broadstone securities will exchange their Broadstone securities outstanding at the time of the Merger for Pubco securities. In particular, (i) each issued and outstanding security of Broadstone (other than the Founder Shares and the Private Placement Warrants) will automatically be cancelled, in exchange for the right to receive a substantially equivalent security of Pubco, (ii) each issued and outstanding Founder Share will be transferred to Pubco, in consideration for the right to one Pubco Ordinary Share and (iii) the Private Placement Warrants shall no longer be outstanding and shall automatically be cancelled prior to the Merger. In connection with the Share Acquisition, the shareholders of Vertical will exchange their ordinary shares of Vertical for Pubco Ordinary Shares, as a result of which, Vertical will become a wholly-owned subsidiary of Pubco. The cash held in the Trust Account and the proceeds from the financing transactions in connection with the Business Combination will be used by Pubco for working capital and general corporate purposes following the consummation of the Business Combination. In connection with the Closing, the board of directors and shareholders of Pubco will adopt the Amended and Restated Memorandum and Articles of Association. In addition, upon the Closing, the PIPE Investors will subscribe for and purchase 8,900,000 Pubco Ordinary Shares from Pubco for an aggregate purchase price of $89,000,000. Concurrently with Share Acquisition Closing, (a) the Loan Note Holders (having converted their Loan Notes to Company Loan Note Shares) shall sell their respective Company Loan Note Shares to Pubco in consideration for Pubco Ordinary Shares and in accordance with the terms and conditions of the LNH SPA; and (b) American shall sell their Vertical ordinary shares to Pubco in consideration for Pubco Ordinary Shares in accordance with the terms and conditions of the American SPA. At the Share Acquisition Closing, the Lock-Up Agreements and the New Registration Rights Agreement will be entered into, and the Registration Rights Agreement, dated as of September 10, 2021, between Broadstone and the Sponsor will terminate. Immediately following the Share Acquisition Closing the American Warrant Instrument and the Avolon Warrant Instrument will be entered into by Pubco.
A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For Pubco’s organizational structure chart upon consummation of the Business Combination, please see “Proposal No. 1 — The Business Combination Agreement — Organizational Structure.”
Q. What conditions must be satisfied to complete the Business Combination?	A. There are a number of closing conditions to the Business Combination, including, but not limited to: (i) the approval of the Business Combination Agreement and the transactions contemplated thereby and related matters by the requisite vote of Broadstone’s shareholders; (ii) no law or order preventing or prohibiting the transactions contemplated by the Business Combination Agreement; (iii) Broadstone having at least $5,000,001 in net tangible assets upon the consummation of the Business Combination, after giving effect to Public Shareholders’ exercise of their redemption rights and including the proceeds of any private placement investment; (iv) Closing Cash of at least $240,000,000 held by Pubco and Broadstone; (v) the amendment by the shareholders of Pubco of Pubco’s Amended and Restated Memorandum and Articles of Association in form and substance reasonably acceptable to Pubco, Vertical and Broadstone; (vi) the Pubco Ordinary Shares and the Pubco Public Warrants having been approved for listing on NYSE; and (vii) the effectiveness of the registration statement of which this proxy statement prospectus forms a part.
For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Business Combination Agreement and Related Agreements.”
Q. What equity stake will current Broadstone shareholders, the PIPE Investors and the Vertical Shareholders have in Pubco after the Share Acquisition Closing?	A. It is anticipated that, upon completion of the Proposed Transactions (and excluding the Earn Out Shares), assuming that no shareholders of Broadstone exercise their redemption rights: (a) Broadstone’s existing public shareholders will own approximately 13.75% of the issued and outstanding Pubco Ordinary Shares, (b) the Initial Shareholders will own approximately 3.44% of the issued and outstanding Pubco Ordinary Shares (excluding any participation in the PIPE Financing by such persons), (c) the PIPE Investors will own approximately 4.01% of the issued and outstanding Pubco Ordinary Shares (pursuant to the PIPE Financing and excluding the Initial American Warrant Shares, the Pubco Ordinary Shares received pursuant to the American SPA and the Pubco Ordinary Shares received pursuant to the LNH SPA) and (d) the Vertical Shareholders

(including individuals that receive Pubco Ordinary Shares upon the exercise of the Pubco Options, the Initial American Warrant Shares, the Pubco Ordinary Shares received pursuant to the American SPA and the Pubco Ordinary Shares received pursuant to the LNH SPA) will own approximately 78.81% of the issued and outstanding Pubco Ordinary Shares (excluding any participation in the PIPE Financing by such persons). These relative percentages assume that (i) none of Broadstone’s existing public shareholders exercise their redemption rights, (ii) 8,900,000 Pubco Ordinary Shares are issued to the PIPE Investors in connection with the PIPE Financing, (iii) no additional equity securities of Broadstone or Pubco are issued and (iv) all of the Pubco Options have been exercised. If the facts are different from these assumptions, the percentage ownership retained by Broadstone’s existing shareholders will be different.
Assuming that (i) Broadstone’s existing public shareholders exercise their redemption rights with regard to 15,430,301 Broadstone Public Shares, (ii) that 8,900,000 Pubco Ordinary Shares are issued to the PIPE Investors in connection with the PIPE Financing and (iii) no additional equity securities of Broadstone or Pubco are issued, (a) Broadstone’s existing public shareholders will own approximately 7.31% of the issued and outstanding Pubco Ordinary Shares, (b) the Initial Shareholders will own approximately 3.69% of the issued and outstanding Pubco Ordinary Shares (excluding any participation in the PIPE Financing by such persons), (c) the PIPE Investors will own approximately 4.31% of the issued and outstanding Pubco Ordinary Shares (pursuant to the PIPE Financing and excluding the Initial American Warrant Shares, the Pubco Ordinary Shares received pursuant to the American SPA and the Pubco Ordinary Shares received pursuant to the LNH SPA) and (d) the Vertical Shareholders (including individuals that receive Pubco Ordinary Shares upon the exercise of the Pubco Options, the Initial American Warrant Shares, the Pubco Ordinary Shares received pursuant to the American SPA and the Pubco Ordinary Shares received pursuant to the LNH SPA) will own approximately 84.69% of the issued and outstanding Pubco Ordinary Shares (excluding any participation in the PIPE Financing by such persons) upon completion of the Proposed Transactions. If the facts are different from these assumptions, the percentage ownership retained by Broadstone’s existing shareholders will be different.
The following table illustrates two different redemption scenarios based on the assumptions described above: (1) no redemptions, which assumes that none of Broadstone’s existing public shareholders exercise their redemption rights and (2) minimum cash, in which Broadstone and Pubco has, in the aggregate, not less than $240 million of cash available for distribution upon the consummation of the Proposed Transactions after redemptions of 15,430,301 Broadstone Public Shares, satisfying the closing condition under the Business Combination Agreement:

	Assuming No Redemption		Assuming Maximum Redemption
	Number of Shares(1)	% of Shares	Number of Shares(1)	% of Shares
	(in millions)		(in millions)
Public Shareholders (Broadstone)	30.53	13.75	15.10	7.31
Initial Shareholders (Broadstone)(2)	7.63	3.44	7.63	3.69
PIPE Investors(3)	8.90	4.01	8.90	4.31
Vertical Shareholders(4)	175.00	78.81	175.00	84.69
Total	222.06	100.00	206.63	100.00

(1)
Excludes (a) Ordinary Shares issuable upon the exercise of 15,265,150 Pubco Public Warrants to be outstanding upon completion of the Proposed Transactions, (b) Ordinary Shares (excluding the Initial Avolon Warrant Shares) issuable in respect of the Avolon Warrant Instrument (c) Ordinary Shares (excluding the Initial American Warrant Shares) issuable in respect of the American Warrant Instrument, (d) the 35,000,000 Earn Out Shares and (e) the MWC Options.

(2)
Excludes Ordinary Shares issued pursuant to their PIPE Investment

(3)
Includes 8,900,000 Ordinary Shares to be held by the PIPE Investors.

(4)
Includes (a) Ordinary Shares to be received by Vertical Shareholders, (b) Ordinary Shares issuable upon exercise of the Pubco Options, (c) Ordinary Shares to be received by the Loan Note Holders in connection with the LNH SPA, (d) Ordinary Shares to be received by American in connection with the American SPA and the Initial American Warrant Shares and (e) Ordinary Shares to be received by Avolon in connection with the Initial Avolon Warrant Shares. Excludes any Ordinary Shares issued pursuant to the PIPE Investment.

Q. Who will be the officers and directors of Pubco if the Proposed Transactions are consummated?	A. At the consummation of the Proposed Transactions, the directors of Pubco will be Stephen Fitzpatrick, Michael Cervenka, Vincent Casey, Marcus Waley-Cohen, , and . Stephen Fitzpatrick is expected to serve as chief executive officer, Michael Cervenka is expected to serve as president and Vincent Casey is expected to serve as chief financial officer of Pubco. See the section entitled “Management of Pubco Following the Business Combination.”
Q. What happens if I sell my Broadstone ordinary Shares before the Meeting?	A. The record date for the extraordinary general meeting of Broadstone will be earlier than the date that the Proposed Transactions are expected to be completed. If you transfer your Broadstone ordinary shares after the record date, but before the extraordinary general meeting of Broadstone, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting of Broadstone. However, you will not be entitled to receive any Pubco Ordinary Shares following the Merger Closing because only Broadstone’s shareholders on the date of the Merger Closing will be entitled to receive Pubco Ordinary Shares in connection with the Merger Closing.

Q. What is the PIPE Financing?	A. In connection with the Business Combination and concurrently with the execution of the Business Combination Agreement, Broadstone and Pubco entered into the Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Pubco agreed to issue and sell to such PIPE Investors, 8,900,000 Pubco Ordinary Shares in consideration for an aggregate purchase price of $89,000,000.
Q. Did the Broadstone board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?	A. As is customary for a transaction of this nature that is on arm’s length commercial terms, Broadstone’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with Vertical. The officers and directors of Broadstone have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Broadstone’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination with Vertical. In addition, Broadstone’s officers and directors and its advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of Broadstone’s board of directors in valuing Vertical’s business, and assuming the risk that the board of directors may not have properly valued such business.
Q. Will Broadstone or Pubco issue additional equity securities in connection with the consummation of the Business Combination.	A. In addition to the PIPE Financing, Pubco or Broadstone may enter into equity financing in connection with the Business Combination with their respective affiliates or any third parties if the parties determine that the issuance of additional equity is necessary or desirable in connection with the consummation of the Business Combination. The purpose of these purchases would be to increase the amount of cash available to Broadstone for use in the Business Combination. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming Broadstone public shareholders or the former equity holders of the Company.
Q. How many votes do I have at the Meeting?	A. Broadstone shareholders are entitled to one vote on each of the proposals at the Meeting for each ordinary share of Broadstone held of record as of , 2021, the record date for the Meeting (the “Record Date”). As of the close of business on the Record Date, there were ordinary shares of Broadstone outstanding, of which were Class A ordinary shares and were Class B ordinary shares.
Q. What vote is required to approve the proposals presented at the Meeting?	A. The approval of each of the Business Combination Proposal, the Pubco Incentive Plan Proposal, the Share Issuance Proposal and the Adjournment Proposal requires an ordinary resolution. The approval of the Merger Proposal requires a special resolution. Assuming a quorum is established, a shareholder’s failure to vote by proxy or to vote in person at the Meeting will have no effect on the foregoing proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. Broadstone’s Sponsor, directors and officers have agreed to vote their shares in favor of the Business Combination Proposal and the Merger Proposal. As of the date of this proxy statement/prospectus, Broadstone’s Sponsor, directors and officers beneficially owned an aggregate of 7,632,575 ordinary shares of Broadstone.

Q. Do the Vertical Shareholders need to approve the Business Combination?	A. All of the Vertical Shareholders have executed the Business Combination Agreement, and therefore no further approval of the Business Combination by the Vertical Shareholders is required. American has executed the American SPA and the Loan Note Holders have executed the LNH SPA, and therefore, no further approval of the Business Combination by such persons is required.
Q. May Broadstone, the Sponsor or Broadstone’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?	A. In connection with the shareholder vote to approve the Business Combination, the Sponsor or Broadstone’s directors, officers, advisors or any of their affiliates may purchase shares in privately negotiated transactions from shareholders who would have otherwise elected to have their shares redeemed in connection with the Business Combination. None of the Sponsor or Broadstone’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Broadstone’s directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Broadstone public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The price per share paid in any such transaction may be different from the amount per share a Broadstone public shareholder would receive if it elected to redeem its shares in connection with the Business Combination. The purpose of these purchases would be to increase the amount of cash available to Broadstone for use in the Business Combination.
Q. What constitutes a quorum at the Meeting?	A. Holders of a majority of the Broadstone ordinary shares issued and outstanding and entitled to vote at the Meeting constitute a quorum. As of the Record Date, ordinary shares of Broadstone would be required to achieve a quorum.
Q. How do the insiders of Broadstone intend to vote on the proposals?	A. Broadstone’s Sponsor, officers and directors beneficially own and are entitled to vote an aggregate of approximately 20% of the outstanding ordinary shares of Broadstone. These parties have agreed to vote their securities in favor of the Business Combination Proposal and the Merger Proposal. Broadstone’s Sponsor, officers and directors have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting.
Q. What interests do Broadstone’s current officers and directors have in the Proposed Transactions?
A.   Broadstone’s directors and executive officers may have interests in the Proposed Transactions that are different from, in addition to or in conflict with, yours. These interests include:
•
the beneficial ownership of the Initial Shareholders of 7,632,575 Founder Shares, which shares would become worthless if Broadstone does not complete a business combination within the applicable time period, as the Initial Shareholders waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $      based on the closing price of the Broadstone Class A ordinary shares of $      on the NYSE on          , 2021, the record date for the Meeting;

• the Initial Shareholders are expected to hold an aggregate of approximately 3.44% of the outstanding Pubco Ordinary Shares upon the consummation of the Business Combination after giving effect to the PIPE Financing, assuming none of Broadstone’s existing public shareholders exercise their redemption rights and excluding any Earn Out Shares;
•
the fact that, in connection with the PIPE Financing, Sponsor has subscribed for 500,000 Pubco Ordinary Shares;

•
Broadstone’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Broadstone’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•
at the Share Acquisition Closing, Pubco shall grant to Marcus Waley-Cohen, an affiliate of the Sponsor, options over two million (2,000,000) Pubco Ordinary Shares of equivalent value and on equivalent terms as the Private Placement Warrants except that in each case they shall represent the right to acquire Pubco Ordinary Shares (such options shall be granted out of the Pubco Incentive Plan) (the “MWC Options”);

•
the potential appointment of Marcus Waley-Cohen, an affiliate of the Sponsor, as a director of Pubco; and

•
the continued indemnification of current directors and officers of Broadstone and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Broadstone’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal. Please read the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Proposed Transactions.”
Q. What are the U.S. federal income tax consequences of the Proposed Transactions to U.S. Holders of Broadstone ordinary shares and Broadstone warrants?	A. As discussed more fully under “Proposal No. 1 — The Business Combination Agreement Proposal — U.S. Federal Income Tax Considerations,” it is intended that the Merger, together with the election to treat Broadstone as a disregarded entity for U.S. federal income tax purposes, will constitute a tax-free reorganization under Section 368(a)(1)(F) of the Code. Assuming that the Merger so qualifies, U.S. Holders (as defined in “Proposal No. 1 — The Business Combination Agreement Proposal — U.S. Federal Income Tax Considerations”) will not recognize gain or loss for U.S. federal income tax purposes on the Merger. All holders of Broadstone ordinary shares or warrants are urged to consult their tax advisors regarding the tax consequences to them of the Merger, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Proposed Transactions, see “Proposal No. 1 — The Business Combination Agreement Proposal — U.S. Federal Income Tax Considerations.”
Q. Do I have Redemption rights?	A. Pursuant to Broadstone’s amended and restated memorandum and articles of association, holders of Public Shares may elect to have their shares redeemed for cash at the applicable Redemption price per share calculated in accordance with Broadstone’s articles of association. As of the date of this proxy statement/prospectus, based on funds in the Trust Account of approximately $305,303,010 million (excluding interest earned and dissolution expenses), this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be redeeming its ordinary shares of Broadstone for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands Redemption and delivers its share certificates (if any) and a redemption notice (either physically or electronically) to Broadstone’s transfer agent two days prior to the Meeting. See the section titled “The Extraordinary General Meeting of Broadstone Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Q. Will how I vote affect my ability to exercise redemption rights?	A. No. You may exercise your redemption rights whether or not you are a holder of ordinary shares of Broadstone on the Record Date (so long as you are a holder at the time of exercise), or whether you are a holder and vote your ordinary shares of Broadstone on the Business Combination Proposal (for or against) or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of the NYSE.
Q. How do I exercise my redemption rights?	A. If you are a holder of Public Shares and wish to exercise your Redemption rights, you must demand that Broadstone redeem your shares for cash no later than 5:00 p.m. New York time on , 2021 (two (2) business days prior to the vote on the Business Combination Proposal) by (A) (i) checking the box on the proxy card, or (ii) submitting your request in writing to Erika Harris of Continental Stock Transfer & Trust Company, at the address listed at the end of this section and (B) delivering your share certificates (if any) together with the redemption forms to Broadstone’s transfer agent physically or electronically using The Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or share certificates (if any) together with the redemption notices delivered electronically. If you do not submit a written request and deliver your share certificates as described above, your shares will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering the share certificate (if any) together with the redemption forms through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the holder of the shares being redeemed.
Any holder of Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that his shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which was approximately $ million, or approximately $ per share, as of , 2021, the Record Date). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. However, under Cayman Islands law, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Broadstone’s Public Shareholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights.
If you wish to exercise your redemption rights but initially do not check the box on the proxy card providing for the exercise of your redemption rights and do not send a written request to Broadstone to exercise your redemption rights, you may request that Broadstone send you another proxy card on which you may indicate your intended vote or your intention to exercise your redemption rights. You may make such request by contacting Broadstone at the phone number or address listed at the end of this section.
Any request for Redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Meeting. If you deliver your share certificates (if any) together with the redemption forms for Redemption to Broadstone’s transfer agent and later decide prior to the Meeting not to elect conversion, you may request that Broadstone’s transfer agent return the shares (physically or electronically). You may make such request by contacting Broadstone’s transfer agent at the phone number or address listed at the end of this section.
Any corrected or changed proxy card or written demand of redemption rights must be received by Broadstone prior to the vote taken on the Business Combination Proposal at the Meeting. No demand for Redemption will be honored unless the holder’s share certificates (if any) together with the redemption forms have been delivered (either physically or electronically) to Broadstone’s transfer agent at least two (2) business days prior to the vote at the Meeting.
If a holder of Public Shares properly makes a demand for Redemption as described above, then, if the Business Combination is consummated, Broadstone will convert these shares into a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your ordinary shares of Broadstone for cash and will not be entitled to Pubco Ordinary Shares with respect to your ordinary shares of Broadstone upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of Public Shares who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the cash in the Trust Account. In such case, Broadstone will promptly return any share certificates (if any) together with the redemption forms delivered by public holders and such holders may only share in the assets of the Trust Account upon the liquidation of Broadstone. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised redemption rights in connection therewith due to potential claims of creditors.
If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any Public Warrants that you may hold. Your Warrants will be exchanged for warrants of Pubco, with each warrant exercisable for one Ordinary Share of Pubco at a purchase price of $11.50 upon consummation of the Business Combination.
Q. What are the U.S. federal income tax consequences of exercising my redemption rights?	A. The exercise of redemption rights will be a taxable transaction for a U.S. Holder (as defined in “Proposal No. 1 — The Business Combination Agreement Proposal — U.S. Federal Income Tax Considerations”). Subject to the application of the “passive foreign investment company” (“PFIC”) rules, it is expected that a redeeming U.S. Holder will generally be treated as selling its ordinary shares and will recognize gain or loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of ordinary shares that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). Notwithstanding the foregoing, if Broadstone is treated as a PFIC under the PFIC rules at any time during a U.S. Holder’s holding period of Broadstone ordinary shares, unless a redeeming U.S. Holder has made certain elections, the gain recognized or proceeds received in the redemption may be subject to tax at ordinary income rates and an interest charge under a complex set of computational rules. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Proposal No. 1 — The Business Combination Agreement Proposal — U.S. Federal Income Tax Considerations.”
All holders considering exercising redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.
Q. If I am a Warrant holder, can I exercise redemption rights with respect to my Warrants?	A. No. The holders of Warrants have no redemption rights with respect to such securities.
Q. If I am a Unit holder, can I exercise redemption rights with respect to my Units?	A. No. Holders of outstanding Units must separate the underlying ordinary shares and Warrants prior to exercising v rights with respect to the Public Shares.
If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, Broadstone’s transfer agent, with written instructions to separate such Units into Public Shares and Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.
If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, Broadstone’s transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant Units and a deposit of an equal number of Public Shares and Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Q. Do I have appraisal rights if I object to the proposed Business Combination?	A. Neither Broadstone Unit holders nor Warrant holders have appraisal rights in connection with the Business Combination under the Companies Act. Broadstone shareholders are entitled to give notice to Broadstone prior to the Meeting that they wish to dissent to the Business Combination to the effect of which would be that such dissenting shareholders would be entitled to the payment of fair market value of his or her shares of Broadstone if they follow the procedures set out in the Companies Act. It is Broadstone’s view that such fair market value would equal the amount which Broadstone shareholders would obtain if they exercise their redemption rights as described herein.
Q. I am a Public Warrant holder. Why am I receiving this proxy statement/prospectus?	A. As a holder of Public Warrants, your Public Warrants will be exchanged for warrants of Pubco, with each warrant exercisable for one Ordinary Share of Pubco at a purchase price of $11.50 upon consummation of the Business Combination. This proxy statement/prospectus includes important information about Pubco and the business of Pubco and its subsidiaries following consummation of the Business Combination. Since holders of Public Warrants will become holders of warrants of Pubco and may become holders of Pubco Ordinary Shares upon consummation of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.
Q. What happens to the funds deposited in the Trust Account after consummation of the Business Combination?	A. Of the net proceeds of Broadstone’s Initial Public Offering (including underwriters’ exercise of over-allotment option) and simultaneous sale of Private Placement Warrants, a total of $305,303,010 was placed in the Trust Account immediately following the Initial Public Offering and the exercise of the over-allotment option. After consummation of the Business Combination, the funds in the Trust Account will be used by Broadstone to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination with Vertical (including fees of an aggregate of approximately $10,685,605 to certain underwriters and finders in connection with the Business Combination), and to repay any loans owed by Broadstone to Sponsor. Any remaining funds will be paid to Vertical (or as otherwise designated in writing by Vertical to Broadstone prior to the Closing) and used for working capital and general corporate purposes of Pubco and/or Vertical.
Q. What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?	A. Unlike some other blank check companies which require Public Shareholders to vote against a business combination in order to exercise their redemption rights, Broadstone’s Public Shareholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of Redemption by Public Shareholders. However, the Business

Combination will not be consummated if, upon the consummation of the Business Combination, Broadstone does not have at least $5,000,001 net tangible assets after giving effect to payment of amounts that Broadstone will be required to pay to redeeming shareholders upon consummation of the Business Combination and the proceeds from any private placement investment, and (unless such condition is waived) Closing Cash of $240 million of Pubco and Broadstone at Closing. As a result, based on the current expected Broadstone cash and expenses and liabilities at Closing, holders of no more than approximately 15,430,301 million Public Shares of Broadstone (or approximately 50% of the total outstanding ordinary shares of Broadstone) could seek Redemption of their shares without triggering Vertical’s right to terminate the Business Combination Agreement. Also, with fewer public shares and public shareholders, the trading market for Pubco’s Ordinary Shares may be less liquid than the market for Broadstone’s ordinary shares were prior to the Merger and Pubco may not be able to meet the listing standards for NYSE or another national securities exchange. In addition, with fewer funds available from the Trust Account, the working capital infusion from the Trust Account into Vertical’s business will be reduced.
Q. What happens if the Business Combination is not consummated?	A. If Broadstone does not complete the Business Combination with Vertical or another business combination by September 15, 2022, Broadstone must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (excluding interest earned and dissolution expenses).
Q. When do you expect the Business Combination to be completed?	A. It is currently anticipated that the Business Combination will be consummated promptly following the Broadstone meeting which is set for , 2021; however, such meeting could be adjourned, as described above. For a description of the conditions for the completion of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Agreement — The Business Combination Agreement and Related Agreements — Closing Conditions.”
Q. What do I need to do now?	A. Broadstone urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or Warrant holder of Broadstone. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.
Q. How do I vote?	A. If you are a holder of record of ordinary shares of Broadstone on the Record Date, you may vote in person at the Meeting or by submitting a proxy for the Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote in person, obtain a proxy from your broker, bank or nominee.
Q. If my shares are held in “street	A. As disclosed in this proxy statement/prospectus, your broker,

name,” will my broker, bank or nominee automatically vote my shares for me?	bank or nominee cannot vote your shares on the Business Combination Proposal or the Merger Proposal unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Your broker, bank or nominee can vote your shares on the Share Issuance Proposal without instructions.
Q. May I change my vote after I have mailed my signed proxy card?	A. Yes. Shareholders may send a later-dated, signed proxy card to Broadstone at the address set forth below so that it is received by Broadstone prior to the vote at the Meeting or attend the Meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Broadstone, which must be received by Broadstone prior to the vote at the Meeting.
Q. What happens if I fail to take any action with respect to the Meeting?	A. If you fail to take any action with respect to the Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a shareholder and/or Warrant holder of Broadstone.
Q. What should I do with my shares and/or warrants certificates?	A. Public Warrant holders should not submit their Warrant certificates now and those shareholders who do not elect to have their Broadstone shares redeemed for their pro rata share of the Trust Account should not submit their share certificates now. After the consummation of the Business Combination, Pubco’s transfer agent will send instructions to Broadstone shareholders regarding the exchange of their Broadstone shares for Pubco shares. Broadstone shareholders who exercise their redemption rights must deliver their share certificates and redemption notice to Broadstone’s transfer agent (either physically or electronically) at least two (2) business days prior to the vote at the Meeting.
Q. What should I do if I receive more than one set of voting materials?	A. Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Broadstone shares.

Q. Who can help answer my questions?	A. If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
Marcus Waley-Cohen Broadstone Acquisition Corp. 7 Portman Mews South Marylebone, London W1H 6AY, United Kingdom Email: marcus@suncap.co.uk
Or:
Ms. Erika Harris Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, New York 10004 E-mail: eharris@continentalstock.com
You may also obtain additional information about Broadstone from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek Redemption of your shares, you will need to deliver your share certificates for Public Shares (if any) along with the redemption forms (either physically or electronically) to Broadstone’s transfer agent at the address below at least two (2) business days prior to the vote at the Meeting. If you have questions regarding the certification of your position or delivery of your share certificates or redemption forms, please contact:
Ms. Erika Harris Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, New York 10004 E-mail: eharris@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Merger and Share Acquisition and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.”
The Parties to the Proposed Transactions
Broadstone Acquisition Corp.
Broadstone Acquisition Corp. (“Broadstone”) is a blank check company formed in order to effect a merger, share exchange, asset acquisition or other similar business combination with one or more businesses or entities. Broadstone was incorporated under the laws of the Cayman Islands on May 13, 2020.
On September 15, 2020, Broadstone closed its Initial Public Offering of 30,000,000 Units, with each Unit consisting of one ordinary share and one-half of one Public Warrant, with each whole Public Warrant exercisable for one ordinary share of Broadstone at a price of $11.50 per share. On October 14, 2020, Broadstone consummated the sale of an additional 530,301 Units which were subject to an over-allotment option granted to the underwriters of its Initial Public Offering. The Units from the Initial Public Offering (including the over-allotment option) were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $305,303,010. Simultaneously with the consummation of the Initial Public Offering, Broadstone consummated the private sale of an aggregate of 8,000,000 Private Placement Warrants to its Initial Shareholders, in each case at $1.00 per Private Placement Warrant for an aggregate purchase price of $8,000,000. Simultaneously with the exercise of the underwriters’ over-allotment option, Broadstone consummated the private sale of an aggregate of 106,060 Private Placement Warrants to its Initial Shareholders, in each case at $1.00 per Private Placement Warrant for an aggregate purchase price of $106,060. A total of $305,303,010 was deposited into the Trust Account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The Initial Public Offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-245663) that became effective on September 10, 2020. As of June 20, 2021, there was approximately $305,324,759.76 held in the Trust Account.
After consummation of the Business Combination, the funds in the Trust Account will be used by Broadstone to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination with Vertical (including fees of an aggregate of approximately $10,685,605 to certain underwriters and finders in connection with the Business Combination), and to repay any loans owed by Broadstone to Sponsor. Any remaining funds will be paid to Vertical (or as otherwise designated in writing by Vertical to Broadstone prior to the Closing) and used for working capital and general corporate purposes of Pubco and/or Vertical.
Citigroup Global Markets Inc., in its role as investment banker to Broadstone, has provided Broadstone with advice and assistance in reviewing potential targets with which to consummate a business combination and arranging meetings with and preparing materials for investors in connection with the consummation of the Business Combination, as well as providing general advice with respect to special purpose acquisition company transactions.
Broadstone’s Units, ordinary shares and Public Warrants are listed on the NYSE under the symbols “BSN-UN,” “BSN,” and “BSN-WT,” respectively.
The mailing address of Broadstone’s principal executive office is 7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom. After the consummation of the Business Combination, Broadstone will become a wholly-owned subsidiary of Pubco.

Vertical
Vertical Aerospace Group Limited (“Vertical” or the “Company”) was incorporated on May 7, 2020, which was established to be the holding company for the original business that was founded in 2016. Vertical’s mission is to make air travel personal, on-demand and carbon free. Vertical is focused on designing, manufacturing and selling one of the world’s best zero operating emission electric vertical takeoff and landing (“eVTOL”) aircraft for use in the advanced air mobility (“AAM”) market, using the most cutting edge technology from the aerospace, automotive and energy industries.
Prior to the consummation of the Business Combination, the directors of Vertical are Stephen Fitzpatrick, Michael Cervenka and Vincent Casey.
The mailing address of Vertical’s principal executive office is 140-142 Kensington Church Street, London, England W8 4BN, and its telephone number is +44 117 457 2094.
Vertical Reorganization
Prior to Vertical’s formation in May 2020, the principal activities of Vertical were carried out by Imagination Industries Aero Ltd. (formerly known as Vertical Aerospace Ltd.) (“IIAL”), a company incorporated under the laws of England and Wales that was founded and indirectly owned by Vertical’s majority shareholder, Stephen Fitzpatrick. IIAL owned Vertical Advanced Engineering Ltd. (“VAEL”). In July 2020, IIAL transferred all of its operations and substantially all of its net assets to Vertical, and in February 2021, IIAL transferred its investment in VAEL to Vertical (collectively, the “Reorganization”). See note 2 to Vertical’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.
Pubco
Pubco was incorporated on May 21, 2021 solely for the purpose of effectuating the Business Combination described herein. Pubco was incorporated under the laws of the Cayman Islands as an exempted company. Pubco owns no material assets and does not operate any business.
Prior to the consummation of the Business Combination, the directors of Pubco were Stephen Fitzpatrick and Vincent Casey, and the sole shareholder of Pubco was Stephen Fitzpatrick.
The mailing address of Pubco’s registered office is PO Box 309, Ugland House, Grand Cayman, KY1‑1104, Cayman Islands. After the consummation of the Business Combination, Pubco’s principal executive office will be that of Vertical, located at 140-142 Kensington Church Street, London, England W8 4BN, and its telephone number is +44 117 457 2094.
Merger Sub
Merger Sub was incorporated on May 21, 2021 solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated under the laws of the Cayman Islands as an exempted company. Merger Sub owns no material assets and does not operate any business.
Prior to the consummation of the Business Combination, the sole directors of Merger Sub are Stephen Fitzpatrick and Vincent Casey and the sole shareholder of Merger Sub is Pubco.
The mailing address of Merger Sub’s registered office is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. After the consummation of the Business Combination, its principal executive office will be that of Vertical, located at 140-142 Kensington Church Street, London, England W8 4BN and its telephone number is +44 117 457 2094.
The Vertical Shareholders
The Vertical Shareholders are a group of individuals that own, in the aggregate, 77.2% of the outstanding equity interests of Vertical as of the date of this proxy statement/prospectus.
The remaining 22.8% of the outstanding equity interests of Vertical are owned by (i) the Loan Note Holders, who together hold approximately 7.8% between them upon conversion of the Loan Notes;

(ii) American, who holds 3.5%; and (iii) Vertical Option Holders, who hold options representing approximately 11.5% of the outstanding equity interests of Vertical.
Emerging Growth Company
Each of Broadstone and Pubco is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, they are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Pubco’s securities less attractive as a result, there may be a less active trading market for Pubco’s securities and the prices of Pubco’s securities may be more volatile.
Pubco will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the date on which Pubco Ordinary Shares were offered in connection with the Proposed Transactions, (b) in which it has total annual gross revenues of at least $1.07 billion, or (c) in which it is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its ordinary shares that are held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; or (2) the date on which it has issued more than $1 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Foreign Private Issuer
Upon consummation of this offering, Pubco will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after Pubco no longer qualifies as an emerging growth company, as long as it qualifies as a foreign private issuer under the Exchange Act, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.
Foreign private issuers, like emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if Pubco no longer qualifies as an emerging growth company but remains a foreign private issuer, it will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.
The Proposed Transactions
The Business Combination Agreement
On June 10, 2021, Broadstone entered into the Business Combination Agreement with Pubco, Merger Sub, the Sponsor, Vertical, Vincent Casey (solely in his capacity as the Vertical Shareholders’ representative) and the Vertical Shareholders.
Pursuant to the terms of the Business Combination Agreement: (i) Broadstone will merge with and into Merger Sub (the “Merger”), as a result of which (a) the separate corporate existence of Merger Sub shall cease and Broadstone shall continue as the surviving company, (b) each issued and outstanding security of Broadstone immediately prior to the Merger Effective Time (other than the Founder Shares and the Private Placement Warrants) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco concurrently with the Merger, (c) each issued and outstanding Founder Share immediately prior to the Merger Effective Time shall be transferred to Pubco, in consideration for the right of the holder thereof to receive one Pubco Ordinary Share and (d) the Private Placement Warrants shall no longer be outstanding and shall automatically be cancelled; and (ii) Pubco will acquire all of the ordinary shares of Vertical in consideration for the issuance of Pubco Ordinary Shares to the Vertical Shareholders (the “Share Acquisition”), such that Vertical will be a direct wholly owned subsidiary of Pubco.
The total consideration to be paid by Pubco at the Share Acquisition will be 210,000,000 Pubco Ordinary Shares. For a detailed discussion on calculation of the number of Pubco shares to be received by holders of Vertical securities in connection with the Business Combination, please see the section titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”
In connection with the consummation of the Proposed Transaction, the following will occur:
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Pubco will amend its memorandum and articles of association to be substantially in the form attached hereto as Annex B;

•
upon the Share Acquisition Closing, the PIPE Investors will subscribe for and purchase 8,900,000 Pubco Ordinary Shares from Pubco at an aggregate purchase price of $89,000,000;

•
concurrently with the Share Acquisition Closing, (i) the Loan Note Holders, (having converted their Loan Notes to Company Loan Note Shares) shall sell their respective Company Loan Note Shares to Pubco in consideration for Pubco Ordinary Shares in accordance with the terms and conditions of the LNH SPA; and (ii) American shall sell their Vertical ordinary shares to Pubco in consideration for Pubco Ordinary Shares in accordance with the terms and conditions of the American SPA;

•
at the Share Acquisition Closing, the Lock-Up Agreements and the New Registration Rights Agreement will be entered into, and the Registration Rights Agreement, dated as of September 10, 2021, between Broadstone and the Sponsor will terminate; and

•
immediately following the Share Acquisition Closing, the American Warrant Instrument and the Avolon Warrant Instrument will be entered into by Pubco.

In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Business Combination Agreement, in accordance with applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. These include, but are not limited to, (i) the approval of the Business Combination Agreement and the transactions contemplated thereby and related matters by the requisite vote of Broadstone’s shareholders; (ii) no law or order preventing or prohibiting the transactions contemplated by the Business Combination Agreement; (iii) Broadstone having at least $5,000,001 in net tangible assets upon the consummation of the Business Combination, after giving effect to Public Shareholders’ exercise of their redemption rights and including the proceeds of any private placement investment; (iv) Closing Cash of at least $240,000,000 held by Pubco and Broadstone; (v) the election or appointment of directors to Pubco’s board of directors as described herein; (vi) the amendment by the shareholders of Pubco of Pubco’s Amended and Restated Memorandum and Articles of Association in form and substance reasonably acceptable to Pubco, Vertical and Broadstone; (vii) the Pubco Ordinary Shares and the Pubco Public Warrants having been approved for listing on NYSE; and (viii) the effectiveness of this registration statement. For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Business Combination Agreement and Related Agreements.”
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Share Acquisition Closing, including, among other reasons:
•
by mutual written consent of Broadstone and the Company;

•
by either Broadstone or the Company if any of the closing conditions set forth in the Business Combination Agreement shall not have been satisfied or waived by December 1, 2021;

•
by either Broadstone or the Company if any governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable;
•
by the Company upon a material breach of any warranty, covenant or agreement on the part of Broadstone set forth in the Business Combination Agreement, or if any warranty of Broadstone becomes untrue or materially inaccurate, in each case such that the related closing conditions contained in the Business Combination Agreement are not satisfied, subject to customary exceptions and cure rights;

•
by Broadstone upon a material breach of any warranty, covenant or agreement on the part of the Company, Pubco or the Company Shareholders set forth in the Business Combination Agreement, or if any warranty of the Company, Pubco or the Company Shareholders becomes untrue or inaccurate, in each case such that the related closing conditions contained in the Business Combination Agreement are not satisfied, subject to customary exceptions and cure rights; or

•
by either Broadstone or the Company if the extraordinary general meeting is held and has concluded, Broadstone’ shareholders have duly voted and the Business Combination Proposal has not been approved by Broadstone’ shareholders;

•
by written notice from Vertical to Broadstone if the Broadstone recommendation is publicly withdrawn, modified or changed in any manner that is adverse to Vertical or the Vertical Shareholder approvals; or

•
by written notice from Broadstone to Vertical if the Vertical Shareholder approvals have not been obtained within ten (10) business days following the date that Vertical solicits consent from the Vertical Shareholders pursuant to the Business Combination Agreement.

For more information, see the section titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement and Related Agreements — Termination” for more information.
Ancillary Documents Related to the Business Combination Agreement
Lock-Up Agreements
At the Share Acquisition Closing, (i) the Vertical Shareholders shall each enter into the Vertical Shareholder Lock-Up Agreement; (ii) the Sponsor shall enter into the Sponsor Lock-Up Agreement; (iii) the Avolon Warrantholders shall enter into the Avolon Lock-Up Agreement; (iv) American shall enter into the American Lock-Up Agreement; and (v) the Loan Note Holders shall each enter into the LNH Lock-Up Agreement. Immediately following consummation of the Proposed Transactions, approximately 165,244,319 Pubco Ordinary Shares, or approximately 74.41% of Pubco’s share capital (excluding the Earn Out Shares and including the Initial American Warrant Shares and the Initial Avolon Warrant Shares) will be subject to the lock-up arrangements described below.
Vertical Shareholder Lock-Up Agreement
The Vertical Shareholder Lock-Up Agreement contains certain restrictions on transfer with respect to 90% of the Pubco Ordinary Shares received by the Vertical Shareholders pursuant to the Business Combination Agreement, and excludes shares purchased in the public market or in the PIPE Financing. Such restrictions begin at the Share Acquisition Closing and end on the third anniversary of the Share Acquisition Closing, with 30% of such Pubco Ordinary Shares being released from such restrictions on each anniversary of the Share Acquisition Closing, subject to the earlier release of such restrictions if at any time the sale price of Pubco Ordinary Shares equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing on or after the two-year anniversary of Share Acquisition Closing.
The Vertical Shareholder Lock-Up Agreement also contains restrictions on voting rights, pre-emption rights, dividends and other rights as a shareholder of Pubco, over Earn Out Shares, being 20% of the Pubco Ordinary Shares held by the Vertical Shareholders immediately following the Share Acquisition Closing. Such restrictions in respect of the Earn Out Shares are released as to 50% on the date the sale price of Pubco Ordinary Shares equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period and as to 50% on the date the sale price of Pubco Ordinary Shares equals or exceeds $20.00 per share for any 20 trading days within any 30-trading day period. If such dates do not occur prior to the fifth-year anniversary of the Share Acquisition Closing then such Pubco Ordinary Shares will be forfeited and surrendered to Pubco for cancellation and for nil consideration.
The Sponsor Lock-Up Agreement
The Sponsor Lock-Up Agreement contains certain restrictions on transfer with respect to 90% of the Pubco Ordinary Shares received by the Sponsor pursuant to the Business Combination Agreement, and excludes shares purchased in the public market or in the PIPE Financing. Such restrictions begin at the Share Acquisition Closing and end on the third anniversary of the Share Acquisition Closing, with 30% of such Pubco Ordinary Shares being released from such restrictions on each anniversary of the Share Acquisition Closing, subject to the earlier release of such restrictions if at any time the sale price of Pubco Ordinary Shares equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing on the two-year anniversary of Share Acquisition Closing.
The American Lock-Up Agreement
The American Lock-Up Agreement contains certain restrictions on transfer with respect to the Pubco Ordinary Shares received by American pursuant to the American SPA, and excludes shares purchased in the public market or in the PIPE Financing. Such restrictions begin at the Share Acquisition Closing and end on the fourth anniversary of the Share Acquisition Closing, with 25% of the Pubco Ordinary Shares held by American being released from such restrictions on each anniversary of the Share Acquisition Closing.
The LNH Lock-Up Agreement
The LNH Lock-Up Agreement contains certain restrictions on transfer with respect to 90% of the Pubco Ordinary Shares received by the Loan Note Holders pursuant to the LNH SPA, and excludes shares purchased in the public market or in the PIPE Financing. Such restrictions begin at the Share Acquisition Closing and end on the third anniversary of the Share Acquisition Closing, with 30% of such Pubco Ordinary Shares being released from such restrictions on each anniversary of the Share Acquisition Closing, subject to the earlier release of such restrictions if at any time the sale price of Pubco Ordinary Shares equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing on or after the two-year anniversary of the Share Acquisition Closing.
The LNH Lock-Up Agreement also contains restrictions on voting rights, pre-emption rights, dividends and other rights as a shareholder of Pubco, over Earn Out Shares, being 20% of the Pubco Ordinary Shares held by the Loan Note Holders immediately following the Share Acquisition Closing. Such restrictions in respect of the Earn Out Shares are released as to 50% on the date the sale price of Pubco Ordinary Shares equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period and as to 50% on the date the sale price of Pubco Ordinary Shares equals or exceeds $20.00 per share for any 20 trading days within any 30-trading day period. If such dates do not occur prior to the fifth-year anniversary of the Share Acquisition Closing then such Pubco Ordinary Shares will be forfeited and surrendered to Pubco for cancellation and for nil consideration.
The Avolon Lock-Up Agreement
The Avolon Lock-Up Agreement contains certain restrictions on transfer with respect to 90% of the Pubco Ordinary Shares represented by the Warrant A1 and Warrant A2 (as defined in the Avolon Warrant Instrument) received by the Avolon Warrantholders pursuant to the Avolon Warrant Instrument. Such restrictions begin at the Share Acquisition Closing and end on the third anniversary of the Share Acquisition Closing, with 30% of the Pubco Ordinary Shares held by the Avolon Warrantholders being released from such restrictions on each anniversary of the Share Acquisition Closing, subject to the earlier release of such restrictions if at any time the sale price of Pubco Ordinary Shares equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing on the two-year anniversary of Share Acquisition Closing.

New Registration Rights Agreement
By no later than the Merger Closing Date and effective as of the Share Acquisition Closing, Pubco shall enter into a registration rights agreement (the “New Registration Rights Agreement”) with the Sponsor, American, the Avolon Warrantholders and the Vertical Shareholders (collectively, the “Holders”), effective as of the Share Acquisition Closing. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that Pubco file a registration statement with the SEC to register the securities of Pubco held by such Holders. The New Registration Rights Agreement will also (i) provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions, and (ii) terminate the Registration Rights Agreement, dated as of September 10, 2020, between Broadstone and the Sponsor.
Subscription Agreements — PIPE Financing
In connection with the execution of the Business Combination Agreement, Broadstone and Pubco entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have committed, subject to the terms and conditions therein, to purchase 8,900,000 Pubco Ordinary Shares in the aggregate at $10.00 per share for consideration, comprising payments of cash, of an aggregate of eighty-nine million dollars ($89,000,000) such subscriptions to be consummated concurrently with the consummation of the Share Acquisition Closing. The Pubco Ordinary Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Pubco has agreed to register the resale of the Pubco Ordinary Shares issued in connection with the PIPE Financing pursuant to a registration statement that must be filed within 30 days after the consummation of the Proposed Transactions. The Subscription Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto.
Closing of the Subscription Agreements (the “PIPE Closing”) will occur substantially concurrently with the closing of the Proposed Transactions and are conditioned on such closing and on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) such date and time the Business Combination Agreement is validly terminated, (ii) upon the mutual written agreement of the parties to the Subscription Agreement, (iii) if the closing conditions set forth in the Subscription Agreements are not satisfied on, or prior to, the PIPE Closing and, as a result thereof, the transactions contemplated by the Subscription Agreements will not be or are not consummated at the PIPE Closing and (iv) the Outside Date if the closing of the Proposed Transactions has not occurred on or before such date.
Transaction Support Letters
In connection with the execution of the Business Combination Agreement, the Sponsor and the Vertical Shareholders have entered into transaction support agreements (the “Sponsor Support Agreement”, in the case of the Sponsor, and the “Shareholder Support Agreement”, in the case of the Vertical Shareholders), pursuant to which, among other things each have agreed to vote their respective shares at any meeting of Broadstone (in the case of the Sponsor) or Vertical (in the case of the Vertical Shareholders) in favor of the transactions contemplated by the Business Combination Agreement and provided a power of attorney to take certain actions in connection with the transactions contemplated by the Business Combination Agreement on behalf of such shareholders.
LNH SPA
On March 11, 2021, the Company entered into the Convertible Loan Note Instrument with the Loan Note Holders, pursuant to which the Company issued an aggregate of £25,000,000 of Loan Notes under the Convertible Loan Note Instrument to the Loan Note Holders.
Concurrently with the execution of the Business Combination Agreement, the Loan Note Holders entered into a deed of conversion with Vertical which provides for the conversion of their respective Loan Notes with an aggregate total outstanding of £25,000,000 into 12,893 Company Loan Note Shares, immediately prior to the Share Acquisition Closing.

Concurrently with the execution of the Business Combination Agreement, the Loan Note Holders entered into the LNH SPA with Pubco. Pursuant to the LNH SPA, among other things, the Loan Note Holders will sell their respective Company Loan Note Shares to Pubco in consideration for 15,701,035 Pubco Ordinary Shares. The LNH SPA provides that Pubco shall (a) cause the offer and sale of the Pubco Ordinary Shares to be registered under the Securities Act with the SEC and (b) cause the Pubco Ordinary Shares to be listed on the NYSE. The LNH SPA also contains other customary representations, warranties, covenants and agreements of the parties thereto.
Completion under the LNH SPA will occur substantially concurrently with the Share Acquisition Closing and is conditioned on such closing and other customary closing conditions. The LNH SPA will be terminated, and be of no further force and effect, upon the termination of the Business Combination Agreement in accordance with its terms.
American SPA
On June 10, 2021, the Company issued 5,804 Class Z ordinary shares to American. Concurrently with the execution of the Business Combination Agreement, American entered into the American SPA. Pursuant to the American SPA, among other things, American shall sell their 5,804 Class Z ordinary shares in the capital of Vertical to Pubco in consideration for 6,125,000 Pubco Ordinary Shares in accordance with the terms and conditions of the American SPA. The American SPA provides that Pubco shall (a) cause the offer and sale of the Pubco Ordinary Shares to be registered under the Securities Act with the SEC and (b) cause the Pubco Ordinary Shares to be listed on the NYSE. The American SPA also contains other customary representations, warranties, covenants and agreements of the parties thereto.
Completion under the American SPA will occur substantially concurrently with the Share Acquisition Closing and is conditioned on such closing and other customary closing conditions. The American SPA will be terminated, and be of no further force and effect, upon the termination of the Business Combination Agreement in accordance with its terms.
American Warrant Instrument
Immediately after the Share Acquisition Closing, Pubco shall enter into the American Warrant Instrument pursuant to which, among other things, American will receive warrants to purchase Pubco Ordinary Shares, subject to the terms of such warrant instrument.
The American Warrant Instrument provides for a warrant over 2,625,000 Pubco Ordinary Shares to be issued immediately after the Share Acquisition Closing, with a warrant over a further 1,750,000 Pubco Ordinary Shares being issued on each occasion American places a legally binding commitment for 50 aircraft, up to a maximum of 8,750,000 Pubco Ordinary Shares in total. All warrants issued under the American Warrant Instrument must be exercised for $0.0001 per share within 10 business days of issue. Unexercised subscription rights in respect of all warrants under the Avolon Warrant Instrument shall be deemed to have lapsed five years after the date of Type Certification (as defined in the American Warrant Instrument and expected to be on or about December 31, 2024), unless otherwise extended pursuant to the terms of the American Warrant Instrument. All issued warrants shall automatically be deemed to be cancelled upon termination of the American Warrant Instrument. The American Warrant Instrument also contains other customary representations, warranties, covenants and agreements of the parties thereto.
Avolon Warrant Instrument
Immediately after the Share Acquisition Closing, Pubco shall enter into the Avolon Warrant Instrument pursuant to which, among other things, the Avolon Warrantholders will receive warrants to purchase Pubco Ordinary Shares, subject to the terms of such warrant instrument.
The Avolon Warrant Instrument provides for a warrant over 6,378,600 Pubco Ordinary Shares to be issued immediately after the Share Acquisition Closing, with a warrant over a further 3,765,000 Pubco Ordinary Shares being issued in the event Avolon secures a binding commitment from an airline for not less than 100 aircraft by a prescribed date, and a warrant over up to a further 3,765,000 Pubco Ordinary Shares being issued in the event Avolon places a binding order for aircraft for $1.25 billion or more (or such pro rata amount thereof). All warrants issued under the Avolon Warrant Instrument must be exercised for $0.0001 per share within 10 business days of issue. Unexercised subscription rights in respect of all warrants under the Avolon Warrant Instrument shall be deemed to have lapsed on the fifth anniversary of the Share Acquisition Closing. All issued warrants shall automatically be deemed to be cancelled upon termination of the Avolon Warrant Instrument. The Avolon Warrant Instrument also contains other customary representations, warranties, covenants and agreements of the parties thereto.
Virgin Atlantic Memorandum of Understanding
Under the terms of a memorandum of understanding entered into on June 7, 2021 between the Company and Virgin Atlantic, the Company agreed to issue to Virgin Atlantic a warrant over 2,265,000 Ordinary Shares in Pubco following Share Acquisition Closing and a further warrant over up to 2,265,000 Ordinary Shares in Pubco, issued and exercisable on a pro-rata basis upon binding commitments to acquire aircraft from the Company. All such warrants will be exercised for a subscription price of $10 per share. It is anticipated that such warrants will be issued to Virgin Atlantic by Pubco at, or shortly after, the Share Acquisition Closing.
The Merger Proposal
As part of the Business Combination, the shareholders of Broadstone will vote on the Merger of Broadstone with Merger Sub, with Broadstone being the surviving company and all the undertaking, property and liabilities of Merger Sub vest in Broadstone by virtue of such Merger pursuant to the Companies Act and the Plan of Merger attached hereto as Annex C. Please see the section titled “The Merger Proposal.”
The Share Issuance Proposal
NYSE listing rules require that its listed companies obtain shareholder approval for issuances of securities in excess of 20% of its issued and outstanding voting shares prior to the issuance. In connection with the approval of the Business Combination Proposal, Broadstone’s shareholders will be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable NYSE listing rules, the issuance of securities in excess of 20% of Broadstone’s issued and outstanding ordinary shares. Please see the section entitled “The Share Issuance Proposal.”
The Pubco Incentive Plan Proposal
At the Meeting, the shareholders of Broadstone will consider and vote upon, as an ordinary resolution, a proposal to approve the Pubco Incentive Plan, which will become effective upon the Merger Closing and will be used by Pubco following the completion of the Proposed Transactions. Please see the section entitled “The Pubco Incentive Plan Proposal.”
The Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the Meeting to authorize Broadstone to consummate the Business Combination (because the Business Combination Proposal and the Merger Proposal are not approved or Broadstone would have less than $5,000,001 of net tangible assets immediately prior to Closing after taking into account the holders of the Public Shares that have properly elected to redeem their Public Shares or Pubco and Broadstone would have less than $240 million of Closing Cash at Closing), Broadstone’s board of directors may submit a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. Please see the section entitled “The Adjournment Proposal.”
Broadstone’s Initial Shareholders
As of             , 2021, the Record Date for the Meeting, Broadstone’s Initial Shareholders, including its Sponsor, beneficially owned and are entitled to vote an aggregate of 7,632,575 Founder Shares that were issued prior to Broadstone’s Initial Public Offering. The Sponsor also purchased an aggregate of 8,106,060 Private Placement Warrants simultaneously with the consummation of the Initial Public Offering and over-allotment exercise. The Founder Shares currently constitute approximately 20% of the outstanding ordinary shares of Broadstone. The Initial Shareholders have agreed to forfeit the Private Placement Warrants at the Closing.
In connection with the Initial Public Offering, each of Broadstone’s Sponsor, officers and directors agreed to vote the Founder Shares as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination Proposal. Broadstone’s Sponsor, officers and directors have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. The Sponsor Support Letter, amongst other things, reaffirms this commitment. The Founder Shares and shares included in the Private Placement Warrants have no redemption rights in the event of a business combination and will be worthless if no business combination is effected by Broadstone.
As provided above, in connection with the Business Combination Agreement, at the Share Acquisition Closing the Sponsor shall enter into the Sponsor Lock-Up Agreement.
In connection with the PIPE Financing, the Sponsor has subscribed for 500,000 Pubco Ordinary Shares.
Date, Time and Place of the Extraordinary General Meeting of Broadstone
The Meeting will be held at 10:00 a.m., New York time, on          , 2021, at the offices of Winston & Strawn LLP, Broadstone’s counsel, at 200 Park Avenue, New York, NY 10166, to consider and vote upon the Business Combination Proposal, the Merger Proposal, the Pubco Incentive Plan Proposal, the Share Issuance Proposal and/or if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, Broadstone is not authorized to consummate the Business Combination. As a matter of Cayman Islands law there must be a physical location for the meeting. However, given the current global pandemic it is unlikely to be practical for shareholders to attend in person. Therefore, the extraordinary general meeting will also be a virtual meeting of shareholders, which will be conducted via live webcast. Broadstone shareholders will be able to attend the extraordinary general meeting remotely, vote and submit questions during the extraordinary general meeting by visiting https://              and            entering their control number. We are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for Broadstone’s shareholders and Broadstone, and (ii) to promote social distancing pursuant to guidance provided by the CDC and the SEC due to COVID-19. The virtual meeting format allows attendance from any location in the world.
Voting Power; Record Date
Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned ordinary shares of Broadstone at the close of business on        , 2021, which is the Record Date for the Meeting. Shareholders will have one vote on each of the proposals at the Meeting for each ordinary share of Broadstone owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Public Warrants do not have voting rights. On the Record Date, there were         ordinary shares of Broadstone outstanding, of which         were Public Shares and 7,632,575 were Founder Shares.
Quorum and Vote of Broadstone Shareholders
A quorum of Broadstone shareholders is necessary to hold a valid meeting. A quorum will be present at the Broadstone meeting if the holders of a majority of the outstanding shares entitled to vote at the Meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. The Initial Shareholders hold approximately 20% of the outstanding ordinary shares of Broadstone. Such shares, as well as any ordinary shares acquired in the aftermarket by the Initial Shareholders, will be voted in favor of the proposals presented at the Meeting. The proposals presented at the Meeting will require the following votes:
•
Pursuant to Broadstone’s amended and restated memorandum and articles of association, the approval of the Business Combination Proposal will require an “ordinary resolution” as a matter of

Cayman Islands law. There are currently         ordinary shares of Broadstone outstanding, of which        are Public Shares.
•
Pursuant to Broadstone’s amended and restated memorandum and articles of association, the approval of the Merger Proposal will require a “special resolution” as a matter of Cayman Islands law.

•
The approval of the Share Issuance Proposal will require an “ordinary resolution” as a matter of Cayman Islands law.

•
The approval of the Pubco Incentive Plan Proposal will require an “ordinary resolution” as a matter of Cayman Islands law.

•
The approval of the Adjournment Proposal will require an “ordinary resolution” as a matter of Cayman Islands law.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal, the Pubco Incentive Plan Proposal and the Adjournment Proposal (if presented).
In addition, if the Business Combination Proposal is not approved, the other proposals (other than the Adjournment Proposal) will not be presented to the shareholders for a vote.
Redemption Rights
Pursuant to Broadstone’s amended and restated memorandum and articles of association, a holder of Public Shares may demand that Broadstone convert such shares into cash if the Business Combination is consummated. Holders of Public Shares (whether or not they are holders on the Record Date) will be entitled to receive cash for these shares only if they demand that Broadstone redeem their shares for cash no later than 5:00 p.m. New York time on                 , 2021 (two (2) business days prior to the vote at the Meeting) by (A) (i) checking the box on the proxy card, or (ii) by submitting their request in writing to Erika Harris of Continental Stock Transfer & Trust Company and (B) delivering their shares to Broadstone’s transfer agent physically or electronically using the Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. If the Business Combination is not completed, these shares will not be redeemed for cash. In such case, Broadstone will promptly return any shares delivered by public holders for Redemption and such holders may only share in the assets of the Trust Account upon the liquidation of Broadstone. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their redemption rights in connection therewith due to potential claims of creditors. If a holder of Public Shares properly demands Redemption, Broadstone will convert each Public Share into a full pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of                 , 2021, the Record Date, this would amount to approximately $      per share. If a holder of Public Shares exercises its redemption rights, then it will be exchanging its ordinary shares of Broadstone for cash and will no longer own the shares. See the section entitled “The Extraordinary General Meeting of Broadstone Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.
The Business Combination will not be consummated if Broadstone will have net tangible assets of less than $5,000,001 after taking into account holders that have properly demanded Redemption of their Public Shares, upon the consummation of the Business Combination, into cash and the proceeds of any private placement. Vertical, Pubco, Merger Sub and the Vertical Shareholders are not obligated to consummate the transaction if Pubco and Broadstone will have Closing Cash of less than $240 million as of the Closing, taking into account Redemptions of Public Shares and the PIPE Financing.
Holders of Public Warrants will not have redemption rights with respect to such securities.
Appraisal Rights
Holders of Public Warrants do not have appraisal rights in connection with the Business Combination under the Companies Act. Broadstone shareholders are entitled to give notice to Broadstone prior to the

Meeting that they wish to dissent to the Business Combination, the effect of which would be that such dissenting shareholders would be entitled to the payment of fair market value of his or her shares of Broadstone if they follow the procedures set out in the Companies Act. It is Broadstone’s view that such fair market value would equal the amount which Broadstone shareholders would obtain if they exercise their redemption rights as described herein.
Proxy Solicitation
Proxies may be solicited by mail, telephone, on the internet or in person. Broadstone has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Extraordinary General Meeting of Broadstone Shareholders — Revoking Your Proxy.”
Interests of Certain Persons in the Proposed Transactions
When you consider the recommendation of Broadstone’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that Broadstone’s Initial Shareholders, including its directors and executive officers, have interests in such proposal that are different from, or in addition to, your interests as a shareholder or Warrant holder. These interests include, among other things:
•
If the Business Combination with Vertical or another business combination is not consummated by September 15, 2022, Broadstone will cease all operations, except for the purpose of winding up, redeem 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate. In such event, the 7,632,575 Founder Shares held by Broadstone’s Initial Shareholders, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Broadstone’s Initial Public Offering, would be worthless because Broadstone’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares.

•
Broadstone’s Initial Shareholders purchased an aggregate of 8,106,060 Private Placement Warrants from Broadstone for an aggregate purchase price of $8,106,060 (or $1.00 per Private Placement Warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Initial Public Offering and over-allotment option. All of the proceeds Broadstone received from these purchases were placed in the Trust Account. Such Private Placement Warrants had an aggregate market value of $         million based upon the closing price of $        per Public Warrant on the NYSE on            , 2021. The purchasers of the Private Placement Warrants waived the right to participate in any Redemption or liquidation distribution with respect to such Private Placement Warrants. Accordingly, the Private Placement Warrants will become worthless if Broadstone does not consummate a business combination by September 15, 2022 (as will the Public Warrants). As part of the Business Combination, Broadstone’s Initial Shareholders agreed to forfeit the Private Placement Warrants, which would be cancelled.

•
In return for the forfeiture of the Private Placement Warrants, upon the Share Acquisition Closing, Pubco shall grant to Marcus Waley-Cohen, an affiliate of the Sponsor and prospective board member of Pubco, options over two million (2,000,000) Pubco Ordinary Shares of equivalent value and on equivalent terms as the Private Placement Warrants except that in each case they shall represent the right to acquire Pubco Ordinary Shares (such options shall be granted out of the Pubco Incentive Plan).

•
The total market value of the Broadstone’s directors’ current equity ownership in Broadstone ordinary shares and Warrants, based on the closing price of $      per ordinary share and $       per         Public Warrant on the NYSE as of        , 2021, is approximately $       million.

•
If Broadstone is unable to complete a business combination within the required time period, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Broadstone for services rendered or contracted for or products sold to Broadstone, but only if such a vendor or target business has not executed a waiver.

•
Broadstone’s Initial Shareholders, including its Sponsor, officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Broadstone’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Broadstone fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Broadstone may not be able to reimburse these expenses if the Business Combination with Vertical or another business combination is not completed by September 15, 2022. As of the date of this proxy statement/prospectus, there is $0 of unpaid reimbursable expenses.

•
In connection with the PIPE Financing, the Sponsor has subscribed for 500,000 Pubco Ordinary Shares.

•
The current directors and officers of Broadstone will continue to be indemnified by Broadstone and will continue to be covered by the directors’ and officers’ liability insurance after the Business Combination.

•
Since its inception, the Sponsor has made loans from time to time to Broadstone to fund certain capital requirements. As of the date of this proxy statement/prospectus, an aggregate of $0 principal amount of these loans is outstanding.

These interests may influence Broadstone’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Broadstone or its securities, the Initial Shareholders, or Vertical’s shareholder and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the Merger Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares of Broadstone or vote their shares in favor of the Business Combination Proposal and the Merger Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the shareholders of Broadstone approve the Business Combination Proposal and the Merger Proposal, when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of the shares, including the granting of put options and the transfer to such investors or holders of shares or Warrants owned by the Initial Shareholders for nominal value.
Entering into any such arrangements may have a depressive effect on Broadstone’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals to be presented at the Meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that Broadstone will have in excess of the required amount of net assets and Closing Cash available to consummate the Business Combination as described above.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Broadstone will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal, the Merger Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Ownership of Pubco after the Share Acquisition Closing
It is anticipated that, upon completion of the Proposed Transactions (and excluding the Earn Out Shares), assuming that no shareholders of Broadstone elect to exercise their redemption rights: (a) Broadstone’s existing public shareholders will own approximately 13.75% of the issued and outstanding Pubco Ordinary Shares, (b) the Initial Shareholders will own approximately 3.44% of the issued and outstanding Pubco Ordinary Shares (excluding any participation in the PIPE Financing by such persons), (c) the PIPE Investors will own approximately 4.01% of the issued and outstanding Pubco Ordinary Shares (pursuant to the PIPE Financing and excluding the Initial American Warrant Shares, the Pubco Ordinary Shares received pursuant to the American SPA and the Pubco Ordinary Shares received pursuant to the LNH SPA) and (d) the Vertical Shareholders (including individuals that receive Pubco Ordinary Shares upon the exercise of the Pubco Options, the Initial American Warrant Shares, the Pubco Ordinary Shares received pursuant to the American SPA and the Pubco Ordinary Shares received pursuant to the LNH SPA) will own approximately 78.81% of the issued and outstanding Pubco Ordinary Shares (excluding any participation in the PIPE Financing by such persons). These relative percentages assume that (i) none of Broadstone’s existing public shareholders exercise their redemption rights, (ii) 8,900,000 Pubco Ordinary Shares are issued to the PIPE Investors in connection with the PIPE Financing, (iii) no additional equity securities of Broadstone or Pubco are issued and (iv) all of the Pubco Options will be exercised. If the facts are different from these assumptions, the percentage ownership retained by Broadstone’s existing shareholders will be different.
Assuming that (i) Broadstone’s existing public shareholders exercise their redemption rights with regard to 15,430,301 Broadstone Public Shares, (ii) 8,900,000 Pubco Ordinary Shares are issued to the PIPE Investors in connection with the PIPE Financing, (iii) no additional equity securities of Broadstone or Pubco are issued and (iv) that all of the Pubco Options will be exercised, (a) Broadstone’s existing public shareholders will own approximately 7.31% of the issued and outstanding Pubco Ordinary Shares, (b) the Initial Shareholders will own approximately 3.69% of the issued and outstanding Pubco Ordinary Shares (excluding any participation in the PIPE Financing by such persons), (c) the PIPE Investors will own approximately 4.31% of the issued and outstanding Pubco Ordinary Shares (pursuant to the PIPE Financing and excluding the Initial American Warrant Shares, the Pubco Ordinary Shares received pursuant to the American SPA and the Pubco Ordinary Shares received pursuant to the LNH SPA) and (d) the Vertical Shareholders (including individuals that receive Pubco Ordinary Shares upon the exercise of the Pubco Options, the Initial American Warrant Shares, the Pubco Ordinary Shares received pursuant to the American SPA and the Pubco Ordinary Shares received pursuant to the LNH SPA) will own approximately 84.69% of the issued and outstanding Pubco Ordinary Shares (excluding any participation in the PIPE Financing by such persons) upon completion of the Proposed Transactions. If the facts are different from these assumptions, the percentage ownership retained by Broadstone’s existing shareholders will be different.
The following table illustrates two different redemption scenarios based on the assumptions described above: (1) no redemptions, which assumes that none of Broadstone’s existing public shareholders exercise their redemption rights and (2) minimum cash, in which Broadstone and Pubco has, in the aggregate, not less than $240 million of cash available for distribution upon the consummation of the Proposed Transactions after redemptions of 15,430,301 Broadstone Public Shares, satisfying the closing condition under the Business Combination Agreement:
	Assuming No Redemption		Assuming Maximum Redemption
	Number of Shares(1)	% of Shares	Number of Shares(1)	% of Shares
	(in millions)		(in millions)
Public Shareholders (Broadstone)	30.53	13.75	15.10	7.31
Initial Shareholders (Broadstone)(2)	7.63	3.44	7.63	3.69
PIPE Investors(3)	8.90	4.01	8.90	4.31
Vertical Shareholders(4)	175.00	78.81	175.00	84.69
Total	222.06	100.00	206.63	100.00

(1)
Excludes (a) Ordinary Shares issuable upon the exercise of 15,265,150 Pubco Public Warrants to be outstanding upon completion of the Proposed Transactions, (b) Ordinary Shares (excluding the Initial Avolon Warrant Shares) issuable in respect of the Avolon Warrant Instrument, (c) Ordinary Shares (excluding the Initial American Warrant Shares) issuable in respect of the American Warrant Instrument, (d) the 35,000,000 Earn Out Shares and (e) the MWC Options.
(2)
Excludes Ordinary Shares issued pursuant to their PIPE Investment

(3)
Includes 8,900,000 Ordinary Shares to be held by the PIPE Investors.

(4)
Includes (a) Ordinary Shares to be received by Vertical Shareholders, (b) Ordinary Shares issuable upon exercise of the Pubco Options, (c) Ordinary Shares to be received by the Loan Note Holders in connection with the LNH SPA, (d) Ordinary Shares to be received by American in connection with the American SPA and the Initial American Warrant Shares and (e) Ordinary Shares to be received by Avolon in connection with the Initial Avolon Warrant Shares. Excludes any Ordinary Shares issued pursuant to the PIPE Investment.

Organizational Structure
Prior to the Proposed Transactions
The following diagram depicts the organizational structure of Pubco, Vertical and Broadstone before the Proposed Transactions.
Pubco	Company

Broadstone

(1)
Includes American, the Loan Note Holders and the Vertical Option Holders.

Following the Proposed Transactions
The following diagram depicts the organizational structure of Broadstone, Vertical and Pubco after the Proposed Transactions.

Vertical Shareholders(1)
Public Shareholders
PIPE
Initial Shareholders
78.81%
13.75%
4.01%
3.44%
Pubco
100%
100%
Vertical
Broadstone
100%
Vertical's Subsidiaries

(1)
Includes American, Loan Note Holders, Avolon and Vertical Option Holders.

For the purposes of calculating the relative percentages in the structure chart above, “Vertical Shareholders” includes (a) Ordinary Shares to be received by Vertical Shareholders, (b) Ordinary Shares issuable upon exercise of the Pubco Options, (c) Ordinary Shares to be received by the Loan Note Holders in connection with the LNH SPA, (d) Ordinary Shares to be received by American in connection with the American SPA, the Initial American Warrant Shares and (e) Ordinary Shares to be received in connection with the Initial Avolon Warrant Shares. The percentages exclude (u) the MWC Options, (v) Ordinary Shares issuable upon the exercise of 15,265,150 Pubco Public Warrants to be outstanding upon completion of the Proposed Transactions, (w) Ordinary Shares (excluding the Initial American Warrant Shares) issuable in respect of the American Warrant Instrument, (x) Ordinary Shares (excluding the Initial Avolon Warrant Shares) issuable in respect of the Avolon Warrant Instrument, (y) the Ordinary Shares issuable pursuant to the Pubco Incentive Plan and (z) the 35,000,000 Earn Out Shares. These relative percentages assume (i) that none of Broadstone’s existing public shareholders exercise their redemption rights, (ii) that 8,900,000 Pubco Ordinary Shares are issued to the PIPE Investors in connection with the PIPE Financing, (iii) that no additional equity securities of Broadstone or Pubco are issued and (iv) that all of the Pubco Options have been exercised. If the facts are different from these assumptions, the percentage ownership retained by Broadstone’s existing shareholders will be different.
Board of Directors of Pubco Following the Proposed Transactions
At the consummation of the Proposed Transactions, the directors of Pubco will be Stephen Fitzpatrick, Michael Cervenka, Vincent Casey, Marcus Waley-Cohen,           ,           and           . Stephen Fitzpatrick is expected to serve as chief executive officer, Michael Cervenka is expected to serve as president and Vincent Casey is expected to serve as chief financial officer of Pubco. Please see “Management of Pubco Following the Business Combination” for more information.
Reasons for the Approval of the Proposed Transactions
After careful consideration, Broadstone’s board of directors recommends that Broadstone’s shareholders vote “FOR” each proposal being submitted to a vote of the Broadstone shareholders at the extraordinary general meeting. In considering the Proposed Transactions, Broadstone’s board gave considerable weight to several positive factors, including, but not limited to, the following:
•
Potential Market.   The Broadstone board believes that certifying VA-X4 to the most stringent aerospace standards should unlock a large urban air mobility sector whose total addressable market has been estimated by Morgan Stanley to be approximately $1 trillion by 2040.

•
Strong Management Team.   The Broadstone board believes that Vertical has a strong management team, led by the founder and Chief Executive Officer, Stephen Fitzpatrick. Over the past five years, Vertical has focused on building an experienced and senior team in the eVTOL industry who have over 1,200 combined years of experience, and have certified and supported over 30 different civil and military aircraft and propulsion systems.

•
Business Model Based on Industry Partnerships.   Vertical has partnered with leading strategic companies in the aerospace industry that enable it to benefit from research and development and commercial and manufacturing expertise of partners such as Rolls-Royce, Honeywell, GKN and Solvay. The Broadstone board believes that Vertical’s partnerships will facilitate execution and its pathway to certification, allow for a lean cost structure, and assist production at scale.

•
Key Strategic Investors and Conditional Pre-Orders.   Key strategic investors including the Microsoft Corporation, American Airlines, Avolon, Honeywell and Rolls-Royce are investing in the PIPE. Vertical has received up to 1,000 conditional aircraft pre-orders with launch customers American Airlines and Avolon, with a conditional pre-order option for Virgin Atlantic, valued at up to $4 billion.

•
Other Alternatives.   Broadstone’s board’s belief, after a thorough review of other business combination opportunities reasonably available to Broadstone, that the Proposed Transactions represent the best potential business combination for Broadstone based upon the process utilized to evaluate and assess other potential acquisition targets.

•
Terms of the Business Combination Agreement and Related Agreements.   Broadstone’s board of directors reviewed the financial and other terms of the Business Combination Agreement and related agreements and determined that they were the product of arm’s-length negotiations among the parties.

The board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Proposed Transactions, including, but not limited to, the following:
•
Business Risks.   The risks pertaining to the execution of the business strategy and the fact that Vertical is an early-stage company with no real operations and with a history of losses. The Broadstone board considered that there were such risks associated with the successful implementation of the business plan and Vertical, realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control. The Broadstone board considered the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Broadstone shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination.

•
Industry Risks.   The Broadstone board considered the risks that this nascent industry may not fully develop its growth potential. In addition, there is a risk that Vertical may not effectively market and sell the aircraft as a substitute for conventional methods of transportation.

•
Litigation.   The possibility of litigation challenging the Business Combination Agreement or that an adverse judgment granting permanent injunctive relief could delay or prevent consummation of the Business Combination.

•
Fees and Expenses.   The risk of the expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination Agreement is consummated.

•
No Third-Party Valuation.   The Broadstone board considered the fact that third-party valuation or fairness opinion has not been sought in connection to the Business Combination.

•
Redemption Risk.   The risk that a significant number of Broadstone shareholders may elect to redeem their shares prior to the consummation of the Business Combination, which would reduce the gross proceeds to Vertical from the Business Combination, which could in turn impact the ability of Vertical to achieve certification of its VA-X4 aircraft.

•
Liquidation of Broadstone.   Broadstone may not be able to complete the Business Combination or any other business combination within the prescribed time frame, in which case Broadstone would cease all operations except for the purpose of winding up and Broadstone would redeem Broadstone’s public shares and liquidate.

•
Listing Risks.   The NYSE may not list the securities, which could limit investors’ ability to sell their securities.

•
Benefits Not Achieved.   The risk that the potential benefits of the Proposed Transactions may not be fully achieved, or may not be achieved within the expected timeframe.

•
Closing Conditions.   The fact that the consummation of the Proposed Transactions is conditioned on the satisfaction of certain closing conditions that are not within Broadstone’ control.

•
Other Risks.   Various other risks associated with the Proposed Transactions, the business of Broadstone and the business of the Company described under “Risk Factors.”

For more information on Broadstone’s reasons for the approval of the Proposed Transactions and the recommendation of Broadstone’s board of directors, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Reasons for the Approval of the Proposed Transactions.”
Recommendation to Shareholders
Broadstone’s board of directors believes that the Business Combination Proposal and the other proposals to be presented at the Meeting are fair to and in the best interest of Broadstone’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Issuance Proposal, “FOR” the Pubco Incentive Plan Proposal, and, if presented, “FOR” the Adjournment Proposal.
Anticipated Accounting Treatment
The Business Combination will be accounted for as a capital reorganization in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”). Under this method of accounting, Broadstone will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Vertical issuing shares at the closing of the Business Combination for the net assets of Broadstone as of the closing date, accompanied by a recapitalization. The net assets of Broadstone will be stated at historical cost, with no goodwill or other intangible assets recorded. This determination was primarily based on the following factors: (i) Vertical’s existing operations will comprise the ongoing operations of the combined company, (ii) Vertical’s senior management will comprise the senior management of the combined company, and (iii) the former owners and management of Vertical will have control of the board of directors after the Business Combination by virtue of being able to appoint a majority of the directors of the combined company. In accordance with guidance applicable to these circumstances, the Business Combination will be treated as the equivalent of Vertical issuing shares for the net assets of Broadstone, accompanied by a recapitalization. The net assets of Broadstone will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued over the fair value of Broadstone’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. Operations prior to the Business Combination will be those of Vertical.

Regulatory Approvals
The Proposed Transactions are not subject to any additional federal or state regulatory requirement or approval.
Upon Merger Closing, Broadstone and Pubco shall cause the Merger to be consummated by filing the Plan of Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other law to make the Merger effective with the Registrar of Companies of the Cayman Islands. The Merger shall become effective on the Merger Closing Date when the plan of merger is registered by the Registrar of Companies of the Cayman Islands.
Summary of Risk Factors
In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” These risks include, but are not limited to, the following:
•
Vertical has a limited operating history and has not yet manufactured any non-prototype aircraft or sold any aircraft to eVTOL aircraft customers;

•
Vertical may not be able to produce or launch aircraft in the volumes or timelines projected;

•
Vertical is an early-stage company with a history of losses, and it expects to incur significant expenses and continuing losses in the foreseeable future;

•
Vertical’s markets are still in relatively early stages of growth, and such markets may not continue to grow, grow more slowly than Vertical expects or fail to grow as large as it expects;

•
Vertical is dependent on its partners and suppliers for the components in its aircraft and for its operational needs;

•
Any accidents or incidents involving eVTOL aircraft, Vertical or its competitors could harm Vertical’s business;

•
Vertical’s eVTOL aircraft may not be certified by transportation authorities for production and operation within the timeline projected, or at all;

•
All of Vertical’s current orders are conditional pre-orders from Avolon and American, with a pre-order option from Virgin Atlantic;

•
Vertical’s business has grown rapidly and expects to continue to grow significantly, and any failure to manage that growth effectively could harm Vertical’s business;

•
Vertical identified material weaknesses in its internal controls over financial reporting and may be unable to remediate the material weaknesses; and

•
The other matters described in the section titled “Risk Factors” beginning on page 48.

SUMMARY FINANCIAL INFORMATION OF BROADSTONE
Broadstone is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.
Broadstone’s balance sheet data as of March 31, 2021 and statement of operations data for the three months ended March 31, 2021 are derived from Broadstone’s unaudited financial statements included elsewhere in this proxy statement/prospectus. Broadstone’s balance sheet data as of December 31, 2020 and statement of operations data for the period from May 13, 2020 (inception) through December 31, 2020 are derived from Broadstone’s audited financial statements included elsewhere in this proxy statement/prospectus. The financial statements of Broadstone are stated in US dollars (US$).
The information in this section is only a summary and should be read in conjunction with each of Broadstone’s financial statements and related notes and “Information Related to Broadstone — Broadstone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Broadstone.
BROADSTONE ACQUISITION CORP. CONDENSED BALANCE SHEET
	March 31, 2021	December 31, 2020
	(unaudited)	(as restated)
Assets
Current assets:
Cash	$1,519,494	$1,605,045
Prepaid expenses	153,379	187,865
Total current assets	1,672,873	1,792,910
Investment held in Trust Account	305,315,813	305,311,303
Total Assets	$306,988,686	$307,104,213
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$271,126	$155,683
Accrued expenses	—	219
Total current liabilities	271,126	155,902
Warrant liability	16,134,241	26,175,756
Deferred underwriting commissions	10,685,605	10,685,605
Total liabilities	27,090,972	37,017,263
Commitments and Contingencies
Class A ordinary shares; 27,489,771 and 26,508,694 shares subject to possible redemption at redemption value at March 31, 2021 and December 31, 2020, respectively	274,897,708	265,086,944
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 3,040,530 and 4,021,607 shares issued and outstanding (excluding 27,489,771 and 26,508,694 shares subject to possible redemption) at March 31, 2021 and December 31, 2020	304	402
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,632,575 shares issued and outstanding at March 31, 2021 and December 31, 2020	763	763

	March 31, 2021	December 31, 2020
	(unaudited)	(as restated)
Additional paid-in capital	3,954,702	13,765,368
Retained earnings (accumulated deficit)	1,044,237	(8,766,527)
Total shareholders’ equity	5,000,006	5,000,006
Total Liabilities and Shareholders’ Equity	$306,988,686	$307,104,213

BROADSTONE ACQUISITION CORP. UNAUDITED CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
General and administrative expenses	$235,261
Loss from operations	(235,261)
Other income (expense)
Income earned on investments in Trust Account	4,510
Change in fair value of warrant liability	10,041,515
Total other income (expense), net	10,046,025
Net income	$9,810,764
Weighted average ordinary shares outstanding, basic and diluted – Class A	30,387,905
Basic and diluted net income per ordinary share – Class A	$0.00
Weighted average ordinary shares outstanding, basic and diluted – Class B	7,539,714
Basic and diluted net loss per ordinary share – Class B	$1.30
BROADSTONE ACQUISITION CORP. UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
Cash Flows from Operating Activities:
Net income	$9,810,764
Adjustments to reconcile net income to net cash used in operating activities:
Income earned on investments in Trust Account	(4,510)
Change in fair value of warrant liabilities	(10,041,515)
Changes in operating assets and liabilities:
Prepaid expenses	34,486
Accounts payable	115,443
Accrued expenses	(219)
Net cash used in operating activities	(85,551)
Net change in cash	(85,551)
Cash – beginning of the period	1,605,045
Cash – ending of the period	$1,519,494
Supplemental disclosure of non-cash investing and financing activities:
Deferred underwriting commissions	$10,685,605
Change in Class A ordinary shares subject to redemption	$9,810,764

SUMMARY FINANCIAL INFORMATION OF VERTICAL
Unless the context otherwise requires, all references in this section to the “Company,” “Vertical,” “we,” “us,” or “our” refer to the business of Vertical Aerospace Ltd. and its subsidiaries prior to the consummation of the Business Combination.
The following tables present Vertical’s summary consolidated financial data. We present our consolidated financial statements in accordance with IFRS. The summary historical consolidated statement of comprehensive income for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020 and 2019 and the summary consolidated statement of financial position as of March 31, 2021 and as of December 31, 2020 have been derived from our consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. Our consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for the fair statement of the financial information set forth in those statements. Our historical results for any prior period are not necessarily indicative of results expected in any future period and the results for the three months ended March 31, 2021 or any other interim period are not necessarily indicative of results to be expected for the full year ending December 31, 2021 or any other period.
The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Vertical’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.
STATEMENT OF COMPREHENSIVE INCOME
	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in £ thousands, except per share data)
Revenue	—	—	87	70
Cost of sales	—	—	(44)	(66)
Gross profit	—	—	43	4
Research and development expenses	(3,365)	(3,331)	(9,971)	(5,153)
Administrative expenses	(2,648)	(972)	(3,760)	(2,554)
Related party administrative expenses	(88)	(36)	(144)	(144)
Other Operating Income	4,059	—	2,317	399
Operating loss	(2,042)	(4,339)	(11,515)	(7,448)
Finance costs	(19)	(29)	(98)	(66)
Related party finance costs	(483)	—	(709)	—
Total finance cost			(807)	(66)
Loss before tax	(2,544)	(4,368)	(12,322)	(7,514)
Income tax (expense)/benefit	—	—	(4)	30
Net loss	(2,544)	(4,368)	(12,326)	(7,484)
Basic and diluted loss per share	(23.61)	(43.68)	(123.26)	(74.84)
STATEMENT OF FINANCIAL POSITION
	As of March 31, 2021	As of December 31,
		2020	2019
	(in £ thousands)
Total assets	34,921	8,885	7,306
Total equity	5,552	(938)	4,162
Total liabilities	29,369	9,823	3,144

STATEMENT OF CASH FLOWS
	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in £ thousands)
Net cash used in operating activities	(2,775)	(3,621)	(12,012)	(7,283)
Net cash used in investing activities	(211)	(76)	(688)	(2,833)
Net cash generated from financing activities	27,234	3,507	12,510	10,873

SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information gives effect to the business combination and the other transactions contemplated by the Proposed Transactions and described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the Proposed Transactions as if they had been completed as of that date. The pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 give pro forma effect to the Proposed Transactions as if they had occurred as of January 1, 2020.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes and does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Proposed Transactions occurred on the dates indicated, nor does it intend to represent, predict, or estimate the results of operations for any future period or financial position at any future date. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
This information should be read together with Vertical’s consolidated financial statements and related notes thereto, included elsewhere in this proxy statement/prospectus, and Broadstone’s restated financial statements and related notes thereto, included elsewhere in this proxy statement/prospectus, the sections titled “Vertical’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Broadstone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of cash redemptions:
•
Assuming No Redemption:   This presentation assumes that none of Broadstone’s existing public shareholders exercise their redemption rights.

•
Assuming Maximum Redemption:   This presentation assumes that Broadstone and Pubco has, in the aggregate, not less than $240 million of cash available for distribution upon the consummation of the Proposed Transactions after redemptions of 15,430,301 Broadstone’s ordinary shares, satisfying the condition to Closing under the Business Combination Agreement.

Refer to the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in £ thousands except per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Year ended March 31, 2021
Revenue	—	—
Pro forma net loss per share – basic and diluted	(0.01)	(0.01)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Year ended December 31, 2020
Revenue	87	87
Pro forma net loss per share – basic and diluted	(0.42)	(0.45)
Summary Unaudited Pro Forma Condensed Combined Statement of Financial Position as of March 31, 2021
Total assets	277,819	166,019
Total liabilities	4,565	4,565
Total equity	273,254	161,454

RISK FACTORS
Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. The value of your investment in Pubco following consummation of the Business Combination will be subject to the significant risks affecting Pubco and Vertical and inherent in the industry in which Vertical operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of Pubco’s Ordinary Shares to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to Vertical unless the context clearly indicates otherwise.
Risks Related to Vertical’s Business and Industry Following the Proposed Transactions
We have a limited operating history and have not yet manufactured any non-prototype aircraft or sold any eVTOL aircraft to customers, and we may never develop or manufacture any eVTOL aircraft.
We have a limited operating history in the eVTOL aircraft industry, which is nascent and continuously evolving. eVTOL aircraft are currently in the developmental stage. If we are successful in commercially producing our first VA-X4, we do not expect to be able to do so until 2024 at the earliest, if at all. We have no experience as an organization in high volume manufacturing of eVTOL aircraft. We cannot assure you that we or our partners will be able to develop efficient, automated, cost-efficient manufacturing capabilities and processes and reliable sources of component supplies that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our eVTOL aircraft. You should consider our business and prospects in light of the risks and significant challenges we face as a new entrant into our industry, including, among other things, with respect to our ability to:
•
design and produce safe, reliable and quality eVTOL aircraft on an ongoing basis;

•
obtain the necessary regulatory approvals in a timely manner;

•
build a well-recognized and respected brand;

•
establish and expand our customer base;

•
successfully service our aircraft after sales and maintain a good flow of spare parts and customer goodwill;

•
improve and maintain our operational efficiency;

•
predict our future revenues and appropriately budget for our expenses;

•
attract, retain and motivate talented employees;

•
anticipate trends that may emerge and affect our business;

•
anticipate and adapt to changing market conditions, including technological developments and changes in our competitive landscape; and

•
navigate an evolving and complex regulatory environment.

If we fail to adequately address any or all of these risks and challenges, our business, financial condition and results of operations may be materially and adversely affected.
We may not be able to produce or launch aircraft in the volumes and on the timelines projected.
There are significant challenges associated with mass producing aircraft in the volumes that we are projecting. We have not yet developed a manufacturing facility and planning remains at the concept stage. The aerospace industry has traditionally been characterized by significant barriers to entry, including large capital requirements, investment costs of designing and manufacturing aircraft, long lead times to bring aircraft to market from the concept and design stage, the need for specialized design and development expertise, extensive regulatory requirements, creating a brand and the need to establish maintenance and service locations. As a manufacturer of eVTOL aircraft, we face a variety of added challenges to entry that a traditional aircraft manufacturer would not encounter including additional costs of developing and producing an electric powertrain, regulations associated with the transport of lithium-ion batteries and unproven high-volume customer demand for a fully electric aerial mobility service. Additionally, we are developing assembly lines at volumes for which there is no precedent within the traditional aerospace industry. If we are not able to overcome these barriers, our business, prospects, operating results and financial condition will be negatively impacted, and our ability to grow our business will be harmed.
We have not yet constructed a high-volume production facility in which to manufacture and assemble our aircraft. Our manufacturing facility plans are still in process, and various aspects of the component procurement and manufacturing plans have not yet been determined. We are currently evaluating, qualifying and selecting our suppliers for the planned production aircraft. However, we may not be able to engage suppliers for the remaining components in a timely manner, at an acceptable price or in the necessary quantities.
We also have to obtain all of the necessary regulatory approvals in each of our markets in order to test, produce and create our aircraft. We will have to obtain certification from the United Kingdom’s Civil Aviation Authority (“CAA”), the European Union Aviation Safety Agency (“EASA”) and the United States Federal Aviation Authority (“FAA”) in order to start producing our aircraft in each of those markets, and there can be no assurance that we will obtain certification of our aircraft in the times that we currently expect, or at all, which would impact our overall timetable to produce our aircraft. Should there be any delays to our projected production timetables, this could have a material effect on our ability to deliver any orders to our customers, which could have a material adverse effect on our relationships with our current and existing customers and adversely affect our reputation. We also will be required to obtain and maintain a Production Organization Approval (a “POA”) from the CAA in order to be able to manufacture aircraft pursuant to an approved type design (e.g., type certificate). Maintaining a POA will involve extensive ongoing oversight by the CAA of our production facilities and processes. If we are unable to obtain a POA, or the CAA imposes unanticipated restrictions as a condition of approval, our projected costs of production could increase substantially.
Our POA and the timing of our production ramp up are dependent upon finalizing certain aspects of the design, engineering, component procurement, testing, build out and manufacturing plans in a timely manner and upon our ability to execute these plans within the current timeline. It is also dependent on being able to obtain timely Design Organization Approval (“DOA”) and Type Certification from the CAA. We intend to fund the build out of this manufacturing facility using existing cash, cash from this offering and future financing opportunities. If we are unable to obtain the funds required on the timeline that we anticipate, our plans for building our manufacturing plants could be delayed which may adversely affect our business, financial condition and operating results.
While we are aiming to achieve certification by the end of 2024, there can be no assurance that we will be able to achieve certification on our projected timeline or at all, which would have a material adverse effect on our ability to produce our aircraft and meet our customers’ demands, any of which would have a material adverse effect on our reputation, business, financial condition and results of operations.
We are a pre-revenue, early-stage company with a history of losses, and we expect to incur significant expenses and continuing losses for the foreseeable future.
We are a pre-revenue, early-stage company that has incurred losses in the operation of our business related to research and development activities since inception. We anticipate that our expenses will increase and that we will continue to incur losses in the future until at least the time we begin manufacturing our aircraft, which is not expected to occur before 2024. Even if we are able to successfully develop and sell our aircraft, there can be no assurance that the aircraft will be commercially successful and achieve or sustain profitability.
We expect the rate at which we will incur losses to be significantly higher in future periods as we, among other things, certify and assemble our aircraft, deploy our facilities, build up inventories of parts and components for our aircraft, increase our sales and marketing activities, develop our manufacturing infrastructure and increase our general and administrative functions to support our growing operations. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenue, which would further increase our losses.
The markets for our offerings are still in relatively early stages of growth, and if such markets do not continue to grow, grow more slowly than we expect or fail to grow as large as we expect, our business, financial condition and results of operations could be harmed.
The market for eVTOL aircraft is still in a relatively early stage, and our success in these markets is dependent upon our ability to effectively market and sell advanced air mobility as a substitute for conventional methods of transportation and the effectiveness of our other marketing and growth strategies. If the public does not perceive advanced air mobility as beneficial, or chooses not to adopt advanced air mobility as a result of concerns regarding safety, affordability or for other reasons, then the market for our offerings may not further develop, may develop more slowly than we expect or may not achieve the growth potential we expect, any of which could harm our business, financial condition and results of operations.
Our suppliers and partners for the parts and components in our aircraft are an important part of our business model, and any interruptions, disagreements or delays could have a material adverse effect on our business, results of operations and financial condition.
Our suppliers and partners, some of whom are currently single source suppliers for certain components, are a key part of our business model in order to manufacture our aircraft. Our supplier and partner base is located globally, and we strategically partnered with what we believe to be industry leaders in order to supply the highest quality components for our aircraft. Many of the components used in our aircraft are being custom made for us, including our flight controls systems, engine, avionics systems and software, all of which is currently being developed with our partners. This supply chain exposes us to multiple potential sources of delivery failure or component shortages for our aircraft, most of which are out of our control, including shortages of, or disruptions in the supply of, the raw materials used by our partners in the manufacture of components, disruptions to our partners’ workforce (such as strikes or labor shortfalls) and disruptions to, or capacity constraints affecting, shipping and logistics.
While we believe that we may be able to establish alternate supply relationships and can obtain replacement components, we may be unable to do so in the short term or at all at prices that are acceptable to us or may need to recertify components. We may experience source disruptions in our or our partners’ supply chains, which may cause delays in our overall production process for both prototype and commercial production aircraft. We are also, in some cases, subject to key suppliers for certain pieces of manufacturing equipment for which we rely on, or may be reliant on to achieve our projected high-volume production numbers. For example, we expect to procure electric motors primarily from Rolls-Royce and our flight control system and avionics systems primarily from Honeywell. If we needed to find alternative suppliers for any of the key components of our aircraft, then this could increase our costs and adversely affect our ability to receive such components on a timely basis, or at all, which could cause significant delays in our overall projected timelines for the delivery of our aircraft and adversely affect our relationships with our customers.
In addition, if we experience a significant increase in demand, or need to replace our existing suppliers, there can be no assurance that additional suppliers of component parts will be available when required on terms that are acceptable to us, or at all, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner. Further, if we are unable to manage successfully our relationships with all of our suppliers and partners, the quality and availability of our aircraft may be harmed. Our suppliers or partners could, under some circumstances, decline to accept new purchase orders from, or otherwise reduce their business with, us. Any disruptions in the supply of components from our suppliers and partners could lead to delays in aircraft production, which would materially adversely affect our business, financial condition and operating results.
Further, if any conflicts arise between our suppliers or partners and us, the other party may act in a manner adverse to us and could limit our ability to implement our business strategies, which could impact our projected production timelines and number of aircraft produced. Our suppliers or partners may also develop, either alone or with others, products in related fields that are competitive with our products as a result of any conflicts or disagreements. Any disagreements or conflicts with our suppliers or partners could have an adverse effect on our reputation, which could also negatively impact our ability to source new suppliers or partners.
Also, given the nascent state of the electric aviation industry in comparison to the relatively well established electric automotive industry, we, and the electric aviation industry as a whole, have limited influence over the specifications of certain components manufactured by our suppliers (in particular, certain components used to manufacture our batteries). If such suppliers change the specification of key components required for our aircraft, we may be required to renew our certification or redesign our aircraft. This could have a material adverse impact on our business, and there can be no guarantee that such redesign and re-certification could be achieved on a timely basis, or at all.
Any changes in business conditions, wars, governmental changes, political intervention and other factors beyond our control or which we do not presently anticipate, could also affect our partners’ and suppliers’ abilities to deliver components to us on a timely basis, which could have a material adverse effect on our overall timelines to produce our aircraft. We do not control our suppliers or partners or such parties’ labor and other legal compliance practices, including their environmental, health and safety practices. If our current suppliers or partners, or any other suppliers or partners which we may use in the future, violates any specific laws or regulations, we may be subjected to extra duties, significant monetary penalties, adverse publicity, the seizure and forfeiture of products that we are attempting to import or the loss of our import privileges. The effects of these factors could render the conduct of our business in a particular country undesirable or impractical and have a negative impact on our business, financial condition and results of operations.
Accidents or incidents involving eVTOL aircraft, us or our competitors could have a material adverse effect on our business, financial condition and results of operations.
Test flying prototype aircraft is inherently risky, and accidents or incidents involving our aircraft are possible. Any such occurrence would negatively impact our development, testing and certification efforts, and could result in re-design, certification delay and/or postponements or delays to the sales of our aircraft.
The operation of aircraft is subject to various risks, and we expect demand for our aircraft to be impacted by accidents or other safety issues regardless of whether such accidents or issues involve our aircraft. Such accidents or incidents could also have a material impact on our ability to obtain certification from the CAA, EASA, and/or FAA for our aircraft, or to obtain such certification in a timely manner. Such events could impact confidence in a particular aircraft type or the air transportation services industry as a whole, particularly if such accidents or disasters were due to a safety fault. We believe that regulators and the general public are still forming their opinions about the safety and utility of aircraft that are highly reliant on lithium-ion batteries and/or advanced flight control software capabilities. An accident or incident involving either our aircraft or a competitor’s aircraft during these early stages of opinion formation could have a disproportionate impact on the longer-term view of the emerging AAM market.
There may be heightened public skepticism of this nascent technology and its adopters. In particular, there could be negative public perception surrounding eVTOL aircraft, including the overall safety and the potential for injuries or death occurring as a result of accidents involving eVTOL aircraft, regardless of whether any such safety incidents involve our aircraft. Any of the foregoing risks and challenges could adversely affect Vertical’s prospects, business, financial condition and results of operations.
We are at risk of adverse publicity stemming from any public incident involving our company, our people, our brand or other companies in our industry. Such an incident could involve the actual or alleged behavior of any of our employees or third-party contractors. Further, if our personnel, our aircraft or other types of aircraft are involved in a public incident, accident, catastrophe or regulatory enforcement action, we could be exposed to significant reputational harm and potential legal liability. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident, catastrophe or action. In the event that our insurance is inapplicable or inadequate, we may be forced to bear substantial losses from an incident or accident. In addition, any such incident, accident, catastrophe or action involving our employees, our aircraft or other types of aircraft could create an adverse public perception, which could harm our reputation, result in passengers being reluctant to use our services and adversely impact our business, results of operations and financial condition.
Our eVTOL aircraft may not be certified by transportation authorities on the timeline projected, which could adversely affect our prospects, business, financial condition and results of operations.
eVTOL aircraft involve a complex set of technologies, which we and our partners and suppliers must continue to develop and rely on independent third-party aircraft operators to adopt. However, before eVTOL aircraft can fly passengers, the aircraft must receive requisite approvals from the relevant authorities. No eVTOL aircraft are currently certified by the CAA, EASA or FAA for commercial operations, and there is no assurance that our research and development will result in government-certified aircraft that are market-viable or commercially successful in a timely manner, or at all. In order to gain government certification, the safety of our eVTOL aircraft must be proven, none of which can be assured. Even if eVTOL aircraft are certified, individual operators must conform eVTOL aircraft to their licenses and air operator certificates, which requires CAA, EASA and FAA approval, and individual pilots also must be licensed and approved by the CAA, EASA and/or FAA, as applicable, to fly eVTOL aircraft, which could contribute to delays in any widespread use of eVTOL aircraft and potentially limit the number of eVTOL aircraft operators available to purchase our aircraft.
The pre-orders from Avolon and American Airlines, and a pre-order option from Virgin Atlantic, are conditional and constitute all of the current orders for our aircraft. If these orders are cancelled, modified, delayed or not placed in accordance with the terms agreed with each party, our business, results of operations, liquidity and cash flow will be materially adversely affected.
The pre-order from Avolon for 310 aircraft (with an option to purchase an additional 190) and American Airlines for 250 aircraft (with an option to purchase an additional 100) are conditional and constitute all of the current orders for our aircraft. Virgin Atlantic has been granted a pre-order option to purchase up to 150 aircraft. These pre-orders are subject to certain conditions, including the agreement of the final terms of purchase pursuant to a signed purchase order, no regulatory impediments from the CAA, EASA, or FAA, as applicable, and approval by the relevant customer’s board of directors. In addition, the terms of purchase for these pre-orders are subject to detailed master purchase agreements, which will need to be negotiated and finalized between parties before the orders are placed. The obligations of each of Avolon, American Airlines and Virgin Atlantic to consummate the order will arise only after all of such material terms are agreed in the discretion of each party. Further, each buyer has the right to terminate the agreement and cancel the order at its convenience by providing written notice to us within a certain period of time prior to the agreed purchase date. If any of these orders are cancelled, modified or delayed, or otherwise not consummated, or if we are otherwise unable to convert our strategic relationships into sales revenue, our business, results of operations, liquidity and cash flow will be affected.
Our aircraft may not perform at the level we expect on the timelines projected and may have potential defects, such as higher than expected noise profile, lower payload than initially estimated, shorter range and/or shorter useful lives than we anticipate.
Our aircraft may not perform at the level we expect on the timelines projected or may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. For example, our aircraft may have a higher noise profile than we expect, carry a lower payload or have shorter maximum range than we estimate. Our aircraft will also use a substantial amount of software code to operate. Software products are inherently complex and often contain defects and errors when first introduced.
While we have performed, and will continue to perform, extensive testing, it is not possible to fully replicate every operating condition and validate the long-term durability of every aspect of our aircraft prior to its use in service. In some instances, we may need to continue to rely upon projections and models to validate the projected performance of our aircraft over their lifetime. Therefore, similar to most aerospace products, there is a risk that our aircraft may suffer unforeseen faults, defect or other issues in service. Such faults, defects and other issues may require significant additional research and development to rectify and could involve suspension of operation of our aircraft until any such defects can be cured. There can be no assurance that such research and development efforts would result in viable products or cure any such defects.

Obtaining the necessary data and results may take longer than planned or may not be obtained at all. Any such delays or setbacks could have a material adverse effect on our reputation and our ability to achieve our projected timelines and financial goals.
We expect to introduce new and additional features and capabilities to the aircraft and our service over time. For example, while we intend for our aircraft to be capable of operating under instrument flight rules (“IFR”) from the date of their manufacture, they may initially operate either fully or partially under visual flight rules (“VFR”), as operation under IFR is likely to require further testing and certification and may potentially require revisions to the IFR to accommodate eVTOL technology. We may be unable to test and have the aircraft certified in a timely manner, or at all, and any necessary revisions to the IFR may not take place in a timely manner, or at all.
Further, some components of our aircraft may have a lower performance life than we initially expected, such as the life of our batteries, which could have a material adverse effect on our supply chain and our ability to provide aircraft to our customers on the projected timelines.
Any product defects or any other failure of our aircraft to perform as expected could harm our reputation and result in adverse publicity, delays in or inability to obtain certification, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand and reputation, and significant warranty and other expenses and could have a material adverse impact on our business, financial condition and results of operations.
Certain of our strategic, development and deployment arrangements could be terminated or may not materialize into long-term contract partnership arrangements and may restrict or limit us from developing our aircraft with or providing services to other strategic partners.
We have agreements with strategic, development and deployment partners and collaborators. Some of these arrangements are evidenced by memoranda of understanding, letters of intent, early stage agreements, some of which are non-binding, that are used for design and development purposes but will require further negotiation at later stages of development or production or master agreements that have yet to be implemented under separately negotiated statements of work, each of which could be terminated or may not materialize into next-stage contracts or long-term contract partnership arrangements. In addition, we do not currently have arrangements in place that will allow us to fully execute our business plan, including, without limitation, final supply and manufacturing agreements. Moreover, existing or future arrangements may contain limitations on our ability to enter into strategic, development and deployment arrangements with other partners. If we are unable to maintain such arrangements and agreements, or if such agreements or arrangements contain other restrictions from, or limitations on, developing aircraft with other strategic partners, our business, financial condition and operating results could be materially and adversely affected.
We intend to grow our business rapidly and expect to expand our operations significantly. Any failure to manage our growth effectively could adversely affect our business, prospects, operating results and financial condition.
Any failure to manage our growth effectively could materially and adversely affect our business, operating results and financial condition. We intend to expand our operations significantly. We expect our future expansion to include:
•
expanding the management team;

•
hiring and training new personnel;

•
leveraging consultants to assist with our growth and development;

•
forecasting production and revenue;

•
controlling expenses and investments in anticipation of expanded operations;

•
establishing or expanding design, production, sales and service facilities; and

•
implementing and enhancing administrative infrastructure, systems and processes.

We intend to continue to hire a significant number of additional personnel, including software engineers, design and production personnel and service technicians for our aircraft. Because our eVTOL aircraft are based on a different technology platform from traditional internal combustion engines, individuals with sufficient training in eVTOL aircraft may not be available to hire, and as a result, we will need to expend significant time and expense training any newly hired employees. Competition for individuals with experience designing, producing and servicing electric aircraft and their software is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business, financial condition and operating results.
Our ability to effectively manage growth and expansion of our operations will also require us to enhance our operational systems, internal controls and infrastructure, human resources policies and reporting systems. These enhancements will require significant capital expenditures and allocation of valuable management and employee resources.
We are dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.
Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including engineering, finance, marketing, sales, and technology and support personnel. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and harm our business, financial condition and results of operations. Additionally, our financial condition and results of operations may be adversely affected if we are unable to attract and retain skilled employees to support our operations and growth.
Our forecasted operating and financial results rely in large part upon assumptions and analyses developed by us. If these assumptions and analyses prove to be incorrect, our actual operating and financial results may be significantly below our forecasts.
The projected financial and operating information appearing elsewhere in this proxy statement reflects current estimates of future performance. Whether actual operating and financial results and business developments will be consistent with our expectations and assumptions as reflected in its forecast depends on a number of factors, many of which are outside of our control, including, but not limited to:
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whether we can obtain sufficient capital to begin production and grow our business;

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our ability to manage our growth;

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whether we can manage relationships with our partners and suppliers;

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whether we can rapidly deploy our facilities and successfully execute our production methodologies in such facilities;

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the ability to obtain necessary regulatory approvals and certifications;

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demand for our products and services;

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the timing and costs of new and existing marketing and promotional efforts;

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inflationary pressures in labor markets and for other resources

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competition, including from established and future competitors;

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our ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

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the overall strength and stability of the economies in the markets in which we operate or intend to operate in the future;

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customer acceptance and adoption of a novel form of aircraft; and

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regulatory, legislative and political changes.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, results of operations and financial results.
In addition, our production methodologies (including robotic assembly processes and composite manufacturing) are still being designed and our assumptions may not be accurate. If we are unable to successfully implement our production methodologies, or the assumptions on which such production methodologies are based prove to be incorrect, our business, prospects, financial condition and operating results could be adversely affected.
If we are unable to establish and maintain confidence in our long-term business prospects among customers and analysts and within our industry, or we are subject to negative publicity, then our financial condition, operating results, business prospects and access to capital may suffer materially.
Customers may be less likely to purchase our aircraft if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term. Similarly, partners, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in our aircraft, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, customer unfamiliarity with eVTOL aircraft, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of electric aircraft, including our electric aircraft and our production and sales performance compared with market expectations.
Our aircraft utilization may be lower than expected, and our aircraft may be limited in its performance during certain weather conditions.
Our aircraft, when produced, may not be able to fly safely in poor weather conditions, including snowstorms, thunderstorms, lightning, hail, known icing conditions and/or fog. This inability to operate in these conditions could reduce our aircraft utilization and cause delays and disruptions in the services provided by our customers and partners. Aircraft utilization is reduced by delays and cancellations from various factors, many of which are beyond our control, including adverse weather conditions, security requirements, air traffic congestion and unscheduled maintenance events. The success of our business is dependent, in part, on the utilization rate of our aircraft by our customers and reductions in utilization may adversely impact the expected sales of our aircraft and aftermarket service revenue, therefore, our financial performance and results of operations.
Our aircraft may require maintenance at frequencies or at costs that are unexpected and could adversely impact the estimated prices for those maintenance services that we sell in connection with our aircraft.
Our aircraft, when they are produced, are anticipated to be highly technical products that will require maintenance and support. We are still developing our understanding of the long-term maintenance profile of the aircraft, and if useful lifetimes are shorter than expected, this may lead to greater maintenance costs than previously anticipated. If our aircraft and related equipment require maintenance more frequently than we plan for or at costs that exceed our estimates, that would have an impact on the sales of our aircraft and have a material adverse effect on our business, financial condition and results of operations.
Our competitors may commercialize their technology before us, either in general or in specific markets.
While we expect to be one of the pioneering companies to market eVTOL aircraft, we expect this industry to be increasingly competitive, and it is possible that our competitors could get to market before us, either generally or in specific markets. Even if we are first to market, we may not fully realize the benefits we anticipate, and we may not receive any competitive advantage or may be overcome by other competitors. If new companies or existing aerospace companies launch competing solutions in the markets in which we intend to operate and/or obtain large scale capital investment, we may face increased competition. Additionally, our competitors may benefit from our efforts in developing consumer and community acceptance for eVTOL aircraft, making it easier for them to obtain the permits and authorizations required to sell the aircraft in the markets in which we intend to sell or in other markets. In the event we do not capture the early-mover advantage that we anticipate, it may harm our business, financial condition, operating results and prospects.
Many of our current and potential competitors are larger and have substantially greater resources than we have and expect to have in the future. They may also be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or offer lower prices. In particular, our competitors may be able to obtain the relevant certification and approvals for their aircraft before us. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products that compete directly or indirectly with ours in the future.
We currently target many customers, suppliers and partners that are large corporations with substantial negotiating power and exacting product, quality and warranty standards. If we are unable to sell our products to these customers on satisfactory terms, our prospects and results of operations will be adversely affected.
Many of our potential customers, and current and potential suppliers and partners are large, multinational corporations with substantial negotiating power relative to us and, in some instances, may have internal solutions that are competitive to our products. These large, multinational corporations also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies.
Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of our time and resources. We cannot assure you that our products will secure design wins from these or other companies or that we will generate meaningful revenue from the sales of our aircraft to these key potential customers. If our aircraft are not selected by these large corporations or if these corporations develop or acquire competitive technology, this may have an adverse effect on our business.
There may be a shortage of pilots and mechanics who meet the training standards required, which could reduce our ability to sell our aircraft at scale and on the timelines contemplated.
There is a shortage of pilots that is expected to exacerbate over time as more pilots in the industry approach mandatory retirement age. Similarly, trained and qualified aircraft and aviation mechanics with a variety of different skills, including battery maintenance and dealing with high voltage electrical systems, are also in short supply. This will affect the aviation industry, including AAM services and more specifically, our business.
Our service is dependent on recruiting mechanics qualified to perform the requisite maintenance activities, which may be difficult due to the corresponding personnel shortages. If we are unable to hire, train, and retain qualified mechanics, our business could be harmed, and we may be unable to implement our growth plans.
We may encounter obstacles outside of our control that slow market adoption of eVTOL aircraft or aerial rideshares, such as regulatory requirements or infrastructure limitations.
Our growth is highly dependent upon the adoption of electric aircraft by customers in the aviation industry, as well as consumers who will travel in the aircraft. The target demographics for our aircraft are highly competitive. If the market for electric aircraft does not develop at the rate or in the manner or to the extent that we expect, or if critical assumptions we have made regarding the efficiency of our electric aircraft are incorrect or incomplete, our business, prospects, financial condition and operating results will be harmed. The fleet market for electric aircraft is new and untested and is characterized by rapidly changing technologies, price competition, numerous competitors, evolving government regulation and industry standards and uncertain customer demands and behaviors.
If we experience harm to our reputation and brand, our business, financial condition and results of operations could be adversely affected.
Continuing to increase the strength of our reputation and brand for high-performing, sustainable, safe and cost-effective advanced air mobility is critical to our ability to attract and retain customers and partners.

In addition, our growth strategy includes international expansion through joint ventures or other partnerships with local companies that would benefit from our reputation and brand recognition. The successful development of our reputation and brand will depend on a number of factors, many of which are outside our control. Negative perception of our aircraft or company may harm our reputation and brand, including as a result of:
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complaints or negative publicity or reviews about us, independent third-party aircraft operators, fliers or other brands or events that we associate with, even if factually incorrect or based on isolated incidents;

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changes to our operations, safety and security or other policies that customers, end-users or others perceive as overly restrictive, unclear or inconsistent with our values;

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illegal, negligent, reckless or otherwise inappropriate behavior by fliers, independent or other third parties involved in the operation of our business or by our management team or other employees;

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actual or perceived disruptions or defects in our aircraft;

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litigation over, or investigations by regulators into, our operations or those of our independent third-party aircraft operators;

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a failure to operate our business in a way that is consistent with our values;

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negative responses by independent third-party aircraft operators or fliers to new mobility offerings; or

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any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry as a whole.

Any of the foregoing could adversely affect our business, financial condition and results of operations.
Customer and consumer perception of us and our reputation may be impacted by the broader industry, and customers may not differentiate our aircraft from our competitors.
Potential customers and consumers may not differentiate between us and the broader aviation industry or, more specifically, the AAM service industry. If our competitors or other participants in this market have problems in a wide range of issues, including safety, technology development, engagement with aircraft certification bodies or other regulators, engagement with communities, target demographics or other positioning in the market, security, data privacy, flight delays, or bad customer service, such problems could impact the public perception of the entire industry, including our business. We may fail to adequately differentiate our brand, our services and our aircraft from others in the market which could impact our ability to attract passengers or engage with other key stakeholders. The failure to differentiate ourselves and the impact of poor public perception of the industry could have an adverse impact on our business, financial condition, and results of operations.
We are subject to risks related to health epidemics and pandemics, including the ongoing COVID-19 pandemic, which could adversely affect our business and operating results.
We face various risks related to public health issues, including epidemics, pandemics and other outbreaks, including the ongoing COVID-19 pandemic. The effects and potential effects of COVID-19, including, but not limited to, its impact on general economic conditions, trade and financing markets, changes in customer behavior and continuity in business operations creates significant uncertainty. The spread of COVID-19 also disrupted the manufacturing, delivery and overall supply chain of aircraft manufacturers and suppliers, and has led to a global decrease in aircraft sales in markets around the world. In particular, the COVID-19 crisis may cause a decrease in demand for our aircraft if our customers delay purchases of aircraft generally, an increase in costs resulting from our efforts to mitigate the effects of COVID-19, delays in our schedule to full commercial production of electric aircraft and disruptions to our supply chain, among other negative effects.
The pandemic has resulted in government authorities implementing many measures to contain the spread of COVID-19, including travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders and business shutdowns. These measures may be in place for a significant period of time and may be reinstituted if conditions deteriorate, which could adversely affect our start-up and manufacturing plans. Measures that have been relaxed may be re-implemented if COVID-19 continues to spread. If, as a result of these measures, we have to limit our number of employees at a given time, this could cause a delay in tooling efforts or in the production schedule of our electric aircraft. Further, our sales and marketing activities may be adversely affected due to the cancellation or reduction of in-person sales activities, meetings, events and conferences. If our workforce is unable to work effectively, including due to illness, quarantines, government actions or other restrictions in connection with COVID-19, our operations will be adversely affected.
The extent to which the COVID-19 pandemic may continue to affect our business (including our ability to test aircraft and the ability of regulators to certify our aircraft) will depend on continued developments, which are uncertain and cannot be predicted. Even after the COVID-19 pandemic has subsided, we may continue to suffer an adverse effect to our business due to the global economic effects, including any economic recession.
In order to reach production for our aircraft, we need to develop complex software and technology systems in coordination with our partners and suppliers, and there can be no assurance such systems will be successfully developed.
We anticipate that our aircraft will use a substantial amount of sophisticated software and hardware to operate. The development of such advanced technologies is inherently complex, and we will need to coordinate with our partners and suppliers in order to reach production for our aircraft. Defects and errors may be revealed over time and our control over the performance of third-party services and systems may be limited. Thus, our potential inability to develop the necessary software and technology systems may harm our competitive position.
We are relying on third-party partners to develop a number of emerging technologies for use in our products. These technologies are not today, and may not ever be, commercially viable. There can be no assurances that our partners will be able to meet the technological requirements, production timing, and volume requirements to support our business plan. In addition, the technology may not comply with the cost, performance useful life and warranty characteristics that we anticipate in our business plan. As a result, our business plan could be significantly adversely impacted, and we may incur significant liabilities under warranty claims, which could adversely affect its business, prospects, and results of operations.
Any material disruption in our information systems could adversely affect our business.
We rely on information technology networks and systems to operate and manage our business. Our information technology networks and systems will process, transmit and store personal and financial information, proprietary information of our business, allow us to coordinate our business across our operation bases and allow us to communicate with our employees and externally with customers, suppliers, partners and other third parties. While we believe we take reasonable steps to secure these information technology networks and systems, and the data processed, transmitted and stored thereon, such networks, systems and data may be susceptible to cyberattacks, viruses, malware or other unauthorized access or damage (including by environmental, malicious, or negligent acts), which could result in unauthorized access to, or the release and public exposure of, our proprietary information. Any of the foregoing could cause substantial harm to our business, require us to make notifications to governmental authorities, or the media, and could result in litigation, investigations or inquiries by government authorities, or subject us to penalties, fines and other losses relating to the investigation and remediation of such an attack or other unauthorized access or damage to our information technology systems and networks.
If we are unable to obtain and maintain adequate facilities and infrastructure, we may be unable to develop and manufacture the aircraft as expected.
In order to develop and manufacture our aircraft, we must be able to obtain and maintain adequate facilities and infrastructure. We intend to develop our initial final assembly facility in the United Kingdom. We may be unsuccessful in obtaining, developing and/or maintaining these facilities in a commercially viable manner. Even if we are able to begin assembly operations in these facilities, maintenance of these facilities will require considerable capital expenditure as we expand operations. We cannot provide any assurance that we will be successful in obtaining and maintaining adequate facilities and infrastructure, and any failure to do so may result in our inability to develop and manufacture our aircraft as expected or on the timelines projected, which would adversely affect our business, financial condition and results of operations.
Our aircraft and the facilities that manufacture them may not be operable due to natural disaster, permitting or other external factors.
Natural disasters, including wildfires, tornadoes, hurricanes, floods and earthquakes and severe weather conditions, such as heavy rains, strong winds, dense fog, blizzards or snowstorms, may damage our facilities or aircraft. Severe weather conditions, such as rainfall, snowfall, fog, mist, freezing conditions or extreme temperatures, may also impact the ability for flights to occur as planned, which could reduce our customers’ revenue and profitability and demand for our aircraft as a result, and cause passengers to view our aircraft as less reliable. Any of the foregoing could have an adverse effect on our business, financial condition and results of operations.
We are subject to risks associated with climate change, including the potential increased impacts of severe weather events on our operations and infrastructure.
The potential physical effects of climate change, such as increased frequency and severity of storms, floods, fires, fog, mist, freezing conditions, sea-level rise and other climate-related events, could affect the operations of third-party operators, and therefore, our operations and financial results. We could incur significant costs to improve the climate resiliency of our aircraft and otherwise prepare for, respond to and mitigate such physical effects of climate change. We are not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change.
Market and regulatory trends to reduce climate change may not evolve in the direction and within the timing expected, which could have a negative impact in our business plan.
A number of governments globally have introduced or are moving to introduce climate change legislation and treaties at the international, national, state/provincial and local levels. Regulation relating to emission levels and energy efficiency is becoming more stringent and is gaining more widespread market approval, as consumers expect companies to play a role in addressing climate change. Our aircraft operate on electricity and are designed to produce zero carbon emissions. We expect that market and regulatory trends favoring such “clean” energy and addressing climate change will continue to evolve in our favor. However, any change or reversal in such market and regulatory trends, such as less focus on climate-friendly solutions or less stringent legislation with respect to emissions, could result in lower demand for our eVTOL aircraft and have an adverse effect on our business.
As we expand into new territories, we may encounter stronger market resistance than we currently expect, including from incumbent competitors in those territories.
We may face risks associated with any potential international expansion of our operations into new territories, including possible unfavorable regulatory, political, tax and labor conditions, which could harm our business. In addition, in certain of these markets, we may encounter incumbent competitors with established technologies and customer bases, lower prices or costs and greater brand recognition. We anticipate having international operations and subsidiaries that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. However, we have no experience to date selling and servicing our aircraft internationally, and such expansion would require us to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. We will be subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell our electric aircraft and require significant management attention. If we fail to successfully address these risks, our business, prospects, financial condition and operating results could be materially harmed.
The intended initial operations of our customers may be concentrated in a small number of metropolitan areas and airports, which could indirectly make our business particularly susceptible to natural disasters, outbreaks and pandemics, growth constraints, economic, social, weather and regulatory conditions or other circumstances affecting these metropolitan areas.
We intend to initially sell to customers that will service larger metropolitan areas, and these sales will be the primary source of the majority of our revenue. As a result, our business and financial results may be susceptible to natural disasters, outbreaks and pandemics, growth constraints, economic, social, weather and regulatory conditions or other circumstances applicable to metropolitan areas. In addition, any changes to local laws or regulations within key metropolitan areas that affect our customers’ ability to operate our aircraft in these markets could have an adverse effect on our business, financial condition and operating results.
Disruption of operations at vertiports, whether caused by labor relations, utility or communications issues or power outages could cause our customers to reduce the number of aircrafts that they order or to cancel their orders entirely. Certain airports may regulate our flight operations, such as limiting the number of landings per year, which could reduce our customers’ ability to operate as many aircraft as they originally forecast, which in turn could lead to a reduction in orders of our aircraft. In addition, demand for our customers’ advanced air mobility services could be impacted if drop-offs or pick-ups of fliers become inconvenient because of airport rules or regulations, or more expensive for fliers because of airport-imposed fees, which would adversely affect our business, financial condition and operating results.
We will rely on the existing vertiport network developed by third parties. The ability of such networks to support high-volume eVTOL service and our aircraft could have an adverse effect on the use of our aircraft and our expected growth potential.
In order to use our aircraft, our customers will require adequate landing infrastructure. As airports and heliports around the world become more congested, it may not be possible to ensure that our customers’ plans can be implemented in a commercially viable manner given infrastructure constraints, including those imposed by inadequate facilities at desirable locations. Access to airports, heliports and vertiports may be prohibitively expensive, not available at all, or may be inconsistent with our projections. Our customers’ advanced air mobility service will depend on the ability to develop and operate vertiports in desirable locations in metropolitan locations. Developing and operating vertiport locations will require permits and approvals from international, national and local regulatory authorities and government bodies and our customers’ ability to operate their service will depend on such permits and approvals. We cannot predict whether our customers will receive such permits and approvals or whether they will receive them in a timely manner. If any of our current or future customers are prohibited, restricted or delayed from developing and operating desirable vertiport locations, our business could be adversely affected.
The current conditional pre-orders and future sale orders of our aircraft may be subject to indexed price escalation clauses, which could subject us to losses if we have cost overruns or if increases in costs exceed the applicable escalation rate.
Aircraft sales contracts are often entered into years before the aircraft are delivered. In order to help account for economic fluctuations between the contract date and delivery date, aircraft pricing in such master purchase agreements may include price escalation clauses to account for cost increases from labor, commodity and other price indices. Our revenue estimates are based on current expectations with respect to these escalation formulas, but the actual escalation amounts are outside of our control. Escalation factors can fluctuate significantly from period to period and changes in escalation amounts can significantly impact revenues and operating margins in our eVTOL business. We can make no assurance that any customer, current or future, will exercise purchase options, fulfill existing purchase commitments or purchase additional products or services from us. The terms and conditions of the pre-orders regarding price escalation clauses are yet to be determined, and there is no assurance that they will be determined in a manner that will mitigate the risks described above.
We are subject to laws and regulations concerning our collection, processing, storage, sharing, disclosure and use of customer information and other sensitive data, and our actual or perceived failure to comply with data privacy and security laws and regulations could damage our reputation and brand and harm our business and operating results.
In the ordinary course of business, we collect, store, and transmit information, including personal information, in relation to our current, past or potential customers, business partners, employees and contractors. We therefore face particular privacy, data security, and data protection risks in connection with requirements of the European Union’s General Data Protection Regulation 2016/679 (“GDPR”), national implementing legislation of the GDPR, the United Kingdom GDPR and U.K. Data Protection Act 2018 (which retains the GDPR in U.K. national law (the “U.K. GDPR”)) and other data protection regulations in the European Economic Area (“EEA”) and the U.K.. Among other stringent requirements, the GDPR and U.K. GDPR restrict transfers of data outside of the EEA and U.K. to third countries deemed to lack adequate privacy protections (such as the U.S.), unless an appropriate safeguard specified is implemented. A July 16, 2020 decision of the Court of Justice of the European Union invalidated a key mechanism for lawful data transfer to the U.S. and called into question the viability of its primary alternative, the standard contractual clauses. While the European Commission has recently published revised standard contractual clauses, which be used for relevant new data transfers from September 27, 2021, the ability of companies to lawfully transfer personal data from the EEA and the U.K. to the U.S. and other third countries is presently uncertain. We currently rely on the standard contractual clauses to transfer personal data outside the EEA and the U.K., including to the U.S. among other data transfer mechanisms pursuant to the GDPR and U.K. GDPR. Other countries have enacted or are considering enacting similar cross-border data transfer rules or data localization requirements. These developments could limit our future ability to deliver our products in the EEA, the U.K. and other foreign markets.
Fines for certain breaches of the GDPR and the U.K. GDPR are significant e.g., fines for certain breaches of the GDPR or the U.K. GDPR are up to the greater of €20 million / £17.5 million or 4 % of total global annual turnover. In addition to the foregoing, a breach of the GDPR or U.K. GDPR could result in regulatory investigations, reputational damage, orders to cease/ change our processing of our data, enforcement notices, and/ or assessment notices (for a compulsory audit). We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.
We are also subject to evolving EU and U.K. privacy laws on cookies and e-marketing. In the EU and U.K., informed consent is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. The GDPR and the U.K. GDPR also impose conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. A recent European court decision, regulators’ recent guidance and recent campaigns by a not-for-profit organization are driving increased attention to cookies and tracking technologies. If regulators start to enforce the strict approach in the recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities.
In the U.S., there are numerous federal and state data privacy and protection laws and regulations governing the collection, use, disclosure, protection and other processing of personal information, including federal and state data privacy laws, data breach notification laws and consumer protection laws. We may become subject to these laws and regulations. For example, the California Consumer Privacy Act of 2018 (“CCPA”), which became effective in January 2020, created new privacy rights for consumer residing in the state and imposes obligations on companies that process their personal information, including an obligation to provide certain new disclosures to such residents. Specifically, among other things, the CCPA creates new consumer rights, and imposes corresponding obligations on covered businesses, relating to the access to, deletion of, and sharing of personal information collected by covered businesses, including California residents’ right to access and delete their personal information, opt out of certain sharing and sales of their personal information, and receive detailed information about how their personal information is used. The law exempts from certain requirements of the CCPA certain information that is collected, processed, sold, or disclosed pursuant to the California Financial Information Privacy Act, the federal Gramm-Leach-Bliley Act or the federal Driver’s Privacy Protection Act. The definition of “personal information” in the CCPA is broad and may encompass other information that we maintain beyond that excluded under the Gramm-Leach-Bliley Act, the Driver’s Privacy Protection Act or the California Financial Information Privacy Act exemption. Further, the CCPA allows for the California Attorney General to impose civil penalties for violations, as well as providing a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. In addition, it remains unclear how various provisions of the CCPA will be interpreted and enforced. California voters also recently passed the California Privacy Rights

Act (“CPRA”), which will take effect on January 1, 2023. The CPRA significantly modifies the CCPA, including by imposing additional obligations on covered companies and expanding California consumers’ rights with respect to certain sensitive personal information, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. Some observers have noted that the CCPA (and the CPRA) could mark the beginning of a trend toward more stringent privacy legislation in the United States, and multiple states have enacted, or are expected to enact, similar or more stringent laws. For example, in 2020, Nevada passed SB 220 which restricts the “selling” of personal information and, in 2021, Virginia passed the Consumer Data Protection Act (“CDPA”) which is set to take effect on January 1, 2023 and grants new privacy rights for Virginia residents. There is also discussion in Congress of a new comprehensive federal data protection and privacy law to which we likely would be subject if it is enacted. Such new laws and proposed legislation, if passed, could have conflicting requirements that could make compliance challenging, require us to expend significant resources to come into compliance, and restrict our ability to process certain personal information.
If we or our third-party service providers experience a security breach, or if unauthorized parties otherwise obtain access to our data, including our customers’ data, partners’ data or other personal data, our reputation may be harmed, demand for services may be reduced and we may incur significant liabilities.
Our services are expected to involve the storage, processing and transmission of data, including certain personal data and confidential and sensitive information. Any security breach, including those resulting from a cybersecurity attack, phishing attack or any unauthorized access, unauthorized usage, virus or similar breach or disruption could result in the loss or destruction of or unauthorized access to, or use, alteration, disclosure, or acquisition of, data, damage to our reputation, litigation, regulatory investigations or other liabilities. These attacks may come from individual hackers, criminal groups and state-sponsored organizations. If our security measures are breached as a result of third-party action, employee error, a defect or bug in our products or those of our third-party suppliers or partners, malfeasance or otherwise, and as a result, someone obtains unauthorized access to our data, including our confidential, sensitive, personal or other information about individuals, or any of these types of information is lost, destroyed or used, altered, disclosed or acquired without authorization, our reputation may be damaged, our business may suffer, and we could incur significant liability and regulatory enforcement. Even the perception of inadequate security may damage our reputation and negatively impact our ability to win new customers and retain and receive timely payments from existing customers. Further, we could be required to expend significant capital and other resources to address any data security incident or breach, which may not be covered or fully covered by our insurance and which may involve payments for investigations, forensic analyses, legal advice, public relations advice, system repair or replacement or other services.
We engage third-party service providers to store and otherwise process some of our and our data, including personal data and confidential and sensitive information. Our service providers may also be the targets of cyberattacks, malicious software, phishing schemes, and fraud. Our ability to monitor our vendors and service providers’ data security is limited, and, in any event, third parties may be able to circumvent those security measures, resulting in the unauthorized access to, misuse, acquisition, disclosure, loss, alteration, or destruction of our data, including confidential data and confidential and sensitive information.
Techniques used to sabotage or obtain unauthorized access to systems or networks are constantly evolving and, in some instances, are not identified until after they have been launched against a target. We and our service providers may be unable to anticipate these techniques, react in a timely manner, or implement adequate preventative and mitigating measures. If we are unable to efficiently and effectively maintain and upgrade our system safeguards, we may incur unexpected costs and certain of our systems may become more vulnerable to unauthorized access or disruption.
Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our shareholders or introduce covenants that may restrict our operations or our ability to pay dividends.
We expect our capital expenditures to continue to be significant in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by customer demand for our aircraft. Overall, however, we expect to make significant investments in our business, including development of our aircraft and investments in our brand. These efforts may prove more expensive than currently anticipated, and we may not succeed in acquiring sufficient capital to offset these higher expenses and achieve positive revenue generation. The fact that we have a limited operating history means we have limited historical data on the demand for our aircraft. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We may need to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all.
Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change its corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.
In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders.
If we cannot raise additional funds when we need or want them, our operations and prospects could be negatively affected.
As an international business, we are exposed to fluctuations in currency exchange rates, which could adversely affect our cash flows and results of operations.
International markets are anticipated to contribute a substantial portion of our revenue, and we intend to expand our presence in these regions. The exposure to fluctuations in currency exchange rates takes on different forms. International revenue and costs are subject to the risk that fluctuations in exchange rates could adversely affect our reported revenue and profitability when translated into pounds sterling for financial reporting purposes. The majority of our revenue is expected to be denominated in U.S. dollars, and our costs are primarily in British pounds sterling. These fluctuations could also adversely affect the demand for products and services provided by us. As an international business, our businesses may occasionally invoice third-party customers in currencies other than the one in which they primarily do business (the “functional currency”). Movements in the invoiced currency relative to the functional currency could adversely impact our cash flows and our results of operations. As our international sales commence and grow, exposure to fluctuations in currency exchange rates could have a larger effect on our financial results. Our management expects to use financial instruments to hedge against currency fluctuations, but such action may be ineffective or insufficient.
We have broad discretion in how we use the net proceeds from the Business Combination, and we may not use them effectively.
We cannot specify with any certainty the particular uses of the net proceeds that we will receive from this offering. Our management will have broad discretion in applying the net proceeds we receive upon consummation of the Business Combination. We may use the net proceeds for general corporate purposes, including working capital, operating expenses and capital expenditures. We may also spend or invest these proceeds in a way with which our shareholders disagree. If our management fails to use these funds effectively, our business could be seriously harmed.
We may not be able to secure adequate insurance policies, or secure insurance policies at reasonable prices.
We maintain general liability insurance, aviation flight testing insurance, aircraft liability coverage, directors and officers insurance and other insurance policies, and we believe our level of coverage is customary in our industry and adequate to protect against claims. However, there can be no assurance that it will be sufficient to cover potential claims or that present levels of coverage will be available in the future at reasonable cost. The eVTOL market is currently a nascent market for insurers, and as such, insurers may be unwilling to cover the risks associated with eVTOL technology, either partially or at all. Further, we expect our insurance needs and costs to increase as we build production facilities, manufacture aircraft, establish commercial operations and expand into new markets, and it is too early to determine what impact, if any, the commercial operation of eVTOLs will have on our insurance costs.
Changes in our tax rates, unavailability of certain tax credits or reliefs or exposure to additional tax liabilities, clawbacks or assessments could affect our profitability, and audits by tax authorities could result in additional tax payments for prior periods.
We expect to be affected by various domestic and international taxes, including direct and indirect taxes imposed on our activities, such as corporate income, withholding, customs, excise, value-added, sales and other taxes. Significant judgment is required in determining our provisions for taxes, and there are many transactions and calculations where the ultimate tax determination is uncertain.
The amount of tax we expect to pay may be subject to audits by international, domestic and local tax authorities. If audits result in payments or assessments different from our reserves, our future results may include unfavorable adjustments to our tax liabilities, and our financial statements could be adversely affected. Any significant changes to the tax system in the United Kingdom, United States, Cayman Islands or in other jurisdictions (including changes in the taxation of international income as further described below) could adversely affect our business, financial condition and results of operations.
We expect to be subject to U.K. corporation tax, which is levied on profits generated in the U.K. and abroad. The U.K. corporation tax rate is currently 19% for the 2021/22 tax year, but the U.K. government has announced that from April 1, 2023 the main U.K. corporation tax rate shall rise to 25%, which will affect our post-tax profits.
We carry out extensive research and development activities, and as a result, we expect to benefit in the United Kingdom from HM Revenue & Customs’ (“HMRC”) research and development expenditure credit (“RDEC”), which provides relief against U.K. corporation tax. Broadly, RDECs provide a tax credit currently equal to 13% of “qualifying research and development expenditure” made from April 1, 2020 (the rate was previously 12% of qualifying research and development expenditure made from January 1, 2018 to March 31, 2020) by certain companies where certain criteria are met. Based on criteria established by HMRC, a portion of expenditures incurred in relation to our research and development and manufacturing development activities are eligible for RDEC relief. Our qualifying research and development expenditures largely consist of employment costs for research staff, consumables and certain internal overhead costs incurred as part of research projects for which we do not receive revenue and are loss generating. To the extent a company cannot utilize the RDEC against U.K. corporation tax, then certain rules apply that allow the RDEC to reduce the tax liability of certain specified taxes, and to the extent it is not possible to utilize the RDEC in full, then the net tax credit is repaid to the company by HMRC.
If, however, there are unexpected adverse changes to the RDEC scheme or for any reason we are unable to qualify for such advantageous tax legislation, then our business, results of operations and financial condition may be adversely affected.
We may be subject to a tax charge as a result of the issuance of warrants.
We intend to issue a number of warrants to the public and to certain business partners which, at the time of their issuance, may be treated as a disposal of an asset for the purposes of U.K. corporation tax. Any chargeable gain arising on such a disposal may, depending on the circumstances and subject to any available exemptions or reliefs (such as loss relief), be subject to U.K. corporation tax at the prevailing rate. The U.K. tax rules provide that once the warrants are exercised, the issuance and exercise of the warrants should be treated as the same transaction, which should not be treated as a taxable event. In this instance, we should be able to reclaim any tax paid in respect of the original issuance of the warrants. There is no certainty that the warrants will be exercised or, in the event that the warrants are exercised, when such exercise will take place.

We may incur tax liabilities in relation to share options held by employees.
We have in place certain arrangements to attract talent and to motivate and incentivize our employees. A number of our employees have been issued share options, which are intended to qualify for certain tax relief in the United Kingdom as enterprise management incentive (“EMI”) options. To qualify for tax relief, a number of strict statutory criteria must be complied with. It is possible that one or more of the relevant criteria have not been complied with. The U.K. tax rules provide that if an option does not qualify for EMI tax relief when it is exercised, Vertical would need to withhold income tax and social security contributions and remit these to the tax authority, and Vertical would need to pay employer’s social security contributions. The tax authority can seek to recover unpaid amounts and impose penalties if we did not comply with these obligations. Vertical is reviewing the position in respect of the options with a view to approaching the U.K. tax authorities for agreement of the extent to which (if any) the options fail to meet the relevant criteria.
Our business may be adversely affected by union activities.
Although none of our employees are currently represented by a labor union, it is common throughout the aerospace and airline industries generally for many employees to belong to a union, which can result in higher employee costs and increased risk of work stoppages. As we expand our business, there can be no assurances that our employees will not join or form a labor union or that we will not be required to become a union signatory. We are also directly or indirectly dependent upon companies with unionized work forces, such as parts suppliers, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs, it could delay the manufacture and sale of our performance electric vehicles and have a material adverse effect on our business, operating results or financial condition.
We are subject to many hazards and operational risks that can disrupt our business, including interruptions or disruptions in service at our facilities, which could have a material adverse effect on our business, financial condition and results of operations.
Our operations are subject to many hazards and operational risks inherent to our business, including general business risks, product liability and damage to third parties, our infrastructure or properties that may be caused by fires, floods and other natural disasters, power losses, telecommunications failures, terrorist attacks (including hijacking, use of the aircraft as a weapon, or use of the aircraft to disperse a chemical or biological agent), catastrophic loss due to security related incidents, human errors and similar events. Additionally, our manufacturing operations are hazardous at times and may expose us to safety risks, including environmental risks and health and safety hazards to our employees or third parties.
Any legal proceedings, investigations or claims against us could be costly and time-consuming to defend and could harm our reputation regardless of the outcome.
We may in the future become subject to legal proceedings, investigations and claims, including claims that arise in the ordinary course of business, such as claims brought by our customers or partners in connection with commercial disputes, claims by end-users, claims or investigations brought by regulators or employment claims made by our current or former employees. Any litigation, investigation or claim, whether meritorious or not, could harm our reputation, will increase our costs and may divert management’s attention, time and resources, which may in turn harm our business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position and results of operations.
Risks Related to Vertical’s Regulatory Environment
The international nature of our business subjects us to additional risks.
We are subject to a number of risks related to doing business internationally, any of which could significantly harm our business. These risks include:
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restrictions on the transfer of funds to and from foreign countries, including potentially negative tax consequences;

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unfavorable changes in tariffs, quotas, trade barriers or other export or import restrictions, including navigating the changing relationships between countries such as the United States and China;

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unfavorable foreign exchange controls and currency exchange rates;

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increased exposure to general international market and economic conditions;

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political and economic uncertainty and volatility;

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the potential for substantial penalties and litigation related to violations of a wide variety of laws, treaties and regulations, including anti-corruption regulations (including the U.S. Foreign Corrupt Practices Act 1977 (as amended, the “FCPA”) and the U.K. Bribery Act 2010 (the “Bribery Act”)) and privacy laws and regulations (including the EU’s General Data Protection Regulation);

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significant differences in regulations across international markets and the regulatory impacts on a globally integrated supply chain;

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the difficulty and costs of designing and implementing an effective control environment across diverse regions and employee bases;

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the difficulty and costs of maintaining effective data security;

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global pricing pressures; and

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unfavorable and/or changing foreign tax treaties and policies.

In addition, our financial performance on a Pounds Sterling denominated basis is subject to fluctuations in currency exchange rates, as our principal funding and sales exposure is to the U.S. dollar. See Note 24 to our consolidated financial statements included elsewhere in this proxy statement/prospectus.
We are subject to laws and regulations worldwide, many of which are unsettled and still developing and which could increase our costs or materially and adversely affect our business.
We are subject to a variety of laws internationally that affect our business, including, but not limited to, laws regarding employment, safety, anti-money laundering and taxation, all of which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting and compliance with laws, regulations and similar requirements may be burdensome and expensive. Laws and regulations may be inconsistent from jurisdiction to jurisdiction, which may increase the cost of compliance and doing business. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation, could make our aircraft less attractive to our customers or cause us to change or limit our ability to sell our aircraft. We expect to put in place policies and procedures designed to ensure compliance with applicable laws and regulations, but we cannot assure you that our employees, contractors or agents will not violate such laws and regulations or our policies and procedures.
It is difficult to predict how existing or new laws may be applied. If we become liable, directly or indirectly, under these laws or regulations, we could be harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our aircraft, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business, financial condition or results of operations.
Our aircraft might not comply with all the requirements to operate according to Instrument Flight Rules.
We are subject to a variety of certification requirements in the jurisdictions in which we operate, including those relating to Instrument Flight Rules (“IFRs”). While we are working to ensure that our aircraft is certified to operate under IFRs, including at low levels and in an urban environment, there can be no assurance that we will be successful.
Existing IFRs were designed based on the capabilities of traditional aircraft. Electric aircraft have different capabilities, in particular, with respect to loiter time and diversion range. Aviation regulators acknowledge and are working towards making the appropriate revisions to accommodate these new types of aircraft, but there can be no assurance that these changes will be made in a timely manner or at all, or that globally consistent standards will be promulgated. Further, there can be no assurance that our aircraft will be capable of meeting any newly defined IFR or other similar requirements in the future.
If we are unable, either fully or partially, to certify our aircraft in accordance with the IFRs, then this could limit the ability of our aircraft to fly under certain conditions, which could impair our ability to meet our customers’ requirements and as a result, harm our sales to our customers and potential new customers. In turn, this could adversely affect our business, financial condition and results of operations.
We may be unable to obtain the relevant regulatory approvals needed to produce and sell the aircraft and prospective operators of our aircraft may not be able to obtain the relevant regulatory approvals to operate our aircraft.
The commercialization of new aircraft and the operation of an aerial mobility service requires certain regulatory authorizations and certifications. We will need to obtain production and design organizational approvals, and a type certificate for the aircraft, from the CAA, and the type certificate will subsequently need to be validated by the EASA and the FAA. While we anticipate being able to achieve these regulatory approvals, should we fail to do so, or fail to do so in a timely manner, or if these approvals or certifications are modified, suspended or revoked after we obtain them, we may be unable to provide our aircraft on the timelines projected, which could have a material adverse effect on the relationships that we have with our customers and negatively impact our reputation, which could harm our ability to attract new customers.
In addition, our customers will need to obtain regulatory approval to operate the aircraft. This will include either obtaining an air (carrier) operator’s certificate from their National Authority or amending an existing certificate to include our aircraft. If obtaining such approvals is significantly more difficult, costly or time-consuming than envisaged, this may affect demand for our aircraft. Any of the foregoing would have adverse effects on our business, financial condition and results of operations.
Regulatory authorities may disagree with our view that integrating our aircraft into the relevant national airspace system is possible without changes to existing regulations and procedures, and if changes are needed for airspace integration, we may be unable to comply with the required changes, or comply with them in a timely manner.
There are a number of existing laws, regulations and standards that may apply to our aircraft, including standards that were not originally intended to apply to electric aircraft. While our aircraft and our service are designed, at launch, to operate within the existing CAA, EASA, FAA or other regulatory frameworks in which we intend to operate, national authorities may disagree with this view, which may prohibit, restrict or delay our ability to launch in the relevant market. Regulatory authorities may introduce changes specifically to address electric aircraft or high-volume flights, which could have a negative impact on the sales of our aircraft.
In addition, the increased volume of flights resulting from AAM and AAM services may result in regulatory changes for integration into the airspace systems applicable to our operations. We may be unable to comply with such regulatory changes at all or do so in a timely manner, thereby interrupting our operations. Such regulatory changes could also result in increased costs and pricing of our services, reducing demand and adversely impacting our financial performance.
If current airspace and zoning regulations are not modified to increase air traffic capacity, our business could be subject to considerable capacity limitations.
A failure to increase air traffic capacity at and in the airspace serving key markets, including around major airports in the United States, Europe or overseas, could create capacity limitations for the future operations of the third-party operators and could have an indirect material adverse effect on our business, results of operations and financial condition. In particular, delays and disruptions to customers’ services (especially during peak travel periods or adverse weather conditions in certain markets) could be caused by capacity constraints resulting from weaknesses in the relevant airspace systems and air traffic control systems, such as legacy procedures and technologies, or from zoning restrictions that limit flight volumes at existing airports or prevent the construction of new air traffic infrastructure.
Changes in government regulations imposing additional requirements and restrictions on our manufacturing operations could increase costs and result in delays and disruptions.
Aerospace manufacturers are subject to extensive regulatory and legal requirements that involve significant compliance costs. The CAA, EASA or FAA may issue regulations relating to the operation of aircraft that could require significant expenditures in the design, production or operation of the aircraft. Implementation of the requirements created by such regulations may result in increased costs for us. Additional laws, regulations, taxes, and airport rates and charges have been proposed from time to time that could significantly increase the cost of our operations, impact our customers’ services or generally reduce the demand for air travel. If adopted, these measures could reduce revenue and increase costs. We cannot assure you that these and other laws or regulations enacted in the future will not harm our business.
We are subject to stringent export and import control laws and regulations. Unfavorable changes in these laws and regulations or licensing policies, our failure to secure timely government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operation.
Our business may be subject to stringent U.K., U.S. and other applicable import, export and re-export control laws. We, and our suppliers, are required to import and export our products, software, technology and services, as well as run our operations in full compliance with such laws and regulations. Similar laws that impact our business exist in other jurisdictions. Pursuant to these trade control laws and regulations, we are required, among other things, to (i) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (ii) where necessary, obtain licenses or other forms of government authorization to engage in the conduct of our business. The authorization requirements may include the need to obtain export licenses or similar permissions from the relevant governmental regulators in order to export or re-export controlled products, software or technology, including to release such controlled goods to foreign person employees and other foreign persons, and to ensure compliance with the terms of such licenses or permissions. These foreign trade controls may prohibit, restrict or regulate our ability to, directly or indirectly, export, deemed export, re-export, deemed re-export or transfer certain hardware, technical data, technology, software or services to certain countries and territories, entities and individuals and for end uses.
U.K., U.S. or other applicable trade control laws and regulations may also change or lead to reclassifications of our products or technologies. A number of our key suppliers, including Honeywell, Rolls-Royce and GKN, are based in, or have substantial engineering resources located in, the U.S. and are also actively involved in the defense industry. Due to the cutting-edge nature of our industry and aircraft, the U.S., U.K. or other governments, could make key technologies that we, or our suppliers, are developing or are intending to use, subject to export control legislation, including the U.S. International Traffic in Arms Regulations or the Export Administration Regulations.
The inability to secure and maintain necessary export licenses and other authorizations, or the failure to comply with the terms of licenses that we have obtained, could negatively impact our ability to compete successfully or to operate our business as planned. There can be no assurance we will be successful in our future efforts to secure and maintain necessary licenses, registrations, or other U.K., U.S. or other relevant government regulatory approvals. If we, or our suppliers, are found to be in violation of these laws and regulations, it could result in civil and criminal, monetary and non-monetary penalties, the loss of export or import privileges, debarment and reputational harm.
We are subject to anti-corruption, anti-bribery, anti-money laundering, economic and trade sanctions and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition and results of operations.
We may be subject to certain anti-corruption, anti-bribery, anti-money-laundering, and economic and trade sanctions laws, including those that are administered by the U.K., EU, U.S., and United Nations Security Council, and other relevant governmental authorities.

We are also subject to the Bribery Act, FCPA, and other anti-bribery laws in countries in which we conduct our activities. The FCPA prohibits us and our officers, directors, employees, and agents and business partners acting on our behalf, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or otherwise securing an improper advantage to obtain or retain business. The FCPA further requires companies listed on U.S. stock exchanges to make and keep books and records that accurately reflect transactions and dispositions of assets and to maintain a system of internal accounting controls. The Bribery Act also prohibits: (i) “commercial” bribery” of private parties, in addition to bribery involving domestic or foreign officials; (ii) the acceptance of bribes, as well as the giving of bribes, and (iii) “facilitation payments”, meaning generally low-level payments designed to secure or expedite routine governmental actions or other conduct to which persons are already under obligations to perform. The Bribery Act also creates an offence applicable corporate entities for failure to prevent bribery by our employees, officers, directors and other third parties acting on our behalf, to which the only defense is to maintain “adequate procedures” designed to prevent such acts of bribery.
As we increase our global sales and business, we may engage with partners and third-party intermediaries to market our aircraft and obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities (in addition to private customers). We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not authorize such activities.
Our customers may be subject to sanction laws of the U.K., EU, and U.S., and other applicable jurisdictions, such as those administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury and other relevant sanctions authorities, which may prohibit the sale of products or provision of services to embargoed jurisdictions (“Sanctioned Countries”) or to individuals and entities targeted by such sanctions (“Sanctioned Parties”). If we are found to be in violation of any applicable sanctions regulations, it can result in significant fines or penalties and possible incarceration for responsible employees and managers, as well as reputational harm and loss of business.
We have in place internal controls commensurate with our stage of development, and as our business matures and evolves, we intend to implement further necessary controls, policies, procedures and systems to promote compliance with anti-corruption, anti-money laundering, export control, economic and trade sanctions and other trade laws. Despite our compliance efforts and activities, there can be no assurance that our employees or representatives will comply with the relevant laws or with our policies, procedures, systems and controls, or that our internal controls will effectively detect and prevent all violations of applicable law by our employees, consultants, agents or other third-parties acting on our behalf, and we may be held responsible. Non-compliance or even suspected non-compliance with anti-corruption, anti-money laundering, export control, economic and trade sanctions and other trade laws could subject us to whistleblower complaints, investigations, prosecution, or other enforcement actions, which could lead to disclosures, sanctions, settlements, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are initiated, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition and results of operations could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. As a general matter, enforcement actions and sanctions could harm our business, financial condition and results of operations.
We may need to initiate or defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive and, if adversely determined, could limit our ability to sell our aircraft or otherwise operate our business.
Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that could prevent or limit our ability to make, use, develop or deploy our aircraft, which could make it more difficult for us to operate our business.

We may receive inquiries and claims from patent, copyright, trademark or other intellectual property owners or holders inquiring whether, or alleging that, we infringe upon their proprietary rights or have misappropriated their confidential information or trade secrets. For example, companies owning patents or other intellectual property rights or holding confidential information or trade secrets, in particular relating to battery packs, electric motors, aircraft configurations, fly-by-wire flight control software or electronic power management systems, may allege infringement or misappropriation of such rights. In response to any determination that we have infringed upon or misappropriated a third-party’s intellectual property rights, we and our partners and/or suppliers may be required to do one or more of the following:
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cease development, sales or use of our products that incorporate the asserted intellectual property;

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pay substantial damages;

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divert significant resources towards litigation or dispute resolution;

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obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms (including royalties) or available at all; or

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re-design one or more aspects or systems of our aircraft or other offerings.

A successful claim of infringement or misappropriation against us or any of our suppliers could harm our business, prospects, financial condition and operating results. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.
We may be unable to protect our proprietary information and intellectual property rights from unauthorized use by third parties.
Our success depends, in part, on our ability to protect our proprietary information and intellectual property rights, including certain technologies deployed in our aircraft. To date, we have relied primarily on trade secrets to protect our proprietary technology, and have applied for a number of patents (currently pending) in the United Kingdom. The agreements that we enter into, or will enter into in the future, with our partners, suppliers, consultants and other third parties take relevant measures to protect our intellectual property rights and proprietary information by ensuring appropriate non-disclosure, assignment or license terms are included in the agreements, as well as take other measures such as limiting access to our trade secrets and other confidential information and including confidentiality clauses in our employment contracts. We intend to continue to rely on these and other means, including patent protection, in the future. However, the steps we take to protect our intellectual property and proprietary information may be inadequate, and unauthorized parties may attempt to copy aspects of our intellectual property or obtain and use information that we regard as proprietary and, if successful, may potentially harm our ability to compete, accelerate the development programs of our competitors, and/or result in a deteriorated competitive position in the market. Moreover, our non-disclosure agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to ours, and there can be no assurance that our competitors or third parties will comply with the terms of these agreements, or that we will be able to successfully enforce such agreements or obtain sufficient remedies if they are breached. Additionally, there can be no assurance that the intellectual property rights we own or license will provide competitive advantages or will not be challenged, revoked, invalidated, opposed or circumvented by our competitors.
Further, obtaining and maintaining patent, copyright and trademark protection can be costly, and we may choose not to, or may fail to, pursue or maintain such forms of protection for our technology in the United Kingdom or other jurisdictions, which could harm our ability to maintain our competitive advantage in such jurisdictions. It is also possible that we will fail to identify patentable aspects of our technology before it is too late to obtain patent protection, that we will be unable to devote the resources to file and prosecute all patent applications for such technology, or that we will inadvertently lose protection for failing to comply with all procedural, documentary, payment and similar obligations during the patent prosecution process. The laws of some countries do not protect proprietary rights or confidential information to the same extent as the laws of the United States or the United Kingdom, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate to prevent other parties from infringing our proprietary technology. To the extent we expand our international activities, our exposure to unauthorized use of our technologies and proprietary information may increase. We may also fail to detect unauthorized use of our intellectual property, or be required to expend significant resources to monitor and protect our intellectual property rights, including engaging in litigation, which may be costly, time-consuming, and divert the attention of management and resources, and may not ultimately be successful. If we fail to meaningfully establish, maintain, protect our proprietary information and enforce our intellectual property rights, our business, financial condition and results of operations could be adversely affected.
Risks Related to the Pubco Ordinary Shares and the Pubco Public Warrants
The price of our Ordinary Shares may be volatile, and the value of our Ordinary Shares may decline.
We cannot predict the prices at which our Ordinary Shares will trade. The price of our Ordinary Shares may not bear any relationship to the market price at which our Ordinary Shares will trade after the Proposed Transactions or to any other established criteria of the value of our business and prospects, and the market price of our Ordinary Shares following the Proposed Transactions may fluctuate substantially and may be lower than the price agreed by Broadstone with Vertical and its shareholders in connection with the Proposed Transactions. In addition, the trading price of our Ordinary Shares following the Proposed Transactions is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our Ordinary Shares as you might be unable to sell your shares at or above the price you paid in the Proposed Transactions. Factors that could cause fluctuations in the trading price of our Ordinary Shares include the following:
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actual or anticipated fluctuations in our financial condition or results of operations;

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variance in our financial performance from expectations of securities analysts;

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changes in the pricing of our solutions;

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changes in our projected operating and financial results;

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changes in laws or regulations applicable to our platform;

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announcements by us or our competitors of significant business developments, acquisitions or new offerings;

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significant data breaches, disruptions to or other incidents involving our platform;

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our involvement in litigation;

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delays in the certification or production of our aircraft;

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conditions or developments affecting the eVTOL industry;

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future sales of our Ordinary Shares by us or our shareholders, as well as the anticipation of lock-up releases;

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changes in senior management or key personnel;

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the trading volume of our securities;

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changes in the anticipated future size and growth rate of our markets;

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publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

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general economic and market conditions; and

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other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively impact the market price of our ordinary shares. In addition, technology stocks have historically experienced high levels of volatility. In the past, companies who have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.

A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.
Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities become delisted from NYSE and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange) or the combined company’s securities are not listed on NYSE and are quoted on the OTC Bulletin Board, the liquidity and price of our securities may be more limited than if we were quoted or listed on the NYSE, Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If we do not meet the expectations of equity research analysts, if they do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our ordinary shares, the price of our ordinary shares could decline.
The trading market for our ordinary shares will rely in part on the research and reports that equity research analysts publish about us and our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of public market analysts and investors, the price of our ordinary shares could decline. Moreover, the price of our ordinary shares could decline if one or more securities analysts downgrade our ordinary shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.
Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.
We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We expect to grant equity awards to employees and directors under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may make or receive investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of our ordinary shares to decline.
We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our ordinary shares.
We do not intend to pay any cash dividends in the foreseeable future, and any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of our ordinary shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.
We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of the Proposed Transactions; (2) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three- year period, issued more than $1 billion in non-convertible debt securities; and (4) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates.
We cannot predict if investors will find our ordinary shares less attractive if we choose to rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares, and our share price may be more volatile.
We will be a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
Upon the closing of the Proposed Transactions, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.
We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.
As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2022. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the NYSE. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.
As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.
As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of NYSE, provided that we disclose the requirements we are not following and describe the home country practices we are following. We intend to rely on this “foreign private issuer exemption” with respect to NYSE rules for the following practices:       . We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.
We have identified material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.
Prior to the Proposed Transactions, we have been a private company with limited accounting and financial reporting personnel and other supervisory resources, including a lack of an established audit committee to oversee the financial reporting process and our internal control over financial reporting.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with the applicable accounting standards, which for us, is IFRS. As a result of becoming a public company, we will be required, pursuant to Section 404, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting beginning with our second annual report on Form 20-F. This assessment will need to include disclosures of any material weaknesses identified by our management in our internal control over financial reporting. The SEC defines a “material weakness” as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
In connection with the preparation of our consolidated financial statements for the years ended December 31, 2019 and 2020, we identified material weaknesses in our internal control over financial reporting environment driven by the lack of a sufficient number of trained professionals with an appropriate level of accounting knowledge, training and experience, which lead to our inability to: (i) design and maintain controls over the segregation of duties between the creation and posting of journal entries and review of account reconciliations; (ii) design and maintain formal accounting policies, procedures and controls including those related to the recognition, approval and disclosure of related party transactions; and (iii) analyze, record and disclose complex accounting matters timely and accurately.
Each of the material weaknesses described above may result in a misstatement of one or more account balances or disclosures that would result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected, and accordingly, we determined that these control deficiencies constitute material weaknesses.
We are in the process of taking necessary actions to design and implement formal accounting policies, procedures and controls required to remediate these material weaknesses. This includes hiring additional finance and accounting personnel with the requisite experience and knowledge. It also includes designing our financial control environment, including the establishment of controls to account for and disclose complex transactions.
Management’s initial certification under Section 404 is expected to be required with our annual report on Form 20-F for the year ending December 31, 2022. In support of such certifications, we will be required to document and make significant changes and enhancements, including hiring personnel in necessary functions with relevant experience.
We cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to these material weaknesses in our internal control over financial reporting nor that they will prevent or avoid potential future material weaknesses. We cannot assure you that all of our existing material weaknesses have been identified, or that we will not in the future identify additional material weaknesses. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404.
Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company” as defined in the JOBS Act. Our remediation efforts may not enable us to avoid material weaknesses in our internal control over financial reporting in the future. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation. As a result, we anticipate investing significant resources to enhance and maintain our financial controls, reporting system and procedures over the coming years.
At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not able to obtain sufficient appropriate evidence with the level at which our controls are documented, designed or operating.
If we fail to achieve and maintain an effective internal control environment, we may not be able to prepare and disclose, in a timely manner, our financial statements and other required disclosures, or comply with existing or new reporting requirements. Any failure to report our financial results on an accurate and timely basis could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our businesses, financial condition, results of operations and prospects, as well as the trading price of our issued equity instruments, including our ADSs, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.
As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our ordinary shares.
We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 20-F. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.”
As discussed above in “— We have identified material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner,” we identified certain material weaknesses in connection with the preparation of our financial statements for the years ended December 31, 2020 and 2019. The continued presence of these or other material weaknesses and/or significant deficiencies in any future financial reporting periods could result in financial statement errors that, in turn, could lead to errors in our financial reports, delays in our financial reporting, and that could require us to restate our operating result. Investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our ordinary shares could be materially and adversely affected. We might also not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404. In order to achieve and maintain compliance with the requirements of Section 404, we will need to expend significant resources and provide significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could materially and adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post- implementation issues that may arise.
We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective and identify material weaknesses, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our ordinary shares could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.
The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our platform, solutions and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change. The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our information technology systems and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud.
Pubco is a holding company with no operations of its own and, as such, it depends on its subsidiaries for cash to fund its operations and expenses, including future dividend payments, if any.
As a holding company, our principal source of cash flow will be distributions or payments from our operating subsidiaries. Therefore, our ability to fund and conduct our business, service our debt and pay dividends, if any, in the future will depend on the ability of our subsidiaries and intermediate holding companies to make upstream cash distributions or payments to us, which may be impacted, for example, by their ability to generate sufficient cash flow or limitations on the ability to repatriate funds whether as a result of currency liquidity restrictions, monetary or exchange controls or otherwise. Our operating subsidiaries and intermediate holding companies are separate legal entities, and although they are directly or indirectly wholly owned and controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends or otherwise. To the extent the ability of any of our subsidiaries to distribute dividends or other payments to us is limited in any way, our ability to fund and conduct our business, service our debt and pay dividends, if any, could be harmed.

Pubco (or Broadstone, prior to the Merger) may be a PFIC for U.S. federal income tax purposes as a result of which U.S. Holders may suffer adverse U.S. federal income tax consequences.
A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. If Pubco (or Broadstone, prior to the Merger) is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in under “Proposal No. 1 — The Business Combination Agreement Proposal — U.S. Federal Income Tax Considerations”) of Pubco (or Broadstone) securities, such U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Following the Merger, assuming that the Merger qualifies as an “F” reorganization within the meaning of Section 368(a)(1)(F) of the Code, Pubco will be treated as the successor to Broadstone for U.S. federal income tax purposes, and for the taxable year that includes the Proposed Transactions and subsequent taxable years, the asset and income tests will be applied based on the assets and activities of the combined business. Based on the composition of the income, assets and operations of us and our subsidiaries, it is expected that we will be treated as a PFIC for the taxable year that includes the Business Combination, however there can be no assurances in this regard or any assurances that we will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS. In the event that Pubco meets the PFIC income or asset test for the current taxable year ending December 31, 2021, the “start-up exception” may not be available for Pubco (or Broadstone, prior to the Merger). Furthermore, if a U.S. Holder holds Broadstone securities (or Pubco securities after the Merger) and Broadstone (or Pubco) is a PFIC during such U.S. Holder’s holding period, unless the U.S. Holder makes certain elections, Pubco will continue to be treated as a PFIC with respect to such U.S. Holder, even if Pubco ceases to be a PFIC in future taxable years.
For a further discussion, see “Proposal No. 1 — The Business Combination Proposal — U.S. Federal Income Tax Considerations — Certain U.S. Federal Income Tax Considerations of Owning Pubco Ordinary Shares — Passive Foreign Investment Company.” U.S. Holder of our ordinary shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and the ownership of Pubco ordinary shares.
Certain Vertical Shareholders will control Pubco following the Proposed Transactions, and their interests may conflict with Pubco’s or yours in the future.
Immediately following the Proposed Transactions, the Vertical Shareholders, including those who hold Pubco Options, but excludes the MWC Options, will beneficially own approximately 66.19% of the outstanding Pubco Ordinary Shares, assuming that none of Broadstone’s public shareholders exercise their redemption rights. Even if and when these shareholders cease to own a majority of the outstanding Pubco Ordinary Shares, for so long as they continue to own a significant percentage of Pubco Ordinary Shares, these shareholders will still be able to significantly influence or effectively control the composition of the Pubco board of directors and the approval of actions requiring shareholder approval through their voting power. Accordingly, for such period of time, these shareholders may have significant influence with respect to Pubco’s management, business plans and policies, including the appointment and removal of Pubco’s officers. In particular, for so long as these shareholders continue to own a significant percentage of the outstanding Pubco ordinary shares, these shareholders may be able to cause or prevent a change of control of Pubco or a change in the composition of Pubco’s board of directors and could preclude any unsolicited acquisition of Pubco. The concentration of ownership could deprive you of an opportunity to receive a premium for your Pubco Ordinary Shares as part of a sale of Pubco and ultimately might affect the market price of the Pubco Ordinary Shares.
The grant and future exercise of registration rights may adversely affect the market price of Pubco ordinary shares upon consummation of the Proposed Transactions.
Pursuant to the New Registration Rights Agreement to be entered into in connection with the Proposed Transactions and which is described elsewhere in this proxy statement/prospectus, the Sponsor, American, the Avolon Warrantholders and the Vertical Shareholders can each demand that Pubco register their registrable securities under certain circumstances and will each have piggyback registration rights for these securities in connection with certain registrations of securities that Pubco undertakes. Pubco will bear the cost of registering these securities.
The registration of these securities will permit the public sale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco Ordinary Shares following the consummation of the Proposed Transactions.
After the Closing, Pubco will be able to issue additional Ordinary Shares upon the exercise of outstanding Pubco Public Warrants, the exercise of the options granted pursuant to the Pubco Incentive Plan, all of which would increase the number of shares eligible for future resale in the public market and result in dilution to the Pubco’s shareholders.
If the Proposed Transactions are completed, the Public Warrants and outstanding Vertical options will convert automatically into Pubco Public Warrants and Pubco options, respectively, to purchase Pubco Ordinary Shares, and Pubco will adopt the Pubco Incentive Plan, the total size of which will equal 5% of Pubco’s outstanding issued shares as of immediately after the Share Acquisition Closing. The Pubco Public Warrants will become exercisable on the later of 30 days after the completion of the Proposed Transactions and one year from the closing of the IPO, and will expire at 5:00 p.m., New York City time, five years after the completion of the Proposed Transactions or earlier upon redemption or liquidation. To the extent the warrants or options are exercised, or awards are made under the Pubco Incentive Plan, additional Pubco Ordinary Shares will be issued, which will result in dilution to Pubco’s shareholders and increase the number of Pubco Ordinary Shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such securities may be exercised could adversely affect the market price of the Pubco Ordinary Shares.
If Pubco does not maintain a current and effective prospectus relating to the Pubco Ordinary Shares issuable upon exercise of the Pubco Public Warrants issued in exchange for the Public Warrants, you will only be able to exercise such Pubco Public Warrants on a “cashless basis.”
If Pubco does not maintain a current and effective prospectus relating to the Pubco Ordinary Shares issuable upon exercise of the Pubco Public Warrants issued in exchange for the Public Warrants as part of the Proposed Transactions, at the time that holders wish to exercise such Public Warrants, they will only be able to exercise them on a “cashless basis.” As a result, the number of Pubco Ordinary Shares that holders will receive upon exercise of the Public Warrants will be fewer than it would have been had such holders exercised their Pubco Public Warrants for cash. Under the terms of the Pubco Warrant Agreement, Pubco has agreed to use its commercially reasonable efforts to maintain a current and effective prospectus relating to the Pubco Ordinary Shares issuable upon exercise of the Pubco Public Warrants until the expiration of the Pubco Public Warrants. However, Pubco cannot assure you that it will be able to do so. If Pubco is unable to do so, the potential “upside” of the holder’s investment in Pubco may be reduced.
An investor will be able to exercise a Pubco Public Warrant only if the issuance of Pubco Ordinary Shares upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the Pubco Public Warrants.
No Pubco Public Warrants will be exercisable for cash and we will not be obligated to issue Pubco Ordinary Shares unless the shares issuable upon such exercise have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Pubco Public Warrants. At the time that the Pubco Public Warrants become exercisable, Pubco expects that its securities will be listed on a national securities exchange, which would provide an exemption from registration in every state. Accordingly, Vertical believes holders in every state will be able to exercise their Pubco Public Warrants as long as Pubco’s prospectus relating to the Pubco Ordinary Shares issuable upon exercise of the Pubco Public Warrants is current. However, Pubco cannot assure you of this fact. If the Pubco Ordinary Shares issuable upon exercise of the Pubco Public Warrants are not qualified or exempt from qualification in the jurisdictions in which the holders of the Pubco Public Warrants reside, the Pubco Public Warrants may be deprived of any value, the market for the Pubco Public Warrants may be limited, and they may expire worthless if they cannot be sold.
Risks Related to Broadstone and the Proposed Transactions
Unless the context otherwise requires, all references in this subsection to “Broadstone,” “we,” “us,” or “our” refer to Broadstone.
We may not be able to complete the Proposed Transactions or any other business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and thereafter commence a voluntary liquidation, in which case our public shareholders may receive only $10.00 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.
We must complete a business combination by September 15, 2022 or amend our amended and restated memorandum and articles of association to extend the date by which Broadstone must consummate an initial business combination. We may not be able to consummate the Proposed Transactions or any other business combination by that date. If we have not completed a business combination by that date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of our then outstanding public shares, which redemption will completely extinguish our public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate or dissolve, subject in clauses (ii) and (iii) to our obligations under the laws of the Cayman Islands to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may receive only $10.00 per share, or less than $10.00 per share, on the redemption of their shares, and our warrants will expire worthless. In certain circumstances, our public shareholders may receive less than $10.00 per share on the redemption of their shares. See “— If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share” and other risk factors herein.
The Sponsor, directors, executive officers, advisors or any of their affiliates may elect to purchase shares from our public shareholders, which may influence a vote on the Proposed Transactions and reduce the public “float” of our ordinary shares.
The Sponsor, directors, executive officers, advisors or any of their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. Please see “Information Related to Broadstone — Permitted Purchases of our Securities” for a description of how such persons will determine from which shareholders to seek to acquire shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, executive officers, advisors or any of their affiliates purchase our public shares in privately negotiated transactions from our public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of our initial business combination and thereby increase the likelihood of obtaining shareholder approval of the Proposed Transactions, or to satisfy the closing condition in the Business Combination Agreement requiring us to have a minimum net worth or a certain amount of cash at the closing of the Proposed Transactions, where it appears that such requirement would otherwise not be met. This may result in the completion of the Proposed Transactions that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our ordinary shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

We will incur significant transaction and transition costs in connection with the Proposed Transactions.
We have incurred and expect to incur significant, non-recurring costs in connection with consummating the Proposed Transactions. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Proposed Transactions), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.
Our transaction expenses as a result of the Proposed Transactions are currently estimated at approximately $60.5 million, including deferred underwriting commissions to the underwriter in our IPO.
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business, except our independent registered public accounting firm, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by our public shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, the Sponsor has agreed it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Broadstone public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Broadstone public shareholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share or (ii) other than due to the failure to obtain such waiver, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Broadstone public shareholders may be reduced below $10.00 per share.
If we are unable to consummate our initial business combination by September 15, 2022, or during an extension period, our public shareholders may be forced to wait beyond the ten business day period thereafter before redemption from our Trust Account.
If we are unable to consummate our initial business combination by September 15, 2022, or during an extension period, we will, as promptly as reasonably possible but not more than ten business days thereafter, redeem all our public shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account not previously released to us to pay our taxes, if any, less up to $100,000 of interest for our dissolution expenses, divided by the number of our then outstanding public shares and cease all operations except for the purposes of winding up of our affairs by way of a voluntary liquidation, as further described herein. Any redemption of our public shareholders from the Trust Account shall be effected automatically by function of our amended and restated memorandum and articles of association prior to our commencing any voluntary liquidation. If we are required to liquidate prior to distributing the aggregate amount then on deposit in the Trust Account, then such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Companies Act. In that case, investors may be forced to wait beyond the ten business days following September 15, 2022, or the expiry of an extension period, before the redemption proceeds of our Trust Account become available to them, and they receive the return of their portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our amended and restated memorandum and articles of association and then only in cases where investors have sought to redeem their Broadstone ordinary shares. Only upon our redemption or any liquidation will our public shareholders be entitled to distributions if we are unable to complete our initial business combination.
If deemed to be insolvent, distributions made to our public shareholders, or part of them, from our Trust Account may be subject to claw back in certain circumstances.
If we do not complete our initial business combination by September 15, 2022, or during an extension period, and instead distribute the aggregate amount then on deposit in the Trust Account (less interest previously released to us to pay taxes, if any, and less up to $100,000 in interest reserved for expenses in connection with our dissolution) to our public shareholders by way of redemption, it will be necessary for our directors to pass a board resolution approving the redemption of those Broadstone ordinary shares and the payment of the proceeds to our public shareholders. Such board resolutions are required to confirm that we satisfy the solvency test prescribed by the Cayman Companies Act, (namely that our assets exceed our liabilities; and that we are able to pay our debts as they fall due). If, after the redemption proceeds are paid to our public shareholders, it transpires that our financial position at the time was such that it did not satisfy the solvency test, the Cayman Companies Act provides a mechanism by which those proceeds could be recovered from our public shareholders. However, the Cayman Companies Act also provides for circumstances where such proceeds could not be subject to claw back, namely where (a) our public shareholders received the proceeds in good faith and without knowledge of our failure to satisfy the solvency test; (b) a Broadstone public shareholder altered its position in reliance of the validity of the payment of the proceeds; or (c) it would be unfair to require repayment of the proceeds in full or at all.
If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to the Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with its liquidation may be reduced.
Our Public Shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their public shares.
If we are forced to enter into an insolvent liquidation, any distributions received by our Public Shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and us to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of $18,292.68 and to imprisonment for five years in the Cayman Islands.
If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the our board and us to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.
Because each of Broadstone and Pubco is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
Broadstone and Pubco are exempted companies incorporated under the laws of the Cayman Islands. As a result, it may be difficult for Public Shareholders, or shareholders of Pubco following the Proposed Transactions, to effect service of process within the United States upon the directors or executive officers of Broadstone or Pubco, or enforce judgments obtained in the United States courts against the directors or officers of Broadstone or Pubco.
The corporate affairs of Broadstone and Pubco are governed by their respective amended and restated memorandum and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of the directors of Broadstone and Pubco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Broadstone and Pubco shareholders and the fiduciary responsibilities of Broadstone and Pubco directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less prescriptive body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders’ derivative action in a federal court of the United States.
Shareholders of Cayman Islands exempted companies like Broadstone and Pubco have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Broadstone and Pubco directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Broadstone or Pubco judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state, and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Broadstone or Pubco predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
As a result of all of the above, the Public Shareholders, or shareholders of Pubco following the Proposed Transactions, may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board or our controlling shareholders than they would as public shareholders of a United States company.
The Sponsor, officers and directors have agreed to vote in favor of the Proposed Transactions, regardless of how our public shareholders vote.
Unlike many other blank check companies in which the initial shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor, officers and directors have agreed to vote their Founder Shares, as well as any Broadstone ordinary shares purchased after the IPO, in favor of the Proposed Transactions, and own 20% of the outstanding Broadstone ordinary shares. Accordingly, it is more likely that the necessary shareholder approval to complete the Proposed Transactions will be received than would be the case if the Sponsor, officers and directors agreed to vote their Broadstone ordinary shares in accordance with the majority of the votes cast by our public shareholders.
The Sponsor and our executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this registration statement on Form F-4 and the proxy statement/prospectus included herein.
When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, the Merger Proposal, the Pubco Incentive Plan Proposal, the Share Issuance Proposal

and the Adjournment Proposal, you should keep in mind that certain of our directors and officers have interests in the Proposed Transactions that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:
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the beneficial ownership of the Initial Shareholders of 7,632,575 Founder Shares, which shares would become worthless if Broadstone does not complete a business combination within the applicable time period, as the Initial Shareholders waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $ based on the closing price of the Broadstone Class A ordinary shares of $      on the NYSE on                 , 2021, the record date for the Meeting;

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the Initial Shareholders are expected to hold an aggregate of approximately 3.44% of the outstanding Pubco Ordinary Shares upon the consummation of the Business Combination after giving effect to the PIPE Financing, assuming none of Broadstone’s existing public shareholders exercise their redemption rights;

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the fact that, in connection with the PIPE Financing, the Sponsor will subscribe for 500,000 Pubco Ordinary Shares;

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Broadstone’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Broadstone’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

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upon the Share Acquisition Closing, Pubco shall grant to Marcus Waley-Cohen, an affiliate of the Sponsor, options over two million (2,000,000) Pubco Ordinary Shares of equivalent value and on equivalent terms as the Private Placement Warrants except that in each case they shall represent the right to acquire Pubco Ordinary Shares (such options shall be granted out of the Pubco Incentive Plan);

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the potential appointment of Marcus Waley-Cohen, an affiliate of the Sponsor, as a director of Pubco; and

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the continued indemnification of current directors and officers of Broadstone and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation to vote in favor of the Business Combination Proposal and the other proposals described in this registration statement on Form F-4 and the proxy statement/prospectus included herein. You should also read the section entitled “Summary of the Proxy Statement/Prospectus — The Proposed Transactions.”
The shares beneficially owned by the Sponsor, our officers and directors will not participate in liquidation distributions and, therefore, our officers and directors may have a conflict of interest in determining whether a particular target business is appropriate for our initial business combination.
The Sponsor, officers, directors and director nominees have entered into a letter agreement with us, pursuant to which they, as the Initial Shareholders, have agreed to waive their redemption rights with respect to their Founder Shares and any of our Public Shares that they may acquire in connection with the completion of the Proposed Transactions or any other initial business combination. The Initial Shareholders have also waived their right to receive distributions with respect to their Founder Shares upon our liquidation if we are unable to consummate an initial business combination. Accordingly, the Founder Shares will be worthless if we do not consummate an initial business combination. The Private Placement Warrants and any other Broadstone warrants the Initial Shareholders acquire will also be worthless if we do not consummate an initial business combination. The personal and financial interests of the Sponsor, officers and directors may influence their motivation in timely identifying and selecting a target business and completing a business combination, especially if the Proposed Transactions are not approved. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest.

Activities taken by our shareholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on our ordinary shares.
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Broadstone or its securities, the Initial Shareholder, Vertical or Vertical’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of our ordinary shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to complete the Proposed Transactions where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on our ordinary shares.
In addition, pursuant to the Subscription Agreements, the PIPE Investors have agreed to purchase an aggregate of 8,900,000 Pubco Ordinary Shares at $10.00 per share for gross proceeds of $89,000,000 immediately following the Merger Effective Time. Such purchase may, therefore, be at a price per share that is less than the then-current market price of our ordinary shares and could have a depressive effect on the market price of our ordinary shares.
The exercise of discretion by Broadstone’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Broadstone securityholders.
In the period leading up to the Share Acquisition Closing, other events may occur that, pursuant to the Business Combination Agreement, would require Broadstone to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that Broadstone is entitled to under the Business Combination Agreements. Such events could arise because of changes in the course of Vertical’s business, a request by Vertical to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, the occurrence of events that would have a material adverse effect on Vertical’s business and would entitle us to terminate the Business Combination Agreement, or other reasons. In any of such circumstances, it would be in Broadstone’s discretion, acting through its board of directors, to grant Broadstone’s consent or waive its rights.
The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for Broadstone and its securityholders and what they may believe is best for themselves or their affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Broadstone does not believe there will be any changes or waivers that its directors and officers would be likely to make after shareholder approval of the Proposed Transactions has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the transaction that would have a material impact on the shareholders, Broadstone will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its shareholders with respect to the Business Combination Proposal.
Broadstone’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Proposed Transactions and, as a result, the terms may not be fair from a financial point of view to the Broadstone Public Shareholders.
In analyzing the Proposed Transactions, Broadstone’s board of directors conducted significant due diligence on the Company. For a complete discussion of the factors utilized by Broadstone’s board of directors in approving the Proposed Transactions, see the section entitled, “Proposal No. 1 — The Business Combination Proposal — Reasons for the Approval of the Proposed Transactions.” Broadstone’s board of directors believes, because of the financial skills and background of its directors, it was qualified to conclude that the Proposed Transactions were fair from a financial perspective to its shareholders and that the Company’s fair market value was at least 80% of Broadstone’s net assets (excluding deferred underwriting discounts and commissions). Notwithstanding the foregoing, as is customary for a transaction of this nature that is on arm’s length commercial terms, Broadstone’s board of directors did not obtain a fairness opinion to assist it in its determination. Accordingly, investors will be relying solely on the judgment of Broadstone’s board of directors in valuing the Company’s business, and Broadstone’s board of directors may be incorrect in its assessment of the Proposed Transactions. The lack of a fairness opinion may also lead an increased number of Broadstone public shareholders to vote against the Business Combination Proposal or demand redemption of their shares for cash, which could potentially impact Broadstone’s ability to consummate the Proposed Transactions or materially and adversely affect Vertical’s liquidity following the consummation of the Proposed Transactions.
Since the Sponsor and our executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if a business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for a business combination.
At the closing of our initial business combination, the Sponsor and our executive officers and directors, and any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. These financial interests of the Sponsor and our executive officers and directors may influence their motivation in identifying and selecting a target business combination and completing the Proposed Transactions.
Broadstone’s and Vertical’s ability to consummate the Proposed Transactions, and the operations of Pubco following the Proposed Transactions, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”
The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Proposed Transactions, and the business of Vertical or Pubco following the Proposed Transactions could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.
The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and Broadstone’s and Vertical’s ability to consummate the Proposed Transactions and Pubco’s financial condition and results of operations following the Proposed Transactions may be materially adversely affected. Each of Broadstone, Vertical and Pubco may also incur additional costs due to delays caused by COVID-19, which could adversely affect Pubco’s financial condition and results of operations.
Broadstone’s warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
On April 12, 2021, the staff of the SEC issued a statement (the “SEC Statement”) regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”), wherein the staff of the SEC expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to being treated as equity. Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing Broadstone’s warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our warrants, and pursuant to the guidance in ASC 815, Derivatives and Hedging (“ASC 815”), determined the warrants should be classified as derivative liabilities measured at fair value on our balance sheet, with any changes in fair value to be reported each period in earnings on our statement of operations.
As a result of the recurring fair value measurement, our financial statements may fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.
We have identified a material weakness in our internal control over financial reporting as of March 31, 2021. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
Following this issuance of the SEC Statement, our management and our audit committee concluded that, in light of the SEC Statement, we identified a material weakness in our internal control over financial reporting.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
We, and following the Proposed Transactions, Pubco, may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.
As a result of the material weakness in our internal control over financial reporting described above, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weakness in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete the Proposed Transactions.
Risks Related to Redemptions of Broadstone Public Shares
If a shareholder fails to receive notice of Broadstone’s offer to redeem the Public Shares in connection with the Proposed Transactions, such shares may not be redeemed.
This proxy statement/prospectus describes the various procedures that must be complied with in order to validly tender or redeem the Public Shares. For example, Public Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” are required to either tender their certificates to the transfer agent at least two business days prior to the vote on the proposal to approve the Proposed Transactions, or to deliver their shares to the transfer agent electronically. In the event that a Public Shareholder fails to comply with these or any other procedures, its shares may not be redeemed.
You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares and/or warrants, potentially at a loss.
Public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of the Proposed Transactions (or an alternative initial business combination if the Proposed Transactions are not consummated for any reason), and then only in connection with those Public Shares that such shareholder properly elected to redeem (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend Broadstone’s amended and restated memorandum and articles of association (A) to modify the substance or timing of Broadstone’s obligation to allow redemption in connection with our initial business combination or to redeem 100% of Public Shares if we do not complete an initial business combination by September 15, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, and (iii) the redemption of Public Shares if Broadstone has not completed an initial business combination by September 15, 2022, subject to applicable law and as further described herein. Public Shareholders who redeem their Public Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if Broadstone has not completed the Proposed Transactions by September 15, 2022, with respect to such Public Shares so redeemed. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.
There is no guarantee that a Public Shareholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.
No assurance can be given as to the price at which a Public Shareholder may be able to sell the Pubco Ordinary Shares in the future following the completion of the Business Combination. Certain events following the consummation the Business Combination may cause an increase in Pubco’s share price, and may result in a lower value realized now than a Public Shareholder might realize in the future had the Public Shareholder not elected to redeem their Public Shares. Similarly, if a Public Shareholder does not redeem his, her or its shares, such shareholder will bear the risk of ownership of Pubco Ordinary Shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its Pubco Ordinary Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. Any Public Shareholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.
Broadstone may be a PFIC which could result in adverse U.S. federal income tax consequences to U.S. investors who exercise their right to redeem our ordinary shares.
Broadstone is a blank check company, with no current active business, and may be classified as a PFIC. If Broadstone is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in “Proposal No. 1 — The Business Combination Agreement Proposal — U.S. Federal Income Tax Considerations”) of our ordinary shares, the U.S. Holder may be subject to adverse U.S. federal income tax consequences upon the redemption of our ordinary shares and may be subject to additional reporting requirements. U.S. Holders are urged to consult their own tax advisors regarding the possible application of the PFIC rules to holders of Broadstone securities. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see “Proposal No. 1 — The Business Combination Agreement Proposal — U.S. Federal Income Tax Considerations —  Certain U.S. Federal Income Tax Considerations of Owning Pubco Ordinary Shares — Passive Foreign Investment Company.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Broadstone believes that some of the information in this proxy statement/prospectus constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:
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discuss future expectations;

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contain projections of future results of operations or financial condition; or

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state other “forward-looking” information.

Broadstone believes it is important to communicate its expectations to its shareholders. However, there may be events in the future that Broadstone is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Broadstone or Vertical in such forward-looking statements, including among other things:
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the number and percentage of its Public Shareholders voting against the Business Combination Proposal and/or seeking Redemption;

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the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

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Pubco’s ability to maintain the listing of its securities on the NYSE following the Business Combination;

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changes adversely affecting the business in which Vertical is engaged;

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management of growth;

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general economic conditions;

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Vertical’s business strategy and plans; and

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the result of future financing efforts.

Pubco and Vertical believe that some of the information in this proxy statement/prospectus contains “forward-looking statements.” Forward-looking statements can be identified by words such as: “forecast,” “anticipate,” “intend,” “plan,” “target,” “seek,” “believe,” “project,” “estimate,” “expect,” “future,” “likely,” “outlook,” “will” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include projected financial information. Examples of forward-looking statements include, among others, statements we make regarding:
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projected completion, start of operations, operating capacity and capabilities, at facilities that are not yet constructed and operating results, such as revenue growth, earnings and EBITDA;

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Vertical’s future market position and growth prospects;

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expected operating results, such as revenue growth, earnings and EBITDA;

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the effects of health epidemics, including the COVID-19 pandemic; and

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the other matters described in the section titled “Risk Factors” beginning on page 48.

Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of Vertical and Pubco after completion of the proposed Business Combination are neither historical facts nor assurances of future performance. Instead, they are based only on Vertical’s and/or Pubco’s current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions that are subject to risks and uncertainties. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Broadstone, Vertical or Pubco in such forward-looking statements, including among other things:

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Vertical has a limited operating history and has not yet manufactured any non-prototype aircraft or sold any aircraft to eVTOL aircraft customers;

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Vertical may not be able to produce or launch aircraft in the volumes or timelines projected;

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Vertical is an early-stage company with a history of losses, and it expects to incur significant expenses and continuing losses in the foreseeable future;

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Vertical’s markets are still in relatively early stages of growth, and such markets may not continue to grow, grow more slowly than Vertical expects or fail to grow as large as it expects;

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Vertical’s is dependent on its partners and suppliers for the components in its aircraft and for its operational needs;

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Any accidents or incidents involving eVTOL aircraft, Vertical or its competitors could harm Vertical’s business;

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Vertical’s eVTOL aircraft may not be certified by transportation authorities for production and operation within the timeline projected, or at all;

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All of Vertical’s current orders are conditional pre-orders from Avolon and American, with a pre-order option from Virgin Atlantic;

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Vertical’s business has grown rapidly and expects to continue to grow significantly, and any failure to manage that growth effectively could harm Vertical’s business;

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Vertical identified material weaknesses in its internal controls over financial reporting and may be unable to remediate the material weaknesses; and

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the other matters described in the section titled “Risk Factors” beginning on page 48.

Before a shareholder grants its proxy or instructs how its vote should be cast on the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal, the Pubco Incentive Plan Proposal or the Adjournment Proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Broadstone, Pubco and/or Vertical.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.
All forward-looking statements included herein attributable to any of Broadstone, Vertical, Pubco or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Broadstone, Vertical and Pubco undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE EXTRAORDINARY GENERAL MEETING OF BROADSTONE SHAREHOLDERS
The Broadstone Extraordinary General Meeting
Broadstone is furnishing this proxy statement/prospectus to Broadstone’s shareholders as part of the solicitation of proxies by Broadstone’s board of directors for use at the Meeting to be held on       , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Broadstone’s shareholders on or about      , 2021. This proxy statement/prospectus provides Broadstone’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.
Date, Time and Place of the Extraordinary General Meeting
The Meeting will be held on        , 2021 at 10:00 a.m., New York time, at the offices of Winston & Strawn LLP, Broadstone’s counsel, at 200 Park Avenue, New York, New York 10166. or such other date, time and place to which such meetings may be adjourned or postponed, for the purpose of considering and voting upon the proposals. As a matter of Cayman Islands law, there must be a physical location for the meeting. However, given the current global pandemic it is unlikely to be practical for shareholders to attend in person. Therefore, the extraordinary general meeting will also be a virtual meeting of shareholders, which will be conducted via live webcast. Broadstone shareholders will be able to attend the extraordinary general meeting remotely, vote and submit questions during the extraordinary general meeting by visiting and entering their control number. We are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for Broadstone’s shareholders and Broadstone, and (ii) to promote social distancing pursuant to guidance provided by the CDC and the SEC due to COVID-19. The virtual meeting format allows attendance from any location in the world.
Purpose of the Broadstone Extraordinary General Meeting
At the Meeting, Broadstone will ask the Broadstone shareholders to vote in favor of the following proposals:
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The Business Combination Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adopt the Business Combination Agreement and approve the Business Combination contemplated by the Business Combination Agreement (The Business Combination Proposal);

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The Merger Proposal  —  to consider and vote upon, as a special resolution, a proposal to approve the Merger of Broadstone with Merger Sub as contemplated by the Business Combination Agreement (The Merger Proposal);

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The Share Issuance Proposal  —  to consider and vote upon, as an ordinary resolution, a proposal to approve issuances of 20% or more of Broadstone’s ordinary shares in connection with financing related to the proposed Business Combination (The Share Issuance Proposal);

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The Pubco Incentive Plan Proposal  —  to consider and vote upon, as an ordinary resolution, a proposal to approve the Vertical Aerospace Ltd. 2021 Incentive Award Plan (the “Pubco Incentive Plan”), which will become effective upon the Merger Closing and will be used by Pubco following the completion of the Proposed Transactions (The Pubco Incentive Plan Proposal); and

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The Adjournment Proposal  —  to consider and vote upon, as an ordinary resolution, a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the Meeting, Broadstone would not have been authorized to consummate the Business Combination (The Adjournment Proposal).

Recommendation of Broadstone’s Board of Directors
Broadstone’s board of directors has unanimously determined that the Business Combination Proposal is fair to and in the best interests of Broadstone and its shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Issuance Proposal, “FOR” the Pubco Incentive Plan Proposal and “FOR” an Adjournment Proposal if one is presented to the Meeting.

The Adjournment Proposal will only be presented to Broadstone’s shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting of Broadstone to approve the Business Combination Proposal at the extraordinary general meeting or Broadstone’s existing public shareholders have elected to redeem an amount of Broadstone public shares such that the minimum available cash condition to the obligation to closing of the Proposed Transactions would not be satisfied. If the Adjournment Proposal is presented at the extraordinary general meeting, Broadstone’s board of directors believes that the Adjournment Proposal is in the best interests of Broadstone, its shareholders and unanimously recommends that its shareholders vote “FOR” each of the Adjournment Proposal.
When you consider the recommendation of Broadstone’s board of directors in favor of approval of the Business Combination Proposal, the Merger Proposal, the Pubco Incentive Plan Proposal and the Adjournment Proposal, you should keep in mind that certain of Broadstone’s directors and officers have interests in the Proposed Transactions that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:
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the beneficial ownership of the Initial Shareholders of 7,632,575 Founder Shares, which shares would become worthless if Broadstone does not complete a business combination within the applicable time period, as the Initial Shareholders waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $      based on the closing price of the Broadstone Class A ordinary shares of $      on the NYSE on      , 2021, the record date for the Meeting;

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the Initial Shareholders are expected to hold an aggregate of approximately 3.44% of the outstanding Pubco Ordinary Shares upon the consummation of the Business Combination after giving effect to the PIPE Financing, assuming none of Broadstone’s existing public shareholders exercise their redemption rights;

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the fact that, in connection with the PIPE Financing, Sponsor will subscribe for 500,000 Pubco Ordinary Shares;

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Broadstone’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Broadstone’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

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upon the Share Acquisition Closing, Pubco shall grant to Marcus Waley-Cohen, an affiliate of the Sponsor, options over two million (2,000,000) Pubco Ordinary Shares of equivalent value and on equivalent terms as the Private Placement Warrants except that in each case they shall represent the right to acquire Pubco Ordinary Shares (such options shall be granted out of the Pubco Incentive Plan);

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the potential appointment of Marcus Waley-Cohen, an affiliate of the Sponsor, as a director of Pubco; and

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the continued indemnification of current directors and officers of Broadstone and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Broadstone’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
Record Date; Outstanding Shares; Shareholders Entitled to Vote
Broadstone has fixed the close of business on      , 2021, as the “Record Date” for determining Broadstone shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the Record Date, there were      ordinary shares of Broadstone outstanding and entitled to vote. Each ordinary share of Broadstone is entitled to one vote per share at the Meeting on each of the proposals at the Meeting.

Pursuant to agreements with Broadstone, the Initial Shareholders have agreed to vote the 7,632,575 Founder Shares and any additional ordinary shares of Broadstone acquired in the aftermarket by such shareholders in favor of the Business Combination Proposal. Such holders have indicated they intend to vote their shares in favor of the other proposals presented at the Meeting.
Quorum
The presence, in person or by proxy, of the holders of a majority of all the outstanding ordinary shares of Broadstone entitled to vote constitutes a quorum at the Meeting.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Broadstone but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal and the Merger Proposal. However, a broker may vote its shares on “routine” proposals such as the Share Issuance Proposal.
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.
Vote Required
The approval of each of the Business Combination Proposal, the Share Issuance Proposal, the Pubco Incentive Plan Proposal and the Adjournment Proposal (if presented) will require an “ordinary resolution” as a matter of Cayman Islands law and, therefore, each of the aforementioned proposals require the affirmative vote of the holders of a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Broker non-votes will not count as votes cast at the meeting and, therefore, will not have any impact on the proposals presented at the meeting. Additionally, abstentions (with respect to the business combination proposal and the adjournment proposal only) will not count as votes cast at the meeting and, therefore, will have no effect on the outcome of such proposals; however, with respect to the Share Issuance Proposal, abstentions will count as a vote against those proposals in accordance with NYSE listing rules. If any of the condition precedent proposals are not approved, then only the Adjournment Proposal will be presented to the shareholders for a vote. Approval of each of the condition precedent proposals is cross-conditioned on the approval of the other condition precedent proposals. Approval of the Adjournment Proposal is not conditioned on any the approval of any other proposal.
The approval of the Merger Proposal will require a “special resolution” as a matter of Cayman Islands law.
Voting Your Shares
Each ordinary share of Broadstone that you own in your name entitles you to one vote. Your one or more proxy cards shows the number of ordinary shares of Broadstone that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares of Broadstone at the Meeting:
You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Broadstone’s board “FOR” the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal, the Pubco Incentive Plan Proposal and the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Meeting will not be counted.

You Can Attend the Meeting and Vote in Person.   You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Broadstone can be sure that the broker, bank or nominee has not already voted your shares.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Broadstone can be sure that the broker, bank or nominee has not already voted your shares.
Share Ownership of and Voting by Broadstone Directors and Officers
Current directors and officers of Broadstone beneficially own an aggregate of 7,632,575 Class B ordinary shares of Broadstone. Each current director and officer has agreed to vote their Class B ordinary shares of Broadstone in favor of the Business Combination Proposal and the Merger Proposal.
Revoking Your Proxy
If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify Broadstone in writing before the Meeting that you have revoked your proxy; or

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you may attend the Meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares of Broadstone, you may call Marcus Waley-Cohen of Broadstone at +44(0) 207 725 0800 or Broadstone’s proxy solicitor at D.F. King & Co., Inc., of 48 Wall Street, 22nd Floor, New York, NY 10005 or at (800) 515-4479.
Redemption Rights
Holders of Public Shares may seek to redeem their shares, regardless of whether or not they are holders on the Record Date or whether or how they vote at the Meeting, but no later than 5:00 p.m. New York time on     ,   2021 (two (2) business days prior to the Meeting). Any shareholder holding Public Shares may demand that Broadstone redeem such shares for a full pro rata portion of the cash in the Trust Account (which was approximately $      per share as of      , 2021, the Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks Redemption as described in this section and the Business Combination is consummated, Broadstone will convert these shares into a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.
Broadstone’s Sponsor, officers and directors will not have redemption rights with respect to any ordinary shares of Broadstone owned by them, directly or indirectly.
Broadstone shareholders who seek to redeem their Public Shares are required to (A) either (i) check the box on their proxy card, or (ii) submit their request in writing to Continental Stock Transfer & Trust Company, Broadstone’s transfer agent and (B) deliver their shares, either physically or electronically using The Depository Trust Company’s DWAC System, to Broadstone’s transfer agent no later than 5:00 p.m. New York time on      , 2021 (two (2) business days prior to the Meeting). If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).
If the Business Combination is not approved or completed for any reason, then Broadstone’s Public Shareholders who elected to exercise their Redemption rights will not be entitled to redeem their shares for a pro rata portion of the cash in the Trust Account, as applicable. Broadstone will thereafter promptly return any shares delivered by Public Shareholders. In such case, holders may only share in the assets of the Trust Account upon the liquidation of Broadstone. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors. If Broadstone would be left with less than $5,000,001 of net tangible assets as a result of the holders of Public Shares properly demanding redemption of their shares, Broadstone will not be able to consummate the Business Combination. Further, Vertical, Pubco, Merger Sub and the Vertical Shareholders are not obligated to consummate the transaction if Pubco and Broadstone will have Closing Cash of less than $240 million as of the Closing after giving effect to the Redemptions of Public Shares and the PIPE Financing.
The closing price of the ordinary shares of Broadstone on the Record Date was $      . The cash held in the Trust Account on such date was approximately $305.3 million (approximately $10.00 per Public Share). Prior to exercising redemption rights, shareholders should verify the market price of the ordinary shares of Broadstone as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption price. Broadstone cannot assure its shareholders that they will be able to sell their ordinary shares of Broadstone in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
If a holder of Public Shares exercises its redemption rights, then it will be exchanging its ordinary shares of Broadstone for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand Redemption and deliver your share certificate (either physically or electronically) to Broadstone’s transfer agent prior to the vote at the Meeting, and the Business Combination is consummated.
If a holder of Public Shares exercises its redemption rights, it will not result in the loss of any Public Warrants that it may hold and, upon consummation of the Business Combination, each Warrant will become exercisable to purchase one Ordinary Share of Pubco in lieu of one ordinary share of Broadstone for a purchase price of $11.50.
Appraisal Rights
None of the Unit holders or Warrant holders of Broadstone have appraisal rights in connection the Business Combination under the Companies Act. Broadstone shareholders are entitled to give notice to Broadstone prior to the Meeting that they wish to dissent to the Business Combination, the effect of which would be that such dissenting shareholders would be entitled to the payment of fair market value of his or her shares of Broadstone if they follow the procedures set out in the Companies Act. It is Broadstone’s view that such fair market value would equal the amount which Broadstone shareholders would obtain if they exercise their redemption rights as described herein.
Proxy Solicitation Costs
Broadstone is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone, on the internet or in person. Broadstone and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Broadstone will bear the cost of the solicitation.
Broadstone has hired D.F. King to assist in the proxy solicitation process.
Broadstone will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Broadstone will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
General
Holders of ordinary shares of Broadstone are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Broadstone shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Business Combination Agreement and Related Agreements” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Because Broadstone is holding a shareholder vote on the Business Combination, Broadstone may consummate the Business Combination only if it is approved by an ordinary resolution.
The Business Combination Agreement and Related Agreements
The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. Shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which may be updated prior to the closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.
Structure of the Proposed Transactions
On June 10, 2021, (i) Broadstone, (ii) the Sponsor, in its capacity as the sponsor and Broadstone’s representative, (iii) Pubco, (iv) Merger Sub, (v) Vertical, (vi) Vincent Casey (solely in his capacity as the Vertical Shareholders’ representative) and (vii) the Vertical Shareholders party thereto entered into the Business Combination Agreement.
Prior to the completion of the Proposed Transactions, Pubco will be wholly owned by Stephen Fitzpatrick, who is not a U.S. citizen or resident.
Pursuant to the terms of the Business Combination Agreement: (i) Broadstone will merge with and into Merger Sub (the “Merger”), as a result of which (a) the separate corporate existence of Merger Sub shall cease and Broadstone shall continue as the surviving company, (b) each issued and outstanding security of Broadstone immediately prior to the Merger Effective Time (other than the Founder Shares and the Private Placement Warrants) shall no longer be outstanding and shall automatically be cancelled, in consideration for the right of the holder thereof to receive a substantially equivalent security of Pubco concurrently with the Merger, (c) each issued and outstanding Founder Share immediately prior to the Merger Effective Time shall be transferred to Pubco, in consideration for the right of the holder thereof to receive one Pubco Ordinary Shares and (d) the Private Placement Warrants shall no longer be outstanding and shall automatically be cancelled; and (ii) Pubco will acquire all of the ordinary shares of Vertical in consideration for the issuance of Pubco Ordinary Shares to the Vertical Shareholders (the “Share Acquisition”), such that Vertical will be a direct wholly owned subsidiary of Pubco.
In addition, immediately following the Merger Effective Time, the PIPE Investors will subscribe for and purchase 8,900,000 Pubco Ordinary Shares from Pubco for an aggregate purchase price of $89,000,000, as discussed further in the section entitled “— Ancillary Documents — Subscription Agreements” below.
Consideration
Under the Business Combination Agreement, at the Merger Effective Time each issued and outstanding Public Share of Broadstone immediately prior to the Merger Effective Time shall be converted automatically into the right of the holder thereof to receive one (1) Pubco Ordinary Share, following which the Public Shares shall cease to be outstanding and shall automatically be cancelled. Additionally: (i) each issued and outstanding Public Warrant will automatically be converted into and exchanged for the right to receive one Pubco Public Warrant; (ii) each issued and outstanding Private Placement Warrant shall be surrendered for nil consideration and cancelled; (iii) each issued and outstanding Founder Share shall be transferred to Pubco, in consideration for the right of the holder thereof to be issued one Pubco Ordinary Share.
Under the Business Combination Agreement (and related share purchase agreements), at the Share Acquisition Closing, in consideration for the purchase of Vertical’s share capital, Pubco will issue to the shareholders of Vertical 210,000,000 Pubco Ordinary Shares on a pro rata basis.
Such Pubco Ordinary Shares shall include the Earn Out Shares being 20% of the Pubco Ordinary Shares issued at the Share Acquisition Closing to the Vertical Shareholders and Loan Note Holders, which will be held subject to restrictions and will be subject to forfeiture until Pubco satisfies certain milestones, as discussed further in the section entitled “Ancillary Documents — Lock-Up Agreements — Vertical Shareholder Lock-Up Agreement — LNH Lock-Up Agreement.”
Concurrently or as soon as reasonably practicable following the Share Acquisition Closing, subject to and upon the terms and conditions of the Business Combination Agreement, Pubco shall grant, in exchange for the cancellation and release of each Vertical Option by its holder, options over Pubco Ordinary Shares of equivalent value and on equivalent terms as regards vesting, exercise, indemnities and other provisions relating to tax as the Vertical Options (unless otherwise determined by Vertical with Broadstone’s consent (not to be unreasonably withheld)) and Vertical shall procure that each such holder of a Vertical Option will provide written consent to such exchange, cancellation and release.
Closing
The Merger Closing will occur on the third (3rd) business day following the satisfaction or waiver of the conditions to the Merger Closing set forth in the Business Combination Agreement, as discussed further in the section entitled “— Closing Conditions” below (other than those conditions that by their nature are to be fulfilled at the Share Acquisition Closing, but subject to the satisfaction or waiver of such conditions), or at such other date as Broadstone, Pubco, Merger Sub and Vertical may agree in writing. The Share Acquisition Closing will occur at 00.01 hours (London (U.K.) time) on the first (1st) business day following the Merger Closing.
Each of the Merger Closing and the Share Acquisition Closing shall take place virtually by telephone or video conference and/or through the electronic exchange of transaction document or at such other place or form as Broadstone, Pubco, Merger Sub and Vertical may agree in writing, and at such times on the Merger Closing Date and the Share Acquisition Closing Date as Broadstone, Pubco, Merger Sub and Vertical agree in writing.
Warranties
The Business Combination Agreement contains warranties of Broadstone, Pubco, Merger Sub, Vertical and the shareholders of Vertical party thereto, certain of which are qualified by materiality and Material Adverse Effect and may be further modified and limited by the disclosure schedules. See the section entitled “— Material Adverse Effect” below. The warranties of Broadstone are also qualified by the information included in Broadstone’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement.
Warranties of Broadstone
Broadstone has made warranties to Vertical, Pubco, Merger Sub and the Vertical Shareholders relating to, among other things, organization and standing, authorization and standing, governmental approvals, non-contravention, capitalization, SEC filings, financial statements, internal controls, absence of certain changes, compliance with laws, actions, orders and permits, taxes and returns, employees and employee benefit plans, properties, material contracts, transactions with affiliates, Investment Company Act, JOBS Act, finders and brokers, certain business practices, insurance, PIPE Investment Amount and Subscription Agreements, information supplied, the Trust Account, warranties and litigation.
The warranties of Broadstone identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: (i) Section 4.1 (Organization and Standing); (ii) Section 4.2 (Authorization; Binding Agreement); (iii) Section 4.3 (Governmental Approvals); (iv) Section 4.4 (Non-Contravention); and (v) Section 4.16 (Finders and Brokers) (collectively, the “Broadstone Fundamental Warranties”).
Warranties of Pubco and Merger Sub
Pubco and Merger Sub have made warranties to Broadstone, Vertical and the Vertical Shareholders relating to, among other things, organization and standing, authorization and binding agreement, governmental approvals, non-contravention, Pubco capitalization, Merger Sub capitalization, activities, finders and brokers, Investment Company Act, information supplied and taxes and returns.
The warranties of Pubco identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: (i) Section 5.1 (Organization and Standing); (ii) Section 5.2 (Authorization; Binding Agreement); (iii) Section 5.3 (Governmental Approvals); (iv) Section 5.4 (Non-Contravention); and (v) Section 5.8 (Finders and Brokers) (collectively, the “Pubco and Merger Sub Fundamental Warranties”).
Warranties of Vertical
Vertical has made warranties to Pubco relating to, among other things, organization and standing, authorization and binding agreement, capitalization, subsidiaries, governmental approvals, non-contravention, financial statements, absence of certain changes, compliance with laws, company permits, litigation, material contracts, intellectual property, IT systems, taxes and returns, real property, personal property, title and sufficiency of assets, employee matters, benefit plans, environmental matters, transactions with related persons, insurance, data protection and cybersecurity, certain business practices, Investment Company Act, aviation regulation compliance, health and safety, finders and brokers and information supplied.
The warranties of Vertical identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: (i) Section 6.1 (Organization and Standing); (ii) Section 6.2 (Authorization; Binding Agreement); (iii) Section 6.4 (Subsidiaries); (iv) Section 6.5 (Governmental Approvals); (v) Section 6.6 (Non-Contravention); and (vi) Section 6.27 (Finders and Brokers) (collectively, the “Vertical Fundamental Warranties”).
Warranties of the Vertical Shareholders
Each Vertical Shareholder has made warranties (with respect to itself only) to Broadstone, Pubco, Merger Sub and Vertical relating to, among other things, organization and standing, authorization and binding agreement, ownership, governmental approvals, non-contravention, no litigation, investment warranties, finders and brokers and information supplied.
The warranties of the Vertical Shareholders identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: (i) Section 7.1 (Organization and Standing); (ii) 7.2 (Authorization; Binding Agreement); (iii) Section 7.3 (Ownership); (iv) Section 7.4 (Governmental Approvals);

(v) Section 7.5 (Non-Contravention); and (vi) Section 7.8 (Finders and Brokers) (collectively, the “Company Shareholders Fundamental Warranties”).
Survival of Warranties
No warranties and covenants of Pubco, Merger Sub, Broadstone, Vertical and the Vertical Shareholders contained in the Business Combination Agreement shall survive the Share Acquisition Closing, except that fraud claims shall survive the Share Acquisition Closing indefinitely.
Material Adverse Effect
Pursuant to the Business combination Agreement, a material adverse effect (“Material Adverse Effect”) means, with respect to any specified person, any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: has had a material adverse effect on (a) the business, assets, financial condition or results of operations of person and its subsidiaries; or (b) would reasonably be expected to prevent or materially delay or materially impede the ability of such Person or any of its Subsidiaries to consummate the transactions contemplated by the Business Combination Agreement on a timely basis; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Material Adverse Effect pursuant to clause (a) has occurred: (i) war (whether or not declared), acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, tsunamis, pandemics (including COVID-19 or any mutation or variation thereof, or any COVID-19 measures or any change in such COVID-19 Measures or interpretations following the date of the Business Combination Agreement) or other natural or man-made disasters; (iii) changes attributable to the public announcement, pendency or completion of the Proposed Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable law, regulations or interpretations thereof or decisions by courts or any governmental authority after the date of the Business Combination Agreement; (v) changes or proposed changes in GAAP, IFRS or other applicable accounting principles (or any interpretation thereof) after the date of the Business Combination Agreement; (vi) general, global, national, regional, state or local economic, regulatory, political or social conditions, or conditions generally affecting the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the subsidiary or any of its subsidiaries operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Material Adverse Effect; (ix) changes attributable to the public announcement or pendency of the Proposed Transactions (including the impact thereof on relationships with customers, suppliers or employees); or (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of the Business Combination Agreement, or (B) taken with the prior written consent of or at the prior written request of Pubco, Broadstone and Merger Sub; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above materially and disproportionately adversely affect the business, assets, financial condition or results of operations of such person or any of its subsidiaries relative to similarly situated persons in the industries in which such person or any of its subsidiaries conducts its operations, then such impact may be taken into account in determining whether a Material Adverse Effect has occurred.
Covenants and Agreements
Conduct of Business by Vertical and Vertical Shareholders
Vertical has agreed that, from the date of the Business Combination Agreement until the earlier of termination of the Business Combination Agreement and the Merger Closing (the “Interim Period”), except as otherwise expressly contemplated by the terms of the Business Combination Agreement, including the schedules thereto, or any Ancillary Document, or as required by applicable law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Vertical and its subsidiaries and their operations,

Vertical will, and will cause the subsidiaries: (i) to conduct their respective businesses, in all material respects, in the ordinary course of business and (ii) comply with all laws applicable to the subsidiaries and their respective businesses, assets and employees.
During the Interim Period, Vertical has also agreed not to, and to cause its subsidiaries not to, except as otherwise explicitly contemplated by the terms of Business Combination Agreement, including the schedules thereto, or any Ancillary Document, or as required by applicable law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Vertical and its subsidiaries and their operations, without the prior written consent of Broadstone (which consent will not be unreasonably withheld, conditioned or delayed):
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amend, waive or otherwise change, in any respect, its organizational documents;

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authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities, in each case other than (i) in the ordinary course of business of Vertical where recruitment involves these being offered, (ii) the Company Loan Note Shares and (iii) the Class Z ordinary shares;

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split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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incur, create, assume or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $2,000,000 in the aggregate;

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(A) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than as set forth on Schedule 8.2 to the Business Combination Agreement or in the ordinary course of business, (C) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements in the ordinary course of business or as required by law, (D) establish any trust or take any other action to secure the payment of any compensation payable by Vertical, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any company benefit plan with, for or in respect of any current consultant, officer, manager director or employee other than as set forth on Schedule 8.2 of the Business Combination Agreement in connection with the transactions contemplated under the Business Combination Agreement or in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $150,000 or engage any person as an independent contractor other than in the ordinary course of business, or (G) terminate the employment of any employee other than for cause or in the ordinary course of business;

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waive any restrictive covenant obligations of any employee or individual independent contractor of any Vertical subsidiary;

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unless required by applicable Law, (i) modify, extend or enter into any labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body; or (ii) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of Vertical and its subsidiaries;

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make, amend, or change any material claim, election, or disclaimer relating to taxes, settle or otherwise compromise any material action relating to taxes, make any material change in its accounting or tax policies or procedures or waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return);
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file any material tax return materially inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

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other than in the ordinary course of business, (a) sell, transfer or license any intellectual property to any person, other than immaterial licenses, (b) abandon, withdraw, dispose of, permit to lapse or fail to preserve any company registered IP, or (c) disclose any trade secrets owned or held by vertical and its subsidiaries to any person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;

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terminate, or waive or assign any material right under, any company material contract or enter into any contract that would be a company material contract;

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make any distribution of cash or property or otherwise declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property;

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fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

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establish any subsidiary or enter into any material new line of business;

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fail to use reasonable endeavors to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect in a manner materially detrimental to Vertical and its subsidiaries;

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except in accordance with PCAOB preparedness and Section 404 of SOX, revalue any of its material assets or make any change in accounting methods, principles or practices;

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waive, release, assign, settle or compromise any claim or action (including any action relating to the business combination agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such party or its affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any liabilities or obligations, unless such amount has been reserved in the consolidated company financials, as applicable;

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close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

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acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

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make any capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $5,000,000 in the aggregate);

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adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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enter into, amend, breach or terminate any company real property lease other than in the ordinary course of business;

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voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, other than pursuant to the terms of a company material contract or other contract not required to be disclosed as a company material contract in existence as of the date of the business combination agreement or entered into in the ordinary course of business or in accordance with the terms of this provision during the interim period, or pursuant to a company benefit plan, in each case other than in the ordinary course of business of Vertical;
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sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of or create a lien over any material portion of its properties, assets or rights, other than licensing of intellectual property in the ordinary course of business;

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enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of Vertical and its subsidiaries, in each case other than in the ordinary course of business of Vertical where recruitment involves such agreements being entered into;

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take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the transactions or the development of Vertical’s aircraft;

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accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business;

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change any methods of accounting in any material respect, other than changes that are made in accordance PCAOB standards, or otherwise required by IFRS or U.S. securities laws;

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enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or any Ancillary Document;

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enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

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authorize or agree (whether in writing or orally) to do any of the foregoing actions or authorize or agree (whether in writing or orally) any action or omission that would result in any of the foregoing.

Additionally, during the Interim Period, except as expressly contemplated the terms of the Business Combination Agreement, including the schedules thereto, without the prior written consent of Broadstone, the Vertical Shareholders shall not sell, transfer or dispose of, or create any lien over, any securities of Vertical owned by the Vertical Shareholders, and, to the extent possible within their capacity as Vertical Shareholders (including through the exercise of voting rights and by requiring directors of the Vertical and its subsidiaries nominated for appointment by them) (i) cause Vertical and its subsidiaries to comply with the covenants described above, and (ii) cause Vertical and its subsidiaries not to take any action, or commit or agree to take any action, that would be prohibited by the covenants described above.
Conduct of Business by Broadstone
Broadstone has agreed that, during the Interim Period, except as expressly contemplated by the terms of the Business Combination Agreement, including the schedules thereto, or any Ancillary Document, or as required by applicable law (including in respect of any COVID-19 measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on Broadstone and its operations, Broadstone shall: (i) conduct its business, in all material respects, in the ordinary course of business and (ii) comply with all laws applicable to Broadstone and its business, assets and employees.
During the Interim Period, Broadstone has also agreed not to, except as contemplated by the terms of the Business Combination Agreement, including the schedules thereto, or any Ancillary Document, or as required by applicable Law (including in respect of any COVID-19 measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on Broadstone and its operations, or as consented to by Vertical in writing (which consent will not be unreasonably withheld, conditioned or delayed):
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approve a shareholder circular setting out resolutions to amend, waive or otherwise change, in any respect, its organizational documents;

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authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

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approve a shareholder circular setting out resolutions to split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person (provided, that this provision shall not prevent Broadstone from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Proposed Transactions from the Sponsor or up to aggregate additional indebtedness during the Interim Period of $2,000,000);

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amend, waive or otherwise change the Trust Agreement (as defined in the Business combination Agreement) in any manner adverse to Broadstone or Broadstone’s ability to consummate the transactions contemplated by the Business Combination Agreement;

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terminate, waive or assign any material right under any material agreement to which it is a party;

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fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

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establish any subsidiary or enter into any new line of business;

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fail to use reasonable endeavors to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

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revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS, and after consulting Broadstone’s outside auditors;

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waive, release, assign, settle or compromise any claim or action (including any action relating to the Business Combination Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Broadstone) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any liabilities or obligations, unless such amount has been reserved in the Broadstone financials;

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acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

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make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $2,000,000 in the aggregate (excluding for the avoidance of doubt, incurring any expenses);

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approve a shareholder circular setting out resolutions to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

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voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a contract in existence as of the date of the Business

Combination Agreement or entered into in the ordinary course of business or in accordance with the terms of this provision during the Interim Period;
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sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

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enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

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take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Proposed Transactions;

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make, change or rescind any material election relating to taxes, settle or otherwise compromise any material action relating to taxes, make any material change in its accounting or tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return), or enter into any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar law) with any governmental authority; or

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authorize or agree to do any of the foregoing actions.

Conduct of Business by Pubco and Merger Sub
Pubco and Merger Sub have agreed that, during the Interim Period, except as expressly contemplated by the terms of the Business Combination Agreement or any Ancillary Document, or as required by applicable law (including in respect of any COVID-19 measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on each of Pubco and Merger Sub, each of Pubco and Merger Sub shall conduct its business, in all material respects, in the ordinary course of business.
During the Interim Period, Pubco and Merger Sub have also agreed not to, except as contemplated by the terms of the Business Combination Agreement or any Ancillary Document, or as required by applicable law (including in respect of any COVID-19 measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on each of Pubco and Merger Sub, during the Interim Period, or as consented to by Broadstone in writing (which consent will not be unreasonably withheld, conditioned or delayed):
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approve a shareholder circular setting out resolutions to amend, waive or otherwise change, in any respect, its organizational documents;

•
authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities, other than Pubco Ordinary Shares to be issued in connection with the (i) American Warrant Instruments, (ii) Avolon Warrant Instrument (iii) the LNH SPA, (iv) the American SPA, (v) the Additional Warrants (as defined in the Business Combination Agreement), (vi) the Additional PIPE Amount (as defined in the Business Combination Agreement), (vii) Pubco Options (as defined in the Business Combination Agreement) and (viii) the MWC Pubco Options (as defined in the Business Combination Agreement);

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approve a shareholder circular setting out resolutions to split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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incur, create, assume or otherwise become liable for any indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any indebtedness, liability or obligation of any person;

•
establish any subsidiary or enter into any new line of business;

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acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

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make any capital expenditures;

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approve a shareholder circular setting out resolutions to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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enter into any agreement, understanding or arrangement with respect to its voting of equity securities;

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take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Proposed Transactions; or

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authorize or agree to do any of the foregoing actions.

Other Covenants of Vertical
Pursuant to the Business Combination Agreement, Vertical has agreed, among other things, to:
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during the period from the Relevant Date (as defined in the Business Combination Agreement) and continuing until the earlier of the termination of the Business Combination Agreement in accordance or the Share Acquisition Closing, without the prior written consent of Broadstone (such consent not to be unreasonably withheld, conditioned or delayed), Vertical shall, and shall cause the other subsidiary (a) to manage their respective working capital in the ordinary course of business, and (b) not to incur, create, assume or otherwise become liable for any indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any indebtedness, liability or obligation of any person, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business;

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deliver to Broadstone as soon as reasonably practicable following the date of the Business Combination Agreement a true and complete copy of the audited consolidated financial statements (including any related notes thereto) of Vertical and its subsidiaries for the fiscal year ended 31 December 2020, prepared in accordance with IFRS and audited in accordance with the PCAOB standards by PwC (or such other internationally recognized audit firm as is reasonably acceptable to Broadstone);

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during the Interim Period, deliver to Broadstone within thirty (30) calendar days following the end of each quarter completed after the date of the Business Combination Agreement, an unaudited quarterly management account of Vertical and its subsidiaries for the applicable quarter. From the date of the Business Combination Agreement through the Share Acquisition Closing, Vertical will also promptly deliver to Broadstone copies of any audited consolidated financial statements of Vertical and its subsidiaries that Vertical and its subsidiaries’ certified public accountants may issue;

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while it is in possession of such material non-public information, it shall not purchase or sell any securities of Broadstone, communicate such information to any third party, take any other action with respect to Broadstone in violation of such laws, or cause or encourage any third party to do any of the foregoing.

Other Covenants of Broadstone
Pursuant to the Business Combination Agreement, Broadstone has agreed, among other things, to:
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during the Interim Period, keep current and timely file all of its public filings with the SEC and otherwise comply with applicable securities laws and shall use reasonable endeavors prior to the Merger to maintain the listing of the Public Shares, the Public Warrants and the Units on NYSE; and

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during the Interim Period, Broadstone shall keep Vertical and the Vertical Shareholders Representative periodically informed of the total amount of deferred and accrued expenses of Broadstone from time to time, and Broadstone shall consult with Vertical and the Vertical Shareholders Representative (who, however, shall have no veto rights) each time the total amount of such expenses exceeds any of the monetary thresholds set out in the Business Combination Agreement and schedules thereto.

Other Covenants of Pubco
Pursuant to the Business Combination Agreement, Pubco has agreed, among other things, to:
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appoint, with effect from the Share Acquisition Closing, Stephen Fitzpatrick, Vincent Casey, Michael Cervenka, Marcus Waley-Cohen and three (3) additional individuals to be appointed at Vertical’s sole discretion as independent directors to the board of directors of Pubco. Pursuant to the Business Combination Agreement, upon the Share Acquisition Closing, Stephen Fitzpatrick shall initially serve as the Chairman of Pubco;

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prior to the Share Acquisition Closing, approve and, subject to approval of the shareholders of Pubco, adopt an equity incentive plan;

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upon the Share Acquisition Closing, Pubco shall grant to Marcus Waley-Cohen options over two million (2,000,000) Pubco Ordinary Shares of equivalent value and on equivalent terms as the Private Placement Warrants except that in each case they shall represent the right to acquire Pubco Ordinary Shares (such options shall be granted out of the Pubco Incentive Plan);

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while it is in possession of such material non-public information, it shall not purchase or sell any securities of Broadstone, communicate such information to any third party, take any other action with respect to Broadstone in violation of such laws, or cause or encourage any third party to do any of the foregoing.

Other Covenants of the Vertical Shareholders
Pursuant to the Business Combination Agreement, each of the Vertical Shareholders has agreed, while it is in possession of such material non-public information, it shall not purchase or sell any securities of Broadstone, communicate such information to any third party, take any other action with respect to Broadstone in violation of such laws, or cause or encourage any third party to do any of the foregoing.
Joint Covenants
The Business Combination Agreement also contains certain other covenants and agreements made among the various parties, including that each of the parties will use its reasonable endeavors, and will cooperate fully with the other parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Business Combination Agreement and to comply as promptly as practicable with all requirements of governmental authorities applicable to the transactions contemplated by the Business Combination Agreement, including making any filing or application required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
Furthermore, the Business Combination Agreement contains additional customary covenants and agreements among the various parties pertaining to, among other matters:
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the preparation and filing of this registration statement on Form F-4 and the proxy statement/prospectus included herein (and any amendments and supplements);

•
the extraordinary general meeting of Broadstone and approval of the Business Combination Proposal by Broadstone’s shareholders, including (a) the Broadstone board recommendation that Broadstone’s shareholders approve the proposals, and (b) Broadstone’s ability to make one or more successive postponements or adjournments of the extraordinary general meeting of Broadstone if necessary or desirable in the reasonable determination of Broadstone;

•
exclusivity with respect to the transactions contemplated by the Business Combination Agreement and matters relating to alternative transactions;

•
confidentiality and public announcements and other communications regarding the Business Combination Agreement, the Ancillary Documents and the transactions contemplated thereby and related matters;

•
give notice to the other parties as promptly as practicable to such party of facts, circumstances and conditions which, among other things, would, or would reasonably be expected to cause any conditions to each of the Merger Closing and Share Acquisition Closing to not be satisfied, or the satisfaction of certain conditions to be delayed;

•
termination of certain agreements, if applicable;

•
director and officer indemnification

Closing Conditions
The consummation of the Proposed Transactions is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions summarized below. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Proposed Transactions may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions therein.
Conditions to the Obligations of Each Party
The obligations of each Party to consummate the Proposed Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by Vertical and Broadstone of the following conditions:
•
the Broadstone shareholder approval matters that are submitted to the vote of Broadstone’s shareholders at the Special Shareholder Meeting in accordance with the proxy statement shall have been approved by the requisite vote of Broadstone’s shareholders at the Special Shareholder Meeting in accordance with the proxy statement and the applicable provisions of the Cayman Companies Act;

•
no governmental authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the Proposed Transactions illegal or which otherwise prevents or prohibits consummation of the Proposed Transactions;

•
upon the Share Acquisition Closing, after giving effect to the Redemption, Broadstone shall have net tangible assets of at least five million and one dollars ($5,000,001) (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act);

•
the shareholders of Pubco shall have adopted the Amended and Restated Memorandum and Articles of Association as soon as practicable after the date of the Business Combination Agreement and in any event prior to the Share Acquisition Closing;

•
the Parties shall have received all consents of or with any governmental authority as set forth in Schedules 4.3, 5.3 and 6.5 to the Business Combination Agreement;

•
the registration statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the registration statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

Conditions to the Obligations of Vertical and the Vertical Shareholders
The obligations of Vertical and the Vertical Shareholders to consummate the Proposed Transactions are subject to the satisfaction or written waiver (by Vertical) of the following conditions:
•
all of the Broadstone Fundamental Warranties and all of the Pubco and Merger Sub Fundamental Warranties being true and correct in all respects on and as of the date of the Business Combination Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date);

•
the capitalization warranties of Broadstone, Pubco and Merger Sub set forth in the Business Combination Agreement being true and correct in all respects (except for de minimis inaccuracies) on and as of the date of the Business Combination Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date);

•
all of the other warranties of Broadstone, Pubco and Merger Sub set forth in the Business Combination Agreement being true and correct on and as of the date of the Business Combination Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (x) those warranties that address matters only as of a particular date (which warranties shall have been true correct as of such date), and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Broadstone, Pubco or Merger Sub, as applicable;

•
each of Broadstone, Pubco and Merger Sub having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Merger Closing Date;

•
the directors and officers of Pubco listed on Schedule 10.2(c) of the Business Combination Agreement having been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Share Acquisition;

•
the Pubco Ordinary Shares and the Pubco Public Warrants having been approved for listing on NYSE, subject only to official notice thereof;

•
Broadstone having delivered to Vertical and the Vertical Shareholders’ Representative a certificate, duly executed by an authorized officer of the Broadstone, dated as of Merger Closing Date, confirming that the conditions set out in Sections 10.2(a) and 10.2(b) of the Business Combination Agreement having been satisfied;

•
after taking into account (i) payments by Broadstone for the Redemption and (ii) the PIPE Investment Amount (but excluding the Broadstone transaction expenses), Broadstone and Pubco shall have at least an aggregate of two hundred and forty million Dollars ($240,000,000) of cash held either in or outside of the Trust Account, and Broadstone shall have made arrangements prior to the Share Acquisition Closing Date for any portion of such cash held in the Trust Account to be released from the Trust Account in connection with the Share Acquisition Closing.

Conditions to the Obligations of Broadstone
The obligations of Broadstone, Pubco and Merger Sub to consummate the Proposed Transactions are subject to the satisfaction or written waiver (by Broadstone) of the following conditions:
•
all of the Vertical Fundamental Warranties and the Vertical Shareholders Fundamental Warranties being true and correct in all respects on and as of the date of the Business Combination Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date);

•
the capitalization warranties of Vertical set forth in the Business Combination Agreement being true and correct in all respects (except for de minimis inaccuracies) on and as of the date of the Business Combination Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date);

•
all of the other warranties of the Vertical and the Vertical Shareholders set forth in the Business Combination Agreement being true and correct on and as of the date of the Business Combination Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (x) those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date), and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to Vertical and its Subsidiaries or the Vertical Shareholders, as applicable;

•
Vertical and the Vertical Shareholders having performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Merger Closing Date;

•
the Vertical Shareholders having delivered to Pubco copies of the documents listed in Section 2.3(a) of the Business Combination Agreement (save to the extent waived by Broadstone, acting reasonably);

•
the Vertical Shareholders and Vertical having delivered to Broadstone a certificate, duly executed by the Vertical Shareholders’ Representative and an authorized officer of Vertical, dated as of Merger Closing Date, confirming that the conditions set out in Sections 10.3(a) and 10.3(b) of the Business Combination Agreement have been satisfied by the Vertical Shareholders and Vertical respectively.

Termination
The Business Combination Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Share Acquisition Closing as follows:
•
by mutual written consent of Broadstone and Vertical;

•
by written notice by either Broadstone or Vertical to the other if any of the closing conditions set forth in the Business Combination Agreement have not been satisfied or waived by December 1, 2021 (the “Outside Date”); provided, however, that the right to terminate the Business Combination Agreement under such provision of the Business Combination Agreement shall not be available to a party if the breach or violation by such party or its affiliates (or with respect to Vertical, the Vertical Shareholders) of any warranty, covenant or obligation under the Business Combination Agreement was the proximate cause of, or proximately resulted in, the failure of the Share Acquisition Closing to occur on or before the Outside Date;

•
by written notice by either Broadstone of Vertical to the other if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable; provided, however, that the right to terminate the Business Combination Agreement under such provision shall not be available to a party if the failure by such party or its affiliates (or with respect to Vertical, the Vertical Shareholders) to comply with any provision of the Business Combination Agreement has been a substantial cause of, or substantially resulted in, such action by such governmental authority;

•
by written notice by Vertical to Broadstone if (i) there has been a material breach by Broadstone, Pubco or Merger Sub of any of its warranties, covenants or agreements contained in the Business Combination Agreement, or if any warranty of Broadstone, Pubco or Merger Sub shall have become untrue or materially inaccurate, in each case which would result in a failure of a closing condition of Vertical or the Vertical Shareholder set forth in the Business Combination Agreement to be satisfied (treating the Share Acquisition Closing Date for such purposes as the date of the Business

Combination Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) business days after written notice of such breach or inaccuracy is provided to Broadstone by Vertical or (B) the Outside Date; provided, that Vertical shall not have the right to terminate the Business Combination Agreement under such provision of the Business Combination Agreement if at such time any of Vertical or the Vertical Shareholders is in material uncured breach of the Business Combination Agreement which would result in a failure of any closing condition of Broadstone set forth in the Business Combination Agreement from being satisfied;
•
by written notice by Broadstone to Vertical if (i) there has been a material breach by Vertical or the Vertical Shareholders of any of their respective warranties, covenants or agreements contained in the Business Combination Agreement, or if any warranty of such parties shall have become untrue or inaccurate, in each case which would result in a failure of a closing condition of Vertical of the Vertical Shareholders set forth in the Business Combination Agreement to be satisfied (treating the Merger Closing Date for such purposes as the date of the Business Combination Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) business days after written notice of such breach or inaccuracy is provided to Vertical by Broadstone or (B) the Outside Date; provided, that Broadstone shall not have the right to terminate the Business Combination Agreement under such provision of the Business Combination Agreement if at such time Broadstone, Pubco or Merger Sub is in material uncured breach of the Business Combination Agreement which would result in a failure of any closing condition of Vertical or the Vertical Shareholders set forth in the Business Combination Agreement from being satisfied; or

•
by written notice by either Broadstone or Vertical to the other if the Special Shareholders Meeting is held (including any adjournment or postponement thereof) and has concluded, Broadstone’s shareholders have duly voted, and the required Broadstone shareholders approval was not obtained;

•
by written notice from Vertical to Broadstone if the Broadstone recommendation is publicly withdrawn, modified or changed in any manner that is adverse to Vertical or the Vertical Shareholder approvals; or

•
by written notice from Broadstone to Vertical if the Vertical Shareholder approvals have not been obtained within ten (10) business days following the date that Vertical solicits consent from the Vertical Shareholders pursuant to the Business Combination Agreement

Upon termination of the Business Combination Agreement, the Business Combination Agreement will become null and void and of no further force and effect (other than certain customary provisions that will survive a termination) and there shall be no liability on the part of any party to another party thereto (other than liability for any breach of the Business Combination Agreement or any fraud claim by a party occurring prior to the termination of the Business Combination Agreement).
Specific Performance
Each party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of the Business Combination Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under the Business Combination Agreement, at law or in equity.
Fees and Expenses
Unless otherwise provided for in the Business Combination Agreement, all expenses incurred in connection with entering into the Business Combination Agreement will be paid by the Party incurring such expenses. With respect to Broadstone, expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO incurred as of consummation of the Business Combination.

On the Share Acquisition Closing Date, Pubco shall pay any unpaid Vertical transaction expenses incurred by Vertical and Broadstone transaction expenses incurred by Broadstone or, in respect of any Stamp Duty, Pubco.
Amendments
The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Broadstone, Pubco, Merger Sub, Vertical, the Broadstone representative and the Vertical Shareholders representative.
Governing Law; Jurisdiction
The Business Combination Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to hear, determine and settle any disputes and, for such purposes, irrevocably submit to the jurisdiction of such courts, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.
Ancillary Documents
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the ancillary documents, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to this proxy statement/prospectus of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Broadstone shareholders and other interested parties are urged to read such ancillary documents in their entirety prior to voting on the proposals presented at the general meeting.
Lock-Up Agreements
At the Share Acquisition Closing, (i) the Vertical Shareholders shall each enter into the Vertical Shareholder Lock-Up Agreement; (ii) the Sponsor shall enter into the Sponsor Lock-Up Agreement; (iii) the Avolon Warrantholders shall enter into the Avolon Lock-Up Agreement; (iv) American shall enter into the American Lock-Up Agreement; and (v) the Loan Note Holders shall each enter into the LNH Lock-Up Agreement.
Vertical Shareholder Lock-Up Agreement
The Vertical Shareholder Lock-Up Agreement contains certain restrictions on transfer with respect to 90% of the Pubco Ordinary Shares received by the Vertical Shareholders pursuant to the Business Combination Agreement, and excludes shares purchased in the public market or in the PIPE Financing. Such restrictions begin at the Share Acquisition Closing and end on the third anniversary of the Share Acquisition Closing, with 30% of such Pubco Ordinary Shares being released from such restrictions on each anniversary of the Share Acquisition Closing, subject to the earlier release of such restrictions if at any time the sale price of Pubco Ordinary Shares equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing on or after the two-year anniversary of Share Acquisition Closing.
The Vertical Shareholder Lock-Up Agreement also contains restrictions on voting rights, pre-emption rights, dividends or other rights as a shareholder of Pubco, over Earn Out Shares, being 20% of the Pubco Ordinary Shares held by the Vertical Shareholders immediately following the Share Acquisition Closing. Such restrictions in respect of the Earn Out Shares are released as to 50% on the date the sale price of Pubco Ordinary Shares equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period and as to 50% on the date the sale price of Pubco Ordinary Shares equals or exceeds $20.00 per share for any 20 trading days within any 30-trading day period. If such dates do not occur prior to the fifth-year anniversary of Share Acquisition Closing then such Pubco Ordinary Shares will be forfeited and surrendered to Pubco for cancellation and for nil consideration.

The Sponsor Lock-Up Agreement
The Sponsor Lock-Up Agreement contains certain restrictions on transfer with respect to 90% of the Pubco Ordinary Shares received by the Sponsor pursuant to the Business Combination Agreement, and excludes shares purchased in the public market or in the PIPE Financing. Such restrictions begin at the Share Acquisition Closing and end on the third anniversary of the Share Acquisition Closing, with 30% of such Pubco Ordinary Shares being released from such restrictions on each anniversary of the Share Acquisition Closing, subject to the earlier release of such restrictions if at any time the sale price of Pubco Ordinary Shares equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing on the two-year anniversary of Share Acquisition Closing.
The American Lock-Up Agreement
The American Lock-Up Agreement contains certain restrictions on transfer with respect to the Pubco Ordinary Shares received by American pursuant to the American SPA, and excludes shares purchased in the public market or in the PIPE Financing. Such restrictions begin at the Share Acquisition Closing and end on the fourth anniversary of the Share Acquisition Closing, with 25% of the Pubco Ordinary Shares held by American being released from such restrictions on each anniversary of the Share Acquisition Closing.
The LNH Lock-Up Agreement
The LNH Lock-Up Agreement contains certain restrictions on transfer with respect to 90% of the Pubco Ordinary Shares received by the Loan Note Holders pursuant to the LNH SPA, and excludes shares purchased in the public market or in the PIPE Financing. Such restrictions begin at the Share Acquisition Closing and end on the third anniversary of the Share Acquisition Closing, with 30% of such Pubco Ordinary Shares being released from such restrictions on each anniversary of the Share Acquisition Closing, subject to the earlier release of such restrictions if at any time the sale price of Pubco Ordinary Shares equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing on or after the two-year anniversary of Share Acquisition Closing.
The LNH Lock-Up Agreement also contains restrictions on voting rights, pre-emption rights, dividends or other rights as a shareholder of Pubco, over Earn Out Shares, being 20% of the Pubco Ordinary Shares held by the Loan Note Holders immediately following the Share Acquisition Closing. Such restrictions in respect of the Earn Out Shares are released as to 50% on the date the sale price of Pubco Ordinary Shares equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period and as to 50% on the date the sale price of Pubco Ordinary Shares equals or exceeds $20.00 per share for any 20 trading days within any 30-trading day period. If such dates do not occur prior to the fifth-year anniversary of Share Acquisition Closing then such Pubco Ordinary Shares will be forfeited and surrendered to Pubco for cancellation and for nil consideration.
The Avolon Lock-Up Agreement
The Avolon Lock-Up Agreement contains certain restrictions on transfer with respect to 90% of the Pubco Ordinary Shares represented by the Warrant A1 and Warrant A2 (as defined in the Avolon Warrant Instrument) received by the Avolon Warrantholders pursuant to the Avolon Warrant Instrument. Such restrictions begin at the Share Acquisition Closing and end on the third anniversary of the Share Acquisition Closing, with 30% of the Pubco Ordinary Shares held by the Avolon Warrantholders being released from such restrictions on each anniversary of the Share Acquisition Closing, subject to the earlier release of such restrictions if at any time the sale price of Pubco Ordinary Shares equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing on the two-year anniversary of Share Acquisition Closing.
New Registration Rights Agreement
By no later than the Merger Closing Date and effective as of the Share Acquisition Closing, Pubco shall enter into a registration rights agreement (the “New Registration Rights Agreement”) with the Sponsor, American, the Avolon Warrantholders and the Vertical Shareholders (collectively, the “Holders”), effective as of the Share Acquisition Closing. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that Pubco file a registration statement with the SEC to register the securities of Pubco held by such Holders. The New Registration Rights Agreement will also (i) provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions, and (ii) terminate the Registration Rights Agreement, dated as of September 10, 2020, between Broadstone and the Sponsor.
Subscription Agreements — PIPE Financing
In connection with the execution of the Business Combination Agreement, Broadstone and Pubco entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have committed, subject to the terms and conditions therein, to purchase 8,900,000 Pubco Ordinary Shares in the aggregate at $10.00 per share for consideration, comprising payments of cash, of an aggregate of eighty-nine million dollars ($89,000,000) such subscriptions to be consummated concurrently with the consummation of the Share Acquisition Closing. The Pubco Ordinary Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Pubco has agreed to register the resale of the Pubco Ordinary Shares issued in connection with the PIPE Financing pursuant to a registration statement that must be filed within 30 days after the consummation of the Proposed Transactions. The Subscription Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto.
Closing of the Subscription Agreements (the “PIPE Closing”) will occur substantially concurrently with the closing of the Proposed Transactions and are conditioned on such closing and on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) such date and time the Business Combination Agreement is validly terminated, (ii) upon the mutual written agreement of the parties to the Subscription Agreement, (iii) if the closing conditions set forth in the Subscription Agreements are not satisfied on or prior to the PIPE Closing and, as a result thereof, the transactions contemplated by the Subscription Agreements will not be or are not consummated at the PIPE Closing and (iv) the Outside Date if the closing of the Proposed Transactions has not occurred on or before such date.
Transaction Support Letters
In connection with the execution of the Business Combination Agreement, the Sponsor and the Vertical Shareholders have entered into transaction support agreements (the “Sponsor Support Agreement”, in the case of the Sponsor, and the “Shareholder Support Agreement”, in the case of the Vertical Shareholders), pursuant to which, among other things each have agreed to vote their respective shares at any meeting of Broadstone (in the case of the Sponsor) or Vertical (in the case of the Vertical Shareholders) in favor of the transactions contemplated by the Business Combination Agreement and provided a power of attorney to take certain actions in connection with the transactions contemplated by the Business Combination Agreement on behalf of such shareholders.
LNH SPA
On March 11, 2021, the Company entered into the Convertible Loan Note Instrument with the Loan Note Holders, pursuant to which the Company issued an aggregate of £25,000,000 of Loan Notes under the Convertible Loan Note Instrument to the Loan Note Holders.
Concurrently with the execution of the Business Combination Agreement, the Loan Note Holders entered into a deed of conversion with Vertical which provides for the conversion of their respective Loan Notes with an aggregate total outstanding of £25,000,00 into 12,893 Company Loan Note Shares, immediately prior to the Share Acquisition Closing.
Concurrently with the execution of the Business Combination Agreement, the Loan Note Holders entered into the LNH SPA with Pubco. Pursuant to the LNH SPA, among other things, the Loan Note Holders will sell their respective Company Loan Note Shares to Pubco in consideration for 15,701,035 Pubco Ordinary Shares. The LNH SPA provides that Pubco shall (a) cause the offer and sale of the Pubco Ordinary Shares to be registered under the Securities Act with the SEC and (b) cause the Pubco Ordinary

Shares to be listed on the NYSE. The LNH SPA also contains other customary representations, warranties, covenants and agreements of the parties thereto.
Completion under the LNH SPA will occur substantially concurrently with the Share Acquisition Closing and is conditioned on such closing and other customary closing conditions. The LNH SPA will be terminated, and be of no further force and effect, upon the termination of the Business Combination Agreement in accordance with its terms.
American SPA
On June 10, 2021, the Company issued 5,804 Class Z ordinary shares to American. Concurrently with the execution of the Business Combination Agreement, American entered into the American SPA. Pursuant to the American SPA, among other things, American shall sell their 5,804 Class Z ordinary shares in the capital of Vertical to Pubco in consideration for 6,125,000 Pubco Ordinary Shares in accordance with the terms and conditions of the American SPA. The American SPA provides that Pubco shall (a) cause the offer and sale of the Pubco Ordinary Shares to be registered under the Securities Act with the SEC and (b) cause the Pubco Ordinary Shares to be listed on the NYSE. The American SPA also contains other customary representations, warranties, covenants and agreements of the parties thereto.
Completion under the American SPA will occur substantially concurrently with the Share Acquisition Closing and is conditioned on such closing and other customary closing conditions. The American SPA will be terminated, and be of no further force and effect, upon the termination of the Business Combination Agreement in accordance with its terms.
American Warrant Instrument
Immediately after the Share Acquisition Closing, Pubco shall enter into the American Warrant Instrument pursuant to which, among other things, American will receive warrants to purchase Pubco Ordinary Shares, subject to the terms of such warrant instrument.
The American Warrant Instrument provides for a warrant over 2,625,000 Pubco Ordinary Shares to be issued immediately after the Share Acquisition Closing, with a warrant over a further 1,750,000 Pubco Ordinary Shares being issued on each occasion American places a legally binding commitment for 50 aircraft, up to a maximum of 8,750,000 Pubco Ordinary Shares in total. All warrants issued under the American Warrant Instrument must be exercised for $0.0001 per share within 10 business days of issue. Unexercised subscription rights in respect of all warrants under the Avolon Warrant Instrument shall be deemed to have lapsed five years after the date of Type Certification (as defined in the American Warrant Instrument and expected to be on or about December 31, 2024), unless otherwise extended pursuant to the terms of the American Warrant Instrument. All issued warrants shall automatically be deemed to be cancelled upon termination of the American Warrant Instrument. The American Warrant Instrument also contains other customary representations, warranties, covenants and agreements of the parties thereto.
Avolon Warrant Instrument
Immediately after the Share Acquisition Closing, Pubco shall enter into the Avolon Warrant Instrument pursuant to which, among other things, the Avolon Warrantholders will receive warrants to purchase Pubco Ordinary Shares, subject to the terms of such warrant instrument.
The Avolon Warrant Instrument provides for a warrant over 6,378,600 Pubco Ordinary Shares to be issued immediately after the Share Acquisition Closing, with a warrant over a further 3,765,000 Pubco Ordinary Shares being issued in the event Avolon secures a binding commitment from an airline for not less than 100 aircraft by a prescribed date, and a warrant over up to a further 3,765,000 Pubco Ordinary Shares being issued in the event Avolon places a binding order for aircraft for $1.25 billion or more (or such pro rata amount thereof). All warrants issued under the Avolon Warrant Instrument must be exercised for $0.0001 per share within 10 business days of issue. Unexercised subscription rights in respect of all warrants under the Avolon Warrant Instrument shall be deemed to have lapsed on the fifth anniversary of the Share Acquisition Closing. All issued warrants shall automatically be deemed to be cancelled upon termination of the Avolon Warrant Instrument. The Avolon Warrant Instrument also contains other customary representations, warranties, covenants and agreements of the parties thereto.
Virgin Atlantic Memorandum of Understanding
Under the terms of a memorandum of understanding made on June 7, 2021, between the Company and Virgin Atlantic, the Company agreed to issue to Virgin Atlantic a warrant over 2,265,000 Ordinary Shares in Pubco following Share Acquisition Closing and a further warrant over up to 2,265,000 Ordinary Shares in Pubco, issued and exercisable on a pro-rata basis upon binding commitments to acquire aircraft from the Company. All such warrants will be exercised for a subscription price of $10 per share. It is anticipated that such warrants will be issued to Virgin Atlantic by Pubco at, or shortly after, the Share Acquisition Closing.
Organizational Structure
Prior to the Proposed Transactions
The following diagram depicts the organizational structure of Pubco, Vertical and Broadstone before the Proposed Transactions.
Pubco	Company

Broadstone

(1)
Includes American and the Loan Note Holders.

Following the Proposed Transactions
The following diagram depicts the organizational structure of Broadstone, Vertical and Pubco after the Proposed Transactions.

(1)
Includes American, Loan Note Holders, Avolon and Vertical Option Holders.

For the purposes of calculating the relative percentages in the structure chart above, “Vertical Shareholders” includes (a) Ordinary Shares to be received by Vertical Shareholders, (b) Ordinary Shares issuable upon exercise of the Pubco Options, (c) Ordinary Shares to be received by the Loan Note Holders in connection with the LNH SPA, (d) Ordinary Shares to be received by American in connection with the American SPA, the Initial American Warrant Shares and (e) Ordinary Shares to be received in connection with the Initial Avolon Warrant Shares. The percentages exclude (u) the MWC Options, (v) Ordinary Shares issuable upon the exercise of 15,265,150 Pubco Public Warrants to be outstanding upon completion of the Proposed Transactions, (w) Ordinary Shares (excluding the Initial American Warrant Shares) issuable in respect of the American Warrant Instrument, (x) Ordinary Shares (excluding the Initial Avolon Warrant Shares) issuable in respect of the Avolon Warrant Instrument, (y) the Ordinary Shares issuable pursuant to the Pubco Incentive Plan and (z) the 35,000,000 Earn Out Shares. These relative percentages assume (i) that none of Broadstone’s existing public shareholders exercise their redemption rights, (ii) that 8,900,000 Pubco Ordinary Shares are issued to the PIPE Investors in connection with the PIPE Financing, (iii) that no additional equity securities of Broadstone or Pubco are issued and (iv) that all of the Pubco Options have been exercised. If the facts are different from these assumptions, the percentage ownership retained by Broadstone’s existing shareholders will be different.

Charter Documents of Pubco Following the Business Combination
Pursuant to the Business Combination Agreement, upon the Closing of the Business Combination, Pubco’s memorandum and articles of association will be amended and restated promptly to:
•
reflect necessary changes and to be consistent with the proposed amended charter (for a full description of the proposed amendments to the charter see “The Business Combination Proposal — Pubco’s Amended and Restated Memorandum and Articles of Association”); and

•
make certain other changes that Pubco’s board of directors deems appropriate for a public company.

Headquarters; Stock Symbols
After completion of the transactions contemplated by the Business Combination Agreement:
•
the corporate headquarters and principal executive offices of Pubco will be located at Vertical Aerospace Group Ltd., 140-142 Kensington Church Street, London, England, W8 4BN, United Kingdom; and

•
if Pubco’s applications for listing are approved, Pubco’s Ordinary Shares and warrants will be traded on the NYSE under the symbols “EVTL” and “EVTLW,” respectively.

Background of the Business Combination
On September 15, 2020, Broadstone closed its Initial Public Offering of 30,000,000 Units, with each Unit consisting of one ordinary share and one-half of one Public Warrant, with each whole Public Warrant exercisable for one ordinary share of Broadstone at a price of $11.50 per share. On October 14, 2020, Broadstone consummated the sale of an additional 530,301 Units which were subject to an over-allotment option granted to the underwriters of its Initial Public Offering. The Units from the Initial Public Offering (including the over-allotment option) were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $305,303,010. Simultaneously with the consummation of the Initial Public Offering, Broadstone consummated the private sale of an aggregate of 8,000,000 Private Placement Warrants to its Initial Shareholders, in each case at $1.00 per Private Placement Warrant for an aggregate purchase price of $8,000,000. Simultaneously with the exercise of the underwriters’ over-allotment option, Broadstone consummated the private sale of an aggregate of 106,060 Private Placement Warrants to its Initial Shareholders, in each case at $1.00 per Private Placement Warrant for an aggregate purchase price of $106,060.
Promptly following its Initial Public Offering, Broadstone commenced consideration of potential target businesses with the objective of consummating a business combination. Broadstone sought out potential target businesses based on internal research and through the networks of relationships of Broadstone’s management, board of directors and with professional service providers (lawyers, accountants, consultants, finders and investment bankers). Broadstone educated these parties on its structure as a special purpose acquisition company and its criteria for an acquisition. Broadstone also responded to inquiries from investment bankers or other similar professionals who represented companies engaged in a sale or financing process. On a regular basis, Broadstone’s directors were updated with respect to the status of the Business Combination search. Input received from Broadstone’s directors was material to management’s evaluation of a potential business combination.
From the closing of Broadstone’s Initial Public Offering through the signing of the Business Combination Agreement with Vertical on June 10, 2021, representatives of Broadstone contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged in discussions with several possible target businesses with respect to potential transactions.
Beginning in September 2020, Broadstone engaged in detailed discussions directly with the senior executives, shareholders or sponsors of over 20 alternative target opportunities, other than the Company, in a wide range of industry segments (the “Other Potential Acquisitions”). In nearly all cases, Broadstone entered into non-disclosure agreements in order to receive further detailed information about these potential targets. As part of its acquisition strategy, Broadstone focused on bilateral discussions with the key decision makers of each of the Other Potential Acquisitions regarding a potential transaction.

On January 21, 2021, Marcus Waley-Cohen, a member of the Sponsor and a representative of Broadstone who is acquainted with Stephen Fitzpatrick in a personal capacity, approached Mr. Fitzpatrick to discuss a potential business combination transaction.
On February 3, 2021, Mr. Fitzpatrick and Mr. Waley-Cohen discussed a prospective business combination transaction between Broadstone and Vertical.
On February 11, 2021, representatives of Broadstone were informed that Vertical had initiated discussions with Barclays Capital Inc. and Barclays Bank PLC (together, “Barclays”) and Nomura Securities International, Inc. regarding their engagement by Vertical as financial advisors and capital markets advisors in connection with a potential business combination with a special purpose acquisition company. Barclays entered into an engagement letter with Vertical dated March 17, 2021. It contained customary provisions regarding fees, expense reimbursement and indemnification.
Following the appointment of Barclays as lead financial advisor and capital markets advisor to Vertical, representatives from Barclays organized an introductory video meeting for Broadstone and the Company. During the introductory meeting, Mr. Fitzpatrick from the Company presented the Company’s business and products to Mr.  Osmond, Mr. Waley-Cohen and other representatives of Broadstone. Mr. Fitzpatrick, Mr. Osmond and Mr. Waley-Cohen agreed to hold a further call at a later date in order to discuss the business of the Company in more detail as well as potential strategic opportunities.
On February 15, 2021, representatives of Broadstone requested further information from representatives of Vertical to better understand the business model, headline financial numbers and certification process, among other topics.
On February 25, 2021, Mr. Waley-Cohen, Edward Hawkes and other representatives of Broadstone had an in-person meeting with Mr. Fitzpatrick to discuss opportunities in the special purpose acquisition company market and a potential business combination. On the same day, Vertical shared an investor presentation with representatives of Broadstone.
On March 3, 2021, Broadstone received a draft non-disclosure agreement from Barclays, who shared on behalf of Vertical, and on March 4, 2021, Broadstone and the Company entered into a mutual non-disclosure agreement.
On March 4, 2021, representatives of Broadstone were provided with access to a virtual data room of Vertical and commenced due diligence review of the materials contained therein. Representatives of Broadstone also reviewed the existing market research that was available at the time.
On March 6, 2021, representatives of Broadstone and representatives of Barclays, in its capacity as an advisor to Vertical, discussed the next steps and the proposed process. On the same day, Barclays sent a process letter to Broadstone which indicated that Vertical would like to continue the discussions and invited Broadstone to submit a non-binding indication of interest to pursue a potential business combination transaction with Vertical. The non-binding indication of interest confirmed Broadstone’s interest in Vertical as a target for its initial business combination, provided for an indicative pre-money equity valuation of $2 billion (which was based upon comparable targets that have recently announced the entry into of business combination agreements with special purpose acquisition companies), based upon an assumed certification of eVTOL aircraft in 2024, and continued partnership support and conditional pre-orders from strategic industry players. The non-binding indication of interest provided that any such transaction would be subject to detailed due technical, commercial, financial, legal and tax diligence.
On March 9, 2021, representatives of Broadstone submitted an initial list of due diligence questions with the intention to better understand the business model of Vertical.
On March 11, 2021, representatives of Barclays provided answers to the initial list of due diligence questions requested by Broadstone.
On March 12, 2021, a further video meeting was held between representatives of Broadstone and representatives of Vertical. During the call, the parties discussed in further detail the Company’s business, competitive strengths and growth strategy. In addition, the parties discussed the process and transaction structure of a potential business combination.

Over this period, the Sponsor’s representatives periodically updated Broadstone’s directors with respect to the discussions with the Company’s representatives and on March 16, 2021, the Sponsor’s representatives sent the members of the Broadstone board of directors a final draft of a non-binding indication of interest, which having been approved by board members was then sent to Barclays.
On March 18, 2021, Barclays advised Broadstone that Vertical would like to continue the discussions in respect of a potential business combination transaction between them and invited Broadstone to sign a formal letter of intent. The following day, on March 19, 2021, Broadstone received a draft letter of intent (“Letter of Intent”) from Barclays.
Between March 23, 2021, and March 26, 2021, representatives of Broadstone and representatives of Vertical negotiated the terms of the Letter of Intent. Over this time, Broadstone was advised by Winston & Strawn LLP (“Winston”) (acting as legal counsel to Broadstone and the Sponsor) and Citigroup Global Markets Inc. (“Citi”) (acting as financial advisor and capital markets advisor to Broadstone and the Sponsor) and Vertical was advised by Latham & Watkins LLP (“Latham”) (acting as legal counsel) and Barclays.
On March 26, 2021, Broadstone and the Company entered into the non-binding Letter of Intent. The non-binding Letter of Intent provided for an indicative pre-money equity valuation of $2.5 billon (which was more aligned with Vertical’s valuation expectations based upon comparable targets that have recently announced the entry into of business combination agreements with special purpose acquisition companies but provided that any such equity valuation would be subject to validation by the PIPE marketing exercise), provided that any such transaction would be subject to due diligence, set out the potential structure for the Proposed Transactions and the material contractual terms that would be included in the Business Combination Agreement. The non-binding Letter of Intent also provided for a binding mutual exclusivity period lasting until June 1, 2021.
On March 30, 2021, representatives of Broadstone, Vertical, Latham, Winston, Citi and Barclays held an organizational call to discuss the various work streams of the Proposed Transactions.
On March 30, 2021, Mr. Waley-Cohen and Mr. Osmond held an introductory video conference with Mr. Domhnal Slattery of Avolon with bi-weekly calls taking place between Mr. Waley-Cohen and Mr. Slattery until April 30, 2021.
On March 31, 2021, representatives of Broadstone, the Company and the Placement Agents held a series of conference calls in order to discuss the drafting of the PIPE Financing investor presentation and the modelling of prospective financial information of Vertical. The parties circulated comments and revised drafts on multiple occasions between March 31, 2021 and June 10, 2021, at which time the final form of investor presentation was agreed.
On the same day, representatives of Broadstone, participated in series of calls with management consultants. The main topics for discussion included potential due diligence work on matters related to the business model of Vertical.
On March 31, 2021, representatives of Broadstone, tax advisers to Broadstone from a top tier accounting firm, and Winston held a meeting by video conference in order to begin the tax structuring discussions in respect of the Proposed Transactions.
On April 1, 2021, tax advisers to Broadstone circulated various tax structuring options by email to all parties. A call was held later that day between representatives of the Broadstone and the tax advisers to discuss the options. Further calls were held in the coming weeks between representatives of Broadstone, the Company, Latham and Winston, to discuss the potential transaction tax structures and how best to move forward with the various work streams. On April 8, 2021, the tax advisers to Broadstone circulated revised structuring options by email to Latham and Winston.
Between March 30, 2021 and June 9, 2021, representatives of the Placement Agents, Broadstone, the Company, Latham, Winston and Proskauer (legal counsel for the Placement Agents) participated in bi-weekly video calls with respect to the Proposed Transactions. The main topics for discussion included an update on the general transaction timeline and process, the structure of the Proposed Transactions, the PIPE marketing process (including wall-crossing), the PIPE presentation and PIPE subscription agreements, the audit process, the Business Combination Agreement and other related documentation. Other topics included the division of drafting responsibilities for the transaction documents and an update on legal diligence.
On March 31, 2021, Broadstone, together with Avolon, appointed Atkins Ltd (“Atkins”), a leading consulting firm with expertise in engineering in the aerospace industry to conduct a technical due diligence on the Company with a focus on the Company’s technical capabilities and readiness to deliver the certified aircraft program for the VA-X4. Other areas of focus were the organizational, project management and technical delivery maturity of the Company.
On April 1, 2021, Barclays circulated the initial draft of the PIPE investor presentation to representatives of the Company and Broadstone which was discussed by all parties over the following weeks and agreed.
On April 1, 2021, advisers to Broadstone were provided with access to a virtual data room of Vertical and began conducting their respective due diligence reviews of certain of the materials contained therein, including information and documents relating to: governance, financial, tax, related party transactions and other matters.
Between April 1 and June 9, 2021, representatives of Broadstone and its legal, tax, commercial, technical and other advisors conducted technical, business, legal and financial due diligence with respect to the Company. From April 16, 2021 to May 22, 2021, Winston and Latham exchanged correspondence in respect of the legal due diligence questions and answers.
On April 12, 2021, April 19, 2021 and May 17, 2021 Broadstone’s tax advisers provided to Broadstone, Vertical, Winston and Latham their tax structure paper for the Proposed Transactions and subsequent follow up calls were held between respective advisers to discuss the structure paper.
On April, 14, 2021, Mr. Waley-Cohen visited Vertical’s R&D facilities in Bristol, hosted by Mr. Fitzpatrick and on April 27, 2021, when Mr. Waley-Cohen, Mr. Osmond and other representatives of Broadstone visited Vertical’s facilities and met and interviewed members of Vertical’s senior management team, including but not limited to Michael Cervenka and Tim Williams. The focus of discussions was with respect to matters relating to the Company’s technical capabilities to get the VA-X4 certified.
On April 14, 2021, following the updated guidance on warrant accounting by the SEC, Broadstone held a meeting with its accountants in order to begin the process of valuation of the public and private warrants and potential restatement of its financial statements.
On April 12, 2021, representatives of Broadstone instructed the management consultancy division of a top tier accounting firm to carry out commercial due diligence on the eVTOL market and Vertical. On April 23, 2021, the management consultant’s initial market report on the eVTOL market and Vertical was sent to Broadstone.
Continuously throughout the process up to the signing of definitive documentation, the Sponsor’s representatives consulted periodically with the full Broadstone board of directors and individual directors of Broadstone and received their input and guidance with respect to the proposed transaction and the terms thereof, among other matters. Representatives of Broadstone, the Sponsor, the Company, Latham, Winston and the Placement Agents held regular check-in calls to further discuss and refine the transaction timeline and work streams.
On April 20, 2021, a meeting of the Broadstone board was held via video teleconference. Broadstone’s management team were also in attendance. During the meeting, Mr. Waley-Cohen provided an update on the PIPE market and regarding the various work streams related to Vertical’s business model and the eVTOL market in general. The Broadstone board asked questions about the matters presented and discussed such matters as well as certain next steps.
On April 21, 2021, representatives of Winston provided representatives of Broadstone with a draft of a due diligence report summarizing the findings of Winston’s legal due diligence review of the Company and its business, based upon its review of the legal due diligence materials and information provided by representatives of the Company.

On April 22, 2021 Atkins provided its technical due diligence report to representatives of Broadstone.
On April 23, 2021, Latham circulated the initial draft of the Business Combination Agreement to Winston. Between April 23 and June 10, 2021, Latham and Winston exchanged revised drafts of the Business Combination Agreement and the related ancillary agreements, and engaged in negotiations of such documents and agreements.
On April 26, 2021, representatives from Winston and Broadstone held a video call to discuss the initial draft of the legal due diligence report.
On April 26, 2021, Broadstone held a board meeting via video conference. During the meeting, Mr. Waley-Cohen provided an update on technical and commercial due diligence work streams. The Broadstone board asked questions about the matters presented and discussed such matters as well as certain next steps.
Each of Barclays and Citi entered into engagement letters with Broadstone dated April 29, 2021 to serve as placement agents for the PIPE. The engagement letters contained customary provisions regarding fees, expense reimbursement and indemnification. Barclays obtained the consent of both Broadstone and Vertical to serve as a placement agent for the PIPE and to continue serving as a financial advisor to Vertical.
From May 4, 2021 through May 28, 2021, representatives of Broadstone and the Company used the agreed PIPE investor presentation for meetings with certain wall-crossed investors.
On May 4, 2021, following internal discussion among representatives of Broadstone and the Sponsor, Mr. Waley-Cohen and Mr. Fitzpatrick exchanged correspondence with respect to the potential for reducing the pre-money equity valuation of the Company from $2,500 million to $1,750 million, based upon the marketing exercise of the PIPE. May 6, 2021, the parties agreed that the Company’s pre-money equity valuation would be reduced to $1,750 million and that an additional 35,000,000 earn-out shares would be paid out to the shareholders of the Company upon satisfaction of certain earn-out conditions within five years following the closing of the Proposed Transactions. On May 21, 2021, the parties agreed that certain key stakeholders would be subject to lock-up provisions restricting their ability to sell shares following the closing of the Proposed Transactions. On June 3, 2021, the parties agreed that the Sponsor would forfeit its Private Placement Warrants, but that Mr. Waley-Cohen would be afforded share options over 2,000,000 Pubco Ordinary Shares of equivalent value and on equivalent terms as the Private Placement Warrants except that in each case they shall represent the right to acquire Pubco Ordinary Shares.
On May 11, 2021, May 18, 2021, and again on May 25, 2021, Winston provided representatives of Broadstone with updated drafts of a due diligence report summarizing the findings of Winston’s latest legal due diligence review of the Company and its business, based upon its review of the latest legal due diligence materials and the latest information provided by representatives of the Company.
On May 11, 2021, Broadstone held a meeting of the Broadstone board via video teleconference. Broadstone’s management and investment teams were also in attendance. During the meeting, Mr. Waley-Cohen provided an update regarding the various work streams related to the proposed transaction with Vertical, including Broadstone’s business, financial, commercial, and technical due diligence to date. The Broadstone board asked questions about the matters presented and discussed such matters as well as certain next steps.
On May 19, 2021, representatives of tax advisers to Broadstone, Winston and Latham participated in a call to discuss specific tax structuring options and the progression of various work streams.
On May 27, 2021, the management consultant’s final market report on the eVTOL market and Vertical was sent to Broadstone.
On June 2, 2021, representatives of Broadstone held a video conference with Winston to review the Business Combination Agreement. On the same day, a meeting of the Broadstone board was held via video conference Broadstone’s management and investment teams were also in attendance. During the meeting, Mr. Waley-Cohen provided an update regarding the Business Combination Agreement in addition to various commercial and legal matters. Broadstone board asked questions about the matters presented and agreed to meet again on June 8, 2021.

On June 4, 2021, a video conference was held among representatives of Broadstone, tax advisers to Broadstone, Winston, the Company, Latham and American to discuss matters relating to tax structuring.
On June 7, 2021, and following weeks of discussions, Broadstone were informed that Vertical had entered into a memorandum of understanding with Virgin Atlantic to explore a joint venture for operations in the United Kingdom. Under the memorandum of understanding, Virgin Atlantic has a pre-order option for aircraft with an order value of between $0.2 billion and $0.6 billion. As part of this memorandum of understanding, Virgin Atlantic will benefit from certain equity incentives upon the fulfilment of the commitment to purchase aircraft. Please see “Proposal No. 1 — The Business Combination Proposal — The Ancillary Documents — Virgin Atlantic Memorandum of Understanding” for more information.
On June 8, 2021, Broadstone’s tax advisers provided to Broadstone their latest findings in respect of certain specific tax matters relating to Vertical.
Also on June 8, 2021, an in-person meeting of the Broadstone board was held with representatives of Broadstone in attendance. At the meeting, Broadstone’s management team presented to the Broadstone board an overview of the Proposed Transactions (including the potential benefits and the risks related thereto), the key terms of the definitive documentation related thereto and the due diligence process and findings with respect to the Company, including a brief summary of the key findings from the due diligence review conducted by representatives and advisors of Broadstone.
The presentation provided to the Broadstone board on June 8, 2021 was derived from financial, commercial, technical legal and tax due diligence that Broadstone’s management team conducted on Vertical and included: (i) a review of Vertical’s historical financials and projected financials; (ii) Vertical’s agreements with its strategic partners and their commitment to Vertical (including a strategic partnership with American Airlines that was about to be announced); (iii) commercial and market research commissioned by Broadstone; (iv) technical due diligence report commissioned by Broadstone; (v) site visits to Vertical’s R&D facilities; (vi) discussions with Vertical’s management, strategic partners, and investors; (vii) certain qualitative and quantitative evaluations of Vertical by Broadstone’s management team; and (viii) the valuations of public companies that are comparable to Vertical, including those that have announced definitive business combination agreements with special purpose acquisition companies, in order to enable its board of directors to ascertain the reasonableness of the consideration being paid.
Based on the factors cited in “— Reasons for the Approval of the Proposed Transaction,” at the meeting of the Broadstone board on June 8, 2021 the Broadstone board then unanimously adopted, among other resolutions, resolutions: (i) determining that it is in the best interests of Broadstone and its shareholders to approve the execution and delivery of the Business Combination Agreement and the ancillary agreements and the transactions contemplated by each of the foregoing; (ii) determining that the Proposed Transactions are advisable and fair to and in the best interests of Broadstone and its shareholders; (iii) adopting the Business Combination Agreement and ancillary agreements and approving Broadstone’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement and the ancillary agreements; and (iv) recommending that Broadstone’s shareholders approve the Business Combination Proposal and the other proposals described herein. As is customary for a transaction of this nature that is on arm’s length commercial terms, the Broadstone board did not obtain a third-party valuation or fairness opinion in connection with the determination to approve the Proposed Transactions but concluded that Broadstone management, the members of the Broadstone board and the other representatives of Broadstone (including Citi) had substantial experience in evaluating the operating and financial merits of companies similar to the Company and concluded that the experience and background of Broadstone management, the members of the Broadstone board and the other representatives of Broadstone well-positioned the Broadstone board of directors to fully assess the merits of the Proposed Transactions.
On June 10, 2021, and following weeks of discussions, Broadstone were informed that Vertical had entered into a partnership with American Airlines for expansion into the United States. Under such partnership American Airlines agreed to pre-order, subject to certain conditions precedent, aircraft with an order value of between $1 billion to $1.4 billion. As part of this partnership, American Airlines will benefit from certain equity incentives upon the fulfilment of the commitment to purchase aircraft. Please see “Proposal No. 1 — The Business Combination Proposal — The Ancillary Documents — The American Warrant Instrument” for more information.
The Business Combination Agreement and certain ancillary agreements were then signed later in the day on June 10, 2021. Concurrently with signing the Business Combination Agreement, Pubco, Broadstone and the PIPE Investors entered into the Subscription Agreements. On June 10, 2021, the press release announcing the Proposed Transactions was issued and on June 11, 2021, Broadstone’s current report on Form 8-K relating to the Proposed Transactions was filed with the SEC.
Reasons for the Approval of the Proposed Transactions
In evaluating the Proposed Transactions and making the above determinations and its recommendation, the Broadstone board consulted with its advisors and Broadstone management and considered a number of factors, including, but not limited to, the factors discussed below. In light of the wide number and complexity of the factors considered in connection with its evaluation of the Proposed Transactions, the board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Broadstone’s board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Broadstone’s board’s reasons for the Proposed Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
The Broadstone board of directors ultimately determined that the decision to ultimately pursue a business combination with Vertical over the Other Potential Acquisitions was generally the result of, but not limited to, one or more of the following reasons:
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the determination of Broadstone’s management and the Sponsor that: (i) the market opportunity was substantial, (ii) Vertical was an attractive investment opportunity because of its strategic industry backing and conditional pre-orders, (iii) its ground-breaking proprietary technology, (iv) a capital light business model with attractive unit economics, (v) strong growth potential and (vi) an impressive management team;

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the determination that the combination of Broadstone and Vertical has the potential to increase substantially the likelihood of the Company achieving its growth potential and thereby create shareholder value;

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the determination of Broadstone’s management and the Sponsor that the Company was a more viable opportunity than the Other Potential Acquisitions; and

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a difference in valuation expectations between Broadstone and the senior executives or shareholders of the Other Potential Acquisitions.

Specifically, Broadstone’s board considered a number of factors pertaining to the Proposed Transactions as generally supporting its decision to approve the entry into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:
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Potential Market.   The Broadstone board believes that certifying VA-X4 to the most stringent aerospace standards should unlock a large urban air mobility sector whose total addressable market has been estimated by Morgan Stanley to be approximately $1 trillion by 2040.

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Strong Management Team.   The Broadstone board believes that Vertical has a strong management team, led by founder and Chief Executive Officer Stephen Fitzpatrick. Over the past five years, Vertical has focused on building an experienced and senior team in the eVTOL industry who have over 1,200 combined years of experience, and have certified and supported over 30 different civil and military aircraft and propulsion systems.

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Business Model Based on Industry Partnerships.   Vertical has partnered with leading strategic companies in the aerospace industry which enable it to benefit from research and development, and commercial and manufacturing expertise, of partners such as Rolls-Royce, Honeywell, GKN and

Solvay. The Broadstone board believes that Vertical’s partnerships will facilitate execution and its pathway to certification, allow for a lean cost structure, and assist production at scale.
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Key Strategic Investors and Conditional Pre-Orders.   Key strategic investors including the Microsoft Corporation, American Airlines, Avolon, Honeywell and Rolls-Royce are all investing in the PIPE. Vertical has received up to 1,000 conditional aircraft pre-orders with launch customers American Airlines and Avolon, with a conditional pre-order option for Virgin Atlantic, valued at up to $4 billion.

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Other Alternatives.   Broadstone’s board’s belief, after a thorough review of other business combination opportunities reasonably available to Broadstone, that the Proposed Transactions represent the best potential business combination for Broadstone based upon the process utilized to evaluate and assess other potential acquisition targets.

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Terms of the Business Combination Agreement and Related Agreements.   Broadstone’s board of directors reviewed the financial and other terms of the Business Combination Agreement and related agreements and determined that they were the product of arm’s-length negotiations among the parties.

The Broadstone board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Proposed Transactions, including, but not limited to, the following:
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Business Risks.   The risks pertaining to the execution of the business strategy and the fact that Vertical is an early-stage company with no real operations and with a history of losses. The Broadstone board considered that there were such risks associated with the successful implementation of the business plan and Vertical realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control. The Broadstone board considered the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Broadstone shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination.

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Industry Risks.   The Broadstone board considered the risks that this nascent industry may not fully develop its growth potential. In addition, there is a risk the Vertical may not effectively market and sell the aircraft as a substitute for conventional methods of transportation.

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Litigation.   The possibility of litigation challenging the Business Combination Agreement or that an adverse judgment granting permanent injunctive relief could delay or prevent consummation of the Business Combination.

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Fees and Expenses.   The risk of the expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination Agreement is consummated.

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No Third-Party Valuation. The Broadstone board considered the fact that third-party valuation or fairness opinion has not been sought in connection to the Business Combination.

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Redemption Risk.   The risk that a significant number of Broadstone shareholders may elect to redeem their shares prior to the consummation of the Business Combination, which would reduce the gross proceeds to Vertical from the Business Combination, which could in turn impact the ability of Vertical to achieve certification of the VA-X4 aircraft.

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Liquidation of Broadstone.   Broadstone may not be able to complete the Business Combination or any other business combination within the prescribed time frame, in which case Broadstone would cease all operations except for the purpose of winding up and Broadstone would redeem Broadstone’s public shares and liquidate.

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Listing Risks.   The NYSE may not list the securities, which could limit investors’ ability to sell their securities.

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Benefits Not Achieved.   The risk that the potential benefits of the Proposed Transactions may not be fully achieved, or may not be achieved within the expected timeframe.

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Closing Conditions.   The fact that the consummation of the Proposed Transactions is conditioned on the satisfaction of certain closing conditions that are not within Broadstone’s control.

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Other Risks.   Various other risks associated with the Proposed Transactions, the business of Broadstone and the business of the Company described under “Risk Factors.”

In addition to considering the factors described above, the board also considered that the officers and some of the directors of Broadstone may have interests in the Proposed Transactions as individuals that are different from, or in addition to, those of other shareholders and warrant holders generally (see “— Interests of Certain Persons in the Proposed Transactions.”). Broadstone’s independent directors reviewed and considered these interests during their evaluation of the Proposed Transactions and in unanimously approving, as members of Broadstone’ board, the Business Combination Agreement and the transactions contemplated therein, including the Proposed Transactions.
The board concluded that the potential benefits that it expected Broadstone and its shareholders to achieve as a result of the Proposed Transactions outweighed the potentially negative factors associated with the Proposed Transactions. Accordingly, the board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Proposed Transactions, were advisable and fair to, and in the best interests of, Broadstone and its shareholders.
Certain Unaudited Prospective Financial Information of Vertical
Vertical, which currently does not generate any revenue from core operations and does not anticipate generating material revenue until it reaches commercialization in 2024 at the earliest, if at all, does not prepare or publicly disclose, as a matter of course, long-term forecasts or internal projections or other results, due to, among other reasons, the uncertainty of the underlying assumptions and estimates and the inherent difficulty of accurately predicting financial performance for future periods.
The Vertical Projections were prepared by Vertical’s management on a standalone basis, without giving effect to the Business Combination or PIPE Financing. However, the Vertical Projections assume, among other variables, and assumptions described below, a future raise of equity and/or debt in an amount equivalent to the proceeds expected from the Business Combination and PIPE Financing. The Vertical Projections were requested by, and disclosed to, Broadstone management for use as a component in its overall evaluation of Vertical, and to assist Broadstone management in its decision-making process in determining to approve and adopt the Business Combination and to recommend that Broadstone shareholders vote in favor of the approval of the Business Combination Proposal. For more information, see “Unaudited Pro Forma Combined Financial Information.”
Vertical intends to use the funds from the Trust Account and the PIPE Financing to fund the following activities, among other things: continue the research and development effort of the VA-X4, including the hiring of employees and purchase of aircraft components; certify the VA-X4 with the United Kingdom’s Civil Aviation Authority (“CAA”), the European Union Aviation Safety Agency (“EASA”) and the United States Federal Aviation Authority (“FAA”); build its strategic partnerships to support the development of the VA-X4 and commercialization strategy; and lease new facilities and build production capabilities.
The Vertical Projections are based on information as of the date of this proxy statement/prospectus and reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Vertical’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” Vertical’s management prepared the Vertical Projections based on assumptions they believed to be reasonably achievable and supportable. The most significant assumptions upon which Vertical’s management based its forecasts and the reasonable and supportable basis for those assumptions are, among other things: (1) the timing for when Vertical will start generating revenue; (2) total direct cost per aircraft, including pricing and production costs for structures, systems, avionics, assembly and delivery and production capacity; (3) manufacturing facilities costs and capital expenditures related to each facility; (4) utilizations per aircraft; (5) total costs for battery systems, battery cell packs and batteries needed per aircraft; (6) pilot training costs and attrition rates; (7) employee headcount increases and related costs; (8) general overhead costs; (9) lease expenses; and (10) income taxes.

Vertical’s management believes that the assumptions used to derive its forecasts are both reasonable and supportable. Vertical’s management derived its forecasts based on modeling of growth assumptions and estimates of controllable expenditures. In preparing the models, Vertical’s management relied on a number of factors, including the executive team’s experience in the aerospace, automotive and Formula 1 industries.
In addition, Vertical’s management prepared the Vertical Projections for the fiscal years 2021 through 2028 based upon, among other considerations, Vertical’s expectation to commence commercial operations in 2024 at the earliest, if at all. Vertical expects the rate at which it incurs losses will be significantly higher for the fiscal years 2021 through at least 2024, as it engages in certain activities related to commercialization, including aircraft production, leasing new facilities, hiring additional full-time employees and other activities related to the production of Vertical’s aircraft. For more information, see the sections entitled, “Vertical’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”
The foregoing summary of selected measures from the Vertical Projections is included for the purpose of providing shareholders and investors access to certain nonpublic information that was furnished to Broadstone in connection with the Business Combination and such information may not be appropriate for other purposes, and it is not being included in this proxy statement/prospectus to influence any shareholder’s decision as to whether to vote for the Business Combination Proposal. The Vertical Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections or published guidelines of the SEC regarding forward-looking statements. The Vertical Projections are forward-looking statements. The inclusion of the Vertical Projections should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement/prospectus are cautioned not to place undue, if any, reliance on the Vertical Projections.
Vertical has not warranted the accuracy, reliability, appropriateness or completeness of the Vertical Projections to anyone, including to Broadstone management. Neither Vertical’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Vertical compared to the information contained in the Vertical Projections and, except as required by applicable law, none of them intends to or undertakes any obligation to update or otherwise revise the Vertical Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the Vertical Projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Vertical will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.
The Vertical Projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of, Vertical’s management. Neither the independent registered public accounting firm of Vertical, nor any independent accountants, have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Vertical Projections and, accordingly, the independent registered public accounting firm of Vertical does not express an opinion or any other form of assurance with respect thereto. The report of Vertical’s independent registered public accounting firm, included in this proxy statement/prospectus, relates to Vertical’s previously-issued historical financial statements. It does not extend to the Vertical Projections and should not be read to do so. Furthermore, the Vertical Projections do not take into account any circumstances or events occurring after the date it was prepared.
While presented with numeric specificity, the Vertical Projections and the assumptions and expectations underlying the Vertical Projections set forth above were based on numerous variables, estimates and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Vertical’s business, like reaching commercialization and completing a future raise of equity and/or debt), all of which are inherently subjective and difficult to predict, and many of which are beyond the control of Vertical’s management and may not be realized. Important factors that may affect actual results and cause the Vertical Projections not to be achieved include, but are not limited to, risks and uncertainties relating to Vertical’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods, including commercialization), industry performance, general business and economic conditions, including any impacts as a result of the COVID-19 pandemic, and other factors described in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” The Vertical

Projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Vertical Projections. Accordingly, there can be no assurance that the prospective results summarized above will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Vertical Projections. Broadstone shareholders are urged to review the sections of this proxy statement/prospectus entitled “Vertical Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cautionary Note Regarding Forward-Looking Statements,” and “Risk Factors.”
The Vertical Projections were provided to Broadstone management. The following table presents selected measures from the Vertical Projections for fiscal years 2021 through 2028.
Selected measures from the Vertical Projections from fiscal year 2021 through fiscal year 2023:
Adjusted EBITDA(1)	Approximately $(254) million
Capital Expenditures(2)	Approximately $125 million

(1)
Adjusted EBITDA is defined as revenue for the period presented plus other income less cost of sales, research and development expenses, general and administrative expenses, selling expenses and other expenses not considering depreciation and amortization expenses, share-based payment compensation costs and other one-time items related to the Business Combination. Adjusted EBITDA is not a financial measure prepared in accordance with IFRS and should not be considered a substitute for net income (loss) prepared in accordance with IFRS.

(2)
Capital expenditures include capital expenditures for building production and maintenance facilities, and the capitalization of pilot training costs.

Selected measures from the Vertical Projections for the fiscal years 2024 (Vertical’s projected commencement of commercial operations at the earliest, if at all) to 2028:
	2024E	2025E	2026E	2027E	2028E
	(in $ millions(1), unless otherwise stated)
Annual Aircraft Production (number of Aircraft)	50	250	1,000	1,500	2,000
Total revenue(2)	192	931	3,566	5,424	7,270
Gross profit(4)	100	453	1,620	2,418	3,214
Gross Margin %	52%	49%	45%	45%	44%
Adjusted EBITDA(4)	(9)	270	1,357	2,072	2,761
Capital expenditures(5)	(40)	(63)	(198)	(212)	(281)
Free Cash Flow(6)	(52)	127	772	1,263	1,697

(1)
Converted at £1.00 to $1.40

(2)
Revenue to include two main revenue streams: Aircraft Sales and Aircraft Services. Key revenue assumptions include the number of aircraft sold, the achievable sale price, number of aircraft in service and flight miles per vehicle.

(3)
Gross profit includes, in addition to revenue, the cost to produce aircraft and the cost of providing ongoing aircraft services.

(4)
Adjusted EBITDA is defined as revenue for the period presented plus other income less cost of sales, research and development expenses, general and administrative expenses, selling expenses and other expenses not considering depreciation and amortization expenses, share-based payment compensation costs and other one-time items related to the Business Combination. Adjusted EBITDA is not a financial measure prepared in accordance with IFRS and should not be considered a substitute for net income (loss) prepared in accordance with IFRS.

(5)
Capital expenditures include capital expenditures for building production and maintenance facilities, and the capitalization of pilot training costs.

(6)
Free cash flow is defined as Adjusted EBITDA less taxes, capital expenditure and working capital movements. Free cash flow is not a financial measure prepared in accordance with IFRS and should not be considered a substitute for net cash flows used in operating activities prepared in accordance with IFRS.

Vertical is not providing a reconciliation of Adjusted EBITDA and Free Cash Flow for the full years 2021 to 2028 to the most directly comparable measures prepared in accordance with IFRS, because Vertical is unable to provide these reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact and the periods in which the adjustments may be recognized.
The inclusion of a summary of the Vertical Projections in this proxy statement/prospectus should not be regarded as an indication that any of Broadstone, Vertical or their respective officers, directors, affiliates, advisors or other representatives considered the Vertical Projections to necessarily be predictive of actual future events, and the Vertical Projections should not be relied upon as such nor should the information contained in the Vertical Projections be considered appropriate for other purposes. None of Broadstone, Vertical or their respective officers, trustees, directors, affiliates, advisors or other representatives can give any assurance that actual results will not differ materially from the Vertical Projections. Except as required by applicable law, Vertical undertakes no obligation to update or otherwise revise or reconcile the above the Vertical Projections to reflect circumstances existing after the date the Vertical Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such information are shown to be in error. Since the Vertical Projections cover multiple years, such information by its nature becomes less predictive with each successive year.
Satisfaction of 80% Test
It is a requirement under Broadstone’s amended and restated memorandum and articles of association that any business acquired by Broadstone have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial Business Combination.
As of June 10, 2021, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $305 million and 80% thereof represents approximately $244 million. In reaching its conclusion on the 80% asset test, Broadstone’s board of directors used as a fair market value for Vertical of $1.75 billion enterprise value, which is before giving any effect for the Merger and was implied based on the terms of the Business Combination agreed to by parties in negotiating the Business Combination Agreement. The parties to the Business Combination Agreement considered factors such as Vertical’s historical financial results, the future growth outlook and financial plan, as well as valuations and trading of publicly traded companies in similar and adjacent sectors.
The Broadstone board of directors believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Vertical met the 80% requirement. Based on the fact that the $1.75 billion fair market value of Vertical as described above, is in excess of the threshold of approximately $244 million, representing 80% of the balance of the funds in the Trust Account, the Broadstone board determined that the fair market value of Vertical was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was met.
Interests of Broadstone’s Directors and Officers in the Business Combination
In considering the recommendation of the board of directors of Broadstone to vote in favor of approval of the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal, the Pubco Incentive Plan Proposal and the Adjournment Proposal, shareholders should keep in mind that Broadstone’s Initial Shareholders, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, those of Broadstone shareholders generally. In particular:
•
If the Business Combination with Vertical or another business combination is not consummated by September 15, 2022, Broadstone will cease all operations, except for the purpose of winding up, redeem 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate. In such event, the 7,632,575 Founder Shares held by Broadstone’s Initial Shareholders, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Broadstone’s Initial Public Offering, would be worthless because Broadstone’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares.
•
Broadstone’s Initial Shareholders purchased an aggregate of 8,106,060 Private Placement Warrants from Broadstone for an aggregate purchase price of $8,106,060 (or $1.00 per Private Placement Warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Initial Public Offering and over-allotment option. All of the proceeds Broadstone received from these purchases were placed in the Trust Account. Such Private Placement Warrants had an aggregate market value of $           million based upon the closing price of $            per Public Warrant on the NYSE on            , 2021. The purchasers of the Private Placement Warrants waived the right to participate in any Redemption or liquidation distribution with respect to such Private Placement Warrants. Accordingly, the Private Placement Warrants will become worthless if Broadstone does not consummate a business combination by September 15, 2022 (as will the Public Warrants). As part of the Business Combination, Broadstone’s Initial Shareholders agreed to forfeit the Private Placement Warrants, which would be cancelled.

•
In return for the forfeiture of the Private Placement Warrants, on the Share Acquisition Closing, Pubco shall grant to Marcus Waley-Cohen, an affiliate of the Sponsor and prospective board member of Pubco, options over two million (2,000,000) Pubco Ordinary Shares of equivalent value and on equivalent terms as the Private Placement Warrants except that in each case they shall represent the right to acquire Pubco Ordinary Shares (such options shall be granted out of the Pubco Incentive Plan);

•
The total market value of the Broadstone’s directors’ current equity ownership in Broadstone ordinary shares and Warrants, based on the closing price of $      per ordinary share and $     per       Public Warrant on the NYSE as of      , 2021, is approximately $      million.

•
If Broadstone is unable to complete a business combination within the required time period, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Broadstone for services rendered or contracted for or products sold to Broadstone, but only if such a vendor or target business has not executed a waiver.

•
Broadstone’s Initial Shareholders, including its Sponsor, officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Broadstone’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Broadstone fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Broadstone may not be able to reimburse these expenses if the Business Combination with Vertical or another business combination is not completed by September 15, 2022. As of the date of this proxy statement/prospectus, there is $0 of unpaid reimbursable expenses.

•
In connection with the PIPE Financing, the Sponsor has subscribed for 500,000 Pubco Ordinary Shares.

•
The current directors and officers of Broadstone will continue to be indemnified by Broadstone and will continue to be covered by directors’ and officers’ liability insurance after the Business Combination.

•
Since its inception, the Sponsor has made loans from time to time to Broadstone to fund certain capital requirements. As of the date of this proxy statement/prospectus, an aggregate of $0 principal amount of these loans is outstanding.

These interests may influence Broadstone’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Recommendation of Broadstone’s Board of Directors
After careful consideration of the matters described above, particularly Vertical’s potential for growth, the experience of Vertical’s management, Vertical’s competitive positioning and technical skills, Broadstone’s board unanimously determined that each of the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal, the Pubco Incentive Plan Proposal and the Adjournment Proposal is fair to and in the best interests of Broadstone and its shareholders; and unanimously recommends that shareholders vote “FOR” each of these proposals.
The foregoing discussion of the information and factors considered by the Broadstone board of directors is not meant to be exhaustive but includes the material information and factors considered by the Broadstone board of directors.
Pubco’s Amended and Restated Memorandum and Articles of Association
Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. Pubco’s Amended and Restated Memorandum and Articles of Association will reflect the following material differences from Broadstone’s current amended and restated memorandum and articles of association:
•
the name of the new public entity will be “Vertical Aerospace Ltd.” as opposed to “Broadstone Acquisition Corp.;”

•
Pubco will have 500,000,000 authorized Ordinary Shares, as opposed to Broadstone having 220,000,000 authorized ordinary shares and 1,000,000 authorized preferred shares;

•
Pubco’s corporate existence will be perpetual as opposed to Broadstone’s corporate existence which terminates if Broadstone is unable to consummate a business combination; and

•
Pubco’s Amended and Restated Memorandum and Articles of Association will not include the various provisions applicable only to special purpose acquisition companies that Broadstone’s amended and restated memorandum and articles of association contains.

As noted above, certain provisions of Broadstone’s amended and restated memorandum and articles of association will not be included in Pubco’s Amended and Restated Memorandum and Articles of Association. The following provisions are proposed to be deleted as they apply only during the period that will terminate upon the consummation of the Business Combination:
•
Article 17.1, which outlines the rights attaching to the Class A ordinary shares and Class B ordinary shares.

•
Articles 17.2 to 17.8, which outline the terms applicable to the automatic conversion of Class B ordinary shares into Class A ordinary shares on the day of the closing of the Business Combination.

•
Within Article 1.1, the definitions of “Business Combination,” “Class A Share,” “Class B Share,” “Equity-linked Securities,” “IPO” and “Trust Account.”

Some provisions of Pubco’s Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of the Company or management that shareholders may consider favorable, including a provision that authorizes the board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by Broadstone’s shareholders.
Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If the board of directors decides to issue these preference shares, the price of Pubco’s ordinary shares may fall and the voting and other rights of the holders of Pubco’s ordinary shares may be materially adversely affected.
However, under Cayman Islands law, the directors may only exercise the rights and powers granted to them under Pubco’s Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

U.S. Federal Income Tax Considerations
The following discussion sets forth the material U.S. federal income tax consequences to the U.S. Holders (as defined below) of Broadstone ordinary shares or Warrants of (i) the Business Combination, (ii) the ownership of Pubco Ordinary Shares following the Business Combination and (iii) the election to have Broadstone ordinary shares redeemed for cash. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.
For purposes of this summary, a “U.S. Holder” means a beneficial owner of Broadstone ordinary shares or Warrants that is for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that hold Broadstone ordinary shares or Warrants as capital assets within the meaning of Section 1221 of the Code.
This discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including:
•
financial institutions or financial services entities;

•
broker-dealers;

•
persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
regulated investment companies;

•
real estate investment trusts;

•
certain expatriates or former long-term residents of the United States;

•
persons that acquired Broadstone ordinary shares or Warrants pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•
persons that hold Broadstone ordinary shares as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•
persons whose functional currency is not the U.S. dollar;

•
controlled foreign corporations;

•
passive foreign investment companies;

•
persons required to accelerate the recognition of any item of gross income with respect to Broadstone ordinary shares as a result of such income being recognized on an applicable financial statement; and

•
persons who actually or constructively own 5 percent or more of Broadstone ordinary shares (except as specifically provided below); or the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws . Additionally, this discussion does not address the tax treatment of partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or persons who hold Broadstone ordinary shares or Warrants through such entities. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Broadstone ordinary shares or Warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Additionally, this discussion does not address the conversion of Warrants into Broadstone ordinary shares. Holders of Warrants should consult with their own tax advisors regarding the particular tax consequences to them of holding, exercising or disposing of the Warrants.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF BROADSTONE ORDINARY SHARES OR WARRANTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF BROADSTONE ORDINARY SHARES WHO CHOOSE TO HAVE THEIR ORDINARY SHARES REDEEMED FOR CASH OR WHO CHOOSE TO PARTICIPATE IN THE BUSINESS COMBINATION TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND OWNING AND DISPOSING OF PUBCO’S ORDINARY SHARES AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.
Certain U.S. Federal Income Tax Considerations of Participating in the Business Combination
In General
This section is subject in its entirety to the discussion in the section below entitled “— Passive Foreign Investment Company.” This section is addressed to U.S. Holders of ordinary shares of Broadstone that elect to participate in the Business Combination. The Merger of Broadstone and Merger Sub together with the election to treat Broadstone as a disregarded entity for U.S. federal income tax purposes will qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Code.
A U.S. Holder who owns ordinary shares or warrants of Broadstone and who exchanges such ordinary shares or warrants for Pubco’s Ordinary Shares or Pubco warrants will generally not recognize gain or loss. The aggregate tax basis for U.S. federal income tax purposes of the shares of Pubco received or the Pubco warrants received by such a U.S. Holder in the Merger will be the same as the aggregate adjusted tax basis of the Broadstone shares or warrants surrendered in exchange therefor. The holding period of the shares of Pubco received or the Pubco warrants received in the Merger by such U.S. Holder will include the period during which the Broadstone shares or warrants exchanged therefor were held by such U.S. Holder. It is unclear, however, whether certain redemption rights relating to the Broadstone ordinary shares may suspend the running of the applicable holding period for this purpose until the redemption rights cease to exist.
Certain U.S. Federal Income Tax Considerations of Owning Pubco Ordinary Shares
This section is addressed to U.S. Holders of ordinary shares of Broadstone that receive Pubco Ordinary Shares in the Merger.
Taxation of Dividends and Other Distributions on Pubco Ordinary Shares
Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by Pubco to you with respect to the Ordinary Shares will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will generally not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.
With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or Pubco is eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) Pubco is not a passive foreign investment company (as discussed below) for either the taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period and at-risk requirements are met, and certain other requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to Pubco’s Ordinary Shares.
To the extent that the amount of the distribution exceeds Pubco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain.
We do not intend to calculate Pubco’s earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.
Taxation of Dispositions of Pubco Ordinary Shares
Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a Pubco Ordinary Share equal to the difference between the amount realized (in U.S. dollars) for the Ordinary Share and your tax basis (in U.S. dollars) in the Ordinary Share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.
Passive Foreign Investment Company
A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. tax purposes if at least 75% of its gross income in a taxable year of such foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. In determining the value and composition of its assets for purposes of the PFIC asset test, (1) the cash Pubco owns at any time will generally be considered to be held for the production of passive income and (2) the value of Pubco’s assets must be determined based on the market value of its Ordinary Shares from time to time, which could cause the value of its non-passive assets to be less than 50% of the value of all of its assets (including cash) on any particular quarterly testing date for purposes of the asset test. For U.S. federal income tax purposes, Pubco will be treated as the successor to Broadstone and Broadstone’s current tax year will continue under Pubco. As a result, the determination of whether Pubco is a PFIC for its current taxable year will be made based on Broadstone’s income and assets for the current taxable year prior to the Merger and based on Pubco’s income and assets for the remainder of the year. Because Broadstone is a blank check company, with no current active business, we believe that it is likely that Broadstone will meet the PFIC asset or income test for its 2020 taxable year. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. The applicability of the start-up exception to Broadstone is uncertain. After the Business Combination, Pubco (as Broadstone’s successor) may still meet one of the PFIC tests for the current taxable year. If Pubco is treated as a PFIC for its current taxable year, then Broadstone will likely not qualify for the start-up exception. It is expected that Pubco will be a PFIC for our current taxable year. The actual PFIC status of Broadstone and Pubco for its current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to the status of Broadstone or Pubco as a PFIC for its current taxable year or any future taxable year.
If Pubco (or Broadstone, prior to the Merger) is a PFIC for any year during which you hold Pubco Ordinary Shares (or Broadstone ordinary shares), it will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. However, if Pubco ceases to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.
If Pubco (or Broadstone, prior to the Merger) is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Pubco Ordinary Shares, and the U.S. Holder did not make a timely “mark-to-market” election or a “qualified electing fund” election, as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:
•
any gain recognized by the U.S. Holder on the sale or other disposition of Pubco securities; and

•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of Pubco securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such securities).

Under these rules,
•
the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for such securities;

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Pubco’s first taxable year in which it is a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year(s) of the U.S. Holder.

If a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a “mark-to-market” election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Pubco Ordinary Shares and for which Pubco is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its Ordinary Shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income each year that Pubco is treated as a PFIC the excess, if any, of the fair market value of such U.S. Holder’s Ordinary Shares at the end of its taxable year over the adjusted basis in its Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Ordinary Shares over the fair market value of such shares at the end of the U.S. Holder’s taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the shares in a taxable year in which Pubco is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) Ordinary Shares and for which Pubco (or Broadstone, prior to the Merger) is treated as a PFIC.
The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the Pubco Ordinary Shares under their particular circumstances. Currently, a mark-to-market election may not be made with respect to Broadstone or Pubco Warrants.
Pubco is expected to be a holding company which conducts its business activities through a foreign subsidiary. If Pubco is a PFIC and, at any time, its foreign subsidiary is classified as a PFIC, U.S. Holders would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Pubco receives a distribution from, or disposes of all or part of Pubco’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.
Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. Pubco does not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If a U.S. Holder holds Ordinary Shares in any taxable year in which Pubco is a PFIC, such holder will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.
If you do not make a timely “mark-to-market” election (as described above), and if Pubco were a PFIC at any time during the period you hold its Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if Pubco ceases to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which Pubco is treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which Pubco is treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.
You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in Pubco’s Ordinary Shares and the elections discussed above.
Information Reporting and Backup Withholding
Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.
Dividend payments with respect to Pubco Ordinary Shares and proceeds from the sale, exchange or redemption of Pubco Ordinary Shares may be subject to information reporting to the IRS and possible

U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and timely furnishing any required information. Proposed Transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.
Certain U.S. Federal Income Tax Considerations of Exercising Redemption Rights
This section is addressed to U.S. Holders of ordinary shares of Broadstone that elect to have their ordinary shares of Broadstone redeemed for cash (we refer to these U.S. Holders as “Redeeming U.S. Holders”). Subject to the PFIC rules described above, a Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the Redemption and such shareholder’s adjusted basis in the ordinary shares of Broadstone exchanged therefor if the Redeeming U.S. Holder’s ownership of shares in Broadstone is completely terminated or if the Redemption meets certain other tests described below. Special constructive ownership rules apply in determining whether a Redeeming U.S. Holder’s ownership of shares in Broadstone is treated as completely terminated. If gain or loss treatment applies, such gain or loss will be long-term capital gain or loss if the holding period of such share is more than one year at the time of the exchange. Shareholders who hold different blocks of ordinary shares of Broadstone (generally, ordinary shares of Broadstone purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Cash received upon Redemption that does not completely terminate the Redeeming U.S. Holder’s interest will still give rise to capital gain or loss, if the Redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the Redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not just stock actually owned but also any stock underlying a right to acquire stock, such as the Public Warrants, and also, in some cases, stock owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain affiliated entities.
Generally, the Redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership of the outstanding voting stock (including all classes which carry voting rights) of Broadstone is reduced immediately after the Redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such stock immediately before the Redemption; (ii) the Redeeming U.S. Holder’s percentage ownership of the outstanding ordinary shares (both voting and nonvoting) immediately after the Redemption is reduced to less than 80% of such percentage ownership immediately before the Redemption; and (iii) the Redeeming U.S. Holder owns, immediately after the Redemption, less than 50% of the total combined voting power of all classes of shares of Broadstone entitled to vote. Whether the Redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of that U.S. Holder. At a minimum, however, the Redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of Broadstone. The IRS has ruled that any reduction in a shareholder’s proportionate interest is a “meaningful reduction” if the shareholder’s relative interest in the corporation is minimal and the shareholder does not have meaningful control over the corporation.
If Broadstone were treated as a PFIC for its current taxable year, any gain or dividend income realized by a Redeeming U.S. Holder would be subject to the rules described above with respect to Pubco’s potential status as a PFIC.

If none of the Redemption tests described above give rise to capital gain or loss, the consideration paid to the Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the Redemption in the shareholder’s “holding period.” Any distribution in excess of our earnings and profits will reduce the Redeeming U.S. Holder’s basis in the ordinary shares of Broadstone (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the ordinary shares of Broadstone.
As these rules are complex, U.S. Holders of ordinary shares of Broadstone considering exercising their redemption rights should consult their own tax advisors as to whether the Redemption will be treated as a sale or as a distribution under the Code.
This discussion is intended to provide only a summary of the material United States federal income tax consequences of the Merger to holders of Broadstone securities. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S., state or local tax consequences of the Business Combination. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or non-U.S. income or other tax consequences to you of the Business Combination.
U.K. Tax Considerations
The following statements are intended to apply only as a general guide to certain U.K. tax considerations in relation to Pubco and the Pubco Ordinary Shares. They are based on current U.K. tax law and what is understood to be the current practice of HMRC (which may not be binding on HMRC), both of which are subject to change at any time, possibly with retrospective effect.
They relate only to certain limited aspects of the U.K. tax treatment of, and are intended to apply only to prospective holders of Pubco Ordinary Shares who are not resident, and in the case of individuals, not domiciled or deemed domiciled, in the U.K. for U.K. tax purposes.
Prospective holders of Pubco Ordinary Shares who may be subject to tax in the U.K. or who may be unsure as to their U.K. tax position should seek their own professional advice.
U.K. Tax Residence
It is the intention of the directors to conduct the affairs of Pubco so that the central management and control of Pubco is exercised in the U.K., with the effect that Pubco should be treated as resident in the U.K. for U.K. tax purposes.
Income from Pubco Ordinary Shares
Pubco is not required to deduct or withhold amounts on account of U.K. tax at source when paying a dividend, irrespective of the residence or particular circumstances of the shareholder receiving such divided. Liability to tax on receipt of dividends paid by Pubco will depend upon the individual circumstances of the holder and local law.
No tax credit will attach to any dividend paid by Pubco. Prospective holders of Pubco Ordinary Shares should consult his or her own tax adviser concerning his or her tax position on dividends received from Pubco.
Chargeable Gains
Holders of Pubco Ordinary Shares who are not resident in the U.K. will not generally be subject to U.K. tax of chargeable gains on the disposal or deemed disposal of Pubco Ordinary Shares unless they are carrying on a trade, profession or vocation in the U.K. through a branch or agency (or, in the case of a corporate holder, a permanent establishment) in connection with which the Pubco Ordinary Shares are used, held or acquired. Non-U.K. tax resident holders of Pubco Ordinary Shares may be subject to non-U.K. tax on any gain under local law depending upon their individual circumstances.

An individual holder of Pubco Ordinary Shares who has been resident for tax purposes in the U.K. but who ceases to be so resident or becomes treated as resident outside the U.K. for the purposes of a double tax treaty for a period of five complete tax years or fewer and who disposes of all or part of his or her Pubco Ordinary Shares during that period may be liable to capital gains tax on any gain realised on his or her return to the U.K., subject to any available exemptions or reliefs.
Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)
The following statements about U.K. stamp duty and SDRT apply regardless of whether or not a holder of the Pubco Ordinary Shares is resident, domiciled or deemed domiciled in the United Kingdom or elsewhere.
No U.K. stamp duty or SDRT will be payable on the issue of Pubco Ordinary Shares.
U.K. stamp duty will in principle be payable on any instrument of transfer of the Pubco Ordinary Shares which is executed in the U.K. or which “relates to any matter or thing done or to be done” in the U.K. However, in practice, U.K. stamp duty should generally not need to be paid on any instruments transferring Pubco Ordinary Shares, provided that such transfer instruments are executed and retained outside of the U.K.
No U.K. SDRT will be payable in respect of any agreement to transfer Pubco Ordinary Shares.
The statements in this paragraph summarize the current position on stamp duty and SDRT and are intended as general guide only. These statements have been prepared on the basis that the Pubco Ordinary Shares are not registered in a register kept in the U.K. by or on behalf of the Pubco. It is not intended that such a register will be kept in the U.K. The Pubco Ordinary Shares will be registered in a register kept in the Cayman Islands.
Cayman Islands Tax Considerations
Under the current laws of the Cayman Islands, entities incorporated in the Cayman Islands are not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.
Sources and Uses of the Proceeds for the Proposed Transactions
The following table summarizes the sources and uses of proceeds from the Proposed Transactions. Where actual amounts are not known or knowable, the figures below represent Broadstone’s good faith estimate of such amounts.
Sources(1)	Assuming No Redemption	Assuming Maximum Redemption(3)
	(in millions)
Vertical Shareholders Rollover Equity(2)	$1,750	$1,750
Proceeds from Trust Account	$305.3	$151.0
Proceeds from PIPE Financing	$89.0	$89.0
Broadstone Founder Shares Rollover Equity	$76.3	$76.3
Total	$2,220.6	$2,066.3

(1)
Pro-forma shares outstanding based on $10 per share.

(2)
Includes (a) Ordinary Shares to be received by Vertical Shareholders, (b) Ordinary Shares issuable upon exercise of the Pubco Options, (c) Ordinary Shares issuable to the Loan Note Holders in connection with the LNH SPA, (d) Ordinary Shares issuable to American in connection with the American SPA, (e) the Initial American Warrant Shares and (f) the Initial Avolon Warrant Shares. Excludes (v) Ordinary Shares issuable upon the exercise of 15,265,150 Pubco Public Warrants to be outstanding upon completion of the Proposed Transactions, (w) Ordinary Shares (excluding the Initial American Warrant

Shares) issuable in respect of the American Warrant Instrument, (x) Ordinary Shares (excluding the Initial Avolon Warrant Shares) issuable in respect of the Avolon Warrant Instrument, (y) the Ordinary Shares issuable pursuant to the Pubco Incentive Plan and (z) the 35,000,000 Earn Out Shares.
(3)
Assumes the maximum number of redemptions by the Broadstone public shareholders such that Broadstone and Pubco have, in the aggregate, not less than $240 million of cash available for distribution upon the consummation of the Proposed Transactions after redemptions of 15,430,301 Broadstone ordinary shares, satisfying the closing condition under the Business Combination Agreement (assuming that 8,900,000 Ordinary Shares are issued in connection with the PIPE Financing).

Uses(1)	Assuming No Redemption	Assuming Maximum Redemption(3)
Vertical Shareholders Rollover Equity(2)	$1,750.0	$1,750.0
Cash to Balance Sheet	$344.3	$190.0
Broadstone Founder Shares Rollover Equity	$76.3	$76.3
Estimated Fees and Expenses	$60.5	$60.5
Total	$2,231.1	$2,076.8

(1)
Pro-forma shares outstanding based on $10 per share.

(2)
Includes (a) Ordinary Shares to be received by Vertical Shareholders, (b) Ordinary Shares issuable upon exercise of the Pubco Options, (c) Ordinary Shares issuable to the Loan Note Holders in connection with the LNH SPA, (d) Ordinary Shares issuable to American in connection with the American SPA, (e) the Initial American Warrant Shares and (f) the Initial Avolon Warrant Shares. Excludes (v) Ordinary Shares issuable upon the exercise of 15,265,150 Pubco Public Warrants to be outstanding upon completion of the Proposed Transactions, (w) Ordinary Shares (excluding the Initial American Warrant Shares) issuable in respect of the American Warrant Instrument, (x) Ordinary Shares (excluding the Initial Avolon Warrant Shares) issuable in respect of the Avolon Warrant Instrument, (y) the Ordinary Shares issuable pursuant to the Pubco Incentive Plan and (z) the 35,000,000 Earn Out Shares.

(3)
Assumes the maximum number of redemptions by the Broadstone public shareholders such that Broadstone and Pubco have, in the aggregate, not less than $240 million of cash available for distribution upon the consummation of the Proposed Transactions after redemptions of 15,430,301 Broadstone ordinary shares, satisfying the closing condition under the Business Combination Agreement (assuming that 8,900,000 Pubco Ordinary Shares are issued in connection with the PIPE Financing).

Anticipated Accounting Treatment
The Business Combination will be accounted for as a capital reorganization in accordance with International Financial Reporting Standards (“IFRS”). Under this method of accounting, Broadstone will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Vertical issuing shares at the closing of the Business Combination for the net assets of Broadstone as of the closing date, accompanied by a recapitalization. The net assets of Broadstone will be stated at historical cost, with no goodwill or other intangible assets recorded. This determination was primarily based on Vertical comprising the ongoing operations of the combined company, Vertical senior management comprising the senior management of the combined company, and the former owners and management of Vertical having control of the board of directors after the Merger by virtue of being able to appoint at least a majority of the directors of the combined company. In accordance with guidance applicable to these circumstances, the Merger will be treated as the equivalent of Vertical issuing shares for the net assets of Broadstone, accompanied by a recapitalization. The net assets of Broadstone will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued over the fair value of Broadstone’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. Operations prior to the Merger will be those of Vertical.
Regulatory Approvals
The Proposed Transactions are not subject to any additional federal or state regulatory requirement or approval.

Upon Merger Closing, Broadstone and Pubco shall cause the Merger to be consummated by filing the Plan of Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other law to make the Merger effective with the Registrar of Companies of the Cayman Islands. The Merger shall become effective on the Merger Closing Date when the plan of merger is registered by the Registrar of Companies of the Cayman Islands.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the entry into the Business Combination Agreement, dated as of June 10, 2021, attached to the accompanying proxy statement/prospectus as Annex A (the “Business Combination Agreement”), by and among Broadstone Acquisition Corp (“Broadstone”), Pubco, Merger Sub, Vertical Aerospace Group Ltd. (“Vertical”) and certain shareholders of Vertical and the transactions contemplated thereby including, among other things, (a) the surrender for nil consideration and cancellation of the Broadstone private warrants, (b) the merger of Broadstone with Merger Sub, with Broadstone surviving the merger and the shareholders of Broadstone (save for holders of Class B ordinary shares of Broadstone and Broadstone private warrants) becoming shareholders of Pubco, with Pubco becoming a new public company, and upon the effectiveness of such merger, (i) the acquisition of the Class B ordinary shares of Broadstone by Pubco for ordinary shares of Pubco, and (ii) the acquisition of 100% of the outstanding ordinary shares of Vertical by Pubco for ordinary shares of Pubco, (c) the adoption of the Amended and Restated Memorandum and Articles of Association of Pubco and (d) the other transactions contemplated by the Business Combination Agreement be confirmed, ratified and approved in all respects.”
Required Vote and Recommendation of the Board
The approval of the Business Combination Proposal will require an ordinary resolution as a matter of Cayman Islands law. Abstentions and broker non-votes will not have an effect on the Business Combination Proposal.
Additionally, the Business Combination will not be consummated if, upon consummation of the Business Combination, Broadstone has less than $5,000,001 of net tangible assets after taking into account the holders of Public Shares that properly demanded that Broadstone redeem their Public Shares for their pro rata share of the cash in the Trust Account.
The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except an adjournment proposal, as described below) will not be presented to the shareholders for a vote.
THE BROADSTONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE BROADSTONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE MERGER PROPOSAL
Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, Broadstone will merge with Merger Sub, with Broadstone continuing as the surviving entity. See the section entitled “The Business Combination Proposal” for a description of the Merger and its structure as it relates to the Business Combination.
The Merger Proposal, if approved, will authorize the Plan of Merger and the Merger.
The approval of the Merger Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented at the extraordinary general meeting.
A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex C.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that (i) Broadstone be and is hereby authorized to merge with Merger Sub so that Broadstone be the surviving company and all the undertaking, property and liabilities of the Merger Sub vest in Broadstone by virtue of such merger pursuant to the provisions of the Companies Act (As Revised); (ii) the Plan of Merger in respect of the Merger in the form appended at Annex C be and is hereby approved, ratified, confirmed and adopted in all respects; (iii) Broadstone be and is hereby authorized to enter into the Plan of Merger, (iv) the Plan of Merger be executed by any one Director of Broadstone on behalf of Broadstone and any Director of Broadstone or Maples and Calder (Cayman) LLP, on behalf of Maples Corporate Services Limited, be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands and that Maples and Calder (Cayman) LLP, on behalf of Maples Corporate Services Limited, be authorized make such additional filings or take such additional steps as they deem necessary in respect of the Merger and (v) all actions taken and any documents or agreements executed, signed or delivered prior to or after the date hereof by any Director or officer of Broadstone in connection with the transactions contemplated hereby be and are hereby approved, ratified and confirmed in all respects.”
Required Vote and Recommendation of the Board
The approval of the Merger Proposal will require a special resolution as set out above as a matter of Cayman Islands law. Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes will not have an effect on the Merger Proposal. The Merger Proposal will not be submitted if the Business Combination Proposal is not approved.
THE BROADSTONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADSTONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL NO. 3 — THE SHARE ISSUANCE PROPOSAL
At the Meeting, Broadstone may ask its shareholders to vote upon and approve, for purposes of complying with applicable NYSE listing rules, the issuance of securities that exceed 20% of the issued and outstanding ordinary shares of Broadstone.
NYSE Listing Rule 312.03(c) requires shareholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of ordinary shares of Broadstone or the voting power outstanding before the transaction. Broadstone currently has       ordinary shares issued and outstanding, consisting of       Class A ordinary shares and       Class B ordinary shares.
If the issuance of securities in potential financing transactions in connection with the Business Combination exceed 20% of the currently outstanding ordinary shares of Broadstone, Broadstone will be required to obtain approval of its shareholders under NYSE listing rules.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with applicable NYSE listing rules, the issuance of more than 20% of Broadstone’s issued and outstanding ordinary shares in financing transactions in connection with the proposed Business Combination be approved in all respects.”
Required Vote and Recommendation of the Board
The approval of the Share Issuance Proposal will require an ordinary resolution as a matter of Cayman Islands law. Abstentions and broker non-votes will not have an effect on the Share Issuance Proposal. The Share Issuance Proposal will not be submitted if the Business Combination Proposal is not approved and will also not be submitted unless required under NYSE rules.
THE BROADSTONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADSTONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

PROPOSAL NO. 4 — THE PUBCO INCENTIVE PLAN PROPOSAL
We are asking our shareholders to approve and adopt the Vertical Aerospace Ltd. 2021 Incentive Award Plan (the “Pubco Incentive Plan”) and the material terms thereunder.
The Pubco Incentive Plan is described in more detail below. A copy of the Pubco Incentive Plan is included in this proxy statement/prospectus as Annex D.
Overview
The board of directors of Broadstone, the board of directors of Pubco and the shareholders of Pubco have approved and adopted, subject to Broadstone shareholder approval, the Pubco Incentive Plan, under which the Pubco would be authorized to grant equity incentive awards to certain eligible service providers in order to attract, motivate and retain employees.
Purpose of the Pubco Incentive Plan
The purpose of the Pubco Incentive Plan is to assist Pubco in attracting and retaining selected individuals who will serve as its directors, officers, employees, consultants and advisors, whose judgment, interest and special effort is critical to the successful conduct of Pubco’s operation. Pubco believes that the awards to be issued under the Pubco Incentive Plan will strengthen these individuals’ commitment to its welfare and align their interests with the interests of its shareholders following the completion of the Proposed Transactions. Pubco believes that grants of incentive awards are necessary to enable it to attract and retain top talent; if the Pubco Incentive Plan is not approved, Pubco believes its recruitment and retention capabilities will be adversely affected.
Reasons for the Approval of the Incentive Award Plan Proposal
Shareholder approval of the Pubco Incentive Plan is necessary in order to (i) meet the shareholder approval requirements of The NYSE and (ii) grant incentive stock options (“ISOs”) thereunder. Specifically, approval of the Pubco Incentive Plan will constitute approval of the material terms of the Pubco Incentive Plan pursuant to the shareholder approval requirements of Section 422 of the Code relating to ISOs.
The Pubco Incentive Plan will become effective, if at all, following the Merger Closing, subject to the completion of the Proposed Transactions and subject to Broadstone shareholder approval. If the Pubco Incentive Plan is not approved by Broadstone shareholders, or if the Business Combination Agreement is terminated prior to the consummation of the business combination, the Pubco Incentive Plan will not become effective and Pubco will not be able to grant equity awards under the Pubco Incentive Plan.
Material Terms of the Pubco Incentive Plan
The material terms of the Pubco Incentive Plan are summarized below, which is qualified in its entirety by reference to the full text of the Pubco Incentive Plan, which is attached as Annex D to this proxy statement/prospectus.
Administration.   The aggregate number of Pubco Ordinary Shares that will initially be reserved for issuance under the Pubco Incentive Plan will be equal to the sum of: (i) 5% of the Shares outstanding (on an as-converted basis) on the date the Plan is adopted by the Board, and (ii) an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2032, equal to the lesser of (A) 5% of the Shares outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Pubco board of directors. The Pubco board of directors or the compensation committee will have authority to interpret the terms of the Pubco Incentive Plan and determine eligibility of participants. If any right granted under the Pubco Incentive Plan shall for any reason terminate without having been exercised, the shares not purchased under such right shall again become available for issuance under the Pubco Incentive Plan. The number of shares that may be issued or transferred pursuant to the rights granted under the Pubco Incentive Plan shall not exceed an aggregate of 5% of the Ordinary Shares outstanding (on an as-converted basis) on the date the Pubco Incentive Plan is adopted by the board, subject to any permitted adjustments under the Pubco Incentive Plan. We expect that the compensation committee of the Pubco board of directors will be the initial administrator of the Pubco Incentive Plan (the “Committee”). Under the Pubco Incentive Plan, the Pubco board of directors may delegate administration of the Pubco Incentive Plan to another committee or a subcommittee of our board.
Eligibility.   We expect that Pubco employees (and directors) will generally be eligible to participate in the Pubco Incentive Plan. However, the plan administrator may provide that other groups of employees, including without limitation those who do not meet designated service requirements or those whose participation would be in violation of applicable foreign laws, will not be eligible to participate in the Pubco Incentive Plan.
Awards Available for Grant.   The Committee may grant awards of nonqualified share options, ISOs, share appreciation rights (“SARs”), restricted share awards, restricted share units, other share-based awards, other cash-based awards, dividend equivalents, and/or performance compensation awards or any combination of the foregoing.
Options.   The Committee will be authorized to grant options to purchase Pubco Ordinary Shares that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Pubco Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. The maximum aggregate number of Pubco Ordinary Shares that may be issued through the exercise of ISOs granted under the Pubco Incentive Plan is 5% of the Ordinary Shares outstanding (on an as-converted basis) on the date the Pubco Incentive Plan is adopted by the board. In general, the exercise price per share of Pubco Ordinary Shares for each option granted under the Pubco Incentive Plan will not be less than the fair market value of such share at the time of grant or, for purposes of ISOs, if granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all of our classes of shares, or of any parent or subsidiary (a “10% Stockholder”), less than 110% of the fair market value of such share at the time of grant. The maximum term of an option granted under the Pubco Incentive Plan will be 10 years from the date of grant (or five years in the case of ISOs granted to a 10% Stockholder). However, if the option would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent such method is otherwise then permitted by the Committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws, the expiration date applicable to the option will be automatically extended to a date that is 30 calendar days following the date such cashless exercise or net exercise would no longer violate applicable securities laws (so long as such extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Payment in respect of the exercise of an option may be made in cash, by check or other cash equivalent, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by Pubco’s accountants to avoid an additional compensation charge or have been purchased on the open market, or the Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, the surrender of other property having a fair market value on the date of exercise equal to the exercise price or by such other method as the Committee may determine to be appropriate.
Share Appreciation Rights.   The Committee will be authorized to award SARs under the Pubco Incentive Plan. SARs will be subject to the terms and conditions established by the Committee and reflected in the award agreement. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of Pubco ordinary shares or any combination of cash and shares of Pubco Ordinary Shares, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the Pubco Incentive Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to such SARs. The exercise price of SARs cannot be less than 100% of the fair market value of a share of Pubco ordinary share at the time of grant.
Restricted Shares.   The Committee will be authorized to award restricted shares under the Pubco Incentive Plan. Restricted share awards are Pubco Ordinary Shares that generally are non-transferable and subject to other restrictions determined by the Committee for a specified period. Each award of restricted shares will be subject to the terms and conditions established by the Committee, including any dividend or voting rights. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted share will be forfeited. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in Pubco Ordinary Shares having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).
Restricted Share Unit Awards.   The Committee will be authorized to award restricted share unit awards under the Pubco Incentive Plan. The Committee will determine the terms of such restricted share unit awards. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Committee, the participant will receive a number of Pubco Ordinary Shares equal to the number of units earned or an amount in cash equal to the fair market value of that number of Pubco Ordinary Shares at the expiration of the period over which the units are to be earned or at a later date selected by the Committee.
Other Stock-Based Awards.   The Committee may grant to participants other share-based awards under the Pubco Incentive Plan, which are valued in whole or in part by reference to, or otherwise based on, Pubco Ordinary Shares. The form of any other stock-based awards will be determined by the Committee and may include a grant or sale of unrestricted Pubco Ordinary Shares. The number of Pubco Ordinary Shares related to other share-based awards and the terms and conditions, including vesting conditions, of such other share-based awards will be determined by the Committee when the award in made. Other share-based awards will be paid in cash, Pubco Ordinary Shares, or a combination of cash and shares, as determined by the Committee, and the Committee will determine the effect of a termination of employment or service on a participant’s other share-based awards.
Other Cash-Based Awards.   The Committee may grant to participants a cash award that is not otherwise described by the terms of the Pubco Incentive Plan, including cash awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Pubco Incentive Plan. The form, terms, and conditions, including vesting conditions, of any other cash-based awards will be established by the Committee when the award is made, and any other cash-based awards will be paid to participants in cash. The Committee will determine the effect of a termination of employment or service on a participant’s other cash-based awards.
Dividend Equivalents.   The Committee may provide for the payment of dividend equivalents with respect to Pubco Ordinary Shares subject to an award, such as restricted share units, but not on awards of share options or SARs. However, no dividend equivalents will be paid prior to the issuance of shares. Dividend equivalents may be credited as of the dividend payment dates, during the period between the grant date and the date the award becomes payable or terminates or expires, as determined by the Committee; however, dividend equivalents will not be payable unless and until the issuance of shares underlying the award and will be subject to forfeiture to the same extent as the underlying award. Dividend equivalents may be paid on a current or deferred basis, in cash, additional Pubco Ordinary Shares, or converted to full-value awards, calculated and subject to such limitations and restrictions as the Committee may determine.
Performance Compensation Awards.   The Committee will be authorized to grant any award, including in the form of cash, under the Pubco Incentive Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals, measured on an absolute or relative basis, for a particular performance period. The Committee may establish performance criteria that will be used to establish these performance goals with reference to one or more of the following, without limitation:
•
net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense);

•
gross or net sales or revenue or sales or revenue growth;

•
net income (either before or after taxes);

•
adjusted net income;

•
operating earnings or profit (either before or after taxes);

•
cash flow (including, but not limited to, operating cash flow and free cash flow);

•
return on assets;

•
return on capital (or invested capital) and cost of capital;

•
return on shareholders’ equity;

•
total shareholder return;

•
return on sales;

•
gross or net profit or operating margin;

•
costs, reductions in costs and cost control measures;

•
expenses;

•
working capital;

•
earnings or loss per share;

•
adjusted earnings or loss per share;

•
price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends);

•
regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product);

•
implementation or completion of critical projects;

•
market share;

•
economic value;

•
individual employee performance, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or other employees or to market performance indicators or indices; or

•
any combination of the foregoing.

Transferability.   Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or shareholders are the participant and his or her family members or anyone else approved by it.
Amendment and Termination; Repricing.   In general, Pubco’s board may amend, alter, suspend, discontinue or terminate the Pubco Incentive Plan at any time. However, shareholder approval to amend the Pubco Incentive Plan may be necessary if the law or the Pubco Incentive Plan so requires. No amendment, alteration, suspension, discontinuance or termination will materially impair the rights of any participant or recipient of any award without the consent of the participant or recipient, unless the terms of an award expressly provide otherwise. Shareholder approval will generally be required for any amendment that reduces the exercise price of any share option or SAR, or cancels any share option or SAR that has an exercise price that is greater than the then-current fair market value of Pubco ordinary shares in exchange for cash, other awards or share options or SARs with an exercise price per share that is less than the exercise price per share of the original share options or SARs.
Change in Control.   In the event of a “Change in Control” (as defined in the Pubco Incentive Plan), unless the Committee elects to terminate an award in exchange for cash, rights or property, or cause an award to become fully exercisable and no longer subject to any forfeiture restrictions (see below). Otherwise, awards under the Pubco Incentive Plan (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent award may be substituted, and the portion of such award subject to performance-based vesting shall be subject to the terms and conditions of the applicable award agreement and, in the absence thereof, the Committee’s discretion.
Adjustments for certain corporate events.   In the event of a stock dividend, stock split, combination or exchange of shares, merger, consolidation or certain other corporate events, in general the Committee may adjust the number of shares of Pubco ordinary shares or other securities of the Pubco (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure or other terms and conditions, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards or the termination of outstanding awards in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of the award or realization of the holder's rights (which may include the consideration received by holders of the Pubco ordinary shares in connection with such Change in Control transaction).
Material U.S. Federal Income Tax Consequences
The following is a brief description of the federal income tax treatment that generally applies to plan awards. The description is based on current federal tax laws, rules and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the Pubco Incentive Plan.
Non-Qualified Share Options
If a participant is granted a non-qualified share option under the Pubco Incentive Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the shares for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our shares on the date the participant exercises such option. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction, subject to applicable limitations, at the same time and for the same amount as the participant recognizes as ordinary income. Any subsequent gain or loss with respect to the shares acquired pursuant to an option generally will be taxable as long-term or short-term capital gain or loss for which we generally should not be entitled to a deduction.
Incentive Share Options
A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our shares received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.
If shares acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the share will be treated as a long-term capital gain or loss, and we will not be entitled to any corresponding deduction. If the holding period requirements are not met, the ISO will be treated as a nonqualified share option, and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. In addition, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which a participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the shares over $100,000 will be treated as nonqualified share options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were actually nonqualified share options. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Share Appreciation Rights
Generally, a participant will recognize ordinary income upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any shares received. Subject to applicable limitations, we or our subsidiaries or affiliates generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Restricted Shares
A participant should not have taxable income on the grant of unvested restricted shares, nor will we or our subsidiaries or affiliates then be entitled to any deduction, unless the participant makes a valid election under Section 83(b) of the Code (discussed below). However, when restrictions on restricted shares lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income, and we or our subsidiaries or affiliates generally will be entitled to a corresponding deduction, subject to applicable limitations, in an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse and the purchase price, if any, paid for the restricted shares.
If the participant makes a valid election under Section 83(b) of the Code with respect to restricted shares, the participant generally will recognize ordinary income at the date of issuance of the restricted shares in an amount equal to the difference, if any, between the fair market value of the shares on that date and the purchase price, if any, paid for the restricted shares, and we or our subsidiaries or affiliates generally will be entitled to a deduction for the same amount, subject to applicable limitations.
Restricted Share Units
A participant generally will not recognize taxable income at the time of the grant of restricted share units, and neither we nor our subsidiaries or affiliates will be entitled to a deduction at that time. When a restricted share unit is paid, whether in cash or shares, the participant will have ordinary income equal to the fair market value of the shares or the cash paid, and we or our subsidiaries or affiliates generally will be entitled to a corresponding deduction, subject to applicable limitations.
Other Share-Based Awards; Other Cash-Based Awards; Dividend Equivalents
Generally, the granting of other share-based awards, other cash-based awards, or dividend equivalent rights should not result in the recognition of taxable income by the recipient or a tax deduction by us, our subsidiaries, or affiliates. The payment or settlement of other share-based awards, other cash-based awards, or dividend equivalent rights generally should result in immediate recognition of taxable ordinary income by the recipient, equal to the amount of any cash paid (before applicable tax withholding) or the then-current fair market value of any shares received, and a corresponding tax deduction by us, subject to applicable limitations. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and to us generally will be similar to the tax consequences of restricted share awards, as described above. If any other share-based award consists of unrestricted shares, the recipient of those shares generally will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and we generally will be entitled to a corresponding tax deduction, subject to applicable limitations.
Deductibility Limit on Compensation in Excess of $1 Million
Section 162(m) of the Code generally limits the deductible amount of total annual compensation paid by a public company to each “covered employee” to no more than $1 million.

Tax Withholding
As a condition to the delivery of any shares to the recipient of an award, Pubco may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award.
Importance of Consulting a Tax Adviser
The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon Federal income tax rules as of the date hereof and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on their particular situation, each recipient should consult their tax adviser as to the Federal, state, local, foreign and other tax consequences of the grant or exercise of an award or the disposition of shares acquired as a result of an award.
Interest of Directors and Executive Officers
All of the individuals who are expected to serve as directors and executive officers of Pubco following the completion of the Proposed Transactions are eligible for awards under the Pubco Incentive Plan and, thus, have a personal interest in the approval of the Pubco Incentive Plan. Nevertheless, Broadstone’s board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Pubco Incentive Plan.
New Plan Benefits
Grants of awards under the Pubco Incentive Plan are subject to the discretion of the Committee and are not currently determinable. The value of the awards granted under the Pubco Incentive Plan will depend on a number of factors, including the fair market value of Pubco ordinary shares on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Vertical Aerospace Ltd. 2021 Incentive Award Plan and the material terms thereunder be approved and adopted.”
Required Vote and Recommendation of the Board
The Pubco Incentive Plan Proposal will be approved and adopted if the holders of a majority of the Broadstone ordinary shares represented remotely or by proxy and voted thereon at the extraordinary general meeting vote “FOR” the Pubco Incentive Plan Proposal.
Failure to vote by proxy or to vote in person (which would include voting at the extraordinary general meeting held virtually), an abstention from voting, or a broker non-vote will not count towards the threshold for voting in relation to the Pubco Incentive Plan Proposal.
The Pubco Incentive Plan Proposal is conditioned upon approval of the other condition precedent proposals. If the other condition precedent proposals are not approved, the Pubco Incentive Plan Proposal will have no effect, even if it is approved by our shareholders.
Broadstone’s board believes that the Pubco Incentive Plan will provide Pubco with the continued ability to link participants’ pay to shareholder returns, and that it is a critical compensation component in its ability to attract, retain and motivate employees, officers, directors, consultants and advisors by aligning their interests with the interests of Pubco shareholders following the completion of the Proposed Transactions.
THE BROADSTONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADSTONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PUBCO INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 5 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal allows Broadstone’s board of directors to submit a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the consummation of the Business Combination. In no event will Broadstone solicit proxies to adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated memorandum and articles of association and Cayman Islands law. The purpose of the Adjournment Proposal is to provide more time for the Initial Shareholders, Vertical and the Vertical Shareholders to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section entitled “The Business Combination Proposal — Interests of Broadstone’s Directors and Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If an adjournment proposal is presented to the Meeting and is not approved by the shareholders, Broadstone’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the consummation of the Business Combination (because either the Business Combination Proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, the adjournment of the Meeting to a later date or dates to be determined by the chairman of the Meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting that more time is necessary or appropriate to approve one or more proposals of the Meeting be approved in all respects.”
Required Vote and Recommendation of the Board
The approval of the Adjournment Proposal will require an “ordinary resolution” as a matter of Cayman Islands law. Abstentions and broker non-votes will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.
THE BROADSTONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADSTONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Introduction
Pubco is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Vertical and Broadstone to give effect to the Business Combination and related transactions.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined statement of financial position as of March 31, 2021 combines the historical statement of financial position of Broadstone and the historical statement of financial position of Vertical on a pro forma basis as if the Business Combination and related transactions had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 combines the historical statements of operations of Broadstone and Vertical for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with Broadstone’s and Vertical’s audited financial statements and related notes, as applicable, and the sections titled “Broadstone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Vertical’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
Description of the Proposed Transactions
On June 10, 2021, Broadstone, Vertical, Pubco and Merger Sub entered into the Business Combination Agreement. Pursuant to the terms, and subject to the conditions, contained in the Business Combination Agreement, the Parties to the Business Combination Agreement will affect the following transactions:
1.
Immediately prior to the Merger, Broadstone’s private warrants held by the Sponsor shall be surrendered for nil consideration and cancelled;

2.
Broadstone will merge with and into Merger Sub, as a result of which:

a.
each issued and outstanding Class A ordinary share of Broadstone immediately prior to the Merger Effective Time shall be converted automatically into the right of the holder thereof to receive one (1) ordinary share of Pubco, following which the Class A ordinary shares shall cease to be outstanding and shall automatically be cancelled; and

b.
each issued and outstanding Class B ordinary share of Broadstone immediately prior to the Merger Effective Time shall be transferred to Pubco, in consideration for the right of the holder thereof to be issued one (1) ordinary share of Pubco.

3.
On the first business day following the Merger Effective Time, Pubco will acquire all of the Company Shares in consideration for the issuance of Pubco ordinary shares to the Company

Shareholders (the “Pubco Ordinary Shares”) on a pro rata basis (the “Share Acquisition”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Proposed Transactions”).
Accounting for the Proposed Transactions
The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Broadstone will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Vertical issuing shares at the closing of the Business Combination for the net assets of Broadstone as of the closing date, accompanied by a recapitalization. The net assets of Broadstone will be stated at historical cost, with no goodwill or other intangible assets recorded.
Vertical has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Vertical’s shareholders will have the largest voting interest in Pubco under both the no redemption and maximum redemption scenarios;

•
The board of directors of the combined company has seven members, and Vertical has the ability to nominate the majority of the members of the board of directors;

•
Vertical’s senior management is the senior management of the combined company;

•
The business of Vertical will comprise the ongoing operations of Pubco; and

•
Vertical is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 since Broadstone does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. Any excess of fair value of Pubco Ordinary Shares issued over the fair value of Broadstone’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.
Basis of Pro Forma Presentation
Broadstone’s historical consolidated financial statements were prepared in accordance with U.S. GAAP and presented in USD. Vertical’s historical consolidated financial statements were prepared in accordance with IFRS and presented in GBP. The Pro Forma Financial Information includes adjustments to convert the financial information of Broadstone from U.S. GAAP to IFRS as well as reclassifications to conform Broadstone’s historical accounting presentation to Vertical’s accounting presentations, as well as translating them into Vertical’s reporting currency of GBP, in each case for the relevant periods.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by Broadstone’s public shareholders of Broadstone Class A Ordinary Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account:
•
Assuming No Redemptions:   This presentation assumes that no public shareholders of Broadstone exercise redemption rights with respect to their public shares for a pro rata share of cash in the Trust Account.

•
Assuming Maximum Redemptions:   This presentation assumes that 15,430,301 of Broadstone Class A Ordinary Shares are redeemed in connection with the Broadstone Share Redemptions. This scenario gives effect to Broadstone Share Redemptions of 15,430,301 shares for aggregate redemption payments of £111.8 million at a redemption price of approximately £7.25 per share based on the investments held in the Trust Account as of March 31, 2021. The Business Combination Agreement includes as a condition to closing the Business Combination that, at Closing, Pubco will receive aggregate transaction proceeds of $240.0 million comprising (i) the cash held in the Trust Account after giving effect to the Broadstone Shareholder Redemption and (ii) aggregate proceeds from the PIPE Financing.

The foregoing scenarios are for illustrative purposes only as the actual number of redemptions by Broadstone’s public shareholders is unknowable prior to the Broadstone shareholder vote with respect to the Business Combination. Accordingly, the actual financial position and results of operations may differ significantly from the pro forma amounts presented herein.
The following summarizes the number of Pubco Shares outstanding under the two redemption scenarios:
Shareholders	Assuming No Redemptions		Assuming Maximum Redemptions
	Ownership in Shares	%	Ownership in Shares	%
Vertical Shareholders(1)	205,072,035	81.3%	205,072,035	86.6%
Broadstone Public Shareholders	30,530,301	12.1%	15,100,000	6.4%
Sponsor	7,632,575	3.0%	7,632,575	3.2%
PIPE Investors	8,900,000	3.5%	8,900,000	3.8%
	252,134,911	100%	236,704,610	100%

(1)
Includes (a) Ordinary Shares to be received by Vertical Shareholders, including the Vertical Option Holders, (b) Ordinary Shares to be received by the Loan Note Holders in connection with the LNH SPA and (c) Ordinary Shares to be received by American in connection with the American SPA.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(in thousands)
	Vertical (IFRS Historical)	Broadstone (US GAAP, Restated, As Converted)	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Acctg ADJs (Assuming Max Redemptions)		Pro Forma Combined (Assuming Max Redemptions)
ASSETS:
Property, plant and equipment	£1,445	£—	£—	£—		£1,445	£—		£1,445
Right of use assets	1,027	—	—	—		1,027	—		1,027
Intangible assets	2,063	—	—	—		2,063	—		2,063
Investments held in Trust Account	—	221,217	—	(221,217)	A	—	—		—
Non-current assets	4,535	221,217	—	(221,217)		4,535	—		4,535
Trade and other receivables	5,299	—	—	—		5,299	—		5,299
Non-financial assets	—	—	111	—		111	—		111
Cash and cash equivalents	25,087	1,101	—	221,217	A	267,874	(111,800)	L	156,074
				64,485	B
				(7,742)	C
				(34,040)	D
				(2,234)	K
Prepaid expenses	—	111	(111)	—		—	—		—
Current assets	30,386	1,212	—	241,686		273,284	(111,800)		161,484
TOTAL ASSETS	£34,921	£222,429	£—	£20,469		£277,819	£(111,800)		£166,019
EQUITY AND LIABILITIES
Share capital	£—	£—	£—	£1	B	£19	£(1)	L	£18
				3	G
				—	I
				15	J
Share premium	9,000	—	2,865	64,484	B	353,873	911	K	242,985
				(26,480)	D		(111,799)	L
				10,494	E
				199,175	F
				25,000	H
				(15)	I
				1,954	J
				67,396	K
Class A ordinary shares	—	—	—	2	F	—	—		—
				(2)	G
Class B ordinary shares	—	1		(1)	G	—	—		—
Other reserves	4,117	—	—	—		4,117	—		4,117
Additional paid-in capital	—	2,865	(2,865)	—		—	—		—
Accumulated Loss	(7,565)	758		(7,560)	D	(84,755)	(911)	K	(85,666)

	Vertical (IFRS Historical)	Broadstone (US GAAP, Restated, As Converted)	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Acctg ADJs (Assuming Max Redemptions)	Pro Forma Combined (Assuming Max Redemptions)
				1,196	E
				(1,954)	J
				(69,630)	K
Equity	5,552	3,624	—	264,078		273,254	(111,800)	161,454
COMMITMENTS AND CONTINGENCIES
Class A ordinary shares subject to redemption	—	199,177	(199,177)	—		—	—	—
LIABILITIES:
Long term lease liabilities	819	—	—	—		819	—	819
Provisions	90	—	—	—		90	—	90
Warrant liability	—	11,690	—	(11,690)	E	—	—	—
Deferred underwriting commissions	—	7,742	—	(7,742)	C	—	—	—
Ordinary shares subject to possible redemption	—	—	199,177	(199,177)	F	—	—	—
Non-current liabilities	909	19,432	199,177	(218,609)		909	—	909
Accounts payable	—	196	(196)	—		—	—	—
Current portion of long term lease liabilities	175	—		—		175	—	175
Trade and other payables	3,285	—	196	—		3,481	—	3,481
Convertible notes	25,000	—	—	(25,000)	H	—	—	—
Current liabilities	28,460	196	—	(25,000)		3,656	—	3,656
Total liabilities	29,369	19,628	199,177	(243,609)		4,565	—	4,565
TOTAL EQUITY AND LIABILITIES	£34,921	£222,429	£—	£20,469		£277,819	£(111,800)	£166,019

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except share and per share data)
	Vertical (IFRS Historical)	Broadstone (US GAAP, Restated, As Converted)	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Acctg ADJs (Assuming Max Redemptions)	Pro Forma Combined (Assuming Max Redemptions)
Revenue	£—	£—	£—	£—		£—	£—	£—
Cost of sales	—	—	—	—		—	—	—
Gross profit	—	—	—	—		—	—	—
Research and development expenses	(3,365)	—		—		(3,365)		(3,365)
General and administrative	(2,648)	(171)	—	22	BB	(2,797)	—	(2,797)
Related party administrative expenses	(88)	—	—	—		(88)	—	(88)
Other operating income	4,059	—	—			4,059	—	4,059
Income earned on investments in Trust Account	—	3	—	(3)	AA	—	—	—
Change in fair value of warrant liability	—	7,285	—	(7,285)	CC	—	—	—
Operating loss	(2,042)	7,117	—	(7,266)		(2,191)	—	(2,191)
Finance income	(19)	—	—	—		(19)	—	(19)
Related party finance costs	(483)	—	—	—		(483)	—	(483)
Foreign currency translation adjustment	—	—	—	—		—	—	—
Loss before tax	(2,544)	7,117	—	(7,266)		(2,693)	—	(2,693)
Income tax expense	—	—	—			—		—
Net loss	£(2,544)	£7,117	£—	£(7,266)		£(2,693)	£—	£(2,693)
Pro forma weighted average ordinary shares outstanding – basic and diluted						217,134,911		201,704,610
Pro forma net loss per share – basic and diluted						£(0.01)		£(0.01)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)
	Vertical (IFRS Historical)		Broadstone (US GAAP, Restated, As Converted)	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Acctg ADJs (Assuming Max Redemptions)		Pro Forma Combined (Assuming Max Redemptions)
Revenue	£87		£—	£—	£—		£87	£—		£87
Cost of sales	(44)		—	—	—		(44)	—		(44)
Gross profit	43		—	—	—		43	—		43
Research and development expenses	(9,971)		—	—	—		(9,971)	—		(9,971)
General and administrative	(3,760)		(715)	—	(7,560)	BB	(81,636)	(911)	DD	(82,547)
	29	CC
	(69,630)	DD
Replated party administrative expenses	(144)		—	—	—		(144)	—		(144)
Other operating income	2,317		—	—	—		2,317	—		2,317
Income earned on investments in Trust Account	—		6	—	(6)	AA	—	—		—
Change in fair value of warrant liability	—		(6,089)	—	6,089	EE	—	—		—
Operating loss	(11,515)		(6,798)	—	(71,078)		(89,391)	(911)		(90,302)
Finance income	(98)		—	—	—		(98)	—		(98)
Related party finance costs	(709)		—	—	—		(709)	—		(709)
Loss before tax	(12,322)		(6,798)	—	(71,078)		(90,198)	(911)		(91,109)
Income tax expense	(4)		—	—	—		(4)	—		(4)
Net loss	£(12,326)		£(6,798)	£—	£(71,078)		£(90,202)	£(911)		£(91,113)
Pro forma weighted average ordinary shares outstanding – basic and diluted							217,134,911			201,704,610
Pro forma net loss per share – basic and diluted							£(0.42)			£(0.45)

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
The unaudited pro forma condensed combined statement of financial position as of March 31, 2021 combines the historical statement of financial position of Broadstone Acquisition Corp and the historical statement of financial position of Vertical Aerospace Group Ltd. on a pro forma basis as if the Business Combination and related transactions had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 combines the historical statements of operations of Broadstone and Vertical for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2020, the beginning of the earliest period presented. These periods are presented on the basis that Vertical is the accounting acquirer.
The historical financial information of Vertical was derived from Vertical’s unaudited condensed financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and Vertical’s audited financial statements as of December 31, 2020 and for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. The historical financial information of Broadstone was derived from Broadstone’s unaudited condensed financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and Broadstone’s audited financial statements as of December 31, 2020 and for the period from May 13, 2020 (inception) through December 31, 2020, included elsewhere in this proxy statement/prospectus. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of Vertical and Broadstone, respectively, and should be read in conjunction with the interim unaudited historical financial statements and audited historical financial statements and related notes, each of which is included elsewhere in this proxy statement/prospectus. This information should be read together with Vector’s and Broadstone’s audited financial statements and related notes, the sections titled “Broadstone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Vertical’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
The historical financial statements of Vertical have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of the British Pound Sterling (£). The historical financial statements of Broadstone have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) in its presentation and reporting currency of United States dollars ($). The financial statements of Broadstone have been translated into British Pounds Sterling for the purposes of presentation in the unaudited pro forma condensed combined financial information (“As Converted”) using the following exchange rates:
•
at the period end exchange rate as of March 31, 2021 of $1.00 to £0.724550 for the unaudited pro forma condensed combined balance sheet;

•
the average exchange rate for the period from January 1, 2021 through March 31, 2021 of $1.00 to £0.725481 for the unaudited pro forma condensed combined statement of operations for the three-months ended March 31, 2020; and,

•
the average exchange rate for the period from May 13, 2020 (inception) through December 31, 2020 of $1.00 to £0.775367 for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of Pubco after giving effect to the Business Combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Vertical management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Vertical believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to Vertical’s management at this time and that the pro form adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Vertical and Broadstone.
The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented. Vertical’s management believes this unaudited pro forma condensed combined financial information to not be meaningful given the combined entity incurred significant losses during the historical period presented due to having not yet launched the production of its aircraft.
Note 2 — IFRS Policy and Presentation Alignment
The historical financial information of Broadstone has been adjusted to give effect to the differences between US GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert Broadstone’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify Broadstone’s ordinary shares subject to redemption to non-current financial liabilities under IFRS 2.
Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Broadstone’s historical financial information in accordance with the presentation of Vertical’s historical financial information.
Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of March 31, 2021
The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of financial position as of March 31, 2021 are as follows:
(A)
Reflects the liquidation and reclassification of £221.2 million of investments held in the Trust Account to cash and cash equivalents that becomes available following the Business Combination.

(B)
Represents the proceeds of £64.5 million from the issuance and sale of 8,900,000 shares of Pubco Shares at $10.00 per share in the PIPE Financing pursuant to the terms of the Subscription Agreements.

(C)
Reflects the settlement of £7.7 million in deferred underwriting commissions.

(D)
Represents preliminary estimated transaction costs expected to be incurred Vertical of approximately £34.0 million, for advisory, banking, printing, legal, and accounting fees incurred as part of the Business Combination. £26.5 million represent equity issuance costs capitalized and recognized net of proceeds. £7.6 million, is included as an expense through accumulated loss and is reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as discussed in (BB).

(E)
Reflects the cancellation of Broadstone’s private warrants upon consummation of the Business Combination and the recognition of Broadstone’s public warrants as equity instruments upon consummation of the Business Combination.

(F)
Represents the reclassification of the redeemable ordinary shares.

(G)
Represents the exchange of Broadstone’s 30,530,301 Class A Ordinary Shares and 7,632,575 Class B Ordinary Shares into 38,162,876 Pubco Ordinary Shares.

(H)
Represents the conversion of convertible notes into Vertical’s ordinary shares.

(I)
Represents the exchange of 146,749 Vertical’s ordinary shares into 205,072,035 Pubco Ordinary Shares.

(J)
Reflects the elimination of Broadstone’s historical accumulated deficit.

(K)
Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of Pubco Ordinary Shares issued and the fair value of Broadstone’s identifiable net assets at the date of the Business Combination, resulting in a £69.6 million and £70.5 million increase to accumulated loss assuming no redemptions and maximum redemptions, respectively. The net assets of Broadstone have been reduced by the expected transaction costs to be paid by Broadstone, and are reflected as a reduction to cash in the unaudited pro forma condensed combined balance sheet. The fair value of shares issued was estimated based on a market price of $9.89 per share (as of July 1, 2021). The value is preliminary and will change based on fluctuations in the share price of the Broadstone’s ordinary shares and warrants through the closing date. A one percent change in the market price per share would result in a change of £2.7 million and £2.3 million in the estimated expense assuming no redemptions and maximum redemptions, respectively.

	No Redemption		Maximum Redemption
	Shares	(in 000s)	Shares	(in 000s)
Broadstone shareholders	30,530,301		15,100,000
Sponsor	7,632,575		7,632,575
Total Pubco Shares to be issued to Broadstone shareholders	38,162,876		22,732,575
Fair value as of July 1, 2021	$9.89		$9.89
Exchange rate as on July 1, 2021	£0.73		£0.73
Estimated market value		£274,255		£163,366
Net assets of Broadstone as of March 31, 2021		202,801		91,001
Add: Effect of private warrant cancellation		4,058		4,058
Less: Broadstone’s transaction costs		(2,234)		(2,234)
Adjusted net assets of Broadstone as of March 31, 2021		204,625		92,825
Difference – being IFRS 2 charge for listing services		£69,630		£70,541

(L)
Reflects the maximum redemption of 15,430,301 shares for aggregate redemption payments of £111.8 million allocated to share premium at a redemption price of approximately £7.25 per share out of the investments held in the Trust Account as of March 31, 2021 of £221.2 million.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the three-months ended March 31, 2021
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the three-months ended March 31, 2021 are as follows:
(AA)
Represents the elimination of interest income generated from the Trust Account for the period from January 1, 2021 through March 31, 2021.

(BB)
Represents pro forma adjustment to eliminate historical expenses related to Broadstone’s office space, utilities, and secretarial and administrative services pursuant to the Administrative Services Agreement, which will terminate upon the consummation of the Business Combination.

(CC)
Reflects pro forma adjustment to eliminate the change in fair value of derivative warrant liabilities, as described in (E).

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:
(AA)
Represents the elimination of interest income generated from the Trust Account for the period from May 13, 2020 (inception) through December 31, 2020.

(BB)
Reflects the estimated transaction costs of £7.6 million be expensed as part of the Business Combination, as described in (D). These costs are a nonrecurring item.

(CC)
Represents pro forma adjustment to eliminate historical expenses related to Broadstone’s office space, utilities, and secretarial and administrative services pursuant to the Administrative Services Agreement, which will terminate upon the consummation of the Business Combination.

(DD)
Represents £69.6 million and £70.5 million of expense recognized assuming no redemptions and maximum redemptions, respectively, in accordance with IFRS 2, for the difference between the fair value of Pubco Shares issued and the fair value of Broadstone’s identifiable net assets, as described in (K). These costs are a nonrecurring item.

(EE)
Reflects pro forma adjustment to eliminate the change in fair value of derivative warrant liabilities, as described in (E).

Note 4 — Net Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. The 35,000,000 Earn Out Shares are subject to restrictions such that they are not determined to be participating securities at issuance, and are not included in the calculation of pro forma EPS for the three-months ended March 31, 2021 or the year ended December 31, 2020.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Broadstone’s public shares:
	For the Three-Months Ended March 31, 2021
	Assuming No Redemptions	Assuming Maximum Redemptions
	(in 000s, except share and per share data)
Numerator:
Pro forma net loss	£(2,693)	£(2,693)
Denominator:
Vertical shareholders	205,072,035	205,072,035
Broadstone public shareholders	30,530,301	15,100,000
Sponsor	7,632,575	7,632,575
PIPE Investors	8,900,000	8,900,000
Less: Earn Out Shares	(35,000,000)	(35,000,000)
Total weighted average shares outstanding – basic and diluted	217,134,911	201,704,610
Net loss per share – basic and diluted	£(0.01)	£(0.01)
	For the Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions
	(in 000s, except share and per share data)
Numerator:
Pro forma net loss	£(90,202)	£(91,113)
Denominator:
Vertical shareholders	205,072,035	205,072,035
Broadstone public shareholders	30,530,301	15,100,000
Sponsor	7,632,575	7,632,575
PIPE Investors	8,900,000	8,900,000
Less: Earn Out Shares	(35,000,000)	(35,000,000)
Total weighted average shares outstanding – basic and diluted	217,134,911	201,704,610
Net loss per share – basic and diluted	£(0.42)	£(0.45)

INFORMATION RELATED TO PUBCO
Pubco was incorporated under the laws of the Cayman Islands on May 21, 2021. Pubco was formed for the sole purpose of entering into and consummating the Proposed Transactions. Pubco owns no material assets and does not operate any business.
Pubco is authorized to issue 500,000,000 Pubco ordinary shares of a par value of $0.0001 per share. On May 21, 2021, Pubco issued one ordinary share to one shareholder for a total consideration of $1.00 (or $1.00 per share), which was divided into 10,000 ordinary shares of $0.0001 on June 8, 2021. For a description of Pubco’s securities following the completion of the Proposed Transactions, please see the section titled “Description of Pubco’s Securities.”
Prior to the consummation of the Proposed Transactions, the directors of Pubco are Stephen Fitzpatrick and Vincent Casey, and the sole shareholder of Pubco is Stephen Fitzpatrick. The mailing address of Pubco’s registered office is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, Cayman Islands, KY1-1104. After consummation of the Proposed Transactions, its principal executive office will be that of Vertical Aerospace Group Ltd., 140-142 Kensington Church Street, London, England, W8 4BN, United Kingdom.

INFORMATION RELATED TO BROADSTONE
References in this section to “Broadstone”, “we”, “our”, “us” or “the Company” refer to Broadstone Acquisition Corp., a Cayman Islands exempted company.
Introduction
On May 13, 2020, Broadstone was incorporated as a blank check Cayman Islands exempted company and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Broadstone has neither engaged in any operations nor generated any revenue to date. Based on its business activities, Broadstone is a “shell company” as defined under the Exchange Act because Broadstone has no operations and nominal assets consisting almost entirely of cash. Prior to executing the Business Combination Agreement with Vertical, Broadstone’s efforts were limited to organizational activities, completion of its Initial Public Offering and the evaluation of possible business combinations.
Initial Public Offering
On September 15, 2020, Broadstone closed its Initial Public Offering of 30,000,000 Units, with each Unit consisting of one ordinary share and one-half of one redeemable Public Warrant, with each whole Public Warrant exercisable for one ordinary share of Broadstone at a price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $300,000,000. On October 14, 2020, Broadstone consummated the sale of an additional 530,301 Units that were subject to the underwriters’ over-allotment option, for aggregate additional proceeds of $5,303,010. Citigroup Global Markets Inc. acted as the representative of the underwriters for the Initial Public Offering. The ordinary shares and Public Warrants comprising the Units commenced separate trading on November 2, 2020.
Prior to the consummation of the Initial Public Offering, on May 19, 2020, the Sponsor purchased an aggregate of 8,625,000 Class B ordinary shares (the “Founder Shares”) for $25,000, or $0.004 per share. The Sponsor surrendered 992,425 Founder Shares for no consideration in connection with the expiration of the remaining underwriters’ over-allotment option. Prior to the initial investment in the company of $25,000 by the Sponsor, Broadstone had no assets, tangible or intangible. The number of Founder Shares outstanding was determined based on Broadstone’s expectation that the total size of the Initial Public Offering would be a maximum of 34,500,000 Units if the underwriters’ over-allotment option was exercised in full, and therefore that such Founder Shares would represent 20% of the outstanding shares after the Initial Public Offering.
Simultaneously with the closing of the Initial Public Offering, Broadstone completed the private sale of an aggregate of 8,000,000 warrants (the “Private Placement Warrants”) to its Sponsor, generating gross proceeds to the Company of $8,000,000. On October 14, 2020, in connection with the over-allotment, the Sponsor purchased an additional 106,060 Private Placement Warrants, generating additional proceeds of $106,060. The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not redeemable by Broadstone, (ii) may not (including the Class A ordinary shares issuable upon exercise of such Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by such holders until 30 days after the completion of Broadstone’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. No underwriting discounts or commissions were paid with respect to such sale. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by Broadstone and exercisable by the holders on the same basis as the Public Warrants. If Broadstone does not consummate its initial business combination within 24 months from the closing the Initial Public Offering, the Private Placement Warrants will expire worthless. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.
Offering Proceeds Held in Trust
Upon the closing of the Initial Public Offering and the Private Placement, $305,300,010 was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

Except for the withdrawal of interest to pay taxes, if any, and to fund our working capital requirements (subject to an annual limit of  $100,000), Broadstone’s amended and restated memorandum and articles of association (the “Charter”) provides that none of the funds held in trust will be released from the Trust Account until the earliest of (i) the completion of its initial business combination; (ii) the redemption of its Public Shares if Broadstone is unable to complete its initial business combination by September 15, 2022, subject to applicable law, or (iii) the redemption of Broadstone’s Public Shares properly submitted in connection with a shareholder vote to amend its amended and restated memorandum and articles of association (A) to modify the substance or timing of Broadstone’s obligation to allow redemption in connection with our initial business combination or to redeem 100% of the Public Shares if Broadstone has not consummated an initial business combination by September 15, 2022 or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity. The proceeds deposited in the Trust Account could become subject to the claims of Broadstone’s creditors, if any, which could have priority over the claims of its public shareholders. The proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations.
Except as described in the prospectus for Broadstone’s Initial Public Offering and in the section entitled “Information Related to Broadstone — Broadstone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and Broadstone’s Redemption of 100% of the outstanding Public Shares upon its failure to consummate a business combination within the required time period.
Fair Market Value of Target Business
The target business or businesses that Broadstone acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for its initial business combination, although Broadstone may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. Broadstone’s board of directors determined that this test was met in connection with the proposed Business Combination with Vertical.
Shareholder Approval of Business Combination
Under Broadstone’s amended and restated memorandum and articles of association, in connection with any proposed business combination, Broadstone must seek shareholder approval of an initial business combination at a meeting called for such purpose at which Public Shareholders may seek to redeem their Public Shares for cash, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for Broadstone’s Initial Public Offering. Accordingly, in connection with the Business Combination with Vertical, the Broadstone Public Shareholders may seek to redeem their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.
Permitted Purchases of our Securities
The Sponsor, directors and officers have agreed to vote their Broadstone ordinary shares, as well as any Broadstone ordinary shares purchased during or after Broadstone’s Initial Public Offering, in favor of the Business Combination Proposal.
The Sponsor, directors, officers, advisors or any of their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Proposed Transactions. There is no limit on the number of shares such persons may purchase. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares or warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that the Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from our public shareholders who have already elected to exercise their redemption rights or submitted a proxy to vote against the Business Combination Proposal, such selling shareholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against the Business Combination Proposal. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.
The purpose of any such transaction could be to (i) vote in favor of the business combination and thereby increase the likelihood of obtaining shareholder approval of the business combination, (ii) reduce the number of public warrants outstanding or vote such warrants on any matters submitted to the warrantholders for approval in connection with our initial business combination or (iii) satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of the Proposed Transactions, where it appears that such requirement would otherwise not be met. This may result in the completion of the Proposed Transactions that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of Broadstone ordinary shares or Broadstone public warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
The Sponsor, officers, directors and/or any of their affiliates anticipate that they may identify the shareholders with whom the Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders following our mailing of proxy materials in connection with the Proposed Transactions. To the extent that the Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination Proposal, whether or not such shareholder has already submitted a proxy with respect to the Business Combination Proposal but only if such shares have not already been voted at the general meeting related to the Business Combination Proposal. The Sponsor, executive officers, directors, advisors or their affiliates will select which shareholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will be restricted from purchasing shares if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws.
The Sponsor, officers, directors and/or their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. We expect any such purchases would be reported by such person pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
Voting Restrictions in Connection with the Meeting
In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, all of Broadstone’s Initial Shareholders, as well as all of its officers and directors, have agreed to vote the Founder Shares as well as any ordinary shares acquired in the aftermarket in favor of such proposed business combination.
No directors or officers of Broadstone have purchased any securities of Broadstone in any open market transactions. However, at any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Broadstone or its securities, Broadstone’s Initial Shareholders, Vertical or Vertical’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire ordinary shares of Broadstone or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the Business Combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by Broadstone’s affiliates pursuant to such arrangements would be voted in favor of the proposed Business Combination. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.
Sponsor Loan
On May 19, 2020, the Sponsor agreed to loan Broadstone up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. Broadstone borrowed approximately $133,000 under the Note. Broadstone fully repaid this balance on September 15, 2020.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of Broadstone’s officers and directors, may, but are not obligated to, loan Broadstone funds as may be required (“Working Capital Loans”). If Broadstone completes a Business Combination, Broadstone will repay the Working Capital Loans. In the event that a Business Combination does not close, Broadstone may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.00 per warrant. To date, Broadstone has no borrowings under any Working Capital Loans.
Administrative Support Agreement
Commencing on the date Broadstone’s securities were first listed on the NYSE, Broadstone agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of Broadstone’s management team. Upon completion of the Business Combination or Broadstone’s liquidation, Broadstone will cease paying these monthly fees. Broadstone recognized $37,000 in connection with such services for the period from May 13, 2020 (inception) through December 31, 2020 in general and administrative expenses in the accompanying statement of operations.
Redemption Rights for Public Shareholders
We will provide our public shareholders with the opportunity to redeem all or a portion of their Broadstone ordinary shares upon the completion of the Proposed Transactions at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Proposed Transactions including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any, divided by the number of then outstanding Broadstone public shares, subject to the limitations described herein.
Based on funds in the Trust Account of approximately $305,303,010 on June 20, 2021, the estimated per share redemption price would have been approximately $10.00 (excluding interest earned and dissolution expenses). The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The Sponsor, officers, directors and director nominees have entered into a letter agreement with us, pursuant to which the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares, and the Sponsor, officers, directors and director nominees have agreed to waive their redemption rights with respect to any Broadstone Public Shares they may acquire in connection with the completion of the Proposed Transactions.
Limitation on Redemption Rights
Notwithstanding the foregoing, our amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our Initial Public Offering, which we refer to as the “Excess Shares,” without our prior consent. We believe this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against the Proposed Transactions as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Broadstone public shareholder holding more than an aggregate of 15% of the shares sold in our Initial Public Offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our shareholders’ ability to redeem no more than 15% of the shares sold in our Initial Public Offering without our consent, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with the Proposed Transactions, which require as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Proposed Transactions.
Liquidation if No Business Combination
Under Broadstone’s amended and restated memorandum and articles of association, if Broadstone does not complete the Business Combination with Vertical or another initial business combination by September 15, 2022, Broadstone will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account (currently anticipated to be approximately $10.00 per share based on funds in the Trust Account of approximately $305,303,010 but excluding interest earned and dissolution expenses) and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of Broadstone’s remaining shareholders and its board of directors, dissolve and liquidate, subject in the case of (ii) and (iii) above) to Broadstone’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. At such time, the Warrants will expire. Holders of Warrants will receive nothing upon a liquidation with respect to such securities and they will be worthless.
Each of Broadstone’s Initial Shareholders has agreed to waive its rights to participate in any distribution from Broadstone’s Trust Account or other assets with respect to the Founder Shares and shares underlying the Private Placement Warrants. There will be no distribution from the Trust Account with respect to Broadstone’s Warrants, which will expire worthless if Broadstone is liquidated.
The proceeds deposited in the Trust Account could, however, become subject to the claims of Broadstone’s creditors which would be prior to the claims of the Broadstone Public Shareholders. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Accordingly, the actual per-share Redemption price could be less than $10.00, plus interest, due to claims of creditors. Additionally, if Broadstone is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Broadstone’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Broadstone’s shareholders.

To the extent any bankruptcy claims deplete the Trust Account, Broadstone cannot assure you it will be able to return to the Broadstone Public Shareholders at least $10.00 per share. Broadstone’s Public Shareholders are entitled to receive funds from the Trust Account only in the event of its failure to complete a business combination within the required time periods or if the shareholders properly seek to have Broadstone redeem their respective shares for cash upon a business combination which is actually completed by Broadstone. In no other circumstances does a shareholder have any right or interest of any kind to or in the Trust Account.
Facilities
Broadstone currently maintains its principal executive offices at 7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom. The cost for this space is included in the $10,000 per-month fee Broadstone’s Sponsor, Broadstone Sponsor LLP, charges Broadstone for general and administrative services pursuant to a letter agreement between us and the Sponsor. Broadstone believes, based on rents and fees for similar services in the London area, that the fee charged by Sponsor is at least as favorable as Broadstone could have obtained from an unaffiliated person. Broadstone considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations. Upon consummation of the Business Combination, the principal executive offices of Pubco will be located at Vertical Aerospace Ltd., 140-142 Kensington Church Street, London, W8 4BN United Kingdom, and its telephone number will be +44 117 457 2094, at which time nothing more will be paid to Sponsor.
Employees
Broadstone has two executive officers. These individuals are not obligated to devote any specific number of hours to Broadstone’s matters and intend to devote only as much time as necessary to assist Broadstone to identify, negotiate and complete its initial business combination and perform fiduciary duties to Broadstone’s shareholders and other obligations of such officers pursuant to applicable legal requirements and Broadstone’s amended and restated memorandum and articles of association. The amount of time they will devote in any time period will vary based on whether a target business has been selected for Broadstone’s initial business combination and the stage of the business combination process we are in. Broadstone does not intend to have any full-time employees prior to the consummation of a business combination. Broadstone will continue to exist as a wholly owned subsidiary of Pubco for potential business purposes. Pubco’s board of directors may, however, in its judgment, determine to dissolve Broadstone at any time.
Directors and Executive Officers
Broadstone’s directors and officers are as follows:
Name	Age	Position
Hugh Osmond	58	Chairman and Director
Marc Jonas	52	Chief Executive Officer and Director
Edward Hawkes	44	Chief Financial Officer and Director
Ian Cormack	73	Director
Rory Cullinan	61	Director
Philip Bassett	55	Director
Hugh Osmond has been Broadstone’s Chairman and a member of its board of directors since September 2020. Mr. Osmond is the co-founder of Sun Capital Partners and Osmond Capital Ltd., where he has served as a director since July 2017. Additionally, Mr. Osmond has been a director of Various Eateries Limited since January 2015 and holds multiple other directorships, including Coppa Club, Strada Trading, Apex2100, Mudlark Hotels, Xercise2, Devonshire Place Holdings and Well Barn Farm. Mr. Osmond co-founded Pearl Group in 2005 and Punch Group in 1997, where he served as Executive Chairman, and, in 1993, he led the acquisition of Pizza Express and was a member of its Executive Board until 2001. He studied Medicine at The University of Oxford.

Marc Jonas has been Broadstone’s Chief Executive Officer and a member of its board of directors since September 2020. Mr. Jonas is a co-founder of Sun Capital Partners and has been a director of SunCap Ltd. since July 2017, Clarendon Park Farms since August 2006 and Auro Property Advisors since November 2014. Mr. Jonas had previously served as Chairman of Pearl Group’s Asset/Liabilities Investment Management Committee and co-founded Wellington Pub Company in 1997 (where he was Managing Director) and Punch Group in 1997 and Mr. Jonas was Executive Chairman of Punch Taverns’ tenanted business prior to its flotation and served as a non-executive director until 2004. Mr. Jonas is a director of Carnegie Capital Estates, a real estate developer in the U.K., and also holds several other directorships, including Apex2100, Clarendon Park Estate, Zeta Shares and Carnegie Capital Estates. Mr. Jonas sits on the Investment Committee as a non-executive at Marylebone Partners and is on the Advisory Board of Delancey, a real estate company. He studied Politics, Philosophy and Economics at The University of Oxford.
Edward Hawkes, has been Broadstone’s Chief Financial Officer and a member of its board of directors since May 2020. Mr. Hawkes is the co-founder of Sun Capital Partners and has been a director of SunCap Ltd. since July 2017. In addition, Mr. Hawkes has served on the board of directors of Keepmoat Group and its shareholding entity KM Baker Street since August 2014. Mr. Hawkes co-founded Pearl Group in 2005 and co-led its acquisition of Resolution Plc in 2008 and its reverse merger into Liberty Acquisitions Holdings (International) Company in 2009. Mr. Hawkes holds multiple directorships, including Heron Farms, Mudlark Hotels and Various Eateries. He studied Economics and Management at The University of Oxford.
Ian Cormack has served as a director of Broadstone’s since September 2020. Mr. Cormack has been a non-executive director at the Royal Bank of Scotland, Natwest Holdings Ltd., National Westminster Bank Plc and Ulster Bank Ltd since May 2018 and at Just Group Plc since April 2016. Mr. Cormack had also served as the chairman of Maven Income & Growth VCT4 Plc from 2004 to 2019 and had previously been a senior independent director of Phoenix Group Holdings Plc (2009 to 2018), Xchanging Plc (2013 to 2016), Partnership Plc (2013 to 2016) and Bloomsbury Publishing Plc (2011 to 2015) and a non-executive director of Qatar Financial Centre Authority (2006 to 2012). Mr. Cormack has also served as the chairman of CHAPS (U.K. clearing system) and as a non-executive director of Aspen Insurance Holdings Ltd. and Hastings Group Holdings Plc. Mr. Cormack was the chief executive officer of AIG Europe Inc. from 2000 to 2002 and had spent over 30 years at Citibank until 2000, where he was U.K. Country Head and the Co-head of the Global Financial Institutions Group. Mr. Cormack studied Philosophy, Politics and Economics at the University of Oxford.
Rory Cullinan has served as a director of Broadstone’s since September 2020. Mr. Cullinan has been a Non-Executive Director of Cia Cervecerias Unidas S.A. (representing Heineken) since May 2018. Mr. Cullinan was also a Non-Executive Director of J2 Acquisition Limited from September 2016 to October 2019. He previously spent 10 years at the Royal Bank of Scotland (2009 to 2015 and 2001 to 2005), where his positions included Executive Chairman, CIB & Capital Resolutions, CEO of the Capital Resolution Group, CEO of the Non-Core Division and Head of Equity Finance. In 2015, Mr. Cullinan was the Co-Managing Partner of Renaissance Partners in Moscow and a Group Board Member Group Board and Exco. Prior to that he was head of financial services at Permira from 2005 to 2006. In 1992, Mr. Cullinan founded Verdoso Investments, and he was the COO and CFO of Pembridge Investments/DRG Plc from 1989 to 1992. Prior to that Mr. Cullinan worked for Citibank in South Africa, London and New York.
Philip Bassett has served as a director of Broadstone’s since September 2020. Mr. Bassett founded Brightwell Partners Limited in July 2015 and currently serves as its managing director (since November 2018). In addition, Mr. Bassett is a designated member of Brightwell Equity Partners LLP (since December 2014) and Oxwich Coal House Ltd. (since August 2012). Prior to founding Brightwell, Mr. Bassett spent over 20 years at Permira Advisers LLP, where he was a partner from January 2004 to June 2015 and served as the head of investor relations and fundraising. Mr. Bassett became a member of the Institute of Chartered Accountants in England and Wales in 1992 and studied Classics at the University of Oxford.
Number and Terms of Office of Officers and Directors
Broadstone’s board of directors consists of six members and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the NYSE corporate governance requirements, Broadstone is not required to hold an annual general meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Mr. Bassett and Mr. Cullinan, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Mr. Hawkes and Mr. Cormack, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Mr. Osmond and Mr. Jonas, will expire at the third annual general meeting.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our amended and restated memorandum and articles of association.
Director Independence
The rules of the NYSE require that a majority of Broadstone’s board of directors be independent within one year of its Initial Public Offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Broadstone has three “independent directors” as defined in the NYSE rules and applicable SEC rules. Broadstone’s board of directors has determined that each of Mr. Cormack, Mr. Cullinan and Mr. Bassett is an “independent director” as defined in the NYSE listing standards and applicable SEC rules. Broadstone intends to have a majority of independent directors on Broadstone’s board within one year following the Initial Public Offering. Broadstone’s independent directors have regularly scheduled meetings at which only independent directors are present.
Board Committees
Broadstone’s board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The rules of the NYSE and Rule 10A-3 under the Exchange Act generally require that these committees be comprised solely of independent directors.
We have an audit committee comprised of Mr. Cormack, Mr. Cullinan and Mr. Bassett, each of whom is independent under the NYSE listing standards and applicable SEC rules.
Mr. Cormack serves as the chair of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Bassett qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee is responsible for:
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meeting with our independent accountants regarding, among other issues, audits, and adequacy of our accounting and control systems;

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monitoring the independence of the independent auditor;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

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appointing or replacing the independent auditor;

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determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of the Initial Public Offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the Initial Public Offering; and

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reviewing and approving all payments made to our existing holders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating and Corporate Governance Committee
We have a nominating and corporate governance committee comprised of Mr. Cormack, Mr. Cullinan and Mr. Bassett. Mr. Cullinan serves as the chair of the nominating and corporate governance committee.
We have adopted a nominating and corporate governance committee charter that details the purpose and responsibilities of the nominating and corporate governance committee, including:
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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for appointment at the annual meeting or to fill vacancies on the board of directors;

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developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

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reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Our Charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.
Compensation Committee
We have a compensation committee comprised of Mr. Cullinan and Mr. Bassett, each of whom is independent under the NYSE listing standards and applicable SEC rules. Mr. Bassett serves as the chair of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

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reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all of our other officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees. We have filed copies of our Code of Business Conduct and Ethics and our audit committee and compensation committee charters as exhibits to our registration statement in connection with our Initial Public Offering. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from us in writing at 7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom or by telephone at +44 (0) 207-725-0800. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2020 there were no delinquent filers.
Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
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duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

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directors should not improperly fetter the exercise of future discretion;

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duty to exercise powers fairly as between different sections of shareholders;

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duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

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duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.
Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity, subject to their fiduciary duties under Cayman Islands law. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination. Our amended and restated memorandum and articles of association provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other.
Potential investors should also be aware of the following other potential conflicts of interest:
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Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

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The Sponsor and our directors and executive officers entered into agreements with us, pursuant to which they agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of our initial business combination. Additionally, the Sponsor agreed to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the Private Placement Warrants will expire worthless. Except as described herein, the Sponsor and our directors and executive officers agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date following the completion of our initial business combination on which we complete a merger, share exchange, asset acquisition, share purchase, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. The Private Placement Warrants will not be transferable until 30 days following the completion of our initial business combination. Because some of directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•
Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with the Sponsor, officers or directors or making the acquisition through a joint venture or other form of shared ownership with the Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business combination target that is affiliated with the Sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will the Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the closing of our Initial Public Offering, we also started to reimburse an affiliate of the Sponsor for office space, secretarial and administrative services provided to us in an amount not to exceed $10,000 per month.
We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
The Initial Shareholders agreed to vote their Founder Shares, and it and the members of our management team agreed to vote any shares purchased during or after the IPO, in favor of the Business Combination Proposal.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Executive Compensation
Compensation Discussion and Analysis
None of our executive officers or directors has received any cash compensation for services rendered. We will reimburse an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of our management team in an amount not to exceed $10,000 per month in the event such space and/or services are utilized and we do not pay directly for such services. Upon completion of our initial business combination or our liquidation, we will cease making these payments. In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or our or their affiliates. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.
It is possible that some or all of our officers and directors may negotiate employment or consulting arrangements with the post-transaction company after our initial business combination. Any such arrangements will be disclosed in the proxy solicitation or tender offer materials, as applicable, furnished to our shareholders in connection with a proposed business combination, to the extent they are known at such time.
The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, but we do not believe that such arrangements will be a determining factor in our decision to proceed with any potential business combination.
Legal Proceedings
As of July 1, 2021, to the knowledge of our management, there was no material litigation, arbitration or governmental proceeding pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding.
Periodic Reporting and Audited Financial Statements
Broadstone has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Broadstone’s annual reports contain financial statements audited and reported on by Broadstone’s independent registered public accounting firm. Broadstone has filed with the SEC its Annual Report on Form 10-K covering the year ended December 31, 2020 and its Quarterly Reports on Form 10-Q covering the quarters ended June 30, 2020, September 30, 2020 and March 31, 2021.

BROADSTONE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References in this section to “we,” “us” or the “Company” refer to Broadstone Acquisition Corp. References to our “management” or our “management team” refer to Broadstone’s officers and directors, and references to the “Sponsor” refer to Broadstone Sponsor LLP. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this section. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.
Cautionary Note Regarding Forward-Looking Statements
This proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, possible business combinations and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this proxy statement/prospectus. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission filings.
Overview
We are a blank check company incorporated as a Cayman Islands exempted company on May 13, 2020. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.
Our sponsor is Broadstone Sponsor LLP, a United Kingdom limited liability partnership. Our registration statement for the Initial Public Offering was declared effective on September 10, 2020. On September 15, 2020, we consummated the Initial Public Offering of 30,000,000 Units at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $16.6 million, inclusive of approximately $10.5 million in deferred underwriting commissions. On October 14, 2020, the underwriters partially exercised their over-allotment option to purchase an additional 530,301 Units. On October 14, 2020, we completed the sale of the over-allotment Units to the underwriters, generating gross proceeds of approximately $5.3 million, and incurred additional offering costs of approximately $292,000 in underwriting fees (inclusive of approximately $186,000 in deferred underwriting commissions).
Simultaneously with the closing of the Initial Public Offering, we consummated the private placement of 8,000,000 Private Placement Warrants to our Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to us of approximately $8.0 million. Simultaneously with the closing of the over-allotment Units, on October 14, 2020, we consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 106,060 Private Placement Warrants by our Sponsor, generating gross proceeds to us of approximately $106,060.
Upon the closing of the Initial Public Offering, the over-allotment and the private placement of the Private Placement Warrants, $305.3 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the private placement was placed in the Trust Account, located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and was invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account.
Our management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.
If we are unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or September 15, 2022, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law.
As of June 10, 2021, a total of $305,324,759.76 was held in the Trust Account established for the benefit of the Company’s public shareholders, which included $305,303,010 of the net proceeds from the Initial Public Offering (including the full exercise of the over-allotment option) and the sale of Private Placement Warrants, and subsequent interest and dividend income.
Our management has broad discretion with respect to the specific application of the net proceeds of Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally towards consummating a Business Combination.
Recent Developments
On June 10, 2021, we entered into the Business Combination Agreement to consummate our Business Combination. Following the Closing, our business will consist of the current business of Vertical. The transaction is subject to our shareholders’ approval and customary closing conditions. See our Current Report on Form 8-K filed with the SEC on June 11, 2021 for further information.
For the Three Months Ended March 31, 2021
Results of Operations
Our entire activity since inception through March 31, 2021 related to our formation, the preparation for the Initial Public Offering, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial Business Combination. We will generate non-operating income in the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the period from May 13, 2020 (inception) through March 31, 2021, we had a net income of approximately $10,442,37, which consisted of approximately $11,576,85 in general and administrative costs partially offset by income earned on investments in Trust Account of approximately $12,803.
Liquidity and Capital Resources
As of March 31, 2021, we had approximately $1.7 million in our operating bank account and working capital of approximately $1.4 million.
To date, our liquidity needs have been satisfied through a payment of $25,000 from our Sponsor to cover certain expenses on our behalf in exchange for the issuance of the Founder Shares to our Sponsor, a loan of approximately $133,000 pursuant to a promissory note issued to our Sponsor and the net proceeds from the consummation of the Private Placement not held in the Trust Account. We repaid the promissory note on September 15, 2020. In addition, in order to finance transaction costs in connection with an initial business combination, our officers, directors and Initial Shareholders may, but are not obligated to, provide us Working Capital Loans. To date, there were no amounts outstanding under any Working Capital Loans.
Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or our officers and directors to meet our needs through the earlier of the consummation of an initial business combination or March 31, 2022. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating an initial business combination.
We continue to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Contractual Obligations
We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an administrative services agreement to pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to us.
Off-Balance Sheet Financing Arrangements
As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
Critical Accounting Policies
This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:
Class A Ordinary Shares Subject to Possible Redemption
We account for Class A ordinary shares subject to possible redemption in accordance with the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021, 27,478,369 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the balance sheet.

Net Loss Per Ordinary Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the periods. Our statement of operations includes a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A ordinary shares is determined by dividing the income earned on investments held in the Trust Account of $4,510 for the three months ended March 31, 2021 by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for Class B ordinary shares is determined by dividing the net loss of $9,806,254 for the three months ending March 31, 2021, less income attributable to Class A ordinary shares of $4,510, by the weighted average number of Class B ordinary shares outstanding for the period.
Recent Accounting Standards
Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Off-Balance Sheet Arrangements
As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
For the Year Ended December 31, 2020
Results of Operations
Our entire activity since inception through December 31, 2020 related to our formation, the preparation for the Initial Public Offering, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial Business Combination. We will generate non-operating income in the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the period from May 13, 2020 (inception) through December 31, 2020, we had net loss of approximately $236,000, which consisted of approximately $244,000 in general and administrative costs partially offset by income earned on investments in Trust Account of approximately $8,000.
Liquidity and Capital Resources
As of December 31, 2020, we had approximately $1.6 million in our operating bank account and working capital of approximately $1.6 million.
To date, our liquidity needs have been satisfied through a payment of $25,000 from our Sponsor to cover certain expenses on our behalf in exchange for the issuance of the Founder Shares to our Sponsor, a loan of approximately $133,000 pursuant to a promissory note issued to our Sponsor and the net proceeds from the consummation of the Private Placement not held in the Trust Account. We repaid the promissory note on September 15, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, our officers, directors and Initial Shareholders may, but are not obligated to, provide us Working Capital Loans. To date, there were no amounts outstanding under any Working Capital Loans.
Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or our officers and directors to meet our needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

We continue to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Contractual Obligations
We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an administrative services agreement to pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to us.
Critical Accounting Policies
This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:
Class A Ordinary Shares Subject to Possible Redemption
We account for Class A ordinary shares subject to possible redemption in accordance with the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 29,126,270 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the balance sheet.
Net Loss Per Ordinary Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the periods. Our statement of operations includes a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A ordinary shares is determined by dividing the income earned on investments held in the Trust Account of $8,300 for the period from May 13, 2020 (inception) through December 31, 2020 by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for Class B ordinary shares is determined by dividing the net loss of approximately $236,000 for the period from May 13, 2020 (inception) through December 31, 2020, less income attributable to Class A ordinary shares of $8,300, by the weighted average number of Class B ordinary shares outstanding for the period.
Recent Accounting Standards
Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements
As of December 31, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.
Controls and Procedures
On April 12, 2021, the staff at the Securities and Exchange Commission (the “SEC”) issued a statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Statement”). In the SEC Statement, the SEC staff noted that certain provisions in the typical SPAC warrant agreement may require that the warrants be classified as a liability measured at fair value, with changes in fair value reported each period in earnings, as compared to the historical treatment of the warrants as equity, which has been the practice of most SPACs, including us. We had previously classified our private placement warrants and public warrants as equity (for a full description of our private placement warrants and public warrants, refer to the registration statement on Form S-1 (File No. 333- 245663), filed in connection with the Company’s initial public offering, declared effective by the SEC on September 10, 2020).
After considering the SEC Statement, we concluded that there were misstatements in our financial statements that were filed prior to this Form 10Q. Based on the guidance in Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity,” we concluded that provisions in the warrant agreement preclude the warrants from being accounted for as components of equity. As the warrants meet the definition of a derivative as contemplated in ASC 815, the warrants should have been recorded as derivative liabilities on the balance sheet and measured at fair value at inception and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the statement of operations in the period of change. Further, ASC 815 requires that upfront costs and fees related to items for which the fair value option is elected (our warrant liabilities) should have been recognized as expense as incurred. Thus, we have identified material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.
As a result of the misstatements in our previously filed financial statements, we filed a Form 10-K/A with the SEC on June 10, 2021 to amend and restate our financial statements and related footnote disclosures as of December 31, 2020 and for the period from May 13, 2020 (inception) to December 31, 2020.

Evaluation of Disclosure Controls and Procedures
In connection with the restatement, our management reassessed the effectiveness of our disclosure controls and procedures as of March 31, 2021 and December 31, 2020. As a result of that reassessment and in light of the SEC Statement, our management determined that our disclosure controls and procedures as of March 31, 2021 and December 31, 2020 were not effective solely as a result of its classification of the warrants as components of equity instead of as derivative liabilities. Due solely to the events that led to our restatement of our previously filed financial statements, management has made changes in internal controls related to the accounting for warrants issued in connection with our initial public offering. In light of the material weakness that we identified, we performed additional analysis as deemed necessary to ensure that our financial statements for the three months ended March 31, 2021, were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, management believes that the financial statements included in this Quarterly Report on Form 10-Q present fairly in all material respects our financial position, results of operations and cash flows for the period presented.
Changes in Internal Control over Financial Reporting
There were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting, as the circumstances that led to the restatement of our previously filed financial statements described above had not yet been identified. In light of the restatement of the previously filed financial statements, we plan to enhance our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

VERTICAL’S BUSINESS
In this section, references to “we,” “us,” “Vertical” and “our” are intended to refer to Vertical Aerospace Group Ltd. prior to the consummation of the Business Combination and to Pubco and its subsidiaries after the consummation of the Business Combination, unless the context clearly indicates otherwise.
This section contains forward-looking statements about the business and operations of Vertical, and following the Business Combination, Pubco and its subsidiaries. The actual results of Vertical and Pubco may differ materially from those currently anticipated as a result of many factors, including those described under “Risk Factors” and elsewhere in this prospectus. See also “Forward Looking Statements.”
Overview
Our mission is to make air travel personal, on-demand and carbon free. We are focused on designing, manufacturing and selling one of the world’s best zero operating emission electric vertical takeoff and landing (“eVTOL”) aircraft for use in the advanced air mobility (“AAM”) market, using the most cutting-edge technology from the aerospace, automotive and energy industries.
Founded in 2016, we come from a deep aerospace and automotive mindset and have already designed, built and flown two prototype eVTOL aircraft. We are currently developing, and in the process of certifying, our flagship eVTOL, the VA-X4. Capable of transporting a pilot and four passengers across distances of over 100 miles at top speeds of over 200 miles per hour (“mph”), while producing minimal noise and zero operating emissions.

A REVOLUTIONARY CUSTOMER EXPERIENCE

100x	100x	zero	1/5th
SAFER[1]	QUIETER[2]	EMISSIONS	COST[3]

STATS ARE VS A CONVENTIONAL HELICOPTER

(1)
100x Safer — Based on VA-X4 certification to EASA standards for commercial aircraft vs. helicopter safety standards.

(2)
100x Quieter — Based on projected VA-X4 noise level of <70dB vs. average helicopter noise level.

(3)
1/5th Cost — Based on estimated ticket price per passenger vs. Blade per seat mile cost on an estimated 25 mile journey.

The VA-X4 aircraft was designed around existing and certifiable technology, using an experienced team that has previously certified and supported the development of over 30 aircraft and propulsion systems around the world. We are currently one of the only eVTOL designers and original equipment manufacturers (“OEM”) actively pursuing certification from the United Kingdom’s Civil Aviation Authority (“CAA”) or the European Union Aviation Safety Agency (“EASA”) with a winged vehicle using already-available technology. By achieving certification for our VA-X4 eVTOL aircraft from the CAA, we will be able to leverage the work done with our home regulator in order to have the certification validated by the EASA and the United States Federal Aviation Authority (“FAA”). We are focused on selling globally certified eVTOL aircraft to commercial airlines and in-country partners, targeting a production capacity of 1,000 aircraft per annum by 2026.

VERTICAL
CAPACITY
5 People
1 x pilot 4 x passengers
RANGE
100+ Miles
TOP SPEED
200+ mph
up to an altitude of 5,000ft
CO^2 EMISSIONS
0
INITIAL CERTIFICATION
EASA/CAA
OPERATING COST
c.$1.06 per seat mile
for a 25 mile journey

We have been researching and innovating for the last six years to bring our best-in-class electric aircraft to the global market. Using superior technology, we are creating aircraft that produce minimal noise and zero operating emissions, and we aim to have our aircraft certified to the same safety standards as commercial airlines, rather than the significantly lower threshold at which helicopters are currently certified. We are developing a sophisticated eVTOL ecosystem that allows us to focus on providing a high-quality experience. Our in-house expertise covers design, certification, assembly and manufacture, pilot experience, end-user experience and base platform performance.
We have forged strong relationships with industry-leading players to develop the various components of our aircraft. We are co-developing our powertrain and flight controls systems with Rolls-Royce and Honeywell, respectively, to unlock maximum performance with safe and simple to operate controls, reducing pilot workload and thereby reducing pilot training and operating costs. We are collaborating with Microsoft to create our digital systems for both our manufacturing facilities and our aircraft, which will provide rich data sets as well as deliver a truly cloud-connected aircraft. This capability will enable us to further streamline and create more efficiencies across our manufacturing processes, aircraft operations and maintenance. Our proprietary battery system utilizes small-format cylindrical cells to provide high power density while at the same time, being low-cost, highly reliable and use a sustainable supply chain, as well as utilizing safety features to ensure safety across all operations. Our advanced rotor system uses four tilting rotors at the front of the aircraft and four stowable rotors at the rear to enable high efficiency in all phases of flight and support a vehicle noise signature that we believe will be 70dBA in hover, equivalent to 30 times quieter than a helicopter in take-off and approach, and 43dBA, or 100 times quieter than a helicopter, in cruise. We are working with Solvay, one of the world’s leading chemical and advanced materials companies, to ensure that our materials and composites are high-quality and sustainably sourced, as well as with a leading aerospace and automotive engineering business, GKN, to provide the electrical harnesses for our aircraft. Combined, these features provide a flexible design to address different markets and a scalable design to facilitate manufacturing. These relationships will allow us to provide superior products at scale, while maintaining a lean cost structure and taking advantage of both internal and external research and development synergies.
Our ability to develop industry-leading aircraft is rooted in our team’s unique depth of talent, extensive experience and exceptional culture. Vertical’s senior team includes proven entrepreneurs and technical expertise handpicked from the aerospace and advanced automotive industries. As of June 30, 2021, we employed over 140 engineers who share over 850 years of aerospace experience where safety, efficiency and scale are paramount, together with more than 400 years of experience in Formula 1, automotive and technology sections, adding technological expertise, performance and agility to our team. The complementary skill sets of our handpicked, high-class team are critical to the success of the aircraft designs and our business.

TECHNOLOGY PARTNERSHIPS

TECHNOLOGY PARTNERSHIPS COMBINED WITH INTERNAL EXPERTISE. A SOPHISTICATED EVTOL ECOSYSTEM THAT ALLOWS US TO FOCUS ON HIGHEST VALUE ADD

VERTICAL
IN HOUSE

AIRCRAFT	BATTERY	ROTOR	SYSTEMS	CERTIFICATION
Design	System Design	Design	Integration & Simulation	Global Aviation

SPECIALIST PARTNERS

Honeywell	Rolls-Royce	Microsoft	SOLVAY	GKN	AVOLON
FLIGHT CONTROLS	POWERTRAIN	DIGITAL	COMPOSITES	HARNESS	LEASING

We aim to be the leading eVTOL aircraft OEM for commercial airlines, aircraft leasing companies, charter airlines, existing helicopter operators as well as new operators in the AAM market. We also believe there is a potential market to provide OEM sales to the cargo and logistics industry, where there is potential to partner with global logistics firms and large retail customers. There is a further opportunity to generate revenue from other sectors such as emergency services, as eVTOL aircraft can be used for emergency patient and supplies transport, particularly in densely populated areas or military transport, among other potential uses. Our focus on system integration and establishment of an industrial supply chain is expected to enable rapid scaling of production of our aircraft.
Market Opportunity
We believe that deploying a new type of aerial mobility network in cities represents an extensive market opportunity that we expect to expand over time. We intend to seize on the untapped demand for getting into and out of city centers globally, as existing travel methods can be impractical, inconvenient or unaffordable. We believe that we have a significant opportunity to meet this untapped demand in the AAM market, with the urban air mobility market currently projected to grow to a total addressable market size of $1 trillion by 2040, according to Morgan Stanley. We believe that our aircraft will be competitive in several existing sectors, including helicopters, which had a total addressable market of $50 billion in 2019 and the ride hailing and taxi sector, which had a total addressable market of $302 billion in 2019, according to Statista Reports.

We also see longer term future potential in the commercial airlines sector, which had a total addressable market of $538 billion in 2019, and that of private jets, which had a total addressable market of $24 billion in 2019, according to the Statista Reports, through providing an opportunity to improve the door-to-door journey time and overall experience.
eVTOL aircraft offer compelling unit economics that we believe will compete effectively with traditional methods of transport, such as taxis, trains and helicopters. At a cost of approximately $1 per seat mile, our low operating costs will enable ridesharing operators to offer prices at only a small premium to taxi travel and at approximately one-fifth of the cost of existing helicopter ride-sharing services, ensuring affordability for passengers and enabling mass adoption.

Huge Urban Air Mobility Market [1]
Upside TAM of $4.4tn by 2040[4]
Annual TAM of $1tn by 2040[4]
EASA
CAA/EASA Certification unlocks global reach
ROW
US
2021
2025
2030
2035
2040

TARGET MARKETS

$302bn	$538bn	$53bn	$23bn
Current TAM of Ride Hailing & Taxi [1]	Current TAM of Commercial Airlines [1]	Current TAM of Helicopters [2]	Current TAM of Private Jets [3]

MULTIPLE MARKETS TODAY VERTICAL'S VA-X4 WILL BE IMMEDIATELY COMPETITIVE IN

(1)
Statista Taxi/Commercial Airlines Report.

(2)
Statista Helicopter Report.

(3)
Magna.

(4)
Morgan Stanley.

With high population densities and transit activities, intercity markets will be one of the key growth drivers in the AAM market in the upcoming years. According to our analysis, in Europe there are 240 viable journeys between cities with a population of more than 300,000 people within the 100 mile range of the VA-X4, representing a significant opportunity to capitalize on intercity travel, such as travel from London to Bristol or Nice to Monaco. In 2019, Eurostar had 11 million passengers annually, with EU rail having 8 billion passengers in 2018, representing the high amount of transit opportunities among European cities. The graphic below represents cities with greater than 300,000 population with the blue dots representing a 100 mile electrical vehicle range and the orange representing a 500 mile hybrid range from capital cities.

Credible and attractive alternative, with improved journey times at competitive per PAX prices

25 MILE JOURNEY
JOURNEY TIME
TICKET PRICE PER PAX
eVTOL[1]
16 mins
c.$65[2]
Taxi/Uber
83 mins
$45
Light & Medium Helicopters
15 mins
$325

Extensive existing infrastructure including over 5,000 public use airports provides a ready-made network of landing sites for regional and last-leg trips

Chicago
New York
Philadelphia
Washington
Charlotte
Los Angeles
Phoenix
Dallas/Fort Worth
Miami
Public use airports and 100 mile radius
American Airlines major hub airports[1]

European population density and transit activity represent a significant number of inter and intra-city land and air journeys that Vertical is well-positioned to service

Cities over 100,000 population and 100 mile radius
Capital cities and 500 mile radius

COMPELLING PROPOSITION

(1)
Anticipated pricing/travel time.

(2)
Assumed load factor of 68% and gross margin of 40%.

(3)
Information from Bureau of Transportation Statistics, 2020.

(4)
American Airlines US hub and feeder network.

In addition to inter-city opportunities, we see a number of very attractive hub-spoke markets such as the United Kingdom, where there are 37 towns and cities with populations over 100,000 inhabitants within 100 miles of Heathrow Airport. These towns and cities represent a target population of 7.7 million (excluding London), based on our internal analysis, that could be connected into the Heathrow hub. In addition to high-frequency central business district hub shuttle services such as JFK to Manhattan and Heathrow to London city center, there are a number of high gross domestic product per capita target markets for fast, zero operating emission air taxi services to and from similar airports, representing an attractive market for first and business class propositions.
Our Business Strategy
Focus on Certification
Safety is our highest priority. We are working to meet the most stringent aircraft certifications around the world, and our aircraft has been designed with certification in mind from the beginning. We are currently one of the only eVTOL designers and OEMs actively pursuing certification from the CAA or EASA with a winged vehicle using already-available technology. We are working to achieve type certification from the CAA for our VA-X4 aircraft by the end of 2024, with validation from the EASA and FAA to follow thereafter.
To achievetype certification, new aircraft designs are required to undergo a rigorous assessment of the design where we demonstrate compliance against the strict airworthiness requirements. A type certificate for the aircraft’s design is an essential pre-requisite for any individual aircraft of that design to be issued with a Certificate of Airworthiness from the relevant local airworthiness authority, which, in turn, allows the owner to fly that aircraft. This is a time-consuming and intense process, often extending over several years, which requires extensive ground and in-flight testing with authority, engineers and flight test pilots across a fleet of multiple aircraft. We believe that we are better placed than our direct competitors to meet EASA Validation of the Type Certificate, since from the initial design phase, we designed our aircraft around meeting the criteria of the EASA.
We have been working with the CAA, EASA and European Organization for Civil Aviation Equipment (“EUROCAE”) to establish the specific design criteria (certification specifications) and means of compliance that apply to eVTOL aircraft, including chairing the EUROCAE VTOL Working Group Electrical Panel and having one-on-one discussions with the CAA and EASA to assist with tailoring and creating the requirements for eVTOL aircraft. By working closely with the CAA and EASA to obtain certification in our home markets of the United Kingdom and European Union, we believe that the knowledge and expertise that we will gain from obtaining certification in these areas can give us a competitive advantage that we can leverage to assist us with obtaining similar certifications in other global markets.
Many Airworthiness Authorities around the world have not yet declared their specific certification requirements for VTOLs; however, it is likely that they will broadly align with either the CAA, EASA or FAA’s requirements. Given the stringent and rigorous safety requirements of CAA and EASA certifications, we believe that our design will meet the certification needs for any jurisdiction of our customers. We believe that our strong strategic partnerships with our technology partners, in particular, Honeywell and Rolls-Royce, who have deep experience and pedigree in certifying against these standards, will give us a competitive advantage over our competitors. We have carefully and intentionally designed our aircraft with these standards in mind.
The VA-X4: One of the Most Advanced eVTOL Aircraft Globally
The VA-X4 is our eVTOL aircraft at the center of our go-to-market strategy. After designing, building, testing and flying two earlier prototypes, the VA-X1 and the VA-X2, we unveiled the four passenger VA-X4 in 2020, which we believe is one of the most advanced eVTOLs globally. The VA-X4 is designed to provide for a capacity of five people (one pilot, four passengers) and has a targeted range of over 100 miles, reaching top speeds of over 200 mph. In line with our mission to be carbon free, the VA-X4 is fully electric and will produce zero operating emissions in flight. The VA-X4 has four tilting frontal rotors allowing it to take off vertically. The rotors rotate after takeoff and into flight mode. Based on our internal calculations, its noise levels are expected to be 100 times quieter in cruise compared to a helicopter. The VA-X4 is also is expected to be up to 100 times safer in line with CAA and EASA regulations.

The interior of VA-X4 has been designed to create an outstanding passenger experience with doors on both sides of the aircraft allowing passengers to enter and exit with ease. There will be a separate luggage compartment that we expect will be capable of taking approximately 45 pounds (or 20 kilograms) of luggage per passenger plus additional room for small luggage under each passenger seat, with a total payload of approximately 990 pounds (or 450 kilograms). The VA-X4 has large side windows, providing spectacular views for the passengers.
Develop Strong eVTOL Ecosystem
Our business model is asset light. We have focused on creating an ecosystem that is a combination of key proprietary components that we have developed internally and strong strategic partnerships with industry leaders in order to design and manufacture the best eVTOL aircraft. We believe that this model will allow us to be more agile, flexible and reactive to future technologies and opportunities, as well as provide competitive user economics, which we expect will allow us to more rapidly scale our production once we have obtained certification. Based on our current projections, we expect to achieve break-even profitability at around 100 aircraft per year.
Creating and Investing in Proprietary Designs and Superior Technology
We have invested and will continue to invest in certain proprietary features of our aircraft, including our battery system and rotor design. Our proprietary battery system utilizes small-format cylindrical cells to provide a high performance, low-cost, highly reliable and sustainable supply chain while ingraining safety features to make them resistant to unsafe operation. Our advanced rotor system uses four tilting rotors at the front of the aircraft and four stowable rotors at the rear to enable high efficiency in all phases of flight, with an impact tolerant and redundant rotor structure that enables commercial aviation safety levels while supporting a vehicle noise signature that we believe will be 70dBA in hover, equivalent to 30 times quieter than a helicopter in take-off and approach, and 43dBA, or 100 times quieter than a helicopter, in cruise.

Combining Proprietary Systems with Strategic Partners with Industry-Leading Expertise
We believe that our strategic partnerships create a sophisticated eVTOL ecosystem that allows us to focus on creating value for our customers throughout the process. We sought out partnerships with industry leaders across critical components required to successfully design, develop and operate our aircraft. We have established strong collaborations and relationships with Rolls-Royce, Honeywell, Microsoft, Solvay and GKN Aerospace on the industrial side to develop components and support the manufacture our aircraft.
Powertrain — Rolls-Royce
Together with Rolls-Royce, one of the world’s leading industrial technology companies, we plan to co-develop our electrical powertrain system to be one of the world’s lightest and safest eVTOL powertrains in order to unlock the maximum performance from our VA-X4. Rolls-Royce has extensive experience in the development and certification of high-criticality aerospace products and an established supply chain that is certified to deliver airworthy components globally and at scale. In connection with our collaboration with Rolls-Royce, Rolls-Royce has agreed to invest $14 million and join as an investor in the PIPE Financing in connection with the Business Combination.
Flight Controls — Honeywell
We have partnered with Honeywell, a leading technology and manufacturing company, to develop our next-generation avionics and flight controls that significantly reduce pilot workload. We believe the combination of our advanced flight control systems that have a high level of automation and state-of-the-art cockpit human machine interface will be key to reducing pilot workload, minimizing pilot training and operating costs. Our VA-X4 uses an advanced control system that is based on the system created for the Lockheed Martin F-35, and the triple-redundant architecture safety features of this system will be certified to the same safety standards as commercial airlines. Our partnership with Honeywell provides us with globally recognized services which encompass design, development and provision of avionics, fly-by-wire, navigation and connectivity solution for eVTOL. In connection with our collaboration, Honeywell has agreed to invest $10 million and join as an investor in the PIPE Financing in connection with the Business Combination.

Digital Systems — Microsoft
We are collaborating with Microsoft in two key areas: the co-development of cloud architecture and high-performance computing. We are co-developing state-of-the-art cloud architecture that will enable enterprise digital services and operational optimization. The combination of the electrification of aviation with advanced flight controls and avionics results in a significant amount of digital information to be collected and transmitted by our aircraft. We believe our partnership with Microsoft will enable highly differentiated service offerings to end-customers and vehicle operators, as well as our own industrial optimization. This includes state-of-the-art aircraft health monitoring, predictive maintenance and smart battery charging systems with advanced diagnostics, aircraft integration with the air traffic management and customer services ecosystems and the ability to fully leverage industry 4.0 across our assembly lines and supply chain. As part of this partnership, we will be working with Microsoft to jointly demonstrate a sustainable end-to-end computer system capability for designing our aircraft.
In the area of high-performance computing, Microsoft is using Vertical as a pathfinder to further enhance and optimize its cloud computing systems to support a wide range of advanced engineering simulations. This will extend the work we are already conducting on whole-aircraft aerodynamics, noise and structural analysis into increasingly sophisticated multi-physics simulations that enable a highly optimized aircraft and significant reduction in design and test iterations. In connection with our collaboration, Microsoft has agreed to invest a total of $26 million, including a $5 million investment in the PIPE Financing in connection with the Business Combination.
Composites — Solvay
We partnered with Solvay, a global leader in materials, solutions and chemicals, to create the full suite of composite materials and adhesives for our aircraft. Solvay brings extensive expertise across aerospace, motorsport and automotive, and Solvay is pioneering the development of advanced composite materials and manufacturing technologies that bring the benefits of lightweight solutions that can be manufactured with a high degree of automation, using the minimum amounts of materials to enable high production rates and low costs. Working closely with Solvay has ensured that our aircraft structure and battery containment system are not only composed of high quality materials, but also that we are sourcing our materials in a sustainable and innovative way.
Electrical Harnesses — GKN Aerospace
We are working together with GKN Aerospace, a provider of cutting-edge components for some of the world’s leading military aircraft and helicopters, to create the electrical harnesses for our aircraft.
Building Commercial Partnerships for the Future
We have entered into strategic and commercial arrangements with American Airlines, Avolon, and Virgin Atlantic in order to further our global route to market strategy.

American Airlines

US

LAUNCH PARTNER IN NORTH AMERICAN WITH CONDITIONAL PRE-ORDER FOR UP TO 350 AIRCRAFT

virgin atlantic

UK

LAUNCH PARTNER IN HOME UK MARKET WITH PRE-ORDER OPTION OF UP TO 150 AIRCRAFT

AVOLON

GLOBAL

GLOBAL ASSET FINANCE PARTNER WITH CONDITIONAL PRE-ORDER FOR UP TO 500 AIRCRAFT

MULTIPLE ROUTES TO MARKET WITH UP TO 1,000 AIRCRAFT ON PRE-ORDER[1]

(1)
Conditional pre-orders from Avolon and American Airlines with a pre-order option from Virgin Atlantic.

American Airlines
We launched a partnership with the world’s largest airline, American Airlines as a cornerstone for our go-to-market deployment in the United States. American Airlines has agreed to pre-order, subject to certain conditions precedent and future agreed upon milestones, up to 250 of our aircraft, with an option to order an additional 100 aircraft, which has an aircraft order value of approximately $1 billion to $1.4 billion. Beyond aircraft sales, we will work together with American Airlines on creating an ecosystem to bring AAM to the United States including the necessary infrastructure, route planning, propositions, pricing, certification and regulation. As part of this partnership, American Airlines will benefit from certain equity incentives upon the fulfilment of the commitment to purchase aircraft.
Virgin Atlantic
We also are partnering with Virgin Atlantic to explore a joint venture for eVTOL ridesharing operations in the United Kingdom. The joint venture will look to develop a short-haul eVTOL network, including customer and aircraft operations and infrastructure development. We believe our partnership with Virgin Atlantic will create the blueprint for bringing eVTOL operations to other key global markets in an effort to bring ridesharing through short-haul eVTOL to other intercity opportunities around the world. As part of our agreement, Virgin Atlantic has a pre-order option for up to 50 of our aircraft, with an option to order an additional 100 aircraft, which has an aircraft order value of between $0.2 billion and $0.6 billion.
We will use our partnership with Virgin Atlantic to explore providing a ridesharing service directly to consumers. We intend to partner with other existing operators and infrastructure players in other markets to deliver our eVTOL flight services in addition to our existing OEM sales and services operations. We believe this flexible hybrid approach will allow us to access and efficiently capture more of the total addressable market while providing us with end-to-end control over the customer experience to optimize for customer safety, comfort and value.

Avolon
We have partnered with Avolon, the world’s second largest aircraft lessor with an extensive global network of airline and OEM relationships, to further expand our customer base in the AAM market. Avolon has existing, long-standing relationships with over 140 airlines globally and a track record of investing in new, innovative aerospace technology. Avolon will be our global go-to-market partner packaging aircraft, asset financing and services to enable forward thinking, entrepreneurial operators to establish AAM operations in new markets. Avolon has conditionally agreed to pre-order approximately 310 of our aircraft, with an option to purchase up to 190 additional aircraft, which has an aircraft order value of between $1.25 billion and $2 billion. In connection with our partnership, Avolon has agreed to invest a total of $15 million in the PIPE Financing and we also agreed to issue certain equity warrants to Avolon in connection with the Business Combination.
See “Risk Factors — Risks Related to Vertical’s Business and Industry Following the Proposed Transaction — The pre-orders from Avolon and American Airlines, and a pre-order option from Virgin Atlantic, are conditional and constitute all of the current orders for our aircraft. If these orders are cancelled, modified, delayed or not placed in accordance with the terms agreed with each party, our business, results of operations, liquidity and cash flow will be materially adversely affected.”
Targeted Sales Approach
As an OEM, we plan to address a very extensive and diverse customer base: (i) airlines that want to extend the passenger experience into their main hubs, creating micro feeders and catchment networks, and transit to city centers and urban areas; (ii) regional airlines that will develop point-to-point routes; (iii) business aviation companies that will complement their offerings with a last-hop service to end destination; (iv) aircraft lessors that will financially support the delivery of business opportunities; and (v) existing helicopter operators that will progressively replace their light segment by our new generation of safer, cheaper and more sustainable aircraft, enabling new operations.
In order to ensure customer and market proximity, we aim to have a global commercial presence. Our regional teams will help us be local, understand regulatory frameworks, co-create business opportunities with our customer base and develop the required ecosystem to achieve success in each market.

We are developing standards and methodologies that will helps us scale and replicate efficiently while remaining lean and agile. We will capture lessons learned and improvements for future deployments.
Because we are not selling a traditional aircraft, we will actively enable the creation of an ecosystem, seeking out local partnerships with our customers and other key industry players. We will work with local transport and aviation authorities, airspace, infrastructure, energy and mobility providers. A collective effort will be required to develop policies and ensure public acceptance, prepare infrastructure and airspace integration for future operations. We plan to undertake demand analysis and network simulation to allow us to anticipate societal and economical value. Our mission and concepts of operation will help us to ensure the effective integration of our aircraft and ecosystem with other existing transport means and networks.
We have already started executing our sales strategy through our partnerships with American Airlines, Avolon and Virgin Atlantic. We are working together with all our commercial partners to define the roadmap for the upcoming years that will enable safe entry into service in 2024 to 2025.
We intend to continue sales both through strategic partners that are involved in our business and to other third parties.
We will listen to the voices of our customers and analyze potential market opportunities in cargo, medical and other public services, and eventually develop specific mission variants. We will explore the scaling of our vehicle into increased range and payload.
Provide Fulsome After Sales Services
After we begin sales of our aircraft, we expect to be able to provide significant additional value through our “Aircraft Services” business. Where required, we plan to partner with our customers to operate our aircraft; the expertise and knowledge we gain through the design, development, certification, manufacture and assembly of our aircraft will be critical to ongoing maintenance of our aircraft. We plan to develop global clusters, aligned to our OEM markets, to support pilot training, battery management and aircraft maintenance. We plan to partner with existing infrastructure players and deliver our eVTOL flight services over the top of existing operations.
Aircraft Services will be defined as an integrated package that will include services such as battery management, pilot training and licensing and general aircraft maintenance. Our aircraft are highly digital and will generate significant amounts of operational data. With our OEM knowledge and state-of-the-art Vertical Cloud Services that we are co-creating with Microsoft, the Aircraft Services segment will benefit from aircraft equipment health monitoring, vehicle and fleet operational and maintenance optimization and additional aftermarket services. By the time we launch our Aircraft Services, we expect to also be well-advanced in developing pilot simulators as part of our ongoing aircraft certification program, which we will be able to roll out as pilot training services.
One of the most critical components of the VA-X4 is our battery system, which is designed and manufactured in-house, given the unique requirements for eVTOL battery systems. The battery will be certified as part of the aircraft, and therefore, we believe that our OEM sales will drive an aftermarket revenue stream for battery replacements and upgrades. We intend to optimize battery utilization and replacement timing by leveraging the leading smart charging and advanced battery health diagnostics research we are currently undertaking. Furthermore, our battery is designed for re-use, taking out deteriorated cell packs for second life use in grid energy storage, while reusing the valuable aerospace grade electronics and composite battery packs. This is a key driver in achieving highly competitive vehicle operating costs and in the demand for our Aircraft Services. Once we have mastered this technology, we may expand these services into other industries that use similar battery systems, such as the wider electrification of transportation and stationary storage for grid applications.
Carefully Selected Team with Leading Aerospace and Automotive Expertise
We have an exceptional senior team that includes individuals handpicked from the aerospace and advanced automotive industries. Led by our Chief Executive Officer and founder, Stephen Fitzpatrick, a leading energy entrepreneur and founder of OVO Energy, Europe’s largest independent energy retailer, and our President, Michael Cervenka, who previously served as Head of Future Technologies among other key roles at Rolls-Royce, our team consists of over 140 engineers as of June 30, 2021, who share over 850 years of aerospace experience where safety, efficiency and scale are paramount, as well as more than 400 years of experience in Formula 1, automotive and technology industries, adding technological expertise, performance and agility to our team. We believe that our management team is crucial to our success, including our ability to create proprietary systems and work closely with our strategic partners to bring what we believe will be the best eVTOL aircraft to market.
The complementary skill sets of our handpicked, high-class team are critical to the success of the aircraft designs and our business. We are headquartered in Bristol, the United Kingdom, which is at the center of the United Kingdom’s aerospace cluster, where there are 3,000 companies in the United Kingdom alone, with the aerospace sector having the largest number of small and medium enterprises in Europe, providing over 282,000 jobs directly and indirectly. We also have an office in Oxford, the heart of the global Formula 1 cluster. Our strategic location provides us with a unique access to talent, and this depth of talent places us at the epicenter of the aerospace and Formula 1 technical and supply chain ecosystems, which we believe differentiates us from our competitors and increases the barriers to entry.
Designed for Scalable Manufacturing
We designed our aircraft with a focus on manufacturing and the fastest route to scale from day one. After receiving CAA and EASA certification, we anticipate rapid scaling as a result of the ecosystem we have built with the combination of our proprietary systems and strategic partnerships. We will be responsible for the overall manufacture and assembly of the aircraft and battery system and will leverage our partnerships with Honeywell, Rolls-Royce, Microsoft, Solvay and GKN Aerospace in order to deliver our aircraft as quickly as possible. Our strategy is to work with major aerospace suppliers to enable production ramp-up, which we believe is a significant differentiator for Vertical.
We plan to open a state of the art manufacturing and assembly facility in the United Kingdom in 2024. We aim to begin with staged production that will align with pre-orders from our strategic partners. While the components and sub-systems will be manufactured by our supply chain partners, we will carry out final assembly of the battery systems and the overall aircraft in our purpose-built facilities. By integrating our partners and suppliers into our manufacturing line, we expect to reduce operating costs while simultaneously spreading risk across the supply chain. This strategic partnership approach leverages the significant industrialization capabilities in our supply chain ecosystem, allowing us to focus on the assembly of our aircraft and avoid having to make significant investments in individual component and sub-system manufacturing.
We expect that in the near term, there will be significant market demand for eVTOL aircraft as a replacement to helicopters, which we believe will propel further market growth and help to grow new transportation opportunities. We anticipate scaling and growing our production capacity more quickly than our competitors due to the partnership-based ecosystem that we are creating, which we believe will allow us to meet this market demand quickly and efficiently.
We expect to initially produce hundreds of aircraft per year, while continuing to plan for higher volume manufacturing in the future.
Attractive Aircraft Unit Economics Driving Adoption
Our VA-X4 aircraft offers compelling operating costs across a wide range of potential missions. At a cost of approximately $1 per seat mile, our low operating costs will enable ridesharing operators to offer prices at only a small premium to taxi travel and at approximately one-fifth of the cost of existing helicopter ride-sharing services, which we believe are comparable to European premium rail fares, ensuring affordability for passengers and enabling mass adoption. Due to the leading design of our VA-X4 aircraft, this operating economics advantage is maintained across the 100 mile flight range of the VA-X4, allowing flexibility in operators running both intra-city and inter-city missions not just for passenger operations but also cargo, medivac and sightseeing. Compared to helicopters, we believe some of the key cost advantages of the VA-X4 will be: a reduced part count and complexity, lowering maintenance costs; cheaper energy costs from increased aircraft efficiency and lower fuel costs; simplified aircraft operations through simpler training and greater accessibility, which can ultimately lead to lower costs; and an expected greater utilization of the aircraft as a result of greater landing site utilization due to reduced noise and lower costs as demand for the aircraft increases over time and they gain more popularity. Benchmarking against existing helicopter ride-sharing operations and engaging in dialogue with our key strategic partners provides us with clearer visibility on operational costs.
We believe our low production costs and ability to rapidly scale production to meet customer demands will also help to drive our future OEM sales. Through our collaborative industrial partnerships with key component providers such as Honeywell, Rolls-Royce, GKN and Solvay, we have strong confidence in our bottom-up component by component projected cost structure for the VA-X4. We have a number of production contracts both signed and under negotiation that include global aftermarket support and other services to support our production process. These cover an extensive proportion of the cost base of the aircraft and gives us strong certainty of what we can deliver. Moreover, our access through strategic partners to vast aerospace supply chains will allow us to rapidly increase production while maintaining our cost structure. Our strategic aerospace partners have the capabilities to manufacture at scale while meeting stringent aviation technical requirements, which gives us a competitive advantage against competitors with lower-specification automotive partnerships or start-up companies that have chosen to predominately vertically integrate their manufacturing activities.
Future Market Opportunities
We intend to leverage our expertise and position as a leading eVTOL aircraft OEM to generate revenue by providing services ancillary to our aircraft. We believe there are opportunities to address sectors that are adjacent to our core business, including delivery and logistics as well as emergency services and military applications, as well as selling and servicing battery systems and battery packs in other sectors such as automotive and stationary grid storage. Through our Aircraft Services business, we intend to leverage developments in our battery technologies and alternative methods of energy storage for use in other applications as well as other sectors in the future after we begin manufacturing our aircraft at scale.
Our Aircraft Services will include battery management, pilot training and licensing and aircraft maintenance. Our aircraft will use our proprietary battery systems, and we will be able to service battery systems by providing replacement hardware and smart diagnostics that we expect will enable optimum battery charging, operation and maintenance, as well as maintain an inventory of spares to support our aircraft around the world, providing redundancy at scale. In addition, our aircraft are highly digital and will provide significant amounts of operational data that we can use to generate additional revenue for our “Vertical Cloud Services” business.
We may also make forward investments to better address these market adjacencies over time. We are investing and will continue to invest strategically in these areas to ensure that we are well-positioned to capture the benefits offered by these new technical developments. In certain cases, we expect that we may lead development and deployment efforts within our industry.
Our Regulatory Strategy
In the near term, our priorities include support for the CAA, EASA and FAA certification and validation processes and policy engagements with regulators, decision makers and communities within our key markets.
Certification Processes
Design Certification
The purpose of the aircraft design certification process, known as “type certification,” is to ensure that aircraft are designed and maintained at the highest and most meticulous safety and performance standards. Since 2018, we have engaged with the CAA and the EASA to ensure that our design and our organization will meet each regulator’s requirements for type certification as early as possible in the process. Our path to certification leverages many existing technologies, processes and procedures in order to meet both existing and evolving regulatory standards. Our certification team works on defining tests and analyses that will be utilized to prove compliance to the CAA, EASA and FAA based on the agreed certification basis.

To date, two of our prototypes have been flown under a CAA’s Exemption. We believe we are one of only eight companies in the world to have successfully flown two full-scale eVTOL prototype aircraft as of June 30, 2021. With respect to the VA-X4, we have both unpiloted and piloted tests planned for 2021 and 2022, which we will fly under Operational Approval and Permit to Fly. We intend to continue working side-by-side with the CAA and EASA as we design and develop our aircraft and create the manufacturing phases for our aircraft, and we expect to receive certification from the CAA by the end of 2024, with validation from the EASA and FAA to follow thereafter.
Production Certification
Aircraft manufacturing is heavily regulated in most markets. As we begin production, we expect to continue to interact with numerous government agencies and entities with respect to our production and quality systems. We are developing the systems and processes needed to obtain the required production organization approval from the CAA and intend to obtain this approval either before or shortly after we obtain a type certificate for the aircraft.
Airspace Integration
Our aircraft are designed to be operated under current flight rules and regulations with a qualified pilot in command onboard the aircraft. As such, fixed wing and rotary commercial pilots initially will be able to fly our aircraft once they have secured the necessary aircraft type rating approvals. As the eVTOL industry expands, we will work with pilots and regulators to explore opportunities to tailor the types of training required to fly eVTOL aircraft in a safe, effective manner and widen the pool of pilots qualified to safely fly the aircraft.
We also believe there are opportunities to expand ground infrastructure and create air traffic efficiencies, and we expect to work with local authorities and other stakeholders to identify and develop procedures along high-demand routes to support increased scale and operational tempo. In the long term, digital clearance deliveries, airspace authorizations and automated coordination between service providers and operators may be required to further increase airspace scalability. We expect to continue to be involved in the long-term activities to develop community-based concepts and technologies to further enable scaling towards mature and autonomous operations in order to ensure that our aircraft can provide the necessary benefits to our customers, regulators and the communities in which we operate.
Policy Engagements with Decision Makers & Communities
EASA regulations have significantly matured over the last two years, and our team has been at the forefront of shaping these regulations. We chair the EUROCAE VTOL Working Group Electrical Panel, in addition to being involved in other working groups in our industry to ensure that we are actively involved in the discussions regarding the eVTOL industry. In many cases, existing airports and heliports are subject to regulation by local authorities, and as such, we expect to engage in discussions with local authorities in the medium to long term.
Noise Regulations
Our aircraft has been designed to minimize noise to enable access not only to existing aviation infrastructure, but to also allow for operations in and out of proposed new vertiports that are nearer to where people want to live and work. At our noisiest configuration, we believe our aircraft will have a noise profile in the range of 70dBA in hover. Given our low noise profile, we believe that our operations will not be constrained to on-airport operations.
Research and Development
We conduct extensive research and development to reduce technical risks associated with manufacturing our aircraft. The testing of this aircraft helps us to evaluate candidate system architectures and components for the certified production aircraft. Additionally, we are performing research and development on battery systems and other electric powertrain components in order to maximize the performance of our aircraft.

Intellectual Property
Our success depends, in part, upon our ability to protect our core technology and intellectual property. To establish and protect our proprietary rights, we rely on a combination of intellectual property rights, such as trade secrets, patents, patent applications, trademarks and copyrights, including know-how and expertise, and contracts, such as license agreements, confidentiality and non-disclosure agreements with third parties, employee and contractor disclosure and invention assignment agreements and other similar contractual rights. In particular, unpatented trade secrets in the fields of aerospace and automotive engineering are an important aspect of our business to ensure that our technology remains confidential. We also pursue patent protection when we believe we have developed a patentable invention and the benefits of obtaining a patent outweigh the risks of making the invention public through patent filings.
As of June 30, 2021, we have four pending patent applications (all of which have been filed with the U.K. Intellectual Property Office), of which two are International (PCT) applications and two are British patent applications. Our patents relate to our vehicle, propulsion systems, thermal management, rotor arrangements and rotor assemblies.
We regularly review our development efforts to assess the existence and patentability of new inventions, and we are prepared to file additional patent applications when we determine it would benefit our business to do so.
Our Focus on Sustainable Manufacturing and Safety
We are designing our facilities and manufacturing processes to be efficient, safe and sustainable in order to minimize our carbon footprint and encourage us to be leaders in creating environmentally friendly manufacturing practices and aircraft. We have partnered with Solvay, a global leader in the future of composite materials in aerospace, to incorporate lightweight composite materials that allow our aircraft to be lighter, and therefore, more fuel efficient, while also providing a high-quality experience that exceeds that of metal parts.
Our Employees
As of June 30, 2021, we had 154 full-time employees, six part-time employees and six contract employees. We are actively recruiting new employees as we continue to scale our operations. Our hiring strategy has been to acquire top talent across various disciplines to help us to build our high-quality eVTOL aircraft. As a result, we have assembled a world-class engineering team with extensive experience in certification, aircraft design, systems integration, aerodynamics, noise, electric propulsion, batteries, lightweight composite structures, mechanical systems and manufacturing.
None of our employees are represented by a labor union. We believe we have good relationships with our employees and have not experienced any interruptions of operations due to labor disagreements.
Our Competition
We believe that the primary sources of competition for our service are ground-based mobility solutions, other eVTOL developers/operators and local/regional incumbent aircraft charter services.
We believe the primary factors that will drive success in the AAM market include:
•
the performance of our eVTOL aircraft relative to both competitive eVTOL aircraft and traditional aircraft,

•
the ability to certify the aircraft and service operation in a timely manner,

•
the ability to manufacture efficiently at scale,

•
the ability to develop or otherwise capture the benefits of next generation technologies and

•
the ability to deliver products and services to a high-level of quality, reliability and safety.

While there are differentiated approaches to vehicle designs and business models, we believe that our aircraft and business model offer the highest chance for success on a global scale. Our differentiated aircraft and advancement in certification position us well to be successful in the global markets.
Our Facilities
We are headquartered in Bristol, England, which is known as one of the largest aerospace areas in the United Kingdom, where we have our research and development facilities and flight test facilities. We also have a design office in Oxfordshire, England, which is known as the center for the Formula 1 talent, as well as a corporate office in London. All of our facilities are leased from third parties. Additionally, we are beginning the search for a manufacturing facility for assembly and production of our aircraft, which we currently expect to commence operations in 2024.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

VERTICAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Summary Financial Information of Vertical,” and Vertical’s consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results could differ materially from those contained in any forward-looking statements. In this section, “we,” “us” and “our” refer to Vertical.
On May 21, 2021, Pubco was incorporated under the laws of the Cayman Islands to become the holding company for Vertical and its subsidiaries. Pubco has engaged solely in operations and activities incidental to its formation and the Proposed Transactions. Accordingly, the financial information for Pubco and a discussion and analysis of its results of operations and financial condition for the period of its operations would not be meaningful and are not presented. Following the Proposed Transactions, the historical consolidated financial statements of Pubco will include the historical consolidated financial results of Vertical and its consolidated subsidiaries for all periods presented.
Prior to Vertical’s formation in May 2020, the principal activities of Vertical were carried out by Imagination Industries Aero Ltd (“IIAL”), which owned Vertical Advanced Engineering Ltd (“VAEL”). In July 2020, IIAL transferred all of its operations and substantially all of its net assets to Vertical, and in February 2021, IIAL transferred its investment in VAEL to Vertical (collectively, the “Reorganization”). See note 2 to Vertical’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.
Overview
Our mission is to make air travel personal, on-demand and carbon free. We are focused on designing, manufacturing and selling one of the world’s best zero operating emission electric vertical takeoff and landing (“eVTOL”) aircraft for use in the advanced air mobility (“AAM”) market, using the most cutting-edge technology from the aerospace, automotive and energy industries.
Founded in 2016, we come from a deep aerospace and automotive mindset and have already designed, built and flown two prototype eVTOL aircraft. We are currently developing, and in the process of certifying, our flagship eVTOL, the VA-X4. Capable of transporting a pilot and four passengers across distances of over 100 miles at top speeds of over 200 miles per hour (“mph”), while producing minimal noise and zero operating emissions.
The VA-X4 aircraft was designed around existing and certifiable technology, using an experienced team that has previously certified and supported the development of over 30 aircraft and propulsion systems around the world. We are currently one of the only eVTOL designers and original equipment manufacturers (“OEM”) actively pursuing certification from the United Kingdom’s Civil Aviation Authority (“CAA”) or the European Union Aviation Safety Agency (“EASA”) with a winged vehicle using already-available technology. By achieving certification for our VA-X4 eVTOL aircraft from CAA, we will be able to leverage the work done with our home regulator in order to have the certification validated by the EASA and the United States Federal Aviation Authority (“FAA”). We are focused on selling globally certified eVTOL aircraft to commercial airlines and in-country partners, targeting a production capacity of 1,000 aircraft per annum by 2026.
We have been researching and innovating for the last six years to bring our best-in-class electric aircraft to the global market. Using superior technology, we are creating aircraft that produce minimal noise and zero operating emissions, and we aim to have our aircraft certified to the same safety standards as commercial airlines, rather than the significantly lower threshold at which helicopters are currently certified. We are developing a sophisticated eVTOL ecosystem that allows us to focus on providing a high-quality experience. Our in-house expertise covers design, certification, assembly and manufacture, pilot experience, end-user experience and base platform performance.
We aim to be the leading eVTOL aircraft OEM for commercial airlines, aircraft leasing companies, charter airlines, existing helicopter operators as well as new operators in the AAM market. We also believe there is a potential market to provide OEM sales to the cargo and logistics industry, where there is potential to partner with global logistics firms and large retail customers. There is a further opportunity to generate revenue from other sectors such as emergency services, as eVTOL aircraft can be used for emergency patient and supplies transport, particularly in densely populated areas or military transport, among other potential uses. Our focus on system integration and establishment of an industrial supply chain is expected to enable rapid scaling of production of our aircraft.
Vertical’s Business Model
We aim to be the leading eVTOL aircraft OEM for commercial airlines, aircraft leasing companies and charter airlines. We believe we will be well positioned to provide OEM sales to the cargo and logistics industry where there is potential to partner with global logistics firms and large retail customers. There is a further opportunity to generate revenue from emergency services, as eVTOL aircraft can be used for critical patient and supplies transport, particularly in densely populated areas. Our focus on systems integration and establishment of an industrial supply chain is expected to enable rapid scaling of production of our aircraft.
We intend to leverage our expertise and position as a leading eVTOL aircraft OEM to generate revenue by providing services ancillary to our aircraft. Our Services business will include battery management, pilot training and licensing and aircraft maintenance. Vertical aircraft will use our proprietary battery systems, and we will be able to service battery systems and maintain an inventory of spares to support our aircraft around the world, providing redundancy at scale. In addition, our aircraft are highly digital and will provide significant amounts of operational data that we can use to generate additional revenue for our Services business. With our OEM knowledge and high-quality cloud services, we are positioning ourselves to provide significant value-added services around aircraft equipment health monitoring, vehicle and fleet operation and maintenance and optimization of aftermarket services. We are also well advanced in developing pilot simulators as part of our ongoing aircraft certification program, which we intend to roll-out into pilot training services.
While we initially expect the majority of our revenue to come from OEM sales and services, the opportunity remains to operate our own aircraft, building a vertically integrated eVTOL transportation company. We would expect to use this structure to deliver a ridesharing service directly to consumers in the future. We would partner with existing infrastructure players and deliver our eVTOL flight services in addition to our existing OEM sales and services operations, and these operations would generate synergies for our ridesharing services. We believe this hybrid approach would allow us to efficiently capture more of the total addressable market while providing us with end-to-end control over the customer experience to optimize for customer safety, comfort and value.
Our go-to-market approach will be through two channels — a direct sales force that leverages relationships with aircraft operators, combined with indirect distribution through our strategic alliance with Avolon, an established global aircraft leasing company.
Impact of the COVID-19 Pandemic
The World Health Organization declared a global emergency on January 30, 2020 with respect to the outbreak of a novel strain of coronavirus, or COVID-19 pandemic. There are many uncertainties regarding the current global COVID-19 pandemic, and we are closely monitoring the impact of the pandemic on all aspects of our business, including how this will impact our employees, suppliers and business partners.
The effects and potential effects of COVID-19, including, but not limited to, its impact on general economic conditions, trade and financing markets, changes in customer behavior and continuity in business operations creates significant uncertainty. The spread of COVID-19 also disrupted the manufacturing, delivery and overall supply chain of aircraft manufacturers and suppliers and has led to a global decrease in aircraft sales in markets around the world. In particular, the COVID-19 crisis may cause a decrease in demand for our aircraft if our customers delay purchases of aircraft, an increase in costs resulting from our efforts to mitigate the effects of COVID-19, delays in our schedule to full commercial production of electric aircraft and disruptions to our supply chain, among other negative effects.
The pandemic has resulted in government authorities implementing many measures to contain the spread of COVID-19, including travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders and business shutdowns. These measures may be in place for a significant period of time and may be reinstituted if conditions deteriorate, which could adversely affect our start-up and manufacturing plans. Measures that have been relaxed may be re-implemented if COVID-19 continues to spread. If, as a result of these measures, we have to limit our number of employees at a given time, this could cause a delay in tooling efforts or in the production schedule of its electric aircraft. Further, our sales and marketing activities may be adversely affected due to the cancellation or reduction of in-person sales activities, meetings, events and conferences. If our workforce is unable to work effectively, including due to illness, quarantines, government actions or other restrictions in connection with COVID-19, our operations will be adversely affected. We may also experience an increase in the cost of raw materials. We do not anticipate any material impairments as a result of COVID-19 and will continue to evaluate on an ongoing basis.
The full impact of the COVID-19 pandemic continues to evolve. As such, the full magnitude of the pandemic’s effect on our financial condition, liquidity, and future results of operations is uncertain. Our management continues to actively monitor our financial condition, liquidity, operations, suppliers, industry and workforce.
The Business Combination
We entered into the Business Combination Agreement with Broadstone and the other parties thereto on June 10, 2021. Pursuant to the Business Combination Agreement, and assuming a favorable vote of Broadstone’s shareholders, among other things: (i) Broadstone will merge with and into Merger Sub (the “Merger”), as a result of which (a) the separate corporate existence of Merger Sub shall cease and Broadstone shall continue as the surviving company, (b) each issued and outstanding security of Broadstone immediately prior to the Merger Effective Time (other than the Founder Shares and the Private Placement Warrants) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco concurrently with the Merger, (c) each issued and outstanding Founder Share immediately prior to the Merger Effective Time shall be transferred to Pubco, in consideration for the right of the holder thereof to receive one Pubco Ordinary Shares and (d) the Private Placement Warrants shall no longer be outstanding and shall automatically be cancelled; and (ii) Pubco will acquire all of the ordinary shares of Vertical in consideration for the issuance of Pubco Ordinary Shares to the Vertical Shareholders (the “Share Acquisition”), such that Vertical will be a direct wholly owned subsidiary of Pubco.
The Business Combination is expected to have a significant impact on our future capital structure and operating results, de-risking our product development, manufacturing and commercialization. The most significant changes in our future reported financial positions are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at March 31, 2021) of between approximately $180 million, assuming maximum shareholder redemptions permitted under the Merger Agreement, and $335 million, assuming no shareholder redemptions. Each redemption scenario includes approximately $89.0 million in proceeds from the PIPE Investment to be consummated substantially simultaneously with the Business Combination, net of $60 million in transaction costs for the Business Combination, of which $9 million represents deferred underwriter and legal fees related to Broadstone’s initial public offering. See “Unaudited Pro Forma Combined Financial Information.”
As a result of the Business Combination, we expect to become a U.S. public company listed on the NYSE, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources.
Key Factors Affecting Our Performance
Commercialization
We are targeting to complete certification of our VA-X4 aircraft and commence manufacturing at the end 2024, with our first sales being made towards the end of that year. We are targeting annual unit sales of 250 aircraft in the first full year of production in 2025 and expect this to grow to 2,000 aircraft a year by 2028, with worldwide reach through a direct sales channel as well as a third-party distribution network. We believe that we are currently on target to achieve full certification and validation of our VA-X4 aircraft with the CAA and EASA by the end of 2024, which is essential to launching the sales of our aircraft. We expect to undertake the first unpiloted test flight of the VA-X4 aircraft in 2021. We expect piloted test flights to commence in 2022, followed by a progression from hover demonstration to full wing-borne flight capability in the same year.
We plan to deploy a direct sales capability with an extended timeframe to develop a sales pipeline in the period up to the release of our aircraft in late 2024. We expect our salesforce to target prospects from a pool of over 5,000 airlines with ICAO codes worldwide that are seeking to capitalize on the growth of the advanced air mobility market. The other main channel to market is third-party distribution networks, and we have begun to develop relationships within the airline sector. As part of this approach, we have entered into arrangements with several commercial partners for multiple pre-orders of our aircraft. Within our direct sales channel, American Airlines has agreed to pre-order up to 250 aircraft, subject to certain conditions precedent and future agreed upon milestones, with an option to purchase an additional 100 aircraft. Virgin Atlantic has an option to purchase between 50 and 150 aircraft. Within our indirect channel sales channel, Avolon, the world’s third largest aircraft leasing company, has agreed to pre-order up to 310 aircraft, with an option to pre-order a further 190. Taken together, these pre-orders totaling up to 1,000 aircraft are equivalent to the first two and a half years of our production capacity, illustrating the latent demand for our aircraft and the potential for resilience in the pricing of the VA-X4. Sales of 1,000 aircraft are estimated to deliver approximately $4 billion of revenue, with annual sales of around 100 aircraft projected to enable us to break-even in our financial performance.
Our commercial strategy focuses on selling aircraft to operators through the two channels described above. However, we expect that adopting a strategy of vertical integration along the eVTOL value chain would provide the potential to operate our own ride-sharing service in the future by leveraging the network of infrastructure developed for this sector.
Development of the Advanced Air Mobility market
Our long-term financial performance ultimately depends on the demand for short distance (less than 200 miles) aerial transportation and the growth of the advanced air mobility market (“AAM”). We believe that we have a significant opportunity to meet untapped demand in the AAM market, with the urban air mobility market currently projected to grow to a total addressable market size of $1 trillion by 2040, according to Morgan Stanley. We, and the eVTOL sector more generally, seek to displace the current incumbents by taking market-share and/or benefitting from the incremental growth in demand.
There are two critical factors that will enable us to secure a prominent position in the AAM market: firstly, our ability to develop, certify and manufacture our aircraft, and secondly, the adoption of eVTOL as an alternative mode of transport by both operators and consumers. Our success in development and manufacturing will be dependent on overcoming several challenges around key manufacturing considerations, such as wing borne capability and battery efficacy. We plan to continue to invest in our infrastructure, research and development efforts and workforce to ensure that we will be able to deliver our aircraft to our customers in a timely manner.
While we believe that there will be a significant market for AAM in the future, there is a possibility that consumer resistance may be significant, as there may be misconceptions about eVTOL safety, performance and reliability. Additional factors impacting the pace of adoption of AAM and aerial transportation include but are not limited to: perceptions about eVTOL quality and cost; perceptions about the limited range over which eVTOL may be flown on a single battery charge; the evolution and availability of competing forms of transportation, such as ground or air taxi or ride-hailing services; the development of adequate infrastructure; consumers’ perception about the convenience and cost of transportation using eVTOL relative to ground-based alternatives; and, in particular, improvements in fuel efficiency, autonomy, or electrification of cars. In addition, macroeconomic factors could impact demand for AAM services, particularly if end-user pricing is at a premium to ground-based transportation alternatives. If the market for AAM does not develop as expected, this would impact our ability to generate revenue or grow our business.

Competition
We face immediate competition from other eVTOL manufacturers as well as ground-based mobility solutions, other eVTOL developers/operators and local/regional incumbent aircraft charter services. While we believe that we will be positioned to attain full certification and validation with the CAA and EASA by the end of 2024, it is possible that our competitors could get to the market before us, either generally or in specific markets. Even if we are one of the first to market, any anticipated advantages may not crystallize if new companies or existing aerospace companies launch competing solutions in the markets in which we intend to operate and/or if any of our competitors obtain large-scale capital investment to speedily scale up their distribution capability. Existing AAM operators may also take actions to protect their customer base, which could prevent us from gaining market share in markets in which we intend to operate. In the event we do not capture the first mover advantage that we anticipate, it may harm our business, financial condition and operating results. For a more comprehensive discussion, please see the section entitled “Risk Factors — Risks Related to Vertical’s Business and Industry Following the Proposed Transaction.”
Regulatory Landscape
We are, and will be, subject to significant regulation relating to aircraft safety and testing, accessibility, battery safety and testing and environmental regulation in the United States, European Union, the United Kingdom and other markets. These requirements create additional costs and possibly production delay in connection with design, testing and manufacturing of our aircraft. For more information, see the section entitled “Vertical’s Business — Our Regulatory Strategy” and “Risk Factors — Risks Related to Vertical’s Regulatory Environment” in this proxy statement/prospectus.
Components of Results of Operations
The following briefly describes the components of revenue and expenses as presented in our consolidated statements of operations.
Revenue
We are currently in the research and development phase of our journey to commercialization of eVTOL technology. We have not generated any revenue from design, development, manufacturing, engineering and sale or distribution of our aircraft. Revenue to date has been generated from the performance of engineering consultancy services to customers. These services are ad-hoc and generally undertaken where we can strategically gain knowledge enhancement and skill development.
Cost of Sales
Cost of sales for planned manufacturing operations will consist primarily of the cost of vehicle components and parts, including batteries, raw materials, direct labor costs, warranty costs and costs related to the operation of manufacturing facilities, including plant and equipment depreciation and amortization. We expect our cost of goods sold to increase in absolute dollars to support our growth. However, we expect that, over time, cost of goods sold will decrease as a percentage of net revenue, as a result of the scaling of our business. Cost of sales for the current performance of engineering consultancy services relate to staff expenditure.
Operating Expenses
Research and Development Expenses
Research and development expenses consist of the costs associated with the employment of our engineering staff, third-party engineering consultants and program consumables. Costs associated with development projects such as aircraft programs, component programs and software products are expensed rather than capitalized as intangible assets under construction. For more information about our accounting policy for intangible assets, refer to Note 2 in our financial statements included elsewhere in this proxy statement/prospectus. We expect research and development expenses to increase as we continue to develop our aircraft technology. The accounting treatment for research and development costs is subject to ongoing review, applying IAS 38, and may potentially be capitalized in the future.
Administrative Expenses
Administrative expenses consist of the costs associated with employment of our non-engineering staff, the costs associated with our premises, and the depreciation of our fixed assets, including depreciation of “right of use” assets in relation to our leased property. We expect administrative expenses to increase as our overall activity levels increase due to the construction and operation of our final assembly facility.
Related Party Administrative Expenses
Related party administrative expenses consists of costs from Imagination Industries Incubator Ltd., which is an entity controlled by Stephen Fitzpatrick, our majority shareholder and CEO. The nature of these costs is the provision of finance and payroll services and other back office services as required.
Other Operating Income
Other operating income consists of government grants to support our development activities and the research and development credit related to the United Kingdom research and development tax credit scheme.
Total Finance Costs
Finance Costs
Finance costs consist primarily of interest calculated on lease liabilities and both realized and unrealized foreign exchange losses that have been created due to the fluctuation of exchange rates between the US dollar, euro and the other currencies that we use for our operations.
Related Party Finance Costs
Related party finance costs comprises interest on loans from Imagination Industries Ltd., an entity which is controlled by Stephen Fitzpatrick, our majority shareholder and CEO.
Results of Operations
Comparison of the three months ended March 31, 2021 and 2020
	Three Months Ended March 31,
	2021	2020	Change
	(in £ thousands)		(%)
Revenue	—	—	—
Cost of sales	—	—	—
Gross profit	—	—	—
Research and development expenses	(3,365)	(3,331)	1
Administrative expenses	(2,648)	(972)	172
Related party administrative expenses	(88)	(36)	144
Other operating income	4,059	—	—
Operating loss	(2,042)	(4,339)	(53)
Finance costs	(19)	(29)	(34)
Related party finance costs	(483)	—	—
Total finance costs	(502)	(29)	1,631
Loss before tax	(2,544)	(4,368)	(42)
Income tax benefit/(expense)	—	—	—
Net loss for the period and total comprehensive loss	(2,544)	(4,368)	(42)

Research and Development Expenses
Research and development increased by £34 thousand, from £3,331 thousand during the three months ended March 31, 2020 to £3,365 thousand during the three months ended March 31, 2021.
Administrative Expenses
Administrative expenses increased by £1,676 thousand, or 172%, from £972 thousand during the three months ended March 31, 2020 to £2,648 thousand during the three months ended March 31, 2021. This increase was primarily due to an increase in staff costs and overheads as the business grows, and an increase in professional services fees to support the fundraising activities.
Related Party Administrative Expenses
Related party administrative expenses increased by £52 thousand, or 144%, from £36 thousand during the three months ended March 31, 2020 to £88 thousand during the three months ended March 31, 2021. This increase was primarily due to an increase in staff costs and overheads included in the management charge from Imagination Industries Incubator Limited under the Intercompany Services Agreement. Please see “Certain Relationships and Related Party Transactions — Vertical Certain Relationships and Related Party Transactions — Intercompany Services Agreement with Imagination Industries Incubator Limited” for more information.
Other Operating Income
Operating income increased from nil in the three months ended March 31, 2020 to £4,059 thousand in the three months ended March 31, 2021. During 2020, we applied for a government grant with the U.K.’s Aerospace Technology Institute and Innovate U.K. to fund our development platform required to produce the VA-X4 prototype. The grant period commenced on October 1, 2020 and the gross award totaled £11.4 million. The receivable installments are recognized in other operating income as the matching sanctioned expenditure is incurred, with a retrospective claim process. There were no government grants in the three months ended March 31, 2020.
Finance Costs
Finance costs decreased by £10 thousand, or 34%, from £29 thousand during the three months ended March 31, 2020 to £19 thousand in the three months ended March 31, 2021. This decrease was primarily due to the change in the financing discount unwind calculation on the deferred consideration in relation to the acquisition of VAEL in connection with the Reorganization.
Related Party Finance Costs
Related party finance costs increased from nil during the three months ended March 31, 2020 to £483 thousand in the three months ended March 31, 2021. This increase was due to receiving a loan from Imagination Industries Ltd. in the latter half of 2020, which was settled in March 2021.

Comparison of years ended December 31, 2020 and 2019
The following table summarizes our historical results of operations for the periods indicated.
	Year Ended December 31,
	2020	2019	Change
	(in £ thousands)		(%)
Revenue	87	70	24
Cost of sales	(44)	(66)	33
Gross profit	43	4	975
Research and development expenses	(9,971)	(5,153)	93
Administrative expenses	(3,760)	(2,554)	47
Related party administrative expenses	(144)	(144)	—
Other operating income	2,317	399	481
Operating loss	(11,515)	(7,448)	55
Finance costs	(98)	(66)	48
Related party finance costs	(709)	—	—
Total finance costs	(807)	(66)	1,123
Loss before tax	(12,322)	(7,514)	64
Income tax (expense)/benefit	(4)	30	87
Net income/(loss)	(12,326)	(7,484)	65
Revenue
Revenue increased by £17 thousand, or 24%, from £70 thousand during the year ended December 31, 2019 to £87 thousand during the year ended December 31, 2020. All revenue to date is generated from providing engineering consultancy services to customers.
Cost of sales
Cost of sales decreased by £22 thousand, or 33%, from £66 thousand during the year ended December 31, 2019 to £44 thousand during the year ended December 31, 2020. This decrease was primarily due to fewer staff engaged on engineering consultancy projects.
Gross Profit
Gross profit increased by £39 thousand, or 975%, from £4 thousand during the year ended December 31, 2019 to £43 thousand during the year ended December 31, 2020. We currently provide engineering consultancy services that are ancillary and not core to our business. These services are ad-hoc and generally undertaken where we can strategically gain knowledge enhancement and skills development. Consequently, the absolute monetary amounts are small in comparison to our overall cost base, and the margins can vary significantly.
Research and Development Expenses
Research and development expenses increased by £4,818 thousand, or 93%, from £5,153 thousand during the year ended December 31, 2019 to £9,971 thousand during the year ended December 31, 2020. This increase was primarily due to an increase in staff costs of £4,223 thousand as we expanded our headcount of engineering staff to work on research and development programs and increased consumable costs in relation to these programs.
Administrative expenses
Administrative expenses increased by £1,206 thousand, or 47%, from £2,554 thousand during the year ended December 31, 2019 to £3,760 thousand during the year ended December 31, 2020. This increase was primarily due to an increase in staff costs of £580 thousand, as we expanded our headcount to support our expanding research and development programs, and an increase in software license costs of £376 thousand and software amortization of £193 thousand. In addition, we saw general growth in activity, which led to higher costs due to increases in professional fees and depreciation expense.
Related party administrative expenses
Related party administrative expenses remained the same year on year at £144 thousand in each of the year ended December 31, 2019 and the year ended December 31, 2020.
Other Operating Income
Operating income increased by £1,918 thousand, or 481%, from £399 thousand during the year ended December 31, 2019 to £2,317 thousand during the year ended December 31, 2020. In 2020, we applied for a government grant with the United Kingdom’s Aerospace Technology Institute and Innovate U.K. The grant period commenced on October 1, 2020. The receivable installments are recognized in other operating income as the matching sanctioned expenditure is incurred, with a retrospective claim process. We did not receive any government grants in the year ended December 31, 2019, the £399 thousand represents research and development tax credits.
Finance costs
Finance costs increased by £32 thousand, from £66 thousand during the year ended December 31, 2019 to £98 thousand during the year ended December 31, 2020. This increase was primarily due to an increase in the lease liability in late 2019, which led to a subsequent increase in the interest recognized in 2020. This was partly offset by a lower discount unwind on deferred consideration payable in connection with the accounting for the Reorganization.
Related party finance costs
Related party finance costs increased by £709 thousand, from £nil during the year ended December 31, 2019 to £709 thousand during the year ended December 31, 2020. This increase was due to receiving loan funds from Imagination Industries Ltd. in the latter half of 2020, which were settled in March 2021. We did not recognize the loan before July 1, 2020. Please see Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.
Income tax expense
Income tax expense increased by £34 thousand, or 113%, from a £30 thousand benefit during the year ended December 31, 2019 to a £4 thousand expense during the year ended December 31, 2020. The tax movements were the result of movements in our deferred tax position in one of our subsidiaries, thereby derecognizing the deferred tax liability due to offset losses within our group.
Liquidity and Capital Resources
We have incurred net losses since inception and to date have not generated any revenue from the design, development, manufacturing, engineering and sale or distribution of electric aircraft. Prior to July 2020, the principal activities of Vertical were carried out by Imagination Industries Aero Ltd. (formerly known as Vertical Aerospace Ltd.) (“IIAL”), a company incorporated under the laws of England and Wales that was founded and indirectly owned by Vertical’s majority shareholder, Stephen Fitzpatrick. IIAL owned Vertical Advanced Engineering Ltd. (“VAEL”). In July 2020, IIAL transferred all of its operations and substantially all of its net assets to Vertical (the “Vertical Aerospace Net Assets”), and in February 2021, IIAL transferred its investment in VAEL to Vertical (collectively, the “Reorganization”). The Reorganization has been accounted for retrospectively as a transfer under common control. Please see note 2 to our consolidated financial statements for more information.
To date, we have funded our operations primarily through a related party loan from Imagination Industries Ltd. Prior to July 1, 2020, the loan was recognized as a net parent investment. From July 1, 2020, after the Reorganization, any new loan balances were recognized as a loan liability. As of December 31, 2020, the loan balance was £6,309 thousand. The loan was settled in March 2021.
As of December 31, 2020, we had cash and cash equivalents of £839 thousand. For the years ended December 31, 2019 and 2020, Vertical incurred net losses of £7,441 thousand and £12,372 thousand, respectively.
We believe that our cash on hand will satisfy our working capital and capital requirements for at least the next twelve months from the date on which our consolidated financial statements were available to be issued, and upon consummation of the Business Combination and the closing of the PIPE Financing, we expect our cash resources to be sufficient to fund our current operating plan for the foreseeable future.
Our future capital requirements will depend on many factors, including:
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research and development expenses as we continue to develop our eVTOL aircraft;

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capital expenditures in the creation and expansion of our manufacturing capacities;

•
additional operating costs and expenses for production ramp-up and raw material procurement costs;

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general and administrative expenses as we scale our operations;

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interest expense from any debt financing activities; and

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selling and distribution expenses as we build, brand and market our electric aircraft.

We expect our cash and cash equivalents on hand and cash that we expect to receive from the Business Combination and the PIPE Financing, together with the cash we expect to generate from future operations to help provide funding to support our initial commercial operations. Until we generate sufficient operating cash flow to cover our operating expenses, working capital needs and planned capital expenditures, or if circumstances evolve differently than anticipated, we expect to utilize a combination of equity and debt financing to fund any future capital needs. If we raise funds by issuing equity securities, there may be dilution to our shareholders. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of ordinary shares. If we raise funds by issuing debt securities, these debt securities may have rights, preferences, and privileges senior to those of preferred and common shareholders. The terms of debt securities or borrowings may impose significant restrictions on our operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.
Our principal uses of cash in recent periods have been funding our research and development activities and other personnel costs. Our future capital requirements will depend on many factors, including our revenue growth rate, the timing and the amount of cash received from our customers, the expansion of sales and marketing activities, the timing and extent of spending to support our development efforts. In the future, we may enter into arrangements to acquire or invest in complementary businesses, products and technologies. We may be required to seek additional equity or debt financing. In the event that we require additional financing we may not be able to raise such financing on acceptable terms or at all. If we are unable to raise additional capital or generate cash flows necessary to continue our research and development and invest in continued innovation, we may not be able to compete successfully, which would harm our business, results of operations, and financial condition. If adequate funds are not available, we may need to reconsider our expansion plans or limit our research and development activities, which could have a material adverse impact on our business prospects and results of operations.
Cash Flows
	Three Months Ended March 31,		Change	Year Ended December 31		Change
	2021	2020	(%)	2020	2019	(%)
	(in £ thousands)			(in £ thousands)
Net cash used in operating activities	(2,775)	(3,621)	(23)	(12,012)	(7,283)	65
Net cash used in investing activities	(211)	(76)	178	(688)	(2,833)	(76)
Net cash generated from financing activities	27,234	3,507	677	12,510	10,873	15

Net cash used in operating activities
Net cash used in operating activities decreased by £846 thousand, or 23%, from £3,621 thousand for the three months ended March 31, 2020 to £2,775 thousand for the three months ended March 31, 2021. This decrease was primarily due to the receipt of government grants of £1,989 thousand offset by increases in costs related to the purchase of eVTOL prototype parts and staff costs. We expect to see an increase in our costs related to our headcount leading up to the commencement of our commercial operations and expect that cash used in operating activities will increase significantly before the business begins to generate cash inflows.
Net cash used in operating activities increased by £4,729 thousand, or 65%, from £7,283 thousand for the year ended December 31, 2019 to £12,012 thousand for the year ended December 31, 2020. This increase was primarily due to increases in costs related to the purchase of eVTOL prototype parts and staff costs. We expect to see an increase in our costs related to our headcount leading up to the commencement of our commercial operations and expect that cash used in operating activities will increase significantly before the business begins to generate cash inflows.
Net cash used in from investing activities
Net cash used in investing activities increased by £135 thousand, or 178%, from £76 thousand for the three months ended March 31, 2020 to £211 thousand for the three months ended March 31, 2021. This increase was primarily due to an increase in property, plant and equipment acquisition costs and software expenditure in intangible assets to grow the business.
Net cash used from investing activities decreased by £2,145 thousand, or 76%, from £2,833 thousand for the year ended December 31, 2019 to £688 thousand for the year ended December 31, 2020. This increase was primarily due to a decrease in acquisition of subsidiaries and a decrease in the acquisition of property plant and equipment. The acquisition of Vertical Advanced Engineering Ltd. occurred in 2019, resulting in a net cash outflow of £741 thousand in 2019 and a net cash outflow of £300 thousand in 2020. The refurbishment of certain of our premises resulted in a net cash outflow of £1,307 thousand and £47 thousand during the years ended December 31, 2019 and December 31, 2020, respectively.
Net cash generated from financing activities
Net cash generated from financing activities increased by £23,727 thousand, or 677%, from £3,507 thousand for the three months ended March 31, 2020 to £27,234 thousand for the three months ended March 31, 2021. This increase was primarily due to issuing convertible notes amounting to an aggregate of £25 million. During the three months ended March 31, 2021, we received net advances of £2,208 thousand from Imagination Industries Ltd. These loans from related parties were settled in March 2021. Prior to July 1, 2020, cash advanced from Imagination Industries Ltd. is presented as a net parent investment. The net parent investment during the three months ended March 31, 2020 was £3,551 thousand.
Net cash generated from financing activities increased by £1,637 thousand, or 15%, from £10,873 thousand for the year ended December 31, 2019 to £12,550 thousand for the year ended December 31, 2020. This increase was primarily due to funds provided by related parties. In the year ended December 31, 2020, borrowing amounted to £5,601 thousand with a net parent investment of £7,130 thousand. In the year ended December 31, 2019, there was no borrowing and there was a net parent investment of £11,003 thousand. The loans from related parties were settled in March 2021 through conversion to additional share capital, which had no impact on our cash.
Contractual Obligations and Commitments
Our significant contractual obligations as of December 31, 2020 consists of a lease liability on premises in Bristol, and this is summarized in the following table:
	Payments Due by Period Ending December 31, 2020
	Within 1 year	Within 2 to 5 years	After more than 5 years	Total
	(in £ thousands)
Total	175	700	397	1,272

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements.
Critical Accounting Policies and Significant Judgments and Estimates
Prior to Vertical’s formation in May 2020, the principal activities of Vertical were carried out by Imagination Industries Aero Ltd. (“IIAL”), which owned Vertical Advanced Engineering Ltd (“VAEL”). In July 2020, IIAL transferred all of its operations and substantially all of its net assets to Vertical, and in February 2021, IIAL transferred its investment in VAEL to Vertical (collectively, the “Reorganization”). See note 2 to Vertical’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.
We have provided a summary of our other significant accounting policies, estimates and judgments, as well as a discussion of our evaluation of the impact of recent accounting pronouncements, including those regarding revenue recognition, government grants, among others, in Note 2 to our consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. The following critical accounting discussion pertains to accounting policies management believes are most critical to the portrayal of our historical financial condition and results of operations and that require significant, difficult, subjective or complex judgments. Other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of our financial condition, results of operations and cash flows to those of other companies.
Our business incurs a significant amount of research and development cost. The point in time at which the business begins capitalization of any project is a critical accounting judgement. The business assesses the technology readiness level of its research and development projects, along with the commercialization potential and guidance from the accounting standards to assess whether a particular development project should be capitalized or not.
In 2020 and 2019, management concluded that none of the projects met the requirements for capitalization. While our management recognizes a market for the use of eVTOLs, the market is not yet established or proven. Additionally, we are developing new technologies and there are still uncertainties about the successful completion of this development.
All research is expensed as incurred and any costs relating to development project that are not capitalized, are expensed as incurred and presented in research and development costs in the income statement.
Recent Accounting Pronouncements
We have applied the following standards and amendments for the first time for the annual reporting period commencing January 1, 2019:
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Definition of Material — amendments to IAS 1 and IAS 8

•
Definition of a Business — amendments to IFRS 3

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Interest Rate Benchmark Reform — amendments to IFRS 9, IAS 39 and IFRS 7

•
Revised Conceptual Framework for Financial Reporting

The amendments listed above did not have any impact on the amounts recognized in prior periods and are not expected to significantly affect the current or future periods.
No new accounting standards and interpretations that have been published and are not mandatory for December 31, 2020 reporting periods have been early adopted by us or are expected to have a material impact on us in current or future reporting periods.
Quantitative and Qualitative Disclosures About Market Risk
Credit risk is the risk of financial loss to us if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from prepayments to suppliers and distributors and deposits with our bank.

The carrying amount of financial assets represents the maximum credit exposure. Therefore, the maximum exposure to credit risk at the balance sheet date was £2,820,000 (2019: £1,157,000) being the total of the carrying amount of financial assets excluding cash, which includes trade receivables and other receivables. All the receivables are with parties in the U.K.
The allowance account of trade receivables is used to record impairment losses unless we are satisfied that no recovery of the amount owing is possible; at that point the amounts considered irrecoverable are written off against the trade receivables directly. We provide for impairment losses based on estimated irrecoverable amounts determined by reference to specific circumstances and the experience of management of debtor default in the industry. On that basis, the loss allowance as at December 31, 2020 and December 31, 2019 was determined as £nil for trade receivables.
Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect our financial position. Our principal exposure to market risk is exposure to foreign exchange rate fluctuations. There are currently no currency forwards, options or swaps to hedge this exposure.
We are exposed to foreign exchange risk arising from exposure to various currencies in the ordinary course of business. We hold our cash in GBP and the majority of our costs are in GBP. We also have supply contracts denominated in USD and EUR. In 2019 and 2020, we did not consider foreign exchange rate risk to have a material impact on the financial statements and therefore no sensitivity analysis is presented.
Liquidity risk is the risk that we will not be able to meet our financial obligations as they fall due. Our management team uses short and long-term cash flow forecasts to manage liquidity risk. Forecasts are supplemented by sensitivity analysis, which is used to assess funding adequacy for at least a 12 month period. We manage our cash resources to ensure we have sufficient funds to meet all expected demands as they fall due.
Internal Control over Financial Reporting
In connection with the preparation of our consolidated financial statements for the years ended December 31, 2020 and 2019, we identified several material weaknesses in the design and operation of our internal control over financial reporting. Please see “Risk Factors — Risks Related to Vertical’s Business Following the Proposed Transactions — We have identified material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.”
JOBS Act
We are an emerging growth company, as defined in the JOBS Act. We intend to rely on certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As an emerging growth company, we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, which would otherwise be required beginning with our second annual report on Form 20-F, and (ii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis).

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION
As of the date of this proxy statement/prospectus, the directors of Pubco are Stephen Fitzpatrick and Vincent Casey.
Following the completion of the Proposed Transactions, the current directors of Pubco will remain as directors and the total number of directors of Pubco will be increased to seven persons. The following sets forth certain information concerning the persons who will serve as Pubco’s executive officers and directors upon completion of the Proposed Transactions.
Name	Age	Position
Stephen Fitzpatrick	44	Chairman, Founder and Chief Executive Officer
Vincent Casey	38	Chief Financial Officer and Director
Michael Cervenka	46	President and Director
Marcus Waley-Cohen	44	Director
The current business address for Pubco’s executive officers and board of directors is that of Vertical Aerospace Group Ltd., 140-142 Kensington Church Street, London, England, W8 4BN, United Kingdom.
Stephen Fitzpatrick is the Founder and Chief Executive Officer of Vertical and serves as Chairman of the board of directors and Chief Executive Officer of Pubco. Prior to founding Vertical, Mr. Fitzpatrick founded OVO Group Ltd., a leading energy supply group that includes Europe’s largest independent energy retailer, and has served as the Group Chief Executive Officer of OVO Group Ltd. since 2008. Mr. Fitzpatrick sits on the board of directors for a number of privately held companies, including Imagination Industries Incubator Limited and Imagination Industries Aero Ltd. Mr. Fitzpatrick holds a Master’s degree in Business and Finance from the University of Edinburgh.
Vincent Casey has served as Chief Financial Officer of Vertical since November, 2020 and serves as Chief Financial Officer and a member of the board of directors of Pubco. Mr. Casey has served in a number of roles at OVO Group Ltd., a leading energy supply group that includes Europe’s largest independent energy retailer, and now serves as Chief Investment Officer, which he has done since June 2020. Mr. Casey sits on the board of directors for a number of privately held companies, including Imagination Industries Incubator Limited and Imagination Industries Aero Ltd. Mr. Casey holds a Master of Engineering (First Class Honors) in Mechanical Engineering from the University of Southampton. Mr. Casey is a Chartered Financial Analyst and Chartered Alterative Investment Analyst.
Michael Cervenka has served as President of Vertical since June 2019 and will serve as President and a member of the board of directors of Pubco following the completion of the Proposed Transactions. Prior to joining Vertical, from September 2015 to June 2019, Mr. Cervenka served as the Head of Future Business Technologies at Rolls-Royce, a leading aerospace and defense company. Mr. Cervenka also served in a number of different roles at Rolls-Royce, including as Program Lead (Civil Large Engine Cost Transformation Program) from March 2014 to August 2018 and Chief Development Engineer (Civil Large Fleet Engines) from November 2010 to February 2014. Mr. Cervenka has over 20 years of civil and military aerospace experience at Rolls-Royce. Mr. Cervenka participated in the Executive Leadership Program at the Tuck School of Business at Dartmouth from 2018 to 2019. Mr. Cervenka also holds a Bachelor of Engineering (First Honors) in Aeronautical Engineering from Bristol University. Mr. Cervenka is a Chartered Engineer, a Member of the Royal Aeronautical Society and Member of the Institute of Mechanical Engineers.
Marcus Waley-Cohen will be appointed to the board of directors of Pubco following the completion of the Proposed Transactions. Mr. Waley-Cohen has served as a Director of SunCap Ltd. since September 2019. Mr. Waley-Cohen currently sits on the board of directors for several privately held companies, including Broadstone Sponsor LLP. Mr. Waley-Cohen holds a Master’s degree in Politics from the University of Edinburgh.
Foreign Private Issuer Status
As a foreign private issuer whose shares will be listed on the NYSE, we will have the option to follow certain home country corporate governance practices rather than those of the NYSE, except to the extent that such laws would be contrary to U.S. securities laws and provided that we disclose the practices we are not following and describe the home country practices we are following.
We intend to rely on the following exemptions as a foreign private issuer:
We may in the future decide to use other foreign private issuer exemptions with respect to some or all of the other NYSE listing requirements. Following our home country governance practices may provide less protection than is accorded to investors under the NYSE listing requirements applicable to domestic issuers.
Board Composition
Director Independence
The NYSE corporate governance rules require that a majority of the board of directors of Pubco be independent. Upon completion of the Proposed Transactions, Pubco anticipates that the size of its board of directors will be seven directors, a majority of whom will qualify as independent directors as defined in the NYSE listing requirements.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing requirements of the NYSE. Pubco anticipates that each of    ,     and      will be an “independent director” under applicable SEC and NYSE rules.
Classes of Directors
Following the completion of the Proposed Transactions, the board of directors of Pubco will be divided into three staggered classes of directors. At each annual meeting of its shareholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:
•
the Class I directors will include     and      ;

•
the Class II directors will include      and      ; and

•
the Class III directors will include      ,      and       .

Committees of the Board of Directors
Upon consummation of the Proposed Transactions, Pubco will establish an audit committee, nominations and corporate governance committee and compensation committee.
Audit Committee
Listing Requirements
Following the completion of the Proposed Transactions, Pubco’s audit committee is expected to consist of     ,     and      .     will serve as the chairperson of the audit committee. All members of Pubco’s audit committee will meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE rules. Pubco’s board of directors has determined that is an audit committee financial expert as defined by Rule 10A-3 under the Exchange Act.
Pubco’s board of directors has determined that each member of the audit committee will be independent, as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.
Audit Committee Role
Pubco’s board of directors will adopt an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the SEC rules and NYSE rules. These responsibilities include:
•
retaining and terminating our independent auditors, subject to ratification by the board of directors, and in the case of retention, subject to ratification by the shareholders;

•
pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

•
overseeing the accounting and financial reporting processes of Pubco;

•
managing audits of Pubco’s financial statements;

•
preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act;

•
reviewing with management and Pubco’s independent auditor its annual and quarterly financial statements prior to publication, filing, or submission to the SEC;

•
recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, as well as approving the yearly or periodic work plan proposed by the internal auditor;

•
reviewing with Pubco’s general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that may have a material impact on the financial statements;

•
identifying irregularities in Pubco’s business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors; and

•
reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between Pubco and its officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of business and deciding whether to approve such acts and transactions.

The audit committee will meet as often as one or more members of the audit committee deem necessary, but in any event will meet at least four times per year. The audit committee will meet at least once per year with our independent registered public accounting firm, without our executive officers being present.
Nominations and Corporate Governance Committee
Following the completion of the Proposed Transactions, Pubco’s nominations and corporate governance committee will consist of      ,      and      . Pubco’s board of directors will adopt a nominations and corporate governance committee charter setting forth the responsibilities of the committee, which include:
•
overseeing and assisting the board of directors in reviewing and recommending nominees for election of directors;

•
assessing the performance of the members of the board of directors; and

•
establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to the board of directors a set of corporate governance guidelines applicable to Pubco’s business.

Compensation Committee
Following the completion of the Proposed Transactions, our compensation committee will consist of      ,      and      . Pubco’s board of directors will adopt a compensation committee charter setting forth the responsibilities of the committee. The purpose of the compensation committee will be to review and approve compensation paid to our officers and directors and to administer our incentive compensation plans, including authority to make and modify awards under such plans.
Code of Ethics
Pubco will adopt a Code of Ethics that applies to all of its employees, officers, and directors. This includes Pubco’s principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. Pubco intends to disclose on its website,      ,     any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or directors from provisions in the Code of Ethics.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The amended and restated memorandum and articles of association of Pubco that will be adopted upon completion of the Proposed Transactions provide for indemnification of Pubco’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. In addition, Pubco intends to enter into indemnification agreements with each of its executive officers and directors. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Cayman Islands law, subject to certain exceptions contained in those agreements. Pubco will also purchase a policy of directors’ and officers’ liability insurance to be effective upon completion of the Proposed Transactions that insures Pubco’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Pubco against its obligations to indemnify its officers and directors.
These indemnification obligations may discourage shareholders from bringing a lawsuit against Pubco’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Pubco’s officers and directors, even though such an action, if successful, might otherwise benefit Pubco and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Pubco pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.
Pubco believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Historical Executive Officer and Director Compensation
The aggregate cash compensation paid by Vertical and its subsidiaries to its executive officers and directors who are expected to serve as executive officers and directors of Pubco following the completion of the Proposed Transactions for the year ended December 31, 2020 was £254,000. This amount includes £23,100 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses.
Executive Officer and Director Compensation Following Completion of the Proposed Transactions
Pubco’s policies with respect to the compensation of its executive officers following completion of the Proposed Transactions will be administered by its board of directors in consultation with the compensation committee. The compensation decisions regarding Pubco’s executives will be based on the need to attract individuals with the skills necessary for the company to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the company’s expectations. To that end, following completion of the Proposed Transactions, Pubco intends to establish an executive compensation program that is competitive with other similarly-situated companies in its industry. This is expected to include establishment of base salary, cash annual bonus and long-term equity compensation awards that are, in each case, consistent with market practices and designed to incentivize, motivate and retain key employees.
Equity Compensation — 2021 Incentive Award Plan
Upon completion of the Proposed Transactions, Pubco’s board of directors, subject to shareholder approval, will adopt the Pubco Incentive Plan in order to facilitate the grant of cash and equity incentives to its directors, employees (including executive officers) and consultants and its affiliates and to enable it and certain of its affiliates to obtain and retain services of these individuals, which is essential to Pubco’s long-term success.

The purpose of the Pubco Incentive Plan is to enhance Pubco’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of shareholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in the company and providing a means of recognizing their contributions to our success. Pubco’s board of directors believes that equity awards are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.
The aggregate number of Pubco ordinary shares that will be available for issuance under the Pubco Incentive Plan will initially be equal to 5% of the sum of the total number of issued and outstanding Pubco ordinary shares as of the completion of the Proposed Transactions, which will equal an aggregate pool of      million Pubco ordinary shares. Vertical has granted options over an aggregate Vertical ordinary shares to its employees, consultants and advisors. The holders of each of these options has agreed to exchange these options for equivalent options to acquire Pubco ordinary shares (“Rollover Options”) on and subject to completion of the Proposed Transactions. The Rollover Options shall be issued under the 2021 Plan and the Pubco ordinary shares subject to the Rollover Options shall represent     % of the issued and outstanding Pubco ordinary shares as of completion of the Proposed Transactions, leaving      % of the issued and outstanding Pubco ordinary shares at that time available for issuance in respect of future grants of awards under the 2021 Plan. Following the completion of the Proposed Transactions, the compensation committee may make grants of awards under the Pubco Incentive Plan to key employees, in forms and amounts to be determined by the compensation committee based on the recommendations of an independent compensation consultant. No final decisions have been made with respect to grants of equity awards under the Pubco Incentive Plan.

EXECUTIVE COMPENSATION
Broadstone Executive Officer and Director Compensation
Broadstone is an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of Broadstone has received any compensation for services rendered to Broadstone. No fees of any kind, including finders, consulting or other similar fees, will be paid to any of Broadstone’s existing shareholders, including its officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of the Business Combination. Since its formation, Broadstone has not granted any share options, share appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its executive officers or directors.
Broadstone will reimburse an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of its management team in an amount not to exceed $10,000 per month in the event such space and/or services are utilized and Broadstone does not pay directly for such services. Upon completion of Broadstone’s initial business combination or our liquidation, Broadstone will cease making these payments. In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Broadstone’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Broadstone’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or our or their affiliates. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of Broadstone’s initial business combination.
Vertical’s Executive Officer and Director Compensation
Vertical is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. The aggregate cash compensation paid to Vertical’s directors and other members of key management who were employed for fiscal year ended December 31, 2020 was £254,100.
Pubco Executive Officer and Director Compensation Following the Proposed Transactions
Overview
The policies of Pubco with respect to the compensation of its executive officers and following the Proposed Transactions will be administered by Pubco’s board in consultation with its nomination and compensation committee (as described above). The compensation decisions regarding Pubco’s executives will be based on Pubco’s need to retain those individuals who continue to perform at or above Pubco’s expectations and to attract individuals with the skills necessary for Pubco to achieve its business plan. Pubco’s intends to be competitive with other similarly situated companies in its industry following completion of the Proposed Transactions.
It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages. Pubco believes that performance-based and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives.
Pubco’s executive officers will receive a combination of cash and equity compensation. Pubco’s nomination and compensation committee will be charged with performing an annual review of Pubco’s executive officers’ cash and equity compensation to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies. In addition to the guidance provided by its nomination and compensation committee, Pubco may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.
Since Pubco’s nomination and compensation committee will not be formed until Closing, Pubco has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and equity compensation, or among different forms of compensation.
Pubco Incentive Plan
Pubco intends to adopt the Pubco Incentive Plan, to be administered by the Pubco board (the “Board”). The purpose of the Pubco Incentive Plan is to give employees of Pubco (including executive and non-executive directors and officers) an opportunity to become shareholders of Pubco, and thereby to participate in its future long-term success and prosperity. The Pubco Incentive Plan is expected to reflect the following terms and provisions:
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The total number of shares to be issued under the Pubco Incentive Plan shall initially not exceed 5% of total outstanding Pubco ordinary shares (subject to annual increases to that limit as provided in the Pubco Incentive Plan).

•
Pubco’s nomination and compensation committee shall review the Pubco Incentive Plan and shall make recommendations regarding the terms and conditions (including vesting) of each award, which may be based on (but is not limited to) the employment period or performance conditions or any combination thereof as determined by Pubco’s nomination and compensation committee.

•
The terms of exercise of options shall be set out in an award agreement.

•
Pubco may set customary lock-up provision for the shares issued under the Pubco Incentive Plan as well as customary limitations imposed by its Insider Trading Policy.

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Forfeited shares, which are subject to awards, shall again be available for future grants under the Pubco Incentive Plan.

•
Awards granted under the Pubco Incentive Plan may be subject to participants entering into customary non-solicitation and non-compete agreements with Pubco if determined by Pubco’s nomination and compensation committee and on the terms set by it.

It is proposed that within six months post-Closing, certain options held by Vertical employees be rolled over into options over Pubco ordinary shares. To the extent these options qualify for any EMI tax relief (see above section “— We may incur tax liabilities in relation to share options held by employees”), then that qualifying status should be preserved on the rollover provided a certain statutory process is followed in relation to the proposed rollover.
Please see “Proposal No. 3 — The Pubco Incentive Plan Proposal” for further information.

BENEFICIAL OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management of Broadstone
The following table sets forth information regarding the beneficial ownership of ordinary shares of Broadstone as of the date of this proxy statement/prospectus based on information obtained from the persons named below:
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each person known by Broadstone to be the beneficial owner of more than 5% of Broadstone’s outstanding ordinary shares;

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each of Broadstone’s executive officers and directors that beneficially owns ordinary shares of Broadstone; and

•
all Broadstone’s executive officers and directors as a group.

Unless otherwise indicated, Broadstone believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.
In the table below, percentage ownership is based on 38,162,876 ordinary shares outstanding as of            , 2021, of which 30,530,301 were Class A ordinary shares and 7,632,575 were Class B ordinary shares. Unless otherwise indicated, it is believed that all persons named in the table below have sole voting and investment power with respect to all ordinary shares beneficially owned by them.
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Outstanding Ordinary Shares
Broadstone Sponsor LLP (the Sponsor)(3)	7,632,575	20.0%
Xercise2 Ltd.(3)	2,147,953	5.6%
Overway Capital Ltd.(3)	2,088,090	5.5%
Hugh Osmond(3)	2,147,953	5.6%
Marc Jonas(3)	2,088,090	5.5%
Edward Hawkes(3)	2,088,090	5.5%
Ian Cormack	85,519	*
Rory Cullinan	85,519	*
Philip Bassett	85,519	*
The Baupost Group, L.L.C.(4)	2,970,000	7.8%
Glazer Capital, LLC(5)	2,526,003	6.6%
Periscope Capital Inc.(6)	1,950,500	5.1%
All officers, directors and director nominees as a group (six individuals)	7,632,575	20.0%

*
Indicates less than 1%.

(1)
Unless otherwise noted, the business address of each of the following is 7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom.

(2)
Interests shown consist solely of founder shares, classified as Class B ordinary shares. Such shares will automatically convert into Class A ordinary shares at the time of the consummation of our initial business combination on a one-for-one basis, subject to adjustment, as described elsewhere herein.

(3)
Broadstone Sponsor LLP is the record holder of the shares reported herein. Xercise2 Ltd. and Overway Capital Ltd. and Messrs. Jonas, Cormack, Cullinan and Bassett are among the members of Broadstone Sponsor LLP and share voting and investment discretion with respect to the ordinary shares held of record by Broadstone Sponsor LLP. Messrs. Osmond and Hawkes are directors of Xercise2 Ltd. and Overway Capital Ltd., respectively.

(4)
According to a Schedule 13G filed on February 12, 2021, on behalf of The Baupost Group, L.L.C., Baupost Group GP, L.L.C. and Seth A. Klarman, the aforementioned persons have beneficial ownership of the securities reported above and the business address of each such person is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.
(5)
According to a Schedule 13G filed on February 16, 2021, on behalf of Glazer Capital, LLC and Paul J. Glazer, the aforementioned persons have beneficial ownership of the securities reported above and the business address of each such person is 250 West 55th Street, Suite 30A, New York, New York 10019.

(6)
According to a Schedule 13G filed on February 16, 2021, on behalf of Periscope Capital Inc., the aforementioned entity has beneficial ownership of the securities reported above and the business address of such entity is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.

The table above does not include the ordinary shares underlying the Public Warrants, or the Private Placement Warrants held or to be held by Broadstone’s officers or Sponsor, because these securities are not exercisable within 60 days of this proxy statement/prospectus.
Security Ownership of Certain Beneficial Owners and Management of Pubco
The following tables sets forth information regarding the beneficial ownership of Pubco Ordinary Shares as of the Record Date and immediately following consummation of the Business Combination and PIPE Financing by:
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each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding Broadstone ordinary shares and is expected to be the beneficial owner of more than 5% of Pubco ordinary shares following the Closing;

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each person who will become a named executive officer or director of Pubco following the Closing; and

•
all executive officers and directors of Pubco following the Closing, as a group.

The expected beneficial ownership of Pubco’s Ordinary Shares post-combination assumes two scenarios:
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Assuming No Redemptions: This presentation assumes that no public shareholders of Broadstone exercise redemption rights with respect to their public shares for a pro rata share of cash in the Trust Account.

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Assuming Maximum Redemptions: This presentation assumes that 15,430,301 of Broadstone Class A Ordinary Shares are redeemed for their pro rata share of the cash in the Trust Account in connection with the Broadstone Share Redemptions. This scenario gives effect to Broadstone Share Redemptions of 15,430,301 shares for aggregate redemption payments of £111.8 million at a redemption price of approximately £7.25 per share based on the investments held in the Trust Account as of March 31, 2021. The Business Combination Agreement includes as a condition to closing the Business Combination that, at Closing, Pubco will receive aggregate transaction proceeds of $240.0 million comprising (i) the cash held in the Trust Account after giving effect to the Broadstone Shareholder Redemption and (ii) aggregate proceeds from the PIPE Financing.

Based on the foregoing assumptions, we estimate that there would be 222,068,763 Pubco ordinary shares issued and outstanding immediately following the Closing in the “no redemption” scenario, and 206,632,575 Pubco ordinary shares issued and outstanding immediately following the Closing in the “maximum redemption” scenario. If the facts are different from the foregoing assumptions, ownership figures in the combined company will be different. In either a “no redemption” scenario and a “maximum redemption” scenario, each Pubco shareholder that will control 10% or more of the voting securities of Pubco following the Closing was also a shareholder of the Company that controlled 10% or more of the voting securities of the Company prior to the consummation of the Proposed Transactions.
Name and Address of Beneficial Owner(1)	Pre-Business Combination		Post-Business Combination
	Number of Shares Beneficially Owned	%	Assuming No Redemptions		Assuming Maximum Redemptions
			Number of Shares Beneficially Owned	%	Number of Shares Beneficially Owned	%
5% Holders
Stephen Fitzpatrick(2)	50,000,000	100%	123,101,919	55.4%	123,101,919	59.6%
Directors and Executive Officers of Pubco Post-Proposed Transactions
Vincent Casey(3)	—	—	6,154,097	2.8%	6,154,097	3.0%
Michael Cervenka(4)	—	—	1,177,371	*%	1,177,371	*%
Stephen Fitzpatrick(2)	—	—	123,101,919	55.4%	123,101,919	59.6%
Marcus Waley-Cohen	—	—	—	—	—	—
All executive officers and directors as a group ( individuals)	—	—	129,256,016	58.2%	129,256,016	62.6%

*
Indicates less than 1%.

(1)
Unless otherwise noted, the business address of each of the following is 140-142 Kensington Church Street London, W8 4BN United Kingdom.

(2)
Prior to the Proposed Transactions, Stephen Fitzpatrick was the sole shareholder of Pubco. Following the Proposed Transactions, Mr. Fitzpatrick holds and has sole voting and investment power over 123,101,919 ordinary shares of Pubco.

(3)
Represents options to purchase 6,154,097 ordinary shares of Pubco held by Vincent Casey that are exercisable within 60 days of the date of this proxy statement/prospectus.

(4)
Represents options to purchase 1,177,371 ordinary shares of Pubco held by Michael Cervenka that are exercisable within 60 days of the date of this proxy statement/prospectus.

The table above does not include the Pubco Ordinary Shares underlying the Earn Out Shares, Vertical Options, MWC Options, Ordinary Shares issuable in respect of the Avolon Warrant Instrument, Ordinary Shares issuable in respect of the American Warrant Instrument, Ordinary Shares issuable in respect of the Virgin Warrant Instrument, or Private Placement Warrants held or to be held by Broadstone’s officers or the Sponsor because these securities are not exercisable within 60 days of this proxy statement/prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Broadstone Related Party Transactions
Founder Shares
On May 19, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 8,625,000 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”). Up to 1,125,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of Broadstone’s issued and outstanding shares after the Initial Public Offering. On October 14, 2020, the underwriters partially exercised its over-allotment option to purchase an additional 530,301 Units. The remaining over-allotment option expired unexercised on October 25, 2020; thus, the Sponsor surrendered 992,425 Class B ordinary shares.
The Founder Shares are identical to the public shares except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.
Broadstone’s Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier (A) one year after the completion of our initial business combination; or (B) subsequent to our initial business combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, capitalization of shares, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date following the completion of our initial business combination on which we complete a merger, share exchange, asset acquisition, share purchase, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, Broadstone consummated the private placement of 8,000,000 Private Placement Warrants to the Sponsor, with each Private Placement Warrant exercisable to purchase one Class A ordinary share at $11.50 per share, at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to Broadstone of approximately $8.0 million. Simultaneously with the closing of 530,301 over-allotment units, on October 14, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 106,060 Private Placement Warrants by the Sponsor, generating gross proceeds to Broadstone of approximately $106,060.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants, so long as they are held by Sponsor or its permitted transferees, (i) are not redeemable by the Company, (ii) may not (including the Class A ordinary share issuable upon exercise of such Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by such holders until 30 days after the completion of Broadstone’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. No underwriting discounts or commissions were paid with respect to such sale. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by Broadstone and exercisable by the holders on the same basis as the Warrants included in the Units sold in the Initial Public Offering. If Broadstone does not consummate its initial business combination by September 15, 2022, the Private Placement Warrants will expire worthless. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.
If Broadstone does not complete a business combination, then the proceeds will be part of the liquidating distribution to the Public Shareholders and the Private Placement Warrants will expire worthless.

Sponsor Loan
On May 19, 2020, the Sponsor agreed to loan Broadstone up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. Broadstone borrowed approximately $133,000 under the Note. Broadstone fully repaid this balance on September 15, 2020.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of Broadstone’s officers and directors, may, but are not obligated to, loan Broadstone funds as may be required (“Working Capital Loans”). If Broadstone completes a business combination, Broadstone will repay the Working Capital Loans. In the event that a business combination does not close, Broadstone may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. To date, Broadstone has no borrowings under any Working Capital Loans.
Administrative Support Agreement
Commencing on the date Broadstone’s securities were first listed on the NYSE, Broadstone agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of Broadstone’s management team. Upon completion of the Business Combination or the Company’s liquidation, Broadstone will cease paying these monthly fees. Broadstone recognized $67,000 in connection with such services for the period from May 13, 2020 (inception) through March 31, 2021 in general and administrative expenses in the accompanying statement of operations.
Vertical Certain Relationships and Related Party Transactions
The following is a description of related party transactions that Vertical has entered into since January 1, 2018.
Relationship with Imagination Industries Aero Limited
Imagination Industries Aero Limited (formerly known as Vertical Aerospace Limited) (“IIAL”), a company incorporated under the laws of England and Wales, was founded, and is indirectly owned, by Stephen Fitzpatrick, the majority shareholder, CEO and a member of the board of directors of Vertical.
Reorganization
Prior to Vertical’s formation in May 2020, the principal activities of Vertical were carried out by IIAL, which owned Vertical Advanced Engineering Ltd (“VAEL”). In July 2020, IIAL transferred all of its operations and substantially all of its net assets to Vertical (the “Vertical Aerospace Net Assets”), and in February 2021, IIAL transferred its investment in VAEL to Vertical (collectively, the “Reorganization”) for a purchase price of £1. Through the Reorganization, Vertical’s principal activities became the development and commercialization of eVTOL aircraft following the contribution of the Vertical Aerospace Net Assets, and Vertical became the parent of VAEL. All assets and liabilities that were specifically identifiable or attributable to the Vertical Aerospace Net Assets have been included in Vertical’s carve-out financial information, in addition to the assets and liabilities of VAEL after its acquisition in July 2019.
Please see Note 2 to Vertical’s consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.

Loan
During the year ended December 31, 2020, Vertical received a loan from IIAL in the amount of £440,000, which had no interest rate. Vertical repaid £457,000 of the loan during the year ended December 31, 2020, and as of December 31, 2020, Vertical had a receivable of £17,000 from IIAL.
Intercompany Loan Facility with Imagination Industries Limited
Vertical entered into an intercompany loan facility agreement with Imagination Industries Limited (“IIL”) on July 1, 2020 (the “Intercompany Loan Facility”). The terms of the Intercompany Loan Facility provide that Vertical may borrow from IIL such amounts in British pound sterling as may be agreed from time to time. Interest on the outstanding balance of any loans under the Intercompany Facility accrue at a rate of 7% per annum. On December 31, 2020, the outstanding amount under the Intercompany Loan Facility was £6,309,000. On March 10, 2021, the Intercompany Loan Facility was amended to provide for interest to accrue at a rate of 30% per annum for all amounts advanced by IIL under the Intercompany Loan Facility, including past amounts. At the same time, Vertical agreed to repay £737,000 of the loan and reallocate the remaining amount due under the Intercompany Loan Facility, or £9,000,000, to Mr. Fitzpatrick. Vertical settled the loan by issuing 23,220 newly issued class A ordinary shares in the share capital of Vertical to Mr. Fitzpatrick. As of March 31, 2021, there were no amounts outstanding under the Intercompany Loan Facility. Imagination Industries Limited is wholly owned by Mr. Fitzpatrick.
Intercompany Services Agreement with Imagination Industries Incubator Limited
Vertical entered into an intercompany services agreement with Imagination Industries Incubator Limited (“Incubator”) on July 1, 2020 (the “Intercompany Services Agreement”), which was subsequently amended. Pursuant to the Intercompany Services Agreement, Incubator provides finance department services and monthly payroll services to Vertical for approximately £9,000 per month. For the years ended December 31, 2020 and 2019, Vertical paid £144,000 to Incubator for services provided under the Intercompany Services Agreement. The term of the Intercompany Services Agreement is indefinite. Incubator is indirectly owned by Mr. Fitzpatrick.
Relationship with OVO Group Ltd.
OVO Group Ltd. (“OVO”) is controlled by Mr. Fitzpatrick. Mr. Fitzpatrick currently serves as the Group Chief Executive Officer of OVO, and Vinny Casey, the CFO and a member of the board of directors of Vertical, currently serves as the Chief Investment Officer of OVO. Vertical and OVO have an informal arrangement in which Vertical receives certain services from OVO, which primarily includes sharing an office space in London. Vertical does not pay any fees to OVO under this arrangement.
Pubco Related Party Transactions and Policies
Director and Officer Indemnification
The Amended and Restated Memorandum and Articles of Association of Pubco that will be in effect upon completion of the Proposed Transactions provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted under Cayman law, subject to certain limited exceptions. In connection with Closing, Pubco intends to enter into indemnification agreements with each post-Closing director and executive officer of Pubco.
Policies and Procedures for Related Person Transactions
Effective upon the Closing, the Pubco Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which Pubco or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
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any person who is, or at any time during the applicable period was, one of Pubco’s executive officers or directors;

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any person who is known by Pubco to be the beneficial owner of more than 5% of Pubco voting shares;

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any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother in- law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Pubco’s voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Pubco’s voting shares; and

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any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Pubco will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

DESCRIPTION OF PUBCO SECURITIES
The following description of the material terms of the securities of Pubco following the completion of the Proposed Transactions includes a summary of specified provisions of the Pubco Articles that will be in effect upon completion of the Proposed Transactions. This description is qualified by reference to the Pubco Articles as will be in effect upon consummation of the Proposed Transactions, a copy of which of is attached to this proxy statement/prospectus as Annex B and is incorporated in this proxy statement/prospectus by reference. In this section, the terms “we”, “our” or “us” refer to Pubco following the completion of the Proposed Transactions.
Pubco is a Cayman Islands exempted company (company number 376116) and its affairs are governed by the Pubco Articles, the Cayman Companies Act and the common law of the Cayman Islands. Pubco is authorized to issue 500,000,000 ordinary shares, US$0.0001 par value each.
Pubco currently has only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another.
As of the date of this proxy statement/prospectus, there were 10,000 Pubco ordinary shares issued and outstanding.
Pubco Ordinary Shares
Holders of Pubco ordinary shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
Holders of Pubco’s ordinary shares will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the ordinary shares.
Dividends
Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of Pubco’s board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, Pubco’s overall financial condition, available distributable reserves and any other factors deemed relevant by Pubco’s board of directors.
Liquidation
On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Pubco ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.
Differences in Company Law
Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is modelled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements
In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).
Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information.

That plan of merger or consolidation must then be authorized by either (a) a special resolution (usually the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares of the company that are present in person or represented by proxy and entitled to vote thereon and who vote at the general meeting) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.
The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.
Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.
Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.
Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.
Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Cayman Islands courts. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:
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we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

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the shareholders have been fairly represented at the meeting in question;

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the arrangement is such as a businessman would reasonably approve; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.
Squeeze-out Provisions
When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.
Shareholders’ Suits
Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the

Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
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a company is acting, or proposing to act, illegally or beyond the scope of its authority;

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the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

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those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
Enforcement of Civil Liabilities
The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.
We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Special Considerations for Exempted Companies
We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
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an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

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an exempted company’s register of members is not open to inspection;

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an exempted company does not have to hold an annual general meeting;

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an exempted company may issue shares with no par value;

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an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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an exempted company may register as a limited duration company; and

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an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Indemnification of Directors and Executive Officers and Limitation of Liability
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Pubco Articles permit indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in the Pubco Articles.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Anti-Takeover Provisions in the Pubco Articles
Some provisions of the Pubco Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.
Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue these preference shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially adversely affected.
However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Pubco Articles for a proper purpose and for what they believe in good faith to be in the best interests of our company.
Directors’ Fiduciary Duties
Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
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duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

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directors should not improperly fetter the exercise of future discretion;

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duty to exercise powers fairly as between different sections of shareholders;

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duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

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duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.
Shareholder Action by Written Consent
Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Pubco Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.
Shareholder Proposals
Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Pubco Articles do not permit our shareholders to requisition either an annual general meeting or an extraordinary general meeting. However, if an annual general meeting or an extraordinary general meeting is called by the Directors, shareholders meeting certain minimum ownership thresholds who are entitled to vote at the meeting and who comply with the notice provisions in the Pubco Articles may put forth a proposal. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Pubco Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors
Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Pubco Articles, directors may be removed only for cause by a special resolution (usually the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares of the company that are present in person or represented by proxy and entitled to vote thereon and who vote at the general meeting). A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) the director absents himself or herself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he or she has by reason of such absence vacated office; or (v) all of the other directors (being not less than two in number) determine that he or she should be removed as a director for “Cause” (i.e., a conviction for a criminal offence involving dishonesty or engaging in conduct which brings a director or the Company into disrepute or which results in a material financial detriment to the Company) (and not otherwise), either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the Pubco Articles or by a resolution in writing signed by all of the other directors.
Transactions with Interested Shareholders
The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the Proposed Transactions or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding Up
Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.
Under the Pubco Articles, if the Company is wound up, the liquidator of our company may distribute the assets with the sanction of an ordinary resolution of the shareholders and any other sanction required by law.
Variation of Rights of Shares
Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.
Under the Pubco Articles, if the share capital of Pubco is divided into more than one class of shares, the rights attached to any such class may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors of Pubco not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.
Amendment of Governing Documents
Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, the Pubco Articles may only be amended by a special resolution of the shareholders.
Rights of Non-Resident or Foreign Shareholders
There are no limitations imposed by the Pubco Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Pubco Articles governing the ownership threshold above which shareholder ownership must be disclosed.
Directors’ Power to Issue Shares
Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.
Inspection of Books and Records
Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.
Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records.
Waiver of Certain Corporate Opportunities
Under the Pubco Articles, the Company has renounced any interest or expectancy of the Company in, or in being offered an opportunity to participate in, certain opportunities where such opportunities come into the possession of one of our directors other than in his or her capacity as a director (as more particularly described in the Pubco Articles). This is subject to applicable law and may be waived by the relevant director.
Directors
Appointment and removal
The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the 2022 annual general meeting of the Company, the term of office of the Class I Directors shall expire and the successor Class I Directors shall be elected for a full term of three (3) years. At the 2023 annual general meeting of the Company, the term of office of the Class II Directors shall expire and the successor Class II Directors shall be elected for a full term of three (3) years. At the 2024 annual general meeting of the Company, the term of office of the Class III Directors shall expire and the successor Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of the Company, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.
There is no cumulative voting with respect to the appointment of directors.
An ordinary resolution under Cayman Islands law, which usually requires the affirmative vote of the holders of a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, is required to appoint a director. In the event that there is a vacancy on the board in the time between an annual general meeting and an extraordinary general meeting, the majority of the currently appointed directors are able to fill the vacancy until the next meeting is held.
The office of a Director shall be vacated if all of the other Directors (being not less than two in number) determine that he should be removed as a Director for Cause (and not otherwise) (as such term is defined in our amended and restated memorandum and articles of association), either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.
Warrants
Pubco Public Shareholders’ Warrants
Each whole warrant entitles the registered holder to purchase one Pubco ordinary share at a price of  US$11.50 per share, subject to adjustment as discussed below, which will become exercisable on the later of 30 days after the completion of the Proposed Transactions and one year from the closing of the IPO. Pursuant to the Pubco Warrant Agreement, a warrantholder may exercise its warrants only for a whole number of Pubco ordinary shares. This means only a whole warrant may be exercised at a given time by a warrantholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you own at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the date on which the Proposed Transactions are completed, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Pubco ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Pubco ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a Pubco ordinary share upon exercise of a warrant unless the Pubco ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Pubco ordinary share underlying such unit.
We have agreed that as soon as practicable after the closing of the Proposed Transactions, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Pubco ordinary shares issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Proposed Transactions, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Pubco ordinary shares until the warrants expire or are redeemed, as specified in the Pubco Warrant Agreement; provided that if our Pubco ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Pubco ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial business combination, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Pubco ordinary shares equal to the lesser of  (A) the quotient obtained by dividing (x) the product of the number of Pubco ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 per whole warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Pubco ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
No fractional Pubco ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Pubco ordinary shares to be issued to the holder.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Pubco ordinary shares issued and outstanding immediately after giving effect to such exercise.
Redemption of warrants for cash when the price per Pubco ordinary share equals or exceeds $18.00.   Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
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in whole and not in part;

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at a price of  $0.01 per warrant;

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upon a minimum of 30 days’ prior written notice of redemption to each warrantholder; and

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if, and only if, the closing price of the Pubco ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants  —  Pubco Public Shareholders’ Warrants  —  Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrantholders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Pubco ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Pubco ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Pubco ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants  —  Pubco Public Shareholders’ Warrants  —  Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants for Pubco ordinary shares when the price per Pubco ordinary share equals or exceeds $10.00.   Once the warrants become exercisable, we may redeem the outstanding warrants:
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in whole and not in part;

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at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Pubco ordinary shares (as defined below) except as otherwise described below;

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if, and only if, the closing price of our Pubco ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants  —  Pubco Public Shareholders’ Warrants  —  Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrantholders; and

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if the closing price of the Pubco ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrantholders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants  —  Pubco Public Shareholders’ Warrants  —  Anti-Dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Pubco ordinary shares that a warrantholder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Pubco ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Pubco ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrantholders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.
Redemption Date (period to expiration of warrants)	Fair Market Value of Pubco Ordinary Shares
	≤ $10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Pubco ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Pubco ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Pubco ordinary shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Pubco ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for

0.298 Pubco ordinary shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Pubco ordinary shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Pubco ordinary shares.
This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Pubco ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Pubco ordinary shares are trading at or above $10.00 per public share, which may be at a time when the trading price of our Pubco ordinary shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants for cash when the price per Pubco ordinary share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrantholders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrantholders.
As stated above, we can redeem the warrants when the Pubco ordinary shares are trading at a price starting at $10.00, which is below the exercise price of  $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrantholders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Pubco ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrantholders receiving fewer Pubco ordinary shares than they would have received if they had chosen to wait to exercise their warrants for Pubco ordinary shares if and when such Pubco ordinary shares were trading at a price higher than the exercise price of  $11.50.
Anti-Dilution Adjustments. If the number of outstanding Pubco ordinary shares is increased by a capitalization or share dividend payable in Pubco ordinary shares, or by a split-up of Pubco ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Pubco ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Pubco ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Pubco ordinary shares equal to the product of  (i) the number of Pubco ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pubco ordinary shares) and (ii) one minus the quotient of  (x) the price per Pubco ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Pubco ordinary shares, in determining the price payable for Pubco ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Pubco ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Pubco ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Pubco ordinary shares on account of such Pubco ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Pubco ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Pubco ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Pubco ordinary share in respect of such event.
If the number of outstanding Pubco ordinary shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Pubco ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Pubco ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Pubco ordinary shares.
Whenever the number of Pubco ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Pubco ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Pubco ordinary shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Pubco ordinary shares (other than those described above or that solely affects the par value of such Pubco ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Pubco ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Pubco ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Pubco ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of Pubco ordinary shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Pubco ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrantholder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Pubco ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Pubco Warrant Agreement. If less than 70% of the consideration receivable by the holders of Pubco ordinary shares in such a transaction is payable in the form of Pubco ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Pubco Warrant Agreement based on the Black-Scholes value (as defined in the Pubco Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants will be issued in registered form under a Pubco Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Pubco Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Pubco Warrant Agreement to the description of the terms of the warrants and the Pubco Warrant Agreement set forth in this prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Pubco Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Pubco Warrant Agreement as the parties to the Pubco Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the Pubco Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrantholders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Pubco ordinary shares. After the issuance of Pubco ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Pubco ordinary shares to be issued to the warrantholder.
Enforceability of Civil Liability under Cayman Islands Law
Pubco has been advised by Maples and Calder (Cayman) LLP, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against Pubco, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts’ discretion. Those cases have now been considered by the Cayman Islands court. The Cayman Islands court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. We understand that the Cayman Islands court’s decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.
Anti-Money Laundering — Cayman Islands
If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act ( As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.
Data Protection — Cayman Islands
We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.
Privacy Notice
Introduction
This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.
Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Who this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How the Company May Use a Shareholder’s Personal Data
The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:
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where this is necessary for the performance of our rights and obligations under any purchase agreements;

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where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

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where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipates disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

APPRAISAL RIGHTS
Broadstone shareholders are entitled to give notice to Broadstone prior to the Meeting that they wish to dissent to the Business Combination to the effect of which would be that such dissenting shareholders would be entitled to the payment of fair market value of his or her shares of Broadstone if they follow the procedures set out in the Companies Act. It is Broadstone’s view that such fair market value would equal the amount which Broadstone shareholders would obtain if they exercise their redemption rights as described herein.
SHAREHOLDER PROPOSALS
If the Business Combination is consummated and Pubco holds a 2021 annual general meeting, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. If the 2021 annual general meeting is held, shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for Pubco’s 2021 annual general meeting in accordance with Rule 14a-8 under the Exchange Act.
OTHER SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the Broadstone board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Broadstone Acquisition Corp., 7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom. Following the Business Combination, such communications should be sent in care of Vertical Aerospace Group Ltd., 140-142 Kensington Church Street, London, England, W8 4BN, United Kingdom. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
EXPERTS
The financial statements of Broadstone for the periods from May 13, 2020 (inception) through December 31, 2020 and for the year ended December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.
The financial statements of Vertical Aerospace Group Limited as of December 31, 2020 and December 31, 2019 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP is a member of the Institute of Chartered Accountants of England and Wales. The registered address of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH, United Kingdom.
In connection with this offering, PricewaterhouseCoopers LLP (“PwC”) completed an independence assessment to evaluate the services and relationships with Vertical Aerospace Group Limited and its affiliates that may bear on PwC’s independence under the SEC and the PCAOB (United States) independence rules for an audit period commencing January 1, 2019. PwC informed us that it had been engaged to perform non-audit services by entities that were under common control by Stephen Fitzpatrick. These non-audit services are not in accordance with the auditor independence standards of Regulation S-X and the Public Company Accounting Oversight Board and are described below.
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Commencing in June 2020 and continuing through February 2021, PwC provided certain human resources advisory services to an entity under common control by Stephen Fitzpatrick. The fees for these services were approximately £431,000 (approximately $589,000). As part of this arrangement, PwC provided some project management support, which resulted in the provision of a management function. These services had ceased prior to the point at which PCAOB independence had been contemplated or any procedures were performed. The PwC staff members who provided the services are not associated with the audit of the Vertical Aerospace Group Limited financial statements and were not part of the audit engagement team. The total fees received by PwC in connection with the services provided to the entity under common control were immaterial to the entity to which the services were provided.
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Commencing in February 2020 and continuing through January 2021, PwC provided permissible pension advisory services to an entity under common control by Stephen Fitzpatrick. The fees for these services were approximately £180,000 (approximately $246,000). The fee arrangement was originally set up as a contingent fee arrangement, which is prohibited under SEC and PCAOB rules, but was changed to a fixed fee and the fee paid was not contingent. These services had ceased prior to the point at which PCAOB independence had been contemplated or any procedures were performed.

PwC noted the non-audit services were entered into with an affiliate under common control with the Company and not to the Company itself and when the entities were not considered affiliates of the Company pursuant to the standards under which the audit engagement was performed (ISAs (U.K.)). SEC independence was not contemplated at the time, and it is only the filing of the registration statement of which this proxy statement/prospectus is a part that necessitates compliance with the SEC’s independence rules from January 1, 2019. Vertical’s board and management and PwC have separately considered the impact that the non-audit services may have had on PwC’s independence with respect to Vertical.
After consideration of the relevant facts and circumstances, management, Vertical’s Board and PwC have concluded that PwC is capable of exercising objective and impartial judgment in connection with their audits of the Company’s financial statements for each of the years ended December 31, 2019 and 2020 and that no reasonable investor would conclude otherwise.
LEGAL MATTERS
The legality of the Pubco Ordinary Shares under the laws of the Cayman Islands offered hereby will be passed upon for Pubco by Maples and Calder. Certain legal matters relating to U.S. law will be passed upon for Vertical and Pubco by Latham & Watkins LLP. Certain legal matters will be passed upon for Broadstone by Winston & Strawn LLP. The legality of the Pubco warrants offered hereby under New York law will be passed upon by Winston & Strawn LLP.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, Broadstone and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Broadstone’s annual report to shareholders and Broadstone’s proxy statement. Upon written or oral request, Broadstone will deliver a separate copy of the annual report to shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may request that Broadstone deliver single copies of such documents in the future. Shareholders may notify Broadstone of their requests by calling or writing Broadstone at its principal executive offices at Broadstone Acquisition Corp., 7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom. Following the Business Combination, such requests should be made by calling or writing Vertical at 140-142 Kensington Church Street, London, W8 4BN, United Kingdom and its telephone number is +44 117 457 2094.

WHERE YOU CAN FIND MORE INFORMATION
Broadstone files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Broadstone at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.
All information contained in this document relating to Broadstone has been supplied by Broadstone, and all such information relating to Vertical has been supplied by Vertical. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.
If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:
Marcus Waley-Cohen
Broadstone Acquisition Corp.
7 Portman Mews South
Marylebone, London W1H 6AY
Tel. +44 (0) 207 725 0800
ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS
We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Vertical Aerospace Group Ltd
Consolidated Interim Statement of Comprehensive Income for the Period from January 1 to March 31, 2021
(unaudited)
	Note	3 months ended March 31, 2021	3 months ended March 31, 2020
		£000	£000
Revenue		—	—
Cost of sales		—	—
Gross profit/(loss)		—	—
Research and development expenses	6	(3,365)	(3,331)
Administrative expenses	6	(2,648)	(972)
Related party administrative expenses	6	(88)	(36)
Other operating income	5	4,059	—
Operating loss	6	(2,042)	(4,339)
Finance costs		(19)	(29)
Related party finance costs	8	(483)	—
Total finance costs		(502)	(29)
Loss before tax		(2,544)	(4,368)
Income tax benefit/(expense)		—	—
Net loss for the period and total comprehensive loss		(2,544)	(4,368)
	£	£
Basic and diluted loss per share	(23.61)	(43.68)
The accompanying accounting policies and notes form an integral part of these consolidated interim financial statements.

Vertical Aerospace Group Ltd
Consolidated Interim Statement of Financial Position as at March 31, 2021
(unaudited)
	Note	March 31, 2021	December 31, 2020
		£000	£000 (Audited)
Assets
Non-current assets
Property, plant and equipment		1,445	1,422
Right of use assets		1,027	1,062
Intangible assets		2,063	2,030
		4,535	4,514
Current assets
Trade and other receivables		5,299	3,532
Cash and cash equivalents		25,087	839
		30,386	4,371
Total assets		34,921	8,885
Equity
Share capital	7	—	—
Share premium		9,000	—
Net parent investment	2	—	—
Other reserves		4,117	4,117
Accumulated deficit		(7,565)	(5,055)
Total equity		5,552	(938)
Non-current liabilities
Long term lease liabilities		819	846
Provisions		90	88
		909	934
Current liabilities
Current portion of long term lease liabilities		175	175
Trade and other payables		3,285	2,401
Loans from related parties	8	—	6,309
Income tax liability		—	4
Convertible notes	9	25,000	—
		28,460	8,889
Total liabilities		29,369	9,823
Total equity and liabilities		34,921	8,885
The accompanying accounting policies and notes form an integral part of these consolidated interim financial statements.

Vertical Aerospace Group Ltd
Consolidated Interim Statement of Cash Flows for the Period from January 1 to March 31, 2021
(unaudited)
	Note	3 months ended March 31, 2021	3 months ended March 31, 2020
		£000	£000
Cash flows from operating activities
Loss for the period		(2,544)	(4,368)
Adjustments to cash flows from non-cash items
Depreciation and amortization	6	155	126
Depreciation on right of use assets		35	35
Finance costs		19	29
Related party finance costs		483	—
Share based payment transactions		34	—
		(1,818)	(4,178)
Working capital adjustments
(Increase)/decrease in trade and other receivables		(1,764)	136
Increase in trade and other payables		811	421
Cash generated from operations		(2,771)	(3,621)
Income taxes paid		(4)	—
Net cash flows used in operating activities		(2,775)	(3,621)
Cash flows from investing activities
Acquisitions of property plant and equipment		(101)	(21)
Acquisition of intangible assets		(110)	(55)
Net cash flows used in investing activities		(211)	(76)
Cash flows from financing activities
Proceeds from related party borrowings	8	2,278	—
Proceeds from issue of convertible notes	9	25,000	—
Payments to finance lease creditors		(44)	(44)
Movement in net parent investment		—	3,551
Net cash flows generated from financing activities		27,234	3,507
Net increase/(decrease) in cash and cash equivalents		24,248	(190)
Cash and cash equivalents at January 1		839	1,029
Cash and cash equivalents at March 31		25,087	839
The accompanying accounting policies and notes form an integral part of these consolidated interim financial statements.

Vertical Aerospace Group Ltd
Consolidated Interim Statement of Changes in Equity for the Period from January 1 to March 31, 2021
(unaudited)
	Note	Share capital	Share premium	Net parent investment	Other reserves	Accumulated deficit	Total
		£000	£000	£000	£000	£000	£000
At January 1, 2020		—	—	4,162	—	—	4,162
Total comprehensive loss		—	—	(4,368)	—	—	(4,368)
Movement in net parent investment	2	—	—	3,551	—	—	3,551
At March 31, 2020		—	—	3,345	—	—	3,345
	Note	Share capital	Share premium	Net parent investment	Other reserves	Accumulated deficit	Total
		£000	£000	£000	£000	£000	£000
At January 1, 2021		—	—	—	4,117	(5,055)	(938)
Total comprehensive loss		—	—	—	—	(2,544)	(2,544)
New share capital subscribed	7	—	9,000	—	—	—	9,000
Share based payment transactions		—	—	—	—	34	34
At March 31, 2021		—	9,000	—	4,117	(7,565)	5,552
The accompanying accounting policies and notes form an integral part of these consolidated interim financial statements.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Period from January 1 to March 31, 2021
1
General information

Vertical Aerospace Group Ltd (“VAGL”, the “Company” or the “Group” if together with its subsidiaries) is a private company limited by share capital, incorporated and domiciled in UK.
The address of its registered office is:
140-142 Kensington Church Street
London
W8 4BN
United Kingdom
Principal activities
The principal activity of the Company and its wholly owned subsidiary, Vertical Advanced Engineering Ltd (“VAEL”), is the development and commercialization of vertical take-off and landing electrically powered aircraft (‘eVTOL’). The Group’s main operations are in the United Kingdom.
Prior to the Company’s formation, the principal activities of the Group were carried out by Imagination Industries Aero Ltd (“IIAL”) (formerly Vertical Aerospace Ltd), an entity indirectly but wholly owned by the Founder through an investment in Imagination Industries Ltd (“IIL”).
2
Significant accounting policies

Presentation of these financial statements
The consolidated interim financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and reflect the historical operations of the Vertical Aerospace business further to the corporate reorganization as described below.
In July 2020 IIAL, transferred all of its operations and substantially all of its net assets to VAGL (the “Vertical Aerospace Net Assets”), and in February 2021 IIAL transferred its investment in VAEL to VAGL (together, the “Reorganization”). Prior to the transfer VAGL only engaged in activities incidental to its formation.
The Reorganization has been considered as a reorganization under common control for the purpose of the preparation of these consolidated financial statements and resulted in the Vertical Aerospace Net Assets being recognised by VAGL at their historical net book values. Following the transfer IIAL changed its name to Imagination Industries Aero Ltd (together with IIL, the “Parent Group”) as its remaining net assets were no longer related to or included in the Vertical Aerospace business.
Through the Reorganization as described above, the Company’s principal activities became the development and commercialization of eVTOL aircraft following the contribution of the Vertical Aerospace Net Assets, and the Company became the parent of VAEL. Accordingly, the consolidated financial statements were prepared as if the Reorganization had been completed prior to the earliest period presented (except for the acquisition of VAEL which was acquired by IIAL in July 2019 as discussed in note 14 Business combinations) using the historical book values of IIAL. Prior to the Reorganization the Vertical Aerospace Net Assets had not presented standalone financial statements, and, as a result, financial information for the period up to July 2020 were derived from IIAL’s historical financial records as if the Vertical Aerospace Net Assets (including VAEL from July 2019) had been a standalone business. Accordingly, the financial information for that period is shown on a carve-out basis to present the results of operations.
All transactions and balances between the Vertical Aerospace Net Assets and the Parent Group during the period prior to July 2020 which were not historically settled in cash, were considered to be effectively settled in cash in the consolidated financial statements at the time the transaction was recorded.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Period from January 1 to March 31, 2021
The total net effect of the settlement of these transactions between the Vertical Aerospace Net Assets and the Parent Group are reflected in the Consolidated statement of cash flows as Movement in net parent investment in financing activity, and in the Consolidated statement of financial position and Statement of changes in equity as Net parent investment.
During the period prior to July 2020, the Group’s equity balance represented the excess of total assets over total liabilities and was recorded within the account Net parent investment. Net parent investment represents the cumulative financing by the Parent Group and the Founder in the Vertical Aerospace Net Assets through to the Reorganization. In connection with the Reorganization the Net parent investment balance was reclassified to Other reserves.
Assets and liabilities that were specifically identifiable or attributable to the Vertical Aerospace Net Assets have been included in the carve-out financial information, in addition to the assets and liabilities of VAEL after its acquisition in July 2019. The deferred consideration related to the VAEL acquisition with a fair value of £820,000 at the date of acquisition has been reflected in the carve-out financial information up to July 2020. The outstanding deferred consideration balance at July 2020 with a fair value of £542,000 at that date was not included in the Vertical Aerospace Net Assets, and is treated as an increase to Net Parent Investment immediately prior to the reclassification to Other reserves. The carve-out financial information also includes all income and expenses incurred by IIAL up to July 2020 as management believes this to be a reasonable representation, however it may not reflect the income and expenses that would be been incurred if the Vertical Aerospace Net Assets operated as an independent business for the period prior to the Reorganization.
Basis of preparation
These condensed unaudited consolidated interim financial statements for the three months ended March 31, 2021 have been prepared in accordance with IAS 34 Interim Financial Reporting as issued by the IASB, and should be read in conjunction with the Group’s last annual consolidated financial statements for year ended December 31, 2020. They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS Standards. However selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s consolidated financial position and consolidated performance since the last annual financial statements.
These condensed unaudited consolidated interim financial statements were authorized for issue by the Management Board on July 6, 2021.
Items included in the financial statements are measured using the currency of the primary economic environment in which the entity and its subsidiaries operate (‘the functional currency’). The financial statements are presented in pounds sterling (‘£’ or ‘GBP’), which is the Group’s functional and presentation currency.
Summary of significant accounting policies and key accounting estimates
The accounting policies applied in these condensed unaudited consolidated interim financial statements are the same as those applied in the Group’s consolidated financial statements for the year ended December 31, 2020.
3
Critical accounting judgements and key sources of estimation uncertainty

Capitalization of development costs
The business incurs a significant amount of research and development cost. The point in time at which the business begins capitalization of any project is a critical accounting judgement. The business assesses the

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Period from January 1 to March 31, 2021 technology readiness level of its research and development projects, along with the commercialization potential and guidance from the accounting standards to assess whether a particular development project should be capitalized or not.
Costs for internally generated research and development are capitalized only if:
•
the product or process is technically feasible;

•
adequate resources are available to successfully complete the development;

•
the benefits from the assets are demonstrated;

•
the costs attributable to the projects are reliably measured;

•
the Group intends to produce and market or use the developed product or process and can demonstrate its market relevance.

Management has concluded that for the current and comparative period, none of the projects met the requirements for capitalization. Whilst management recognizes a market for the use of eVTOLs, the market is not yet established or proven. Additionally, the Group is developing new technologies and there are still uncertainties about the successful completion of this development.
If costs relating to a research and development project are not capitalized, they are expensed as incurred and presented in Research and development costs in the Income statement.
4
Operating segments

The Group operates as a single operating segment and one reporting segment, being the development and commercialization of eVTOL technology. The Chief Operating Decision Maker, being the Chief Executive Officer, reviews all financial information as a single segment.
5
Other operating income

The analysis of the Group’s other operating income for the period is as follows:
	3 months ended March 31, 2021	3 months ended March 31, 2020
	£000	£000
Government grants	3,717	—
R&D tax credit	342	—
	4,059	—
Government grants
At March 31, 2021, the Company had a receivable of £3,717,000 from Aerospace Technology Institute (ATI) relating to the research and development of eVTOL technologies. The grant is made to fund research and development expenditure, and is recognised in the period to which the expense it is intended to fund relates.
R&D tax credit scheme
The R&D tax credit relates to the UK’s research and development expenditure credit scheme.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Period from January 1 to March 31, 2021
6
Expenses by nature

Included within administrative expenses and research and development expenses are the following expenses/(income).
	3 months ended March 31, 2021	3 months ended March 31, 2020
	£000	£000
Staff costs excluding share based payments	2,517	1,872
Share based payment expenses	32	—
Software costs	245	112
Depreciation expense	78	67
Depreciation on right of use assets – Property	35	35
Amortization expense	77	59
Consultancy costs	757	241
Foreign exchange (losses)/gains	(14)	30
Expense on short term leases	70	13
Research and development components	1,326	1,742
Related party administrative expenses	88	36
Other administrative expenses	830	58
Other research and development costs	60	73
	6,101	4,339

7
Share capital

Allotted, called up and fully paid shares
	March 31, 2021		December 31, 2020
	No.	£	No.	£
A ordinary of £0.00 each	123,220	1.23	100,000	1.00
B ordinary of £0.00 each	4,832	0.05	4,832	0.05
	128,052	1.28	104,832	1.05
New shares allotted
During the period 23,220 A ordinary shares having an aggregate nominal value of £0.2322 were allotted for an aggregate consideration of £9,000,000. The shares were issued to Stephen Fitzpatrick in exchange for releasing a loan due to him. Share premium of £9,000,000 was recognised on issue and there were no transaction costs.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Period from January 1 to March 31, 2021
8
Loans from related parties

On March 10, 2021, the Group agreed to reallocate its debt from Imagination Industries Ltd (a company wholly owned by Stephen Fitzpatrick) to Stephen Fitzpatrick. The loan was released by Stephen Fitzpatrick in exchange for newly issued share capital.
Movements on loan balances in the period were as follows:
	2021	2020
	£000	£000
As at January 1	6,309	—
Amounts advanced	2,945	—
Interest charge	483	—
Amounts repaid	(737)	—
Conversion to equity	(9,000)	—
As at March 31	—	—

9
Convertible notes

In March 2021, the Company issued convertible notes resulting in gross proceeds of £25 million.
No interest accrues or is payable on the notes.
The Company can raise up to a further £50 million in convertible notes without recourse. Issuing notes in excess of £50m requires the consent of the existing noteholders.
The notes are convertible in the event of the Company entering a transaction with a special purpose acquisition company (“SPAC”) or any new equity funding raise prior to a SPAC transaction. A SPAC transaction means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination of the Company by or with a SPAC.
The notes convert to A Ordinary Shares in the capital of the Company by reference to the price per security value in the SPAC transaction or new equity fund raise.
The notes are redeemable by the Company only by agreement of the noteholders.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and the Shareholders of Vertical Aerospace Group Ltd.
Opinion on the Financial Statements
We have audited the accompanying consolidated statement of financial position of Vertical Aerospace Group Ltd. and its subsidiary (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive income, of changes in equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of Matter
As disclosed in Note 2 the Company is currently in the research and development phase and is generating minimal revenue. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 2.
/s/ PricewaterhouseCoopers LLP
Bristol, United Kingdom
July 9, 2021
We have served as the Company’s auditor since 2017.

Vertical Aerospace Group Ltd
Consolidated Statement of Comprehensive Income for the Years Ended
December 31, 2020 and December 31, 2019
	Note	2020	2019
		£ 000	£ 000
Revenue	5	87	70
Cost of sales		(44)	(66)
Gross profit		43	4
Research and development expenses	7	(9,971)	(5,153)
Administrative expenses	7	(3,760)	(2,554)
Related party administrative expenses	7	(144)	(144)
Other operating income	6	2,317	399
Operating loss		(11,515)	(7,448)
Finance costs	8	(98)	(66)
Related party finance costs	8	(709)	—
Total finance costs	8	(807)	(66)
Loss before tax		(12,322)	(7,514)
Income tax (expense)/benefit	10	(4)	30
Net loss for the period and total comprehensive loss		(12,326)	(7,484)
		£	£
Basic and diluted loss per share	9	(123.26)	(74.84)
The accompanying accounting policies and notes form an integral part of these consolidated financial statements.

Vertical Aerospace Group Ltd
Consolidated Statement of Financial Position as at December 31, 2020
and December 31, 2019
	Note	December 31, 2020	December 31, 2019
		£ 000	£ 000
Assets
Non-current assets
Property, plant and equipment	11	1,422	1,545
Right of use assets	12	1,062	1,202
Intangible assets	13	2,030	2.060
		4,514	4,807
Current assets
Trade and other receivables	15	3,532	1,470
Cash and cash equivalents		839	1,029
		4,371	2,499
Total assets		8,885	7,306
Equity
Share capital	16	—	—
Other reserves	16	4,117	—
Net parent investment	2,16	—	4,162
Accumulated deficit		(5,055)	—
Total equity		(938)	4,162
Non-current liabilities
Long term lease liabilities	18	846	947
Provisions	19	88	83
Trade and other payables	20	—	524
		934	1,554
Current liabilities
Current lease liabilities	18	175	219
Trade and other payables	20	2,401	1,371
Loans from related parties	17	6,309	—
Income tax liability	10	4	—
		8,889	1,590
Total liabilities		9,823	3,144
Total equity and liabilities		8,885	7,306
The accompanying accounting policies and notes form an integral part of these consolidated financial statements.

Vertical Aerospace Group Ltd
Consolidated Statement of Cash Flows for the Year Ended December 31, 2020
and December 31, 2019
	Note	2020	2019
		£ 000	£ 000
Cash flows from operating activities
Net loss for the period		(12,326)	(7,484)
Adjustments to cash flows from non-cash items
Depreciation and amortization	11,13	542	159
Depreciation on right of use assets	12	140	171
Finance costs	8	98	66
Related party finance costs	8	709	—
Share based payment transactions	22	96	—
Income tax expense/(benefit)	10	4	(30)
		(10,737)	(7,118)
Working capital adjustments
Increase in trade and other receivables	15	(2,062)	(848)
Increase in trade and other payables	20	787	683
Net cash flows used in operating activities		(12,012)	(7,283)
Cash flows from investing activities
Acquisition of subsidiaries, net of cash acquired		—	(731)
Acquisitions of property plant and equipment	11	(155)	(1,527)
Acquisition of intangible assets	13	(233)	(575)
Deferred consideration payments		(300)	—
Net cash flows used in investing activities		(688)	(2,833)
Cash flows from financing activities
Proceeds from related party borrowings	17	5,600	—
Payments to finance lease creditors	18	(220)	(130)
Movement in net parent investment		7,130	11,003
Net cash flows generated from financing activities		12,510	10,873
Net (decrease)/increase in cash and cash equivalents		(190)	757
Cash and cash equivalents at January 1		1,029	272
Cash and cash equivalents at December 31		839	1,029
The accompanying accounting policies and notes form an integral part of these consolidated financial statements.

Vertical Aerospace Group Ltd
Consolidated Statement of Changes in Equity for the Year Ended
December 31, 2020 and December 31, 2019
	Note	Share capital	Other reserves	Net parent investment	Accumulated deficit	Total
		£ 000	£ 000	£ 000	£ 000	£ 000
At January 1, 2019		—	—	643	—	643
Total comprehensive loss		—	—	(7,484)	—	(7,484)
Movement in net parent investment	2	—	—	11,003	—	11,003
At December 31, 2019		—	—	4,162	—	4,162
	Note	Share capital	Other reserves	Net parent investment	Accumulated deficit	Total
		£ 000	£ 000	£ 000	£ 000	£ 000
At January 1, 2020		—	—	4,162	—	4,162
Total comprehensive loss		—	—	(7,175)	(5,151)	(12,326)
Share based payment transactions	22	—	—	—	96	96
Movement in net parent investment		—	—	7,130	—	7,130
Transfer to Other reserves		—	4,117	(4,117)	—	—
At December 31, 2020		—	4,117	—	(5,055)	(938)
The accompanying accounting policies and notes form an integral part of these consolidated financial statements.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020
1   General information
Vertical Aerospace Group Ltd (“VAGL”, the “Company”, or the “Group” if together with its subsidiaries) is a private company limited by share capital, incorporated and domiciled in UK formed and fully capitalized in May 2020 by Stephen Fitzpatrick (the “Founder”).
The address of its registered office is:
140-142 Kensington Church Street
London
W8 4BN
United Kingdom
These financial statements were authorised for issue by the Management Board on July 6, 2021.
Principal activities
The principal activity of the Company and its wholly owned subsidiary, Vertical Advanced Engineering Ltd (“VAEL”), is the development and commercialization of vertical take-off and landing electrically powered aircraft (‘eVTOL’). The Group’s main operations are in the United Kingdom.
Prior to the Company’s formation, the principal activities of the Group were carried out by Imagination Industries Aero Ltd (“IIAL”) (formerly Vertical Aerospace Ltd), an entity indirectly but wholly owned by the Founder through an investment in Imagination Industries Ltd (“IIL”).
2   Significant accounting policies
Presentation of these financial statements
The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and reflect the historical operations of the Vertical Aerospace business further to the corporate reorganization as described below.
In July 2020 IIAL transferred all of its operations and substantially all of its net assets to VAGL (the “Vertical Aerospace Net Assets”), and in February 2021 IIAL transferred its investment in VAEL to VAGL (together, the “Reorganization”). Prior to the transfer VAGL only engaged in activities incidental to its formation.
The Reorganization has been considered as a reorganization under common control for the purpose of the preparation of these consolidated financial statements and resulted in the Vertical Aerospace Net Assets being recognised by VAGL at their historical net book values. Following the transfer IIAL changed its name to Imagination Industries Aero Ltd (together with IIL, the “Parent Group”) as its remaining net assets were no longer related to or included in the Vertical Aerospace business.
Through the Reorganization as described above, the Company’s principal activities became the development and commercialization of eVTOL aircraft following the contribution of the Vertical Aerospace Net Assets, and the Company became the parent of VAEL. Accordingly, the consolidated financial statements were prepared as if the Reorganization had been completed prior to the earliest period presented (except for the acquisition of VAEL which was acquired by IIAL in July 2019 as discussed in note 14 Business combinations) using the historical book values of IIAL. Prior to the Reorganization the Vertical Aerospace Net Assets had not presented standalone financial statements, and, as a result, financial information for the period up to July 2020 were derived from IIAL’s historical financial records as if the Vertical Aerospace Net Assets (including VAEL from July 2019) had been a standalone business. Accordingly, the financial information for that period is shown on a carve-out basis to present the results of operations.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
2   Significant accounting policies (continued)
All transactions and balances between the Vertical Aerospace Net Assets and the Parent Group during the period prior to July 2020 which were not historically settled in cash, were considered to be effectively settled in cash in the consolidated financial statements at the time the transaction was recorded. The total net effect of the settlement of these transactions between the Vertical Aerospace Net Assets and the Parent Group are reflected in the Consolidated statement of cash flows as Movement in net parent investment in financing activity, and in the Consolidated statement of financial position and Statement of changes in equity as Net parent investment.
During the period prior to July 2020, the Group’s equity balance represented the excess of total assets over total liabilities and was recorded within the account Net parent investment. Net parent investment represents the cumulative financing by the Parent Group and the Founder in the Vertical Aerospace Net Assets through to the Reorganization. In connection with the Reorganization the Net parent investment balance was reclassified to Other reserves.
Assets and liabilities that were specifically identifiable or attributable to the Vertical Aerospace Net Assets have been included in the carve-out financial information, in addition to the assets and liabilities of VAEL after its acquisition in July 2019. The deferred consideration related to the VAEL acquisition with a fair value of £820,000 at the date of acquisition has been reflected in the carve-out financial information up to July 2020. The outstanding deferred consideration balance at July 2020 with a fair value of £542,000 at that date was not included in the Vertical Aerospace Net Assets, and is treated as an increase to Net Parent Investment immediately prior to the reclassification to Other reserves. The carve-out financial information also includes all income and expenses incurred by IIAL up to July 2020 as management believes this to be a reasonable representation, however it may not reflect the income and expenses that would be been incurred if the Vertical Aerospace Net Assets operated as an independent business for the period prior to the Reorganization.
Basis of preparation
All intercompany balances and transactions have been eliminated in consolidation.
The financial statements have been prepared under historical cost accounting rules, apart from certain financial liabilities which are recognised at fair value. If the Company had derivative financial instruments, these would have been measured at fair value.
The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the company’s accounting policies.
Items included in the financial statements are measured using the currency of the primary economic environment in which the entity and its subsidiaries operate (‘the functional currency’). The financial statements are presented in pounds sterling (‘£’ or ‘GBP’), which is the Group’s functional and presentation currency and all amounts are presented in and rounded to the nearest thousand unless otherwise indicated.
Basis of consolidation
Vertical Aerospace Group Ltd is the parent of the Group. Details of the subsidiaries are as follows:
Name of subsidiary	Principal activity	Registered office	Proportion of ownership interest and voting rights held 2020	2019
Vertical Advanced Engineering Ltd	Sale of engineering consultancy services	140-142 Kensington Church Street, London, W8 4BN UK	100%	100%

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
2   Significant accounting policies (continued)
Summary of significant accounting policies and key accounting estimates
The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.
Going concern
Management has prepared a cashflow forecast for the Group and have demonstrated the ability for the Group to continue as a going concern for the foreseeable future, being at least 12 months after approving these financial statements. Therefore, management has prepared the financial statements on a going concern basis.
The Group is currently in the research and development phase of its journey to commercialization of eVTOL technology. It is generating minimal revenue. To date, the cash funding for the Group has come from private investors. Since December 31, 2020 the Group has raised £25m through the issue of convertible notes (see Note 27 Non adjusting events after the reporting period) and has also converted a £9m loan to equity, strengthening the financial capability of the group considerably.
Management has prepared a cash flow model detailing the cash inflows and outflows of the Group. There are inherent risks in producing a forecast given the complexities of working in an emerging industry. For example, components needed for the development of the eVTOL prototypes may prove more costly than anticipated. As such, there can be no assurance that the timing and costs necessary to complete the development of eVTOL vehicles will prove accurate.
It is evident that future cash is required for the Group to reach the point where it is due to start generating revenues in its business plan. The cashflow forecast for the Group demonstrates that the Group has sufficient cash to fund its activity for a period of 18 months from the date of approval of the financial statements. Management is pursuing a US public listing via a merger with a Special Purpose Acquisition Company (“SPAC”) in 2021 so that the Group can meet its goal of becoming revenue generating and self-sustaining in line with its business plan.
Management has assessed the Group’s ability to continue as a going concern for 18 months by modeling several scenarios of varying activity going forward. Projections have been made without reliance on the SPAC merger. The scenario-modeling shows that the Group has sufficient means to continue operating for at least 12 months from the date of approval of the financial statements without recourse to raising capital within that period. However, the SPAC merger, or other source of funding, will be required in order to fund the Group beyond that period and there is reduced cash headroom in the 12-18 month period.
Given the level of cash invested into the company and the current trajectory, management has concluded that the Group can continue as a going concern for at least 12 months from the date of approving these financial statements.
Changes in accounting policy
The Group early adopted the following standards and amendments for the first time from the annual reporting period commencing January 1, 2019:
•
Definition of Material — amendments to IAS 1 and IAS 8

•
Definition of a Business — amendments to IFRS 3

•
Interest Rate Benchmark Reform — amendments to IFRS 9, IAS 39 and IFRS 7

•
Revised Conceptual Framework for Financial Reporting

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
2   Significant accounting policies (continued)
The amendments listed above did not have any impact on the amounts recognised in prior periods and are not expected to significantly affect the current or future periods.
No new accounting standards and interpretations that have been published and are not mandatory for December 31, 2020 reporting periods have been early adopted by the Group or are expected to have a material impact on the Group in current or future reporting periods.
Revenue recognition
Revenues are minimal to the Group and are generated from the performance of engineering consultancy services to customers.
IFRS 15 deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers.
IFRS principles are applied using the following 5 step model:
1.
Identify the contracts with the customer

2.
Identify the performance obligations in the contract

3.
Determine the transaction price

4.
Allocate the transaction price to the performance obligations in the contract

5.
Recognise revenue when or as the entity satisfies its performance obligations

The revenue for the Group relates solely to engineering consultancy services and revenue is recognised once the Group has satisfied the performance conditions. The contracts that the Group enters into comprise payments when certain milestones are met. Revenue is recognised at each milestone event and only if the milestone is met.
Government grants
Government grants are recognised as Other operating income and are recognised in the period when the expense to which the grant relates is incurred. Grants are only recognised when there is a signed grant offer letter or equivalent from the government body and there is reasonable assurance that the Group will be able to satisfy all conditions of the grant.
Receivables relating to government grants are presented in Trade and other receivables at their fair value.
Research and development expenses
Research expenditure is charged to the income statement in the period in which it occurred.
Development expenditure is recognised as an intangible asset when it is probable that the project will generate future economic benefit, considering factors such as technological, commercial and regulatory feasibility. Other development expenditure is charged to the income statement in the period in which it occurred. Refer to note 3 Critical accounting judgements and key sources of estimation uncertainty for a discussion on the judgement of this classification.
The amounts included in research and development expenses include staff costs for staff working directly on research and development projects and for expenses directly attributable to a research project, excluding software costs.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
2   Significant accounting policies (continued)
Finance income and costs policy
Financing expense comprises interest payable on loans from related parties and is recognised in profit or loss using the effective interest method.
Interest income and interest payable is recognised in profit or loss as it accrues, using the effective interest method.
Foreign currency transactions and balances
Transactions in foreign currencies are initially recorded at the functional currency rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated into the respective functional currency of the entity at the rates prevailing on the reporting period date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing on the initial transaction dates.
Non-monetary items measured in terms of historical cost in a foreign currency are not retranslated.
Tax
The tax expense for the period comprises current tax and deferred tax. Tax is recognised in profit or loss, except that a change attributable to an item of income or expense recognised as other comprehensive income is also recognised directly in other comprehensive income.
The current income tax charge is calculated on the basis of tax rates and laws that have been enacted or substantively enacted by the reporting date in the countries where the company operates and generates taxable income.
Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.
Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.
Deferred tax assets are recognized only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses.
Deferred tax assets and liabilities are offset where there is a legally enforceable right to offset current tax assets and liabilities and where the deferred tax balances relate to the same taxation authority.
The Group is the recipient of R&D tax credits in the UK. These tax credits are presented within the other operating income.
Property, plant and equipment
Property, plant and equipment is stated in the statement of financial position at cost, less any subsequent accumulated depreciation and subsequent accumulated impairment losses.
The cost of property, plant and equipment includes directly attributable incremental costs incurred in their acquisition and installation.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
2   Significant accounting policies (continued)
Depreciation
Depreciation is charged so as to write off the cost of assets over their estimated useful lives, as follows:
Asset class	Depreciation method and rate
Leasehold property	Straight line over term of lease
Computer equipment	3 years straight line
Leasehold improvements	5 – 9 years straight line
Intangible assets
Intangible assets are carried at cost, less accumulated amortization and impairment losses.
Computer software licences acquired for use within the Company are capitalised as an intangible asset on the basis of the costs incurred to acquire and bring to use the specific software.
Amortization
Amortization is provided on intangible assets so as to write off the cost on a straight line basis, less any estimated residual value, over their expected useful economic life as follows:
Asset class	Amortization method and rate
IT software	3 years straight line
Business combinations and goodwill
The purchase method is used to account for the acquisition of subsidiaries by the Group. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange. Identifiable assets acquired and liabilities and contingent liabilities assumed are measured initially at their fair values on the date of acquisition. The excess of the cost of acquisition over the fair value of the Group’s share of identifiable net assets, including intangible assets acquired, is recorded as goodwill. If the cost of acquisition is less than the fair value of the Group’s share of net assets of the subsidiary acquired, the difference is recognised directly in the income statement.
Goodwill is stated at cost, less any accumulated impairment losses. Goodwill is tested annually for impairment or when there are indicators of impairment.
Cash and cash equivalents
Cash and cash equivalents include cash at bank and in hand.
Trade and other receivables
Trade receivables are amounts due from customers for services performed in the ordinary course of business. If collection is expected in one year or less (or in the normal operating cycle of the business if longer), they are classified as current assets. If not, they are presented as non-current assets.
Trade receivables are recognised initially at the transaction price. They are subsequently measured at amortised cost using the effective interest method, less provision for impairment. A provision for the impairment of trade receivables is established using an expected credit loss model as per the Group’s accounting policy for the impairment of financial assets.
Other receivables represent amounts due from parties who are not customers and are measured at amortized cost.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
2   Significant accounting policies (continued)
Trade and other payables
Trade and other payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.
Trade and other payables are recognised initially at the transaction price and subsequently measured at amortized cost using the effective interest method.
Borrowings
All borrowings are initially recorded at the amount of proceeds received, net of transaction costs. Borrowings are subsequently carried at amortized cost, with the difference between the proceeds, net of transaction costs, and the amount due on redemption being recognised as a charge to the income statement over the period of the relevant borrowing.
Borrowings are classified as current liabilities unless the company has an unconditional right to defer settlement of the liability for at least 12 months after the reporting date.
Provisions
Provisions are recognised when the company has a present obligation (legal or constructive) as a result of a past event, it is probable that the group will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation.
Provisions are measured at management’s best estimate of the expenditure required to settle the obligation at the reporting date and are discounted to present value where the effect is material.
Leases
Definition
A lease is a contract, or part of a contract, that conveys the right to use an asset or a physically distinct part of an asset (‘the underlying asset’) for a period of time in exchange for consideration. Further, the contract must convey the right to the company to control the asset or a physically distinct portion thereof. A contract is deemed to convey the right to control the underlying asset, if throughout the period of use, the company has the right to:
Obtain substantially all the economic benefits from the use of the underlying asset, and;
Direct the use of the underlying asset (eg direct how and for what purpose the asset is used).
Initial recognition and measurement
The company initially recognizes a lease liability for the obligation to make lease payments and a right-of-use asset for the right to use the underlying asset for the lease term.
The lease liability is measured at the present value of the lease payments to be made over the lease term. The lease payments include fixed payments, purchase options at exercise price (where payment is reasonably certain), expected amount of residual value guarantees, termination option penalties (where payment is considered reasonably certain) and variable lease payments that depend on an index or rate.
The right-of-use asset is initially measured at the amount of the lease liability, adjusted for lease prepayments, lease incentives received, the company’s initial direct costs (e.g., commissions) and an estimate of restoration, removal and dismantling costs.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
2   Significant accounting policies (continued)
Subsequent measurement
After the commencement date, the company measures the lease liability by:
(a)
Increasing the carrying amount to reflect interest on the lease liability;

(b)
Reducing the carrying amount to reflect the lease payments made; and

(c)
Re-measuring the carrying amount to reflect any reassessment or lease modifications or to reflect revised in substance fixed lease payments or on the occurrence of other specific events.

Interest on the lease liability in each period during the lease term is the amount that produces a constant periodic rate of interest on the remaining balance of the lease liability. Interest charges are included in finance costs in the income statement, unless the costs are included in the carrying amount of another asset applying other applicable standards. Variable lease payments not included in the measurement of the lease liability, are included in operating expenses in the period in which the event or condition that triggers them arises.
The related right-of-use asset is accounted for using the Cost model in IAS 16 and depreciated and charged in accordance with the depreciation requirements of IAS 16 Property, Plant and Equipment as disclosed in the accounting policy for Property, Plant and Equipment. Adjustments are made to the carrying value of the right of use asset where the lease liability is re-measured in accordance with the above. Right of use assets are tested for impairment in accordance with IAS 36 Impairment of assets as disclosed in the accounting policy in impairment.
Short term and low value leases
The company has made an accounting policy election, by class of underlying asset, not to recognize lease assets and lease liabilities for leases with a lease term of 12 months or less (i.e., short-term leases).
The company has made an accounting policy election on a lease-by-lease basis, not to recognize lease assets on leases for which the underlying asset is of low value.
Lease payments on short term and low value leases are accounted for on a straight line bases over the term of the lease or other systematic basis if considered more appropriate. Short term and low value lease payments are included in operating expenses in the income statements.
Impairment (non-financial assets)
All assets are reviewed for impairment when there is an indicator of impairment. In addition, goodwill is reviewed for impairment at least annually.
An impairment loss is recognised whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount.
Share capital
Ordinary shares are classified as equity. Equity instruments are measured at the fair value of the cash or other resources received or receivable, net of the direct costs of issuing the equity instruments. If payment is deferred and the time value of money is material, the initial measurement is on a present value basis.
Defined contribution pension obligation
A defined contribution plan is a pension plan under which fixed contributions are paid into a separate entity and has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
2   Significant accounting policies (continued)
For defined contribution plans contributions are paid into publicly or privately administered pension insurance plans on a mandatory or contractual basis. The contributions are recognized as employee benefit expense when they are due.
Share based payments
Vertical Aerospace Group Ltd operates an equity-settled, share based compensation plan, under which the entity receives services from employees as consideration for equity instruments (share options or shares) of Vertical Aerospace Group Ltd. The fair value of the employee services received in exchange for the grant of the shares is recognised as an expense. The total amount to be expensed is determined by reference to the fair value of the shares granted:
•
including any market performance conditions (for example, an entity’s share price);

•
excluding the impact of any service and non-market performance vesting conditions (for example, remaining an employee of the entity over a specified time period); and

•
including the impact of any non-vesting conditions.

Non-market performance and service conditions are included in assumptions about the number of shares that are expected to vest. The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. In addition, in some circumstances employees may provide services in advance of the grant date and therefore, the grant date fair value is estimated for the purposes of recognizing the expense during the period between service commencement period and grant date.
At the end of each reporting period, the Group revises its estimates of the number of shares that are expected to vest based on the non-market vesting conditions. They recognize the impact of the revision to original estimates, if any, in the income statement, with a corresponding adjustment to equity.
Financial instruments
Initial recognition
Financial assets and financial liabilities comprise all assets and liabilities reflected in the statement of financial position, although excluding property, plant and equipment, intangible assets, deferred tax assets, prepayments, deferred tax liabilities and employee benefits plan.
The company recognizes financial assets and financial liabilities in the statement of financial position when, and only when, the company becomes party to the contractual provisions of the financial instrument.
Financial assets are initially recognized at fair value. Financial liabilities are initially recognized at fair value, representing the proceeds received net of premiums, discounts and transaction costs that are directly attributable to the financial liability.
All regular way purchases and sales of financial assets and financial liabilities classified as fair value through profit or loss (“FVTPL”) are recognized on the trade date, i.e. the date on which the company commits to purchase or sell the financial assets or financial liabilities.
All regular way purchases and sales of other financial assets and financial liabilities are recognized on the settlement date, i.e. the date on which the asset or liability is received from or delivered to the counterparty. Regular way purchases or sales are purchases or sales of financial assets that require delivery within the time frame generally established by regulation or convention in the market place.
Subsequent to initial measurement, financial assets and financial liabilities are measured at either amortized cost or fair value.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
2   Significant accounting policies (continued)
Classification and measurement
Financial instruments are classified at inception into one of the following categories, which then determine the subsequent measurement methodology: -
I. Financial Assets
Financial assets are classified into one of the following three categories:
•
financial assets at amortized cost;

•
financial assets at fair value through other comprehensive income (FVTOCI); or

•
financial assets at fair value through the profit or loss (FVTPL).

Criteria for measurement of Financial asset at amortized cost
A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:
•
the assets are held within a business model whose objective is to hold assets in order to collect contractual cash flows; and

•
the contractual terms of the financial assets give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

If either of the above two criteria is not met, the financial assets are classified and measured at fair value through the profit or loss (FVTPL).
Additionally, if a financial asset meets the amortized cost criteria, the company may choose to designate the financial asset at FVTPL. Such an election is irrevocable and applicable only if the FVTPL classification significantly reduces a measurement or recognition inconsistency.
II. Financial liabilities
Financial liabilities are classified into one of the following two categories:
•
financial liabilities at amortized cost; or

•
financial liabilities at fair value through the profit or loss (FVTPL).

Financial liabilities at amortized cost
All financial liabilities, other than those classified as financial liabilities at FVTPL, are measured at amortized cost using the effective interest rate method.
Financial liabilities at fair value through the profit or loss
Financial liabilities not measured at amortized cost are classified and measured at FVTPL.
The classification of financial instruments is as follows:
Amortized cost:   Trade receivables, Other receivables excluding other non-financial receivables, Cash and cash equivalents, Loans and borrowings, Trade payables, Lease liabilities, Other current liabilities excluding non-financial liabilities, Accrued liabilities excluding non-financial liabilities, and Deferred consideration.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
2   Significant accounting policies (continued)
Derecognition of financial assets and liabilities
Financial assets are derecognized when the contractual rights to the cash flow have expired or been transferred together with substantially all risks and rewards. Financial liabilities are derecognized when they are extinguished.
Impairment of financial assets
Measurement of Expected Credit Losses
The company recognises loss allowances for expected credit losses (ECL) on financial instruments that are not measured at FVPTL, namely Trade and other receivables. The company applies the simplified approach, which requires expected lifetime losses to be recognised from initial recognition of the receivables.
To measure the expected credit losses, trade receivables have been grouped based on shared credit risk characteristics and the days past due.
The expected loss rates are based on the payment profiles of sales over a period of 18 months before 31 December 2020 and the corresponding historical credit losses experienced within this period. The historical loss rates are adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customers to settle the receivables.
3   Critical accounting judgements and key sources of estimation uncertainty
Capitalization of development costs
The business incurs a significant amount of research and development cost. The point in time at which the business begins capitalization of any project is a critical accounting judgement. The business assesses the technology readiness level of its research and development projects, along with the commercialization potential and guidance from the accounting standards to assess whether a particular development project should be capitalized or not.
Costs for internally generated research and development are capitalized only if:
•
the product or process is technically feasible;

•
adequate resources are available to successfully complete the development;

•
the benefits from the assets are demonstrated;

•
the costs attributable to the projects are reliably measured;

•
the Group intends to produce and market or use the developed product or process and can demonstrate its market relevance.

Management has concluded that in 2020 and 2019, none of the projects met the requirements for capitalization. Whilst Management recognizes a market for the use of eVTOLs, the market is not yet established or proven. Additionally, the Group is developing new technologies and there are still uncertainties about the successful completion of this development.
If costs relating to a research and development project are not capitalized, they are expensed as incurred and presented in Research and development costs in the Income statement.
4   Operating segments
The Group operates as a single operating segment and one reporting segment, being the development and commercialization of eVTOL technology. The Chief Operating Decision Maker, being the Chief

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
4   Operating segments (continued)
Executive Officer, reviews all financial information as a single segment.
5   Revenue
The analysis of the company’s revenue for the year from continuing operations is as follows:
	2020	2019
	£ 000	£ 000
Rendering of engineering consultancy services	87	70
All revenue is generated within the UK, based on the location where the engineering consultancy are delivered.
6   Other operating income
The analysis of the Group’s other operating income for the year is as follows:
	2020	2019
	£ 000	£ 000
Government grants	1,989	—
R&D tax credit	328	399
	2,317	399
Government grants
At December 31, 2020, the Group had a receivable of £1,989,000 from Aerospace Technology Institute (ATI) relating to the research and development of eVTOL technologies. The grant is made to fund research and development expenditure, and is recognised in the period to which the expense it is intended to fund relates. The amounts outstanding at December 31, 2020 were received in February 2021.
R&D tax credit scheme
The R&D tax credit relates to the UK’s research and development expenditure credit scheme.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
7   Expenses by nature
Included within administrative expenses and research and development expenses are the following expenses/(income).
	2020	2019
	£ 000	£ 000
Staff costs excluding share based payment expenses	8,445	3,642
Share based payment expenses	96	—
Software costs	579	191
Depreciation expense	279	89
Depreciation on right of use assets – Property	140	171
Amortisation expense	263	70
Consultancy costs	745	518
Foreign exchange gains/(losses)	26	(6)
Expense on short term leases	64	8
Research and development components	2,095	1,933
Related party administrative expenses	144	144
Other administrative expenses	539	929
Other research and development costs	460	163
Total administrative and research and development expenses	13,875	7,851
Staff costs excluding share based payment expenses relates primarily to salary and salary related expenses, including social secuirty and pension contributions.
Research and development components represents the amount spent on hardware and testing for building eVTOL prototypes.
8   Finance costs
	2020	2019
	£ 000	£ 000
Finance costs
Interest on loans from related parties	(709)	—
Discount unwind on deferred consideration	(19)	(14)
Interest expense on leases-Property	(74)	(46)
Other finance costs	(5)	(6)
Total finance costs	(807)	(66)
Interest on loans from related parties represents the interest charge by Imagination Industries Ltd, a company wholly owned by Stephen Fitzpatrick.
Discount unwind on deferred consideration represents the discount unwind on deferred consideration payable from the acquisition of Vertical Advanced Engineering Ltd.
Other finance costs represent discount unwind on provisions for dilapidations.
9   Loss per share
Basic earnings per share, in this case a loss per share, is calculated by dividing the loss for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
9   Loss per share (continued)
Diluted earnings per share is calculated by dividing the loss attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.
The calculation of loss per share is based on the following data:
	2020	2019
	£ 000	£ 000
Net loss for the period	(12,326)	(7,484)
Number of share in issue:
	2020 No. of shares	2019 No. of shares
Weighted average issued shares	100,000	100,000
The loss per share calculation does not include B ordinary shares as these are non dividend bearing and therefore do not participate in the profit or loss for the period.
Due to the Reorganization as described in note 2 Significant accounting policies, the number of shares at the 2019 reporting period has been restated to reflect the current share structure of in order to present loss per share on a comparable basis. Vertical Aerospace Group Ltd was incorporated in May 2020, therefore, were it not for the restatement due to the Reorganization, the number of shares would be nil.
	2020	2019
	£	£
Basic and diluted loss per share	(123.26)	(74.84)
10   Taxation
Tax charged/(credited) in the income statement
	2020	2019
	£ 000	£ 000
Current taxation
UK corporation tax	(4)	30
The tax on profit before tax for the year is higher than the standard rate of corporation tax in the UK (2019 — higher than the standard rate of corporation tax in the UK) of 19% (2019 – 19%).
The differences are reconciled below:
	2020	2019
	£ 000	£ 000
Loss before tax	(12,322)	(7,514)
Corporation tax benefit at standard rate	2,341	1,428
Decrease in tax benefit from effect of expenses not deductible in determining taxable profit (tax loss)	(135)	—
Decrease in tax benefit from tax losses for which no deferred tax asset was recognised	(841)	—
Decrease in tax benefit arising from group relief tax reconciliation (pre Reorganization)	(1,369)	(1,428)
Deferred tax credit from unrecognised temporary difference from a prior period	—	30
Total tax (expense)/benefit	(4)	30

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
10   Taxation (continued)
The main rate of UK corporation tax for the years to March 31, 2019, March 31, 2020 and March 31, 2021 was 19%.
At the March Budget 2021, the UK government announced that the Corporation Tax main rate (for all profits except ring fence profits) for the years starting April 1, 2023 be 25%. At the time of signing these financial statements the change had not been substantively enacted by the UK government.
There are £4,476,000 of unused tax losses (2019 — £Nil) for which no deferred tax asset is recognised in the statement of financial position. The tax losses have no expiry date.
No deferred tax assets or liabilities have been recognised as the Group has a surplus of UK tax losses which offset in the same jurisdiction as any deferred tax liabilities. A deferred tax asset for the surplus tax losses has not been recognised as the Group has not yet been profitable and therefore there is uncertainty over the availability of future taxable profits against which to utilise the tax losses.
11   Property, plant and equipment
	Note	Leasehold improvements	Office equipment	Total
		£ 000	£ 000	£ 000
Cost or valuation
At January 1, 2019		25	53	78
Additions		1,311	216	1,527
Acquired through business combinations	14	14	35	49
December 31, 2019		1,350	304	1,654
Additions		18	137	155
December 31, 2020		1,368	441	1,809
Depreciation
At January 1, 2019		1	18	19
Charge for year		31	58	89
At December 31, 2019		32	76	108
Charge for the year		174	105	279
At December 31, 2020		206	181	387
Net book value
At December 31, 2020		1,162	260	1,422
At December 31, 2019		1,318	227	1,545
At January 1, 2019		24	35	59
Leasehold improvements represents improvements to leased property in Bristol, UK.
All property, plant and equipment is attributable to the UK.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
12   Right of use assets
Property
£ 000
Cost or valuation
At January 1, 2019	867
Additions	578
At December 31, 2019	1,445
At December 31, 2020	1,445
Depreciation
At January 1, 2019	72
Charge for year	171
At December 31, 2019	243
Charge for the year	140
At December 31, 2020	383
Net book value
At December 31, 2020	1,062
At December 31, 2019	1,202
As at January 1, 2019	795
The right of use asset is a leasehold property at Camwal Court, Bristol, UK. Further information on the lease liability of this lease can be found in note 18 Leases.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
13   Intangible assets
	Note	Goodwill	IT software	Total
		£ 000	£ 000	£ 000
Cost or valuation
At January 1, 2019		—	56	56
Additions		—	575	575
Acquired through business combinations	14	1,473	51	1,524
At December 31, 2019		1,473	682	2,155
Additions		—	233	233
At December 31, 2020		1,473	915	2,388
Amortisation
At January 1, 2019		—	25	25
Amortisation charge		—	70	70
At December 31, 2019		—	95	95
Amortisation charge		—	263	263
At December 31, 2020		—	358	358
Net book value
At December 31, 2020		1,473	557	2,030
At December 31, 2019		1,473	587	2,060
At January 1, 2019		—	31	31
The amortisation charge of £263,000 (2019: 70,000) is shown in Administrative expenses.
All intangible assets are attributable to the UK.
The goodwill was recognised on the acquisition of Vertical Advanced Engineering Ltd in July 2019. See note 14 Business combinations.
IT software is third party software licences which includes perpetual licences and implementation costs.
Included within IT software are product lifecycle management software licences with a carrying value of £263,000 (2019: £406,000) and a remaining useful life of 22 months (2019: 34 months).
There was no indication of impairment of the software or goodwill during the year. The carrying amounts of the software was reviewed at the reporting date and management determined that there were no indicators of impairment.
When performing the impairment testing for goodwill, management views the business as one cash generating unit (‘CGU’) being the commercialization and development of eVTOLs. The recoverable amount for the CGU was determined as its fair value less costs of disposal. The key assumption on which management has based its impairment assessment in the fair value of level 2 equity instruments which approximate to the value of the CGU — based on recent transactions and potential future transactions of the Group’s level 2 equity instruments.
14   Business combinations
On July 29, 2019, acquired 100% of the issued share capital of MGI Motorsport Ltd (subsequently renamed to Vertical Advanced Engineering Ltd), obtaining control. The principal activity of Vertical Advanced Engineering Ltd is the supply of engineering consultancy services. Vertical Advanced Engineering

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
14   Business combinations (continued)
Ltd was acquired in order to acquire Formula 1 expertise, resulting in a Group which combines the Formula 1 and aerospace skillsets.
The amounts recognised in respect of the identifiable assets acquired and liabilities assumed are as set out in the table below:
December 31, 2019
£ 000
Assets and liabilities acquired
Financial assets	352
Property, plant and equipment	49
Identifiable intangible assets	51
Financial liabilities	(96)
Total identifiable net assets	356
Goodwill	1,473
Total consideration	1,829
Satisfied by:
Cash	1,009
Fair value of deferred consideration	820
Total consideration transferred	1,829
Cash flow analysis:
Cash consideration	1,009
Less: cash and cash equivalent balances acquired	(278)
Net cash outflow arising on acquisition	731
Deferred consideration of £900,000 is payable in three equal instalments of £300,000 per annum over the course of 3 years. The deferred consideration is recognised at amortized cost. Due to the Reorganization, the Group has no deferred consideration payable at December 31, 2020; refer to note 2 Significant accounting policies.
Included within Financial assets acquired are trade receivables with a fair value and gross contractual value of £57,000. All the trade receivables have since been collected.
The goodwill of £1,483,000 arising from the acquisition consists of workforce and Formula 1 expertise. None of the goodwill is expected to be deductible for UK corporation tax purposes.
Vertical Advanced Engineering Ltd contributed £70,000 revenue and £4,000 to the company’s profit for the period between the date of acquisition and the 2019 balance sheet date.
If the acquisition of Vertical Advanced Engineering Ltd had been completed on the first day of the 2019 financial year, company revenues for the period would have been £509,000 and company loss would have been £8,045,000.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
15   Trade and other receivables
	December 31, 2020	December 31, 2019
	£ 000	£ 000
Trade receivables	—	41
Government grants receivable	1,989	—
Prepayments	733	334
Other receivables	810	1,095
	3,532	1,470
Included within Other receivables is £328,000 for the R&D tax credit receivable (2019: £549,000).
The fair value of trade and other receivables classified as financial instruments are disclosed in note 23 Financial instruments. Expected credit losses were not significant in 2020 or 2019.
The Group’s exposure to credit and market risks, including impairments and allowances for credit losses, relating to trade and other receivables is disclosed in note 24 Financial risk management and impairment of financial assets.
16   Share capital and other reserves
Allotted, called up and fully paid shares
	December 31, 2020		December 31, 2019
	No.	£	No.	£
A ordinary of £0.00001 each	100,000	1.00	100,000	1.00
B ordinary of £0.00001 each	4,832	0.05	4,832	0.05
	104,832	1.05	104,832	1.05
The 2019 share capital is the deemed share capital based on the structure at December 31, 2020 in line with the treatment of the Reorganization. Refer to note 2 Significant accounting policies.
In addition to the allotted shares, a further 25,973 B ordinary shares have been authorized for allotment to fulfil future option exercises.
No other shares had been authorized for allotment at December 31, 2020.
A ordinary shares have full voting rights, full dividend rights.
B ordinary shares have no voting or dividend rights and have rights to capital distribution on liquidation on par with A ordinary shares. Options have been granted to employees to be able to acquire B shares. Refer to note 22 Share-based payments.
Other reserves
Other reserves comprises capital contributions from shareholders. In 2020, a capital contribution of £4,160,000 arose on the Reorganization. Refer to note 2 Significant accounting policies.
Net parent investment
The net parent investment relates to money invested by the parent prior to the transfer of business on July 1, 2020 as described in more detail in note 2 Significant accounting policies. Cash investments of

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
16   Share capital and other reserves (continued)
£7,130,000 were received in the 6 months to June 30, 2020 (full year 2019: £11,003,000). On July 1, 2020, in line with the Reorganization accounting, the total balance of £4,160,000 was reclassified to Other reserves.
17   Loans from related parties
	December 31, 2020	December 31, 2019
	£ 000	£ 000
Current loans and borrowings
Loans from related parties	6,309	—
Loans from related parties represents a loan from Imagination Industries Ltd, a company wholly owned by Stephen Fitzpatrick. Movements in the year were as follows:
	2020	2019
	£ 000	£ 000
As at January 1	—	—
Amounts advanced	5,600	—
Interest charged	709	—
As at December 31	6,309	—
The loans with Imagination Industries Ltd attracted an interest rate of 30% (2019: not applicable) and are repayable on demand.
The loans and borrowings classified as financial instruments are disclosed in note 23 Financial instruments.
The company’s exposure to market and liquidity risk; including maturity analysis, in respect of loans and borrowings is disclosed in note 24 Financial risk management and impairment of financial assets.
18   Leases
The balance sheet shows the following amounts relating to lease liabilities:
	December 31, 2020	December 31, 2019
	£ 000	£ 000
Long term lease liabilities	846	947
Current lease liabilities	175	219
	1,021	1,166

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
18   Leases (continued)
Lease liabilities maturity analysis
A maturity analysis of lease liabilities based on undiscounted gross cash flow is reported in the table below:
	December 31, 2020	December 31, 2019
	£ 000	£ 000
Less than one year	175	219
Within 2 – 5 years	700	700
More than 5 years	397	572
Total lease liabilities (undiscounted)	1,272	1,491
Total cash outflows related to leases
Total cash outflows related to leases are presented in the table below:
Payment	December 31, 2020	December 31, 2019
	£ 000	£ 000
Right of use assets	220	130
Low value leases	—	2
Short term leases	64	8
Total cash outflow	284	140
A reconciliation of the finance lease creditors is shown below:
£000
As at January 1, 2019	673
Additions due to changes in estimates	577
Interest element of payments to finance lease creditors	(46)
Principal element of payments to finance lease creditors	(84)
Interest expense on leases	46
As at December 31, 2019	1,166
Interest element of payments to finance lease creditors	(74)
Principal element of payments to finance lease creditors	(145)
Interest expense on leases	74
As at December 31, 2020	1,021
In 2018, the Company entered into a 10 year lease agreement with a 5 year option to terminate for a property in Bristol, UK. The right of use asset was originally valued using the 5 year period. In 2019, after a refurbishment of the premises, management revised its estimate to the full 10 year lease, resulting in an addition to the right of use asset and an increase in the long term lease liability.
The Group also uses serviced office space which is cancellable at short notice. Such leases are accounted for as short term leases. Refer to note 7 Expenses by nature.
The cost, depreciation charge and carrying value for the right-of-use asset is disclosed in note 12 Right of use assets.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
18   Leases (continued)
The interest expense on lease liabilities is disclosed in note 8 Finance costs.
19   Provisions
Dilapidation Provision
£ 000
As at January 1, 2019	77
Unwinding of discount	6
As at December 31, 2019	83
Unwinding of discount	5
As at December 31, 2020	88
The dilapidation provision was recognized as a result of the obligation to return the leased property in Bristol, UK to its original condition at the end of the lease which currently expires in 2028. The provision is recognized at amortized cost with discount unwind being recognized each year. The provision is expected to be utilized at the end of the lease period.
20   Trade and other payables
Amounts falling due within one year:
	December 31, 2020	December 31, 2019
	£ 000	£ 000
Trade payables	846	703
Accrued expenses	1,226	356
Amounts due to related parties	56	4
Social security and other taxes	203	—
Outstanding defined contribution pension costs	70	—
Other payables	—	8
Deferred consideration payable	—	300
	2,401	1,371
Amounts falling due after more than one year:
	December 31, 2020	December 31, 2019
	£ 000	£ 000
Deferred consideration payable	—	524
The Group’s exposure to market and liquidity risks, including maturity analysis, related to trade and other payables is disclosed in note 24 Financial risk management and impairment of financial assets. As a result of the Reorganization, the Group has no deferred consideration payable at December 31, 2020; refer to note 2 Significant accounting policies.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
21   Pension and other schemes
Defined contribution pension scheme
The Group operates a defined contribution pension scheme. The pension cost charge for the year represents contributions payable by the Group to the scheme and amounted to £271,000 (2019: £102,000).
Contributions totalling £70,000 (2019: £nil) were payable to the scheme at the end of the year and are included in creditors.
22   Share-based payments
Scheme details and movements
On September 11, 2020, the Group implemented an Enterprise Management Incentive scheme. The scheme comprises options over B ordinary shares which are exercisable over a set period, dependent upon when the employee joined the scheme.
The movements in the number of share options during the year were as follows:
December 31, 2020
Number
Outstanding, start of period	—
Granted during the period	16,817
Outstanding, end of period	16,817
The movements in the weighted average exercise price of share options during the year were as follows:
December 31, 2020
£ 000
Outstanding, start of period	—
Granted during the period	143.28
Outstanding, end of period	143.28
Outstanding share options
Details of share options outstanding at the end of the year are as follows:
31 December 2020
Weighted average exercise price (£)	143.28
Number of share options outstanding	16,817
Expected weighted average remaining vesting period (years)	1.13
The number of options which were exercisable at December 31, 2020 was 7,635 (2019: nil) with exercise prices ranging from £38.22 to £204.
Fair value of options granted
The weighted average fair value per option of options granted during the period at measurement date was £6.70 (2019 – Nil).

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
22   Share-based payments (continued)
The option pricing model used was Black Scholes and the main inputs are set out in the table below. The date of grant of the options was between September 11, 2020 and November 20, 2020 (2019 — n/a).
December 31, 2020
Share price at date of grant (£)	40.36
Expected volatility (%)	50.00
Vesting period in years	1.13
Option life in years	4.00
Risk-free interest rate (%)	(0.13)
Volatility
Given the lack of share price history and volatility, the volatility has been estimated with reference to other industry competitors, on a listed stock market, with a premium attached for the uncertainty around an unlisted investment.
Share based payments charge
During the year, a charge of £96,000 was recognised for equity settled share based payment transactions (2019: £nil). Refer to note 7 Expenses by nature.
23   Financial instruments
Financial assets
Financial assets at amortized cost
	Carrying value		Fair value
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	£ 000	£ 000	£ 000	£ 000
Cash and cash equivalents	839	1,029	839	1,029
Trade and other receivables	2,799	1,316	2,799	1,316
	3,638	2,165	3,638	2,165
Financial assets:
The fair value of financial assets is based on the expectation of recovery of balances. All balances are expected to be received in full.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
23   Financial instruments (continued)
Financial liabilities
Financial liabilities at amortized cost
	Carrying Value		Fair Value
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	£ 000	£ 000	£ 000	£ 000
Trade and other payables	2,128	1,895	2,128	1,895
Borrowings	6,309	—	6,309	—
Lease liabilities	1,021	1,166	1,021	1,166
	9,458	3,061	9,458	3,061
Valuation methods and assumptions
Financial liabilities at amortized cost
The fair value of trade and other payables is estimated as the present value of future cash flows, discounted at the market rate of interest at the balance sheet date if the effect is material. Due to their short maturities, the fair value of the trade and other payables approximates to their book value.
The total interest expense for financial liabilities not held at fair value through profit or loss is £801,000 (2019: £61,000).
24   Financial risk management and impairment of financial assets
The Group’s activities expose it to a variety of financial risks: market risk, credit risk and liquidity risk.
Credit risk and impairment
Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from prepayments to suppliers and distributors and deposits with the Group’s bank.
The carrying amount of financial assets represents the maximum credit exposure. Therefore, the maximum exposure to credit risk at the balance sheet date was £2,799,000 (2019: £1,136,000) being the total of the carrying amount of financial assets excluding cash, which includes trade receivables and other receivables. All the receivables are with parties in the UK.
The allowance account of trade receivables is used to record impairment losses unless the Group is satisfied that no recovery of the amount owing is possible; at that point the amounts considered irrecoverable are written off against the trade receivables directly. The Group provides for impairment losses based on estimated irrecoverable amounts determined by reference to specific circumstances and the experience of management of debtor default in the industry.
On that basis, the loss allowance as at December 31, 2020 and December 31, 2019 was determined as £nil for trade receivables.
Market risk
Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Group’s financial position. The Group’s principal exposure to market risk is

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
24   Financial risk management and impairment of financial assets (continued)
exposure to foreign exchange rate fluctuations. There are currently no currency forwards, options or swaps to hedge this exposure.
Foreign exchange risk
The Group is exposed to foreign exchange risk arising from exposure to various currencies in the ordinary course of business. The Group holds its cash in GBP and the majority of the Group’s costs are in GBP. The Group also has supply contracts denominated in USD and EUR. In 2019 and 2020, the Group did not consider foreign exchange rate risk to have a material impact on the financials statements and therefore no sensitivity analysis is presented.
Liquidity risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due.
The Group’s management team uses short and long-term cash flow forecasts to manage liquidity risk. Forecasts are supplemented by sensitivity analysis which is used to assess funding adequacy for at least a 12 month period.
The Company manages its cash resources to ensure it has sufficient funds to meet all expected demands as they fall due.
	Maturity analysis	Between 2 and 5 years	After more than 5 years	Total
2020	Within 1 year
	£ 000	£ 000	£ 000	£ 000
Trade and other payables	2,401	—	—	2,401
Lease liabilities	175	700	397	1,272
Other borrowings	6,309	—	—	6,309
	8,885	700	397	9,982
2019	Within 1 year	Between 2 and 5 years	After more than 5 years	Total
	£ 000	£ 000	£ 000	£ 000
Trade and other payables	1,371	524	—	1,895
Lease liabilities	219	700	572	1,491
	1,590	1,224	572	3,386
Capital risk management
Capital management
The Group’s objective when managing capital is to ensure the Group continues as a going concern; and grows in a sustainable manner.
The Group considers its capital to be its cash balance. The Group has no borrowings from unrelated third parties; should debt be introduced into the capital structure in the future then the debt to equity ratio would be managed and monitored.
There are no externally imposed capital requirements.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
24   Financial risk management and impairment of financial assets (continued)
Given the ongoing development of eVTOL aircraft with minimal revenues, the Group relies on funding from its shareholders and other equity investors. The finance department reviews the cash the Group has available on a monthly basis and forecasts the use of that cash. Equity fundraising processes are ongoing in order to ensure that the Group has sufficient capital in order to achieve its targets.
25   Related party transactions
Key management personnel
In 2020 and 2019 key management personnel are the CEO and the first line of reporting into the CEO, excluding support staff. There were 3 key management personnel in 2020 (2019: 2).
Key management compensation
	December 31, 2020	December 31, 2019
	£ 000	£ 000
Salaries and other short term employee benefits	374	181
Payments to defined contribution pension schemes	39	24
Share-based payments	92	—
	504	205
Summary of other transactions with key management
During the year ended December 31, 2020, the Group made payments to key management personnel for consideration for the acquisition of Vertical Advanced Engineering Ltd of £300,000 (2019: £1,019,000). Refer to note 14 Business combinations.
Summary of transactions with other related parties
During the year ended December 31, 2020, the Group received loan funds from Imagination Industries Ltd of £5,600,000 (2019: £nil). The loan incurred an interest charge at 30% (2019: not applicable) of £709,000 (2019: £nil). As at 31 December 2020, the total balance owed to Imagination Industries Ltd was £6,309,000 (2019: £nil).
During the year ended December 31, 2020, Imagination Industries Incubator Ltd charged the Group management fees of £144,000 (2019: £144,000). As at 31 December 2020, the total balance outstanding was £72,000 (2019: £nil).
During the year ended December 31, 2020, the Group received funds from Imagination Industries Aero Ltd of £440,000 (2019: £nil). No interest was charged (2019: £nil). During the year £457,000 was repaid (2019: £nil). As at 31 December 2020, the total balance receivable from Imagination Industries Aero Ltd was £17,000 (2019: £nil).
During the year ended December 31, 2020, the business of Vertical Aerospace was transferred from Imagination Industries Aero Ltd to the Group for £1. Refer to note 2 Significant accounting policies for further discussion.
26   Ultimate controlling party
The ultimate controlling party is Stephen Fitzpatrick.

Vertical Aerospace Group Ltd
Notes to the Financial Statements for the Year Ended December 31, 2020 (continued)
27   Non adjusting events after the reporting period
In March 2021, the Company issued convertible notes worth £25m. The notes are fully equity settled. The full value of the notes will be shown as a liability.
In March 2021, the Company issued 23,220 A ordinary shares to Stephen Fitzpatrick for a consideration of £9m. The consideration was settled by releasing the Company’s debt owed to Stephen Fitzpatrick.
On June 10, 2021, the Group entered into a business combination agreement with Broadstone Acquisition Corp. The business combination agreement was entered into to raise capital from a combination of private investment through a PIPE mechanism and access to share capital via a merger with Broadstone Acquisition Corp, an NYSE-listed entity, and includes a $US240m minimum cash closing condition.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
Broadstone Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Broadstone Acquisition Corp. (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from May 13, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from May 13, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
June 9, 2021

BROADSTONE ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020
(As Restated)
Assets
Current assets:
Cash	$1,605,045
Prepaid expenses	187,865
Total current assets	1,792,910
Investment held in Trust Account	305,311,303
Total Assets	$307,104,213
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$155,683
Accrued expenses	219
Total current liabilities	155,902
Warrant liability	26,175,756
Deferred underwriting commissions	10,685,605
Total liabilities	37,017,263
Commitments and Contingencies
Class A ordinary shares; 26,508,694 shares subject to possible redemption at redemption value	265,086,944
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 4,021,607 shares issued and outstanding (excluding 26,508,694 shares subject to possible redemption)	402
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,632,575 shares issued and outstanding	763
Additional paid-in capital	13,765,368
Accumulated deficit	(8,766,527)
Total shareholders’ equity	5,000,006
Total Liabilities and Shareholders’ Equity	$307,104,213
The accompanying notes are integral part of these financial statements

BROADSTONE ACQUISITION CORP.
STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM MAY 13, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)
General and administrative expenses	$922,064
Loss from operations	(922,064)
Other income (expense)
Income earned on investments in Trust Account	8,293
Change in fair value of warrant liabilities	(7,852,756)
Total other income (expense), net	(7,844,463)
Net loss	$(8,766,527)
Weighted average ordinary shares outstanding, basic and diluted – Class A	30,387,905
Basic and diluted net income per ordinary share – Class A	$0.00
Weighted average ordinary shares outstanding, basic and diluted – Class B	7,539,714
Basic and diluted net loss per ordinary share – Class B	$(1.16)
The accompanying notes are integral part of these financial statements

BROADSTONE ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM MAY 13, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)
	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – May 13, 2020 (inception)	$—	$—	$—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Sale of 30,530,301 units, net of warrant liabilities, underwriting discounts and offering costs	30,530,301	3,053	—	—	277,171,257	—	277,174,310
Excess of cash received over fair value of private placement warrants	—	—	—	—	1,654,167	—	1,654,167
Class A ordinary shares subject to possible redemption	(26,508,694)	(2,651)	—	—	(265,084,293)	—	(265,086,944)
Forfeited Class B ordinary shares	—	—	(992,425)	(100)	100	—	—
Net loss	—	—	—	—	—	(8,766,527)	(8,766,527)
Balance – December 31, 2020	4,021,607	$402	7,632,575	$763	$13,765,368	$(8,766,527)	$5,000,006
The accompanying notes are integral part of these financial statements

BROADSTONE ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MAY 13, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)
Cash Flows from Operating Activities:
Net loss	$(8,766,527)
Adjustments to reconcile net loss to net cash used in operating activities:
Income earned on investments in Trust Account	(8,293)
General and administrative expenses funded with note payable to related party	12,232
Change in fair value of warrant liabilities	7,852,756
Transaction costs allocable to warrant liabilities	677,570
Changes in operating assets and liabilities:
Prepaid expenses	(187,865)
Accounts payable	155,683
Accrued expenses	(74,781)
Net cash used in operating activities	(339,225)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	(305,303,010)
Net cash used in investing activities	(305,303,010)
Cash Flows from Financing Activities:
Repayment of note payable to related party	(132,713)
Proceeds received from initial public offering, gross	305,303,010
Proceeds received from private placement	8,106,060
Offering costs paid	(6,029,077)
Net cash provided by financing activities	307,247,280
Net change in cash	1,605,045
Cash – beginning of the period	—
Cash – ending of the period	$1,605,045
Supplemental disclosure of non-cash investing and financing activities:
Offering costs paid in exchange for issuance of Class B ordinary shares to Sponsor	$25,000
Offering costs included in accrued expenses	$75,000
Offering costs included in note payable	$120,481
Deferred underwriting commissions	$10,685,605
Initial value of Class A ordinary shares subject to possible redemption	$268,023,290
Change in initial value of Class A ordinary shares subject to possible redemption	$(2,936,346)
Initial measurement of warrants issued in connection with initial public offering and private placement accounted for as liabilities	$18,620,362
The accompanying notes are integral part of these financial statements

BROADSTONE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization, Business Operations and Basis of Presentation
Broadstone Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on May 13, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from May 13, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Broadstone Sponsor LLP, a United Kingdom limited liability partnership (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on September 10, 2020. On September 15, 2020, the Company consummated the Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $16.6 million, inclusive of approximately $10.5 million in deferred underwriting commissions (Note 5). The Company granted the underwriters in the Initial Public Offering a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments, if any. On October 14, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 530,301 units (the “Over-Allotment Units”). On October 14, 2020, the Company completed the sale of the Over-Allotment Units to underwriters (the “Over-Allotment”), generating gross proceeds of approximately $5.3 million, and incurred additional offering costs of approximately $292,000 in underwriting fees (inclusive of approximately $186,000 in deferred underwriting commissions).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 8,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $8.0 million (Note 4). Simultaneously with the closing of the Over-Allotment Units, on October 14, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 106,060 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of approximately $106,060.
Upon the closing of the Initial Public Offering, the Over-Allotment and the Private Placement, $305.3 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a non-interest bearing trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee. The net proceeds are not yet invested. If, in the future, the proceeds are held in an interest-bearing account, then the net proceeds may be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the Initial Public Offering (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem its Public Shares irrespective of whether it votes for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or September 15, 2022 (the “Combination Period”) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law.
The Sponsor, officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amount will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars, in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Risk and Uncertainties
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an Initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an Initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.
Liquidity and Capital Resources
As of December 31, 2020, the Company had approximately $1.6 million in its operating bank account and working capital of approximately $1.6 million. To date, the Company’s liquidity needs have been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares (as defined in Note 4), a loan of approximately $133,000 pursuant to the Note issued to the Sponsor (Note 4) and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 15, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and Initial Shareholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). To date, there were no amounts outstanding under any Working Capital Loans.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Restatement of Previously Issued Financial Statements
On April 12, 2021, the Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement, dated as of September 10, 2020, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”). As a result of the SEC Statement, the Company reevaluated the accounting treatment of (i) the 15,000,000 redeemable warrants (the “Public Warrants”) that were included in the units issued by the Company in its initial public offering (the “IPO”), (ii) the 8,000,000 redeemable warrants that were issued to the Company’s sponsor in a private placement that closed concurrently with the closing of the IPO, (iii) the one-half of the 530,301 units partially exercised by the Underwriters in the over-allotment option resulting in 265,151 Public Warrants being issued, and (iv) the 106,060 over-allotment the Company consummated in the second closing of the Private Placement by the Company’s Sponsor (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”, which are discussed in Note 4, Note 7, Note 8 and Note 9). The Company previously accounted for the Warrants as components of equity.
The guidance in Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Upon further evaluation of the terms of the Warrants, management concluded that the Warrants should be accounted for as a derivative liability. The warrant agreement includes a provision (the “Replacement of Securities Upon Reorganization”) of which application of such provision could result in a different settlement value for the Warrants depending on their holder. Because the holder of an instrument is not an input into the pricing of a fixed-for-fixed option on the Company’s common stock, as noted in ASC 815-40-15, the Warrants could not be considered “indexed to the Company’s own stock.” In addition, the provision provides that in the event of a tender or exchange offer accepted by holders of more than 50% of the outstanding shares of the Company’s common stock, all holders of the Warrants (both public warrants and private placement warrants) would be entitled to receive cash for their Warrants. In other words, in the event of a qualifying cash tender offer (which could be outside of the Company’s control), all Warrant holders would be entitled to cash, while only certain holders of the Company’s common stock would be entitled to cash. Thus, these provisions preclude the Company from classifying the Warrants in stockholders’ equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of change. Further, ASC 815 requires that that upfront costs and fees related to items for which the fair value option is elected (our warrant liabilities) should be recognized as expense as incurred. Accordingly, a portion of the offering costs previously included in equity have been reclassed to expense for the period from May 13, 2020 (inception) through December 31, 2020.
The Company’s management and the audit committee of the Company’s Board of Directors concluded that it is appropriate to restate the Company’s previously issued audited financial statements as of December 31, 2020 as previously reported in its Form 10-K. The restated classification and reported values of the Warrants as accounted for under ASC 815-40 are included in the financial statements herein.

The following tables summarize the effect of the restatement on each financial statement line item as of the dates and for the period indicated:
	As Previously Reported	Adjustment	As Restated
Balance Sheet as of September 15, 2020
Warrant liabilities	$—	$18,323,000	$18,323,000
Total liabilities	10,575,500	18,323,000	28,898,500
Class A ordinary shares subject to possible redemption	286,346,290	(18,323,000)	268,023,290
Class A ordinary shares	137	183	320
Additional paid-in capital	5,034,213	677,387	5,711,600
Accumulated deficit	$(35,205)	$(677,570)	$(712,775)
Balance Sheet as of September 30, 2020
Warrant liabilities	$—	$18,247,000	$18,247,000
Total liabilities	10,593,494	18,247,000	28,840,494
Class A ordinary shares subject to possible redemption	286,317,700	(18,247,000)	268,070,700
Class A ordinary shares	137	182	319
Additional paid-in capital	5,062,803	601,388	5,664,191
Accumulated deficit	$(63,794)	$(601,570)	$(665,364)
Balance Sheet as of October 14, 2020
Warrant liabilities	$—	$18,471,362	$18,471,362
Total liabilities	10,761,105	18,471,362	29,232,467
Class A ordinary shares subject to possible redemption	291,463,700	(18,471,362)	272,992,338
Class A ordinary shares	139	185	324
Additional paid-in capital	5,034,206	825,747	5,859,953
Accumulated deficit	$(63,794)	$(825,932)	$(889,726)
Balance Sheet as of December 31, 2020
Warrant liabilities	$—	$26,175,756	$26,175,756
Total liabilities	10,841,507	26,175,756	37,017,263
Class A ordinary shares subject to possible redemption	291,262,700	(26,175,756)	265,086,944
Class A ordinary shares	140	262	402
Additional paid-in capital	5,235,304	8,530,064	13,765,368
Accumulated deficit	$(236,201)	$(8,530,326)	$(8,766,527)
Statement of Operations for the Period ended September 30, 2020
Transaction costs allocable to warrant liabilities	$55,262	$677,570	$732,832
Change in fair value of warrant liabilities	—	76,000	76,000
Other income (expense), net	2,200	76,000	78,200
Net loss	(53,062)	(601,570)	(654,632)
Basic and diluted net loss per share, Non-redeemable ordinary shares	$0.01	$(0.10)	$(0.09)
Statement of Cash Flows for the Period ended September 30, 2020
Cash Flows from Operating Activities:
Net Loss	$(55,262)	$(601,570)	$(656,832)

	As Previously Reported	Adjustment	As Restated
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	—	(76,000)	(76,000)
Transaction costs allocable to warrant liabilities	—	677,570	677,570
Non-Cash Investing and Financing Activities
Initial classification of Class A ordinary shares subject to redemption	286,317,700	(18,323,000)	267,994,700
Change in value of Class A ordinary shares subject to redemption	—	76,000	76,000
Initial measurement of warrants issued in connection with the initial Public Offering accounted for as liabilities	$—	$18,247,000	$18,247,000
Statement of Operations for the Period ended December 31, 2020
Transaction costs allocable to warrant liabilities	$244,494	$677,570	$922,064
Change in fair value of warrant liabilities	—	(7,852,756)	(7,852,756)
Other income (expense), net	8,293	(7,852,756)	(7,844,463)
Net loss	(236,201)	(8,530,326)	(8,766,527)
Basic and diluted net loss per share, Non-redeemable ordinary shares	$(0.03)	$(1.13)	$(1.16)
Statement of Changes in Shareholder’s Equity Period ended December 31, 2020
Sale of 30,530,301 Units, net of underwriting discounts and warrant liabilities – additional paid-in capital	$288,364,794	$(11,190,484)	$277,174,310
Sale of 8,106,060 private placement warrants – additional paid-in capital	8,106,060	(8,106,060)	—
Excess of purchase price paid over fair value of private placement warrants – additional paid-in capital	—	1,654,167	1,654,167
Statement of Cash Flows for the Period ended December 31, 2020
Cash Flows from Operating Activities:
Net Loss	$(236,201)	$(5,830,326)	$(6,066,527)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	—	7,852,756	7,852,756
Transaction costs allocable to warrant liabilities	—	677,570	677,570
Non-Cash Investing and Financing Activities
Initial classification of Class A ordinary shares subject to redemption	286,346,290	(18,323,000)	268,023,290
Change in value of Class A ordinary shares subject to redemption	4,916,410	(7,852,756)	(2,936,346)
Initial measurement of warrants issued in connection with the initial Public Offering accounted for as liabilities	$—	18,620,362	$18,620,362

Note 3 — Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $305,311,303 in cash equivalents held in the Trust Account as of December 31, 2020.
Investments Held in Trust Account
The Company’s portfolio of investments held in trust is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in income earned on investments in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Fair Value of Financial Instruments
As of December 31, 2020, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. As of December 31, 2020, the Company’s portfolio of investments held in the Trust Account is comprised entirely of investments in money market funds that invest in U.S. government securities. The Company uses NAV as a practical expedient to fair value for its investments in money market funds with published NAV.
Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and were charged to shareholders’ equity upon the completion of the IPO. Offering costs amounted to $16,935,162, of which $16,257,592 were charged to stockholders’ equity upon the completion of the Initial Public Offering and $677,570 were charged as general and administrative expenses to the statement of operations.
Warrant Liabilities
The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, which are discussed in Note 4, Note 7, Note 8 and Note 9) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statement of Operations in the period of change.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 26,508,694 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Components of Equity
Upon the IPO, the Company issued Class A common stock and Warrants. The Company allocated the proceeds received from the issuance using the with-and-without method. Under that method, the Company first allocated the proceeds to the Public Warrants based on their initial fair value measurement of $11,955,000 and then allocated the remaining proceeds, net of underwriting discounts and offering costs of $16,935,163, to the Class A common stock. A portion of the 30,530,301 Class A common stocks are presented within temporary equity, as certain shares are subject to redemption upon the occurrence of events not solely within the Company’s control. Similarly, the Company first allocated the proceeds of the Private Placement Warrants based on their initial fair value measurement of $6,368,000 and then allocated the remaining proceeds of $1,654,167 to the Class A common stock as additional paid in capital.

Net Income (Loss) Per Ordinary Share
Net income (loss) per share is computed by dividing net (loss) income by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 30,387,905, of the Company’s Class A ordinary shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method.
The Company’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A ordinary shares is determined by dividing the income earned on investments held in the Trust Account of $8,300 for the period from May 13, 2020 (inception) through December 31, 2020 by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for Class B ordinary shares is determined by dividing the net loss of $8,763,299 for the period from May 13, 2020 (inception) through December 31, 2020, less income attributable to Class A ordinary shares of $8,300, by the weighted average number of Class B ordinary shares outstanding for the period.
The following table reflect the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):
For the Period from May 13, 2020 (inception) Through December 31, 2020
Redeemable Class A ordinary shares
Numerator: Earnings allocable to Redeemable Class A ordinary shares
Interest Income	$8,293
Net Earnings	$8,293
Denominator: Weighted Average Redeemable Class A ordinary shares
Redeemable Class A ordinary shares, Basic and Diluted	30,387,905
Earnings/Basic and Diluted Redeemable Class A ordinary shares	$0.00
Non-Redeemable Class B ordinary shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(8,774,820)
Non-Redeemable Net Loss	$(8,774,820)
Denominator: Weighted Average Non-Redeemable Class B ordinary shares
Non-Redeemable Class B ordinary shares, Basic and Diluted	7,539,714
Loss/Basic and Diluted Non-Redeemable Class B ordinary shares	$(1.16)
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts were accrued for interest and penalties for the period from May 13, 2020 (inception) through December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, deferred tax assets and income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s financial statements.
Note 4 — Initial Public Offering
On September 15, 2020, the Company consummated the Initial Public Offering of 30,000,000 Units, at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $16.6 million, inclusive of approximately $10.5 million in deferred underwriting commissions. On October 14, 2020, the Company completed the sale of the Over-Allotment Units to the underwriters, generating gross proceeds of approximately $5.3 million, and incurred additional offering costs of approximately $292,000 in underwriting fees (inclusive of approximately $186,000 in deferred underwriting commissions).
Each Unit consists of one Class A ordinary share, par value $0.0001 per share, and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).
Note 5 — Related Party Transactions
Founder Shares
On May 19, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs of the Company in consideration for 8,625,000 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”). Up to 1,125,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On October 14, 2020, the underwriters partially exercised the Unit Over-Allotment Option to purchase an additional 530,301 Units. The remaining over-allotment option expired unexercised on October 25, 2020; thus, the Company forfeited 992,425 Class B ordinary shares.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 8,000,000 Private Placement Warrants to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $8.0 million. Simultaneously with the closing of the Over-Allotment Units, on October 14, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 106,060 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of approximately $106,060.
Each warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Sponsor Loan
On May 19, 2020, the Sponsor agreed to loan the Company up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $133,000 under the Note. The Company fully repaid this balance on September 15, 2020.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. To-date, the Company has no borrowings under any Working Capital Loans.
Administrative Support Agreement
Commencing on the date the Company’s securities are first listed on the New York Stock Exchange, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company recognized $37,000 in connection with such services for the period from May 13, 2020 (inception) through December 31, 2020 in general and administrative expenses in the accompanying statement of operations.
Note 6 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants, and securities that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On October 14, 2020, the Underwriters partially exercised the over-allotment option to purchase an additional 530,301 Over-Allotment Units. The remaining over-allotment option expired unexercised on October 25, 2020.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.0 million and approximately $0.1 million in the aggregate, paid upon the closing of the Initial Public Offering in September 2020 and the Over-Allotment in October 2020, respectively. The underwriters reimbursed $390,000 to the Company to reimburse certain expenses in connection with the Initial Public Offering.
In addition, $0.35 per unit, or approximately $10.7 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 7 — Shareholders’ Equity
Preference Shares
The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares
The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were 30,530,301 Class A ordinary shares issued and outstanding, including 26,508,694 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares
The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each Class B ordinary share. As of December 31, 2020, there were 7,632,575 Class B ordinary shares issued and outstanding.
Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the appointment of the Company’s directors prior to the initial Business Combination.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination on a one-for-one basis (as adjusted). In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Note 8 — Warrant Liability
The Public Warrants will become exercisable at $11.50 per share on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and, following the effective date of the registration statement, the Company will use commercially reasonable efforts to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital-raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, plus interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price”.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
Once the warrants become exercisable, the Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

In addition, once the warrants become exercisable, the Company may call but is not obligated to the warrants for redemption:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Class A ordinary shares;

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted).

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the volume-weighted average price of the Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any Warrants. If the Company is unable to complete the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Fair Value Measurements
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account(1)	1	$305,311,303
Liabilities:
Private Placement Warrants(2)	2	9,078,787
Public Warrants(2)	1	17,096,969

(1)
The fair value of the marketable securities held in Trust account approximates the carrying amount primarily due to their short-term nature.

(2)
Measured at fair value on a recurring basis.

Warrants
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Statement of Operations.
Initial Measurement
The Company established the initial fair value for the Warrants on September 15, 2020, the date of the Company’s Initial Public Offering, using a Binomial Lattice based approach for both the Public Warrants and the Private Placement Warrants. Specifically, the Cox-Rubenstein-Ross (“CRR”) methodology of constructing lattice models. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-half of one Public Warrant), and (ii) the sale of Private Placement Warrants, and first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption, Class A ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.
The key inputs into the Lattice simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement:
Input	September 15, 2020 (Initial Measurement)
Risk-free interest rate	0.28%
Expected term (years)	5.19
Expected volatility	16.0%
Exercise price	$11.50
Fair value of Units	$9.60
The Company’s use of a Binomial Lattice based approach required the use of subjective assumptions:
•
The risk-free interest rate assumption was based on the five-year U.S. Treasury rate, which was commensurate with the contractual term of the Warrants, which expire on the earlier of (i) five years after the completion of the initial business combination and (ii) upon redemption or liquidation.

An increase in the risk-free interest rate, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.
•
The expected term was determined to be slightly over five years, in-line with a typical equity investor assumed holding period

•
The expected volatility assumption was based on the implied volatility from a set of comparable publicly-traded warrants as determined based on the size and proximity of business combinations by similar special purpose acquisition companies. An increase in the expected volatility, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•
The fair value of the Units, which each consist of one Class A common stock and one-third of one Public Warrant, represents the closing price on the measurement date as observed from the ticker BSN.U.

Based on the applied volatility assumption and the expected term to a business combination noted above, the Company determined that the risk-neutral probability of exceeding the $18.00 redemption value by the start of the exercise period for the Warrants resulted in a nominal difference in value between the Public Warrants and Private Placement Warrants across the valuation dates utilized in the Binomial Lattice based approach. Therefore, the resulting valuations for the two classes of Warrants were determined to be approximately the same. On September 15, 2020, the Private Placement Warrants and Public Warrants were determined to be $0.797 and $0.796 per warrant, respectively. The aggregate values were $6.4 million for the Private Placement Warrants and $12.0 million for the Public Warrants.
Subsequent Measurement
The Warrants are measured at fair value on a recurring basis and were initially measured at fair value as Level 3 financial liabilities using a Binomial Lattice based approach as of the Company’s public offering date. The subsequent measurement of the Public Warrants as of December 31, 2020 are classified as Level 1 due to the use of an observable market quote in an active market under the ticker BSN.WS. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants are classified as Level 2.
As of December 31, 2020, the aggregate values of the Private Placement Warrants and Public Warrants were $9.1 million and $17.1 million, respectively.
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of May 13, 2020 (inception)	$—	$—	$—
Initial measurement on September 15, 2020	6,368,000	11,955,000	18,323,000
Initial measurement on October 14, 2020	83,893	209,469	293,362
Change in valuation inputs or other assumptions(1)	2,626,894	4,932,500	7,559,394
Fair value as of December 31, 2020	$9,078,787	$17,096,969	$26,175,756

(1)
Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liabilities in the Statement of Operations.

(2)
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 measurement and the estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 measurement during the period ended December 31, 2020 when the Public Warrants were separately listed and traded.

Note 10 — Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring through June 9, 2021, the date the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

BROADSTONE ACQUISITION CORP.
CONDENSED BALANCE SHEET
	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash	$1,519,494	$1,605,045
Prepaid expenses	153,379	187,865
Total current assets	1,672,873	1,792,910
Investment held in Trust Account	305,315,813	305,311,303
Total Assets	$306,988,686	$307,104,213
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$271,126	$155,683
Accrued expenses	—	219
Total current liabilities	271,126	155,902
Warrant liability	16,134,241	26,175,756
Deferred underwriting commissions	10,685,605	10,685,605
Total liabilities	27,090,972	37,017,263
Commitments and Contingencies
Class A ordinary shares; 27,489,771 and 26,508,694 shares subject to possible redemption at redemption value at March 31, 2021 and December 31, 2020, respectively	274,897,708	265,086,944
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 3,040,530 and 4,021,607 shares issued and outstanding (excluding 27,489,771 and 26,508,694 shares subject to possible redemption) at March 31, 2021 and December 31, 2020	304	402
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,632,575 shares issued and outstanding at March 31, 2021 and December 31, 2020	763	763
Additional paid-in capital	3,954,702	13,765,368
Retained earnings (accumulated deficit)	1,044,237	(8,766,527)
Total shareholders’ equity	5,000,006	5,000,006
Total Liabilities and Shareholders’ Equity	$306,988,686	$307,104,213
The accompanying notes are an integral part of these unaudited condensed financial statements.

BROADSTONE ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
General and administrative expenses	$235,261
Loss from operations	(235,261)
Other income (expense)
Income earned on investments in Trust Account	4,510
Change in fair value of warrant liability	10,041,515
Total other income (expense), net	10,046,025
Net income	$9,810,764
Weighted average ordinary shares outstanding, basic and diluted – Class A	30,387,905
Basic and diluted net income per ordinary share – Class A	$0.00
Weighted average ordinary shares outstanding, basic and diluted – Class B	7,539,714
Basic and diluted net loss per ordinary share – Class B	$1.30
The accompanying notes are an integral part of these unaudited condensed financial statements.

BROADSTONE ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2021
	Ordinary Shares				Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	$4,021,607	$402	$—	$763	$13,75,368	$(8,766,527)	$5,000,006
Change in value of Class A ordinary shares subject to possible redemption	(981,077)	(98)	—	—	(9,810,666)	—	(9,810,764)
Net income	—	—	—	—	—	9,810,764	9,810,764
Balance – March 31, 2021	3,040,530	$304	7,632,575	$763	$3,954,702	$1,044,237	$5,000,006
The accompanying notes are an integral part of these unaudited condensed financial statements.

BROADSTONE ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
Cash Flows from Operating Activities:
Net income	$9,810,764
Adjustments to reconcile net income to net cash used in operating activities:
Income earned on investments in Trust Account	(4,510)
Change in fair value of warrant liabilities	(10,041,515)
Changes in operating assets and liabilities:
Prepaid expenses	34,486
Accounts payable	115,443
Accrued expenses	(219)
Net cash used in operating activities	(85,551)
Net change in cash	(85,551)
Cash – beginning of the period	1,605,045
Cash – ending of the period	$1,519,494
Supplemental disclosure of non-cash investing and financing activities:
Deferred underwriting commissions	$10,685,605
Change in Class A ordinary shares subject to redemption	$9,810,764
The accompanying notes are an integral part of these unaudited condensed financial statements.

BROADSTONE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 1 — Description of Organization, Business Operations and Basis of Presentation
Broadstone Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on May 13, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of March 31, 2021, the Company had not commenced any operations. All activity for the period from May 13, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.
The Company’s sponsor is Broadstone Sponsor LLP, a United Kingdom limited liability partnership (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on September 10, 2020. On September 15, 2020, the Company consummated the Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $16.6 million, inclusive of approximately $10.5 million in deferred underwriting commissions (Note 4). The Company granted the underwriters in the Initial Public Offering a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments, if any. On October 14, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 530,301 units (the “Over-Allotment Units”). On October 14, 2020, the Company completed the sale of the Over-Allotment Units to underwriters (the “Over-Allotment”), generating gross proceeds of approximately $5.3 million, and incurred additional offering costs of approximately $292,000 in underwriting fees (inclusive of approximately $186,000 in deferred underwriting commissions).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 8,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $8.0 million (Note 4). Simultaneously with the closing of the Over-Allotment Units, on October 14, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 106,060 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of approximately $106,060.
Upon the closing of the Initial Public Offering, the Over-Allotment and the Private Placement, $305.3 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and was invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the Initial Public Offering (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem its Public Shares irrespective of whether it votes for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or September 15, 2022 (the “Combination Period”) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law.
The Sponsor, officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amount will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars, in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Risk and Uncertainties
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an Initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an Initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.
Liquidity and Capital Resources
As of March 31, 2021, the Company had approximately $1.5 million in its operating bank account and working capital of approximately $1.4 million. To date, the Company’s liquidity needs have been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares (as defined in Note 4), a loan of approximately $133,000 pursuant to the Note issued to the Sponsor (Note 4) and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 15, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and Initial Shareholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). To date, there were no amounts outstanding under any Working Capital Loans.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $305,315,813 and 305,311,303 in cash equivalents held in the Trust Account as of March 31, 2021 and December 31, 2021, respectively.
Investments Held in Trust Account
The Company’s portfolio of investments held in trust is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in income earned on investments in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. At March 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Fair Value of Financial Instruments
As of March 31, 2021, and December 31, 2020, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. As of March 31, 2021, the Company’s portfolio of investments held in the Trust Account is comprised entirely of investments in money market funds that invest in U.S. government securities. The Company uses NAV as a practical expedient to fair value for its investments in money market funds with published NAV.
Warrant Liabilities
The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, which are discussed in Note 3, Note 6, Note 7 and Note 8) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statement of Operations in the period of change.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31 2020, 27,478,369 and 26,508,694, respectively, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Net Income(Loss)Per Ordinary Share
Net income (loss) per share is computed by dividing net (loss) income by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 30,387,905, of the Company’s Class A ordinary shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method.
The Company’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A ordinary shares is determined by dividing the income earned on investments held in the Trust Account of $4,510 for the three months ended March 31, 2021 by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for Class B ordinary shares is determined by dividing the net income of $9,696,749 for the three months ended March 31, 2021, less income attributable to Class A ordinary shares of $4,510, by the weighted average number of Class B ordinary shares outstanding for the period.

The following table reflect the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):
For The Three Months Ended March 31, 2021
Redeemable Class A ordinary shares
Numerator: Earnings allocable to Redeemable Class A ordinary shares
Interest Income	$4,510
Net Earnings	$4,510
Denominator: Weighted Average Redeemable Class A ordinary shares
Redeemable Class A ordinary shares, Basic and Diluted	30,387,905
Earnings/Basic and Diluted Redeemable Class A ordinary shares	$0.00
Non-Redeemable Class B ordinary shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Income	$9,806,254
Non-Redeemable Net Income	$9,806,254
Denominator: Weighted Average Non-Redeemable Class B ordinary shares
Non-Redeemable Class B ordinary shares, Basic and Diluted	7,539,714
Loss/Basic and Diluted Non-Redeemable Class B ordinary shares	$1.30
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2021 and December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts were accrued for interest and penalties for the three months ended March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, deferred tax assets and income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering
On September 15, 2020, the Company consummated the Initial Public Offering of 30,000,000 Units, at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $16.6 million, inclusive of approximately $10.5 million in deferred underwriting commissions. On October 14, 2020, the Company completed the sale of the Over-Allotment Units to the underwriters, generating gross proceeds of approximately $5.3 million, and incurred additional offering costs of approximately $292,000 in underwriting fees (inclusive of approximately $186,000 in deferred underwriting commissions).
Each Unit consists of one Class A ordinary share, par value $0.0001 per share, and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).
Note 4 — Related Party Transactions
Founder Shares
On May 19, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs of the Company in consideration for 8,625,000 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”). Up to 1,125,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On October 14, 2020, the underwriters partially exercised the Unit Over-Allotment Option to purchase an additional 530,301 Units. The remaining over-allotment option expired unexercised on October 25, 2020; thus, the Company forfeited 992,425 Class B ordinary shares.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 8,000,000 Private Placement Warrants to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $8.0 million. Simultaneously with the closing of the Over-Allotment Units, on October 14, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 106,060 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of approximately $106,060.
Each warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Sponsor Loan
On May 19, 2020, the Sponsor agreed to loan the Company up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $133,000 under the Note. The Company fully repaid this balance on September 15, 2020. As of March 31, 2021, and December 31, 2020, there were no amounts outstanding on the promissory note.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. To-date, the Company has no borrowings under any Working Capital Loans.
Administrative Support Agreement
Commencing on the date the Company’s securities are first listed on the New York Stock Exchange, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company recognized $30,000 in connection with such services for the three months ended March 31, 2021 in general and administrative expenses in the accompanying statement of operations.
Note 5 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants, and securities that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On October 14, 2020, the Underwriters partially exercised the over-allotment option to purchase an additional 530,301 Over-Allotment Units. The remaining over-allotment option expired unexercised on October 25, 2020.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.0 million and approximately $0.1 million in the aggregate, paid upon the closing of the Initial Public Offering in September 2020 and the Over-Allotment in October 2020, respectively. The underwriters reimbursed $390,000 to the Company to reimburse certain expenses in connection with the Initial Public Offering.
In addition, $0.35 per unit, or approximately $10.7 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6 — Shareholders’ Equity
Preference Shares
The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021, and December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares
The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of March 31, 2021, and December 31, 2020, there were 30,530,301 Class A ordinary shares issued and outstanding, including 27,489,771 and 26,508,694, respectively, Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares
The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each Class B ordinary share. As of March 31, 2021, and December 31, 2020, there were 7,632,575 Class B ordinary shares issued and outstanding.
Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the appointment of the Company’s directors prior to the initial Business Combination.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination on a one-for-one basis (as adjusted). In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Note 7 — Warrant Liability
The Public Warrants will become exercisable at $11.50 per share on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and, following the effective date of the registration statement, the Company will use commercially reasonable efforts to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital-raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, plus interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price”.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.
Once the warrants become exercisable, the Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

In addition, once the warrants become exercisable, the Company may call but is not obligated to the warrants for redemption:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Class A ordinary shares;

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted).

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the volume-weighted average price of the Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any Warrants. If the Company is unable to complete the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 8 — Fair Value Measurements
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	March 31, 2021
Assets:
Marketable securities held in Trust Account(1)	1	$305,315,813
Liabilities:
Private Placement Warrants(2)	2	5,601,287
Public Warrants(2)	1	10,532,954
Description	Level	December 31, 2021
Assets:
Marketable securities held in Trust Account(1)	1	$305,311,303
Liabilities:
Private Placement Warrants(2)	2	9,078,787
Public Warrants(2)	1	17,096,969

(1)
The fair value of the marketable securities held in Trust account approximates the carrying amount primarily due to their short-term nature.

(2)
Measured at fair value on a recurring basis.

Warrants
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Statement of Operations.
Subsequent Measurement
The Warrants are measured at fair value on a recurring basis and were initially measured at fair value as Level 3 financial liabilities using a Binomial Lattice based approach as of the Company’s public offering date. The subsequent measurement of the Public Warrants as of March 31, and December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker BSN.WS. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants are classified as Level 2
As of March 31, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were $5.6 million and $10.5 million, respectively.
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2020	$9,078,787	$17,096,969	$26,175,756
Change in valuation inputs or other assumptions(1)	(3,477,500)	(6,54,015)	(10,041,515)
Fair value as of March 31, 2021	$5,601,287	$10,532,954	$16,134,241

(1)
Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liabilities in the Statement of Operations.

(2)
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 measurement and the estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 measurement during the period ended December 31, 2020 when the Public Warrants were separately listed and traded. The measurement for the Private Placement Warrants remains unchanged for the three months ended March 31, 2021.

Note 9 — Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring through June 9, 2021, the date the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

ANNEX A
BUSINESS COMBINATION AGREEMENT
by and among
BROADSTONE ACQUISITION CORP.
(Purchaser)
BROADSTONE SPONSOR LLP
(the Sponsor and the Purchaser Representative)
VERTICAL AEROSPACE LTD.
(Pubco)
VERTICAL AEROSPACE GROUP LTD.
(Company)
VINCENT CASEY
(solely in his capacity as the Company Shareholders Representative)
VERTICAL MERGER SUB LTD.
(Merger Sub)
and
THE COMPANY SHAREHOLDERS SET FORTH HEREIN
Dated as of 10 June 2021

EXHIBITS
Exhibit A — Form of New Registration Rights Agreement
Exhibit B.1 — Form of Lock-Up Agreement (Company Shareholders)
Exhibit B.2 — Form of Lock-Up Agreement (Sponsor)

Exhibit B.3 — Form of Lock-Up Agreement (American)
Exhibit B.4 — Form of Lock-Up Agreement (Loan Note Holder)
Exhibit B.5 — Form of Lock-Up Agreement (Avolon Warrantholders)
Exhibit C — Form of Subscription Agreement
Exhibit D.1 — Form of Shareholder Support Letter
Exhibit D.2 — Form of Sponsor Support Letter
Exhibit E — Form of Pubco Equity Incentive Plan
Exhibit F — Form of Plan of Merger
Exhibit G.1 — Form of Avolon Warrant Instrument
Exhibit G.2 — Form of American Warrant Instrument
Exhibit H.1 — Form of LNH SPA
Exhibit I.1 — Form of AA SPA

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement (this “Agreement”) is made and entered into as of 10 June 2021 by and among:
(1)
Broadstone Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability, with registered number 362713and whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Purchaser”);

(2)
Broadstone Sponsor LLP, a United Kingdom limited liability partnership, with registered number OC431761 and whose registered office is at 2nd Floor 7 Portman Mews South, London, United Kingdom, W1H 6AY, (“Sponsor”) and Purchaser Representative (“Purchaser Representative”);

(3)
Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability and having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”);

(4)
Vertical Merger Sub Ltd., a Cayman Islands exempted company incorporated with limited liability and having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and wholly-owned subsidiary of Pubco (“Merger Sub”);

(5)
Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (the “Company”);

(6)
Vincent Casey, a British citizen, solely in his capacity as the Company Shareholders Representative; and

(7)
the shareholders of the Company whose details are set forth in Schedule 1 to this Agreement (the “Company Shareholders”),

Purchaser, Pubco, Merger Sub the Company, Sponsor and the Company Shareholders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.
WHEREAS
(A)
The Company, directly and indirectly through its Subsidiaries, designs, develops and manufactures vertical take-off and landing electrically powered aircraft.

(B)
As of the date of this Agreement, (i) Stephen Fitzpatrick, a British citizen (“SF”), owns 123,220 Company A Ordinary Shares, (ii) Mark Yemm, a British citizen, owns 4,714 Company B Ordinary Shares and (iii) Samuel Sugden, a British citizen, owns 118 Company B Ordinary Shares, which, together with the AA Shares (as defined below), cumulatively represent 100% of the issued and outstanding share capital of the Company.

(C)
As of the date of this Agreement, the Company has outstanding (i) £25,000,000 of convertible loan notes under the Convertible Loan Note Instrument (collectively, the “Loan Notes”).

(D)
On or around the date hereof, each Loan Note Holder entered into a deed of noteholder, providing that, among other things, the Loan Note Holders will convert their respective Loan Notes into Company Loan Note Shares immediately prior to the Share Acquisition Closing.

(E)
Concurrently with the execution of this Agreement, the Loan Note Holders shall enter into a loan note holder share purchase deed in the Agreed Form, dated as of the date of this Agreement (the “LNH SPA”) substantially in the form attached hereto as Exhibit H.1, providing that, among other things, the Loan Note Holders will convert their respective Loan Notes into Company Loan Note Shares immediately prior to the Share Acquisition Closing and shall sell their respective Company Loan Note Shares to Pubco in accordance with the terms and conditions of the LNH SPA.

(F)
Immediately prior to the execution of this Agreement, American Airlines Inc. (“AA”) subscribed for 5,804 Company Z Ordinary Shares (the “AA Shares”).

(G)
Concurrently with the execution of this Agreement, AA shall enter into a share purchase deed in the Agreed Form, dated as of the date of this Agreement (the “AA SPA”) substantially in the form attached hereto as Exhibit I.1, providing that, among other things, AA shall sell the AA Shares to Pubco in accordance with the terms and conditions of the AA SPA.

(H)
Concurrently with the execution and delivery of this Agreement (i) the Company Shareholders shall enter into transaction support agreements in substantially the form attached as Exhibit D.1 (the “Shareholder Support Letters”) and (ii) the Sponsor shall enter into transaction support agreements in substantially the form attached as Exhibit D.2 (the “Sponsor Support Letters”).

(I)
Concurrently with the Share Acquisition Closing, Pubco shall enter into a warrant instrument in substantially the form attached as Exhibit G.1 pursuant to which, among other things, the Avolon Warrantholders will receive warrants for Pubco Ordinary Shares, some of which will partly vest at Share Acquisition Closing, subject to the terms of such warrant instrument (the “Avolon Warrant Instrument”).

(J)
Concurrently with the Share Acquisition Closing, Pubco shall enter into a warrant instrument in substantially the form attached as Exhibit G.2 pursuant to which, among other things, AA will receive warrants for Pubco Ordinary Shares, some of which will partly vest at Share Acquisition Closing, subject to the terms of such warrant instrument (the “American Warrant Instrument”).

(K)
Pubco is a newly incorporated Cayman Islands exempted company incorporated with limited liability that is a Cayman Islands tax resident and owned entirely by SF, who is not a U.S. citizen or resident.

(L)
Concurrently with the execution and delivery of this Agreement, in connection with the Transactions, Pubco, Purchaser and each of the investors listed on Schedule 4.18 (the “Subscribers”) will enter into certain Subscription Agreements, dated as of the date hereof (as amended or modified from time to time, the “Subscription Agreements”), each in substantially the same form as set forth on Exhibit C, for a private placement of Pubco Ordinary Shares (such private placements of Pubco Ordinary Shares, the “PIPE Subscriptions”), such PIPE Subscriptions to be consummated concurrently the consummation of the Share Acquisition;

(M)
The Parties desire and intend to effect a business combination transaction whereby (i) Purchaser will merge with and into Merger Sub (the “Merger”), as a result of which (a) the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company, (b) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time (other than the Purchaser Class B Shares and the Purchaser Private Warrants) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco concurrently with the Merger and (c) each issued and outstanding Purchaser Class B Share immediately prior to the Merger Effective Time shall be transferred to Pubco, in exchange for the right of the holder thereof to receive Pubco Ordinary Shares and (d) the Purchaser Private Warrants shall no longer be outstanding and shall automatically be cancelled, and (ii) Pubco will acquire all of the Company Shares in exchange for the payment, issue and delivery to the Company Shareholders of Pubco Ordinary Shares (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law.

(N)
On 10 September 2020, Purchaser entered into a Registration Rights Agreement with the Sponsor and the other “Holders” named therein (the “Sponsor Registration Rights Agreement”), which will be terminated and replaced with the New Registration Rights Agreement (as defined below).

(O)
The boards of directors of Purchaser, the Company, Pubco and Merger Sub have each (i) determined that the Transactions are fair, advisable, in the best interests of their respective companies and likely to promote the success of the respective companies for the benefit of their respective shareholders as a whole, and (ii) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein.

(P)
Certain capitalised terms used herein are defined in Article XIV hereof.

IT IS AGREED THAT:
ARTICLE I
MERGER
1.1   Merger.   At the Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the plan of merger substantially in the form set out in Exhibit F (the “Plan of Merger”), and in accordance with the applicable provisions of the Cayman Companies Act, Purchaser, as a constituent party for the purpose of the Cayman Companies Act, and Merger Sub, as a constituent party for the purpose of the Cayman Companies Act, shall consummate the Merger, pursuant to which Purchaser shall be merged with and into Merger Sub with Purchaser being the surviving entity for the purpose of the Cayman Companies Act, following which the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company. Purchaser, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to Purchaser for periods after the Merger Effective Time shall include the Surviving Company).
1.2   Merger Effective Time.   Purchaser and Merger Sub shall cause the Merger to be consummated by filing the Plan of Merger and other Cayman Merger Filing Documents to be filed with the Cayman Registrar. The Merger shall become effective on the Merger Closing Date when the Plan of Merger is registered by the Cayman Registrar or at such other, later date and time as is agreed between the Parties and specified in the Plan of Merger (such date and time is hereinafter referred as the “Merger Effective Time”).
1.3   Effect of the Merger.   At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger, and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Purchaser and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Purchaser and Merger Sub set forth in this Agreement to be performed after the Merger Effective Time.
1.4   Organisational Documents of Surviving Company.   At the Merger Effective Time, the Surviving Company shall adopt a new amended and restated memorandum and articles of association in a form to be agreed between Pubco, the Company and the Purchaser as soon as practicable after the date of this Agreement and in any event prior to the Share Acquisition Closing (the “Amended Purchaser Charter”).
1.5   Directors and Officers of Surviving Company.   At the Merger Effective Time, the board of directors and officers of the Surviving Company shall be the directors and officers of Purchaser, each to hold office in accordance with the Organisational Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified.
1.6   Effect of Merger on Purchaser Securities.   Each Purchaser Public Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached pursuant to the terms of this Agreement and the holder thereof shall be deemed to hold one (1) Purchaser Ordinary Share and one-half (1∕2) of a Purchaser Public Warrant in accordance with the terms of the applicable Purchaser Public Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6(a) below. At the Merger Effective Time, by virtue of the Merger and without any further action required on the part of any Party or the holders of securities of Purchaser or Merger Sub:
(a)   Purchaser Class A Shares.   Each Purchaser Class A Share issued and outstanding immediately prior to the Merger Effective Time (other than those described in Section 1.6(c) below) shall be converted automatically into the right of the holder thereof to receive a number of shares of Pubco Ordinary Shares such that each holder of record of Purchaser Class A Shares immediately prior to the Effective Time shall have the right to receive, in the aggregate, a number of Pubco Ordinary Shares equal to the product of (i) the total number of Purchaser Class A Shares held of record by such holder immediately prior to the Merger Effective Time, multiplied by (ii) the Exchange Ratio, subject to adjustment in accordance with Section 1.16, following which, all Purchaser Class A Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. The holders of the Purchaser Class A Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Purchaser Class A Shares (if any) shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with this Section 1.6 and Section 1.8.   Each certificate formerly representing Purchaser Class A Shares (other those described in Section 1.6(c) below) shall thereafter represent only the right to receive the same number of Pubco Ordinary Shares in accordance with this Section 1.6(a).
(b)   Purchaser Public Warrants.   Every issued and outstanding Purchaser Public Warrant shall be converted automatically into the right of the holder thereof to receive one (1) Pubco Public Warrant. At the Merger Effective Time, the Purchaser Public Warrants shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants. At or prior to the Merger Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Public Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Public Warrants.
(c)   Cancellation of Capital Shares Owned by Purchaser.   At the Merger Effective Time, if there are any shares of Purchaser that are owned by Purchaser as treasury shares, such shares shall be automatically cancelled and extinguished without any conversion thereof or payment therefor.
(d)   Transfers of Ownership.   If any certificate for securities of Pubco is to be issued in a name other than that in which the certificate surrendered, or transferred to Pubco, in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered, or transferred to Pubco, will be accompanied by an appropriate instrument of transfer and that the person requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Pubco in any name other than that of the registered holder of the certificate surrendered or transferred, or established to the satisfaction of Pubco or any agent designated by it that such Tax has been paid or is not payable.
(e)   No Liability.   Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, the Company or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
1.7   Transfer of Purchaser Class B Shares.   Concurrently with, and as part of the same transaction as, the Merger, and effective as at the Merger Effective Time, and subject to and upon the terms and conditions of this Agreement and the Organisational Documents of the Purchaser, the Sponsor as sole holder of Purchaser Class B Shares, shall sell and transfer to Pubco, and Pubco shall purchase from the Sponsor, all of the legal and beneficial title to the Purchaser Class B Shares, with full title guarantee, free from all Liens and together with all rights attaching to the Purchaser Class B Shares at the Merger Effective Time (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Purchaser Class B Shares after the Merger Effective Time). In consideration for the purchase of each one (1) Purchaser Class B Share, Pubco shall issue to the Sponsor, one (1) duly authorized, validly allotted, issued, fully paid and nonassessable Pubco Ordinary Share (deemed to have a value of ten dollars ($10.00) per share). At the Merger Effective Time, the Sponsor as sole holder of Purchaser Class B Shares shall deliver or procure the delivery to Pubco of: (i) a duly executed share transfer form in respect of the Purchaser Class B Shares to effect the transfer of the Purchaser Class B Shares; (ii) share certificates representing the Purchaser Class B Shares and in the event that any such certificate shall have been lost, stolen or destroyed, in lieu of delivery of such certificate to Pubco, the Sponsor shall instead deliver to Pubco an indemnity for such lost certificate in form and substance reasonably acceptable to Pubco; (iii) an irrevocable power of attorney in Agreed Form in favour of Pubco in respect of rights attaching to the Purchaser Class B Shares; (iv) a copy of any power of attorney in Agreed Form under which any document to be executed by the Sponsor under this Section 1.7 has been executed; and (v) a copy of the executed and undated resolution of the board of directors of the Purchaser (1) approving the form of the share transfer form and the transfer of the Purchaser Class B Shares from the Sponsor to Pubco, and (2) instructing the board of directors of the Purchaser to update the Purchaser’s register of members such that Pubco is entered in the register of members as the sole holder of all of the Purchaser Class B Shares and (vi) elections under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 in respect of the Pubco Ordinary Shares issued under this Section 1.7 that have been executed by its relevant members for countersignature by Pubco, to the extent applicable to such Pubco Ordinary Shares.
1.8   Reclassification of Purchaser Class B Shares.   Immediately after the Merger Effective Time, each Purchaser Class B Share transferred to Pubco under Section 1.7 shall be converted and redesignated into an ordinary share of a par value of $0.0001 in the share capital of Purchaser.
1.9   Effect of Merger on Pubco.   At the Merger Effective Time, without any further action required on the part of any Party or any equityholder of Purchaser or Pubco (save as referred to in this Section 1.9), all of the shares of Pubco issued and outstanding immediately prior to the Merger Effective Time (excluding, for the avoidance of doubt, any Pubco Ordinary Shares issued at the Merger Effective Time) shall be irrevocably surrendered to Pubco for cancellation and for nil consideration standing in the name of SF in the register of members of Pubco, and SF (as sole holder of such Pubco shares being surrendered) hereby irrevocably consents to such surrender. For the avoidance of doubt, upon such surrender and cancellation of such Pubco Ordinary Shares, Pubco shall continue to have shares in issue.
1.10   Effect of Merger on Merger Sub.   At the Merger Effective Time, the one (1) share issued and outstanding in Merger Sub shall be cancelled.
1.11   Satisfaction of Rights.   All securities issued upon the surrender, conversion or transfer of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale, exchange and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.
1.12   Lost, Stolen or Destroyed Purchaser Certificates.   In the event any certificates representing Purchaser Securities shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an indemnity of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6.
1.13   Taking of Necessary Action; Further Action.   If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Merger Sub, the officers and directors of Purchaser and Merger Sub are fully authorised in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
1.14   Purchaser Private Warrants.   One day prior to the Merger Effective Time, the Sponsor shall irrevocably forfeit and surrender to the Purchaser for cancellation and for nil consideration its Purchaser Private Warrants, which shall be deemed automatically cancelled and retired and shall cease to exist.
1.15   Tax Consequences.   The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, (i) Purchaser shall make an election pursuant to Treasury Regulations Section 301.7701-3 to be treated as an entity disregarded as separate from Pubco, effective as of one day after the Merger Closing Date and (ii) the Merger is intended to qualify as a reorganisation within the meaning of Section 368(a) of the Code and this Agreement is intended to constitute and the Parties hereby adopt this Agreement as a “plan or reorganisation” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Tax Treatment”). To the extent required to do so under applicable law, the Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterisation. Each of the Parties acknowledge and agree that each (a) has had the opportunity to obtain legal and Tax advice with respect to the transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger does not qualify as a reorganisation within the meaning of Section 368(a) of the Code.

1.16   Anti-Dilution Adjustments.   The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Purchaser Class A Shares, Purchaser Class B Shares or Pubco Ordinary Shares, as applicable, or securities convertible into any such securities, reorganisation, recapitalisation, reclassification or other like change with respect to Purchaser Class A Shares, Purchaser Class B Shares or Pubco Ordinary Shares as applicable, having a record date occurring on or after the date of this Agreement and prior to the Merger Effective Time; provided that nothing in this Section 1.16 shall be construed to permit Pubco or the Purchaser to take any action with respect to its securities that is prohibited by the terms of this Agreement.
ARTICLE II
SHARE ACQUISITION
2.1   Exchange of Company Shares.   At the Share Acquisition Closing and subject to and upon the terms and conditions of this Agreement and the articles of association of the Company, the Company Shareholders shall sell and transfer to Pubco, and Pubco shall purchase from the Company Shareholders, all of the legal and beneficial title to the Company Shares, with full title guarantee, free from all Liens and together with all rights attaching to the Company Shares at the Share Acquisition Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Share Acquisition Closing).
2.2   Consideration.
(a)   Subject to and upon the terms and conditions of this Agreement, in full payment for the Company Shares, Pubco shall, without duplication, issue to the Company Shareholders their Pro Rata Portion of the Exchange Shares.
(b)   Prior to the Share Acquisition Closing, the Company Shareholders shall provide written instructions to Pubco and its Transfer Agent to issue the Exchange Shares in accordance with their Pro Rata Portion.
(c)   At the Share Acquisition Closing, Pubco shall cause the Exchange Shares to be issued to the Company Shareholders in accordance with Section 2.2(b).
2.3   Transfer of Company Shares and Other Undertakings.
(a)   At the Share Acquisition Closing, each Company Shareholder shall deliver or procure the delivery to Pubco of:
(i)   a duly executed stock transfer form in respect of its Company Shares to effect the transfer of its Company Shares (the “STFs”);
(ii)   share certificates representing its Company Shares (“Company Certificate”). In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the relevant Company Shareholder may instead deliver to the Company an indemnity for lost certificate in form and substance reasonably acceptable to the Company and Pubco;
(iii)   an irrevocable power of attorney in Agreed Form given by each Company Shareholder in favour of Pubco in respect of rights attaching to its Company Shares;
(iv)   a copy of any power of attorney in Agreed Form under which any document to be executed by any Company Shareholder under this Agreement has been executed;
(v)   a copy of the executed and undated resolution of the board of directors of the Company (1) approving the form of the STFs and the transfer of the Company Shares, the Company Loan Note Shares and the AA Shares from the Company Shareholders, the Loan Note Holders and AA, respectively, to Pubco, (2) instructing the board of directors of the Company to update the Company’s register of members such that Pubco is entered in the register of members as the sole holder of all of the Company Shares, the Company Loan Note Shares and the AA Shares (subject only to due stamping), and (3) resolving that the necessary filings in connection with the aforementioned matters be submitted to the Registrar thereby notifying the Registrar of such matters;
(vi)   a duly executed irrevocable notice from the Company to Imagination Industries Incubator Limited terminating the inter-company services agreement dated 1 July 2020 between them by no later than 31 December 2021; and
(vii)   an election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 in respect of the Exchange Shares, duly executed by Pubco.
(b)   Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.
2.4   Company Options.   (i) Pubco shall grant, on or as soon as reasonably practicable following the Share Acquisition Closing, subject to and upon the terms and conditions of this Agreement, in exchange for the cancellation and release of each Company Option by its holder, options over Pubco Ordinary Shares of equivalent value and on equivalent terms as regards vesting, exercise, indemnities and other provisions relating to tax as the Company Options (unless otherwise determined by the Company with the Purchaser’s consent (not to be unreasonably withheld)) (such option, the “Pubco Options”) and the Company shall procure that each such holder of a Company Option will provide written consent in the Agreed Form to such exchange, cancellation and release. The Company shall take reasonable steps to agree with Her Majesty’s Revenue and Customs (“HMRC”), the unrestricted market value of (a) the shares that were the subject of the Company Options and (b) the shares that are the subject of the Pubco Options, at the time of their respective grants. The Company agrees to provide copies of any documents in its possession relating to the exchange of Company Options for the Pubco Options, to keep the Sponsor reasonably informed of any discussions with HMRC relating to the same, and to provide copies of any correspondence the Company intends to submit to HMRC in respect of the same in sufficient time to allow the Sponsor to review and provide comments for the Company’s reasonable consideration.
2.5   Company Shareholder Consent.   Each Company Shareholder hereby approves, authorises and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Company Shareholder acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of such Company Shareholder as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organisational Documents, any other agreement in respect of the Company to which such Company Shareholder is a party or bound and all applicable Laws. Each of the Company Shareholders hereby waives and disapplies any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights (each, howsoever described) which may have been conferred on it under the Company’s Organisational Documents (or any other document) or otherwise as may affect the transactions contemplated by this Agreement and the Ancillary Documents (other than its rights pursuant to this Agreement). Further, subject to applicable Law, the Company and the Company Shareholders hereby waive any obligations of the parties under the Company’s Organisational Documents (or any other document) to the extent they relate to the transactions contemplated by this Agreement and the Ancillary Documents.
2.6   Termination of Certain Agreements.   Without limiting the provisions of Section 2.5 or Section 12.2, the Company and the Company Shareholders hereby agree that, effective at the Share Acquisition Closing, any shareholders, voting or similar agreement among the Company and any of the Company Shareholders or among the Company Shareholders with respect to the Company or its shares shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for the Company. Further, the Company and the Company Shareholders hereby waive any obligations of the parties under any agreement described in the preceding sentence with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement and the Ancillary Documents.
2.7   Release of Funds from Trust Account.   Subject to the terms and conditions of the Trust Agreement, each Party shall use reasonable endeavours, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Share Acquisition Closing.
2.8   Appointment of Transfer Agent.   Prior to the Merger Closing, Pubco shall appoint a transfer agent reasonably acceptable to Purchaser (the “Transfer Agent”), as its agent, for the purpose of (a) exchanging Purchaser Securities for Pubco Securities, and (b) delivering Exchange Shares. The Transfer Agent shall (a) exchange Purchaser Securities for Pubco Securities, and (b) deliver Exchange Shares, in each case in accordance with the terms of this Agreement, the LNH SPA, the AA SPA and, to the extent applicable, the Plan of Merger, the Cayman Companies Act and customary transfer agent procedures and the rules and regulations of the Depository Trust Company.
ARTICLE III
CLOSING
3.1   Closing.   Subject to the satisfaction or waiver of the conditions set forth in Article X, the closing of the Merger (the “Merger Closing”) shall occur on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be fulfilled at the Share Acquisition Closing, but subject to the satisfaction or waiver of such conditions), or at such other date as Purchaser, Pubco, Merger Sub and the Company may agree in writing. Subject to the Merger Closing, the closing of the Share Acquisition (the”Share Acquisition Closing”) shall occur at 00:01 hrs (London (UK) time) on the first (1st) Business Day following the Merger Closing. The date of the Merger Closing shall be referred to herein as the “Merger Closing Date”. The date of the Share Acquisition Closing shall be referred to herein as the “Share Acquisition Closing Date”. Each of the Merger Closing and the Share Acquisition Closing shall take place virtually by telephone or video conference and/or through the electronic exchange of transaction document or at such other place or form as Purchaser, Pubco, Merger Sub and the Company may agree in writing, and at such times on the Merger Closing Date and the Share Acquisition Closing Date as Purchaser, Pubco, Merger Sub and the Company agree in writing.
ARTICLE IV
WARRANTIES OF PURCHASER
Except as fairly disclosed, other than in respect of the Purchaser Fundamental Warranties, in (i) the disclosure schedules delivered by Purchaser to the Company and the Company Shareholders on the date hereof (the “Purchaser Disclosure Schedules”) or (ii) the SEC Reports that are available on the SEC’s website through EDGAR prior to the date of this Agreement, Purchaser warrants to the Company, Pubco, Merger Sub and the Company Shareholders, as of the date hereof and as of the Merger Closing, as follows:
4.1   Organisation and Standing.   Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organisational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organisational Documents.
4.2   Authorisation; Binding Agreement.   Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorised by the board of directors of Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorise the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. Purchaser’s board of directors, at a duly called and held meeting or in writing as permitted by Purchaser’s memorandum and articles of association, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Purchaser and Purchaser’s shareholders in accordance with the Cayman Companies Act, (ii) approved and adopted this Agreement, (iii) recommended that Purchaser’s shareholders vote in favour of the approval of this Agreement, the Merger, and the other Shareholder Approval Matters in accordance with the Cayman Companies Act (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Shareholder Approval Matters be submitted to Purchaser’s shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorisation, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganisation and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).
4.3   Governmental Approvals.   No Consent of any Governmental Authority on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) any filings required with NYSE or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act and the Exchange Act, and (c) registration of the Merger by the Cayman Registrar.
4.4   Non-Contravention.   The execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organisational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.
4.5   Capitalisation.
(a)   As of the date of this Agreement, the issued and outstanding Purchaser Securities are set forth hereto in Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding Purchaser preferred shares. All outstanding shares of Purchaser Securities are duly authorised, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under the Laws of the Cayman Islands, Purchaser’s Organisational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities have been issued in violation of any applicable securities

Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.
(b)   Except as set forth in Schedule 4.5(a) or Schedule 4.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting or transfer of any shares of Purchaser.
(c)   All Indebtedness of Purchaser as of the date of this Agreement is disclosed in Schedule 4.5(c). No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser, or (iii) the ability of Purchaser to grant any Lien on its properties or assets. As of the date hereof, Purchaser does not have any present intention, agreement, arrangement or understanding to enter into or incur, any additional obligations with respect to or under any Indebtedness.
(d)   Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorised any of the foregoing.
4.6   SEC Filings; Purchaser Financials; Internal Controls.
(a)   Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Share Acquisition Closing. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports in each of the fiscal years of Purchaser, (ii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the IPO (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) and (ii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)   As of the date of this Agreement, (i) the Purchaser Public Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on NYSE under the ticker symbols BSN.U, BSN and BSN WS, respectively, (ii) Purchaser has not received any written deficiency notice from NYSE relating to the continued listing requirements of such Purchaser Securities, (iii) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority, Inc. with respect to any intention by such entity to suspend, prohibit or terminate the listing of such Purchaser Securities on NYSE, and (iv) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of NYSE.
(c)   The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) in the case of audited financial statements, PCAOB standards.
(d)   Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.
(e)   Since the IPO, neither Purchaser nor Purchaser’s independent auditors has identified or been made aware of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser, (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a role in the internal controls over financial reporting of Purchaser or (iv) any written claim or allegation regarding any of the foregoing.
(f)   Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP, and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.
(g)   There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not taken any action prohibited by Section 402 of SOX.
(h)   To the Knowledge of Purchaser, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of Purchaser, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
4.7   Absence of Certain Changes.   As of the date of this Agreement, Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) since the IPO, not been subject to a Material Adverse Effect.
4.8   Compliance with Laws.   Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.
4.9   Actions; Orders; Permits.   There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser or on the ability of Purchaser to enter into and perform its obligations under this Agreement. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.
4.10   Taxes and Returns.
(a)   Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are to its Knowledge true, accurate, correct and complete in all material respects. Purchaser has timely paid, or caused to be paid, all material Taxes required to its Knowledge to be paid, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP.
(b)   To the Knowledge of Purchaser, there are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against Purchaser, in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP).
(c)   There are no material Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where a Target Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.
(d)   Purchaser has never been a party to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).
(e)   Purchaser has never been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.
(f)   Purchaser has not been since its formation a tax resident outside of the Cayman Islands and Purchaser does not have a permanent establishment, branch or is otherwise subject to Tax in any jurisdiction other than the Cayman Islands.
4.11   Employees and Employee Benefit Plans.   Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Except as set forth on Schedule 4.11, neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Purchaser, or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit.
4.12   Properties.   Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.
4.13   Material Contracts.
(a)   Except as set forth on Schedule 4.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser or any of its current or future Affiliates, any acquisition of material property by Purchaser or any of its current or future Affiliates, or restricts in any material respect the ability of Purchaser or any of its current or future Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.
(b)   With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.
4.14   Transactions with Affiliates.   Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding capital stock as of the date hereof, on the other hand.
4.15   Investment Company Act; JOBS Act.   Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.
4.16   Finders and Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies, the Company Shareholders or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser. Schedule 4.16 shall set forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Share Acquisition Closing, be due.
4.17   Certain Business Practices.
(a)   Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction. No Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.
(b)   The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.
(c)   None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority, (ii) organised, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine), or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or other applicable Governmental Authority in the last five (5) fiscal years. Neither Purchaser nor any of its directors or officers, nor, to the knowledge of Purchaser, any other Representative acting on behalf of Purchaser has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority. No Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.
4.18   Insurance.   Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Purchaser.
4.19   PIPE Investment Amount; Subscription Agreements.   Purchaser has delivered to the Company true, correct and complete copies of each of the fully executed Subscription Agreements pursuant to which the Subscribers have committed, subject to the terms and conditions therein, to purchase 8,900,000 Pubco Ordinary Shares in the aggregate for consideration, comprising payments of cash, of an aggregate of eighty-nine million dollars ($89,000,000) (the “PIPE Investment Amount”). Each of the Subscription Agreements is in full force and effect and is legal, valid and binding upon Pubco and Purchaser and, to the Knowledge of Purchaser, the Subscribers, enforceable in accordance with its terms. None of the Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the Knowledge of Purchaser, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by the Subscriber in any respect. As of the date hereof, there are no side letters or Contracts to which Pubco, Purchaser or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Subscription Agreements or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Each of Pubco and Purchaser has fully paid any and all commitment fees or other fees required in connection with the Subscription Agreements that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements. Each of Pubco and Purchaser has, and to the Knowledge of Purchaser, the Subscriber has, complied with all of its obligations under the Subscription Agreements. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements, other than as expressly set forth in the Subscription Agreements. To the Knowledge of Purchaser, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Pubco, Purchaser or the Subscribers, (ii) assuming the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 will be satisfied, constitute a failure to satisfy a condition on the part of Pubco, Purchaser or the Subscriber or (iii) assuming the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 will be satisfied result in any portion of the amounts to be paid by the Subscribers in accordance with the Subscription Agreements being unavailable on the Share Acquisition Closing Date. As of the date hereof, assuming the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 will be satisfied, Purchaser has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Purchaser is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.
4.20   Information Supplied.   None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies, the Company Shareholders, the Loan Note Holders or any of their respective Affiliates.
4.21   Trust Account.   As of the date hereof, Purchaser had an amount of assets in the Trust Account of not less than three hundred five million three hundred thousand and ten dollars ($305,300,010). The funds held in the Trust Account are invested in U.S. government securities with a maturity of one hundred and eighty-five (185) days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Schedule 4.21 or Taxes, (ii) Purchaser’s shareholders prior to the Merger Effective Time who shall have elected to redeem their Purchaser Ordinary Shares pursuant to Purchaser’s Organisational Documents or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a

Business Combination, or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser’s shareholders) to any portion of the funds in the Trust Account. Prior to the Share Acquisition Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Ordinary Shares pursuant to Purchaser’s Organisational Documents, or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Relevant Date, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organisational Documents shall terminate, and as of the Relevant Date, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organisational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the transactions contemplated hereby. As of the date hereof, assuming the accuracy of the warranties of the Company contained herein and the compliance by the Company, Pubco and Merger Sub with their respective obligations hereunder, Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser on the Share Acquisition Closing Date.
4.22   Warranties.   Purchaser acknowledges and agrees that, except as set forth in Article V, Article VI (including the related portions of the Company Disclosure Schedules) and Article VII, no warranties have been made by Pubco, Merger Sub, the Company, the Company Shareholders or any of their respective Representatives.
4.23   Litigation.   Since Purchaser’s formation, there are: (a) no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its properties or assets, or any of the directors or officers of Purchaser in their capacity as such; (b) to the Knowledge of Purchaser, no facts or circumstances that would reasonably be expected to give rise to any material Action; (c) no pending or, to the Knowledge of Purchaser, threatened in writing to Purchaser, audits, examinations or investigations by any Governmental Authority of Purchaser; (d) no pending or threatened in writing Actions by Purchaser against any third party; (e) no settlement or similar agreement that imposes any material ongoing obligations or restrictions on the Purchaser; and (f) no Orders imposed or, to the Knowledge of Purchaser, threatened to be imposed upon Purchaser or any of its properties or assets, or any of the directors or officers of Purchaser in their capacity as such.
ARTICLE V
WARRANTIES OF PUBCO AND MERGER SUB
Each of Pubco and Merger Sub warrants to Purchaser, the Company and the Company Shareholders, as of the date hereof and as of the Merger Closing, as follows:
5.1   Organisation and Standing.   Each of Pubco and Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Each of Pubco and Merger Sub has heretofore made available to Purchaser and the Company accurate and complete copies of its Organisational Documents, as currently in effect. Each of Pubco and Merger Sub is not in violation of any provision of its Organisational Documents in any material respect.
5.2   Authorisation; Binding Agreement.   Subject to obtaining the Required Shareholder Approval and the adoption of the Amended Purchaser Charter, each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary

Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the board of directors and shareholder of each of Pubco and Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the adoption of the Amended Pubco Charter), on the part of Pubco and Merger Sub are necessary to authorise the execution and delivery of this Agreement and each Ancillary Document to which Pubco or Merger Sub is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by Pubco and Merger Sub (as applicable) and, assuming the due authorisation, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of each of Pubco and Merger Sub, enforceable against each of Pubco and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
5.3   Governmental Approvals.   No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Pubco and Merger Sub of this Agreement and each Ancillary Document to which Pubco or Merger Sub is a party or the consummation by each of Pubco and Merger Sub of the transactions contemplated hereby and thereby, other than (a) such filings as are expressly contemplated by this Agreement, including the Amended Purchaser Charter, (b) any filings required with NYSE or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and (d) registration of the Merger by the Cayman Registrar.
5.4   Non-Contravention.   The execution and delivery by each of Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by each of Pubco and Merger Sub of the transactions contemplated hereby and thereby, and compliance by each of Pubco and Merger Sub with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Purchaser Charter, conflict with or violate any provision of the Organisational Documents of each of Pubco and Merger Sub, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to each of Pubco and Merger Sub or any of Pubco’s or Merger Sub’s properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by each of Pubco and Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of each of Pubco and Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of each of Pubco and Merger Sub, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on each of Pubco and Merger Sub (as applicable).
5.5   Pubco Capitalisation.
(a)   As of the date hereof, Pubco is authorised to issue a maximum of 50,000 of Pubco Ordinary Shares, of which one (1) Pubco Ordinary Share is issued and outstanding, which is owned by SF. Prior to giving effect to the transactions contemplated by this Agreement, Pubco does not have any Subsidiaries or own any equity interests in any other Person, other than Merger Sub. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.
(b)   On the Share Acquisition Closing Date all of the issued and outstanding Pubco Ordinary Shares (A) will be duly authorised, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any pre-emptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person in an agreement to which Pubco is a party or by which it is bound.

(c)   Except as set forth in the Pubco Disclosure Schedule, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Pubco or (B) obligating Pubco to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Pubco to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of Pubco to repurchase, redeem or otherwise acquire any shares of Pubco or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which Pubco is a party with respect to the voting or transfer of any shares of Pubco.
5.6   Merger Sub Capitalisation.   As of the date hereof, Merger Sub is authorised to issue a maximum of 50,000 of Merger Sub Ordinary Shares, of which one (1) Merger Sub Ordinary Share is issued and outstanding, which is owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, Merger Sub does not have any Subsidiaries or own any equity interests in any other Person.
5.7   Activities.   Since its formation, each of Pubco and Merger Sub (i) has not engaged in any business activities other than as contemplated by this Agreement, (ii) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, other than Pubco’s ownership of Merger Sub, (iii) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and (iv) other than its Organisational Documents, this Agreement and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.
5.8   Finders and Brokers.   No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of each of Pubco or Merger Sub (excluding, for the avoidance of doubt, any fees or commissions as set forth on Schedule 4.16).
5.9   Investment Company Act.   Each of Pubco and Merger Sub is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.
5.10   Information Supplied.   None of the information supplied or to be supplied by each of Pubco and Merger Sub expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s, Pubco’s or Merger Sub’s, shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by each of Pubco and Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, each of Pubco and Merger Sub does not make any warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Company Shareholders or any of their respective Affiliates.

5.11   Taxes and Returns.
(a)   Pubco has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are to its Knowledge true, accurate, correct and complete in all material respects. Pubco has timely paid, or caused to be paid, all material Taxes required to its Knowledge to be paid, other than such Taxes for which adequate reserves have been established in accordance with GAAP.
(b)   To the Knowledge of Pubco, there are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against Pubco, in respect of any material Tax, and Pubco has not been notified in writing of any material proposed Tax claims or assessments against Pubco (other than, in each case, claims or assessments for which adequate reserves have been established in accordance with GAAP).
(c)   There are no material Liens with respect to any Taxes upon any of Pubco’s assets, other than Permitted Liens. Pubco has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Pubco for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where a Target Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.
(d)   Pubco has never been a party to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).
(e)   Pubco has never been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.
(f)   Pubco has not been since its formation a tax resident outside of the Cayman Islands and Pubco does not have a permanent establishment, branch or is otherwise subject to Tax in any jurisdiction other than the Cayman Islands and Pubco is not subject to Tax in the Cayman Islands.
ARTICLE VI
WARRANTIES OF THE COMPANY
Except as fairly disclosed, other than in respect of the Company Fundamental Warranties, in (i) the disclosure schedules delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedules”) or (ii) the contents of the Data Room, the Company hereby warrants to Pubco as of the date hereof and as of the Share Acquisition Closing, as follows:
6.1   Organisation and Standing.   The Company is a company duly organised, validly existing and in good standing under the Laws of England and Wales and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organisation and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates would individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. The Company has provided to Purchaser accurate and complete copies of the Organisational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organisational Documents in any material respect.

6.2   Authorisation; Binding Agreement.   The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorised by the board of directors and shareholders of the Company (as applicable) in accordance with the Company’s Organisational Documents and any applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorise the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorisation, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
6.3   Capitalisation.
(a)   The allotted and issued share capital of the Company consists of, excluding any Company Loan Note Shares and AA Shares, 123,220 Company A Ordinary Shares and 4,832 Company B Ordinary Shares, and there are no other issued or outstanding equity interests of the Company. Except for the Company Loan Note Shares to be held by the Loan Note Holders and the AA Shares held by AA, (i) the Company Shareholders are the legal and beneficial owners of all of the issued Company Shares, (ii) subject to the conversion of the Loan Notes, the Loan Note Holders are the legal and beneficial owner of all of the Company Loan Note Shares and (iii) AA is the legal and beneficial owner of all of the AA Shares, with each Company Shareholder owning the Company Shares set forth opposite the name of such Company Shareholder on Schedule 6.3(a), all of which Company Shares are owned by the Company Shareholders free from any Liens other than those imposed under the Company’s Organisational Documents, applicable securities Laws or as set forth on Schedule 6.3(a). After giving effect to the Share Acquisition, the transactions contemplated under the LNH SPA and the transactions contemplated under the AA SPA, Pubco shall own all of the issued share capital of the Company free from any Liens other than those imposed under the Company’s Organisational Documents and applicable securities Laws. All of the issued shares of the Company have been duly authorised and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the UK Companies Act, any other applicable Law, the Company’s Organisational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.
(b)   No Target Company currently has, and no Target Company has had, since its formation, any stock option or other equity incentive plans. Except as set forth on Schedule 6.3(b), there are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organisational Documents which have been disapplied and waived by the Company Shareholders pursuant to Section 2.5 hereof, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of the Company Shareholders or any of their respective Affiliates are a party or bound relating to any Equity Securities of the Company, whether or not outstanding. There are no outstanding or authorised equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3(b), there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any Company Shares or any AA Shares. Except as set forth in the Company’s Organisational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its Equity Securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. Except as set forth on Schedule 6.3(b), as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
(c)   Since 1 January 2019, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorised any of the foregoing.
6.4   Subsidiaries.   Schedule 6.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organisation, (b) its authorised shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding Equity Securities of each Subsidiary of the Company are duly authorised and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organisational Documents or applicable Laws). There are no Contracts to which the Company or any of its Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Subsidiary of the Company other than the Organisational Documents of any such Subsidiary. There are no outstanding or authorised options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, neither the Company nor any Subsidiary or Affiliate owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.
6.5   Governmental Approvals.   No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which it is or required to be a party or otherwise bound, or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) any filings required with NYSE or the SEC with respect to the Transactions, and (b) applicable requirements, if any, of the Securities Act, the Exchange Act.
6.6   Non-Contravention.   The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organisational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.
6.7   Financial Statements.
(a)   True and correct copies of the Management Accounts have been provided to Purchaser. As used herein, the term “Management Accounts” means, collectively, the unaudited monthly management accounts of the Company, consisting for each of a profit and loss account for the period beginning on 1 January 2020 and ended on 31 March 2021.
(b)   The Management Accounts were prepared from the books and records of the Company as of the times and for the periods referred to therein. The profit and loss accounts included in the Management Accounts fairly present in all material respects the results of operations of the Company for the periods presented; provided, however, that the Management Accounts are subject to normal recurring year-end audit adjustments.
(c)   When made available pursuant to Section 8.7, the Consolidated Company Financials shall (i) be prepared from the books and records of the Company or the Target Companies as of the times and for the periods referred to therein, (ii) be prepared in accordance with IFRS, consistently applied throughout and among the periods involved, and (iii) fairly present in all material respects the consolidated assets, liabilities and financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.
(d)   Each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are in accordance with applicable Law and provide reasonable assurance that (i) transactions are executed with management’s authorisation, (ii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iii) access to such Target Company’s assets is permitted only in accordance with management’s authorisation, and (iv) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since its formation, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.
(e)   As of the date hereof, the Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 6.7(e), and in such amounts (including principal and any accrued but unpaid interest with respect to such Indebtedness), as set forth therein. Except as set forth on Schedule 6.7(e), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.
(f)   Except as set forth on Schedule 6.7(f), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS), except for those that will be reflected or reserved on or provided for in the consolidated balance sheet of the Target Companies contained in the Consolidated Company Financials, or are not material and were incurred after 31 December 2020 in the ordinary course of business (other than Liabilities for breach of any Contract or violation of any Law).
(g)   All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

6.8   Absence of Certain Changes.   Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, each Target Company, since 1 January 2021, (i) has conducted its business only in the ordinary course of business, (ii) has not been subject to a Material Adverse Effect, and (iii) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Section 8.2) if such action were taken on or after the date hereof without the consent of Purchaser.
6.9   Compliance with Laws.   Except as set forth on Schedule 6.9 and where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, each Target Company is and, since the date of its formation has been, in compliance with, and not in conflict, default or violation of, any applicable Laws, including for the avoidance of doubt non-compliance with any anti-tax evasion Laws that give rise to a need for a Target Company to maintain appropriate Tax evasion prevention procedures, and no Target Company has received, since the date of its formation, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound in any material respect.
6.10   Company Permits.   Each Target Company (and each of its directors, officers or employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to any Target Company), holds all Permits necessary to lawfully conduct its business as presently conducted, and to develop, own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and since its formation, no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the cancellation, restriction, termination, revocation or modification of any Company Permit. No application or notice relating to a Company Permit has been refused.
6.11   Litigation.   Except as described on Schedule 6.11, as of the date of this Agreement, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened since the date of its formation), or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since the date of its formation, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders in their capacity as such, its business, Equity Securities or assets. The items listed on Schedule 6.11, if finally determined adverse to the Target Companies, will not be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Since the date of its formation, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any offence or any crime involving fraud.
6.12   Material Contracts.
(a)   Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company is bound (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:
(i)   contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, in each case in any material respect, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favoured pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)   relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;
(iii)    is with a Material Supplier;
(iv)   involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;
(v)   evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000;
(vi)    involves any grants, subsidies or financial assistance from any Governmental Authority or other body;
(vii)   involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 or shares or other equity interests of any Target Company or another Person;
(viii)    relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;
(ix)   by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $2,000,000 in the aggregate;
(x)   contains licenses, sublicenses and other agreements or permissions, under which a Target Company is a licensee or otherwise is authorised to use or practice any Intellectual Property of a third party, excluding (A) Immaterial Licenses, (B) licenses for Open Source Materials and (C) “shrink wrap,” “click wrap,” and “off the shelf” Software licenses and other agreements for Software (or the provision of Software-enabled services) that is not included in or linked to any Company Products or any Company Software and is commercially available to the public generally with license, maintenance, support and other fees of less than $500,000 per year (“Material Inbound Licenses”);
(xi)   pursuant to which any Target Company has granted to any third party any license, right, immunity or authorisation to use or otherwise exploit any Company Owned IP, excluding Immaterial Licenses (“Material Outbound Licenses”);
(xii)   pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contracts with Contributors substantially in the form of the templates of written Contracts provided by the Company to Purchaser entered into in the ordinary course of business, or (B) transferred to any third party any ownership right to any material Intellectual Property;
(xiii)    for, or relating to, the employment or hiring or engagement for services of any director, officer, employee, or consultant of the Company that is not terminable by any Target Company with notice without any cost or other Liability (except as required by Law), including any Contract requiring the relevant Target Company to make a payment to any employee on account of any transaction contemplated by this Agreement or any Ancillary Document;
(xiv)   obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;
(xv)   is between any (A) Target Company and (B) any Company Shareholder or any directors, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;
(xvi)   is a labour agreement, collective bargaining agreement, or other labour-related agreement or arrangement with any labour union, labour organisation, works council or other employee-representative body;
(xvii)   obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);
(xviii)   relates to a settlement of any Action entered into within two (2) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);
(xix)   provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or
(xx)    that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.
(b)   Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received or served written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.
6.13   Intellectual Property.
(a)   Schedule 6.13(a)(i) sets forth, as of the date hereof, a complete and accurate list of all registered and applied-for Intellectual Property owned (or purported to be owned) by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, if applicable, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates. Schedule 6.13(a)(ii) sets forth, as of the date hereof, a complete and accurate list of all material unregistrable Intellectual Property owned (or purported to be owned) by a Target Company. Schedule 6.13(a)(iii) sets forth a complete and accurate list of each Contract pursuant to which any Target Company is obligated to pay any royalties, fees, commissions or other amounts to any other Person upon or solely for the use of any Intellectual Property in or with a Company Product, which royalties, fees, commissions or other amounts are payable in connection with the provision or distribution of such Company Product to a third party. Except as set forth on Schedule 6.13(a)(iv), the Target Companies exclusively own all Company Owned IP, free and clear of all Liens (other than Permitted Liens), without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Owned IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP. All Company Registered IP is subsisting and, to the Knowledge of the Company, all Company Registered IP (excluding applications for registration) are valid and enforceable (and there have been no acts or omissions that the Company is aware of that would prejudice the enforcement by the Target Companies, including acquiescence by any Target Company in any unauthorised use by third parties).
(b)   The Target Companies either own, or have valid licenses to use, all Intellectual Property required to carry on the business of the Target Companies in the same manner as carried on it the twelve months prior to this Agreement (the “Business Intellectual Property”) and the Business Intellectual Property will not be lost or liable to termination as a result of the Transaction.
(c)   Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Material Inbound Licenses applicable to such Target Company. The Material Inbound Licenses constitute all of the licenses, sublicenses and other agreements or permissions for material third-party Intellectual Property necessary to operate the business of the Target Companies as conducted in the twelve months prior to the date of this Agreement. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, has made all material payments required under the applicable Company IP Licenses to date, and such Target Company is not in material breach or material default thereunder. No notice of termination of any Material Inbound Licenses has been received or served by any Target Company and there are no grounds on which they might be terminated. The continued use by the Target Companies of the Intellectual Property that is the subject of the Material Inbound Licenses in the same or similar manner that it has used in the last twelve months is not prohibited by such Contracts. None of the Target Companies is a party to any Contract pursuant to which any Intellectual Property is exclusively licensed by or to a Target Company. No disputes have arisen and the Company does not have Knowledge of any no circumstances exist which are likely to give rise to a dispute under the Material Inbound Licenses.
(d)   No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, registration, or right to use, sell, exploit, license or sublicense any Intellectual Property. During the past three (3) years, no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim, asserting that any Infringement of the Intellectual Property of any other Person in material respects is or may be occurring or has or may have occurred, in each case, as a consequence of the business activities of any Target Company. No Infringement or similar claim or Action is, to the Knowledge of the Company, threatened against any Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Target Company with respect to any such claim or Action, and during the past three (3), none of the Target Companies has received written notice, or to the Knowledge of the Company, any other communication requesting, claiming, or demanding any of the foregoing with respect to any such claim or Action. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Company Owned IP, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third party’s Intellectual Property, or (iii) grant any third party any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently Infringing, or has, in the past three (3) years, Infringed any Intellectual Property of any other Person in any material respect. To the Company’s Knowledge, no third party is Infringing any Company Owned IP in any material respect. During the past three (3) years, no Target Company has notified any third party or otherwise alleged that the third party is, Infringing any Company Owned IP.
(e)   All current and former founders, employees, consultants and independent contractors who created any Intellectual Property included in any Company Product or otherwise material to the business of any Target Company (each, a “Contributor”) have executed a valid written agreement (substantially in the form of the templates of written Contracts provided by the Company to Purchaser) that assigned to a Target Company all of such Contributor’s right, title and interest in and to the Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company, no Contributors have claimed any ownership interest in any Company Owned IP.

(f)   Each Target Company has taken reasonable endeavours to protect and maintain the secrecy and confidentiality of all Trade Secrets and confidential information owned or held by the Target Companies, and to the knowledge of the Company, has not been subject to unauthorised access by a third party.
(g)   Except as specified in Schedule 6.13(g), (i) no funding, facilities or personnel of any Governmental Authority, university or research centre were used, directly or indirectly, to develop, create, or reduce to practice, in whole or in part, any Company Owned IP, and (ii) no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organisation or research centre owns or otherwise holds, or has the right to obtain, any rights to any Company Owned IP. The Target Companies are not now, and have never been, a member or promoter of, or a contributor to, any industry standards body or any similar organisation that requires or obligates a Target Company to grant or offer to any other Person any license or other right to any Company Owned IP.
(h)   The consummation of the Transactions will not result in: (i) the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments by a Target Company under any Contract, (ii) incremental loss of Intellectual Property rights, or (iii) release of source code for Company Software. Following the Share Acquisition Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ material rights under the Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration in respect of the Company IP Licenses other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.
(i)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect no Target Company is in breach of any material terms or conditions of any relevant licenses of Open Source Materials incorporated into any material Company Products. No Company Product or Company Software incorporates, is integrated with, or, links to any Open Source Materials in such a manner that requires the Target Company to distribute any proprietary source code for such Company Product or Company Software under the terms of a license to such Open Source Materials and, to the Knowledge of the Company, there would be no reasonable basis for such a claim to be made by a third party. Since 1 January 2019, no Target Company has received any such claim from a third party, or knows of any such claim by a third party.
(j)   No source code for any Company Software has been (or is required to be) delivered, licensed or made available to any escrow agent or other Person who is not an employee performing services solely for the benefit of a Target Company. No event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person.
(k)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company Products or Company Software (i) contains any material bug, defect, or error that affects the use, functionality, or performance of such Company Products or Company Software, or (ii) fails or has failed within the past three (3) years to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Products.
6.14   IT Systems.
(a)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, the IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Target Companies as currently conducted. None of the Target Companies has experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems. Each Target Company has implemented and maintains measures to provide for the back-up and recovery of all data and information necessary to the conduct of the business of such Target Company (including such data and information that is stored on magnetic or optical media in the ordinary course).
(b)   To the Company’s Knowledge, none of the Company Software or IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious Software or device designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorised access to, a computer system or network or other device on which such Software or device is stored or installed or (ii) damaging or destroying any data or file without the user’s consent.
(c)   The Target Companies maintain business continuity and disaster recovery plans that are adequate to ensure that the IT Systems can be replaced or substituted without material disruption to the operations of the Target Companies’ business as currently conducted.
6.15   Taxes and Returns.   Except as set forth on Schedule 6.15:
(a)   Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects. Each Target Company has timely paid, or caused to be paid, all material Taxes required to be paid, other than such Taxes for which adequate reserves have been established in accordance with applicable accounting standards.
(b)   Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.
(c)   To the Knowledge of the Company, there are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against any Target Company, in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against any Target Company. To the Knowledge of the Company, no Target Company has paid, within the past six years ending on the date of this Agreement any material penalty, fine, surcharge or interest charged by virtue of any applicable Tax Laws.
(d)   There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where a Target Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.
(e)   No written rulings, clearances or similar agreements have been entered into with or issued by any Tax Authority with respect to a Target Company which agreement, clearance or ruling would be effective after the Share Acquisition Closing Date and could reasonably be expected to have a material effect on the Tax treatment of any Target Company after the Share Acquisition Closing Date.
(f)   Each Target Company is resident for tax purposes only in its jurisdiction of incorporation. No Target Company has, or has ever had, a permanent establishment in any country other than the country of its organisation.
(g)   No Target Company has any liability for the Taxes of another Person as a transferee or successor or by contract, indemnity or otherwise. No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, with respect to Taxes (including closing agreement or other agreement relating to Taxes with any Governmental Authority).

(h)   No Target Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the common parent was another Target Company.
(i)   Each Target Company is registered for value added tax and makes only taxable supplies for the purposes of value added tax.
(j)   All documents which are in the possession of a Target Company, to which a Target Company is a party and which are required to: (i) establish the title of any Target Company to any material asset; or (ii) enforce any material rights of any Target Company, and in respect of which any stamp duty, registration, transfer or other similar tax is payable (whether as a condition to the validity, registrability or otherwise), have been duly stamped or such stamp, registration, transfer or similar tax has been paid in respect of such documents.
(k)   No Target Company is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.
(l)   No Target Company has been a party within the past two (2) years to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).
(m)   The Company is not a (i) “controlled foreign corporation” within the meaning of Section 957 of the Code; nor (ii) has it been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(n)   No Target Company has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. No Target Company has been a party to any “reportable cross border arrangement” as defined in 3(19) of Directive 2011/16/EU as amended by Directive (EU) 2018/822 that has not yet been reported.
6.16   Real Property.   Schedule 6.16 contains a complete and accurate list of all premises currently leased or subleased by a Target Company or occupied or used by a Target Company, and of all current leases, licences, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or, to the Knowledge of the Company, any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such default. No Target Company owns or has ever owned, leases, licence, used or occupied any real property or had any interest in real property (other than the leasehold interests in the Company Real Property Leases).
6.17   Personal Property.   Except as set forth in Schedule 6.17, all items of Personal Property with a book value or fair market value of greater than fifty thousand Dollars ($50,000) are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

6.18   Title to and Sufficiency of Assets.   Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to assets owned by Target Companies, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Target Companies and (d) Liens set forth on Schedule 6.18. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.
6.19   Employee Matters.
(a)   Except as set forth in Schedule 6.19(a), no Target Company is a party to, or bound by, any labour agreement, collective bargaining agreement or other labour-related Contract, agreement or arrangement with any labour union, labour organisation, works council, group of employees or other representative of any of the employees of any Target Company; there are no labour agreements, collective bargaining agreements or any other labour-related Contracts, agreements or arrangements that pertain to any of the employees of any Target Company; and no employees of any Target Company are represented by any labour union, labour organisation or works council with respect to their employment with any Target Company.
(b)   The Company has no Knowledge of any activities or proceedings of any labour union or other party to organise or represent any employees of the Target Company; no labour union, labour organisation, works council, or group of employees of any Target Company has made a pending demand for recognition or certification; and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with any labour relations tribunal or authority. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labour activity with respect to any such employees.
(c)   The Target Company has satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labour union, labour organisation or works council, which is representing any employee of any Target Company, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.
(d)   Schedule 6.19(d) sets forth all unresolved labour controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company.
(e)   No current officer of a Target Company has, to the Knowledge of the Company, provided any Target Company written or oral notice of his or her plan to terminate his or her employment with any Target Company.
(f)   Except as set forth in Schedule 6.19(f), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labour relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labour practices against a Target Company, (ii) is not delinquent in payments to any employees, former employees or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business, (iii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iv) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(g)   No Target Company is party to a settlement agreement with a current or former officer, employee or independent contractor of any Target Company that involves allegations relating to sexual harassment. To the Knowledge of the Company, in the last five (5) years, no allegations of sexual harassment or other discrimination have been made against any employee or officer of a Target Company.
(h)   To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of trade secrets or proprietary information.
(i)   Each individual who is currently providing services to any Target Company, or who previously provided services to any Target Company, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by such Target Company. Each individual who is currently providing services to any Target Company through a third party service provider, or who previously provided services to any Target Company through a third party service provider, is not or was not an employee of any Target Company. No Target Company has a single employer, joint employer, alter ego or similar relationship with any other company.
(j)   Since 1 January 2020, the Target Companies have not engaged in layoffs, furloughs or employment terminations (excluding terminations for cause), whether temporary or permanent, and the Target Companies do not have plans to engage in any such layoffs, furloughs or employment terminations (excluding terminations for cause) within the next six (6) months. The Target Companies have sufficient employees to operate the business of the Target Companies as currently conducted.
(k)   (i) Copies of standard form employment agreements applicable to the employees of each Target Company have been made available to Purchaser by the Company and no such employee is engaged on terms which deviate in any material way from these standard forms, and (ii) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice.
(l)   Schedule 6.19(l) sets forth a true and complete list (redacted as necessary to comply with applicable privacy laws) of all employees of each Target Company (including their position, salary, commencement date, notice period and benefits) as at April 30, 2021. True and complete copies of the material documents pursuant to which the Key Employees are employed or engaged have been provided to the Purchaser.
(m)   Schedule 6.19(m) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such independent contractor, date of retention and rate of remuneration. Each such independent contractor is a party to a written contract with a Target Company and has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s Contract. For the purposes of applicable Law, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor’s engagement is terminable by any Target Company with notice, without any obligation of any Target Company to pay severance or a termination fee.

(n)   No employee has transferred into employment with a Target Company by means of a relevant transfer pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006.
6.20   Benefit Plans.
(a)   Set forth on Schedule 6.20(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). Except as set forth on Schedule 6.20(a), no Target Company maintains or contributes to (or has an obligation to contribute to) or has or could have any liability to. No Company Benefit Plan is a defined benefit pension plan.
(b)   With respect to each Company Benefit Plan, the Company has made available to Purchaser accurate and complete copies of the current plan documents and all material communications in the past three (3) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.
(c)   With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to the Target Companies is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.
(d)   Except as set forth in Schedule 6.20(d), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation whether under any Company Benefit Plan or under any applicable Law or otherwise; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits, or in respect of, any director, employee or independent contractor of a Target Company.
6.21   Environmental Matters.   Except as set forth in Schedule 6.21:
(a)   Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.
(b)   Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, no Target Company is the subject of any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would reasonably be expected to give rise to any material Liability. No Target Company has assumed, contractually or by operation of Law, any outstanding material Liabilities or obligations under any Environmental Laws.
(c)   No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.
(d)   No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation of any Target Company under applicable Environmental Laws. To the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.
(e)   To the Company’s Knowledge, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to result in a Target Company incurring material Environmental Liabilities.
(f)   To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls, in each case that could reasonably be expected to result in a Target Company incurring any material Liability or obligation under applicable Environmental Laws.
6.22   Transactions with Related Persons.   Except as set forth on Schedule 6.22, no Company Shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document. Except as set forth on Schedule 6.22, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as set forth on Schedule 6.22, or as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.
6.23   Insurance.
(a)   Schedule 6.23(a) lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, true and complete copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Share Acquisition Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since 1 January 2019, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.
(b)   Since the formation of the Company and the Target Companies, no Target Company has made any insurance claim in excess of $50,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target

Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since its formation, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.
6.24   Data Protection and Cybersecurity.
(a)   For the purposes of this Section 6.24, the terms “controller,” “data subject,” “personal data,” “personal data breach,” “processor,” “processing” (and its cognates), and “special categories of personal data” shall have the meaning given to them in the GDPR.
(b)   Each Target Company complies in all material respects with all Data Protection Laws and contractual obligations relating to the privacy, security, processing, transfer and confidentiality of personal data. Each Target Company has (i) implemented and maintains appropriate policies, notices, logs, and procedures in relation to the processing and transfer of personal data and carried out regular staff training, testing, audits or other mechanisms designed to ensure and monitor compliance with such policies and procedures to demonstrate compliance with Data Protection Laws, (ii) maintained and keeps up-to-date records of all its personal data processing activities as required under Data Protection Laws, (iii) issued fair processing notices to the relevant data subjects in accordance with Data Protection Laws, (iv) obtained all appropriate consents, approvals and/or authorisation to process and transfer such personal data lawfully and in accordance with Data Protection Laws, including in relation to the placement of cookies or similar technologies on the devices of users of each Target Company’s website.
(c)   Each Target Company has implemented and maintains appropriate technical and organisational measures to protect personal data and other data relating to the business of the Target Company against personal data breaches and cybersecurity incidents, as monitored through regular external penetration tests and vulnerability assessments (including by remediating any and all material identified vulnerabilities).
(d)   In the past three (3) years, no Target Company has (i) suffered, or has discovered, any personal data breach or security breach or, to the Knowledge of the Company, intrusion into a Target Company’s computer networks or systems or any other computer networks or systems containing personal data or a Target Company’s data, (ii) been subject to any actual, pending, or threatened investigations, notices or requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received any actual, pending, or threatened claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws, except where such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole.
(e)   The systems used by the Target Companies to store or use personal data are all located inside the European Economic Area or the United Kingdom.
(f)   To the extent any personal data originating in the United Kingdom or European Economic Area is transferred by a Target Company outside of the United Kingdom or European Economic Area (as applicable), this is carried out in accordance with Data Protection Laws and with appropriate safeguards in place for such transfer.
(g)   Each Target Company that processes personal data is registered with the United Kingdom Information Commissioner, and has paid any relevant fees, to the extent it is required to do so under Data Protection Laws.
(h)   No Target Company is, or has been, an operator of essential services or a relevant digital service provider as defined in the NIS Directive and has no reason to believe it would be so classified in the future.
6.25   Certain Business Practices.
(a)   Since its formation, no Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) promised, made or offered to make any unlawful payment or provided or offered to provide anything of value to any official or employee of a Governmental Authority, to foreign or domestic political parties or campaigns or violated any provision of any Anti-Corruption Laws, or (iii) made any other unlawful payment. Since its formation, no Target Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, official or employee of a Governmental Authority or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.
(b)   Since its formation, the operations of each Target Company are and have been conducted at all times in compliance with all Anti-Corruption Laws in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.
(c)   No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) a Sanctioned Person, (ii) organised, resident, or located in, or a national of a comprehensively Sanctioned Country, or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any Sanctions Laws or Export Control Laws in the last five (5) fiscal years. No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions Laws or Export Control Laws. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.
6.26   Investment Company Act.   No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.
6.27   Aviation Regulation Compliance.   Each Target Company’s business as presently conducted does not require such Target Company to hold any Aviation Authorisations issued by any Aviation Authority. The Company has made available to the Purchaser all material communications, documentation and data it has provided to the CAA with respect to its aircraft.
6.28   Health and Safety.   There are no events, states of affairs, conditions, circumstances, activities, practices, incidents or actions which have occurred and have not been remedied or are occurring or have been or are in existence in connection with the conduct of the business of the Target Companies which are liable to give rise to liability under the Health and Safety Laws. At no time has any Target Company had knowledge of and/or received any notice, claim or other communication alleging any material contravention of or actual or potential liability under the Health and Safety Laws.
6.29   Finders and Brokers.   No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub, the Company Shareholders, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.
6.30   Information Supplied.   None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary

Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Pubco or any of their respective Affiliates.
ARTICLE VII
WARRANTIES OF THE COMPANY SHAREHOLDERS
Each Company Shareholder, solely on behalf of himself, herself or itself, as applicable, hereby warrants severally (not jointly, and not jointly and severally) to Purchaser and the Company, as of the date hereof and as of the Share Acquisition Closing, as follows:
7.1   Organisation and Standing.   Each Company Shareholder, if not an individual person, is an entity duly organised, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
7.2   Authorisation; Binding Agreement.   Each Company Shareholder has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which he, she or it is a party, to perform the Company Shareholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which each Company Shareholder is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by each Company Shareholder and assuming the due authorisation, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company Shareholders, enforceable against each Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions.
7.3   Ownership.   Each Company Shareholder owns good, valid and marketable title to all of the Company Shares set forth opposite the name of such Company Shareholder on Schedule 6.3(a), free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organisational Documents). There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which any Company Shareholder is a party or by which any Company Shareholder is bound, with respect to the voting or transfer of any of the Company Shares other than this Agreement. Upon transfer of the Company Shareholder’s Company Shares to Pubco on the Share Acquisition Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Company Shares and good, valid and marketable title to such Company Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.
7.4   Governmental Approvals.   No Consent of or with any Governmental Authority on the part of the Company Shareholders is required to be obtained or made in connection with the execution, delivery or performance by the Company Shareholders of this Agreement or any Ancillary Documents to which they are a party or the consummation by the Company Shareholders of the transactions contemplated hereby or thereby other than (a) any filings required with NYSE or the SEC with respect to the transactions contemplated by this Agreement, (b) applicable requirements, if any, of the Securities Act, the Exchange Act and (c) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of any Company Shareholder to consummate the Transactions.

7.5   Non-Contravention.   The execution and delivery by each Company Shareholder of this Agreement and each Ancillary Document to which they are a party or otherwise bound and the consummation by each Company Shareholder of the transactions contemplated hereby and thereby, and compliance by each Company Shareholder with any of the provisions hereof and thereof, will not, (a) if the relevant Company Shareholder is an entity, conflict with or violate any provision of the Company Shareholder’s Organisational Documents, (b) conflict with or violate any Law, Order or Consent applicable to the relevant Company Shareholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the relevant Company Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the relevant Company Shareholder under, (viii) give rise to any obligation to obtain any third party consent, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the relevant Company Shareholder is a party or the relevant Company Shareholder or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of the relevant Company Shareholder to consummate the Transactions.
7.6   No Litigation.   There is no Action pending or, to the Knowledge of the Company Shareholder, threatened, nor any Order is outstanding, against or involving the Company Shareholder, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of any Company Shareholder to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the relevant Company Shareholder is or is required to be a party. No Company Shareholder has been charged with, indicted for, arrested for, or convicted of fraud or been the subject of a Fraud Claim.
7.7   Investment Warranties.   The Company Shareholders do not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third party, with respect to the Exchange Shares. Each Company Shareholder has carefully read and understands all materials provided by or on behalf of Pubco, Purchaser or their respective Representatives to each Company Shareholder or the Company Shareholder’s Representatives pertaining to an investment in Pubco and has consulted, as each Company Shareholder has deemed advisable, with his, her or its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Company Shareholder. Each Company Shareholder acknowledges that the Exchange Shares may be subject to dilution for events not under the control of the Company Shareholders. Each Company Shareholder has completed its independent inquiry and has relied fully upon the advice of legal counsel, tax, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for the Company Shareholders and their particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Purchaser or their respective Representatives. Each Company Shareholder acknowledges and agrees that, except as set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules) and Article V, no warranties have been made by Pubco, Merger Sub, Purchaser or any of their respective Representatives, and that each Company Shareholder has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Pubco, or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Each Company Shareholder (A) has carefully read and fully understands this Agreement in its entirety; (B) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (C) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.
7.8   Finders and Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company Shareholder.

7.9   Information Supplied.   None of the information supplied or to be supplied by the Company Shareholders expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company Shareholders expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Company Shareholder makes any warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Pubco, Merger Sub or their respective Affiliates.
ARTICLE VIII
COVENANTS
8.1   Access and Information.
(a)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Merger Closing (the “Interim Period”), subject to Section 8.16, the Company shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist), and cause each of the Representatives of the Company to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Each of Purchaser, Pubco and Merger Sub hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.
(b)   During the Interim Period, subject to Section 8.16, each of Purchaser, Pubco and Merger Sub shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser, as the Company or its Representatives may reasonably request regarding Purchaser and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist), and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser. Notwithstanding the foregoing, Purchaser shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.
8.2   Conduct of Business of the Company during the Interim Period.
(a)   Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject always to Section 8.6 and Section 8.7, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Schedule 8.2, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Target Companies and their operations, the Company shall, and shall cause the other Target Companies: (i) to conduct their respective businesses, in all material respects, in the ordinary course of business and (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees.
(b)   Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement (including, but not limited to, Section 8.26) or any Ancillary Document, or as set forth on Schedule 8.2, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Target Companies and their operations, during the Interim Period and subject always to Section 8.6 and Section 8.7, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not (and the Company Shareholders shall, if provided the opportunity, vote their Company Shares such that the Company shall not), and shall cause the other Target Companies not to:
(i)   amend, waive or otherwise change, in any respect, its Organisational Documents;
(ii)   authorise for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other Equity Securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities, in each case other than (i) in the ordinary course of business of the Company where recruitment involves these being offered, (ii) the Company Loan Note Shares and (iii) the AA Shares;
(iii)   split, combine, recapitalise or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;
(iv)   incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $2,000,000 in the aggregate;
(v)   (A) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than as set forth on Schedule 8.2 or in the ordinary course of business, (C) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements in the ordinary course of business or as required by law, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than as set forth on Schedule 8.2 in connection with the transactions contemplated under this Agreement or in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $150,000 or engage any person as an independent contractor other than in the ordinary course of business, or (G) terminate the employment of any employee other than for cause or in the ordinary course of business;
(vi)   waive any restrictive covenant obligations of any employee or individual independent contractor of any Target Company;
(vii)   unless required by applicable Law, (i) modify, extend or enter into any labour agreement, collective bargaining agreement, or other labour-related agreement or arrangement with any labour union, labour organisation, works council or other employee-representative body; or (ii) recognise or certify any labour union, labour organisation, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;
(viii)   make, amend, or change any material claim, election, or disclaimer relating to Taxes, settle or otherwise compromise any material Action relating to Taxes, make any material change in its accounting or Tax policies or procedures or waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return);
(ix)   file any material Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;
(x)   other than in the ordinary course of business, (A) sell, transfer or license any Intellectual Property to any Person, other than Immaterial Licenses, (B) abandon, withdraw, dispose of, permit to lapse or fail to preserve any Company Registered IP, or (C) disclose any Trade Secrets owned or held by any Target Company to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;
(xi)   terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract
(xii)   make any distribution of cash or property or otherwise declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property;
(xiii)   fail to maintain its books, accounts and records in all material respects in the ordinary course of business;
(xiv)   establish any Subsidiary or enter into any material new line of business;
(xv)   fail to use reasonable endeavours to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect in a manner materially detrimental to any Target Company;
(xvi)   except in accordance with PCAOB preparedness and Section 402 of SOX, revalue any of its material assets or make any change in accounting methods, principles or practices;
(xvii)   waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Consolidated Company Financials, as applicable;
(xviii)   close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;
(xix)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organisation or any division thereof, or any material amount of assets outside the ordinary course of business;
(xx)   make any capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $5,000,000 in the aggregate);
(xxi)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalisation or other reorganisation;
(xxii)   enter into, amend, breach or terminate any Company Real Property Lease other than in the ordinary course of business;
(xxiii)   voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or other Contract not required to be disclosed as a Company Material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.2 during the Interim Period, or pursuant to a Company Benefit Plan, in each case other than in the ordinary course of business of the Company;
(xxiv)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitisations), or otherwise dispose of or create a Lien over any material portion of its properties, assets or rights, other than licensing of Intellectual Property in the ordinary course of business;
(xxv)   enter into any agreement, understanding or arrangement with respect to the voting or transfer of Equity Securities of any Target Company, in each case other than in the ordinary course of business of the Company where recruitment involves such agreements being entered into;
(xxvi)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions or the development of the Company’s aircraft;
(xxvii)   accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business;
(xxviii)   change any methods of accounting in any material respect, other than changes that are made in accordance PCAOB standards, or otherwise required by IFRS or U.S. Securities Laws;
(xxix)   enter into any contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xxx)   enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or
(xxxi)   authorise or agree (whether in writing or orally) to do any of the foregoing actions or authorise or agree (whether in writing or orally) any action or omission that would result in any of the foregoing.
(c)   Without limiting Sections 8.2(a) and 8.2(b), during the Interim Period, except as expressly contemplated by Schedule 6.3(a), without the prior written consent of Purchaser, the Company Shareholders shall not sell, transfer or dispose of, or create any Lien over, any Company Securities owned by the Company Shareholders, and, to the extent possible within their capacity as Company Shareholders (including through the exercise of voting rights and by requiring directors of the Target Companies nominated for appointment by them) (i) cause the Target Companies to comply with Section 8.2(a), and (ii) cause the Target Companies not to take any action, or commit or agree to take any action, that would be prohibited by Section 8.2(b).
8.3   Conduct of Business of Purchaser during the Interim Period.
(a)   Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Schedule 8.3, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Purchaser and its operations, Purchaser shall: (i) conduct its business, in all material respects, in the ordinary course of business and (ii) comply with all Laws applicable to Purchaser and its business, assets and employees.
(b)   Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Schedule 8.3, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Purchaser and its operations, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not:
(i)   approve a shareholder circular setting out resolutions to amend, waive or otherwise change, in any respect, its Organisational Documents;
(ii)   authorise for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its Equity Securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;
(iii)   approve a shareholder circular setting out resolutions to split, combine, recapitalise or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;
(iv)   incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions from the Sponsor or up to aggregate additional Indebtedness during the Interim Period of $2,000,000);

(v)   amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser or Purchaser’s ability to consummate the transactions contemplated by this Agreement;
(vi)   terminate, waive or assign any material right under any material agreement to which it is a party;
(vii)   fail to maintain its books, accounts and records in all material respects in the ordinary course of business;
(viii)   establish any Subsidiary or enter into any new line of business;
(ix)   fail to use reasonable endeavours to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;
(x)   revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS, and after consulting Purchaser’s outside auditors;
(xi)   waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;
(xii)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organisation or any division thereof, or any material amount of assets outside the ordinary course of business;
(xiii)   make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $2,000,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);
(xiv)   approve a shareholder circular setting out resolutions to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalisation or other reorganisation (other than with respect to the Merger);
(xv)   voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;
(xvi)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitisations), or otherwise dispose of any material portion of its properties, assets or rights;
(xvii)   enter into any agreement, understanding or arrangement with respect to the voting of its Equity Securities;
(xviii)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions;
(xix)   make, change or rescind any material election relating to Taxes, settle or otherwise compromise any material Action relating to Taxes, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), or enter into any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law) with any Governmental Authority; or
(xx)   authorise or agree to do any of the foregoing actions.
8.4   Conduct of Business of Pubco and Merger Sub during the Interim Period.
(a)   Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on each of Pubco and Merger Sub, each of Pubco and Merger Sub shall conduct its business, in all material respects, in the ordinary course of business.
(b)   Without limiting the generality of Section 8.4(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on each of Pubco and Merger Sub, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), each of Pubco and Merger Sub shall not:
(i)   approve a shareholder circular setting out resolutions to amend, waive or otherwise change, in any respect, its Organisational Documents;
(ii)   authorise for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other Equity Securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities, other than Pubco Ordinary Shares to be issued in connection with the (i) Warrant Instruments, (ii) the LNH SPA, (iii) the AA SPA, (iv) the Additional Warrants (v) the Additional PIPE Amount (vi) Pubco Options and (vii) the MWC Pubco Options;
(iii)   approve a shareholder circular setting out resolutions to split, combine, recapitalise or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;
(iv)   incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person;
(v)   establish any Subsidiary or enter into any new line of business;
(vi)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organisation or any division thereof, or any material amount of assets in each case;
(vii)   make any capital expenditures;
(viii)   approve a shareholder circular setting out resolutions to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalisation or other reorganisation;
(ix)   enter into any agreement, understanding or arrangement with respect to its voting of Equity Securities;

(x)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions; or
(xi)   authorise or agree to do any of the foregoing actions.
8.5   Permitted Actions.   Section 8.2 shall not operate so as to restrict or prevent:
(i)   completion or performance of any obligation undertaken pursuant to any contract or arrangement entered into by or relating to the Company prior to the date of this Agreement;
(ii)   the management of the Tax affairs of the Company in the ordinary course of business;
(iii)   any matter required by the Agreement or any Ancillary Document or necessary to satisfy a condition to this Agreement;
(iv)   the provision of information to any regulatory body or Governmental Agency in the ordinary course of business provided that Purchaser is informed and consulted in advance of the provision of the information, to the extent lawful and practicable and otherwise informed as soon as lawful and reasonably practicable afterwards;
(v)   any matter undertaken at the written request, or with the written consent, of Purchaser.
8.6   Conduct of Business of the Company after the Relevant Date.   In furtherance and not in limitation of Section 8.2, and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, during the period from the Relevant Date and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Share Acquisition Closing, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the other Target Companies (a) to manage their respective working capital in the ordinary course of business, and (b) not to incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business.
8.7   Consolidated Company Financials.   As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Purchaser a true and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Target Companies for the fiscal year ended 31 December 2020, prepared in accordance with IFRS and audited in accordance with the PCAOB standards by PwC (or such other internationally recognised audit firm as is reasonably acceptable to Purchaser) (the “Consolidated Company Financials”).
8.8   Quarterly Management Accounts and Annual Financial Statements.   During the Interim Period, within thirty (30) calendar days following the end of each quarter completed after the date hereof, the Company shall deliver to Purchaser an unaudited quarterly management account of the Target Companies for the applicable quarter. From the date hereof through the Share Acquisition Closing, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.
8.9   Purchaser Public Filings.   During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply with applicable securities Laws and shall use reasonable endeavours prior to the Merger to maintain the listing of the Purchaser Ordinary Shares, the Purchaser Public Warrants and the Purchaser Public Units on NYSE.
8.10   No Trading.   The Company, Pubco, Merger Sub and the Company Shareholders each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of Purchaser, will be advised), of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NYSE promulgated thereunder or otherwise (the “U.S. Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. Each of the Company, Pubco and the Company Shareholders hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
8.11   Notification of Certain Matters.   During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, the Company Shareholders): (a) fails to comply with any material covenant or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, the Company Shareholders) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is required in connection with the transactions contemplated by this Agreement, or (ii) any material non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, the Company Shareholders); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any material Action against such Party or any of its Affiliates (or, with respect to the Company, the Company Shareholders), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party (or, with respect to the Company, the Company Shareholders) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Merger Closing or the Share Acquisition Closing, as applicable, have been satisfied or in determining whether or not any of the warranties or covenants contained in this Agreement have been breached.
8.12   Endeavours.
(a)   Subject to the terms and conditions of this Agreement, each Party shall use reasonable endeavours, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.
(b)   In furtherance and not in limitation of Section 8.12(a), to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolisation or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, including preparing and making an appropriate filing pursuant to the HSR Act, at such Party’s sole cost and expense (including the HSR Act filing fee), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the granting of approval or consent by the Governmental Authority, or the expiration or termination of the applicable waiting periods under Antitrust Laws, as soon as practicable, including by requesting early termination of the waiting period under the HSR Act and not agreeing to extend any waiting period or to refile under Antitrust Laws. Each Party shall, in connection with its endeavours to obtain all requisite approvals and authorisations for the transactions contemplated by this Agreement under any Antitrust Law, use reasonable endeavours to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable endeavours to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory, competitive or national security related argument, and/or responding to requests or objections made by any Governmental Authority.
(c)   As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable endeavours to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all reasonable endeavours to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, any of the Company Shareholders) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Share Acquisition Closing or after the Merger Acquisition Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their reasonable endeavours to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable endeavours to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.
(d)   Prior to the Share Acquisition Closing, each Party shall use reasonable endeavours to obtain any Consents of Governmental Authorities or other third party as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such endeavours. With respect to Pubco, during the Interim Period, SF, Purchaser, Pubco and the Company shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b — 4 and to maintain such status through the Share Acquisition Closing.
(e)   Prior to the Merger Closing, the Company shall use (and shall cause its Affiliates to use) reasonable endeavours to take the steps set forth on Schedule 8.12(e).

8.13   Further Assurances.   The Parties shall further cooperate with each other and use their respective reasonable endeavours to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).
8.14   The Registration Statement.
(a)   As promptly as practicable after the date hereof, Purchaser, the Company and Pubco shall jointly prepare, and Pubco shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Ordinary Shares and the Pubco Public Warrants to be issued under this Agreement to the holders of Purchaser Securities prior to the Merger Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from Purchaser’s shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing Purchaser’s shareholders an opportunity in accordance with Purchaser’s Organisational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser’s shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Special Shareholder Meeting”), in favour of resolutions approving (A) the adoption and approval of this Agreement and the Transactions by Purchaser’s shareholders in accordance with Purchaser’s Organisational Documents, the Cayman Companies Act (which shall include a special resolution as required under the Cayman Companies Act and the Purchaser’s Organisational Documents) and the rules and regulations of the SEC and NYSE, (B) the approval of the PIPE Investment, (C) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) to (C), collectively, the “Shareholder Approval Matters”), and (D) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of Purchaser.
(b)   Purchaser, acting through its board of directors (or a committee thereof), (i) shall make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement, (ii) shall use reasonable endeavours to solicit from its shareholders proxies or votes in favour of the approval of the Shareholder Approval Matters and (iii) shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Purchaser Recommendation. If, on the date for which the Special Shareholder Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Shareholder Meeting, provided, that the Special Shareholder Meeting, without the prior written consent of the Company, (x) may not be adjourned to a date that is more than ten (10) Business Days after the date for which the Special Shareholder Meeting was originally scheduled or the most recently adjourned Special Shareholder Meeting (excluding any adjournments required by applicable Law) and (y) is held no later than four (4) Business Days prior to the Outside Date. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law, Purchaser’s Organisational Documents, the Cayman Companies Act and the rules and regulations of the SEC and NYSE.
(c)   Purchaser, the Company, Merger Sub and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption. Each of Purchaser, Pubco, Merger Sub and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Merger Sub, Purchaser and their respective

Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser, the Company, Merger Sub and Pubco shall amend or supplement the Registration Statement and Pubco shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organisational Documents.
(d)   Purchaser, the Company, Merger Sub and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable endeavours to cause the Registration Statement to “clear” comments from the SEC and become effective.
(e)   As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s shareholders and, Purchaser shall call the Special Shareholder Meeting in accordance with the Cayman Companies Act as soon as practicable following the effectiveness of the Registration Statement.
(f)   Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of NYSE, Purchaser’s Organisational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption.
(g)   As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Company shall solicit a consent in writing or by electronic transmission from the Company Shareholders approving and adopting this Agreement, the Merger and, to the extent required by Law, the Transactions (the “Company Shareholder Approvals”).
8.15   Public Announcements.
(a)   The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable endeavours to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.
(b)   Purchaser and the Company shall as promptly as practicable after the execution of this Agreement (but in any event within two (2) Business Days thereafter), issue a press release in the Agreed Form announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by U.S. Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which provided to the Company for review and comment no later than two (2) Business Days prior to the Signing Filing). Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the Share Acquisition Closing (but in any event within two (2) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Merger Closing and/or Share Acquisition Closing as required by U.S. Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.
8.16   Confidential Information.
(a)   The Company, Pubco, Merger Sub and the Company Shareholders agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, Merger Sub, the Company Shareholders or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of five (5) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that Purchaser may seek a protective Order or other remedy or waive compliance with this Section 8.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.16(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise reasonable endeavours to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, Merger Sub and the Company Shareholders shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Pubco and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the U.S. Securities Laws, and (y) Pubco shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of Purchaser disclosed to such Person until such information ceases to be a Trade Secret.
(b)   Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of five (5) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of five (5) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek a protective Order or other remedy or waive compliance with this Section 8.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise reasonable endeavours to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the U.S. Securities Laws, and (y) Purchaser shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.
8.17   Post-Closing Board of Directors and Officers of Pubco.
(a)   With effect from the Share Acquisition Closing, Pubco shall appoint SF, Vincent Casey, Michael Cervenka, Marcus Waley-Cohen and three (3) additional individuals to be appointed at the Company’s sole discretion as independent directors to the board of directors of Pubco. The Company shall consult in good faith with the Purchaser regarding such independent directors to be appointed to the board of directors of Pubco, however the Company shall retain sole discretion over the appointment of such directors.
(b)   Except as otherwise agreed in writing by the Company, Purchaser and the Company Shareholders prior to the Share Acquisition Closing, the Parties shall take all necessary action so that all of the members of the board of directors of Pubco in office prior to the Share Acquisition Closing resign effective as of the Share Acquisition Closing.
(c)   The Parties acknowledge and agree that, upon the Share Acquisition Closing, SF shall initially serve as the Chair of Pubco.
(d)   The Parties acknowledge and agree that the Sponsor shall be entitled to appoint one person to the board of directors of Pubco and shall, at any time and from time to time, be entitled to remove any such person appointed for any reason whatsoever and to appoint another person in his place, as the Sponsor deems (in its absolute discretion) necessary, subject to applicable law. Upon the Share Acquisition Closing such person shall be Marcus Waley-Cohen.
8.18   Indemnification of Directors and Officers; Tail Insurance.
(a)   The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favour of the current or former directors and officers of each Target Company, Pubco, and Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organisational Documents of each Target Company, Pubco and Purchaser or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and each Target Company, Pubco, Merger Sub and Purchaser, in each case as in effect on the date of this Agreement, shall survive the Share Acquisition Closing and continue in full force and effect for a period of six (6) years from the Share Acquisition Closing in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Merger Effective Time, Pubco shall cause the Organisational Documents of each Target Company, Pubco, and Purchaser to contain provisions no less favourable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organisational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.18 shall survive the Share Acquisition Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.
(b)   For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy (at an aggregate cost that is borne by Purchaser of no higher than the annual premium of Purchaser’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement) that provides coverage for up to a six-year period from and after the Merger Effective Time for events occurring prior to the Merger Effective time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favourable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco shall for a period of six (6) years after the Merger Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honour the obligations thereunder, and Pubco shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.
8.19   Purchaser Expenses; Trust Account Proceeds.
(a)   During the Interim Period, Purchaser shall keep the Company and the Company Shareholders Representative periodically informed of the total amount of deferred and accrued Expenses of Purchaser from time to time, and Purchaser shall consult with the Company and the Company Shareholders Representative (who, however, shall have no veto rights) each time the total amount of such Expenses exceeds any of the monetary thresholds set out in Schedule 8.19(a).
(b)   The Parties agree that, simultaneously with or as promptly as practicable after the Share Acquisition Closing, the funds held by Purchaser either in or outside of the Trust Account, after taking into account payments by Purchaser for the Redemption (collectively, the “Closing Cash”), shall be used to pay (i) first, Purchaser’s accrued Expenses, including Purchaser’s deferred Expenses of the IPO, without double-counting with any Expenses that have already been paid prior to the Share Acquisition Closing and (ii) second, any loans owed by Purchaser to the Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Share Acquisition Closing. Any remaining cash will be used for working capital and general corporate purposes of the Target Companies, or for any other use as directed by Pubco.
8.20   New Registration Rights Agreement.   By no later than the Merger Closing Date, (i) Purchaser, the Holders (as defined in the Sponsor Registration Rights Agreement) and the Sponsor shall terminate the Sponsor Registration Rights Agreement, and (ii) Pubco, the Company Shareholders, the Holders (as defined in the Sponsor Registration Rights Agreement) and the Sponsor shall enter into a registration rights agreement in substantially the form attached as Exhibit A hereto (the “New Registration Rights Agreement”), in each case effective as of the Share Acquisition Closing.
8.21   Lock-Up Agreements.   At the Share Acquisition Closing, (i) the Company Shareholders shall each enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.1 hereto, (ii) the Sponsor shall enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.2, (iii) AA shall enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.3, (iv) each Loan Note Holder shall enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.4 and (v) each Avolon Warrantholder shall enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.5 (each, a “Lock-Up Agreement”).
8.22   Pubco Equity Incentive Plan.   Prior to the Share Acquisition Closing, Pubco will approve and, subject to approval of the shareholders of Pubco, adopt an equity incentive plan in substantially the form attached hereto as Exhibit E, with such changes or modifications thereto as the Company and Pubco may mutually agree (subject to Section 8.4) (the “Pubco Equity Incentive Plan”). Within seven (7) Business Days following the expiration of the 60 day period following the date Pubco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Pubco will file an effective registration statement on Form S-8 (or other applicable form) with respect to Pubco Ordinary Shares issuable under the Pubco Equity Incentive Plan.
8.23   Avolon Warrant Instrument.   Immediately following the Share Acquisition Closing, Pubco will enter into the Avolon Warrant Instrument, issue Warrant A1 and Warrant A2 (each as defined in the Avolon Warrant Instrument) and fulfil its obligations thereunder.

8.24   American Warrant Instrument.   Immediately following the Share Acquisition Closing, Pubco will enter into the American Warrant Instrument, issue Warrant A (as defined in the American Warrant Instrument) and fulfil its obligations thereunder.
8.25   MWC Pubco Options.   On the Share Acquisition Closing, Pubco shall grant to Marcus Waley-Cohen options over two million (2,000,000) Pubco Ordinary Shares of equivalent value and on equivalent terms as the Purchaser Private Warrants except that in each case they shall represent the right to acquire Pubco Ordinary Shares (the “MWC Pubco Options”).
8.26   Further Actions.   As soon as practicable after the date of this Agreement, the Company shall use reasonable endeavours, and shall reasonably cooperate with Purchaser and its Representatives, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to align its business practices with certain recommendations made by Purchaser.
ARTICLE IX
SURVIVAL
9.1   Survival.   No warranties and covenants of Pubco, Merger Sub, Purchaser, the Company and the Company Shareholders contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof) shall survive the Share Acquisition Closing, except that Fraud Claims shall survive the Share Acquisition Closing indefinitely.
ARTICLE X
CONDITIONS TO OBLIGATIONS OF THE PARTIES
10.1   Conditions to Each Party’s Obligations.   The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:
(a)   Required Shareholder Approval.   The Shareholder Approval Matters that are submitted to the vote of Purchaser’s shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of Purchaser’s shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and the applicable provisions of the Cayman Companies Act (the “Required Shareholder Approval”).
(b)   No Law or Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.
(c)   Net Tangible Assets.   Upon the Share Acquisition Closing, after giving effect to the Redemption, Purchaser shall have net tangible assets of at least five million and one Dollar ($5,000,001) (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
(d)   Pubco Charter Amendment.   The shareholders of Pubco shall have amended and restated the Pubco Charter in a form to be agreed between Pubco, the Company and the Purchaser as soon as practicable after the date of this Agreement and in any event prior to the Share Acquisition Closing (the “Amended Pubco Charter”).
(e)   Governmental Approvals.   The Parties shall have received all Consents of or with any Governmental Authority as set forth in Schedules 4.3, 5.3 and 6.5.
(f)   Registration Statement.   The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

10.2   Conditions to Obligations of the Company and the Company Shareholders.   In addition to the conditions specified in Section 10.1, the obligations of the Company and the Company Shareholders to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:
(a)   Warranties.
(i)   All of the Purchaser Fundamental Warranties and all of the Pubco and Merger Sub Fundamental Warranties shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).
(ii)   The warranties of Purchaser in Section 4.5 (Capitalisation), the warranties of Pubco in Section 5.5 (Pubco Capitalisation) and the warranties of Merger Sub in Section 5.6 (Merger Sub Capitalisation) shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).
(iii)   All of the other warranties of Purchaser, Pubco and Merger Sub set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (x) those warranties that address matters only as of a particular date (which warranties shall have been true correct as of such date), and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser, Pubco or Merger Sub, as applicable.
(b)   Agreements and Covenants.   Each of Purchaser, Pubco and Merger Sub shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Merger Closing Date.
(c)   Resignations.   The directors and officers of Pubco listed on Schedule 10.2(c) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Share Acquisition.
(d)   Listing.   The Pubco Ordinary Shares and the Pubco Public Warrants shall have been approved for listing on NYSE, subject only to official notice thereof.
(e)   Officer’s Certificate.   The Purchaser shall have delivered to the Company and the Company Shareholders’ Representative a certificate, duly executed by an authorised officer of the Purchaser, dated as of Merger Closing Date, confirming that the conditions set out in Sections 10.2(a) and 10.2(b) have been satisfied.
(f)   Closing Cash.   After taking into account (i) payments by Purchaser for the Redemption and (ii) the PIPE Investment Amount (but excluding the Purchaser Transaction Expenses), Purchaser and Pubco shall have at least an aggregate of two hundred and forty million Dollars ($240,000,000) of cash held either in or outside of the Trust Account, and Purchaser shall have made arrangements prior to the Share Acquisition Closing Date for any portion of such cash held in the Trust Account to be released from the Trust Account in connection with the Share Acquisition Closing.
10.3   Conditions to Obligations of Purchaser, Pubco and Merger Sub.   In addition to the conditions specified in Section 10.1, the obligations of Purchaser, Pubco and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:
(a)   Warranties.
(i)   All of the Company Fundamental Warranties and the Company Shareholders Fundamental Warranties shall be true and correct in all respects on and as of the date of this

Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).
(ii)   The warranties of the Company in Section 6.3 (Capitalisation) shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).
(iii)   All of the other warranties of the Company and the Company Shareholders set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (x) those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date), and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to any Target Company or the Company Shareholders, as applicable.
(b)   Agreements and Covenants.   The Company and the Company Shareholders shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Merger Closing Date.
(c)   Share Acquisition Closing Deliveries.   The Company Shareholders shall have delivered to Pubco copies of the documents listed in Section 2.3(a) (save to the extent waived by Purchaser, acting reasonably).
(d)   Officer’s Certificate.   The Company Shareholders and the Company shall have delivered to the Purchaser a certificate, duly executed by the Company Shareholders’ Representative and an authorised officer of the Company, dated as of Merger Closing Date, confirming that the conditions set out in Sections 10.3(a) and 10.3(b) have been satisfied by the Company Shareholders and the Company respectively.
10.4   Frustration of Conditions.   Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, or the Company Shareholders) to comply with or perform any of its covenants or obligations set forth in this Agreement.
ARTICLE XI
TERMINATION AND EXPENSES
11.1   Termination.   This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Share Acquisition Closing as follows:
(a)   by mutual written consent of Purchaser and the Company;
(b)   by written notice by either Purchaser or the Company to the other if any of the conditions set forth in Article X have not been satisfied or waived by 1 December 2021 (as extended pursuant to the next proviso, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Company Shareholders) of any warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Share Acquisition Closing to occur on or before the Outside Date;
(c)   by written notice by either Purchaser or the Company to the other if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Company Shareholders) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;
(d)   by written notice by the Company to Purchaser if (i) there has been a material breach by Purchaser, Pubco or Merger Sub of any of its warranties, covenants or agreements contained in this Agreement, or if any warranty of Purchaser, Pubco or Merger Sub shall have become untrue or materially inaccurate, in each case which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Share Acquisition Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) Business Days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time any of the Company or the Company Shareholders is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.3(a) or Section 10.3(b) from being satisfied;
(e)   by written notice by Purchaser to the Company if (i) there has been a material breach by the Company or the Company Shareholders of any of their respective warranties, covenants or agreements contained in this Agreement, or if any warranty of such Parties shall have become untrue or inaccurate, in each case which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Merger Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) Business Days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time Purchaser, Pubco or Merger Sub is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.2(a) or Section 10.2(b) from being satisfied; or
(f)   by written notice by either Purchaser or the Company to the other if the Special Shareholders Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholders Approval was not obtained;
(g)   by written notice from the Company to Purchaser if the Purchaser Recommendation is publicly withdrawn, modified or changed in any manner that is adverse to the Company or the Company Shareholder Approvals; or
(h)   by written notice from Purchaser to the Company if the Company Shareholder Approvals have not been obtained within ten (10) Business Days following the date that the Company solicits consent from the Company Shareholders pursuant to Section 8.14(g).
11.2   Effect of Termination.   If this Agreement is terminated pursuant to Section 11.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (i) the provisions of Sections 8.15, 8.16, 11.3, 12.1, Article XIII and this Section 11.2 shall remain in full force and effect and (ii) nothing in this Section 11.2 shall be deemed to (A) release any Party from any Liability for any breach by such Party of any term of this Agreement prior to the date of termination or in respect of any Fraud Claim or (B) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement prior to the valid termination of this Agreement; provided, further, that nothing in this Section 11.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 12.1.
11.3   Fees and Expenses.   Subject to Section 12.1, unless otherwise provided for in this Agreement, all Expenses incurred in connection with entering into this Agreement shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorisation, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO incurred as of consummation of the Business Combination. On the Share Acquisition Closing Date, Pubco shall pay any unpaid Company Transaction Expenses incurred by the Company and Purchaser Transaction Expenses incurred by Purchaser or, in respect of any Stamp Duty, Pubco.
ARTICLE XII
WAIVERS AND RELEASES
12.1   Waiver of Claims Against Trust.   Reference is made to the IPO Prospectus. Each of the Company, Pubco and the Company Shareholders hereby warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s shareholders and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to Purchaser’s shareholders in the event they elect to redeem their shares of Purchaser Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organisational Documents to extend Purchaser’s deadline to consummate a Business Combination; (b) to Purchaser’s shareholders if Purchaser fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to further extension by amendment to Purchaser’s Organisational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes; and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, and the Company Shareholders hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco and the Company Shareholders nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco or the Company Shareholders or any of their respective Affiliates or Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco and the Company Shareholders, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser). The Company, Pubco and the Company Shareholders each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser to induce Purchaser to enter in this Agreement, and each of the Company, Pubco and the Company Shareholders further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco or the Company Shareholders or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Pubco and the Company Shareholders hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the

Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 12.1 shall survive termination of this Agreement for any reason.
12.2   Release and Covenant Not to Sue.   Without prejudice to Section 8.17(a), effective as of the Share Acquisition Closing, to the fullest extent permitted by applicable Law, each Company Shareholder, on behalf of itself and its Affiliates (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Share Acquisition Closing or on account of or arising out of any matter occurring on or prior to the Share Acquisition Closing, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organisational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Share Acquisition Closing. From and after the Share Acquisition Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.
ARTICLE XIII
MISCELLANEOUS
13.1   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, nationally recognised overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Share Acquisition Closing, to:
Broadstone Acquisition Corp.
7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom
Attn: Edward Hawkes and Marc Jonas
Email: ########################## and #################

with a copy (which will not constitute notice) to:
Winston & Strawn London LLP
CityPoint, One Ropemaker Street, London EC2Y 9AW, United Kingdom
Attn: Paul Amiss and Nicholas Usher
Email: ################## and ##################

If to the Sponsor and Purchaser Representative to:
Broadstone Sponsor LLP
7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom
Attn: Edward Hawkes and Marc Jonas
Email: ########################## and #################

with a copy (which will not constitute notice) to:
Winston & Strawn London LLP
CityPoint, One Ropemaker Street, London EC2Y 9AW, United Kingdom
Attn: Paul Amiss and Nicholas Usher
Email: ################## and ##################

If to Pubco at or prior to the Share Acquisition Closing, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street, London, W8 4BN, United Kingdom Email: ##################################
with a copy (which will not constitute notice) to:
Latham & Watkins (London) LLP
99 Bishopsgate, London, EC2M 3XF, United Kingdom
Attn: David Stewart and Robbie McLaren
Email: ###################### and #####################

If to Merger Sub prior to the Share Acquisition Closing, to: Vertical Merger Sub Ltd. 140-142 Kensington Church Street, London, W8 4BN, United Kingdom Email: #################################
with a copy (which will not constitute notice) to:
Latham & Watkins (London) LLP
99 Bishopsgate, London, EC2M 3XF, United Kingdom
Attn: David Stewart and Robbie McLaren
Email: ###################### and #####################

If to the Company at or prior to the Share Acquisition Closing, to:
Vertical Aerospace Group Ltd.
140-142 Kensington Church Street, London, W8 4BN, United Kingdom
Email: ##################################

with a copy (which will not constitute notice) to:
Latham & Watkins (London) LLP
99 Bishopsgate, London, EC2M 3XF, United Kingdom
Attn: David Stewart and Robbie McLaren
Email: ###################### and #####################

If to the Company Shareholders Representative or the Company Shareholders, to: Vincent Casey 140-142 Kensington Church Street, London, W8 4BN, United Kingdom Email: ##################################
with a copy (which will not constitute notice) to:
Latham & Watkins (London) LLP
99 Bishopsgate, London, EC2M 3XF, United Kingdom
Attn: David Stewart and Robbie McLaren
Email: ###################### and #####################

If to Pubco, Merger Sub or the Company after the Share Acquisition Closing, to:
Vertical Aerospace Ltd.
140-142 Kensington Church Street, London, W8 4BN, United Kingdom
Email: ##################################

with a copy (which will not constitute notice) to:
Latham & Watkins (London) LLP
99 Bishopsgate, London, EC2M 3XF, United Kingdom
Attn: David Stewart and Robbie McLaren
Email: ###################### and ######################

13.2   Binding Effect; Assignment.   Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco, Merger Sub and the Company (and after the Share Acquisition Closing, the Purchaser Representative and the Company Shareholders Representative), and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.
13.3   Third Parties.   Except for (i) the rights of the D&O Indemnified Persons and the Target Companies set forth in Section 8.18 and Section 12.2, respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement (ii) Avolon Warrantholders, solely with respect to Section 8.23 and no other section, each of which the Parties acknowledge and agree is an express third party beneficiary of Section 8.23, (iii) AA, solely with respect to Section 8.24 and no other section, which the Parties acknowledge and agree is an express third party beneficiary of Section 8.24 and (iv) Marcus Waley-Cohen, solely with respect to Section 8.25 and no other section, who the Parties acknowledge and agree is an express third party beneficiary of Section 8.25, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.
13.4   Governing Law; Jurisdiction.   This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to hear, determine and settle any Disputes and, for such purposes, irrevocably submit to the jurisdiction of such courts, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.
For the purposes of this Section 13.4, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.
13.5   Specific Performance.   Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognises and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.
13.6   Exclusive Remedy.   Save as expressly set out in this Agreement, the only right or remedy of Purchaser in relation to any statement, warranty, undertaking, assurance, promise, understanding or other provision set out in this Agreement or any Ancillary Document shall be for breach of this Agreement or the relevant Ancillary Document to the exclusion of all other rights and remedies (including those in tort or arising under statute) and, in respect of any breach of this Agreement or any Ancillary Document, the only remedy shall be a claim for damages in respect of such breach. Save as expressly set out in this Agreement, Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, whether before or after the Share Acquisition Closing, and Purchaser waives any rights of rescission or termination it may have. The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law except as otherwise expressly provided. Nothing in this Section 13.6 shall have the effect of excluding or limiting any liability for or remedy in respect of a Fraud Claim.
13.7   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
13.8   Amendment.   Without prejudice to the appointment of any successor Company Shareholders Representative or Purchaser Representative in accordance with Section 13.14(d) and Section 13.15(c), respectively, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco, Merger Sub, the Company, the Purchaser Representative and the Company Shareholders Representative.
13.9   Waiver.   Subject to the following sentence, each of Purchaser, Pubco, Merger Sub and the Company, on behalf of itself and its Affiliates, and the Company Shareholders Representative, on behalf of the Company Shareholders, may seek to (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Share Acquisition Closing by Pubco or Purchaser shall also require the prior written consent of the Purchaser Representative and the Company Shareholders Representative.
13.10   Entire Agreement.   This Agreement and the Ancillary Documents together set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement or the Ancillary Document, supersede and extinguish any prior drafts, agreements, undertakings, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. Each Party confirms that it has not entered into this Agreement or any Ancillary Document on the basis of any warranty, undertaking or other statement whatsoever by another Party which is not expressly incorporated into this Agreement or the relevant Ancillary Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any Ancillary Document other than pursuant to this Agreement or the relevant Ancillary Document. Nothing in this Section 13.10 shall have the effect of excluding or limiting any liability for or remedy in respect of a Fraud Claim.
13.11   Interpretation.   The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:
(a)   references to the singular shall include the plural and vice versa and references to one gender include any other gender;
(b)   references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;
(c)   reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;
(d)   any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with IFRS, or any other accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles;
(e)   general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;
(f)   the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;
(g)   the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;
(h)   the term “or” means “and/or”;
(i)   the word “day” means calendar day unless Business Day is expressly specified;
(j)   every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the Share Acquisition Closing provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;
(k)   references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America and references to “sterling” or “£” are references to the lawful currency from time to time of the United Kingdom;
(l)   for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;

(m)   references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;
(n)   references to writing shall include any modes of reproducing words in a legible and non-transitory form;
(o)   references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;
(p)   words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;
(q)   Each of the exhibits to this Agreement shall form part of this Agreement;
(r)   all warranties, indemnities, covenants, agreements and obligations given or entered into by more than one Company Shareholder under this Agreement are given or entered into severally (and thus not jointly and not jointly and severally) and accordingly the liability of each Company Shareholder in respect of any breach of any such obligation, undertaking or liability shall extend only to any loss or damage arising from its own breach;
(s)   reference to “in the ordinary course of business” means the ordinary and usual course of business of the relevant Party, consistent in all material respects during the period of twelve (12) months immediately prior to the date of this Agreement, including for the avoidance of doubt the relevant Company’s conduct in response to COVID-19; and
(t)   any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.
13.12   Counterparts.   This Agreement may be executed and delivered (including by email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
13.13   No Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.
13.14   Company Shareholders Representative.
(a)   By execution and delivery of this Agreement, all of the Company Shareholders collectively and irrevocably hereby appoint Vincent Casey (the “Company Shareholders Representative”) as their agent, attorney-in-fact and representative to act from and after the date hereof and to do any and all things and execute any and all documents which the Company Shareholders Representative determine may be necessary, convenient or appropriate in connection with the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Company Shareholders Representative hereunder, including: (i) execution of any documents and certificates pursuant to this Agreement; (ii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) giving or agreeing to, on behalf of all or any of the Company Shareholders, any and all consents, waivers, amendments, modifications, extension or termination deemed by the Company Shareholders Representative, in its sole and absolute discretion, to be necessary or appropriate under or pursuant to this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) (A) disputing or refraining from disputing, on behalf of the Company Shareholders relative to any amounts to be received or paid by the Company Shareholders under this Agreement or any agreement contemplated hereby, any claim made by Purchaser, Purchaser Representative, Merger Sub or Pubco under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each the Company Shareholders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of the Company Shareholders, any settlement agreement, release or other document with respect to such dispute or remedy; and (vi) engaging attorneys, accountants, agents or consultants on behalf of the Company Shareholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The provisions of this Section 13.14 are irrevocable and coupled with an interest. The Company Shareholders Representative hereby accepts its appointment and authorisation as the Company Shareholders Representative under this Agreement.
(b)   The Purchaser Representative, Purchaser, Pubco and Merger Sub may conclusively and absolutely rely, without inquiry, upon any actions of the Company Shareholders Representative as the acts of the Company Shareholders hereunder or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise have rights in such capacity. The Purchaser Representative and Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Company Shareholders Representative as to (i) any payment instructions provided by the Company Shareholders Representative or (ii) any other actions required or permitted to be taken by the Company Shareholders Representative hereunder, and no Company Shareholder shall have any cause of action against the Purchaser Representative, Pubco, Merger Sub, Purchaser, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Company Shareholders Representative. The Purchaser Representative and Purchaser shall not have any Liability to the Company Shareholders for any allocation or distribution among the Company Shareholders of payments made to or at the direction of the Company Shareholders Representative. All notices or other communications required to be made or delivered to the Company Shareholders under this Agreement or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise has rights in such capacity shall be made to the Company Shareholders Representative for the benefit of the Company Shareholders, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to the Company Shareholders with respect thereto.
(c)   The Company Shareholders Representative, in its capacity as such, shall not have any personal liability for any amount owed to Purchaser, Merger Sub or Pubco pursuant to this Agreement. The Company Shareholders Representative shall not be personally liable to the Company Shareholders, in his or its capacity as the Company Shareholders Representative, for any personal liability of the Company Shareholders or otherwise, or for any error of judgment, or any act done or step taken or omitted by it, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement.

(d)   If the Company Shareholders Representative shall die, become disabled, dissolve (in the case of an entity), resign or otherwise be unable or unwilling to fulfil his, her or its responsibilities as representative and agent of Company Shareholders, or should the Company Shareholders Representative be revoked by mutual agreement of the Company Shareholders, then the Company Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation, revocation or other event, appoint a successor Company Shareholders Representative and notify the Purchaser Representative and/or Purchaser and Pubco in writing of the identity of such successor. Any such successor so appointed shall become a “Company Shareholders Representative” for purposes of this Agreement.
13.15   Purchaser Representative.
(a)   By execution and delivery of this Agreement, Purchaser, on behalf of itself and its successors and assigns, hereby irrevocably appoints the Sponsor as the Purchaser Representative and as its agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of Purchaser, to act on behalf of Purchaser from and after the Share Acquisition Closing in connection with: (i) terminating, amending or waiving on behalf of Purchaser any provision of this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (ii) signing on behalf of Purchaser any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Share Acquisition Closing consideration adjustment or indemnification claim; and (v) otherwise enforcing the rights and obligations of any Purchasers under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including giving and receiving all notices and communications hereunder or thereunder on behalf of Purchaser. All decisions and actions by the Purchaser Representative shall be binding upon Purchaser and its successors and assigns, and neither Purchaser nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.15 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorisation as the Purchaser Representative under this Agreement.
(b)   The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser as the Purchaser Representative while acting in good faith and without wilful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses incurred without gross negligence, bad faith or wilful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 13.15 shall survive the Share Acquisition Closing and continue indefinitely.
(c)   The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Pubco, Merger Sub, Purchaser and the Company Shareholders Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.
ARTICLE XIV
DEFINITIONS
14.1   Certain Definitions.   For purpose of this Agreement, the following capitalised terms have the following meanings:
“Accounting Principles” means in accordance with IFRS, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Relevant Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and/or the Target Companies in the preparation of the audited Consolidated Company Financials for the calendar year ended 31 December 2020.
“Additional PIPE Amount” means up to $50.0 million of Pubco Ordinary Shares to be issued pursuant to subscriptions on substantially the same form as the Subscription Agreements and to be consummated simultaneously with the PIPE Subscriptions.
“Additional Warrants” means redeemable warrants of Pubco in an amount not to exceed 5.0% of the total enterprise value of Pubco, calculated as of immediately following the Transactions.
“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Share Acquisition Closing.
“Agreed Forms” means, in relation to any document, the form of that document which has been agreed in writing (including by e-mail) by or on behalf of the Purchaser and the Company to be the agreed form of such document, with such changes as Purchaser and the Company may mutually agree in writing (including by e-mail) before the Share Acquisition Closing.
“Ancillary Documents” means each agreement, instrument or document including the Purchaser Disclosure Schedules, Company Disclosures Schedules, Lock-Up Agreements, the Plan of Merger, Pubco Equity Incentive Plan, the Amended Purchaser Charter, the Amended Pubco Charter, the New Registration Rights Agreement, the Warrant Instruments and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.
“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering (including the Cayman Islands’ Anti-Corruption Act (As Revised)).
“Aviation Authority” means any Governmental Entity that is vested with the control and supervision of, or has jurisdiction over, the registration, airworthiness, design, production, operation or maintenance of any aircraft, or other matters relating to civil or military aviation, including the CAA and equivalent foreign governmental and quasi-governmental authorities, including civil aviation authorities in the relevant jurisdiction.

“Aviation Authorisations” means all type certificates, production certificates, parts manufacturing approvals, source approval requests, production verification audits, air carrier certificates, operator certificates, air agency certificates required to perform any work being performed by the Company or to engage in the operations conducted by the Company and other registrations, authorisations and certificates required by any Aviation Authority.
“Avolon Warrantholders” means each of (i) Chatsworth Aviation Limited, a company incorporated under the laws of Ireland with registered number 543646; and (ii) Maples Trustee Services (Cayman) Limited, a Cayman Islands company with registered number 239659.
“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalisation or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee (or their dependants) of such Person, or with respect to which such Person has or could have any Liability.
“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, London, England, or George Town, Cayman Islands, are authorised to close for business.
“Cayman Companies Act” means the Companies Act (As Revised), of the Cayman Islands.
“Cayman Merger Filing Documents” means the Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other law to make the Merger effective, including (i) in respect of Purchaser (a) the approval of the Merger by a majority of at least two-thirds of the votes of those shareholders of Purchaser entitled to vote and voting (in person or by proxy) at a duly convened and quorate meeting of the shareholders of Purchaser, (b) the approval of the Merger by the board of directors of Purchaser, (c) the declaration and undertaking by a director of the Purchaser in connection with the Merger in accordance with Section 233 of the Cayman Companies Act, and (d) a certificate of good standing of Purchaser dated as at a recent date; and (ii) in respect of Pubco, (a) the approval of the Merger by way of special resolution by SF as the sole shareholder of Pubco, (b) the approval of the Merger by the board of directors of Pubco, (c) the declaration and undertaking by a director of Pubco in connection with the Merger in accordance with Section 233 of the Cayman Companies Act, and (d) a certificate of good standing of Pubco dated as at a recent date.
“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.
“Code” means the Internal Revenue Code of 1986. Reference to a specific section of the Code shall include such section and any valid U.S. Treasury regulation promulgated thereunder (including proposed and temporary regulations).
“Company A Ordinary Shares” means the A ordinary shares of £0.00001 each in the capital of the Company.
“Company B Ordinary Shares” means the B ordinary shares of £0.00001 each in the capital of the Company.
“Company Z Ordinary Shares” means the Z ordinary shares of £0.00001 each in the capital of the Company.
“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, or the Company Shareholders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, at the time of the disclosure to Purchaser or its Representatives (i) was generally available publicly and was not disclosed in breach of this Agreement, or (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.
“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.
“Company Fundamental Warranties” means the warranties contained in Sections 6.1 (Organisation and Standing), 6.2 (Authorisation; Binding Agreement), 6.4 (Subsidiaries), 6.5 (Governmental Approvals), 6.6 (Non-Contravention), and 6.27 (Finders and Brokers).
“Company IP Licenses” means, collectively, (i) the Material Inbound Licenses and (ii) the Material Outbound Licenses.
“Company Loan Note Shares” means the 12,893 Company A Ordinary Shares which will be issued and fully paid immediately prior to the Share Acquisition Closing in accordance with the terms of the applicable Loan Notes.
“Company Options” means the 19,076 options issued by the Company.
“Company Shares” means the Company A Ordinary Shares, the Company B Ordinary Shares, excluding (i) the Company Loan Note Shares and (ii) the AA Shares.
“Company Owned IP” means the Intellectual Property owned or purported to be owned by the Target Companies including that listed in Schedule 6.13(a)(i) and (ii).
“Company Product” means each of the products and services (including all versions thereof) that have been or are currently being marketed, distributed, licensed, sold, offered, supported, made available or provided, or for which any material development has commenced, by or on behalf of any Target Company.
“Company Securities” means, collectively, the Company Shares and the Company Convertible Securities.
“Company Shareholders Fundamental Warranties” means the warranties contained in Sections 7.1 (Organisation and Standing), 7.2 (Authorisation; Binding Agreement), 7.3 (Ownership), 7.4 (Governmental Approvals), 7.5 (Non-Contravention), and 7.8 (Finders and Brokers).
“Company Software” means all Software owned or purported to be owned by the Target Companies.
“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of the Company, which the Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of the Company which the Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts.
“Consent” means any consent, approval, waiver, authorisation or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.
“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).
“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.
“Convertible Loan Note Instrument” means the convertible loan note instrument of the Company dated 11 March 2021.
“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewals and extensions thereof, and non-registered copyrights.
“COVID-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.
“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard”, shut down, closure, sequester directive, guideline or recommendation made by an applicable Governmental Authority or any other applicable Law in connection with or in response to COVID-19.
“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union, including the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, the Data Protection Act (As Revised) of the Cayman Islands; and (c) any other data protection, privacy or cybersecurity Laws, regulations, or regulatory requirements, guidance and codes of practice applicable to the processing or security of personal data, in each case as amended and/or replaced from time to time.
“Data Room” means the electronic data room hosted by Intralinks titled “Project Vector — Data Room” made available to Purchaser no less than two Business Days prior to the date of this Agreement comprising the actual copies of documents and other information relating to the Target Companies made available to the Purchaser online, as itemised in the data room index in the Agreed Form.
“Environmental Law” means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapour, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, release or disposal of Hazardous Materials.
“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.
“Exchange Act” means the U.S. Securities Exchange Act of 1934.
“Exchange Rate” means with respect to a particular currency for a particular day, the closing mid-point spot rate of exchange for that currency into Dollars on such date as published in the London edition of the

Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC Bank plc as at the close of business in London as at such date.
“Exchange Ratio” means one (1) Pubco Ordinary Share for one (1) Purchaser Class A Share.
“Exchange Shares” means 210,000,000 Pubco Ordinary Shares.
“Export Control Laws” means any Law or Order related to import and export controls administered and enforced by the European Union, the United Kingdom or United States, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations such other controls administered by the U.S. Customs and Border Protection.
“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“fairly disclosed” means disclosed by the Company Disclosure Schedules or the Purchaser Disclosure Schedules (as applicable) in such detail (taking into account, in respect of the Company Disclosure Schedules, specific documents in the Data Room specifically identified by the relevant specific disclosure in the Company Disclosure Schedules, if applicable) as would reasonably be required by a reasonable person to make an assessment of the nature and extent of the matter disclosed.
“Fraud Claim” means any claim based in whole or in part upon fraud.
“Fully Diluted Shares” means the aggregate number of Company Shares, Company Loan Note Shares and AA Shares.
“GAAP” means generally accepted accounting principles as in effect in the United States of America.
“Governmental Authority” means any national or supra-national, federal, state, local or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body of any jurisdiction.
“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mould, and urea formaldehyde insulation.
“Health and Safety Laws” means any and all Laws concerning health and safety matters and any and all regulations or orders made or issued under any such Laws and any relevant codes of practice, guidance notes and the like issued by government agencies.
“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.
“Immaterial Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) permitted use right to confidential information in a non-disclosure agreement; (b) license, assignment, covenant not to sue, or waiver of rights with any current and former founders, employees, consultants or independent contractors of such Target Company for the benefit of the Target Companies; (c) any non-exclusive license with end-users; and (d) any non-exclusive license that is not material to the businesses of the Target Companies and is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a non-exclusive license to use the trademarks of an Target Company for the purposes of promoting the goods or services of the Target Companies; (ii) vendor Contract that includes permission for the vendor to identify a Target Company as a customer of the vendor; (iii) Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property rights that are not material to the business of the Target Company; or (iv) license for the use of Software that is preconfigured, preinstalled, or embedded on hardware or other equipment and is not included in any Company Product.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest),
(b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not,
(c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case, whether or not drawn,
(d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person,
(e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled,
(f) all obligations of such Person in respect of acceptances issued or created,
(g) all derivative, hedging, interest rate, currency, swap or similar arrangements, including swaps, caps, collars, hedges or similar agreements under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency,
(h) all obligations secured by a Lien on any property or asset of such Person,
(i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person,
(j) any severance payments trigged prior to the Share Acquisition Closing, defined benefit pension liabilities or deferred compensation or other compensation or benefit liabilities (including any employer, Tax or social security contributions and payroll Taxes payable in connection therewith) and
(k) all obligations described in clauses (a) through (j) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude the Company Transaction Expenses and the Purchaser Transaction Expenses, as applicable.
“Infringement” or “Infringe” shall mean that a given item or activity directly or indirectly (including secondarily, contributorily, by inducement or otherwise) infringes, misappropriates, dilutes, constitutes unauthorised use of, or otherwise violates the Intellectual Property of, or right of publicity of, any Person.
“Intellectual Property” means all rights in Patents, utility models, Trademarks, internet domain names, social media accounts and handles, Copyright (including rights in computer software), design rights, moral rights, database rights, topography rights, Trade Secrets, confidential information and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), intellectual property rights in Software, databases and collections of data and data analytics and rights protecting goodwill and reputation, in all cases whether registered or unregistered; all other forms of protection having a similar nature or effect in any jurisdiction throughout the world, to any of the foregoing and applications for or registrations of any of the foregoing rights.
“Investment Company Act” means the U.S. Investment Company Act of 1940.
“IPO” means the initial public offering of the Purchaser Ordinary Shares and the Purchaser Public Warrants pursuant to the IPO Prospectus.
“IPO Prospectus” means the final prospectus of Purchaser, dated as of 10 September 2020, and filed with the SEC on 14 September 2020 (File No. 333-245663).

“IT Systems” means all computer hardware and peripherals, telecommunications and network equipment, and all Software (in source code and object code forms), including all documentation and associated proprietary materials and services associated with or necessary to any of the foregoing, owned, used, leased or licensed in by or to any Target Company (including for hosting or colocation).
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Key Employees” means S. Fitzpatrick, V. Casey, M. Cervenka, E. Samson, E. Dominguez Puerta, T. Williams, L. Somerville, M. Bhabuta, P. Harper, V. Terry, M. Gascoyne and L. Blakeley.
“Knowledge” means, with respect to (a) the Company, the actual knowledge of the executive officers, directors or secretary of the Company and any Target Companies, having read and carefully considered the relevant provision, or (b) any other Party, (i) if an entity, the actual knowledge of its executive officers, directors or secretary, having read and carefully considered the relevant provision, or (ii) if a natural person, the actual knowledge of such Party, having read and carefully considered the relevant provision. No Party shall be deemed to have any other actual, imputed or constructive knowledge regarding the subject matter of any of the relevant provisions.
“Law” means any national or supra-national, federal, state, local, municipal or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards), including Tax liabilities due or to become due.
“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favour of another Person, or any filing or agreement to file a financing statement as debtor under applicable Law.
“Loan Note Holders” means Microsoft Corporation and Rocket Internet SE.
“Material Adverse Effect” means, with respect to any specified Person, any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: has had a material adverse effect on (a) the business, assets, financial condition or results of operations of Person and its Subsidiaries; or (b) would reasonably be expected to prevent or materially delay or materially impede the ability of such Person or any of its Subsidiaries to consummate the Transactions on a timely basis; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Material Adverse Effect pursuant to clause (a) has occurred: (i) war (whether or not declared), acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, tsunamis, pandemics (including COVID-19 or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or other natural or man-made disasters; (iii) changes attributable to the public announcement, pendency or completion of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (v) changes or proposed changes in GAAP, IFRS or other applicable accounting principles (or any interpretation thereof) after the date of this Agreement; (vi) general, global, national, regional, state or local economic, regulatory, political or social conditions, or conditions generally affecting the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the Subsidiary or any of its Subsidiaries operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Material Adverse Effect; (ix) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); or (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, or (B) taken with the prior written consent of or at the prior written request of Pubco, Purchaser and Merger Sub; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above materially and disproportionately adversely affect the business, assets, financial condition or results of operations of such Person or any of its Subsidiaries relative to similarly situated Persons in the industries in which such Person or any of its Subsidiaries conducts its operations, then such impact may be taken into account in determining whether a Material Adverse Effect has occurred.
“Material Supplier” means any Person who supplies goods or services to the Target Group which involves an annual liability for the Target Group in excess of $2,000,000.
“NIS Directive” means Directive (EU) 2016/1148 concerning measures for a high common level of security of network and information systems across the European Union, and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements the foregoing directive, including the UK Network and Information Systems Regulations 2008, in each case as amended, consolidated, re-enacted or replaced from time to time.
“NYSE” means the New York Stock Exchange.
“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms — including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), Server Side Public License (SSPL), Redis Source Available License Agreement, European Union Public License (EUPL), BSD licenses, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License, any “sharealike” Creative Commons licenses (such as CC-BY-SA 4.0), any license that includes the Commons Clause and any license that is approved by, or substantially similar to a license approved by, the Open Source Initiative (www.opensource.org/licenses).
“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.
“Organisational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar documents which governs its establishment and/or its governance or organisation, in each case, as amended.
“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, re-examinations, or reissues thereof).
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).
“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorisations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.
“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, IFRS or other applicable accounting principles with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.
“Person” means an individual, company, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organisation, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.
“Pro Rata Portion” means, with respect to each Company Shareholder, following the conversion of the Loan Notes and as of immediately prior to the Share Acquisition Closing, the quotient (rounded down to the nearest fourth decimal place) of: (a) the number of Company Shares held by such Shareholder, respectively, divided by (b) the Fully Diluted Shares.
“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Companies Act.
“Pubco and Merger Sub Fundamental Warranties” means the warranties contained in Sections 5.1 (Organisation and Standing), 5.2 (Authorisation; Binding Agreement), 5.3 (Governmental Approvals), 5.4 (Non-Contravention) and 5.8 (Finders and Brokers).
“Pubco Ordinary Shares” means the ordinary shares, with a par value of US$0.0001, of Pubco.
“Pubco Public Warrant” means each one (1) warrant of Pubco entitling the holder thereof to purchase one (1) Pubco Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the public warrants of Purchaser.
“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Public Warrants, collectively.
“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, at the time of the disclosure to the Company, Pubco, the Company Shareholders or any of their respective Affiliates or Representatives, (i) was generally available publicly and was not disclosed in breach of this Agreement, or (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Share Acquisition Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.
“Purchaser Fundamental Warranties” means the warranties contained in Sections 4.1 (Organisation and Standing), 4.2 (Authorisation; Binding Agreement), 4.3 (Governmental Approvals), 4.4 (Non-Contravention) and 4.16 (Finders and Brokers).
“Purchaser Class A Shares” means a Class A ordinary share of a par value of $0.0001 in the share capital of Purchaser.
“Purchaser Class B Shares” means a Class B ordinary share of a par value of $0.0001 in the share capital of Purchaser.
“Purchaser Ordinary Shares” means the Purchaser Class A Shares and the Purchaser Class B Shares.
“Purchaser Private Warrant” means each one (1) warrant of Purchaser entitling the holder thereof to purchase one (1) Purchaser Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the private warrants of Purchaser.
“Purchaser Public Units” means the units of Purchaser, each unit consisting of one (1) ordinary share and one-half of one (1) warrant of Purchaser.

“Purchaser Public Warrant” means each one (1) warrant of Purchaser entitling the holder thereof to purchase one (1) Purchaser Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the public warrants of Purchaser.
“Purchaser Securities” means the Purchaser Ordinary Shares, the Purchaser Public Warrants and the Purchaser Private Warrants, collectively.
“Purchaser Transaction Expenses” means the aggregate amount of (a) all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of Purchaser, which Purchaser has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of Purchaser which Purchaser has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts and (b) any Stamp Duty payable by Pubco.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.
“Relevant Date” means (a) the Share Acquisition Closing Date, if the Share Acquisition Closing is occurring on the last day of a calendar month, or (b) the date falling on the last day of the calendar month immediately prior to the Share Acquisition Closing Date, if the Share Acquisition Closing is not occurring on the last day of a calendar month.
“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.
“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.
“Sanctioned Country” means any country or region that is targeted by comprehensive export, import, financial or investment embargo under any Sanctions Laws (which currently comprise Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” means: (i) any Person included on any restricted party list administered by the European Union, the United Kingdom, or the United States, including, without limitation, the UK Consolidated List of Financial Sanctions Targets, the Consolidated List of Persons, Groups, or Entities Subject to EU Financial Sanctions, and the U.S. Specially Designated Nationals and Block Persons List; (ii) any Person that is ordinarily resident in or organized under the laws of a Sanctioned Country; or (iii) any Governmental Entity of a Sanctioned Country; or (iv) any Person that is owned or controlled by one or more persons described in (i), (ii), or (iii) above.
“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury of the United Kingdom, or (v) United Kingdom sanctions extended to the Cayman Islands by Orders of Her Majesty in Council and sanctions imposed by Cayman Islands authorities, under Cayman Islands legislation.
“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).
“Securities Act” means the U.S. Securities Act of 1933.

“Software” means any computer software programs or firmware, in source code and object code form, including application programming interfaces, development tools, user interfaces, any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, all media and other tangible property necessary for the delivery or transfer thereof, and all documentation related thereto.
“SOX” means the U.S. Sarbanes-Oxley Act of 2002.
“Stamp Duty” means all stamp duty and any other transfer Taxes arising as a result of this Agreement.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.
“Target Companies” means, collectively, all of the Company and its direct and indirect Subsidiaries and “Target Company” means any of them.
“Tax Authority” means any Governmental Authority responsible for the collection, imposition or administration of Taxes or Tax Returns.
“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.
“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto and regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against or attributable to any other person but are instead imposed upon any secondarily liable person by operation of Law.
“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, algorithms, source code, formulae, know-how, data, mask works, discoveries, inventions, invention disclosures, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.
“Trademarks” means any trademarks, service marks, trade dress, getup, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewals and extensions thereof.
“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of 10 September 2020, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.
“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.
“UK Companies Act” means the Companies Act of 2006.
“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalisation or other similar transaction during such period.
“Warrant Instrument” means each of the Avolon Warrant Instrument and the American Warrant Instrument.
14.2   Section References
. The following capitalised terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:
Term	Section
AA Shares	Recitals
AA SPA	Recitals
Agreement	Preamble
Amended Pubco Charter	10.1(d)
Amended Purchaser Charter	1.4
American Warrant Instrument	Recitals
Antitrust Laws	8.12(b)
Avolon Warrant Instrument	Recitals
Business Combination	12.1
Business Intellectual Property	6.13(b)
Closing Cash	8.19(b)
Closing Filing	8.15(b)
Closing Press Release	8.15(b)
Company	Preamble
Company Benefit Plan	6.20(a)
Company Certificate	2.3(a)(ii)
Company Disclosure Schedules	Article VI
Company Material Contract	6.12(a)
Company Permits	6.10

Term	Section
Company Real Property Leases	0
Company Registered IP	6.13(a)
Company Shareholder Approvals	8.14(g)
Company Shareholders	Preamble
Company Shareholders Representative	13.14(a)
Consolidated Company Financials	8.7
Contributor	6.13(e)
D&O Indemnified Persons	8.18(a)
D&O Tail Insurance	8.18(b)
Dispute	13.4
Enforceability Exceptions	4.2
Environmental Permits	6.21(a)
Expenses	11.3, 11.3, 11.3
HMRC	2.4
Intended Tax Treatment	1.15
Interim Period	8.1(a)
LNH SPA	Recitals
Loan Notes	Recitals
Lock-Up Agreement	8.21
Management Accounts	6.7(a)
Material Inbound Licenses	6.12(a)(x)
Material Outbound Licenses	6.12(a)(xi)
Merger	Recitals
Merger Closing	3.1
Merger Closing Date	3.1
Merger Effective Time	1.2
Merger Sub	Preamble
New Registration Rights Agreement	8.20
Non-Recourse Parties	13.13
OFAC	4.17(c)
Outside Date	11.1(b)
Parties	Preamble
Party	Preamble
PIPE Investment Amount	4.18
PIPE Subscriptions	Recitals
Plan of Merger	1.1
Proxy Statement	8.14(a)
Pubco	Preamble
Pubco Equity Incentive Plan	8.22
Pubco Options	2.4
Purchaser	Preamble
Purchaser Disclosure Schedules	Article IV
Purchaser Financials	4.6(c)

Term	Section
Purchaser Material Contract	4.13(a)
Purchaser Recommendation	4.2
Purchaser Representative	Preamble
Redemption	8.14(a)
Registration Statement	8.14(a)
Related Person	6.22
Released Claims	12.1
Releasing Persons	12.2
Required Shareholder Approval	10.1(a)
SEC Reports	4.6(a)
SF	Recitals
Share Acquisition	Recitals
Share Acquisition Closing	3.1
Share Acquisition Closing Date	3.1
Shareholder Approval Matters	8.14(a)
Shareholder Support Letters	Recitals
Signing Filing	8.15(b)
Signing Press Release	8.15(b)
Special Shareholder Meeting	8.14(a)
Sponsor	Preamble
Sponsor Registration Rights Agreement	Recitals
Sponsor Support Letters	Recitals
STFs	2.3(a)(i)
Subscribers	Recitals
Subscription Agreements	Recitals
Surviving Company	1.1
Transactions	Recitals
Transfer Agent	2.8
U.S. Securities Laws	8.10

SCHEDULE 1
Company Shareholder	Class of Share Held	Number of Company Shares Held
Stephen Fitzpatrick	Company A Ordinary Shares	123,220
Mark Yemm	Company B Ordinary shares	4,714
Samuel Sugden	Company B Ordinary shares	118
[Signature Pages Follow]

EXHIBIT A
Form of New Registration Rights Agreement

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall mean this Registration Rights Agreement, as amended, restated, supplemented, or otherwise modified from time to time.
“American Warrant Instrument” shall mean the American Warrant Instrument dated on or around the date hereof.
“American Warrants” shall have the meaning given to the term “Warrants” in the American Warrant Instrument.
“Automatic Shelf Registration Statement” shall have the meaning given in Section 2.3.1.
“Avolon Warrant Instrument” shall mean the Avolon Warrant Instrument dated on or around the date hereof.
“Avolon Warrants” shall have the meaning given to the term “Warrants” in the Avolon Warrant Instrument.
“Board” shall mean the Board of Directors of the Company.
“Broadstone” shall have the meaning given in the Preamble hereto.
“Broadstone IPO Prospectus” shall mean the final prospectus of Broadstone, dated as of September 10, 2020, and filed with the SEC on September 14, 2020 (File No. 333-245663).
“Business Combination Agreement” shall have the meaning given in the Recitals hereto.
“Closing” shall mean the closing of the Merger and the Share Acquisition in accordance with the terms of the Business Combination Agreement.
“Commission” shall mean the United States Securities and Exchange Commission.
“Company” shall have the meaning given in the Preamble hereto.
“Demand Registration” shall have the meaning given in Section 2.1.1.
“Demanding Holder” shall have the meaning given in Section 2.1.1.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as it may be amended from time to time.
“Holders” shall have the meaning given in the Preamble hereto.
“LNH Securities” means the securities of the Company that are registrable pursuant to the LNH SPA.
“LNH SPA” shall have the meaning ascribed to such term in the Business Combination Agreement.
“Lock-Up Agreement” shall have the meaning given in the Recitals hereto.
“Long Form Registration” shall have the meaning given in Section 2.1.1.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.4.
“Merger” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement not misleading or, in the case of a Prospectus, not misleading in the light of the circumstances under which they were made.
“Ordinary Shares” shall mean the ordinary shares, with a par value of US$0.0001, of the Company.
“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the lock-up period in the applicable Lock-Up Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“PIPE Subscription Agreements” means those certain subscription agreements, each dated June [•], 2021, entered into by and among the Company and the persons identified therein as “Subscribers”.
“Prior Agreement” shall have the meaning given in the Recitals hereto.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean the Ordinary Shares and securities set forth on Schedule A (including any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Ordinary Shares); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses relating to a Registration, including, without limitation, the following:
(a)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;
(b)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters, if any, in connection with blue sky qualifications of Registrable Securities);
(c)   printing, messenger, telephone and delivery expenses;
(d)   reasonable fees and disbursements of counsel for the Company;
(e)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(f)   reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holder” shall have the meaning given in Section 2.1.1.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.
“Share Acquisition” shall have the meaning given in the Recitals hereto.
“Shelf Registration” and “Shelf Registration Statement” shall have the meaning given in Section 2.3.1.
“Shelf Offering”, “Shelf Offering Request” and “Shelf Offering Notice” shall have the meaning given in Section 2.3.1.
“Short Form Registration” shall have the meaning given in Section 2.3.
“Sponsor” shall mean Broadstone Sponsor LLP, a United Kingdom limited liability partnership, with registered number OC431761 and whose registered office is at 2nd Floor, 7 Portman Mews South, London, United Kingdom W1H 6AY.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to one or more Underwriters in a firm commitment underwriting for distribution to the public.
2.
REGISTRATIONS

2.1
Demand Registration.

   (a)
Request for Registration.   Subject to the provisions of Section 2.1.4 hereof, at any time and from time to time on or after the date hereof, Holders of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within twenty (20) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within three (3) business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than one (1) Registration pursuant to a Demand Registration in any six (6) month period under this Section 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form F-1 or any similar long-form registration statement that may be available at such time (“Long Form Registration”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Long Form Registration have been sold, in accordance with Section 3.1 of this Agreement. Each Holder agrees that such Holder shall treat as confidential the receipt of the notice of Demand Registration and shall not disclose or use the information contained in such notice of Demand Registration without the prior written consent of the Company or until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement.
   (b)
Effective Registration.   Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided further that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently enjoined by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing of such election not later than five (5) days following such removal, rescinding or termination; provided further that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

   (c)
Underwritten Offering.   Subject to the provisions of Section 2.1.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

   (d)
Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advise the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
   (e)
Demand Registration Withdrawal.   A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least three (3) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least five (5) business days prior to the time of pricing of the applicable offering).

2.2
Piggyback Registration. (a) Piggyback Rights.   If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of persons other than the Holders of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a registered offering not involving a “road show” or other substantial marketing efforts or a widespread distribution of securities, such as a “registered direct” offering (whether or not underwritten), (v) for an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, or (vi) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than five (5) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) business days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The Company shall have the right to terminate or withdraw any Registration Statement initiated by it under this Section 2.2.1 before the effective date of such Registration, whether or not any Holder has elected to include Registrable Securities in such Registration.

   (b)
Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advise the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Ordinary Shares that the Company desires to sell, taken together with (i) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:
   (i)
If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration: (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, pro rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to Section 2.2.1 hereof, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

   (ii)
If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration: (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to Section 2.2.1 hereof, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

   (c)
Piggyback Registration Withdrawal.   Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

   (d)
Unlimited Piggyback Registration Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3
Short Form Registrations.   Subject to the provisions of Section 2.1.4 hereof, the Holders of Registrable Securities may, on no more than one (1) occasion in any six (6) month period, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form F-3 or similar short form registration statement that may be available at such time (“Short Form Registration”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. The Holders making a Demand Registration may request that the registration be made pursuant to Rule 415 under the Securities Act (a “Shelf Registration”) and, if the Company is a “well known seasoned issuer” as defined under Rule 405 at the time any request for a Demand Registration is submitted to the Company, that such Shelf Registration be an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “Automatic Shelf Registration Statement”). Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Short Form Registration, the Company shall, as promptly as is reasonably practicable, give written notice of the proposed Short Form Registration to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Short Form Registration shall so notify the Company, in writing, within three (3) business days after the receipt by the Holder of the notice from the Company. As soon as reasonably practicable thereafter, but not more than fifteen (15) days after the Company’s initial receipt of such written request for a Short Form Registration, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to this Section 2.3 if: (i) Short Form Registration is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000. (a)Shelf Registrations.

   (i)
Subject to the availability of financial information required by applicable securities laws, as promptly as practicable after the Company receives written notice of a request for a Shelf Registration, but in any event within sixty (60) days of the mailing of the Company’s notice pursuant to Section 2.3 (provided that all necessary documents for such registration can be obtained and prepared within such 60-day period), the Company shall file with the Commission a registration statement under the Securities Act for the Shelf Registration (a “Shelf Registration Statement”). The Company shall use its reasonable best efforts to cause any Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable after the initial filing of such Shelf Registration Statement, and once effective, the Company shall cause such Shelf Registration Statement to remain continuously effective for such time period as is specified in the request by the Holders, but for no time period longer than the period ending on the earliest of (A) the third anniversary of the initial effective date of such Shelf Registration Statement, (B) the date on which all Registrable Securities covered by such Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement, and (C) the date as of which there are no longer any Registrable Securities covered by such Shelf Registration Statement in existence. Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to prepare a Shelf Registration Statement with respect to all of the Registrable Securities owned by or issuable to the Holders requesting such Shelf Registration to enable and cause such Shelf Registration Statement to be filed and maintained with the Commission as soon as practicable after the Company is eligible to file a Shelf Registration Statement for a Short Form Registration. In order for any Holder to be named as a selling securityholder in such Shelf Registration Statement, the Company may require such Holder to deliver all information about such Holder that is required to be included in such Shelf Registration Statement in accordance with applicable law, including Item 507 of Regulation S-K promulgated under the Securities Act.

   (ii)
In the event that a Shelf Registration Statement is effective, Holders of Registrable

Securities shall have the right at any time or from time to time to elect to sell pursuant to an offering (including an underwritten offering (an “Underwritten Takedown”)) Registrable Securities available for sale pursuant to such registration statement (“Shelf Registrable Securities”), so long as the Shelf Registration Statement remains in effect. The applicable Holders shall make such election by delivering to the Company a written request (a “Shelf Offering Request”) for such offering specifying the number of Shelf Registrable Securities that such Holders desire to sell pursuant to such offering (the “Shelf Offering”). In the case of an Underwritten Takedown, as promptly as practicable, but no later than two (2) Business Days after receipt of a Shelf Offering Request, the Company shall give written notice (the “Shelf Offering Notice”) of such Shelf Offering Request to all other Holders of Shelf Registrable Securities. The Company shall include in such Shelf Offering the Shelf Registrable Securities of any other Holder that shall have made a written request to the Company for inclusion in such Shelf Offering (which request shall specify the maximum number of Shelf Registrable Securities intended to be sold by such Holder) within five (5) Business Days after the receipt of the Shelf Offering Notice. The Company shall, as expeditiously as possible (and in any event within ten (10) Business Days after the receipt of a Shelf Offering Request, unless a longer period is agreed to by the Holders of the Registrable Securities that made the Shelf Offering Request), use its reasonable best efforts to facilitate such Shelf Offering.
   (iii)
Notwithstanding the foregoing, if any Holder desires to effect a sale of Shelf Registrable Securities that does not constitute an Underwritten Takedown, the Holder shall deliver to the Company a Shelf Offering Request no later than two (2) Business Days prior to the expected date of the sale of such Shelf Registrable Securities, and subject to the limitations set forth in Section 2.3.1(a), the Company shall file and effect an amendment or supplement to its Shelf Registration Statement for such purpose as soon as reasonably practicable.

   (iv)
The Company shall, at the request of Holders of the Registrable Securities covered by a Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an Automatic Shelf Registration Statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by such Holders to effect such Shelf Offering.

   (b)
Priority on Shelf Offerings.   Subject to the provisions of Section 2.1.4 hereof, if the number of Registrable Securities which can be included on a Shelf Registration Statement is otherwise limited by Instruction I.B.5 to Form F-3 (or any successor provision thereto), the Company shall include in such registration or offering prior to the inclusion of any securities which are not Registrable Securities the number of Registrable Securities requested to be included which can be included on such Shelf Registration Statement in accordance with the requirements of Form F-3, pro rata among the respective Holders thereof on the basis of the amount of Registrable Securities owned by each such Holder that such Holder of Registrable Securities shall have requested to be included therein.

2.4
Restrictions on Registration Rights.   If: (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Demand Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board or another authorized representative of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration

Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than forty-five (45) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.
3.
COMPANY PROCEDURES

3.1
General Procedures.   If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible:

   (a)
prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective for a period of up to one hundred eighty (180) days or, if earlier, until all Registrable Securities covered by such Registration Statement have been sold;

   (b)
prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

   (c)
prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

   (d)
prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

   (e)
cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

   (f)
provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

   (g)
advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

   (h)
at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference into such Registration Statement or Prospectus) furnish a copy thereof to each seller of such Registrable Securities or its counsel;

   (i)
notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

   (j)
permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriters to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

   (k)
obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

   (l)
on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

   (m)
in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;

   (n)
make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

   (o)
if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

   (p)
otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders in connection with such Registration.

3.2
Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company; provided, however, that the Company shall not be required to pay for more than one (1) registration proceeding with respect to a registration request begun pursuant to Section 2.1 by the Demanding Holders, if such registration request is subsequently withdrawn at the request of the Demanding Holders. Any Registration Expenses of Registrations not borne by the Company pursuant to the immediately preceding sentence shall be borne by the Demanding Holders pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3
Requirements for Participation in Underwritten Offerings.   No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4
Suspension of Sales; Adverse Disclosure.   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5
Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

4.
INDEMNIFICATION AND CONTRIBUTION

4.1
Indemnification.

   (a)
In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this Section 4.1.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed.

   (b)
In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) and any other Holder of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

   (c)
Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which he, she or it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
   (d)
The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

   (e)
If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

5.
MISCELLANEOUS

5.1
Notices.   All notices, demands, requests, consents, approvals or waivers and other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, nationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):To the Company:

Vertical Aerospace Ltd.
140-142 Kensington Church Street, London W8 4BN, United Kingdom
##############################
To Broadstone:
Broadstone Acquisition Corp.
7 Portman Mew South, Marylebone, London W1H 6AY, United Kingdom
Attn: Edward Hawkes and Marc Jonas
Email: ########################## and #################
To a Holder: to the address set forth beside such Holder’s name on Schedule A hereto.
5.2
Assignment; No Third Party Beneficiaries.

   (a)
This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

   (b)
Prior to the expiration of the lock-up period in the applicable Lock-Up Agreement, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee assumes such Holder’s rights and obligations under this Agreement upon its, his or her execution and delivery of a joinder agreement, in form and substance reasonably acceptable to the Company agreeing to be bound by the terms and conditions of this Agreement as if such person were a Holder party hereto; whereupon such person will be treated for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as such Holder with respect to the transferred Registrable Securities.

   (c)
This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

   (d)
This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

   (e)
No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3
Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable. .

5.4
Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5
Entire Agreement.   This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. Without limiting the generality of the foregoing, Broadstone and Sponsor hereby agree that the Prior Agreement is hereby terminated and of no further force or effect.
5.6
Governing Law; Jurisdiction.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 5.6 or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 5.1 and that nothing in this Section 5.6 shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

5.7
WAIVER OF TRIAL BY JURY.   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE HOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.8
Amendments and Modifications.   Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected provided further that no consent of any Piggyback Registration Rights Holder shall be required with respect to any such waiver, amendment or modification, except with respect to any waiver, amendment or modification that adversely affects such Piggyback Registration Rights Holder, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity). No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.8 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.
5.9
Titles and Headings.   Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10
Waivers and Extensions.   Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.111
Remedies Cumulative.   None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.12
Other Registration Rights.   The Company represents and warrants that no person, other than a holder of (i) Registrable Securities, (ii) securities of the Company that are registrable pursuant to the PIPE Subscription Agreements, (iii) securities of the Company that are registrable pursuant to the Avolon Warrant Instrument, (iv) a holder of securities of the Company that are registrable pursuant to the American Warrant Instrument, (v) a holder of AA Securities and (vi) a holder of LNH Securities has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that, except with respect to the PIPE Subscription Agreements, the Avolon Warrants, the American Warrants, the AA Securities and the LNH Securities, this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. Notwithstanding the foregoing, the Company and the Holders hereby acknowledge that the Company has granted resale registration rights to certain holders of Company securities in the PIPE Subscription Agreements, the Avolon Warrant Instrument, the American Warrant Instrument, the AA SPA and the LNH SPA, and that nothing herein shall restrict the ability of the Company to fulfil its resale registration obligations under such agreements.

5.13
Term.   This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which no Registrable Securities remain outstanding. The provisions of Section 3.5 and Article 4 shall survive any termination.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
VERTICAL AEROSPACE LTD.
By:

Name:
[•]

Title:
[•]

BROADSTONE:
BROADSTONE ACQUISITION CORP.
By:

Name:
Edward Hawkes

Title:
Chief Financial Officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
HOLDERS:
BROADSTONE SPONSOR LLP
By:

Name:
James Mount

Title:
Designated Member

AMERICAN AIRLINES, INC.
By:

Name:
Title:
CHATSWORTH AVIATION LIMITED
By:

Name:
Title:
MAPLES TRUSTEE SERVICES (CAYMAN) LIMITED
By:

Name:
Title:
STEPHEN FITZPATRICK

MARK YEMM

SAMUEL SUGDEN

[Signature Page to Registration Rights Agreement]

EXHIBIT B.1
Form of Lock-Up Agreement (Company Shareholders)
See attached.

FORM OF LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [ • ], 2021 between [NAME OF HOLDER] (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN, Pubco and Broadstone Acquisition Corp. and the Holder, among others, entered into a business combination agreement, dated June [ • ], 2021 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions and upon consummation of such transaction the Holder will hold such number of Pubco Ordinary Shares set forth in column B on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and
WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the (i) the Shares and (ii) the number of Pubco Ordinary Shares held by the Holder immediately following consummation of the Transactions and set forth in column C on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Earnout Restricted Securities”) shall become subject to the limitations on disposition and other restrictions as set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:
1.   For purposes of this Agreement:
(a)   the term “Closing Date” means the date on which the Share Acquisition Closing takes place;
(b)   the term “First Earnout Threshold Date” means the date on which the sale price of the Pubco Ordinary Shares equals or exceeds $15.00 per share for any twenty (20) trading days within any thirty (30) trading day period;
(c)   the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;
(d)   the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date;
(e)   the term “Lock-up Shares” means the Pubco Ordinary Shares held by the Holder immediately following the Share Acquisition Closing (for the avoidance of any doubt, (x) including the Shares, and (y) excluding (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition and (3) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act), together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted;
(f)   the term “Long Stop Date” means the date that is five (5) years after the Closing Date;
(g)   the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares to be entered into in connection with the transactions contemplated by the Business Combination Agreement;

(h)   the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 2(a);
(i)   the term “Restricted Period” means the period beginning on the Closing Date and ending on the earlier of (i) the Second Earnout Threshold Date and (ii) the Long Stop Date;
(j)   the term “Second Earnout Threshold Date” means the date on which the sale price of the Pubco Ordinary Shares equals or exceeds $20.00 per share for any twenty (20) trading days within any thirty (30) trading day period; and
(k)   the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).
2.   Lock-Up Provisions.
(a)   Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period: (i) to the Holder’s officers or directors; (ii) to any Affiliate(s) of the Holder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual or pursuant to operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; (v) in the case of a Holder (or any Permitted Transferee) that is a corporation, partnership, limited liability company, trust or other business entity, to any partners (general or limited), members, managers, shareholders or holders of similar equity interests in the Holder (or, in each case, its nominee or custodian) or any of their Affiliates; (vi) by virtue of any binding law or order of a governmental entity or by virtue of the Holder’s organizational documents upon liquidation or dissolution of the Holder; (vii) for the purposes of granting a pledge(s) of Lock-Up Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); or (viii) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Holder’s shares shall remain subject to the provisions of Section 2(b).
(b)   The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:
(i)
the Transfer Restriction shall expire with respect to ten percent (10%) of the Lock-Up Shares (the “First Tranche”) on the date hereof (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);

(ii)
the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Second Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

(iii)
the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Third Tranche”) on the date that is two (2) years after the Closing Date

(for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche, the Second Tranche and the Third Tranche after such date); and
(iv)
the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)   Notwithstanding the foregoing, if at any time the sale price of the Pubco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for share capital subdivisions, mergers, consolidations, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period that commences at least two (2) years after the Closing Date, then the Transfer Restrictions with respect to all Lock-Up Shares shall cease to apply.
(d)   During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [ • ], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
Promptly upon the Transfer Restriction ceasing to apply in respect of a particular tranche of Lock-Up Shares in accordance with Section 2(b), Pubco shall take all reasonable steps required to remove such legend from the certificates evidencing the relevant Lock-Up Shares, including issuing new share certificates in respect of the relevant Lock-Up Shares.
(e)   For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.
3.   Restrictive Provisions.
(a)   The Holder hereby agrees that it shall not Transfer any Earnout Restricted Securities during the Restricted Period (the “Earnout Restriction”), except in accordance with the following:
(i)
the Earnout Restriction shall expire with respect to fifty percent (50%) of the Earnout Restricted Securities (the “First Earnout Tranche”) on the First Earnout Threshold Date; and

(ii)
the Earnout Restriction shall expire with respect to an additional fifty percent (50%) of the Earnout Restricted Securities (the “Second Earnout Tranche”) on the Second Earnout Threshold Date (for the avoidance of doubt no Earnout Restriction shall apply to any Earnout Restricted Securities following the Second Earnout Threshold Date).

(b)   Notwithstanding the foregoing, if the First Earnout Threshold Date and the Second Earnout Threshold Date does not occur prior to the Long Stop Date, then on the Long Stop Date all Earnout Restricted Securities will be irrevocably forfeited and surrendered to Pubco for cancellation and for nil consideration. Holder hereby irrevocably consents to such surrender and undertakes to take all reasonable actions necessary to effect such surrender as may be requested by Pubco.
(c)   During the Restricted Period, each certificate (if any are issued) evidencing any Earnout Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING, DIVIDENDS AND OTHER RIGHTS SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [ • ], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED

THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(d)   During the Restricted Period, the Earnout Restricted Securities that are subject to an Earnout Restriction do not entitle the Holder (or any transferee thereof) to any voting rights, pre-emption rights, dividends or other rights as a shareholder of Pubco prior to expiration of the applicable Earnout Restriction in accordance with Section 3(a), The restrictions set forth in this Section 3 shall only apply with respect to the Earnout Restricted Securities and shall not apply to any other Pubco Ordinary Shares the Holder may hold.
(e)   Notwithstanding the foregoing and for the avoidance of any doubt, the First Earnout Tranche and the Second Earnout Tranche shall remain subject to the Transfer Restrictions, to the extent that such are applicable at the First Earnout Threshold Date and at the Second Earnout Threshold Date, as applicable.
4.   Miscellaneous.
(a)   Adjustment.   The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.
(b)   Transfers.   If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares or Restricted Securities, as applicable, as one of its equity holders for any purpose. In order to enforce this Section 4(b), Pubco may impose stop-transfer instructions with respect to any relevant Lock-Up Shares or Earnout Restricted Securities (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period or the Restricted Period, as applicable.
(c)   Termination of the Business Combination Agreement.   Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.
(d)   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.
(e)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.
(f)   Governing Law; Jurisdiction.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 4(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 4(i) and that nothing in this Section 4(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.
(g)   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(g).
(h)   Interpretation.   The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(i)   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to Pubco, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street London, England W8 4BN United Kingdom ##################################	With a copy to (which shall not constitute notice): Latham & Watkins (London) LLP 99 Bishopsgate London, EC2M 3XF United Kingdom Attn: David Stewart and Robbie McLaren

Email: ###################### and #####################
If to the Holder, to: [ • ]	With a copy to (which shall not constitute notice): [ • ]
(j)   Amendments and Waivers.   Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
(k)   Other Lock-Up Agreements.   Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to any other party to any Other Lock-Up Agreement and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any other party to any Other Lock-Up Agreement is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.
(l)   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(m)   Specific Performance.   The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.
(n)   Entire Agreement.   This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.
(o)   Further Assurances.   From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(p)   Counterparts; Facsimile.   This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank]

SCHEDULE 1
(A) Name Of Holder	(B) Number Of Shares1	(C) Number Of Restricted Securities2
[• ]	[•]	[•]

1
Note to draft: Number to represent all shares Holder receives pursuant to BCA.

2
Note to draft: Number to represent earnout shares (i.e., 20% of shares Holder receives pursuant to BCA).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
HOLDER:
[• ]
By:

Name:
Title:
PUBCO:
VERTICAL AEROSPACE LTD.
By:

Name:
Title:

EXHIBIT B.2
Form of Lock-Up Agreement (Sponsor)
See attached.

FORM OF SPONSOR LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [ • ], 2021 between Broadstone Sponsor LLP, a United Kingdom limited liability partnership, with registered number OC431761 and whose registered office is at 2nd Floor 7 Portman Mews South, London, United Kingdom, W1H 6AY (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, Vertical Aerospace Group Ltd., Pubco and Broadstone Acquisition Corp. and the Holder, among others, entered into a business combination agreement, dated June [ • ], 2021 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions and upon consummation of such transaction the Holder will hold such number of Pubco Ordinary Shares set forth in column B on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and
WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Shares shall become subject to the limitations on disposition and other restrictions as set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:
5.   For purposes of this Agreement:
(a)   the term “Closing Date” means the date on which the Share Acquisition Closing takes place;
(b)   the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;
(c)   the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date;
(d)   the term “Lock-Up Shares” means the Shares and for the avoidance of any doubt shall exclude (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition and (3) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act;
(e)   the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares to be entered into in connection with the transactions contemplated by the Business Combination Agreement;
(f)   the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(a); and
(g)   the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

6.   Lock-Up Provisions.
(a)   Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period (i) to the Holder’s officers, directors, management committee members or members, (ii) to any Affiliates of the Holder or any Affiliates of Holder’s officers, directors, management committee members or members; (iii) in the case of an individual referred to in (i) and (ii) above, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization or by virtue of laws of descent and distribution upon death of such individual; (iv) any personalized portfolio bond issued by an insurance company that is beneficially owned by any individual referred to in (i) and (ii) above and in relation to which such person has the ability to direct the management of assets comprising the bond portfolio; (v) by virtue of the laws of the State of New York or the Cayman Islands, provided, however, that in the case of clauses or (vi) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) (i) through (vi) these Permitted Transferees must enter into a written agreement agreeing to be bound by the provisions set forth in Section 2(b).
(b)   The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:
(i)
the Transfer Restriction shall expire with respect to ten percent (10%) of the Lock-Up Shares (the “First Tranche”) on the date hereof (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);

(ii)
the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Second Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

(iii)
the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Third Tranche”) on the date that is two (2) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche, the Second Tranche and the Third Tranche after such date); and

(iv)
the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)   Notwithstanding the foregoing, if at any time the sale price of the Pubco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for share capital subdivisions, mergers, consolidations, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period that commences at least two (2) years after the Closing Date, then the Transfer Restrictions with respect to all Lock-Up Shares shall cease to apply.
(d)   During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [ • ], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
Promptly upon the Transfer Restriction ceasing to apply in respect of a particular tranche of Lock-Up Shares in accordance with Section 2(b), Pubco shall take all reasonable steps required to remove such legend from the certificates evidencing the relevant Lock-Up Shares, including issuing new share certificates in respect of the relevant Lock-Up Shares.
(e)   For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.
7.   Miscellaneous.
(a)   Adjustment.   The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.
(b)   Transfers.   If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares, as one of its equity holders for any purpose. In order to enforce this Section 3(b), Pubco may impose stop-transfer instructions with respect to any relevant Lock-Up Shares (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period.
(c)   Termination of the Business Combination Agreement.   Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.
(d)   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.
(e)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.
(f)   Governing Law; Jurisdiction.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 3(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 3(i) and that nothing in this Section 3(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

(g)   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(g).
(h)   Interpretation.   The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(i)   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to Pubco, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street, London, England W8 4BN, United Kingdom Attn: Vinny Casey Email: #########################	With a copy to (which shall not constitute notice):

Latham & Watkins (London) LLP
99 Bishopsgate, London, EC2M 3XF, United Kingdom
Attn: David Stewart and Robbie McLaren
Email: ###################### and
#####################
If to the Holder, to: Broadstone Sponsor LLP 7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom Attn: Edward Hawkes and Marc Jonas Email: ########################## and #################	With a copy to (which shall not constitute notice):

Winston & Strawn London LLP
CityPoint, One Ropemaker Street, London EC2Y
9AW, United Kingdom
Attn: Paul Amiss and Nicholas Usher
Email: ################## and ##################
(j)   Amendments and Waivers.   Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
(k)   Other Lock-Up Agreements.   Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to any other party to any Other Lock-Up Agreement and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any other party to any Other Lock-Up Agreement is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.
(l)   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(m)   Specific Performance.   The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.
(n)   Entire Agreement.   This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.
(o)   Further Assurances.   From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(p)   Counterparts; Facsimile.   This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank]

SCHEDULE 1
(A) Name of Holder	(B) Number of Shares
Broadstone Sponsor LLP	7,632,575

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
HOLDER:
BROADSTONE SPONSOR LLP
By:

Name:
Title:
PUBCO:
VERTICAL AEROSPACE LTD.
By:

Name:
Title:
BROADSTONE ACQUISITION CORP.
By:

Name:
Title:

EXHIBIT B.3
Form of Lock-Up Agreement (American)
See attached.

Agreed Form
FORM OF LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [ • ], 2021 between American Airlines, Inc. (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands company limited by shares (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (the “Company”), Pubco and Broadstone Acquisition Corp. (“Broadstone”) among others, entered into a business combination agreement, dated June [ • ], 2021 (the “Business Combination Agreement”);
WHEREAS, Holder and Pubco entered into a share purchase agreement dated June [ • ], 2021, pursuant to which Holder agreed to sell and transfer, and Pubco agreed to purchase, 100% of the A Ordinary Shares held by the Holder (the “SPA”);
WHEREAS, upon consummation of the transactions contemplated by the Business Combination Agreement and the SPA, the Holder will hold such number of Pubco Ordinary Shares set forth in column B on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and
WHEREAS, pursuant to the SPA, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Shares shall become subject to the limitations on disposition and other restrictions as set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:
1.   For purposes of this Agreement:
(a)   The term “A Ordinary Shares” means A ordinary shares of £0.00001 each in the capital of the Company;
(b)   the term “Closing Date” means the date on which the Share Acquisition Closing takes place;
(c)   the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;
(d)   the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is four (4) years after the Closing Date;
(e)   the term “Lock-up Shares” means the Shares (for the avoidance of any doubt, excluding (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition and (3) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act);
(f)   the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares (or warrants representing Pubco Ordinary Shares) to be issued in connection with the transactions contemplated by the Business Combination Agreement;
(g)   the term “Other Restrictions” means restrictions in any Other Lock-Up Agreement that are on substantially the same terms as the Transfer Restriction of this Agreement, except that the transfer restriction in such Other Lock-Up Agreement expires with respect to (i) 10% of a holder’s shares immediately and (ii) 30% of a holder’s shares on each anniversary of such Other Lock-Up Agreement;
(h)   the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 2(a);
(i)   the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).
2.   Lock-Up Provisions.
(a)   Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period: (i) to the Holder’s officers or directors; (ii) to any Affiliate(s) of the Holder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family, an Affiliate of such individual or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual or pursuant to operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; (v) in the case of a Holder (or any Permitted Transferee) that is a corporation, partnership, limited liability company, trust or other business entity, to any partners (general or limited), beneficiaries, members, managers, shareholders or holders of similar equity interests in the Holder (or, in each case, its nominee or custodian) or any of their Affiliates; (vi) by virtue of any binding law or order of a governmental entity or by virtue of the Holder’s organizational documents upon liquidation or dissolution of the Holder; (vii) for the purposes of granting a pledge(s) of Lock-Up Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); or (viii) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Holder’s shares shall remain subject to the provisions of Section 2(b), provided further, that in the case of clauses (i) through (viii), these Permitted Transferees must enter into a written agreement agreeing to be bound by the provisions set forth in Section 2(b).
(b)   The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:
(i)
the Transfer Restriction shall expire with respect to twenty-five percent (25%) of the Lock-Up Shares (the “First Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);

(ii)
the Transfer Restriction shall expire with respect to an additional twenty-five percent (25%) of the Lock-Up Shares (the “Second Tranche”) on the date that is two (2) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

(iii)
the Transfer Restriction shall expire with respect to an additional twenty-five percent (25%) of the Lock-Up Shares (the “Third Tranche”) on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche, the Second Tranche and the Third Tranche after such date); and

(iv)
the Transfer Restriction shall expire with respect to an additional twenty-five percent (25%) of the Lock-Up Shares on the date that is four (4) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)   During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [ • ], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(d)   For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.
(e)   No Other Lock-Up Agreement contains lock-up restrictions that are materially less restrictive than the lock-up restrictions applicable to Holder under this Agreement, provided, however, that the Other Restrictions are deemed to be lock-up restrictions that are not materially less restrictive for purposes of this Section 2(e).
(f)   Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to a Company Shareholder or the Sponsor (as applicable) and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any Company Shareholder or the Sponsor (as applicable) is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.
3.   Miscellaneous.
(a)   Adjustment.   The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.
(b)   Transfers.   If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 3(b), Pubco may impose stop-transfer instructions with respect to the Lock-Up Shares (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period.
(c)   Termination of the Business Combination Agreement.   Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.
(d)   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.
(e)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.
(f)   Governing Law; Jurisdiction.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 3(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 3(i) and that nothing in this Section 3(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.
(g)   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(g).
(h)   Interpretation.   The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to Pubco, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street London, England W8 4BN United Kingdom ##################################	With a copy to (which shall not constitute notice):

Latham & Watkins (London) LLP
99 Bishopsgate
London, EC2M 3XF
United Kingdom
Attn: David Stewart and Robbie McLaren
Email: ###################### and
#####################
If to the Holder, to: American Airlines, Inc. 1 Skyview Drive, MD 8B361 Fort Worth, Texas, 76155	With a copy to (which shall not constitute notice): Sidley Austin LLP 2021 McKinney Avenue Suite 2000 Dallas, Texas 75201 Attention: Bart J. Biggers Email: #######################
(j)   Amendments and Waivers.   Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
(k)   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(l)   Specific Performance.   The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.
(m)   Entire Agreement.   This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.
(n)   Further Assurances.   From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(o)   Counterparts; Facsimile.   This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank]

SCHEDULE 1
(A) Name Of Holder	(B) Number Of Shares3
American Airlines, Inc.	[6,125,000]

3
Note to draft: Number to represent all Pubco Ordinary Shares Holder receives pursuant to the SPA.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
HOLDER:
AMERICAN AIRLINES, INC.
By:

Name:
Title:
PUBCO:
VERTICAL AEROSPACE LTD.
By:

Name:
Title:

EXHIBIT B.4
Form of Lock-Up Agreement (Loan Note Holder)
See attached.

Agreed Form
FORM OF LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [ • ], 2021 between [NAME OF HOLDER] (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (the “Company”), Pubco and Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”) among others, entered into a business combination agreement, dated June [ • ], 2021 (the “Business Combination Agreement”);
WHEREAS, Holder and Pubco entered into a share purchase agreement dated June [ • ], 2021, pursuant to which Holder agreed to sell and transfer, and Pubco agreed to purchase, 100% of the A Ordinary Shares held by the Holder (the “SPA”);
WHEREAS, upon consummation of the transactions contemplated by the Business Combination Agreement and the SPA, the Holder will hold such number of Pubco Ordinary Shares set forth in column B on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and
WHEREAS, pursuant to the SPA, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which (i) the Shares and (ii) the number of Pubco Ordinary Shares held by the Holder immediately following consummation of the Transactions and set forth in column C on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Earnout Restricted Securities”) shall become subject to the limitations on disposition and other restrictions as set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:
4.   For the purposes of this Agreement:
(a)   The term “A Ordinary Shares” means A ordinary shares of £0.00001 each in the capital of the Company;
(b)   the term “Closing Date” means the date on which the Share Acquisition Closing takes place;
(c)   the term “First Earnout Threshold Date” means the date on which the sale price of the Pubco Ordinary Shares equals or exceeds $15.00 per share for any twenty (20) trading days within any thirty (30) trading day period;
(d)   the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;
(e)   the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date;
(f)   the term “Lock-Up Shares” means the Pubco Ordinary Shares held by the Holder immediately following the Share Acquisition Closing (for the avoidance of any doubt, (x) including the Shares, and (y) excluding (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco

Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition and (3) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act), together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted;
(g)   the term “Long Stop Date” means the date that is five (5) years after the Closing Date;
(h)   the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares or those convertible in to such shares to be entered into in connection with the transactions contemplated by the Business Combination Agreement;
(i)   the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(a);
(j)   the term “Restricted Period” means the period beginning on the Closing Date and ending on the earlier of (i) the Second Earnout Threshold Date and (ii) the Long Stop Date;
(k)   the term “Second Earnout Threshold Date” means the date on which the sale price of the Pubco Ordinary Shares equals or exceeds $20.00 per share for any twenty (20) trading days within any thirty (30) trading day period; and
(l)   the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).
5.   Lock-Up Provisions.
(a)   Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period: (i) to the Holder’s officers or directors; (ii) to any Affiliate(s) of the Holder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual or pursuant to operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; (v) in the case of a Holder (or any Permitted Transferee) that is a corporation, partnership, limited liability company, trust or other business entity, to any partners (general or limited), beneficiaries, members, managers, shareholders or holders of similar equity interests in the Holder (or, in each case, its nominee or custodian) or any of their Affiliates; (vi) by virtue of any binding law or order of a governmental entity or by virtue of the Holder’s organizational documents upon liquidation or dissolution of the Holder; (vii) for the purposes of granting a pledge(s) of Lock-Up Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); or (viii) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Holder’s shares shall remain subject to the provisions of Section 2(b).
(b)   The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)
the Transfer Restriction shall expire with respect to ten percent (10%) of the Lock-Up Shares (the “First Tranche”) on the date hereof (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);

(ii)
the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Second Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

(iii)
the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Third Tranche”) on the date that is two (2) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche, the Second Tranche and the Third Tranche after such date); and

(iv)
the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)   Notwithstanding the foregoing, if at any time the closing price of the Pubco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for share capital subdivisions, mergers, consolidations, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period that commences at least two (2) years after the Closing Date, then the Transfer Restrictions with respect to all Lock-Up Shares shall cease to apply.
(d)   During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [ • ], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
Promptly upon the Transfer Restriction ceasing to apply in respect of a particular tranche of Lock-Up Shares in accordance with Section 2(b), Pubco shall take all reasonable steps required to remove such legend from the certificates evidencing the relevant Lock-Up Shares, including issuing new share certificates in respect of the relevant Lock-Up Shares.
(e)   For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Shares.
6.   Restrictive Provisions.
(a)   The Holder hereby agrees that it shall not Transfer any Earnout Restricted Securities during the Restricted Period (the “Earnout Restriction”), except in accordance with the following:
(i)
the Earnout Restriction shall expire with respect to fifty percent (50%) of the Earnout Restricted Securities (the “First Earnout Tranche”) on the First Earnout Threshold Date; and

(ii)
the Earnout Restriction shall expire with respect to an additional fifty percent (50%) of the Earnout Restricted Securities (the “Second Earnout Tranche”) on the Second Earnout Threshold Date (for the avoidance of doubt no Earnout Restriction shall apply to any Earnout Restricted Securities following the Second Earnout Threshold Date).

(b)   Notwithstanding the foregoing, if the First Earnout Threshold Date and the Second Earnout Threshold Date do not occur prior to the Long Stop Date, then on the Long Stop Date all Earnout Restricted Securities will be irrevocably forfeited and surrendered to Pubco for cancellation and for nil consideration. Holder hereby irrevocably consents to such surrender and undertakes to take all reasonable actions necessary to effect such surrender as may be requested by Pubco.
(c)   During the Restricted Period, each certificate (if any are issued) evidencing any Earnout Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING, DIVIDENDS AND OTHER RIGHTS SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [ • ], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(d)   During the Restricted Period, the Earnout Restricted Securities that are subject to an Earnout Restriction do not entitle the Holder (or any transferee thereof) to any voting rights, pre-emption rights, dividends or other rights as a shareholder of Pubco prior to expiration of the applicable Earnout Restriction in accordance with Section 3(a). The restrictions set forth in this Section 3 shall only apply with respect to the Earnout Restricted Securities and shall not apply to any other Pubco Ordinary Shares the Holder may hold.
(e)   Notwithstanding the foregoing and for the avoidance of any doubt, the First Earnout Tranche and the Second Earnout Tranche shall remain subject to the Transfer Restrictions, to the extent that such are applicable at the First Earnout Threshold Date and at the Second Earnout Threshold Date, as applicable.
7.   Miscellaneous.
(a)   Adjustment.   The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.
(b)   Transfers.   If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares or Restricted Securities, as applicable, as one of its equity holders for any purpose. In order to enforce this Section 4(b), Pubco may impose stop-transfer instructions with respect to any relevant Lock-Up Shares or Earnout Restricted Securities (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period or the Restricted Period, as applicable.
(c)   Termination of the Business Combination Agreement.   Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.
(d)   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.
(e)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.
(f)   Governing Law; Jurisdiction.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 4(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 4(i) and that nothing in this Section 4(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.
(g)   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(g).
(h)   Interpretation.   The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(i)   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to Pubco, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street London, England W8 4BN United Kingdom ##################################	With a copy to (which shall not constitute notice):

Latham & Watkins (London) LLP
99 Bishopsgate
London, EC2M 3XF
United Kingdom
Attn: David Stewart and Robbie McLaren
Email: ###################### and
#####################
If to the Holder, to: [ • ]	With a copy to (which shall not constitute notice): [ • ]
(j)   Amendments and Waivers.   Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
(k)   Other Lock-Up Agreements.   Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to any other party to any Other Lock-Up Agreement and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any other party to any Other Lock-Up Agreement is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.
(l)   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(m)   Specific Performance.   The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.
(n)   Entire Agreement.   This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.
(o)   Further Assurances.   From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(p)   Counterparts; Facsimile.   This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank]

SCHEDULE 1
(A) Name Of Holder	(B) Number Of Shares4	(C) Number of Restricted Securities5
[•]	[•]	[•]

4
Note to draft: Number to represent all Pubco Ordinary Shares that Holder receives pursuant to the SPA.

5
Note to draft: Number to represent earnout shares (i.e., 20% of Pubco Ordinary Shares that Holder receives pursuant to the SPA).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
HOLDER:
[•]
By:

Name:
Title:
PUBCO:
VERTICAL AEROSPACE LTD.
By:

Name:
Title:

EXHIBIT B.5
Form of Lock-Up Agreement (Avolon Warrantholders)
See attached.

Agreed Form
LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [ • ], 2021 between [NAME OF HOLDER] (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (the “Company”), Pubco and Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”) among others, entered into a business combination agreement, dated June [ • ], 2021 (the “Business Combination Agreement”).
WHEREAS, Avolon Aerospace Leasing Limited, registered number MC-236969 and whose registered office is at Number One Ballsbridge, Building One, Shelbourne Rd, Ballsbridge, Dublin 4 (“AALL”) and the Company entered into a partnership agreement dated 16 March 2021 (the “Partnership Agreement”) pursuant to which, among other things, the Company agreed to issue certain equity warrants to AALL.
WHEREAS, AALL subsequently assigned certain of its rights and obligations in the Partnership Agreement to Avolon e Limited, an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands, whose principal place of business is at Number One Ballsbridge, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland (“Avolon”).
WHEREAS, to give effect to the Company’s commitments under the Partnership Agreement, Pubco has, by resolution of its directors passed on or around the date hereof, resolved to create and issue Pubco warrants (the “Warrants”) to the Holder on the terms set out in the Avolon Warrant Instrument, dated as of the date hereof.
WHEREAS, upon consummation of the transactions contemplated by the Business Combination Agreement and the Avolon Warrant Instrument, the Holder will hold an entitlement under Warrant A1/A2 (as defined in the Avolon Warrant Instrument) to subscribe for [•]6 Pubco Ordinary Shares (together with any securities paid as dividends or distributions with respect to such Pubco Ordinary Shares (for the avoidance of any doubt, excluding (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition, (3) Pubco Ordinary Shares subscribed for pursuant to the other Warrants issued under the Avolon Warrant Instrument and (4) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act), the “Warrant Shares”).
WHEREAS, pursuant to the Partnership Agreement and the Avolon Warrant Instrument, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Lock-Up Shares (as defined below) shall become subject to the limitations on disposition and other restrictions as set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:
8.   For the purposes of this Agreement:
(a)   the term “Closing Date” means the date on which the Share Acquisition Closing takes place;
(b)   the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

6
Note to draft: Number to represent 100% of total Warrant A1/A2 Shares that Holder may subscribe for.

(c)   the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date;
(d)   the term “Lock-Up Shares” means an amount of Pubco Ordinary Shares equal to ninety percent (90%) of the Warrant Shares, such number of Warrant Shares being set forth in column B on Schedule 1;
(e)   the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares to be entered into in connection with the transactions contemplated by the Business Combination Agreement;
(f)   the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(a); and
(g)   the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).
9.   Lock-Up Provisions.
(a)   Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period: (i) to the Holder’s officers or directors; (ii) to any Affiliate(s) of the Holder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual or pursuant to operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; (v) in the case of a Holder (or any Permitted Transferee) that is a corporation, partnership, limited liability company, trust or other business entity, to any partners (general or limited), beneficiaries, members, managers, shareholders or holders of similar equity interests in the Holder (or, in each case, its nominee or custodian) or any of their Affiliates; (vi) by virtue of any binding law or order of a governmental entity or by virtue of the Holder’s organizational documents upon liquidation or dissolution of the Holder; (vii) for the purposes of granting a pledge(s) of Lock-Up Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); or (viii) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Holder’s shares shall remain subject to the provisions of Section 2(b), provided further, that in the case of clauses (i) through (vii), these Permitted Transferees must enter into a written agreement agreeing to be bound by the provisions set forth in Section 2(b).
(b)   The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:
(i)
the Transfer Restriction shall expire with respect to [ • ]7 Lock-Up Shares (together with any securities paid as dividends or distributions with respect to such Lock-Up Shares) (the “First

7
Note to draft: Number to represent 30% of total Warrant Shares.

Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);
(ii)
the Transfer Restriction shall expire with respect to an additional [ • ]8 Lock-Up Shares (together with any securities paid as dividends or distributions with respect to such Lock-Up Shares) (the “Second Tranche”) on the date that is two (2) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

(iii)
the Transfer Restriction shall expire with respect to an additional [ • ]9 Lock-Up Shares (together with any securities paid as dividends or distributions with respect to such Lock-Up Shares) on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)   Notwithstanding the foregoing, if at any time the closing price of the Pubco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for share capital subdivisions, mergers, consolidations, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period that commences at least two (2) years after the Closing Date, then the Transfer Restrictions with respect to all Lock-Up Shares shall cease to apply.
(d)   During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [ • ], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
Promptly upon the Transfer Restriction ceasing to apply in respect of a particular tranche of Lock-Up Shares in accordance with Section 2(b), Pubco shall take all reasonable steps required to remove such legend from the certificates evidencing the relevant Lock-Up Shares, including issuing new share certificates in respect of the relevant Lock-Up Shares.
(e)   For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Shares.
10.   Miscellaneous.
(a)   Adjustment.   The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.
(b)   Transfers.   If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 3(b), Pubco may impose stop-transfer instructions with respect to any relevant Lock-Up Shares (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period.
(c)   Termination of the Business Combination Agreement.   Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in

8
Note to draft: Number to represent 30% of total Warrant Shares.

9
Note to draft: Number to represent 30% of total Warrant Shares.

accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.
(d)   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.
(e)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.
(f)   Governing Law; Jurisdiction.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 3(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 3(i) and that nothing in this Section 3(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.
(g)   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(g).
(h)   Interpretation.   The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
i)   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to Pubco, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street London, England W8 4BN United Kingdom ##################################	With a copy to (which shall not constitute notice):

Latham & Watkins (London) LLP
99 Bishopsgate
London, EC2M 3XF
United Kingdom
Attn: David Stewart and Robbie McLaren
Email: ###################### and
#####################
If to the Holder, to:	With a copy to (which shall not constitute notice):
[•]	[•]
(j)   Amendments and Waivers.   Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
(k)   Other Lock-Up Agreements.   Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to a Company Shareholder or the Sponsor (as applicable) and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any Company Shareholder or the Sponsor (as applicable) is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.
(l)   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(m)   Specific Performance.   The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.
(n)   Entire Agreement.   This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.
(o)   Further Assurances.   From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(p)   Counterparts; Facsimile.   This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank]

SCHEDULE 1
(A) Name of Holder	(B) Number of Lock-Up Shares
[•]	[•]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
HOLDER:
[•]
By:

Name:
Title:
PUBCO:
VERTICAL AEROSPACE LTD.
By:

Name:
Title:

EXHIBIT C
Form of Subscription Agreement

ARTICLE II. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
Section 2.01      Subscriber’s Representations, Warranties and Agreements.   To induce the Issuer to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Issuer and Broadstone and acknowledges and agrees with the Issuer and Broadstone, as of the date hereof and as of the Closing, as follows:
(a)
Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation (if such concept exists in such jurisdiction), with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)
This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber and, assuming that this Subscription Agreement has been duly authorized, executed and delivered by the Issuer and Broadstone, shall constitute the valid and binding obligation of Subscriber, and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts).

(c)
The execution, delivery and performance by Subscriber of this Subscription Agreement (including compliance by Subscriber with all of the provisions hereof) and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber, or (iii) result in any violation of any law, statute or any judgment, order, rule or regulation or any other legally enforceable requirement of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that has a material adverse effect on the legal authority of Subscriber to enter into and timely perform its obligations under this Subscription Agreement.

(d)
Subscriber is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement.

(e)
Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) satisfying the applicable requirements set forth on Schedule I and it is an “institutional account” as defined in FINRA Rule 4512(c), (ii) is an investor in one of the categories set forth in Schedule I and satisfies the applicable requirements set forth on Schedule I, and by signing below confirms that it is fully familiar, following advice of its own legal counsel, with the implications of being such an investor who is investing in the Shares, (iii) if resident in a member state of the European Economic Area, is a “qualified investor” within the meaning of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (the “EU Prospectus Regulation”), (iv) if resident in the United Kingdom, is a “qualified investor” within the meaning of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”) who: (a) has professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (b) is a high net worth entity or other person falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (c) is any other person to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) may otherwise lawfully be made under the Financial Promotion Order, (v) is acquiring the Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in the Securities Act) or an accredited investor (within the meaning of Rule 501(a) of Regulation D under the Securities Act), and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, for investment purposes only and not with a view to any distribution of the Shares in any manner that would violate the federal securities laws of the United States or any other applicable jurisdiction (and shall provide the requested information on Schedule I hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Shares.
(f)
Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, or any “offer of securities to the public” within the meaning of the EU Prospectus Regulation or the UK Prospectus Regulation, and that the Shares have not been registered under the Securities Act. Subscriber understands that (A) the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, (B) the Shares may be subject to transfer restrictions under applicable laws and (C) any certificates or book entries representing the Shares shall contain a legend to such effect. Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Shares will be subject to the foregoing restrictions and, as a result of these restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber acknowledges that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

(g)
Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that (i) there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer, Broadstone, the Company, the Placement Agents (as defined below) or any of their respective affiliates, officers or directors, expressly or by implication, in connection with Subscriber’s subscription for the Shares, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement, and (ii) Subscriber is not relying on any representations, warranties or covenants other than those expressly set forth in this Subscription Agreement in connection with Subscriber’s subscription for the Shares,.

(h)
Subscriber represents and warrants that it (i) is purchasing the Shares for investment, (ii) has no current plan or intention to dispose of or otherwise transfer the Shares and (iii) is under no binding agreement to dispose of or otherwise transfer the Shares.

(i)
In making its decision to purchase the Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) and each of the Issuer’s and Broadstone’s express representations, warranties and agreements in this Subscription Agreement. Without limiting the generality of the foregoing, Subscriber has not otherwise relied on any representations, warranties, statements or other information provided by anyone other than the Issuer and Broadstone concerning the Issuer, Broadstone, the Company or the Shares or the

offer and resale of the Shares. Subscriber acknowledges and agrees that Subscriber (i) has received access to and has had an adequate opportunity to review, such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares (including with respect to the Issuer, Broadstone, the Company and the Transactions), (ii) has made its own assessment and (iii) is satisfied concerning the relevant tax and other economic considerations relevant to the Subscriber’s investment in the Shares. Subscriber acknowledges that it has reviewed the documents made available to the Subscriber in the electronic data room hosted by the Issuer in connection with the transactions contemplated by this Subscription Agreement (the “Disclosure Package”) and any documents made available by Broadstone on EDGAR. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber acknowledges that Citigroup Global Markets Inc. and Barclays Capital Inc. (collectively, the “Placement Agents”) and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Issuer, Broadstone, the Company or the Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Issuer, Broadstone or the Company. Subscriber acknowledges that (a) it has not relied on any statements or other information provided by any Placement Agent or any of the Placement Agents’ respective affiliates with respect to its decision to invest in the Shares (including information related to the Issuer, Broadstone, the Company, or the Shares) and the offer and sale of the Shares, and (b) none of the Placement Agents or any of their respective affiliates has prepared any disclosure or offering document in connection with the offer and sale of the Shares. Subscriber further acknowledges that the information provided to Subscriber is preliminary and subject to change, and that any changes to such information, including any changes based on updated information, shall in no way affect the Subscriber’s obligation to purchase the Shares hereunder; provided, that the foregoing shall not affect Subscriber’s rights under any other provision of this Subscription Agreement.
(j)
Subscriber became aware of this offering of the Shares solely by means of direct contact between Subscriber and the Company, the Issuer, Broadstone or their respective representatives (including the Placement Agents). Subscriber has a pre-existing substantive relationship (as interpreted in guidance from the Securities and Exchange Commission (the “Commission”) under the Securities Act) with the Issuer, Broadstone, the Company or their respective representatives (including the Placement Agents), and the Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, the Issuer, Broadstone or its representatives, or the Placement Agents. Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Placement Agents have not acted as its financial advisor or fiduciary. Subscriber acknowledges that the Shares (i) were not offered to it by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, and (ii) to its knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(k)
Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares. Subscriber acknowledges that Subscriber shall be responsible for any of the Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of the Company, Broadstone, the Issuer, or any of their respective agents (including the Placement Agents) or affiliates, have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement. Subscriber understands and acknowledges that the purchase and sale of the Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(l)
Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

(m)
Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares, nor upon the accuracy or adequacy of the Company’s, Broadstone’s or Issuer’s reports, schedules, forms, statements and other documents required to be filed by the Company, Broadstone and Issuer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof.

(n)
Subscriber acknowledges and agrees that (i) the Staff of the Commission issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) Broadstone continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Documents and (iii) any restatement, revision or other modification of the SEC Documents in connection with such review of the Statement or any subsequent related agreements or other guidance from the Staff of the Commission shall be deemed not material for purposes of this Subscription Agreement and shall not be, or be deemed to have caused, a Broadstone Material Adverse Effect.

(o)
Except as permitted by applicable law, none of the Subscriber or any of its respective subsidiaries nor, to the knowledge of the Subscriber, any director, officer, agent, or employee of the Subscriber or any of its respective subsidiaries is a person that is, or is controlled or owned 50 percent or more, individually or in the aggregate, by one or more persons that are currently the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”), nor is the Subscriber or any of its respective subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions (currently, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria). None of the Subscriber or any of its respective subsidiaries nor, to the knowledge of the Subscriber, any director, officer, agent, or employee of the Subscriber or any of its respective subsidiaries has received notice of, or is otherwise aware of, any claim, action, suit, proceedings or investigation involving it with respect to Sanctions. The Subscriber and each of its subsidiaries have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Sanctions. Notwithstanding the foregoing, the operation by the Subscriber to, from and in Cuba, including entering into necessary agreements to do so and retaining or stationing employees or other agents in Cuba in connection with the same, in each case, in compliance with the requirements of the U.S. Department of Transportation and the U.S. Department of the Treasury and all other applicable laws, is not, and shall be deemed not to constitute, a violation of any of the foregoing.

(p)
If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that neither the Issuer nor any of its affiliates (collectively, the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares.
(q)
Except as a result of the entry into this Subscription Agreement (if relevant), Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of (i) a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision) and (ii) a group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(r)
No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Issuer as a result of the purchase of the Shares by the Subscriber such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of Shares hereunder.

(s)
Subscriber has, and on each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3 will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3. Subscriber is an entity that will have total liquid assets and net assets in excess of the Purchase Price as of each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.

(t)
Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including the Company, any of its affiliates or any of its or their respective control persons, officers, directors or employees), other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that no other subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s share capital (including the controlling persons, officers, directors, partners, agents or employees of any such subscriber) shall be liable to Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s share capital for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares hereunder.

(u)
The Subscriber hereby acknowledges and agrees that (a) each of the Placement Agents is each acting solely as Placement Agent in connection with the Transactions and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the undersigned, the Company or any other person or entity in connection with the Transactions, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transactions, (c) the Placement Agents will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transactions or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transactions, (d) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Subscriber, the Company or any other person or entity), whether in contract, tort or otherwise, to the Subscriber, or to any person claiming through the Subscriber, in respect of the Transactions, (e) Barclays Capital Inc. and or its affiliate is acting as capital markets advisor and financial advisor to the Company, and (f) Citigroup Global Markets Inc. or its affiliate is acting as financial advisor to Broadstone.
(v)
None of the Placement Agents nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to the Issuer, Broadstone or any of their respective subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Issuer or Broadstone.

(w)
The Subscriber agrees not to commence any litigation or bring any claim against any of the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, this Subscription Agreement. This undertaking is given freely and after obtaining independent legal advice.

(x)
The Subscriber acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Subscriber acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.

(y)
No broker, finder, or other financial consultant has acted on behalf of or at the direction of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer, Broadstone, the Company, the Placement Agents or any of their respective subsidiaries.

(z)
Subscriber understands and agrees that, prior to the Closing the Issuer may, at its sole discretion, issue additional redeemable warrants of the Issuer in an amount not to exceed 5.0% of the total enterprise value of the Issuer calculated as of immediately following the Transactions. Additionally, the Subscriber understands and agrees that the Issuer may, at its sole discretion, issue an additional $50.0 million of Issuer Shares to additional subscribers prior to the Closing and pursuant to a subscription agreement on the same form as this Subscription Agreement and at the same Per Share Purchase Price.

Section 2.02      Issuer’s Representations, Warranties and Agreements.   To induce Subscriber to purchase the Shares, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:
(a)
The Issuer is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)
The issue of the Shares has been duly authorized and, when issued and to Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and the memorandum and articles of association of the Issuer (as amended from time to time) and following the updates to the register of members of the Company in respect of such Shares in accordance with the Companies Act (As Revised) of the Cayman Islands, the Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Agreement, the Business Combination Agreement or any applicable laws) and will not have been issued in violation of, or subject to any preemptive or similar rights created under, the Issuer’s memorandum and articles of association (as amended from time to time) or under the Companies Act (As Revised) of the Cayman Islands.

(c)
This Subscription Agreement has been duly authorized and validly executed and delivered by the Issuer and, assuming that this Subscription Agreement has been duly authorized, executed and delivered by Subscriber and Broadstone, shall constitute the valid and binding obligation of the

Issuer and is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts).
(d)
The execution, delivery and performance of this Subscription Agreement by the Issuer (including compliance by the Issuer with all of the provisions hereof) and the issuance and sale of the Shares and the consummation of certain other transactions contemplated herein, do not and will not (i) conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the property or assets of the Issuer or any of its subsidiaries, as applicable, pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries, as applicable, is a party or by which the Issuer or any of its subsidiaries, as applicable, is bound or to which any of the property or assets of the Issuer or any of its subsidiaries, as applicable, is subject, (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries, as applicable, or (iii) result in any violation of any law, statute or any judgment, order, rule, regulation or other legally enforceable requirement of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer, the Company or any of their respective subsidiaries, as applicable, or any of their respective properties that, in the case of clauses (i) and (iii), would reasonably be expected, individually or in the aggregate, to have an Issuer Material Adverse Effect. For purposes of this Subscription Agreement, an “Issuer Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Issuer that has a material adverse effect on (x) the assets, business, stockholders’ or shareholders’ equity, results of operation or financial operations of the Issuer and its subsidiaries, taken as a whole (including the combined company after giving effect to the Transactions), (y) the validity of the Shares, or (z) the legal authority of the Issuer to enter into and timely perform its obligations under this Subscription Agreement.

(e)
Except as set forth in the Business Combination Agreement and the other agreements and arrangements referred to therein, as of the date hereof there are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares, or (ii) any shares of the Issuer to be issued pursuant to the other Transactions, in each case, that have not been or will not be validly waived or terminated prior to the Closing Date.

(f)
As of the date of this Subscription Agreement and immediately prior to the Closing (prior to giving effect to the consummation of the Transactions and the transactions contemplated by this Subscription Agreement), the authorized share capital of the Issuer consist of 50,000 ordinary shares, $0.0001 par value per share and one (1) ordinary share is issued and outstanding.

(g)
Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber.

(h)
Neither the Issuer nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any securities of Issuer or solicited any offers to buy any securities of Issuer under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares under the Securities Act.

(i)
Neither the Issuer, nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Shares and neither the Issuer, nor any person acting on its behalf has offered any of the Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
(j)
The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than filings (i) with the Commission of the Registration Statement (as defined below), (ii) required by applicable state or federal securities laws, (iii) required in accordance with the Business Combination Agreement, (iv) required by the New York Stock Exchange (the “NYSE”) and (v) the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

(k)
As of the Closing, the Issuer’s ordinary shares will be registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “EVTL”. There is no suit, action, proceeding or investigation pending or to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission with respect to any intention by such entity to deregister the ordinary shares or prohibit or terminate the listing of ordinary shares on the NYSE. The Issuer has taken no action that is designed to intentionally terminate the registration of the Issuer’s ordinary shares under the Exchange Act.

(l)
Other than the Placement Agents, no broker, finder or other financial consultant has acted on the Issuer’s behalf in connection with this Subscription Agreement or the transactions contemplated hereby.

(m)
The Issuer is in compliance with all applicable laws, except where such non-compliance would not have an Issuer Material Adverse Effect. The Issuer has not received any written, or to its knowledge, other communication from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, have an Issuer Material Adverse Effect.

(n)
Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, an Issuer Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending against the Issuer, or, to the knowledge of the Issuer, threatened against the Issuer or pending or threatened against the Company, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer or, to the knowledge of the Issuer, the Company.

(o)
The Issuer is not, and immediately after receipt of payment for the Shares and consummation of the Other Transactions will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(p)
No Other Subscription Agreement includes terms and conditions that are more favorable to any such Other Investor than Subscriber hereunder, and such Other Subscription Agreements reflect the same Per Share Purchase Price. The Other Subscription Agreements have not been amended, waived or modified in any manner to benefit the Other Subscribers thereunder (unless the Subscriber was offered substantially the same benefit) following the date of this Subscription Agreement.

(q)
Since its formation, neither the Issuer or, to the Issuer’s knowledge, the Company nor any of their respective representatives, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment. Since its formation, neither the Issuer nor, to the Issuer’s knowledge, the Company nor any of their respective representatives has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder any of the Issuer or the Company or assist any of the Issuer or the Company in connection with any actual or proposed transaction. Since its formation, the operations of each of the Issuer and, to the Issuer’s knowledge, the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (as defined in the Business Combination Agreement) that have jurisdiction over the Issuer or the Company. Neither the Issuer nor, to the Issuer’s knowledge, the Company nor any of their respective directors or officers, or any other representative acting on behalf of each of them, is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently the subject or target of any sanctions administered by OFAC (as defined in the Business Combination Agreement), the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine), or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by one or more persons identified in (i) or (ii); and neither the Issuer or its officers or directors nor, to the Issuer’s knowledge, the Company, has directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other person, in connection with any sales or operations in any country comprehensively sanctioned by OFAC or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or other applicable Governmental Authority in the last five (5) fiscal years. Neither the Issuer nor, to the Issuer’s knowledge, the Company, nor any of their respective directors or officers, or any other representative acting on behalf of the Issuer or the Company has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority. No Action (as defined in the Business Combination Agreement) involving the Issuer or the Company with respect to the any of the foregoing is pending or, to the Issuer’s knowledge, threatened.
Section 2.03      Broadstone’s Representations, Warranties, and Agreements.   To induce Subscriber to purchase the Shares, Broadstone hereby represents and warrants to Subscriber and agrees with Subscriber as follows:
(a)
Broadstone is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Broadstone has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)
This Subscription Agreement has been duly authorized, executed and delivered by Broadstone and, assuming that this Subscription Agreement has been duly authorized, executed and delivered by Subscriber and the Issuer, shall constitute the valid and binding obligation of Broadstone and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity (including concepts of materiality, reasonableness, good faith, and fair dealing with respect to those jurisdictions that recognize such concepts).

(c)
The execution, delivery, and performance of this Subscription Agreement by Broadstone (including compliance by Broadstone with all of the provisions hereof) and the issuance and sale of the Shares, and the consummation of certain other transactions contemplated herein, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of Broadstone pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license, or other agreement or instrument to which Broadstone is a party or by which Broadstone is bound or to which any of the property or assets of Broadstone is subject, (ii) result in any violation of the provisions of the organizational documents of Broadstone, or (iii) result in any violation of any law, statute or any judgment, order, rule, regulation or other legally enforceable requirement of any court or governmental agency or body, domestic or foreign, having jurisdiction over Broadstone or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Broadstone Material Adverse Effect. For purposes of this Subscription Agreement, a “Broadstone Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Broadstone that has a material adverse effect on (x) the assets, business, stockholders’ or shareholders’ equity, results of operation or financial operations of Broadstone and its subsidiaries, taken as a whole (including the combined company after giving effect to the Transactions) or (y) the legal authority of Broadstone to enter into and timely perform its obligations under this Subscription Agreement.
(d)
As of the date of this Subscription Agreement and as of immediately prior to the Closing, the authorized share capital of Broadstone consists of (i) 200,000,000 shares of Class A ordinary shares, par value $0.0001 per share (“Class A Shares”); (ii) 20,000,000 shares of Class B ordinary shares, par value of $0.0001 per share (“Class B Shares”) and (iii) 1,000,000 shares of preference shares, par value $0.0001 per share (“Preference Shares”). As of the date hereof: (i) 30,530,301 Class A Shares are issued and outstanding; (ii) 7,632,575 Class B Shares are issued and outstanding; (iii) no Preference Shares are issued and outstanding; and (iv) 23,371,210 warrants, each exercisable to purchase one Class A Share at $11.50 per share, are outstanding. As of the date of this Subscription Agreement, and immediately prior to Closing, there are no outstanding (1) shares, equity interests or voting securities of Broadstone, (2) securities of Broadstone convertible into or exchangeable for shares or other equity interests or voting securities of Broadstone, or (3) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of Broadstone to acquire from any individual, entity or other person, and no obligation of Broadstone to issue, any shares or other equity interests or voting securities of Broadstone (collectively, the “Broadstone Equity Interests”) or securities convertible into or exchangeable or exercisable for Broadstone Equity Interests. As of the date of this Subscription Agreement, Broadstone has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder or shareholder agreements, voting trusts or other agreements or understandings to which Broadstone is a party or by which it is bound relating to the voting of any securities of Broadstone, other than (A) as set forth in the SEC Documents (as defined below) and (B) as contemplated by the Business Combination Agreement.

(e)
Broadstone has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct, and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement, and other documents filed by Broadstone with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”) which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Broadstone has timely filed each SEC Document that Broadstone was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are, and upon Closing there shall be, no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

(f)
Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber. Neither Broadstone nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Shares.

(g)
Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Broadstone Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending against Broadstone, or, to the knowledge of Broadstone, threatened against Broadstone or pending or threatened against the Company, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Broadstone or, to the knowledge of Broadstone, the Company.

(h)
Broadstone is in compliance with all applicable laws, except where such non-compliance would not have a Broadstone Material Adverse Effect. Neither Broadstone, nor to its knowledge, the Company, has received any written communication from a governmental authority that alleges that Broadstone or the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably expected to have, individually or in the aggregate, a Broadstone Material Adverse Effect.

(i)
Broadstone is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or self-regulatory organization in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the Commission, (ii) filings required by applicable state securities laws, (iii) any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or similar antitrust laws, (iv) filings required by NYSE, (v) those required to consummate the Transactions as provided under the Business Combination Agreement.

(j)
The description of the business and financial information of the Company to be included in the proxy statement/prospectus to be provided to the shareholders of Broadstone in connection with the Transactions shall not be materially inconsistent with the information included in the Disclosure Package.

(k)
No Other Subscription Agreement includes terms and conditions that are more favorable to any such Other Investor than Subscriber hereunder, and such Other Subscription Agreements reflect the same Per Share Purchase Price. The Oher Subscription Agreements have not been amended, waived or modified in any manner to benefit the Other Subscribers thereunder (unless the Subscriber was offered substantially the same benefit) following the date of this Subscription Agreement.

(l)
Other than to the Placement Agents, no broker, finder, or other financial consultant has acted on behalf of or at the direction of Broadstone in connection with this Subscription Agreement or the transactions contemplated hereby.

ARTICLE III. SETTLEMENT DATE, DELIVERY AND CLOSING.
Section 3.01      Subject to the satisfaction or waiver of the conditions set in Section 3.2 and Section 3.3, the closing of the Subscription contemplated hereby (the “Closing”) shall occur substantially concurrently with the consummation of the Transactions (the “Closing Date”). Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least five (5) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions (including the conditions set forth in Section 3.2 hereof) to be satisfied or waived (the “Expected Closing Date”), Subscriber shall deliver to the Issuer at least two (2) Business Days prior to the Expected Closing Date, (x) the Purchase Price for the Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer or its designees in escrow until the Closing and (y) such information as is reasonably requested in the Closing Notice in order for the Issuer to issue the Shares to Subscriber, including the legal name of the person in whose name the Shares are to be issued. On or prior to the Closing Date, the Issuer shall issue the Shares to Subscriber and subsequently cause the Shares to be registered in book entry form by updating the register of members of the Issuer, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein or in any other agreement between the Issuer and the Subscriber), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, on Issuer’s register of members (which book entry records shall contain an appropriate notation concerning transfer restrictions of the Shares, in accordance with applicable securities laws of the states of the United States and other applicable jurisdictions), and will provide to Subscriber evidence of such issuance from the Issuer’s transfer agent. In the event that the consummation of the Transactions does not occur within five (5) Business Days after the Expected Closing Date, unless otherwise agreed to in writing by the Issuer and the Subscriber, the Issuer shall promptly (but in no event later than four (4) Business Days after the Expected Closing Date) return the Purchase Price so delivered by Subscriber (which shall not include, for the avoidance of doubt, the accrual of any interest) to the Issuer by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed repurchased and cancelled. Notwithstanding such return, repurchase or cancellation, (i) Subscriber acknowledges and agrees that a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date and (ii) unless and until this Subscription Agreement is terminated in accordance with Section 5 herein, Subscriber shall remain obligated (A) to redeliver funds to the Issuer in escrow following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing on the Closing Date (as set forth in such new Closing Notice). For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to close in the State of New York.
Section 3.02      Conditions to Closing of the Issuer.   The Issuer’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Issuer, on or prior to the Closing Date, of each of the following conditions:
(a)
The representations and warranties made by the Subscriber in Section 2.1 hereof shall be true and correct in all material respects as of the Closing (or, if such representation and warranties speak as of another date, as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be so true and correct in all respects as of the Closing (or, if such representation and warranties speak as of another date, as of such date)), but, in each case without giving effect to consummation of the Transactions, and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations and warranties of Subscriber in this Subscription Agreement as of the Closing.

(b)
Subscriber shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Subscriber to consummate the Closing.

(c)
There shall not be in force any order, law, rule, regulation, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority enjoining or prohibiting the consummation of the Subscription.

(d)
All conditions precedent to each of the Issuer’s, the Company’s and Broadstone’s obligations to consummate, or cause to be consummated, the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and the Transactions set forth in the Business Combination Agreement shall have been or will be consummated substantially concurrently with the Closing.

Section 3.03      Conditions to Closing of Subscriber.   Subscriber’s obligation to purchase the Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing, of each of the following conditions:
(a)
The representations and warranties made by the Issuer in Section 2.2 hereof and the representations and warranties made by Broadstone in Section 2.3 hereof shall be true and correct in all material respects as of the Closing (or, if such representation and warranties speak as of another date, as of such date) (other than representations and warranties that are qualified as to materiality, Issuer Material Adverse Effect or Broadstone Material Adverse Effect, which representations and warranties shall be so true and correct in all respects as of the Closing (or, if such representation and warranties speak as of another date, as of such date)), but, in each case without giving effect to consummation of the Transactions, and consummation of the Closing shall constitute a reaffirmation by the Issuer of each of the representations and warranties of the Issuer in this Subscription Agreement as of the Closing.
(b)
Each of the Issuer and Broadstone shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer and Broadstone at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing.

(c)
There shall not be in force any order, judgment or injunction by or with any governmental authority in the United States enjoining or prohibiting the consummation of the Subscription or the Transactions set forth in the Business Combination Agreement.

(d)
The Shares shall have been approved for listing on the NYSE and there shall not have occurred any suspension of the Shares for sale or trading on the NYSE and, to knowledge of Issuer and Broadstone, no proceedings for any such purpose shall have been initiated or threatened.

(e)
The Transactions set forth in the Business Combination Agreement shall have been or will be consummated concurrently with the Closing, provided that, in the event such Transactions have not been or would not reasonably be expected to be consummated due to (i) the assertion by the Company that any of the conditions set forth in Sections 10.1 or 10.2 of the Business Combination Agreement has not been or would not be satisfied or (ii) the assertion by Broadstone or the Issuer that the condition set forth in Section 10.3(a)(iii) of the Business Combination Agreement has not been or would not be satisfied, each of the Issuer and Broadstone acknowledges and agrees that the Subscriber shall not have any obligation to consummate the Closing or any liability with respect thereto; and provided further that, subject to Section 5 hereof, if the Issuer, Broadstone and the Company subsequently consummate the Transactions despite the assertion set forth in clause (i), the foregoing shall no longer apply; and the terms of the Business Combination Agreement (including the conditions thereto) shall not have been amended, and the Company shall not have waived any such term, in a manner that is materially adverse to the Subscriber (in its capacity as such).

(f)
There shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially benefits the Other Subscribers thereunder unless Subscriber has been offered substantially the same benefits.

ARTICLE IV. REGISTRATION STATEMENT.
For purposes of this Section 4, the Shares included in the Registration Statement shall include, as of any date of determination, the Shares and any other equity security of the Issuer issued or issuable with respect to the Shares by way of share division, stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.
Section 4.01      The Issuer agrees that, within thirty (30) calendar days after the consummation of the Transactions (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Shares (the “Registrable Securities”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but not later than the earlier of (i) sixty (60) calendar days following the consummation of the Transactions, (ii) ninety (90) calendar days following the consummation of the Transactions if the Commission notifies the Issuer that it will “review” the Registration Statement or (iii) ten (10) Business Days after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholder’s questionnaire in customary form to the Issuer that contains the information required by the Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities. Any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4. Unless required under applicable laws and Commission rules, in no event shall Subscriber be identified as a statutory underwriter in the Registration Statement; provided, that if Subscriber is required to be so identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw its Shares from the Registration Statement.
Section 4.02      In the case of registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:
(a)
except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Registrable Securities, (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two (2) years from the Effectiveness Date;

(b)
advise Subscriber as promptly as practicable, but in any event within five (5) Business Days:

(i)
when the Registration Statement or any post-effective amendment thereto has become effective;

(ii)
after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)
of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)
subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) of this Section 4.2.2 constitutes material, nonpublic information regarding the Issuer;

(c)
use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d)
upon the occurrence of any event contemplated in Section 4.2.2, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of the Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)
use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Issuer’s Shares are then listed;

(f)
use its commercially reasonable efforts to allow the Subscriber to review disclosure regarding the Subscriber in the Registration Statement and consider in good faith proposed revisions from the Subscriber; and

(g)
use its commercially reasonable efforts to (x) take all other steps reasonably necessary to effect the registration of the Shares contemplated herein and (y) take such further action as Subscriber may reasonably request, all to the extent required from time to time to enable Subscriber to sell Shares held by such Subscriber without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Issuer).

Section 4.03      Notwithstanding anything to the contrary in this Subscription Agreement, if the Commission prevents the Issuer from including in the Registration Statement any or all of the Issuer Shares due to limitations on the use of Rule 415 of the Securities Act for the resale of the Issuer Shares by Subscriber, the Registration Statement shall register for resale such number of Issuer Shares which is equal to the maximum number of Issuer Shares as is permitted by the Commission. In such event, the number of Issuer Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholder and as promptly as practicable after being permitted to register additional Issuer Shares under Rule 415 under the Securities Act, the Issuer shall use commercially reasonable efforts to amend the Registration Statement or file a new Registration Statement to register such Issuer Shares not included in the initial Registration Statement.
Section 4.04      Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if it determines that in order for the Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act and is materially prejudicial or onerous for the Issuer to include or (ii) the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Issuer’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house counsel), would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel (which may be in-house counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements or (iii) in the good faith judgment of the majority of the Issuer’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Issuer and the majority of the board of directors of the Issuer concludes as a result that it is essential to defer such filing because it would (x) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act (each such circumstance in subclauses (i)  – (iii), a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except for disclosure to Subscriber’s employees, agents and professional advisors who need to know such information and are obligated to keep it confidential, unless otherwise required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
Section 4.05      Indemnification.
(a)
The Issuer agrees to indemnify and hold harmless, to the extent permitted by law, the Subscriber, its directors, officers, employees, advisers and agents, and each person who controls the Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Subscriber (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Issuer by or on behalf of the Subscriber expressly for use therein.

(b)
The Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements or any other selling shareholder under the Registration Statement, to indemnify and hold harmless the Issuer, its directors and officers and agents and each person who controls the Issuer (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Subscriber expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such indemnification obligation.

(c)
Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(d)
The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(e)
If the indemnification provided under this Section 4.5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 4.5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5.5 from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Subscriber (together with any indemnification obligation under this Section 4.5) be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such contribution obligation.

ARTICLE V. TERMINATION.   EXCEPT FOR THE PROVISIONS OF THIS SECTION 5 AND SECTION 6, WHICH SHALL SURVIVE ANY TERMINATION HEREUNDER, THIS SUBSCRIPTION AGREEMENT SHALL TERMINATE AND BE VOID AND OF NO FURTHER FORCE AND EFFECT, AND ALL RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL TERMINATE WITHOUT ANY FURTHER LIABILITY ON THE PART OF ANY PARTY IN RESPECT THEREOF, UPON THE EARLIER TO OCCUR OF (I) SUCH DATE AND TIME AS THE BUSINESS COMBINATION AGREEMENT IS VALIDLY TERMINATED IN ACCORDANCE WITH ITS TERMS, (II) UPON THE MUTUAL WRITTEN AGREEMENT OF EACH OF THE PARTIES HERETO TO TERMINATE THIS SUBSCRIPTION AGREEMENT, (III) IF THE CONDITIONS TO CLOSING SET FORTH IN SECTION 3 OF THIS SUBSCRIPTION AGREEMENT ARE NOT SATISFIED AT, OR ARE NOT CAPABLE OF BEING SATISFIED ON OR PRIOR TO, THE CLOSING AND, AS A RESULT THEREOF, THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT WILL NOT BE OR ARE NOT CONSUMMATED AT THE CLOSING AND (IV) DECEMBER 1, 2021 IF THE CLOSING OF THE TRANSACTION HAS NOT OCCURRED ON OR BEFORE SUCH DATE; PROVIDED, THAT NOTHING HEREIN WILL RELIEVE ANY PARTY FROM LIABILITY FOR ANY WILLFUL BREACH HEREOF PRIOR TO THE TIME OF TERMINATION, AND EACH PARTY WILL BE ENTITLED TO ANY REMEDIES AT LAW OR IN EQUITY TO RECOVER LOSSES, LIABILITIES OR DAMAGES ARISING FROM SUCH BREACH. THE ISSUER SHALL PROMPTLY NOTIFY SUBSCRIBER OF THE TERMINATION OF THE BUSINESS COMBINATION AGREEMENT PROMPTLY (AND, IN ANY EVENT, WITHIN THREE (3) BUSINESS DAYS) AFTER THE TERMINATION OF SUCH AGREEMENT (IF APPLICABLE) AND ANY MONIES PAID BY THE SUBSCRIBER TO THE ISSUER PURSUANT TO THIS SUBSCRIPTION AGREEMENT SHALL PROMPTLY BE RETURNED TO SUBSCRIBER.
ARTICLE VI. MISCELLANEOUS.
Section 6.01      Further Assurances.
(a)
Subscriber acknowledges that the Issuer, the Company, Broadstone and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer, the Company, the Placement Agents and Broadstone if any of the acknowledgments, understandings, agreements, representations and warranties made by Subscriber set forth herein are no longer accurate in all material respects. Subscriber further acknowledges and agrees that each Placement Agent is a third-party beneficiary of the representations and warranties of the Subscriber contained in this Subscription Agreement.

(b)
The Issuer and Broadstone acknowledge and agree that the Subscriber and each of the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Issuer and Broadstone agree to promptly notify Subscriber and the Placement Agents if any of the agreements, representations and warranties of the Issuer or Broadstone set forth herein are no longer accurate in all material respects.

(c)
Each of the Issuer, Subscriber, the Company, the Placement Agents and Broadstone is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d)
The Issuer and Broadstone may request from Subscriber such additional information as the Issuer and Broadstone may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent available and to the extent consistent with its internal policies and procedures, and provided that Issuer and Broadstone agree to keep any such information provided by Subscriber confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request.

(e)
Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(f)
Each of Subscriber, the Issuer and Broadstone shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper, practical or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described herein no later than immediately prior to the consummation of the Transactions.

Section 6.02      Notices.   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(a)
if to Subscriber, to such address or addresses set forth on Subscriber’s signature page hereto;

(b)
if to the Issuer, to:

Vertical Aerospace Ltd.
140-142 Kensington Church Street
London, England W8 4BN
Email: ##################################
with a copy (which shall not constitute notice) to:
Latham & Watkins (London) LLP
99 Bishopsgate
London, EC2M 3XF
United Kingdom
Attn: David Stewart and Robbie McLaren
Email: ###################### and #####################
(c)
if to the Company, to:

Vertical Aerospace Group Ltd.
140-142 Kensington Church Street
London, England W8 4BN
with a copy to (which shall not constitute notice) to:
Latham & Watkins (London) LLP
99 Bishopsgate
London, EC2M 3XF
United Kingdom
Attn: David Stewart and Robbie McLaren
Email: ###################### and #####################
(d)
if to Broadstone, to:

Broadstone Acquisition Corp.
7 Portman Mews South
Marylebone, London W1H 6AY
United Kingdom
Attention:
Chief Executive Officer

Email:
###################

with a copy (which shall not constitute notice) to:
Winston & Strawn London LLP / Winston & Strawn LLP
CityPoint, One Ropemaker Street
London, EC2Y 9AW United Kingdom

Attention:
Paul Amiss
Nicholas Usher
Michael Blankenship

Email:
###################
###################
#########################

Section 6.03      Entire Agreement.   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.
Section 6.04      Modifications; Amendments; Waivers.   This Subscription Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by each of the parties hereto and (ii) without the prior written consent of the Company, provided that in each case Section 2, Section 6.1.1, this Section 6.4 and Section 6.6 of this Subscription Agreement may not be modified or terminated in a manner that is material and adverse to the Placement Agents without the prior written consent of the Placement Agents. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereto or the exercise of any other right or power.
Section 6.05      Assignment.   Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of each of the Company and the other parties hereto (other than the Shares acquired hereunder, if any, and then only in accordance with this Subscription Agreement); provided that upon prior written notice to the Issuer, the Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates; provided further that no such assignment shall relieve the Subscriber of its obligations hereunder.
Section 6.06      Benefit.
(a)
Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns. The parties hereto agree that each of the Company and its subsidiaries are express third-party beneficiaries (the “Beneficiaries”) of this Subscription Agreement. Each of the parties hereto acknowledge and agree that (i) each of the Beneficiaries shall be entitled to seek equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause the Issuer to cause, or directly cause, Subscriber to fund the Purchase Price and cause the Closing to occur substantially concurrently with the Transactions, and (ii) without in any way limiting the foregoing, the Company is an express-third party beneficiary of Sections 3 (Settlement Date, Delivery and Closing), 5, (Termination), 6.1 (Further Assurances), 6.4 (Modifications and Amendments), 6.5 (Assignment), 6.11 (Remedies) and 7 (Cleansing Statement; Disclosure) and shall be entitled to seek equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of its rights referenced therein. Each party hereto further agrees that each of the Beneficiaries is an express third-party beneficiary of this Section 6.6 and that none of the parties hereto or any of the Beneficiaries shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.6.1, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond of similar instrument.

(b)
Each of the Issuer and Subscriber acknowledges and agrees that (i) this Subscription Agreement is being entered into in order to induce each of the parties to the Business Combination Agreement to execute and deliver the Business Combination Agreement and without the representations, warranties, covenants, and agreements of the Issuer and Subscriber hereunder, the Company would not enter into the Business Combination Agreement, and (ii) each representation, warranty, covenant, and agreement of the Issuer and Subscriber hereunder is being made also for the benefit of the Company and the Beneficiaries.

(c)
Each of the Issuer and Subscriber further acknowledge and agree that the Placement Agents are third-party beneficiaries of the representations and warranties of the Issuer and Subscriber contained in this Subscription Agreement.

Section 6.07      Governing Law.   This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, including its statute of limitations, without giving effect to principles or rules of conflicts of law thereof, to the extent they would require or permit the application of laws or statute of limitations of another jurisdiction.
Section 6.08      Consent to Jurisdiction; Waiver of Jury Trial.   Each of the parties irrevocably consents to the exclusive jurisdiction and venue of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (the “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by New York law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.8, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
Section 6.09      Severability.   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
Section 6.10      No Waiver of Rights, Powers and Remedies.   No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this

Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
Section 6.11      Remedies.
(a)
The parties agree that irreparable damage would occur if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies may not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto and each of the Beneficiaries shall be entitled to seek equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement may include the right of the Issuer or Broadstone to cause Subscriber and the right of Broadstone of the Subscriber to cause Issuer to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement (including, for the avoidance of doubt, the right to directly enforce each of the covenants and agreements of Subscriber under this Subscription Agreement). The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(b)
The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

(c)
In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument, or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the reasonable and documented out-of-pocket costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument, or certificate contemplated hereby, and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument, or certificate contemplated hereby or thereby.

Section 6.12      Survival of Representations and Warranties.   All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period. For the avoidance of doubt, if for any reason the Closing does not occur immediately prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.
Section 6.13      Headings and Captions.   The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
Section 6.14      Counterparts.   This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, email or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
Section 6.15      Construction.   The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any share division, stock split, stock or share dividend, stock combination, recapitalization or the like occurring after the date hereof.
Section 6.16      Mutual Drafting.   This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.
ARTICLE VII. CLEANSING STATEMENT; CONSENT TO DISCLOSURE.
Section 7.01      Broadstone shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one (1) or more press releases or file with the Commission a Current Report on Form 8-K disclosing all material terms of the transactions contemplated hereby, and by the Other Subscription Agreements and the Transactions. From and after the publication of such Form 8-K, the Subscriber shall not be in possession of any material, non-public information received from the Company, Broadstone, the Issuer or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Subscription Agreement and the Transactions.
Section 7.02      Subscriber hereby consents to the publication and disclosure in (i) any press release issued by Broadstone, the Issuer or the Company or the Form 8-K filed by Broadstone with the Commission in connection with the execution and delivery of the Business Combination Agreement, the proxy statement, or any other filing with the Commission pursuant to applicable securities laws, in each case as and to the extent required by the federal securities laws or the Commission or any other securities authorities and (ii) any other documents or communications provided by Broadstone, the Issuer or the Company to any governmental authority or to securityholders of the Issuer, in each case, as and to the extent required by applicable law or the Commission or any other governmental authority, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by Broadstone, the Issuer and/or the Company, a form (excluding details specific and personal to Subscriber) of this Subscription Agreement; provided that, in the case of such disclosures by the Issuer, Broadstone or the Company, the Issuer, Broadstone or the Company, as applicable, shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure, in each case, to the extent such disclosure specifically names Subscriber. Other than in the Registration Statement contemplated by Section 4 of this Subscription Agreement, as required by any laws, rules or regulations (including, without limitation, securities laws, rules or regulations), at the request of the staff of the Commission or any regulatory agency or as set forth in the immediately preceding sentence, without Subscriber’s prior written consent (including by email), none of the Issuer, Broadstone or the Company shall, and shall cause their respective officers, directors, affiliates, and agents (including the Placements Agents) not to, publicly disclose the name of the Subscriber or any of its affiliates or investment advisers (i) in any press release or marketing materials or (ii) in any filing with the Commission or any regulatory agency or trading market other than as set forth above, except to the Issuer’s securityholders, lawyers, independent accountants and other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Subscriber will promptly provide any information reasonably requested by Broadstone, the Issuer and/or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).
ARTICLE VIII. TRUST ACCOUNT WAIVER.   SUBSCRIBER ACKNOWLEDGES THAT IT HAS READ THE INVESTMENT MANAGEMENT TRUST AGREEMENT, DATED AS OF SEPTEMBER 10, 2020, BY AND BETWEEN BROADSTONE AND CONTINENTAL STOCK TRANSFER & TRUST COMPANY, A NEW YORK CORPORATION, AND UNDERSTANDS THAT BROADSTONE HAS ESTABLISHED THE TRUST ACCOUNT DESCRIBED THEREIN (THE “TRUST ACCOUNT”). SUBSCRIBER AGREES THAT (I) IT HAS NO RIGHT, TITLE, INTEREST, OR CLAIM OF ANY KIND IN OR TO ANY MONIES HELD IN THE TRUST ACCOUNT, AND (II) IT SHALL HAVE NO RIGHT OF SET-OFF OR ANY RIGHT, TITLE, INTEREST, OR CLAIM OF ANY KIND (“CLAIM”) TO, OR TO ANY MONIES IN, THE TRUST ACCOUNT, IN EACH CASE IN CONNECTION WITH THIS SUBSCRIPTION AGREEMENT, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM TO, OR TO ANY MONIES IN, THE TRUST ACCOUNT THAT IT MAY HAVE IN CONNECTION WITH THIS SUBSCRIPTION AGREEMENT; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 8 SHALL BE DEEMED TO LIMIT SUBSCRIBER’S RIGHT, TITLE, INTEREST, OR CLAIM TO THE TRUST ACCOUNT BY VIRTUE OF SUCH SUBSCRIBER’S RECORD OR BENEFICIAL OWNERSHIP OF SECURITIES OF BROADSTONE ACQUIRED BY ANY MEANS OTHER THAN PURSUANT TO THIS SUBSCRIPTION AGREEMENT, INCLUDING ANY REDEMPTION RIGHT WITH RESPECT TO ANY SUCH SECURITIES OF BROADSTONE. IN THE EVENT SUBSCRIBER HAS ANY CLAIM AGAINST BROADSTONE UNDER THIS SUBSCRIPTION AGREEMENT, SUBSCRIBER SHALL PURSUE SUCH CLAIM SOLELY AGAINST BROADSTONE AND ITS ASSETS OUTSIDE THE TRUST ACCOUNT AND NOT AGAINST THE PROPERTY OR ANY MONIES IN THE TRUST ACCOUNT. SUBSCRIBER AGREES AND ACKNOWLEDGES THAT SUCH WAIVER IS MATERIAL TO THIS SUBSCRIPTION AGREEMENT AND HAS BEEN SPECIFICALLY RELIED UPON BY BROADSTONE TO INDUCE BROADSTONE TO ENTER INTO THIS SUBSCRIPTION AGREEMENT AND SUBSCRIBER FURTHER INTENDS AND UNDERSTANDS SUCH WAIVER TO BE VALID, BINDING, AND ENFORCEABLE UNDER APPLICABLE LAW. IN THE EVENT SUBSCRIBER, IN CONNECTION WITH THIS SUBSCRIPTION AGREEMENT, COMMENCES ANY ACTION OR PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, RELIEF AGAINST THE FUNDS HELD IN THE TRUST ACCOUNT OR DISTRIBUTIONS THEREFROM OR ANY OF BROADSTONE’S SHAREHOLDERS, WHETHER IN THE FORM OF MONETARY DAMAGES OR INJUNCTIVE RELIEF, SUBSCRIBER SHALL BE OBLIGATED TO PAY TO BROADSTONE ALL OF ITS LEGAL FEES AND COSTS IN CONNECTION WITH ANY SUCH ACTION IN THE EVENT THAT BROADSTONE PREVAILS IN SUCH ACTION OR PROCEEDING.
ARTICLE IX. RULE 144.
Section 9.01      From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell the securities of the Issuer to the public without registration are available to holders of the Issuer’s ordinary shares and for so long as the Subscriber holds the Shares, the Issuer shall, at its expense:
(a)
make and keep public information available, as those terms are understood and defined in Rule 144;

(b)
use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable Subscriber to sell the Shares under Rule 144 for so long as the Subscriber holds any Shares; and
(c)
furnish to Subscriber, promptly upon Subscriber’s reasonable request, (i) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer, and (iii) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

Section 9.02      In connection with any sale or other disposition of the Shares by the Subscriber pursuant to Rule 144 and upon compliance by the Subscriber with the requirements of this Section 9.2, if requested by the Subscriber and if in the opinion of counsel to the Issuer, it is then permissible to do so, the Issuer shall cause the transfer agent for the Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within five (5) trading days of any such request therefor from the Subscriber; provided that the Issuer and the Transfer Agent have timely received from the Subscriber customary representations and other documentation reasonably acceptable to the Issuer and the Transfer Agent in connection therewith. Subject to receipt from the Subscriber by the Issuer and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Issuer and the Transfer Agent in connection therewith, the Subscriber may request that the Issuer remove any legend from the book entry position evidencing its Shares and the Issuer will, if reasonably required by the Transfer Agent and at Issuer’s sole expense, use its commercially reasonable efforts cause an opinion of the Issuer’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Shares (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144. If restrictive legends are no longer required for such Shares pursuant to the foregoing, the Issuer shall, in accordance with the provisions of this Section 9.2 and within five (5) trading days of any request therefor from the Subscriber accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. Notwithstanding the foregoing, the Issuer will not be required to deliver any such opinion, authorization, certificate, or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.
[Signature Page Follows]

Agreed Form
IN WITNESS WHEREOF, each of the Issuer, Broadstone and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
ISSUER:
VERTICAL AEROSPACE LTD.
By:

Name:
Title:
BROADSTONE:
BROADSTONE ACQUISITION CORP
By:

Name:
Title:

Accepted and agreed this day of June, 2021. SUBSCRIBER:
Signature of Subscriber:	Signature of Joint Subscriber, if applicable:
By:	By:
Name:	Name:
Title:	Title:
Date:
Name of Subscriber: (Please print. Please indicate name and capacity of person signing above)	Name of Joint Subscriber, if applicable: (Please print. Please indicate name and capacity of person signing above)
Name in which securities are to be registered (if different from the name of Subscriber listed directly above):
Email Address:
If there are joint investors, please check one: ☐ Joint Tenants with Rights of Survivorship ☐ Tenants-in-Common ☐ Community Property
Subscriber’s EIN: Business Address-Street: City, State, Zip: Attn: Telephone No.: Facsimile No.:	Joint Subscriber’s EIN: Mailing Address-Street (if different): City, State, Zip: Attn: Telephone No.: Facsimile No.:

Aggregate Number of Shares subscribed for:

Aggregate Purchase Price: $
You must pay the Purchase Price by wire transfer of U.S. dollars ($) in immediately available funds, to be held in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.	☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.
2.	☐	We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.
*** OR ***
B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.	☐	We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”
2.	☐	We are not a natural person.
*** AND ***
C.
AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:
☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.
This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

“QUALIFIED INSTITUTIONAL BUYER” STATUS
The Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to the Subscriber (Please check the applicable subparagraphs):
☐
The Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and:

☐
is an insurance company as defined in section 2(a)(13) of the Securities Act;

☐
is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;

☐
is a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”) or any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act of 1972 (“Consolidated Farm and Rural Development Act”);

☐
is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

☐
is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

☐
is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;

☐
is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

☐
is an organization described in section 501(c)(3) of the Code, corporation (other than a bank as defined in section 3(a)(2) of the Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Act, or a foreign bank or savings and loan association or equivalent institution), partnership, limited liability company, or Massachusetts or similar business trust;

☐
is an investment adviser registered under the Investment Advisers Act; or

☐
is an institutional accredited investor, as defined below, that does not qualify for any other category of “Qualified Institutional Buyer” listed herein.

☐
The Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the Subscriber;

☐
The Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

☐
The Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies10 which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;
☐
The Subscriber is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or

☐
The Subscriber is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.

Rule 501(a) of Regulation D under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”
☐
Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐
Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐
Any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state;

☐
Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940;

☐
Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐
Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐
Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act;

☐
Any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

10
“Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided that, (a) each series of a series company (as defined in Rule 18f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor)

☐
Any employee benefit plan within the meaning of ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐
Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;

☐
Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, partnership, or limited liability company, or (iii) organization described in section 501(c)(3) of the Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐
Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐
Any entity in which all of the equity owners are institutional “accredited investors”;

EXHIBIT D.1
Form of Shareholder Support Letter
See attached.
[Signature Page to Sponsor Letter Agreement]

EXHIBIT D.2
Form of Sponsor Support Letter
See attached

EXHIBIT E
Form of Pubco Equity Incentive Plan
See attached.

VERTICAL AEROSPACE LTD.
2021 INCENTIVE AWARD PLAN
ARTICLE 1.
PURPOSE
The purpose of the Vertical Aerospace Limited 2021 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Vertical Aerospace Limited, a Cayman Islands company (the “Company”) by linking the individual interests of Directors, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Directors, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1           “Administrator” shall mean the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.
2.2           “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
2.3           “Applicable Law” shall mean any applicable law, including, without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.
2.4           “Automatic Exercise Date” shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth (10th) anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year (10 year) Option Term or Stock Appreciation Right Term, as applicable).
2.5           “Award” shall mean an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, an Other Stock or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.
2.6           “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium (which may be limited to notation on the books and records of the Company) and, with the approval of the Administrator, which need not be signed by a representative of the Company or a recipient, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.
2.7           “Board” shall mean the Board of Directors of the Company.

2.8           “Change in Control” shall mean and includes each of the following:
(a)           A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with Sections 2.8(c)(i), 2.8(c)(ii) or 2.8(c)(iii); or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder);
(b)           The Incumbent Directors cease for any reason to constitute a majority of the Board; or
(c)           The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)                 which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)                 after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and
(iii)                 after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
2.9           “Cause” shall mean any of the Company or any parent of the Company or a Subsidiary having “Cause” to terminate Holder’s employment or services, as such term is defined in any relevant employment or services agreement between Holder and the Company (or any parent of the Company or a Subsidiary, as applicable); provided that, in the absence of such agreement containing such definition, the Company (or any parent of the Company or a Subsidiary, as applicable) shall have “Cause” to terminate Holder’s employment or services upon: (i) gross neglect or willful misconduct by Holder of Holder’s duties or Holder’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board; (ii) conviction of Holder of a criminal offence (other than in connection with a traffic violation that does not result in imprisonment); (iii) Holder’s habitual unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or a parent of the Company’s or a

Subsidiary’s) premises or while performing Holder’s duties and responsibilities; (iv) Holder’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (v) Holder’s material breach of an Award Agreement or any other confidentiality, non-compete or non-solicitation covenant with the Company (or a parent of the Company or a Subsidiary, as applicable); provided that the Company (or a parent of the Company or a Subsidiary, as applicable) shall provide Holder with fifteen (15) days prior written notice before any termination due to (i) or (v) (other than to the extent that (i) relates to any fraud or intentional misconduct) with an opportunity to meet with the Board and discuss or cure any such alleged violation.
2.10           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.
2.11           “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board which may be comprised of one or more Directors and/or executive officers of the Company as appointed by the Board, to the extent permitted in accordance with Applicable Law.
2.12           “Common Stock” shall mean the common stock of the Company.
2.13           “Company” shall have the meaning set forth in Article 1.
2.14           “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any parent of the Company or Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.
2.15           “Director” shall mean a member of the Board, as constituted from time to time.
2.16           “Director Limit” shall have the meaning set forth in Section 4.6.
2.17           “Disability” shall mean, except as otherwise provided in an Award Agreement, that the Holder is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company. For purposes of the Plan, a Holder shall be deemed to have incurred a Disability if the Holder is determined to be totally disabled by the Social Security Administration or in accordance with the applicable disability insurance program of the Company’s, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this definition.
2.18           “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.
2.19           “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
2.20           “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval of the Plan by the Company’s stockholders.
2.21           “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.22           “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any parent of the Company or Subsidiary.
2.23           “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.
2.24           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.25           “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:
(a)           If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. Notwithstanding the foregoing, if the Committee determines in its discretion that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the Award Agreement. Such alternative definition may include a price that is based on the opening, actual, high, low, or average selling prices of a Share on the applicable securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days.
(b)           If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.
(c)           If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in its discretion.
2.26           “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).
2.27           “Holder” shall mean a person who has been granted an Award.
2.28           “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.29           “Incumbent Directors” shall mean for any period of 24 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or 2.8(c)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 24-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.
2.30           “Non-Employee Director” shall mean a Director of the Company who is not an Employee.
2.31           “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.
2.32           “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.
2.33           “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.
2.34           “Option Term” shall have the meaning set forth in Section 5.4.
2.35           “Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.
2.36           “Other Stock or Cash Based Award” shall mean a cash payment, cash bonus award, stock payment, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1, which may include, without limitation, deferred stock, deferred stock units, performance awards, retainers, committee fees, and meeting-based fees.
2.37           “Performance Criteria” shall mean the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period. The Performance Criteria that may be used to establish Performance Goals may include, but are not limited to, the following: (i) net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital (or invested capital) and cost of capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs, reductions in costs and cost control measures; (xiv) expenses; (xv) working capital; (xvi) earnings or loss per share; (xvii) adjusted earnings or loss per share; (xviii) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xix) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); (xx) implementation or completion of critical projects; (xxi) market share; (xxii) economic value; and (xxiii) individual employee performance, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or other employees or to market performance indicators or indices.
2.38           “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined with reference to Applicable Accounting Standards or other methodology as determined appropriate by the Administrator.

2.39           “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, vesting of, and/or the payment in respect of, an Award.
2.40           “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.
2.41           “Plan” shall have the meaning set forth in Article 1.
2.42           “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.
2.43           “Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.
2.44           “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 8.
2.45           “SAR Term” shall have the meaning set forth in Section 5.4.
2.46           “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.
2.47           “Securities Act” shall mean the Securities Act of 1933, as amended.
2.48           “Shares” shall mean shares of Common Stock.
2.49           “Stock Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying (i) the difference obtained by subtracting (x) the exercise price per share of such Award from (y) the Fair Market Value on the date of exercise of such Award by (ii) the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.
2.50           “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.51           “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
2.52           “Termination of Service” shall mean the date the Holder ceases to be an Eligible Individual. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
ARTICLE 3.
SHARES SUBJECT TO THE PLAN
3.1 Number of Shares.
(a)
Subject to Sections 3.1(b) and 12.2, Awards may be made under the Plan covering an aggregate number of Shares equal to the sum of: (i) 5% of the Shares outstanding (on an as-converted basis) on the date the Plan is adopted by the Board, and (ii) an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2032, equal to the lesser of (A) 5.0% of the Shares outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board; provided, however, no more than [] Shares may be issued upon the exercise of Incentive Stock Options. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

(b)
If any Shares subject to an Award are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, termination without distribution of Shares or cash settlement, again be available for future grants of Awards under the Plan. In addition, the following Shares shall be added to the Shares authorized for grant under Section 3.1(a) and shall again be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right or other stock-settled Award (including Awards that may be settled in cash or stock) that are not issued in connection with the settlement or exercise, as applicable, of the Stock Appreciation Right or other stock-settled Award; and (iv) Shares purchased on the open market by the Company with the cash proceeds received from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder so that such Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code. For the avoidance of doubt, Shares underlying Awards that are subject to the achievement of performance goals shall be counted against the Share reserve based on the target value of such Awards unless and until such time as such Awards become vested and settled in Shares.

(c)
Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code, and Shares subject to such Substitute Awards shall not be added to the Shares available for Awards under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in this Section 3.1(c)); provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.
ARTICLE 4.
GRANTING OF AWARDS
4.1
Participation. The Administrator may, from time to time, select from among all Eligible Individuals those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.6, no Eligible Individual or other person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other person shall participate in the Plan.

4.2
Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The Administrator, in its sole discretion, may grant Awards to Eligible Individuals that are based on one or more Performance Criteria or achievement of one or more Performance Goals or any such other criteria or goals as the Administrator shall establish.

4.3
Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional requirements or limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4
At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5
Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the Applicable Law in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 3.1 or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.
4.6
Non-Employee Director Awards.

(a)
Non-Employee Director Equity Compensation Policy. The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time.

(b)
Director Limit. Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the sum of the grant date fair value of Awards and the amount of any other fees granted to a Non-Employee Director during any calendar year shall not exceed $500,000 (the “Director Limit”). The Administrator may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS
4.1           Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan, including any limitations in the Plan that apply to Incentive Stock Options.
4.2           Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including, without limitation, the conversion of an Incentive

Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.
4.3           Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award granted following a transaction described in Code Section 424(a), the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and Section 409A of the Code and the applicable Treasury regulations.
4.4           Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4 and without limiting the Company’s rights under Section 10.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 10.7 and 12.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.
4.5           Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) with respect to which the applicable exercise price per Share is greater than the Fair Market Value of a Share as of such date, (a) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (b) Shares may not be purchased or sold by the applicable Holder due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten-year (10 year) term of the applicable Option or Stock Appreciation Right. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (i) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (ii) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.
4.6           Substitution of Stock Appreciation Rights; Early Exercise of Options. The Administrator may provide in the applicable Program or Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining term as the substituted Option. The Administrator may provide in the terms of an Award Agreement that the Holder may exercise an Option in whole or in part prior to the full vesting of the Option in exchange for unvested shares of Restricted Stock with respect to any unvested portion of the Option so exercised. Shares of Restricted Stock acquired upon the exercise of any unvested portion of an Option shall be subject to such terms and conditions as the Administrator shall determine.
ARTICLE 6.
EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS
6.1
Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, unless the Administrator otherwise determines, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 6 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

6.2
Manner of Exercise. Except as set forth in Section 6.3, all or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)
A written notice of exercise in a form the Administrator approves (which may be electronic) complying with the applicable rules established by the Administrator. The notice shall be signed or otherwise acknowledge electronically by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

(b)
Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

(c)
In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d)
Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2.

6.3
Expiration of Option Term or SAR Term: Automatic Exercise of In-The-Money Options and Stock Appreciation Rights. If provided by the Administrator in an Award Agreement or otherwise or as otherwise directed by an Option or Stock Appreciation Rights Holder in writing to the Company, a vested and exercisable Option and Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per Share that is less than the Fair Market Value per Share as of such date may automatically and without further action by the Option or Stock Appreciation Rights Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 10.1(b) or 10.1(c) and the Company or any Subsidiary shall be entitled to deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 10.2. For the avoidance of doubt, no Option or Stock Appreciation Right with an exercise price per Share that is equal to or greater than the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.3.

6.4
Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition or other transfers (other than in connection with a Change in Control) of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one (1) year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.
ARTICLE 7.
AWARD OF RESTRICTED STOCK
7.1
Award of Restricted Stock. The Administrator is authorized to grant Restricted Stock, or the right to purchase Restricted Stock, to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

7.2
Rights as Stockholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all of the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Restricted Stock are granted becomes the record holder of such Restricted Stock; provided, however, that, in the sole discretion of the Administrator, any extraordinary dividends or distributions with respect to the Shares may be subject to the restrictions set forth in Section 7.3. In addition, notwithstanding anything to the contrary herein, with respect to a share of Restricted Stock, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the share of Restricted Stock vests.

7.3
Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) and, unless the Administrator provides otherwise, any property (other than cash) transferred to Holders in connection with an extraordinary dividend or distribution shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement.

7.4
Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement.

7.5
Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxed under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

AWARD OF RESTRICTED STOCK UNITS
7.6
Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. A Holder will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.
7.7
Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Goals or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

7.8
Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third (3rd) month following the end of the calendar year in which the applicable portion of the Restricted Stock Unit vests; and (b) the 15th day of the third (3rd) month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 10.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Shares as determined by the Administrator.

AWARD OF OTHER STOCK OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS
7.9
Other Stock or Cash Based Awards. The Administrator is authorized to grant Other Stock or Cash Based Awards, including Awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, any exercise or purchase price, Performance Criteria and Performance Goals, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

7.10
Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the Award vests.

ADDITIONAL TERMS OF AWARDS
7.11
Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash, wire transfer of immediately available funds or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
7.12
Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Holder to elect to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares that may be so withheld or surrendered shall be limited to the number of Shares that have a Fair Market Value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the Fair Market Value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

7.13
Transferability of Awards.

(a)
Except as otherwise provided in Sections 10.3(b) and 10.3(c):

(i)
No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)
No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and

(iii)
During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or

Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-Applicable Laws of descent and distribution.
(b)
Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Holder); (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) the transfer of an Award to a Permitted Transferee shall be without consideration. In addition, and further notwithstanding Section 10.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c)
Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

7.14
Conditions to Issuance of Shares.

(a)
The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b)
All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

(c)
The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)
Unless the Administrator otherwise determines, no fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e)
The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Shares.

(f)
Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company may choose not to deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.15
Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

7.16
Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares.

7.17
Amendment of Awards. Subject to Applicable Law, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 12.2 or 12.10).

7.18
Lock-Up Period. The Company may, in connection with registering the offering of any Company securities under the Securities Act, prohibit Holders from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty (180) days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter. In order to enforce the foregoing, the Company shall have the right to place restrictive legends on the certificates of any securities of the Company held by the Holder and to impose stop transfer instructions with the Company’s transfer agent with respect to any securities of the Company held by the Holder until the end of such period.

7.19
Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 10.9 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.
ADMINISTRATION
7.20
Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent required to comply with the provisions of Rule 16b-3 of the Exchange Act, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

7.21
Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.7 or Section 12.10. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.
7.22
Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. Neither the Administrator nor any member or delegate thereof shall have any liability to any person (including any Holder) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award.

7.23
Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a)
Designate Eligible Individuals to receive Awards;

(b)
Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(c)
Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)
Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any Performance Criteria and/or Performance Goals, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)
Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)
Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)
Decide all other matters that must be determined in connection with an Award;

(h)
Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)
Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(j)
Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

7.24
Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all persons.

7.25
Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more Directors or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.
7.26
Acceleration. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to accelerate, wholly or partially, the vesting or lapse of restrictions (and, if applicable, the Company shall cease to have a right of repurchase) of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.2.

ARTICLE 8.
MISCELLANEOUS PROVISIONS
8.1
Amendment, Suspension or Termination of the Plan.

(a)
Except as otherwise provided in Section 12.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 10.7 and Section 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b)
Notwithstanding Section 12.1(a), the Board may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 11.6, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6.

(c)
No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Incentive Stock Option be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board and (ii) the date the Plan was approved by the Company’s stockholders. The annual increase to the aggregate number of Shares that may be issued or transferred pursuant to Awards under the Plan (set forth in Section 3.1(a) hereof) shall terminate on the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board and (ii) the date the Plan was approved by the Company’s stockholders and, from and after such tenth (10th) anniversary, no additional share increases shall occur pursuant to Section 3.1(a) hereof.

8.2
Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)
In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable Performance Criteria and Performance Goals with respect thereto); (iv) the grant or exercise price per share for any outstanding Awards under the Plan; and (v) the number and kind of Shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to any Non-Employee Director Compensation Policy adopted in accordance with Section 4.6.
(b)
In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i)
To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii)
To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iii)
To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)
To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement;

(v)
To replace such Award with other rights or property selected by the Administrator; and/or

(vi)
To provide that the Award cannot vest, be exercised or become payable after such event.

(c)
In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i)
The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 12.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii)
The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan).
(d)
Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the Administrator elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 12.2, (A) such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award (which may include, without limitation, an Award settled in cash) substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and a Holder incurs a Termination of Service without “Cause” (as such term is defined in Section 2.9, or as set forth in the Award Agreement relating to such Award) upon or within twelve (12) months following the Change in Control, then, without limiting any other applicable provision set forth in any employment agreement or offer letter entered into by the Holder and the Company or a successor, such Holder shall be fully vested in such continued, assumed or substituted Award.

(e)
In the event that the successor corporation in a Change in Control refuses to assume or provide a substitute for an Award, the Administrator may cause (i) any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 12.2(b)(i) or (ii) any or all of such Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

(f)
For the purposes of this Section 12.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

(g)
The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h)
Unless otherwise determined by the Administrator, no adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iii) cause an Award to fail to be exempt from or comply with Section 409A.

(i)
The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(j)
In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to six (6) months prior to the consummation of any such transaction.

8.3
Approval of Plan by Stockholders. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan.

8.4
No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

8.5
Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

8.6
Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

8.7
Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

8.8
Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

8.9
Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered,

interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.
8.10
Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Holder’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month (6 month) period measured from the date of the Holder’s Termination of Service, or (ii) the date of the Holder’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Holder of an Award pursuant to the Plan, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 12.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

8.11
Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

8.12
Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator (and each delegate thereof pursuant to Section 11.6) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan or any Award Agreement and against and from any and all amounts paid by him or her, with the Board’s approval, in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf and, once the Company gives notice of its intent to assume such defense, the Company shall have sole control over such defense with counsel of the Company’s choosing. The foregoing right of indemnification shall not be available to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of the person seeking indemnity giving rise to the indemnification claim resulted from such person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
8.13
Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

8.14
Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

* * * * *
I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Vertical Aerospace Limited on                         , 2021.
* * * * *
I hereby certify that the foregoing Plan was approved by the stockholders of Vertical Aerospace Limited on                         , 2021.
Executed on this             day of                  , 2021.
Corporate Secretary

EXHIBIT F
Form of Plan of Merger
See attached.

Annexure 1
Merger Agreement

EXHIBIT G.1
Form of Avolon Warrant Instrument
See attached.

Agreed Form
Date:                   2021
VERTICAL AEROSPACE LTD.
AVOLON WARRANT INSTRUMENT
"Graphic To Come"

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44.20.7710.1000
www.lw.com

Agreed Form

This Avolon Warrant Instrument (the “Deed”) is made on                   2021
BY:
VERTICAL AEROSPACE LTD., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”)
WHEREAS
(1)
(1) the Company; (2) Broadstone Acquisition Corp., a Cayman Islands exempted company (“Purchaser”); (3) Broadstone Sponsor LLP, a United Kingdom limited liability partnership, solely in its capacity as the Purchaser Representative; (4) Vertical Merger Sub Ltd., a Cayman Islands exempted company incorporated with limited liability (“Merger Sub”); (5) Vertical Aerospace Group Ltd., a company limited by shares incorporated in England under registration number 12590994 (“Target”); (6) Vincent Casey; and (7) the Company Shareholders (as defined in the BCA) entered into a business combination agreement (the “BCA”) on [l] June 2021, pursuant to which, among other things, (a) Purchaser will merge with and into Merger Sub (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company and (ii) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time (as defined in the BCA) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of the Company, and (b) Purchaser will acquire all of the issued and outstanding securities of Target in exchange for the right of the holders thereof to receive a substantially equivalent security of the Company (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by the BCA, the “Transactions”).

(2)
Avolon Aerospace Leasing Limited, registered number MC-236969 and whose registered office is at Number One Ballsbridge, Building One, Shelbourne Rd, Ballsbridge, Dublin 4 (“AALL”) and Target entered into a partnership agreement dated 16 March 2021 (the “Partnership Agreement”) pursuant to which, among other things, Target agreed to issue certain equity warrants to AALL.

(3)
AALL subsequently assigned certain of its rights and obligations in the Partnership Agreement to Avolon e Limited, an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands, whose principal place of business is at Number One Ballsbridge, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland (“Avolon”).

(4)
In connection with the Transactions, and to give effect to Target’s commitments under the Partnership Agreement, the Company has, by resolution of the Directors passed on or around the date hereof, resolved to create and issue the Warrants to the Warrantholders to subscribe for the Warrant Shares on the terms set out in this Deed.

(5)
The requisite number of Shareholders have irrevocably waived all pre-emption rights conferred on them (whether by the Act, the Articles or otherwise) in relation to the Company’s issue of the Warrants to the Warrantholders to subscribe for the Warrant Shares and the Company’s Shareholder(s) have given the Directors authority to allot the Warrant Shares, in each case on the terms set out in this Deed.

IT IS AGREED THAT
1.
DEFINITIONS AND INTERPRETATION

1.1
In this Deed, unless the context otherwise requires, each of the following words and expressions shall have the following meanings:

“Act” means the Companies Act (as revised) of the Cayman Island;
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person and, in respect of Avolon, includes any member of the Avolon Group;

“Aircraft” means any VA-X4 aircraft or derivative or successor aircraft developed by the Company Group;
“Aircraft Commitment” means one or more firm, legally-binding commitment(s) entered into on or before the Second Commitment Date pursuant to which Avolon or any of its Affiliates has placed with an airline (or an entity that proposes to operate the Aircraft), either directly, or by facilitating the acquisition by such person directly, from the Company (or another member of the Company Group), an aggregate of not less than one hundred (100) Aircraft;
“Aircraft Commitment Notice” has the meaning ascribed to such term in Clause 3.2;
“Articles” means the articles of association of the Company (as amended from time to time);
“Avolon” means Avolon e Limited, an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands, whose principal place of business is at Number One Ballsbridge, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland;
“Avolon Group” means Avolon Holdings Limited and each of its subsidiaries from time to time;
“Beneficially Own” and “Beneficial Owner” have the meaning given to such terms in Rule 13d-3 under the Exchange Act;
“Binding Commitment” means a firm, legally-binding commitment pursuant to which Avolon or any of its Affiliates has placed a firm order for Aircraft;
“Binding Commitment Amount” means the aggregate dollar amount of all Binding Commitments entered into within a particular Warrant C Period;
“Binding Commitment Notice” has the meaning ascribed to such term in Clause 3.4;
“Business Day” means a day on which the English clearing banks are ordinarily open for the transaction of normal banking business in the City of London (other than a Saturday or Sunday);
“Certificate” means a certificate evidencing a Warrantholder’s entitlement to Warrant A1, Warrant A2, Warrant B1, Warrant B2, a Warrant C1 or a Warrant C2 (as applicable) (together with the Subscription Rights and all additional rights attached thereto) in the form, or substantially in the form, set out in Part 1 of Schedule 1;
“Change of Control” means the occurrence of any of the following: (a) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of any person or Group, becoming in a single transaction or a series of transactions, by way of merger, consolidation or other business combination, purchase or otherwise, the Beneficial Owner of more than 50.0% of the voting power of all of the Company’s then-outstanding capital stock; or (b) the consummation of (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any person or Group or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Shares is exchanged for, converted into, acquired for or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any transaction in which the Company or any direct or indirect parent entity of the Company becomes a subsidiary of another person, or any transaction described in clause (b)(2) above, will not constitute a Change of Control if the persons beneficially owning all of the voting power of the common equity of the Company or such parent entity immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, more than 50.0% of all voting power of the common equity of the Company or such parent entity or the surviving, continuing or acquiring company or other transferee, as applicable, immediately following the consummation of such transaction, in substantially the same proportions vis-à-vis each other immediately before such transaction (other than changes to such proportions solely as a result of the exercise of stock and/or cash elections in any merger or combination providing for elections), provided that, any transaction or event described in both clause (a) and in clause (b)(1) or (b)(2) of this definition will be deemed to occur solely pursuant to clause (b);

“Chatsworth” means Chatsworth Aviation Limited, a company incorporated under the laws of Ireland with registered number 543646;
“Commission” means the U.S. Securities and Exchange Commission;
“Commitment Date Notice” means a notice in writing, to be sent by the Company to the Warrantholders notifying them of the New First Commitment Date, pursuant to Clause 5.1;
“Company Group” means the Company and each of its subsidiaries from time to time;
“Completion” means completion of the Share Acquisition Closing pursuant to the BCA;
“Completion Date” means the Share Acquisition Closing Date;
“Control” of the relevant entity means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to: (i) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the relevant entity; (ii) appoint or remove all, or the majority, of the directors or other equivalent officers of the relevant entity; or (iii) give directions with respect to the operating and financial policies of the relevant entity with which the directors or other equivalent officers of such relevant entity are obliged to comply;
“Directors” means the duly appointed directors of the Company from time to time;
“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;
“Exchange Act” means the Securities Exchange Act of 1934, as amended;
“Expected Certification Date” has the meaning ascribed to such term in Clause 5.3(a);
“Fair Market Value” of any asset as of any date of determination means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction;
“First Commitment Date” means 30 September 2022 or such other date as is notified by the Company to the Warrantholders in a Commitment Date Notice pursuant to Clause 5.1;
“Group” shall mean any group of one or more persons if such group would be deemed a “group” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act;
“Holder” means the holder of a Registrable Security;
“Indemnity” means, where a Certificate has been mutilated, defaced, lost, stolen or destroyed, an indemnity in the place thereof in a form as the Directors may decide (in their sole discretion) against all losses which may be suffered or incurred directly or indirectly in connection with the mutilation, defacement, loss, theft or destruction of such Certificate;
“Initial Registrable Securities” has the meaning ascribed to such term in Clause 6.2;
“Maples” means Maples Trustee Services (Cayman) Limited, a Cayman Islands company with registered number 239659;
“New First Commitment Date” has the meaning ascribed to such term in Clause 5.1;
“Notice of Exercise” means a notice in the form set out in Part 2 of Schedule 1;
“Ordinary Shares” means the ordinary shares, with $0.0001 par value, in the capital of the Company from time to time having the rights set out in the Articles;
“Outstanding Options” means, at the relevant time, all outstanding options, warrants or other outstanding rights (whether or not conditional or contingent and assuming full performance of any performance linked rights), to subscribe for equity shares of the Company or securities which are convertible into equity shares of the Company, including any agreement or commitment of the Company to issue or grant any such options, warrants or right;
“Person” means an individual, company, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organisation, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof;
“Pro Rata Amount” means a percentage of Warrant C1 Shares or Warrant C2 Shares (as applicable) that is equal to the ratio of (i) the Binding Commitment Amount to (ii) $1.25 billion;
“Register” means the register of the Warrants maintained by the Company at its Registered Office;
“Registered Office” means the registered office of the Company from time to time;
“Registrable Security” shall mean the Warrant Shares (including any shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Warrant Shares); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction;
“Registration Expenses” shall mean the out-of-pocket expenses relating to a Registration, including, without limitation, the following:
a)
all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

b)
fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters, if any, in connection with blue sky qualifications of Registrable Securities);

c)
printing, messenger, telephone and delivery expenses;

d)
reasonable fees and disbursements of counsel for the Company;

e)
reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

f)
reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration;

“Second Commitment Date” means the date that is six (6) months after the First Commitment Date;
“Shareholder(s)” means all of the registered holders of the Shares from time to time;
“Shares” means the issued share capital of the Company from time to time;
“Share Acquisition Closing” has the meaning ascribed to such term in the BCA;
“Share Acquisition Closing Date” has the meaning ascribed to such term in the BCA;
“Subscription Price” means $0.0001 per Warrant Share subject to any adjustments pursuant to Clause 7.1;

“Subscription Rights” means, in the case of: (i) Warrant A1, the right to subscribe in cash at the Subscription Price for the Warrant A1 Shares; (ii) Warrant A2, the right to subscribe in cash at the Subscription Price for the Warrant A2 Shares; (iii) Warrant B1, the right to subscribe in cash at the Subscription Price for the Warrant B1 Shares; (iv) Warrant B2, the right to subscribe in cash at the Subscription Price for the Warrant B2 Shares; (v) a Warrant C1, the right to subscribe in cash at the Subscription Price for such number of Warrant C1 Shares as is indicated on the Certificate representing such warrant; and (vi) a Warrant C2, the right to subscribe in cash at the Subscription Price for such number of Warrant C2 Shares as is indicated on the Certificate representing such warrant;
“Type Certification” means type certification by the European Union Aviation Safety Agency of the Aircraft as a small category (up to nine (9) passengers and a MTOW of 3,175 kilograms/7,000 pounds) vertical take-off and landing aircraft powered by an electric propulsion system;
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities;
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to one or more Underwriters in a firm commitment underwriting for distribution to the public;
“Warrant A1” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant A1 Shares;
“Warrant A1 Shares” means 3,827,000 Ordinary Shares;
“Warrant A2” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant A2 Shares;
“Warrant A2 Shares” means 2,551,600 Ordinary Shares;
“Warrant B1” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant B1 Shares;
“Warrant B1 Shares” means 2,259,000 Ordinary Shares;
“Warrant B2” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant B2 Shares;
“Warrant B2 Shares” means 1,506,000 Ordinary Shares;
“Warrant C Period” means every three-month period, the first of which shall be the three-month period beginning on the Completion Date;
“Warrant C1” means each warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of such number of Warrant C1 Shares as is indicated on the Certificate representing such warrant;
“Warrant C1 Shares” means 2,259,000 Ordinary Shares;
“Warrant C2” means each warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of such number of Warrant C2 Shares as is indicated on the Certificate representing such warrant;
“Warrant C2 Shares” means 1,506,000 Ordinary Shares;
“Warrant Shares” means, in the case of: (i) Warrant A1, the Warrant A1 Shares; (ii) Warrant A2, the Warrant A2 Shares; (iii) Warrant B1, the Warrant B1 Shares; (iv) Warrant B2, the Warrant B2 Shares; (v) each Warrant C1, the Warrant C1 Shares represented by such warrant; and (vi) each Warrant C2, the Warrant C2 Shares represented by such warrant;
“Warrantholder(s)” means the relevant person(s) whose name(s) appear(s) in the Register as the respective holder(s) of the Warrants (as applicable) and, for any period during which the Warrants are not issued and outstanding under this Deed, means Chatsworth and Maples; and

“Warrants” means Warrant A1, Warrant A2, Warrant B1, Warrant B2, each Warrant C1 and each Warrant C2.
1.2
In this Deed, unless the context otherwise requires:

(a)
references to:

(i)
statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation;

(ii)
“dollars” or “$” are references to the lawful currency from time to time of the United States of America;

(iii)
clauses and schedules are references to clauses of, and the schedules to, this Deed;

(iv)
writing shall include any modes of reproducing words in a legible and non-transitory form; and

(v)
this Deed include this Deed as amended or varied in accordance with its terms;

(b)
the index to and the headings to clauses and paragraphs of this Deed are for information only and shall not form part of the operative provisions of, and shall be ignored in construing, this Deed;

(c)
words denoting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and unincorporated, associations, partnerships and individuals;

(d)
the schedules form part of the operative provisions of this Deed and references to this Deed shall include references to the schedules;

(e)
words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(f)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

2.
EFFECTIVENESS AND CONDITIONS

2.1
The issuance of the Warrants and the Warrantholders’ right to exercise the Subscription Rights under the terms and subject to the conditions of this Deed shall be conditional upon (i) Completion and (ii) each Warrantholder entering into a lock-up agreement in respect of certain of the Warrant A1 Shares and the Warrant A2 Shares substantially in the form set out in Schedule 3.

2.2
The Warrants are issued subject to the Articles and the terms and conditions of this Deed, which are binding upon the Company and the Warrantholders. In the event of a conflict between the terms and conditions of this Deed and the Articles, this Deed shall prevail.

3.
ISSUE OF THE WARRANTS

Warrant A1 and Warrant A2
3.1
Subject to Clause 2.1, immediately after Completion, the Company shall:

(a)
issue Warrant A1 to Maples and Warrant A2 to Chatsworth, in each case with the Subscription Rights attached thereto;

(b)
provide each Warrantholder with a copy of the Articles and copies of Director and Shareholder resolutions and consents regarding:

(i)
the Shareholders’ waiver of all pre-emption rights in relation to the Company’s issue of the Warrants; and

(ii)
the Directors’ authority to issue the Warrants;

(c)
enter the name of (i) Maples in the Register as the holder of the Warrant A1 and (ii) Chatsworth in the Register as the holder of the Warrant A2; and

(d)
within five (5) Business Days of entering the name of each Warrantholder in the Register: (i) deliver to each Warrantholder a copy of the Register; and (ii) issue to each Warrantholder, without charge, a Certificate which shall be evidence of the entitlement to all rights attaching to Warrant A1 and Warrant A2 (as applicable).

Warrant B1 and Warrant B2
3.2
Within ten (10) Business Days of an Aircraft Commitment being entered into, Avolon shall send to the Company notice: (i) specifying the date on which the Aircraft Commitment was entered into; and (ii) a copy of the Aircraft Commitment (such notice, the “Aircraft Commitment Notice”).

3.3
Within five (5) Business Days of receipt of the Aircraft Commitment Notice, the Company shall:

(a)
issue Warrant B1 to Maples and Warrant B2 to Chatsworth, in each case with the Subscription Rights attached thereto;

(b)
enter the name of (i) Maples in the Register as the holder of the Warrant B1 and (ii) Chatsworth in the Register as the holder of the Warrant B2; and

(c)
(i) deliver to each Warrantholder a copy of the Register; and (ii) issue to each Warrantholder, without charge, a Certificate which shall be evidence of the entitlement to all rights attaching to Warrant B1 and Warrant B2 (as applicable).

Warrant C1 and Warrant C2
3.4
Within ten (10) Business Days of the end of a Warrant C Period during which a Binding Commitment(s) is entered into, Avolon shall send to the Company notice specifying the date on which the Binding Commitment(s) was entered into and the Binding Commitment Amount for such Warrant C Period with proof of the Binding Commitment(s) (the “Binding Commitment Notice”).

3.5
Within five (5) Business Days of receipt of a Binding Commitment Notice, the Company shall:

(a)
issue a Warrant C1 to Maples and a Warrant C2 to Chatsworth, in each case with the Subscription Rights attached thereto being calculated on the basis of the Pro Rata Amount for the relevant Warrant C Period;

(b)
enter the name of (i) Maples in the Register as the holder of such Warrant C1 and (ii) Chatsworth in the Register as the holder of such Warrant C2; and

(c)
(i) deliver to each Warrantholder a copy of the Register; and (ii) issue to each Warrantholder, without charge, a Certificate which shall be evidence of the entitlement to all rights attaching to such Warrant C1 and such Warrant C2 (as applicable).

4.
EXERCISE OF SUBSCRIPTION RIGHTS

4.1
Subject to and in accordance with Clause 5 (in respect of Warrant B1 and Warrant B2), the Subscription Rights in respect of each Warrant, shall become exercisable immediately upon receipt of the relevant Certificate in respect of such Warrant pursuant to Clause 3.

4.2
Each Warrantholder agrees that it shall exercise the Subscription Rights in respect of each Warrant (as applicable) within ten (10) Business Days of the Subscription Rights becoming exercisable in respect of such Warrant pursuant to Clause 4.1.
4.3
For the avoidance of any doubt, the maximum amount of Warrant C1 Shares and Warrant C2 Shares exercisable in respect of all Warrant C1s and all Warrant C2s across all Warrant C Periods shall not exceed the aggregate Warrant C1 Shares and Warrant C2 Shares.

4.4
If and to the extent unexercised, the Subscription Rights in respect of all Warrants shall automatically be deemed to lapse on the date that is five (5) years after the Completion Date, and the Warrants shall automatically be deemed to be cancelled upon termination of this Deed.

4.5
Subject to the terms of this Deed, the Warrantholders may exercise the Subscription Rights in respect of a Warrant by:

(a)
delivering to the Registered Office: (i) a duly completed and irrevocable Notice of Exercise in order to exercise the Subscription Rights in respect of the Warrants (as applicable); and (ii) its Certificate, or, as the case may be, an Indemnity in respect thereof; and

(b)
paying the Subscription Price payable for the Warrant Shares in cash to the Company by such mode as the Company and the Warrantholder shall have previously agreed (including, but not limited to, wire transfer), the delivery and payment of which is irrevocable.
4.6
Within five (5) Business Days of receipt of the Notice of Exercise, the Company shall instruct the transfer agent for the Shares (the “Transfer Agent”) to record the issuance of the Warrant Shares subscribed for pursuant to the Notice of Exercise to the Warrantholder in book-entry form pursuant to the Transfer Agent’s regular procedures. The Warrant Shares will be deemed to have been issued, and the Warrantholder will be deemed to have become a holder of record of such shares for all purposes, as of the date the Transfer Agent records such issuance.

5.
EXERCISE OF SUBSCRIPTION RIGHTS IN CONNECTION WITH AN AIRCRAFT COMMITMENT

5.1
The Subscription Rights in respect of Warrant B1 and Warrant B2, shall be exercised as follows:

(a)
with respect to all of the Warrant B1 Shares and all of the Warrant B2 Shares, where an Aircraft Commitment has been entered into prior to or on the First Commitment Date; and

(b)
with respect to 50% of the Warrant B1 Shares and 50% of the Warrant B2 Shares, where an Aircraft Commitment has been entered into after the First Commitment Date and prior to the Second Commitment Date.

5.2
The First Commitment Date shall be adjusted to a later date if:

(a)
the Company publicly announces or discloses a change to the expected date of Type Certification, which, as at the date of this Deed, is 31 December 2024; and/or

(b)
the Company’s board of directors determine, acting in good faith, that a change to the expected date of Type Certification is reasonably likely.

5.3
Within five (5) Business Days of the date of any announcement, disclosure and/or determination (as applicable) referred to in Clause 5.2, the Company shall send the Warrantholders a Commitment Date Notice specifying:

(a)
the new expected date of Type Certification (the “Expected Certification Date”); and

(b)
the new First Commitment Date, which shall be the date that is twenty-seven (27) months prior to the Expected Certification Date (the “New First Commitment Date”).

5.4
Upon receipt of the Commitment Date Notice all references to “First Commitment Date” in this Deed shall be replaced by “New First Commitment Date”.

5.5
For the purpose of making any announcement, disclosure and/or determination pursuant to Clause 5.2 about any change to the expected date of Type Certification, the Company’s board of directors shall monitor and actively consider any potential changes to the expected date of Type Certification. Furthermore, the Expected Certification Date shall be consistent with the most recent public announcements or disclosures made by the Company in respect of the date of Type Certification.

5.6
If a Warrantholder disagrees with: (i) the Company’s assessment of the expected date of the Type Certification; (ii) an announcement, disclosure and/or determination made by the Company’s board of directors pursuant to Clause 5.2; or (iii) the Expected Certification Date set out in a Commitment Date Notice, the Warrantholder and the Company shall jointly appoint a suitably qualified independent assessor (who shall act as an expert and not an arbitrator) to determine the Expected Certification Date and, if the assessor’s determination is different to that of the Company’s board of directors, the Company’s board of directors shall be required to accept such assessor’s determination in recording and agreeing the Expected Certification Date pursuant to this Clause 5.

6.
REGISTRATION RIGHTS

6.1
For purposes of this Clause 6, the Warrant A1 Shares and the Warrant A2 Shares included in the Registration Statement shall include, as of any date of determination, the Warrant A1 Shares and the Warrant A2 Shares and any other equity security of the Company issued or issuable with respect to the Warrant A1 Shares and the Warrant A2 Shares by way of share division, stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

6.2
The Company agrees that, within thirty (30) calendar days after Completion (the “Filing Date”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Warrant A1 Shares and the Warrant A2 Shares (the “Initial Registrable Securities”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but not later than the earlier of: (i) sixty (60) calendar days following the consummation of the Transactions; and (ii) ninety (90) calendar days following the consummation of the Transactions if the Commission notifies the Company that it will “review” the Registration Statement (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Initial Registrable Securities in the Registration Statement are contingent upon the holders of the Warrant A1 Shares and the holders of the Warrant A2 Shares (together, the “Warrant A Shareholders”) furnishing a completed and executed selling shareholders questionnaire in customary form to the Company that contains the information required by Commission rules for a Registration Statement regarding the Warrant A Shareholders, the securities of the Company held by the Warrant A Shareholders, and the intended method of disposition of the Initial Registrable Securities to effect the registration of the Initial Registrable Securities, and the Warrant A Shareholders shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided that Warrant A Shareholders shall not, in connection with the foregoing, be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Initial Registrable Securities, except that certain of the Warrant A1 Shares and the Warrant A2 Shares shall be subject to a lockup period. Any failure by the Company to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this Clause 6. Unless required under applicable laws and Commission rules, in no event shall the Warrant A Shareholders be identified as a statutory underwriter in the Registration Statement; provided, that if the Warrant A Shareholders are required to be so identified as a statutory underwriter in the Registration Statement, each Warrant A Shareholder will have an opportunity to withdraw its Initial Registrable Securities from the Registration Statement.

6.3
In the case of registration effected by the Company pursuant to this Deed, the Company shall, upon reasonable request, inform the Warrant A Shareholders as to the status of such registration. At its expense, the Company shall:

(a)
except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption, or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to the Warrant A Shareholders, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) each Warrant A Shareholder ceases to hold any Initial Registrable Securities; (ii) the date all Initial Registrable Securities held by each Warrant A Shareholder may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and (iii) two (2) years from the date of the effectiveness of the Registration Statement;

(b)
advise each Warrant A Shareholder as promptly as practicable, but in any event within five (5) Business Days:

(i)
when a Registration Statement or any post-effective amendment thereto has become effective;

(ii)
after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)
of the receipt by the Company of any notification with respect to the suspension of the qualification of the Initial Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)
subject to the provisions in this Deed, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Warrant A Shareholders of such events, provide the Warrant A Shareholders with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Warrant A Shareholders of the occurrence of the events listed in (i) through (iv) above may constitute material, nonpublic information regarding the Company; the Warrant A Shareholders hereby consent to receipt of any material, non-public information with respect to the occurrence of the events listed in (i) through (iv) of this Clause 6.3(b);
(c)
use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d)
upon the occurrence of any event contemplated in Clause 6.3(b), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document, so that, as thereafter delivered to purchasers of the Initial Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)
use its commercially reasonable efforts to cause all Shares (including the Warrant A1 Shares and the Warrant A2 Shares) to be listed on each securities exchange or market, if any, on which the Company’s Ordinary Shares are then listed;

(f)
use its commercially reasonable efforts to allow any Warrant A Shareholder to review disclosure regarding such Warrant A Shareholder in the Registration Statement and consider in good faith proposed revisions from such Warrant A Shareholder (provided, that the use of such revisions in the Registration Statement shall always remain at the sole discretion of the Company); and
(g)
use its commercially reasonable efforts to (x) take all other steps reasonably necessary to effect the registration of the Initial Registrable Securities contemplated herein and (y) take such further action as any Warrant A Shareholder may reasonably request, all to the extent required from time to time to enable such Warrant A Shareholder to sell Ordinary Shares (including the Warrant A1 Shares and the Warrant A2 Shares) held by such Warrant A Shareholder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company).

6.4
Notwithstanding anything to the contrary in this Deed, if the Commission prevents the Company from including in the Registration Statement any or all of the Shares due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the Warrant A Shareholders, the Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholder and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the Company shall use commercially reasonable efforts to amend the Registration Statement or file a new Registration Statement to register such Shares not included in the initial Registration Statement.

6.5
Notwithstanding anything to the contrary in this Deed, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Warrant A Shareholders not to sell under the Registration Statement or to suspend the effectiveness thereof, (i) if it determines that in order for the Registration Statement to not contain any untrue statement of a material fact or omission of a material fact necessary to make the statements contained therein not misleading, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act and is materially prejudicial or onerous for the Company to include, (ii) if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred (which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house counsel), would require additional disclosure by the Company in the Registration Statement of material information) that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel (which may be in-house counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements or (iii) in the good faith judgment of the majority of the Company’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the Company’s board of directors conclude as a result that it is essential to defer such filing because it would (x) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act (each such circumstance in subclauses (i)  — (iii), a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Warrant A Shareholder agrees that (a) it will immediately discontinue offers and sales of the Shares under the Registration Statement until such Warrant A Shareholder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (b) it will maintain the confidentiality of any information included in such written notice delivered by the Company, except for disclosure to any Warrant A Shareholder’s employees, agents and professional advisors who need to know such information and are obligated to keep it confidential, unless otherwise required by law or court order. If so directed by the Company, each Warrant A Shareholder will deliver to the Company or, in such Warrant A Shareholder’s sole discretion destroy, all copies of the prospectus covering the Shares in such Warrant A Shareholder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (1) to the extent such Warrant A Shareholder is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory, or professional requirements, or (B) in accordance with a bona fide pre-existing document retention policy, or (2) to copies stored electronically on archival servers as a result of automatic data back-up.
6.6
Indemnification.

(a)
The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Warrantholder, its directors, officers, employees, advisers and agents, and each person who controls such Warrantholder (within the meaning of the Securities Act or the Exchange Act) and each affiliate of such Warrantholder (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Warrantholder expressly for use therein.

(b)
Each Warrantholder agrees, severally and not jointly with any other selling shareholder under the Registration Statement, to indemnify and hold harmless the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Warrantholder expressly for use therein. In no event shall the liability of such Warrantholder be greater in amount than the dollar amount of the net proceeds received by such Warrantholder upon the sale of the Shares giving rise to such indemnification obligation.

(c)
Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(d)
The indemnification provided for under this Deed shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares received pursuant to this Deed.

(e)
If the indemnification provided under this Clause 6.6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Clause 6.6, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Clause 6.6(e) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of a Warrantholder (together with any indemnification obligation under this Clause 6.6) be greater in amount than the dollar amount of the net proceeds received by such Warrantholder upon the sale of the Shares giving rise to such contribution obligation.

7.
ADJUSTMENTS

7.1
Stock Dividends, Subdivision, Combinations and Consolidations. If the Company, at any time on or after the date of this Deed: (i) pays a stock dividend or makes a distribution on the Shares in the form of Shares, (ii) subdivides outstanding Shares into a larger number of shares, or (iii) combines or consolidates (including, without limitation, by reverse stock split) outstanding Shares into a smaller number of shares, then, in each case, the number of Shares issuable after such event upon exercise of the Subscription Rights in respect of the Warrants will be equal to the number of Shares issuable upon exercise of the Subscription Rights in respect of the Warrants prior to such event multiplied by a fraction of which the numerator will be the number of Shares outstanding immediately after such event and of which the denominator will be the number of Shares outstanding immediately before such event, and the Subscription Price will be proportionately adjusted such that the aggregate Subscription Price of the Warrant Shares will remain unchanged, provided that the Subscription Price shall not be less than the par value of the Shares. Any adjustment made pursuant to this Clause 7.1 shall be certified in writing by the Company’s auditors (at the Company’s expense) and the Warrantholders and will become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and will become effective immediately after the effective date in the case of a subdivision, combination or consolidation. The Company shall procure that the Register is updated accordingly within ten (10) Business Days of the date on which the adjustment became effective.

7.2
The Company shall procure that its auditors carry out the certification referred to in Clause 7.1 and that in carrying out the certification: (i) the Company’s auditors shall act as an expert and not an arbitrator; (ii) the costs of the Company’s auditors shall be borne by the Company; and (iii) the certification of the Company’s auditors shall, except in the case of manifest error, be final and binding on the Company and the Warrantholders.

7.3
Reclassifications, Reorganizations, Consolidations and Mergers. In the event of (i) any capital reorganization of the Company, (ii) any reclassification or recapitalization of the stock of the Company (other than (A) a change in par value or from par value to no par value or from no par value to par value or (B) as a result of a stock dividend, subdivision, combination or consolidation of shares as to which Clause 7.1 will apply), or (iii) any Change of Control, consolidation or merger of the Company with or into another Person (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Shares then issuable upon exercise of the Subscription Rights in respect of the Warrants), the Warrants will, after such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, be exercisable for the kind and number of shares of stock or other securities or property (“Alternate Consideration”) of the Company or of the successor corporation resulting from such consolidation or surviving such merger, if any (and/or the issuer of the Alternate Consideration, as applicable) to which the holder of the number of Shares underlying the Warrants (at the time of such reorganization, reclassification, recapitalization, consolidation or merger) would have been entitled upon such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger. In such event, the aggregate Subscription Price otherwise payable for the Shares issuable upon exercise of the Subscription Rights in respect of the Warrants will be allocated among the Alternate Consideration receivable as a result of such reorganization, reclassification, recapitalization, Change of Control, consolidation, or merger in proportion to the respective Fair Market Value of such Alternate Consideration, but in a manner in which the aggregate Subscription Price of the Warrant Shares will remain materially unchanged. If and to the extent that the holders of Shares have the right to elect the kind or amount of consideration receivable upon consummation of such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, then the consideration that the Warrantholders will be entitled to receive upon exercise will be specified by each Warrantholder, which specification will be made by the Warrantholders by the later of (A) ten (10) Business Days after the Warrantholders are provided with a final version of all material information concerning such choice as is provided to the holders of Shares and (B) the last time at which the holders of Shares are permitted to make their specifications known to the Company; provided, however, that if a Warrantholder fails to make any specification within such time period, such Warrantholder’s choice will be deemed to be whatever choice is made by a plurality of all holders of Shares that are not affiliated with the Company (or, in the case of a consolidation or merger, any other party thereto) and affirmatively make an election (or of all such holders if none of them makes an election). From and after any such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, all references to “Warrant Shares” and similar references herein will be deemed to refer to the Alternate Consideration to which the Warrantholders are entitled pursuant to this Clause 7.3. In the event of any Change of Control, consolidation or merger in which the Company is not the continuing or surviving corporation or entity (or is not the issuer of the Alternate Consideration), proper provision will be made so that such continuing or surviving corporation or entity (and/or the issuer of the Alternate Consideration) will agree to carry out and observe the obligations of the Company under the Warrants such that the provisions of this Clause 7.3 will similarly apply with respect to the Alternate Consideration and similarly apply to successive reorganizations, reclassifications, recapitalizations, Change of Control, consolidations, or mergers.
7.4
Calculations. All calculations under this Clause 7 will be made to the nearest cent or the nearest 1/100th of a Share, as the case may be. For the purposes of this Clause 7, the number of Shares deemed to be issued and outstanding as of a given date will be the sum of the number of Shares (excluding treasury shares, if any) issued and outstanding on such date.

7.5
Notice of adjustment. The Company shall send the Warrantholders notice of any adjustment made pursuant to Clause 7.1 as soon as practicable (and in any event within thirty (30) calendar days) following the relevant resolution of the Directors giving effect to or sanctioning the adjustment.

8.
NO RIGHTS AS A SHAREHOLDER UNTIL EXERCISE

Except as expressly set forth in this Deed, the Warrants do not entitle the Warrantholders to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise of the Subscription Rights in respect of the Warrants as set forth in Clause 4.

9.
WARRANTIES

9.1
The Company warrants to each Warrantholder that, as at the date of this Deed:

(a)
the Company is validly incorporated, in existence and duly registered under the laws of the Cayman Islands;

(b)
the Company’s board of directors has authorised the execution of this Deed and has obtained the requisite authority, pursuant to the Act and the Articles, to issue the Warrants and to allot and issue the Warrant Shares as fully paid in accordance with its terms and, pursuant to that authorisation, the Company’s board of directors may allot and issue the Warrant Shares as fully paid and free from pre-emption rights and any other Encumbrance (other than in relation to the lock-up agreement in respect of certain of the Warrant A1 Shares and the Warrant A2 Shares) upon exercise of the Subscription Rights;

(c)
immediately following Completion, and assuming no redemptions in connection with the Merger: (1) the entire issued equity share capital of the Company; and (2) all of those shares in the capital of the Company which the Company is obliged to issue upon the exercise in full of all Outstanding Options shall be as set forth in columns 1 and 2, respectively, on Schedule 4; and

(d)
the copies of the Articles provided to the Warrantholders are true, accurate and complete.

10. UNDERTAKINGS OF THE COMPANY
10.1
For so long as the Subscription Rights have not lapsed, the Company undertakes to:

(a)
comply with the terms and conditions of this Deed and specifically, but without limitation, to do all such things and execute all such documents so far as it is lawfully able to the extent legally required in order to give effect to the Subscription Rights in accordance with the terms of this Deed;

(b)
ensure that the Company has all necessary authorisations and approvals as will enable the Subscription Rights of the Warrantholders to be satisfied in full at any time;

(c)
ensure that the Company’s board of directors have the requisite authority from time to time to allot, free from pre-emption rights and any other Encumbrance (other than in relation to the lock-up agreement in respect of certain of the Warrant A1 Shares and the Warrant A2 Shares) or Outstanding Options such number of Shares from time to time required in order to satisfy the exercise of all outstanding Subscription Rights in respect of the Warrants in full;

(d)
allot and issue any Warrant Shares pursuant to the terms and conditions of this Deed as fully paid, when subscribed for on the terms and conditions of this deed, and free from pre-emption rights and any other Encumbrances;

(e)
maintain the Register in accordance with the provisions of Schedule 2;

(f)
replace, without charge, a Certificate at the request of a Warrantholder if it is mutilated, defaced, lost, stolen or destroyed, provided that:

(i)
the Warrantholder provides the Company with such evidence in respect of the mutilation, defacement, loss, theft or destruction as the Company may reasonably require;

(ii)
the mutilated or defaced Certificate in respect of which a replacement is being sought is surrendered; and

(iii)
the Warrantholder shall indemnify the Company on demand through the delivery of an Indemnity;

(g)
not modify the rights attached to any Warrant Shares or Shares in a way which could reasonably be expected to have a material adverse effect on the rights of the Warrantholders relative to the rights of the other Shareholders or the value of the Warrants or of the Warrant Shares;

(h)
notify the Warrantholders prior to allotting, issuing or granting any right to subscribe for, or to convert securities into, equity share capital of the Company not less than five (5) Business Days prior to such date;

(i)
notify the Warrantholders prior to passing an effective resolution for liquidating, winding up or dissolving the Company not less than five (5) Business Days prior to such date; and

(j)
not purchase, and procure that no member of the Company Group will purchase, Warrants unless an offer to purchase is made pro rata to all Warrantholders.

11.
LIQUIDATION

If, prior to the exercise of the Subscription Rights, an effective resolution is passed for winding up or dissolution of the Company, then the Warrantholders: (i) will be treated as if, immediately before the date of such order or resolution, the Warrantholders had exercised all the Subscription Rights; and (ii) shall be entitled to receive out of the assets, which would otherwise be available in the liquidation, such sum (if any) as the Warrantholders would have received had the exercise in full of the Subscription Rights entitled the Warrantholders to subscribe for Warrant Shares, after deducting from such sum an amount equal to the Subscription Price which would have been payable upon such exercise.
12.
VARIATION OF RIGHTS

12.1
Subject to Clause 12.2, none of the rights attached to the Warrants (including the Subscription Rights) nor any other provision of this Deed may (whether or not the Company is being wound up) be altered or abrogated without the prior written consent of the Company and the Warrantholders. An agreed alteration may be effected by an instrument by way of deed executed by the Company and expressed to be supplemental to this Deed.

12.2
Modifications to this Deed which are of a purely formal, minor or technical nature which do not prejudice in any way the rights of the Warrantholders, may be made by deed and signed as a deed by the Company, and a copy of such deed shall be provided to the Warrantholders within five (5) Business Days of the date of its execution.

13.
TRANSFER

The Warrantholder may not sell, assign, transfer, pledge or dispose of any portion of the Warrant without the prior written consent of the Company.
14.
TERMINATION

14.1
Subject to Clause 14.2 below, this Deed shall cease and terminate immediately upon the earlier of:

(a)
the date that is five (5) years from the Completion Date;

(b)
the date the Subscription Rights lapse and/or the Warrants are cancelled pursuant to the terms of this Deed or as otherwise agreed in writing by the Company and the Warrantholders; or

(c)
the date the Warrantholders receive the sum (if any) it would be entitled to pursuant to Clause 11 or notice that such sum is nil.

14.2
Any cessation and determination pursuant to Clause 14.1 shall:

(a)
be without prejudice to the rights, obligations or liabilities of any party which shall have accrued or arisen prior to such cessation and determination; and

(b)
not affect the rights and obligations of the Company or the Warrantholders under Clauses 1, 14, 15, 16, 19, 21, and 22.

15.
CONFIDENTIALITY

15.1
The Warrantholders shall not use any confidential information relating to the Company for any purpose other than to perform its obligations, or to exercise their rights, under this Deed.

15.2
The Warrantholders shall keep confidential any information received by them in their capacity as Warrantholders which is of a confidential nature, including the existence of or contents of this Deed, or any confidential information relating to the business, affairs, customers, clients or suppliers of the Company or the Group except:

(a)
to the extent the information is in the public domain through no fault of the Warrantholders;

(b)
as shall be required by law or by any regulatory authority to which the Warrantholders are subject or by the rules of any stock exchange upon which the Warrantholders’ securities are listed or traded;

(c)
to the beneficiaries of any trust or nominee arrangement on whose behalf the Warrants may be held; and

(d)
as shall be required by:

(i)
any lender to the Company;

(ii)
the Company’s auditors and/or any other professional advisers of the Company; and

(iii)
the Warrantholders’ professional advisers and to the professional advisers of any person to whom the Warrantholders are entitled to disclose information pursuant to this Deed,

provided that the recipient is subject to an obligation to keep the information confidential on the same basis as is required by the Warrantholders pursuant to this Deed.
15.3
The Company shall keep confidential any information received by it in connection with this Deed, or any confidential information relating to a Warrantholder except:

(a)
as shall be required by law or by any regulatory authority to which the Company is subject or by the rules of any stock exchange upon which the Company’s securities are listed or traded; and

(b)
as shall be required by:

(i)
any lender to the Company;

(ii)
the Company’s auditors and/or any other professional advisers of the Company; and

(iii)
the professional advisers of any person to whom the Company is entitled to disclose information pursuant to this Deed, provided that the recipient is subject to an obligation to keep the information confidential on the same basis as is required by the Company pursuant to this Deed.

16.
NOTICES

Any notice to be given to or by a party for the purposes of this Deed shall be given in accordance with the provisions of Schedule 2.
17.
ELECTRONIC EXECUTION

This Deed and any Certificate issued hereunder may be executed by way of third party internationally recognised electronic signature software programs, such as DocuSign.
18.
INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, then such provision shall be deemed to be severed from this Deed and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the Company and the Warrantholders and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Deed.

19.
REMEDIES AND WAIVERS

Except as otherwise provided under this Deed, no failure to exercise, nor any delay in exercising, on the part of any party, any right or remedy under this Deed shall operate as a waiver of any such right or remedy or constitute an election to affirm this Deed. No election to affirm this Deed on the part of any party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.
20.
PROCESS AGENT

20.1
Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Deed shall be duly served upon:

(a)
the Company if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to Vertical Aerospace Group Ltd., 140-142 Kensington Church Street, London, England W8 4BN, marked for the attention of Legal Department or such other person and address in England or Wales as such party shall notify the Warrantholders in writing from time to time; and

(b)
a Warrantholder if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to the Warrantholder Process Agent (as defined in Schedule 2 attached hereto) of such Warrantholder entered into the Register or such other person and address in England or Wales as such party shall notify the Company in writing from time to time, in each case whether or not such claim form, notice or other document is forwarded to the relevant party or received by such party.
21.
GOVERNING LAW AND JURISDICTION

This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum. For the purposes of this Clause 21, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Deed or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.
22.
THIRD PARTY RIGHTS

Save for the Warrantholders, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed except and to the extent (if any) that this Deed expressly provides for such act to apply to any of its terms.

SCHEDULE 1
FORM OF CERTIFICATE AND NOTICE OF EXERCISE
Part 1
FORM OF CERTIFICATE
VERTICAL AEROSPACE LTD.
(the “Company”)
WARRANT CERTIFICATE
WARRANT [A1][A2][B1][B2][C1][C2]
Warrant Certificate Number
This is to certify that the person named below is the Warrantholder for the purpose of the warrant instrument issued by the Company on ………………………… 2021 (the “Warrant Instrument”) and has the right to subscribe in cash at the Subscription Price for [•]11 Warrant [A1][A2][B1][B2][C1][C2] Shares on the terms set out in the Warrant Instrument. This Warrant [A1][A2][B1][B2][C1][C2] is issued with the benefit of, and subject to, the provisions contained in the Warrant Instrument. Unless the context otherwise requires, terms defined in the Warrant Instrument shall have the same meanings in this certificate.
Warrantholder in respect of Warrant [A1][A2][B1][B2][C1][C2]:
Name:
[Maples Trustee Services (Cayman) Limited, a Cayman Islands company with registered number 239659]
[Chatsworth Aviation Limited, a company incorporated under the laws of Ireland with registered number 543646]
Address:
[PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands]
[Number One Ballsbridge, Building 1, Shelbourne Rd, Ballsbridge, Dublin 4]
Date of Issue:             2021
EXECUTED and DELIVERED as a DEED by VERTICAL AEROSPACE LTD., acting by two directors:
[•] Director	[•] Director

11 Note to draft: Number of Warrant Shares to be included here.

Notes:
(1)
The Subscription Rights are not transferable except in accordance with the Warrant Instrument.

(2)
A copy of the Warrant Instrument may be obtained on request from Vertical Aerospace Ltd. at the Registered Office.

(3)
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR ANY U.S. STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, REPRESENTS, ACKNOWLEDGES AND AGREES FOR THE BENEFIT OF THE COMPANY THAT: (I) IT HAS ACQUIRED A “RESTRICTED” SECURITY WHICH HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT; (II) IT WILL OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY ONLY (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION (AS DEFINED IN RULE 902 UNDER THE SECURITIES ACT) MEETING THE REQUIREMENTS OF RULE 904 OF THE SECURITIES ACT, (C) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; AND (III) IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THIS SECURITY OF THE RESALE RESTRICTIONS SET FORTH IN (II) ABOVE. EACH OFFER, SALE OR OTHER DISPOSITION PURSUANT TO THE FOREGOING CLAUSES (II) (B), (C) AND (D) IS SUBJECT TO THE RIGHT OF THE COMPANY TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS OR OTHER INFORMATION ACCEPTABLE TO IT IN FORM AND SUBSTANCE.

Part 2
FORM OF EXERCISE NOTICE
NOTICE OF EXERCISE
To:
The Directors

VERTICAL AEROSPACE LTD.
140-142 Kensington Church Street, London, England W8 4BN
Capitalised terms used but not defined in this Notice of Exercise shall have the meaning given to them in the warrant instrument issued by the Company on ………………………… 2021.
We hereby exercise the Subscription Rights in respect of the Warrant [A1][A2][B1][B2][C1][C2] Shares represented by the Certificate (or an indemnity in the place thereof in a form as the Directors may decide (in their sole discretion)) appended hereto and attach [insert method of payment agreed by the Company] for [$] being the aggregate Subscription Price payable in respect of the Subscription Rights we are exercising. We agree that the Warrant [A1][A2][B1][B2][C1][C2] Shares are accepted subject to the Articles.
We direct the Company to allot to us the ordinary shares to be issued pursuant to this exercise in the following numbers:
No of Ordinary Shares	Name of Warrantholder	Address of Warrantholder

[We request that a Certificate for any balance of our Warrants be sent to [address], marked for the attention of [name].]
Signed

Print Name

Address

SCHEDULE 2
REGISTER AND NOTICES
1.
REGISTER

1.1
The Company shall keep the Register at the Registered Office, or such other location as it may in its absolute discretion determine, and enter in the Register:

(a)
the names, addresses and email addresses of the Warrantholders;

(b)
the name and address of each Warrantholder’s process agent located in England or Wales (a “Warrantholder Process Agent”) as notified to the Company in writing prior to receipt of a Certificate, which shall be used for the service of any claim form, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Deed;

(c)
the number of the Warrants held by the Warrantholders (as applicable);

(d)
the number of Warrant Shares to which the Warrantholders are entitled if the Subscription Rights were exercised (as applicable) as adjusted in accordance with this Deed from time to time;

(e)
the date on which the names of the Warrantholders are entered in the Register in respect of the Warrants (as applicable);

(f)
the date on which the Warrantholder exercises the Subscription Rights; and

(g)
any transfer of the Warrants duly made in accordance with this Deed (as applicable).

1.2
Any change in the name or address of the Warrantholders shall be notified as soon as practicable to the Company, which shall cause the Register to be altered accordingly. The Warrantholders or any person authorised by the Warrantholders shall be at liberty at all reasonable times during office hours and upon five (5) Business Days’ notice to inspect the Register and to take copies of it.

1.3
The Company shall be entitled to treat the persons whose names are shown in the Register as the absolute owners of the Warrants (as applicable) and, accordingly, shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to, or interest in, the Warrants (as applicable) on the part of any other person whether or not it shall have express or other notice thereof.

1.4
Every Warrantholder shall be recognised by the Company as entitled to his/her Warrants free from any equity, set off or cross claim on the part of the Company against the original or any intermediate holder of such Warrants.

2.
NOTICES

2.1
Any notice to be given under this Deed shall be in writing, in English and shall be delivered by hand, by courier or by e-mail to:

(a)
if within the United Kingdom, by first class pre-paid post, in which case it shall be deemed to have been given two (2) Business Days after the date of posting;

(b)
if from or to any place outside the United Kingdom, by air courier, in which case it shall be deemed to have been given two (2) Business Days after its delivery to a representative of the courier; and

(c)
by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt,

provided that in the case of any notice despatched other than on a Business Day between the hours of 9:30 a.m. to 5:30 p.m. London time shall be deemed to have been given at 9:30 a.m. on the next Business Day.

2.2
Notices under this Deed shall be sent for the attention of the person and to the address, or e-mail address, subject to paragraph 2.3 of this Schedule 2, as set out below:

(a)
in the case of the Company:

Name:
[ • ]

For the attention of:
[ • ]

Address:
[ • ]

E-mail address:
[ • ]

(b)
in the case of the Warrantholders (as applicable), to the address of the Warrantholders shown in the Register or, if no address is shown in the Register, to their last known place of business or residence.

2.3
The Company may notify the Warrantholders, and the Warrantholders may notify the Company, of any change to their address or other details specified in this paragraph 2 of Schedule 2 provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

2.4
If no address has been notified to the Company by the Warrantholders, any notice, demand or other communication given or made under or in connection with the matters contemplated by this Deed may be given to such Warrantholder by the Company by exhibiting it for three (3) Business Days at the Registered Office.

2.5
Any person who becomes entitled to the Warrants (as applicable) (whether by operation of law, transfer or otherwise) shall be bound by every notice given in respect of the Warrants before its name and address is entered on the Register.

SCHEDULE 3
FORM OF LOCK-UP AGREEMENT
[ • ]

SCHEDULE 4
	(1) Issued	(2) Outstanding Options
Shares	257,062,500	38,795,000

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.
EXECUTED and DELIVERED as a DEED by VERTICAL AEROSPACE LTD., acting by two directors:
[ • ] Director	[ • ] Director

EXHIBIT G.2
Form of American Warrant Instrument
See attached.

Date:                   2021
VERTICAL AEROSPACE LTD.
AMERICAN WARRANT INSTRUMENT

GTC
99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44.20.7710.1000
www.lw.com

This instrument (the “Deed”) is made on                   2021
BY:
VERTICAL AEROSPACE LTD., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”)
WHEREAS
(1)
(1) the Company; (2) Broadstone Acquisition Corp., a Cayman Islands exempted company (“Purchaser”); (3) Broadstone Sponsor LLP, a United Kingdom limited liability partnership, solely in its capacity as the Purchaser Representative; (4) Vertical Merger Sub Ltd., a Cayman Islands exempted company incorporated with limited liability (“Merger Sub”); (5) Vertical Aerospace Group Ltd., a company limited by shares incorporated in England under registration number 12590994 (“Target”); (6) Vincent Casey; and (7) the Company Shareholders (as defined in the BCA) entered into a business combination agreement (the “BCA”) on [•] June 2021, pursuant to which, among other things, (a) Purchaser will merge with and into Merger Sub (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company and (ii) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time (as defined in the BCA) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of the Company, and (b) Purchaser will acquire all of the issued and outstanding securities of Target in exchange for the right of the holders thereof to receive a substantially equivalent security of the Company (the “Share Acquisition”).

(2)
American Airlines Inc., a Delaware corporation (“AA”), and Target entered into an aircraft purchase agreement dated [•] 2021 (the “Aircraft Purchase Agreement”), in connection with which, among other things, Target agreed to issue certain equity warrants to AA.

(3)
In connection with the transactions contemplated by the BCA, AA has agreed to subscribe for equity in the Company pursuant to a subscription agreement dated [•] June 2021 (the “PIPE” and, together with the Merger, the Share Acquisition and the other transactions contemplated by the BCA, the “Transactions”).

(4)
In connection with the Transactions, the Company has, by resolution of the Directors passed on or around the date hereof, resolved to create and issue the Warrants to the Warrantholder to subscribe for the Warrant Shares on the terms set out in this Deed.

(5)
The requisite number of Shareholders have irrevocably waived all pre-emption rights conferred on them (whether by the Act, the Articles or otherwise) in relation to the Company’s issue of the Warrants to the Warrantholder to subscribe for the Warrant Shares and the Company’s Shareholder(s) have given the Directors authority to allot the Warrant Shares, in each case on the terms set out in this Deed.

IT IS AGREED THAT
1.
DEFINITIONS AND INTERPRETATION

1.1
In this Deed, unless the context otherwise requires, each of the following words and expressions shall have the following meanings:

“Act” means the Companies Act (as revised) of the Cayman Island;
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person;
“Aircraft” means any VA-X4 aircraft or derivative or successor aircraft developed by the Company Group;
“Aircraft Purchase Agreement” has the meaning set forth in Recital B above;

“Articles” means the articles of association of the Company (as amended from time to time);
“Beneficially Own” and “Beneficial Owner” have the meaning given to such terms in Rule 13d-3 under the Exchange Act;
“Binding Commitment” means a firm, legally-binding commitment pursuant to which AA or any of its Affiliates has placed a firm order for fifty (50) Aircraft, or any combination of such commitments that results in an order, without duplication, for fifty (50) Aircraft, in each case pursuant to the terms and conditions of the Aircraft Purchase Agreement;
“Binding Commitment Notice” has the meaning ascribed to such term in Clause 3.2;
“Business Day” means a day on which the English clearing banks are ordinarily open for the transaction of normal banking business in the City of London and New York, New York, U.S.A. (other than a Saturday or Sunday);
“Certificate” means a certificate evidencing a Warrantholder’s entitlement to Warrant A, Warrant B, Warrant C, Warrant D, Warrant E or Warrant F (as applicable) (together with the Subscription Rights and all additional rights attached thereto) in the form, or substantially in the form, set out in Part 1 of Schedule 1;
“Certification Date Notice” means a notice in writing, to be sent by the Company to the Warrantholders notifying them of the Expected Certification Date, pursuant to Clause 5.2
“Change of Control” means the occurrence of any of the following: (a) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of any person or Group, becoming in a single transaction or a series of transactions, by way of merger, consolidation or other business combination, purchase or otherwise, the Beneficial Owner of more than 50.0% of the voting power of all of the Company’s then-outstanding capital stock; or (b) the consummation of (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any person or Group or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Shares is exchanged for, converted into, acquired for or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any transaction in which the Company or any direct or indirect parent entity of the Company becomes a subsidiary of another person, or any transaction described in clause (b)(2) above, will not constitute a Change of Control if the persons beneficially owning all of the voting power of the common equity of the Company or such parent entity immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, more than 50.0% of all voting power of the common equity of the Company or such parent entity or the surviving, continuing or acquiring company or other transferee, as applicable, immediately following the consummation of such transaction, in substantially the same proportions vis-à-vis each other immediately before such transaction (other than changes to such proportions solely as a result of the exercise of stock and/or cash elections in any merger or combination providing for elections), provided that, any transaction or event described in both clause (a) and in clause (b)(1) or (b)(2) of this definition will be deemed to occur solely pursuant to clause (b);
“Commercial Warrant” means each of Warrant B, Warrant C, Warrant D, Warrant E and Warrant F;
“Commission” means the U.S. Securities and Exchange Commission;
“Company Group” means the Company and each of its subsidiaries from time to time;
“Completion” means completion of the Share Acquisition Closing pursuant to the BCA;
“Completion Date” means the Share Acquisition Closing Date;
“Control” of the relevant entity means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to: (i) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the relevant entity; (ii) appoint or remove all, or the majority, of the directors or other equivalent officers of the relevant entity; or (iii) give directions with respect to the operating and financial policies of the relevant entity with which the directors or other equivalent officers of such relevant entity are obliged to comply;
“Directors” means the duly appointed directors of the Company from time to time;
“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;
“Exchange Act” means the Securities Exchange Act of 1934, as amended;
“Expected Certification Date” has the meaning ascribed to such term in Clause 5.2(a);
“Fair Market Value” of any asset as of any date of determination means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction;
“Group” shall mean any group of one or more persons if such group would be deemed a “group” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act;
“Holder” means the holder of a Registrable Security;
“Indemnity” means, where a Certificate has been mutilated, defaced, lost, stolen or destroyed, an indemnity in the place thereof in a form as the Directors may decide (in their sole discretion) against all losses which may be suffered or incurred directly or indirectly in connection with the mutilation, defacement, loss, theft or destruction of such Certificate;
“Initial Registrable Securities” has the meaning ascribed to such term in Clause 6.2;
“Long Stop Date” has the meaning ascribed to such term in Clause 4.3;
“New Long Stop Date” has the meaning ascribed to such term in Clause 5.2;
“Notice of Exercise” means a notice in the form set out in Part 2 of Schedule 1;
“Ordinary Shares” means the ordinary shares, with $0.0001 par value, in the capital of the Company from time to time having the rights set out in the Articles;
“Outstanding Options” means, at the relevant time, all outstanding options, warrants or other outstanding rights (whether or not conditional or contingent and assuming full performance of any performance linked rights), to subscribe for equity shares of the Company or securities which are convertible into equity shares of the Company, including any agreement or commitment of the Company to issue or grant any such options, warrants or right;
“Person” means an individual, company, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organisation, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof;
“Register” means the register of the Warrants maintained by the Company at its Registered Office;
“Registered Office” means the registered office of the Company from time to time;
“Registrable Security” shall mean the Warrant Shares (including any shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Warrant Shares); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such

Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction;
“Registration Expenses” shall mean the out-of-pocket expenses relating to a Registration, including, without limitation, the following:
g)
all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

h)
fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters, if any, in connection with blue sky qualifications of Registrable Securities);

i)
printing, messenger, telephone and delivery expenses;

j)
reasonable fees and disbursements of counsel for the Company;

k)
reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

l)
reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration;

“Shareholder(s)” means all of the registered holders of the Shares from time to time;
“Shares” means the issued share capital of the Company from time to time;
“Share Acquisition Closing” has the meaning ascribed to such term in the BCA;
“Share Acquisition Closing Date” has the meaning ascribed to such term in the BCA;
“Subscription Price” means $0.0001 per Warrant Share subject to any adjustments pursuant to Clause 7.1;
“Subscription Rights” means, in the case of: (i) Warrant A, the right to subscribe in cash at the Subscription Price for the Warrant A Shares; (ii) Warrant B, the right to subscribe in cash at the Subscription Price for the Warrant B Shares; (iii) Warrant C, the right to subscribe in cash at the Subscription Price for the Warrant C Shares; (iv) Warrant D, the right to subscribe in cash at the Subscription Price for the Warrant D Shares; (v) Warrant E, the right to subscribe in cash at the Subscription Price for the Warrant E Shares; and (vi) Warrant F, the right to subscribe in cash at the Subscription Price for the Warrant F Shares;
“Type Certification” means type certification by the European Union Aviation Safety Agency of the Aircraft as a small category (up to nine (9) passengers and a MTOW of 3,175 kilograms/7,000 pounds) vertical take-off and landing aircraft powered by an electric propulsion system;
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities;
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to one or more Underwriters in a firm commitment underwriting for distribution to the public;
“Warrant A” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant A Shares;
“Warrant A Shares” means 2,625,000 Ordinary Shares;

“Warrant B” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant B Shares;
“Warrant B Shares” means 1,750,000 Ordinary Shares;
“Warrant C” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant C Shares;
“Warrant C Shares” means 1,750,000 Ordinary Shares;
“Warrant D” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant D Shares;
“Warrant D Shares” means 1,750,000 Ordinary Shares;
“Warrant E” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant E Shares;
“Warrant E Shares” means 1,750,000 Ordinary Shares;
“Warrant F” means the warrant issued by the Company in accordance with this Deed and all rights conferred by it, including the Subscription Rights, in respect of the Warrant F Shares;
“Warrant F Shares” means 1,750,000 Ordinary Shares;
“Warrant Shares” means, in the case of: (i) Warrant A, the Warrant A Shares; (ii) Warrant B, the Warrant B Shares; (iii) Warrant C, the Warrant C Shares; (iv) Warrant D, the Warrant D Shares; (v) Warrant E, the Warrant E Shares; and (vi) Warrant F, the Warrant F Shares;
“Warrantholder(s)” means the relevant person(s) whose name(s) appear(s) in the Register as the respective holder(s) of the Warrants (as applicable) and, for any period during which the Warrants are not issued and outstanding under this Deed, means AA; and
“Warrants” means Warrant A, Warrant B, Warrant C, Warrant D, Warrant E and Warrant F.
1.2
In this Deed, unless the context otherwise requires:

(a)
references to:

(i)
statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation;

(ii)
“dollars” or “$” are references to the lawful currency from time to time of the United States of America;

(iii)
clauses and schedules are references to clauses of, and the schedules to, this Deed;

(iv)
writing shall include any modes of reproducing words in a legible and non-transitory form; and

(v)
this Deed include this Deed as amended or varied in accordance with its terms;

(b)
the index to and the headings to clauses and paragraphs of this Deed are for information only and shall not form part of the operative provisions of, and shall be ignored in construing, this Deed;

(c)
words denoting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and unincorporated, associations, partnerships and individuals;

(d)
the schedules form part of the operative provisions of this Deed and references to this Deed shall include references to the schedules;

(e)
words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(f)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

2.
EFFECTIVENESS AND CONDITIONS

2.1
The issuance of the Warrants and the Warrantholders’ right to exercise the Subscription Rights shall be subject to the terms and conditions of this Deed.

2.2
When issued, the Warrants are subject to the Articles and the terms and conditions of this Deed, which are binding upon the Company and the Warrantholders. In the event of a conflict between the terms and conditions of this Deed and the Articles, this Deed shall prevail.

3.
ISSUE OF THE WARRANTS

Warrant A
3.1
Subject to Clause 2.1, immediately after Completion, the Company shall:

(a)
issue Warrant A to AA, in each case with the Subscription Rights attached thereto;

(b)
provide AA with a copy of the Articles and copies of Director and Shareholder resolutions and consents regarding:

(i)
the Shareholders’ waiver of all pre-emption rights in relation to the Company’s issue of Warrant A; and

(ii)
the Directors’ authority to issue Warrant A;

(c)
enter the name of AA in the Register as the holder of Warrant A; and

(d)
within five (5) Business Days of entering the name of AA in the Register: (i) deliver to AA a copy of the Register; and (ii) issue to AA, without charge, a Certificate which shall be evidence of the entitlement to all rights attaching to Warrant A.

Commercial Warrants
3.2
Within ten (10) Business Days of a Binding Commitment being entered into, AA shall send to the Company notice specifying the date on which the Binding Commitment was entered into with proof of the Binding Commitment (the “Binding Commitment Notice”). Failure to send the Company the Binding Commitment Notice within such 10 Business Day period shall not cause AA to lose the right to receive any portion of the Commercial Warrant.

3.3
Within five (5) Business Days of receipt of a Binding Commitment Notice, the Company shall:

(a)
issue a Commercial Warrant to AA with the Subscription Rights attached thereto as follows:

(i)
with respect to the first Binding Commitment Notice, Warrant B shall be issued;

(ii)
with respect to the second Binding Commitment Notice, Warrant C shall be issued;

(iii)
with respect to the third Binding Commitment Notice, Warrant D shall be issued;

(iv)
with respect to the fourth Binding Commitment Notice, Warrant E shall be issued; and

(v)
with respect to the fifth Binding Commitment Notice, Warrant F shall be issued;

(b)
enter the name of AA in the Register as the holder of the Commercial Warrant issued; and

(c)
(i) deliver to AA a copy of the Register; and (ii) issue to AA, without charge, a Certificate which shall be evidence of the entitlement to all rights attaching to such Commercial Warrant (as applicable).

4.
EXERCISE OF SUBSCRIPTION RIGHTS

4.1
The Subscription Rights in respect of each Warrant, shall become exercisable immediately upon receipt of the relevant Certificate in respect of such Warrant pursuant to Clause 3.

4.2
Each Warrantholder agrees that it shall exercise the Subscription Rights in respect of each Warrant (as applicable) within ten (10) Business Days of the Subscription Rights becoming exercisable in respect of such Warrant pursuant to Clause 3.

4.3
Subject to the extension of the Long Stop Date to the New Long Stop Date in accordance with Clause 5, if and to the extent unexercised, the Subscription Rights in respect of all Warrants shall automatically be deemed to lapse on the date that is five (5) years after the date of Type Certification (the “Long Stop Date”), and the Warrants shall automatically be deemed to be cancelled upon termination of this Deed.

4.4
Subject to the terms of this Deed, the Warrantholders may exercise the Subscription Rights in respect of a Warrant by:

(a)
delivering to the Registered Office: (i) a duly completed and irrevocable Notice of Exercise in order to exercise the Subscription Rights in respect of the Warrants (as applicable); and (ii) its Certificate, or, as the case may be, an Indemnity in respect thereof; and

(b)
paying the Subscription Price payable for the Warrant Shares in cash to the Company by such mode as the Company and the Warrantholder shall have previously agreed (including, but not limited to, wire transfer), the delivery and payment of which is irrevocable.
4.5
Within five (5) Business Days of receipt of the Notice of Exercise, the Company shall instruct the transfer agent for the Shares (the “Transfer Agent”) to record the issuance of the Warrant Shares subscribed for pursuant to the Notice of Exercise to the Warrantholder in book-entry form pursuant to the Transfer Agent’s regular procedures. The Warrant Shares will be deemed to have been issued, and the Warrantholder will be deemed to have become a holder of record of such shares for all purposes, as of the date the Transfer Agent records such issuance.

5.
ADJUSTMENT OF LONG STOP DATE

5.1
The Long Stop Date shall be adjusted to a later date if:

(a)
the Company publicly announces or discloses a change to the expected date of Type Certification, which, as at the date of this Deed, is 31 December 2024; and/or

(b)
the Company’s board of directors determine, acting in good faith, that a change to the expected date of Type Certification is reasonably likely.

5.2
Within five (5) Business Days of the date of any announcement, disclosure and/or determination (as applicable) referred to in Clause 5.1, the Company shall send the Warrantholders a Certification Date Notice specifying:

(a)
the new expected date of Type Certification (the “Expected Certification Date”); and

(b)
the new Long Stop Date, which shall be the date that is twenty-seven (27) months after the Expected Certification Date (the “New Long Stop Date”).

5.3
Upon receipt of the Certification Date Notice all references to “Long Stop Date” in this Deed shall be replaced by “New Long Stop Date”.

5.4
For the purpose of making any announcement, disclosure and/or determination pursuant to Clause 5.1 about any change to the expected date of Type Certification, the Company’s board of directors shall monitor and actively consider any potential changes to the expected date of Type Certification. Furthermore, the Expected Certification Date shall be consistent with the most recent public announcements or disclosures made by the Company in respect of the date of Type Certification.

5.5
If a Warrantholder disagrees with: (i) the Company’s assessment of the expected date of the Type Certification; (ii) an announcement, disclosure and/or determination made by the Company’s board of directors pursuant to Clause 5.1; or (iii) the Expected Certification Date set out in a Certification Date Notice, the Warrantholder and the Company shall jointly appoint a suitably qualified independent assessor (who shall act as an expert and not an arbitrator) to determine the Expected Certification Date and, if the assessor’s determination is different to that of the Company’s board of directors, the Company’s board of directors shall be required to accept such assessor’s determination in recording and agreeing the Expected Certification Date pursuant to this Clause 5.

6.
REGISTRATION RIGHTS

6.1
For purposes of this Clause 6, the Warrant A Shares included in the Registration Statement shall include, as of any date of determination, the Warrant A and any other equity security of the Company issued or issuable with respect to the Warrant A Shares by way of share division, stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

6.2
The Company agrees that, within thirty (30) calendar days after Completion (the “Filing Date”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Warrant A Shares (the “Initial Registrable Securities”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but not later than the earlier of: (i) sixty (60) calendar days following the consummation of the Transactions; and (ii) ninety (90) calendar days following the consummation of the Transactions if the Commission notifies the Company that it will “review” the Registration Statement (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Initial Registrable Securities in the Registration Statement are contingent upon the holders of the Warrant A Shares (the “Warrant A Shareholders”) furnishing a completed and executed selling shareholders questionnaire in customary form to the Company that contains the information required by Commission rules for a Registration Statement regarding the Warrant A Shareholders, the securities of the Company held by the Warrant A Shareholders, and the intended method of disposition of the Initial Registrable Securities to effect the registration of the Initial Registrable Securities, and the Warrant A Shareholders shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided that Warrant A Shareholders shall not, in connection with the foregoing, be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Initial Registrable Securities. Any failure by the Company to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this Clause 6. Unless required under applicable laws and Commission rules, in no event shall the Warrant A Shareholders be identified as a statutory underwriter in the Registration Statement; provided, that if the Warrant A Shareholders are required to be so identified as a statutory underwriter in the Registration Statement, each Warrant A Shareholder will have an opportunity to withdraw its Initial Registrable Securities from the Registration Statement.

6.3
In the case of registration effected by the Company pursuant to this Deed, the Company shall, upon reasonable request, inform the Warrant A Shareholders as to the status of such registration. At its expense, the Company shall:

(a)
except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption, or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to the Warrant A Shareholders, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) each Warrant A Shareholder ceases to hold any Initial Registrable Securities; (ii) the date all Initial Registrable Securities held by each Warrant A Shareholder may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and (iii) two (2) years from the date of the effectiveness of the Registration Statement;
(b)
advise each Warrant A Shareholder as promptly as practicable, but in any event within five (5) Business Days:

(i)
when a Registration Statement or any post-effective amendment thereto has become effective;

(ii)
after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)
of the receipt by the Company of any notification with respect to the suspension of the qualification of the Initial Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)
subject to the provisions in this Deed, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Warrant A Shareholders of such events, provide the Warrant A Shareholders with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Warrant A Shareholders of the occurrence of the events listed in (i) through (iv) above may constitute material, nonpublic information regarding the Company; the Warrant A Shareholders hereby consent to receipt of any material, non-public information with respect to the occurrence of the events listed in (i) through (iv) of this Clause 6.3(b);
(c)
use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d)
upon the occurrence of any event contemplated in Clause 6.3(b), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document, so that, as thereafter delivered to purchasers of the Initial Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)
use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Company’s Ordinary Shares are then listed;

(f)
use its commercially reasonable efforts to allow any Warrant A Shareholder to review disclosure regarding such Warrant A Shareholder in the Registration Statement and consider in good faith proposed revisions from such Warrant A Shareholder (provided, that the use of such revisions in the Registration Statement shall always remain at the sole discretion of the Company); and

(g)
use its commercially reasonable efforts to (x) take all other steps reasonably necessary to effect the registration of the Initial Registrable Securities contemplated herein and (y) take such further action as any Warrant A Shareholder may reasonably request, all to the extent required from time to time to enable such Warrant A Shareholder to sell Ordinary Shares held by such Warrant A Shareholder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company).
6.4
Notwithstanding anything to the contrary in this Deed, if the Commission prevents the Company from including in the Registration Statement any or all of the Shares due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the Warrant A Shareholders, the Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the Company shall use commercially reasonable efforts to amend the Registration Statement or file a new Registration Statement to register such Shares not included in the initial Registration Statement.

6.5
Notwithstanding anything to the contrary in this Deed, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Warrant A Shareholders not to sell under the Registration Statement or to suspend the effectiveness thereof, (i) if it determines that in order for the Registration Statement to not contain any untrue statement of a material fact or omission of a material fact necessary to make the statements contained therein not misleading, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act and is materially prejudicial or onerous for the Company to include, (ii) if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred (which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house counsel), would require additional disclosure by the Company in the Registration Statement of material information) that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel (which may be in-house counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements or (iii) in the good faith judgment of the majority of the Company’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the Company’s board of directors conclude as a result that it is essential to defer such filing because it would (x) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act (each such circumstance in subclauses (i)  — (iii), a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Warrant A Shareholder agrees that (a) it will immediately discontinue offers and sales of the Shares under the Registration Statement until such Warrant A Shareholder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (b) it will maintain the confidentiality of any information included in such written notice delivered by the Company, except for disclosure to any Warrant A Shareholder’s employees, agents and professional advisors who need to know such information and are obligated to keep it confidential, unless otherwise required by law or court order. If so directed by the Company, each Warrant A Shareholder will deliver to the Company or, in such Warrant A Shareholder’s sole discretion destroy, all copies of the prospectus covering the Shares in such Warrant A Shareholder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (1) to the extent such Warrant A Shareholder is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory, or professional requirements, or (B) in accordance with a bona fide pre-existing document retention policy, or (2) to copies stored electronically on archival servers as a result of automatic data back-up.
6.6
Indemnification.

(a)
The Company agrees to indemnify and hold harmless, to the extent permitted by law, the Warrantholder, its directors, officers, employees, advisers and agents, and each person who controls the Warrantholder (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Warrantholder (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are contained in any information furnished in writing to the Company by or on behalf of the Warrantholder expressly for use therein.

(b)
The Warrantholder agrees, severally and not jointly with any other selling shareholder under the Registration Statement, to indemnify and hold harmless the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Warrantholder expressly for use therein. In no event shall the liability of the Warrantholder be greater in amount than the dollar amount of the net proceeds received by the Warrantholder upon the sale of the Shares giving rise to such indemnification obligation.

(c)
Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)
The indemnification provided for under this Deed shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee,

agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares received pursuant to this Deed.
(e)
If the indemnification provided under this Clause 6.6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Clause 6.6, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Clause 6.6(e) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Warrantholder (together with any indemnification obligation under this Clause 6.6) be greater in amount than the dollar amount of the net proceeds received by the Warrantholder upon the sale of the Shares giving rise to such contribution obligation.

7.
ADJUSTMENTS

7.1
Stock Dividends, Subdivision, Combinations and Consolidations. If the Company, at any time on or after the date of this Deed: (i) pays a stock dividend or makes a distribution on the Shares in the form of Shares, (ii) subdivides outstanding Shares into a larger number of shares, or (iii) combines or consolidates (including, without limitation, by reverse stock split) outstanding Shares into a smaller number of shares, then, in each case, the number of Shares issuable after such event upon exercise of the Subscription Rights in respect of the Warrants will be equal to the number of Shares issuable upon exercise of the Subscription Rights in respect of the Warrants prior to such event multiplied by a fraction of which the numerator will be the number of Shares outstanding immediately after such event and of which the denominator will be the number of Shares outstanding immediately before such event, and the Subscription Price will be proportionately adjusted such that the aggregate Subscription Price of the Warrant Shares will remain unchanged. Any adjustment made pursuant to this Clause 7.1 shall be certified in writing by the Company’s auditors (at the Company’s expense) and the Warrantholders and will become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and will become effective immediately after the effective date in the case of a subdivision, combination or consolidation. The Company shall procure that the Register is updated accordingly within ten (10) Business Days of the date on which the adjustment became effective.

7.2
The Company shall procure that its auditors carry out the certification referred to in Clause 7.1 and that in carrying out the certification: (i) the Company’s auditors shall act as an expert and not an arbitrator; (ii) the costs of the Company’s auditors shall be borne by the Company; and (iii) the certification of the Company’s auditors shall, except in the case of manifest error, be final and binding on the Company and the Warrantholders.

7.3
Reclassifications, Reorganizations, Consolidations and Mergers. In the event of (i) any capital reorganization of the Company, (ii) any reclassification or recapitalization of the stock of the Company (other than (A) a change in par value or from par value to no par value or from no par value to par value or (B) as a result of a stock dividend, subdivision, combination or consolidation of shares as to which Clause 7.1 will apply), or (iii) any Change of Control, consolidation or merger of the Company with or into another Person (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Shares then issuable upon exercise of the Subscription Rights in respect of the Warrants), the Warrants will, after such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, be exercisable for the kind and number of shares of stock or other securities or property (“Alternate Consideration”) of the Company or of the successor corporation resulting from such consolidation or surviving such merger, if any (and/or the issuer of the Alternate Consideration, as applicable) to which the holder of the number of Shares underlying the Warrants (at the time of such reorganization, reclassification, recapitalization, consolidation or merger) would have been entitled upon such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger. In such event, the aggregate Subscription Price otherwise payable for the Shares issuable upon exercise of the Subscription Rights in respect of the Warrants will be allocated among the Alternate Consideration receivable as a result of such reorganization, reclassification, recapitalization, Change of Control, consolidation, or merger in proportion to the respective Fair Market Value of such Alternate Consideration, but in a manner in which the aggregate Subscription Price of the Warrant Shares will remain materially unchanged. If and to the extent that the holders of Shares have the right to elect the kind or amount of consideration receivable upon consummation of such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, then the consideration that the Warrantholders will be entitled to receive upon exercise will be specified by each Warrantholder, which specification will be made by the Warrantholders by the later of (A) ten (10) Business Days after the Warrantholders are provided with a final version of all material information concerning such choice as is provided to the holders of Shares and (B) the last time at which the holders of Shares are permitted to make their specifications known to the Company; provided, however, that if a Warrantholder fails to make any specification within such time period, such Warrantholder’s choice will be deemed to be whatever choice is made by a plurality of all holders of Shares that are not affiliated with the Company (or, in the case of a consolidation or merger, any other party thereto) and affirmatively make an election (or of all such holders if none of them makes an election). From and after any such reorganization, reclassification, recapitalization, Change of Control, consolidation or merger, all references to “Warrant Shares” and similar references herein will be deemed to refer to the Alternate Consideration to which the Warrantholders are entitled pursuant to this Clause 7.3. In the event of any Change of Control, consolidation or merger in which the Company is not the continuing or surviving corporation or entity (or is not the issuer of the Alternate Consideration), proper provision will be made so that such continuing or surviving corporation or entity (and/or the issuer of the Alternate Consideration) will agree to carry out and observe the obligations of the Company under the Warrants such that the provisions of this Clause 7.3 will similarly apply with respect to the Alternate Consideration and similarly apply to successive reorganizations, reclassifications, recapitalizations, Change of Control, consolidations, or mergers.
7.4
Calculations. All calculations under this Clause 7 will be made to the nearest cent or the nearest 1/100th of a Share, as the case may be. For the purposes of this Clause 7, the number of Shares deemed to be issued and outstanding as of a given date will be the sum of the number of Shares (excluding treasury shares, if any) issued and outstanding on such date.

7.5
Notice of adjustment. The Company shall send the Warrantholders notice of any adjustment made pursuant to Clause 7.1 as soon as practicable (and in any event within thirty (30) calendar days) following the relevant resolution of the Directors giving effect to or sanctioning the adjustment.

8.
NO RIGHTS AS A SHAREHOLDER UNTIL EXERCISE

Except as expressly set forth in this Deed, the Warrants do not entitle the Warrantholders to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise of the Subscription Rights in respect of the Warrants as set forth in Clause 4.
9.
WARRANTIES

9.1
The Company warrants to the Warrantholder that, as at the date of this Deed:

(a)
the Company is validly incorporated, in existence and duly registered under the laws of the Cayman Islands;

(b)
the Company’s board of directors has authorised the execution of this Deed and has obtained the requisite authority, pursuant to the Act and the Articles, to issue the Warrants and to allot and issue the Warrant Shares as fully paid in accordance with its terms and, pursuant to that authorisation, the Company’s board of directors may allot and issue the Warrant Shares as fully paid and free from pre-emption rights and any other Encumbrance upon exercise of the Subscription Rights;

(a)
immediately following Completion, and assuming no redemptions in connection with the Merger: (1) the entire issued equity share capital of the Company; and (2) all of those shares in the capital of the Company which the Company is obliged to issue upon the exercise in full of all Outstanding Options shall be as set forth in columns 1 and 2, respectively on Schedule 3; and

(b)
the copies of the Articles provided to the Warrantholders are true, accurate and complete.

10.
UNDERTAKINGS OF THE COMPANY

10.1
For so long as the Subscription Rights have not lapsed, the Company undertakes to:

(a)
comply with the terms and conditions of this Deed and specifically, but without limitation, to do all such things and execute all such documents so far as it is lawfully able to the extent legally required in order to give effect to the Subscription Rights in accordance with the terms of this Deed;

(b)
ensure that the Company has all necessary authorisations and approvals as will enable the Subscription Rights of the Warrantholders to be satisfied in full at any time;

(c)
ensure that the Company’s board of directors have the requisite authority from time to time to allot, free from pre-emption rights and any other Encumbrance or Outstanding Options such number of Shares from time to time required in order to satisfy the exercise of all outstanding Subscription Rights in respect of the Warrants in full;

(d)
maintain the Register in accordance with the provisions of Schedule 2;

(e)
replace, without charge, a Certificate at the request of a Warrantholder if it is mutilated, defaced, lost, stolen or destroyed, provided that:

(i)
the Warrantholder provides the Company with such evidence in respect of the mutilation, defacement, loss, theft or destruction as the Company may reasonably require;

(ii)
the mutilated or defaced Certificate in respect of which a replacement is being sought is surrendered; and

(iii)
the Warrantholder shall indemnify the Company on demand through the delivery of an Indemnity;

(f)
not modify the rights attached to any Warrant Shares or Shares in a way which could reasonably be expected to have a material adverse effect on the rights of the Warrantholders relative to the rights of the other Shareholders or the value of the Warrants or of the Warrant Shares;

(g)
notify the Warrantholders prior to allotting, issuing or granting any right to subscribe for, or to convert securities into, equity share capital of the Company not less than five (5) Business Days prior to such date;

(h)
notify the Warrantholders prior to passing an effective resolution for liquidating, winding up or dissolving the Company not less than five (5) Business Days prior to such date; and

(i)
not purchase, and procure that no member of the Company Group will purchase, Warrants unless an offer to purchase is made pro rata to all Warrantholders.

11.
LIQUIDATION

If, prior to the exercise of the Subscription Rights, an effective resolution is passed for winding up or dissolution of the Company, then the Warrantholders: (i) will be treated as if, immediately before the date of such order or resolution, the Warrantholders had exercised all the Subscription Rights; and (ii) shall be entitled to receive out of the assets, which would otherwise be available in the liquidation, such sum (if any) as the Warrantholders would have received had the exercise in full of the Subscription Rights entitled the Warrantholders to subscribe for Warrant Shares, after deducting from such sum an amount equal to the Subscription Price which would have been payable upon such exercise.
12.
VARIATION OF RIGHTS12

12.1
Subject to Clause 12.2, none of the rights attached to the Warrants (including the Subscription Rights) nor any other provision of this Deed may (whether or not the Company is being wound up) be altered or abrogated without the prior written consent of the Company and the Warrantholders. An agreed alteration may be effected by an instrument by way of deed executed by the Company and expressed to be supplemental to this Deed.

12.2
Modifications to this Deed which are of a purely formal, minor or technical nature which do not prejudice in any way the rights of the Warrantholders, may be made by deed and signed as a deed by the Company, and a copy of such deed shall be provided to the Warrantholders within five (5) Business Days of the date of its execution.

13.
TRANSFER

13.1
Upon prior written notice to the Company, the Warrantholder may sell, assign, transfer, pledge or dispose of all or any portion of any Warrant hereunder: (i) to any Affiliate of the Warrantholder; (ii) for the purposes of granting a pledge or as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Warrantholder; or (iii) to any assignee of the Warrantholder (or its Affiliate) under the Aircraft Purchase Agreement.

13.2
Upon the prior written consent of the Company, which such consent shall not be unreasonably withheld, conditioned or delayed, the Warrantholder may sell, assign, transfer, pledge or dispose of all or any portion of any Warrant hereunder to a bona fide business partner of the Warrantholder.

14.
TERMINATION

14.1
Subject to Clause 14.2 below, this Deed shall cease and terminate immediately upon the earlier of:

(a)
the date that is five (5) years after the date of Type Certification;

(b)
the date the Subscription Rights lapse and/or the Warrants are cancelled pursuant to the terms of this Deed or as otherwise agreed in writing by the Company and the Warrantholders; or

(c)
the date the Warrantholders receive the sum (if any) it would be entitled to pursuant to Clause 11 or notice that such sum is nil.

14.2
Any cessation and determination pursuant to Clause 14.1 shall:

(a)
be without prejudice to the rights, obligations or liabilities of any party which shall have accrued or arisen prior to such cessation and determination; and

(b)
not affect the rights and obligations of the Company or the Warrantholders under Clauses 1, 14, 15, 16, 19, 21, and 22.

15.
CONFIDENTIALITY

15.1
The Warrantholders shall not use any confidential information relating to the Company for any purpose other than to perform its obligations, or to exercise their rights, under this Deed.

12Note to Vertical: MFN rights in favour of AA with respect to the Warrant remains an open issue.

15.2
The Warrantholders shall keep confidential any information received by them in their capacity as Warrantholders which is of a confidential nature, including the existence of or contents of this Deed, or any confidential information relating to the business, affairs, customers, clients or suppliers of the Company or the Group except:

(a)
to the extent the information is in the public domain through no fault of the Warrantholders;

(b)
as shall be required by law or by any regulatory authority to which the Warrantholders are subject or by the rules of any stock exchange upon which the Warrantholders’ securities are listed or traded;

(c)
to the beneficiaries of any trust or nominee arrangement on whose behalf the Warrants may be held; and

(d)
as shall be required by:

(i)
any lender to the Company;

(ii)
the Company’s auditors and/or any other professional advisers of the Company; and

(iii)
the Warrantholders’ professional advisers and to the professional advisers of any person to whom the Warrantholders are entitled to disclose information pursuant to this Deed,

provided that the recipient is subject to an obligation to keep the information confidential on the same basis as is required by the Warrantholders pursuant to this Deed.
15.3
The Company shall keep confidential any information received by it in connection with this Deed, or any confidential information relating to a Warrantholder except:

(a)
as shall be required by law or by any regulatory authority to which the Company is subject or by the rules of any stock exchange upon which the Company’s securities are listed or traded; and

(b)
as shall be required by:

(i)
any lender to the Company;

(ii)
the Company’s auditors and/or any other professional advisers of the Company; and

(iii)
the professional advisers of any person to whom the Company is entitled to disclose information pursuant to this Deed,

provided that the recipient is subject to an obligation to keep the information confidential on the same basis as is required by the Company pursuant to this Deed.
16.
NOTICES

Any notice to be given to or by a party for the purposes of this Deed shall be given in accordance with the provisions of Schedule 2.
17.
ELECTRONIC EXECUTION

This Deed and any Certificate issued hereunder may be executed by way of third party internationally recognised electronic signature software programs, such as DocuSign.
18.
INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, then such provision shall be deemed to be severed from this Deed and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the Company and the Warrantholders and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Deed.

19.
REMEDIES AND WAIVERS

Except as otherwise provided under this Deed, no failure to exercise, nor any delay in exercising, on the part of any party, any right or remedy under this Deed shall operate as a waiver of any such right or remedy or constitute an election to affirm this Deed. No election to affirm this Deed on the part of any party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.
20.
PROCESS AGENT

20.1
Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Deed shall be duly served upon:

(a)
the Company if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to Vertical Aerospace Group Ltd., 140-142 Kensington Church Street, London, England W8 4BN, marked for the attention of Legal Department or such other person and address in England or Wales as such party shall notify the Warrantholders in writing from time to time; and

(b)
a Warrantholder if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to the Warrantholder Process Agent (as defined in Schedule 2 attached hereto) of such Warrantholder entered into the Register or such other person and address in England or Wales as such party shall notify the Company in writing from time to time, in each case whether or not such claim form, notice or other document is forwarded to the relevant party or received by such party.
21.
GOVERNING LAW AND JURISDICTION

This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum. For the purposes of this Clause 21, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Deed or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.
22.
THIRD PARTY RIGHTS

Save for the Warrantholders, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed except and to the extent (if any) that this Deed expressly provides for such act to apply to any of its terms.

SCHEDULE 5
FORM OF CERTIFICATE AND NOTICE OF EXERCISE
Part 1
FORM OF CERTIFICATE
VERTICAL AEROSPACE LTD.
(the “Company”)
WARRANT CERTIFICATE
WARRANT [A][B][C][D][E][F]
Warrant Certificate Number
This is to certify that the person named below is the Warrantholder for the purpose of the warrant instrument issued by the Company on                 2021 (the “Warrant Instrument”) and has the right to subscribe in cash at the Subscription Price for [•]13 Warrant [A][B][C][D][E][F] Shares on the terms set out in the Warrant Instrument. This Warrant [A][B][C][D][E][F] is issued with the benefit of, and subject to, the provisions contained in the Warrant Instrument. Unless the context otherwise requires, terms defined in the Warrant Instrument shall have the same meanings in this certificate.
Warrantholder in respect of Warrant [A][B][C][D][E][F]:
Name:
American Airlines Inc., a Delaware corporation
Address:
[1 Skyview Drive, Fort Worth, Texas 76155, United States of America]
Date of Issue:            2021
EXECUTED and DELIVERED as a DEED by VERTICAL AEROSPACE LTD., acting by two directors:

[•] Director	[•] Director

13 Note to draft: Number of Warrant Shares to be included here.

Notes:
(1)
The Subscription Rights are not transferable except in accordance with the Warrant Instrument.

(2)
A copy of the Warrant Instrument may be obtained on request from Vertical Aerospace Ltd. at the Registered Office.

(3)   THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR ANY U.S. STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, REPRESENTS, ACKNOWLEDGES AND AGREES FOR THE BENEFIT OF THE COMPANY THAT: (I) IT HAS ACQUIRED A “RESTRICTED” SECURITY WHICH HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT; (II) IT WILL OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY ONLY (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION (AS DEFINED IN RULE 902 UNDER THE SECURITIES ACT) MEETING THE REQUIREMENTS OF RULE 904 OF THE SECURITIES ACT, (C) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; AND (III) IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THIS SECURITY OF THE RESALE RESTRICTIONS SET FORTH IN (II) ABOVE. EACH OFFER, SALE OR OTHER DISPOSITION PURSUANT TO THE FOREGOING CLAUSES (II) (B), (C) AND (D) IS SUBJECT TO THE RIGHT OF THE COMPANY TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS OR OTHER INFORMATION ACCEPTABLE TO IT IN FORM AND SUBSTANCE.

Part 2
FORM OF EXERCISE NOTICE
NOTICE OF EXERCISE
To:      The Directors
VERTICAL AEROSPACE LTD.
140-142 Kensington Church Street, London, England W8 4BN
Capitalised terms used but not defined in this Notice of Exercise shall have the meaning given to them in the warrant instrument issued by the Company on                 2021.
We hereby exercise the Subscription Rights in respect of the Warrant [A][B][C][D][E][F] Shares represented by the Certificate (or an indemnity in the place thereof in a form as the Directors may decide (in their sole discretion)) appended hereto and attach [insert method of payment agreed by the Company] for [$] being the aggregate Subscription Price payable in respect of the Subscription Rights we are exercising. We agree that the Warrant [A][B][C][D][E][F] Shares are accepted subject to the Articles.
We direct the Company to allot to us the ordinary shares to be issued pursuant to this exercise in the following numbers:
No of Ordinary Shares	Name of Warrantholder	Address of Warrantholder
	American Airlines Inc.	[1 Skyview Drive, Fort Worth, Texas 76155, United States of America]
[We request that a Certificate for any balance of our Warrants be sent to [address], marked for the attention of [name].]
Signed

Print Name

Address

SCHEDULE 6
REGISTER AND NOTICES
1.
REGISTER

1.1
The Company shall keep the Register at the Registered Office, or such other location as it may in its absolute discretion determine, and enter in the Register:

(a)
the names, addresses and email addresses of the Warrantholder;

(b)
the name and address of the Warrantholder’s process agent located in England or Wales (a “Warrantholder Process Agent”) as notified to the Company in writing prior to receipt of a Certificate, which shall be used for the service of any claim form, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Deed;

(c)
the number of the Warrants held by the Warrantholder;

(d)
the number of Warrant Shares to which the Warrantholder is entitled if the Subscription Rights were exercised as adjusted in accordance with this Deed from time to time;

(e)
the date on which the name of the Warrantholder is entered in the Register in respect of the Warrants (as applicable);

(f)
the date on which the Warrantholder exercises the Subscription Rights; and

(g)
any transfer of the Warrants duly made in accordance with this Deed (as applicable).

1.2
Any change in the name or address of the Warrantholder shall be notified as soon as practicable to the Company, which shall cause the Register to be altered accordingly. The Warrantholder or any person authorised by the Warrantholder shall be at liberty at all reasonable times during office hours and upon five (5) Business Days’ notice to inspect the Register and to take copies of it.

1.3
The Company shall be entitled to treat the persons whose names are shown in the Register as the absolute owners of the Warrants (as applicable) and, accordingly, shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to, or interest in, the Warrants (as applicable) on the part of any other person whether or not it shall have express or other notice thereof.

1.4
The Warrantholder shall be recognised by the Company as entitled to his/her Warrants free from any equity, set off or cross claim on the part of the Company against the original or any intermediate holder of such Warrants.

2.
NOTICES

2.1
Any notice to be given under this Deed shall be in writing, in English and shall be delivered by hand, by courier or by e-mail to:

(a)
if within the United Kingdom, by first class pre-paid post, in which case it shall be deemed to have been given two (2) Business Days after the date of posting;

(b)
if from or to any place outside the United Kingdom, by air courier, in which case it shall be deemed to have been given two (2) Business Days after its delivery to a representative of the courier; and

(c)
by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt,

provided that in the case of any notice despatched other than on a Business Day between the hours of 9:30 a.m. to 5:30 p.m. London time shall be deemed to have been given at 9:30 a.m. on the next Business Day.

2.2
Notices under this Deed shall be sent for the attention of the person and to the address, or e-mail address, subject to paragraph 2.3 of this Schedule 2, as set out below:

(b)
in the case of the Company:

Name:	[•]
For the attention of:	[•]
Address:	[•]
E-mail address:	[•]

(c)
in the case of the Warrantholder, to the address of the Warrantholder shown in the Register or, if no address is shown in the Register, to their last known place of business or residence.

2.3
The Company may notify the Warrantholder, and the Warrantholder may notify the Company, of any change to their address or other details specified in this paragraph 2 of Schedule 2 provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

2.4
If no address has been notified to the Company by the Warrantholder, any notice, demand or other communication given or made under or in connection with the matters contemplated by this Deed may be given to the Warrantholder by the Company by exhibiting it for three (3) Business Days at the Registered Office.

2.5
Any person who becomes entitled to the Warrants (as applicable) (whether by operation of law, transfer or otherwise) shall be bound by every notice given in respect of the Warrants before its name and address is entered on the Register.

SCHEDULE 7
	(1) Issued	(2) Outstanding Options
Shares	[~]	[~]

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.
EXECUTED and DELIVERED as a DEED by VERTICAL AEROSPACE LTD., acting by two directors:

[ ~ ] Director	[~] Director

EXHIBIT H.1
Form of LNH SPA
See attached.

SHARE PURCHASE AGREEMENT
THIS DEED is made on 10 June 2021
BETWEEN
(1)
THE PERSONS whose details are set out in Schedule 1 (together the “Sellers” and each a “Seller”); and

(2)
VERTICAL AEROSPACE LTD., a Cayman Islands limited by shares with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”).

WHEREAS
(A)
Concurrently with the execution of this Deed, (1) Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 (the “Company”); (2) Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”); (3) Broadstone Sponsor LLP, a United Kingdom limited liability partnership (the “Sponsor”); (4) Vertical Merger Sub Ltd., a Cayman Islands company limited by shares (“Merger Sub”); (5) Pubco; (6) Vincent Casey; and (7) the Company Shareholders (as defined in the BCA) shall enter into a business combination agreement (the “BCA”) pursuant to which, among other things, (a) Broadstone will merge with and into Merger Sub (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and Broadstone shall continue as the surviving company and (ii) each issued and outstanding security of Broadstone immediately prior to the Merger Effective Time (as defined in the BCA) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding securities of the Company in exchange for the right of the holders thereof to receive a substantially equivalent security of Pubco (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by the BCA, the “Transactions”).

(B)
The Company has issued, and the Sellers have subscribed for, loan notes convertible into A Ordinary Shares pursuant to a convertible loan note instrument (the “Convertible Loan Note Instrument”) and a related subscription agreement, each dated 11 March 2021 (the “Notes”).

(C)
In connection with the Transactions, (i) the Notes will convert into A Ordinary Shares pursuant to the Deeds of Noteholders, in accordance with the terms therein, immediately prior to the Share Acquisition Closing, such that each Seller is the holder of A Ordinary Shares and (ii) each Seller shall sell, and Pubco shall acquire, all the A Ordinary Shares held by each Seller subject to the terms and conditions of this Deed with such sale to be consummated concurrently with the Transactions.

IT IS AGREED THAT
1. DEFINITIONS AND INTERPRETATION
1.1
In this Deed, unless the context otherwise requires:

“A Ordinary Shares” means A ordinary shares of £0.00001 each in the capital of the Company;
“Affiliate” means, in relation to a body corporate, any subsidiary or holding company of such body corporate, and any subsidiary of any such holding company, in each case from time to time;
“Agreed Form” means, in relation to any document, the form of that document which has been mutually agreed by the parties;
“BCA” has the meaning given in Recital A;
“Business Day” means a day (other than a Saturday or Sunday) on which banks in (i) New York City, USA, (ii) London, England, and (iii) George Town, Cayman Islands are open for ordinary banking business;

“Commission” means the Securities and Exchange Commission;
“Company” has the meaning given in Recital A;
“Completion” means completion of the sale and purchase of the A Ordinary Shares in accordance with Clause 4;
“Confidential Information” has the meaning given in Clause 7.1;
“Consideration” has the meaning given in Clause 3;
“Deed” means this deed;
“Deed of Noteholder” means each deed of noteholder entered into by each Seller on the date hereof;
“Effectiveness Date” has the meaning given in Clause 6.1;
“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement;
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;
“Exchange Shares” means the ordinary shares, with $1.00 par value, of Pubco;
“Filing Date” has the meaning given in Clause 6.1;
“Lock-Up Agreement” means the lock-up agreement in substantially the form attached hereto as Schedule 2, to be entered into at Completion;
“Outstanding Options” means, at the relevant time, all outstanding options, warrants or other outstanding rights (whether or not conditional or contingent and assuming full performance of any performance linked rights), to subscribe for equity shares of Pubco or securities which are convertible into equity shares of the Pubco;
“Registrable Securities” has the meaning given in Clause 6.1;
“Registration Statement” has the meaning given in Clause 6.1;
“Representatives” means, in relation to a party, its Affiliates and their respective directors, officers, employees, agents, consultants and advisers;
“Sale Shares” has the meaning given in Clause 3.1;
“Securities Act” means the U.S. Securities Act of 1933, as amended;
“Share Acquisition Closing” has the meaning given in the BCA;
“Suspension Event” has the meaning given in Clause 6.4;
“Sale Transaction” means the transactions contemplated by this Deed and/or the other Transaction Documents or any part thereof;
“Transaction Documents” means this Deed, the Deeds of Noteholder and any other documents entered into by the parties in connection with the Sale Transaction;
“Transfer Agent” has the meaning given in the BCA; and
“Working Hours” means 9:30 am to 5:30 pm on a Business Day based on the time at the location of the address of the recipient of the relevant notice.
1.2
In this Deed, unless the context otherwise requires:

(a)
“holding company” and “subsidiary” mean “holding company” and “subsidiary” respectively as defined in section 1159 of the Companies Act 2006;

(b)
every reference to a particular law shall be construed also as a reference to all other laws made under the law referred to and to all such laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Deed to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(c)
references to clauses, recitals and schedules are references to Clauses and Recitals of and Schedules to this Deed, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Deed include the Schedules;

(d)
references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(e)
references to a “party” means a party to this Deed and includes its successors in title, personal representatives and permitted assigns;

(f)
references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(g)
references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(h)
references to “£” are references to the lawful currency from time to time of the United Kingdom;

(i)
references to times of the day are to London time unless otherwise stated;

(j)
references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(k)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(l)
words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(m)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.3
The headings and sub-headings in this Deed are inserted for convenience only and shall not affect the construction of this Deed.

1.4
The schedule to this Deed shall form part of this Deed.

1.5
References to this Deed include this Deed as amended or varied in accordance with its terms.

2.
SALE OF A ORDINARY SHARES

On the terms set out in this Deed, each Seller shall sell and transfer to Pubco, and Pubco shall purchase from each Seller with effect from Completion the number of A Ordinary Shares as set out next to the name of each Seller in column (C) of Schedule 1, with all of the legal and beneficial title to such A Ordinary Shares with full title guarantee, free from all Encumbrances, together with all rights attaching to such A Ordinary Shares as at Completion (including all dividends and distributions declared, paid or made in respect of the A Ordinary Shares after Completion).
3.
CONSIDERATION

3.1
Subject to and upon the terms and conditions of this Deed, in full payment for the A Ordinary Shares,

Pubco shall, without duplication, issue and deliver to the Sellers free from all Encumbrances the number of Exchange Shares as set out next to the name of each Seller in column (D) of Schedule 1 at Completion (the “Sale Shares”).
3.2
Prior to Completion, the Sellers shall provide written instructions to Pubco and its Transfer Agent to issue and deliver the Sale Shares in accordance with Schedule 1.

3.3
Pubco shall (a) cause the offer and sale of the Sale Shares to be registered under the Securities Act with the U.S. Securities and Exchange Commission (the “SEC”) and (b) cause the Sale Shares to be listed on the New York Stock Exchange (“NYSE”), in each case in accordance with the terms of this Deed.

4.
COMPLETION

4.1
During the period beginning on the date of this Deed and ending on the earliest of (i) Completion, (ii) termination of this Deed and (iii) the date on which the BCA is terminated in accordance with its terms, each Seller agrees not to sell, transfer, assign, novate or otherwise dispose of the Notes or the loans made pursuant to the Convertible Loan Note Instrument or create an Encumbrance over them without the prior written consent of Pubco.

4.2
Completion shall take place concurrently with the Share Acquisition Closing. Pubco shall notify the Sellers as soon as commercially practicable, but in no event later than two (2) Business Days prior to the Share Acquisition Closing of the time and date of the Share Acquisition Closing.

4.3
At Completion:

(a)
each Seller shall deliver to Pubco or procure the delivery to Pubco of:

(i)
all documents, duly executed and/or endorsed where required, required to enable title to all of the A Ordinary Shares held by that Seller to pass into the name of Pubco (or its nominees); and

(ii)
a copy of any power of attorney in Agreed Form under which any document to be executed by that Seller under this Deed has been executed; and

(b)
Pubco shall cause the Sale Shares to be issued and delivered to the Sellers in accordance with Clauses 3.1 and 3.2; and

(c)
Pubco and each Seller shall enter into the Lock-Up Agreement.

4.4
Without prejudice to any other rights and remedies Pubco may have, Pubco shall not be obliged to complete the sale and purchase of any of the A Ordinary Shares pursuant to this Deed unless the sale and purchase of all of the A Ordinary Shares hereunder is completed simultaneously.

5.
WARRANTIES

5.1
Each Seller, solely on behalf of itself, hereby warrants severally (not jointly and not jointly and severally) to Pubco as at the date of this Deed:

(a)
it is the sole legal and beneficial owner of Notes and the loans made pursuant to the Convertible Loan Note Instrument (as applicable) in the amount set out next to the name of that Seller in column (B) of Schedule 1; and

(b)
it has completed its independent inquiry and has relied fully upon the advice of legal counsel, tax, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Deed and the transactions contemplated hereby and the suitability of this Deed and the transactions contemplated hereby for itself and its particular circumstances, and, except as set forth herein, it has not relied upon any representations or advice by Pubco, the Company or their relevant Representatives.

5.2
Each Seller, solely on behalf of itself, hereby warrants severally (not jointly and not jointly and severally) to Pubco as at Completion:

(a)
the A Ordinary Shares set out opposite its name in column (C) of Schedule 1 are fully paid and free from all Encumbrances;

(b)
the A Ordinary Shares sold by it pursuant to this Deed are the only shares held by it in the Company, it is not a party to any agreement or arrangement pursuant to which it may receive additional shares in the Company (including but not limited to as a result of a subscription for, purchase, allotment or issue of shares, or conversion of any instrument or right into shares), nor is it contemplated that it will in the future become a party to any such agreement or arrangement;

(c)
it is the sole legal and beneficial owner of the A Ordinary Shares set out opposite its name in column (C) of Schedule 1 and it is entitled to transfer the full ownership of such A Ordinary Shares on the terms set out in this Deed;

(d)
no commitment has been given by such Seller to create an Encumbrance affecting the A Ordinary Shares (or any unissued shares or debentures or other unissued securities of the Company) and, to the knowledge of such Seller, no person has claimed any rights in connection with any of those things;

(e)
any and all amounts to be paid to or by the Sellers in connection with the Notes and the loans made pursuant to the Convertible Loan Note Instrument (including pursuant to applicable tax laws) have been paid and/or provided for, such that no claims associated with such Notes and loans can be asserted by or against the Sellers;

(f)
there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which it is a party or by which it is bound, with respect to the voting or transfer of any of the A Ordinary Shares other than this Deed and the Deed of Noteholder; and

(g)
it does not have any contract, agreement or arrangement with any person to sell, transfer or grant participations to such person, or to any third party, with respect to the Sale Shares.

5.3
Each party, solely on behalf of itself, hereby warrants severally (not jointly and not jointly and severally) to each other party as at the date of this Deed and as of Completion that:

(a)
it is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted;

(b)
it has taken all necessary action and has all requisite power and authority to enter into and perform this Deed in accordance with its terms;

(c)
this Deed has been delivered, duly and validly executed;

(d)
this Deed constitutes (or shall constitute when executed) valid, legal and binding obligations on it in accordance with its terms;

(e)
the performance of and compliance with the terms and provisions of this Deed will not conflict with or result in a breach of, or constitute a default under, any agreement or instrument by which it is bound, or any law, order or judgment that applies to or binds it or any of its property;

(f)
no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any competent governmental, administrative or supervisory authority is required to be obtained, or made, by it to authorise the execution or performance of this Deed by it; and

(g)
there is no pending or, to its knowledge, threatened litigation or claim, nor any outstanding governmental order, against or involving it, whether at law or equity, before or by any governmental authority, which would reasonably be expected to materially and adversely affect its ability to consummate the Transaction.

5.4
Pubco hereby warrants to each Seller as at Completion that:

(a)
the Sale Shares issued to each Seller are duly authorized, validly issued, fully paid and nonassessable and free of all Encumbrances; and

(b)
immediately following Completion, and assuming no redemptions in connection with the Merger: (1) the entire issued equity share capital of Pubco; and (2) all of those shares in the capital of Pubco which Pubco is obliged to issue upon the exercise in full of all Outstanding Options shall be as follows:

	(1) Issued	(2) Outstanding Options
Shares	257,062,500	298,482,500

5.5
Each of the warranties in Clauses 5.1, 5.3, 5.3 and 5.4 is separate and independent and, unless otherwise specifically provided, shall not be restricted or limited by reference to any other warranty or term of this Deed.

6.
REGISTRATION STATEMENT.

For purposes of this Clause 6, the Sale Shares included in the Registration Statement shall include, as of any date of determination, the Sale Shares and any other equity security of Pubco issued or issuable with respect to the Sale Shares by way of share division, stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.
6.1
Pubco agrees that, within thirty (30) calendar days after the consummation of the Transactions (the “Filing Date”), Pubco will file with the Commission (at Pubco’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Sale Shares (the “Registrable Securities”), and Pubco shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but not later than the earlier of (i) sixty (60) calendar days following the consummation of the Transactions, (ii) ninety (90) calendar days following the consummation of the Transactions if the Commission notifies Pubco that it will “review” the Registration Statement or (iii) ten (10) Business Days after the date Pubco is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Date”); provided, however, that Pubco’s obligations to include the Registrable Securities in the Registration Statement are contingent upon a Seller (as applicable) furnishing a completed and executed selling shareholder’s questionnaire in customary form to Pubco that contains the information required by the Commission rules for a Registration Statement regarding such Seller, the securities of Pubco held by such Seller and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and such Seller shall execute such documents in connection with such registration as Pubco may reasonably request that are customary of a selling shareholder in similar situations, including providing that Pubco shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided that such Seller shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities (excluding any such restrictions under the Lock-Up Agreement). Any failure by Pubco to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Pubco of its obligations to file or effect the Registration Statement as set forth above in this Clause 6. Unless required under applicable laws and Commission rules, in no event shall a Seller be identified as a statutory underwriter in the Registration Statement; provided, that if a Seller is required to be so identified as a statutory underwriter in the Registration Statement, such Seller will have an opportunity to withdraw its Sale Shares from the Registration Statement.

6.2
In the case of registration effected by Pubco pursuant to this Deed, Pubco shall, upon reasonable request, inform the Seller as to the status of such registration. At its expense Pubco shall:

(a)
except for such times as Pubco is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Pubco determines to obtain, continuously effective with respect to such Seller, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) such Seller ceases to hold any Registrable Securities, (ii) the date all Registrable Securities held by such Seller may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Pubco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two (2) years from the Effectiveness Date;
(b)
advise each Seller as promptly as practicable, but in any event within five (5) Business Days:

(i)
when the Registration Statement or any post-effective amendment thereto has become effective;

(ii)
after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)
of the receipt by Pubco of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)
subject to the provisions in this Deed, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Pubco shall not, when so advising such Seller of such events, provide such Seller with any material, nonpublic information regarding Pubco other than to the extent that providing notice to such Seller of the occurrence of the events listed in (i) through (iv) of this Clause 6.2(b) constitutes material, nonpublic information regarding Pubco;
(c)
use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d)
upon the occurrence of any event contemplated in Clause 6.2(b), except for such times as Pubco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of the Registration Statement, Pubco shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)
use its commercially reasonable efforts to cause all Sale Shares to be listed on each securities exchange or market, if any, on which the Exchange Shares are then listed;

(f)
use its commercially reasonable efforts to allow a Seller (as applicable) to review disclosure regarding such Seller in the Registration Statement and consider in good faith proposed revisions from such Seller; and

(g)
use its commercially reasonable efforts to (x) take all other steps reasonably necessary to effect the registration of the Sale Shares contemplated herein and (y) take such further action as such Seller may reasonably request, all to the extent required from time to time to enable such Seller to sell such Seller’s Sale Shares held by such Seller without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to Pubco).

6.3
Notwithstanding anything to the contrary in this Deed, if the Commission prevents Pubco from including in the Registration Statement any or all of Pubco Shares due to limitations on the use of

Rule 415 of the Securities Act for the resale of Exchange Shares by a Seller (as applicable), the Registration Statement shall register for resale such number of Exchange Shares which is equal to the maximum number of Exchange Shares as is permitted by the Commission. In such event, the number of Exchange Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholder and as promptly as practicable after being permitted to register additional Exchange Shares under Rule 415 under the Securities Act, Pubco shall use commercially reasonable efforts to amend the Registration Statement or file a new Registration Statement to register such Exchange Shares not included in the initial Registration Statement.
6.4
Notwithstanding anything to the contrary in this Deed, Pubco shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require a Seller (as applicable) not to sell under the Registration Statement or to suspend the effectiveness thereof, if it determines that in order for the Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act and is materially prejudicial or onerous for Pubco to include or (ii) the negotiation or consummation of a transaction by Pubco or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Pubco’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house counsel), would require additional disclosure by Pubco in the Registration Statement of material information that Pubco has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Pubco’s board of directors, upon the advice of legal counsel (which may be in-house counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements or (iii) in the good faith judgment of the majority of Pubco’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to Pubco and the majority of the board of directors of Pubco concludes as a result that it is essential to defer such filing because it would (x) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act (each such circumstance in subclauses (i)  – (iii), a “Suspension Event”); provided, however, that Pubco may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from Pubco of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Seller agrees that (i) it will immediately discontinue offers and sales of the Sale Shares under the Registration Statement until such Seller receives copies of a supplemental or amended prospectus (which Pubco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Pubco that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Pubco except for disclosure to such Seller’s employees, agents and professional advisors who need to know such information and are obligated to keep it confidential, unless otherwise required by law or subpoena. If so directed by Pubco, such Seller will deliver to Pubco or, in such Seller’s sole discretion destroy, all copies of the prospectus covering the Sale Shares in such Seller’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Sale Shares shall not apply (i) to the extent such Seller is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

6.5
Indemnification.

(a)
Pubco agrees to indemnify and hold harmless, to the extent permitted by law, each Seller, its directors, officers, employees, advisers and agents, and each person who controls such Seller (within the meaning of the Securities Act or the Exchange Act) and each affiliate of each Seller (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Pubco by or on behalf of such Seller expressly for use therein.

(b)
Each Seller agrees, severally and not jointly with any other selling shareholder under the Registration Statement, to indemnify and hold harmless Pubco, its directors and officers and agents and each person who controls Pubco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Seller expressly for use therein. In no event shall the liability of such Seller be greater in amount than the dollar amount of the net proceeds received by such Seller upon the sale of the Sale Shares giving rise to such indemnification obligation.

(c)
Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)
The indemnification provided for under this Clause 6.5 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Sale Shares purchased pursuant to this Deed.

(e)
If the indemnification provided under this Clause 6.5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Clause 6.5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Clause 6.5(e) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of a Seller (together with any indemnification obligation under this Clause 6.5) be greater in amount than the dollar amount of the net proceeds received by such Seller upon the sale of the Sale Shares giving rise to such contribution obligation.

7.
CONFIDENTIALITY AND ANNOUNCEMENTS

7.1
Subject to Clause 7.4, Pubco and each Seller:

(a)
shall treat as strictly confidential the provisions of this Deed and the other Transaction Documents and the process of their negotiation (the “Confidential Information”); and

(b)
shall not, except with the prior written consent of the other parties, make use of (save for the purposes of performing its obligations under this Deed and the BCA) or disclose to any person (other than its Representatives in accordance with Clause 7.2) any Confidential Information.

7.2
Pubco and each Seller undertakes that it shall only disclose Confidential Information to its Representatives where it is reasonably required for the purposes of performing its obligations under this Deed or the other Transaction Documents and only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 6 and instructed to comply with this Clause 6 as if they were a party to it.

7.3
Subject to Clause 7.4, neither Pubco nor any Seller shall make any announcement (including any communication to the public, to any customers or suppliers of the Company) concerning the subject matter of this Deed without the prior written consent of the other parties.

7.4
Clauses 7.1 and 7.3 shall not apply if and to the extent that such party using or disclosing Confidential Information or making such announcement can demonstrate that:

(a)
such disclosure or announcement is required by applicable law or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body (including, for the avoidance of doubt, any tax authority) having applicable jurisdiction; or

(b)
the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 7.4.

7.5
The provisions of this Clause 6 shall survive termination of this Deed, and shall continue for a period of three (3) years from the date of this Deed is terminated in accordance with its terms.

8.
FURTHER ASSURANCE

Each party shall, at its own cost, promptly execute and deliver all such documents and do all such things and provide all such information and assistance, as the other parties may from time to time reasonably require for the purpose of giving full effect to the provisions of this Deed and to secure for the parties the full benefit of the rights, powers and remedies conferred upon it under this Deed.
9.
POWER OF ATTORNEY

9.1
From Completion and for so long after Completion as each Seller remains the registered holder of any A Ordinary Shares, it shall appoint Pubco to be its lawful attorney (the “Attorney”) to exercise all rights in relation to all such A Ordinary Shares as Pubco in its absolute discretion sees fit.

9.2
The power of attorney given in Clause 9.1 shall be irrevocable, save with the consent of Pubco, and is given by way of security to secure the proprietary interest of Pubco as purchaser of the relevant A Ordinary Shares, but shall expire on the date on which Pubco is entered in the register of members of the Company as holder of the relevant A Ordinary Shares.

9.3
For so long as the power of attorney given in Clause 9.1 remains in force, each Seller undertakes:

(a)
not to exercise any rights which attach to the relevant A Ordinary Shares or are exercisable in its capacity as registered holder of the relevant A Ordinary Shares without Pubco’s prior written consent;

(b)
to hold on trust for Pubco all dividends and other distributions of profits or assets received by such Seller in respect of the relevant A Ordinary Shares and to promptly notify Pubco as attorney of anything received by such Seller in its capacity as registered holder of the relevant A Ordinary Shares;

(c)
to act promptly in accordance with Pubco’s instructions in relation to any rights exercisable or anything received by it in its capacity as registered holder of the relevant A Ordinary Shares; and

(d)
to ratify whatever Pubco may do as attorney in its name or on its behalf in exercising the powers contained in this Clause 9.

9.4
Nothing in Clause 9.3 shall require any Seller to take any action (or require it to omit to take any action) where such action or omission would breach any applicable laws.

9.5
Notwithstanding the foregoing, the power and authority granted pursuant to Clause 9.1 shall in no way authorize the Attorney to:

(a)
increase the obligations or alter or remove any existing rights of any Seller under the Convertible Loan Note Instrument or in connection with any securities issuable pursuant thereto (excluding the right to convert the Notes, which each Seller expressly authorizes); and

(b)
subject any Seller to any non-compete, non-investment or non-solicitation or similar clause or any unlimited liability (excluding fraud by the Seller).

10.
ENTIRE AGREEMENT AND REMEDIES

10.1
This Deed and the other Transaction Documents together set out the entire agreement between the parties relating to the sale and purchase of the A Ordinary Shares and, save to the extent expressly set out in this Deed or any other Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. This Clause shall not exclude any liability for or remedy in respect of fraudulent misrepresentation.

10.2
The rights, powers, privileges and remedies provided in this Deed are cumulative and not exclusive of any rights, powers, privileges or remedies provided by law.

10.3
This Deed shall automatically terminate and the Sale Transaction shall be abandoned immediately upon the termination of the BCA in accordance with the terms thereof. In the event of such termination, save where expressly stated to the contrary in this Deed, the rights and obligations of the parties hereunder shall be of no further force and effect, provided that nothing in this Clause 10.3 shall act so as to restrict the rights and liabilities of the parties in relation to a breach of this Deed prior to such termination. Furthermore, in the event of such termination, no Released Person (as such term is defined below) shall have any liability or any obligation of any nature to any Releasing Person (as such term is defined below) under this Deed. If the Completion does not take place concurrently with the Share Acquisition Closing, each Seller shall have the right to terminate all of its obligations under this Deed at any time by providing notice of such termination to Pubco.
11.
RELEASE

11.1
Effective as of termination of the BCA, to the fullest extent permitted by applicable law, each Seller, on behalf of itself and its Affiliates (the “Releasing Persons”), hereby releases and discharges Pubco, the Company, Broadstone, the Sponsor and Merger Sub, and each of their directors, officers, employees and Affiliates (the “Released Persons”), from and against any and all actions, both at law and in equity (excluding fraud), for any “loss of opportunity or chance” or similar cause of action in connection with this Deed and the BCA.

12.
WAIVER AND VARIATION

12.1
A failure or delay by a party to exercise any right or remedy provided under this Deed or by law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Deed or by law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

12.2
A waiver of any right or remedy under this Deed shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

12.3
No variation or amendment of this Deed shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to this Deed. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Deed, nor shall it affect any rights or obligations under or pursuant to this Deed which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Deed shall remain in full force and effect except and only to the extent that they are varied or amended.

13.
INVALIDITY

Where any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then such provision shall be deemed to be severed from this Deed and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Deed and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Deed.
14.
ASSIGNMENT

No person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Deed nor grant, declare, create or dispose of any right or interest in it, except to its Affiliates (an “Affiliate Transfer”). Prior to an Affiliate Transfer, the transferor shall give written notice to the other parties to this Deed.
15.
NOTICES

15.1
Any notice or other communication given under this Deed or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 15.2 and served:

(a)
by hand to the relevant address, in which case it shall be deemed to have been given upon delivery to that address provided that any notice delivered outside Working Hours shall be deemed given at the start of the next period of Working Hours;

(b)
by courier (or if from or to any place outside the United Kingdom, by reputable, nationally recognised overnight courier service) to the relevant address, in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier; or

(c)
by e-mail to the relevant email address, in which case it shall, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when despatched provided that any email despatched outside Working Hours shall be deemed given at the start of the next period of Working Hours, provided, however, that notice given pursuant to Clauses 15.1(a) and 15.1(b) shall not be effective unless a duplicate copy of such notice is also given by hand or by e-mail.
15.2
Notices under this Deed shall be sent for the attention of the person and to the address or e-mail address, subject to Clause 15.3, as set out below:

For the Sellers:
to the address set out on the signature page of the respective Seller;
For Pubco:
Name:	Pubco
For the attention of:	Vertical Aerospace Ltd.
Address:	140-142 Kensington Church StreetLondon, England W8 4BN
E-mail:	###############################
with a copy (which shall not constitute notice) to:
Name:	Latham & Watkins (London) LLP
For the attention of:	J. David Stewart and Robbie McLaren
Address:	99 Bishopsgate London, EC2M 3XF United Kingdom
E-mail:	##################### and #####################

15.3
Any party to this Deed may notify each other party of any change to its address or other details specified in Clause 15.2 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

16.
COSTS

Except as otherwise provided in this Deed, each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Deed and all other Transaction Documents.
17.
RIGHTS OF THIRD PARTIES

Save where expressly provided in respect of a Released Person, a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
18.
COUNTERPARTS

This Deed may be executed in any number of counterparts. Each counterpart shall constitute an original of this Deed but all the counterparts together shall constitute but one and the same instrument.
19.
GOVERNING LAW AND JURISDICTION

19.1
This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

19.2
The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

19.3
For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Deed and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

SCHEDULE 8
THE SELLERS
(A) Seller	(B) Loan Amount	(C) A Ordinary Shares	(D) Exchange Shares
Microsoft Corporation	£15,000,000	7,736	9,420,621
Rocket Internet SE	£10,000,000	5,157	6,280,414

SCHEDULE 9
LOCK-UP AGREEMENT
This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.
PUBCO:
EXECUTED and delivered	)
as a DEED by	)
VERTICAL AEROSPACE LTD.	)
acting by a person authorized to act on behalf of the company under the laws of the Cayman Islands	)	/s/ Vinny Casey Name: Vinny Casey
)
in the presence of:
/s/ Jemma Casey Jemma Casey		Signature of Witness
Name of Witness
Occupation of Witness
Address of Witness

[Signature page to Share Purchase Deed]

THE SELLERS:
EXECUTED and delivered	)
as a DEED by	)
MICROSOFT CORPORATION	)
acting by a person authorized to act on behalf of the company under the laws of the state of Washington	)	/s/ Keith R. Dolliver Name: Keith R. Dolliver
)
Notice details for Microsoft Corporation
Name:	Microsoft Corporation
For the attention of:	Garrett Krueger
Address:	One Microsoft Way, Redmond, WA 98052-6399, USA
E-mail:	###################### with a copy (which shall not constitute notice to) Matthew Goldstein (#####################) and Michael Young (######################)
[Signature page to Share Purchase Deed]

EXECUTED and delivered	)
as a DEED by	)
ROCKET INTERNET SE	)
acting by a person authorized to act on behalf of the company under the laws of Germany	)
	)	/s/ Arnd Lodowicks Name: Arnd Lodowicks
in the presence of:
Signature of Witness /s/ Gregot Janknecht
Name of Witness Gregot Janknecht
Occupation of Witness Managing Director
Address of Witness

Notice details for Rocket Internet SE
Name:	Rocket Internet SE
For the attention of:	Inka Brunn
Address:	Charlottenstr. 4, 10969 Berlin, Germany
E-mail:	###################### ################# ###########################
[Signature page to Share Purchase Deed]

EXHIBIT I.1
Form of AA SPA
See attached.

THIS DEED is made on June        2021
BETWEEN
(1)
THE PERSON whose details are set out in Schedule 1 (the “Seller”); and

(2)
VERTICAL AEROSPACE LTD., a Cayman Islands limited by shares with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”).

WHEREAS
(A)
Concurrently with the execution of this Deed, (1) Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 (the “Company”); (2) Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”); (3) Broadstone Sponsor LLP, a United Kingdom limited liability partnership (the “Sponsor”); (4) Vertical Merger Sub Ltd., a Cayman Islands company limited by shares (“Merger Sub”); (5) Pubco; (6) Vincent Casey; and (7) the Company Shareholders (as defined in the BCA) shall enter into a business combination agreement (the “BCA”) pursuant to which, among other things, (a) Broadstone will merge with and into Merger Sub (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and Broadstone shall continue as the surviving company and (ii) each issued and outstanding security of Broadstone immediately prior to the Merger Effective Time (as defined in the BCA) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding securities of the Company in exchange for the right of the holders thereof to receive a substantially equivalent security of Pubco (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by the BCA, the “Transactions”).

(B)
On the date hereof, the Company has issued, and the Seller has subscribed for, Z Ordinary Shares pursuant to the Subscription Agreement, in accordance with the terms therein.

(C)
The Seller shall sell, and Pubco shall acquire, all the Z Ordinary Shares held by the Seller subject to the terms and conditions of this Deed with such sale to be consummated concurrently with the Transactions.

IT IS AGREED THAT
1.
DEFINITIONS AND INTERPRETATION

1.1
In this Deed, unless the context otherwise requires:

“Z Ordinary Shares” means Z ordinary shares of £0.00001 each in the capital of the Company;
“Affiliate” means, in relation to a body corporate, any subsidiary or holding company of such body corporate, and any subsidiary of any such holding company, in each case from time to time;
“Agreed Form” means, in relation to any document, the form of that document which has been mutually agreed by the parties;
“BCA” has the meaning given in Recital A;
“Business Day” means a day (other than a Saturday or Sunday) on which banks in (i) New York City, USA, (ii) London, England, and (iii) George Town, Cayman Islands are open for ordinary banking business;
“Call Option Agreement” means the call option agreement in substantially the form attached hereto as Schedule 4, to be entered into at Completion;
“Commission” means the Securities and Exchange Commission;
“Company” has the meaning given in Recital A;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with Clause 4;
“Confidential Information” has the meaning given in Clause 7.1;
“Consideration” has the meaning given in Clause 3;
“Deed” means this deed;
“Effectiveness Date” has the meaning given in Clause 6.1;
“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement;
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;
“Exchange Shares” means the ordinary shares, with $0.0001 par value, of Pubco;
“Filing Date” has the meaning given in Clause 6.1;
“Lockup Agreement” means the lockup agreement in substantially the form attached hereto as Schedule 2, to be entered into at Completion;
“Outstanding Options” means, at the relevant time, all outstanding options, warrants or other outstanding rights (whether or not conditional or contingent and assuming full performance of any performance linked rights), to subscribe for equity shares of Pubco or securities which are convertible into equity shares of the Pubco;
“Registrable Securities” has the meaning given in Clause 6.1
“Registration Statement” has the meaning given in Clause 6.1
“Representatives” means, in relation to a party, its Affiliates and their respective directors, officers, employees, agents, consultants and advisers;
“Registration Statement” has the meaning given in the BCA;
“Sale Shares” has the meaning given in Clause 2;
“Securities Act” has the meaning given in Clause 3.3;
“Share Acquisition Closing” has the meaning given in the BCA;
“Suspension Event” has the meaning given in Clause 6.4;
“Subscription Agreement” means the subscription agreement dated as of the day hereof, pursuant to which the Seller subscribed for the Sale Shares;
“Transaction” means the transactions contemplated by this Deed and/or the other Transaction Documents or any part thereof;
“Transaction Documents” means this Deed and any other documents entered into by the parties in connection with the Transaction;
“Transfer Agent” has the meaning given in the BCA; and
“Working Hours” means 9:30 am to 5:30 pm on a Business Day based on the time at the location of the address of the recipient of the relevant notice.
1.2
In this Deed, unless the context otherwise requires:

(a)
“holding company” and “subsidiary” mean “holding company” and “subsidiary” respectively as defined in section 1159 of the Companies Act 2006;

(b)
every reference to a particular law shall be construed also as a reference to all other laws made under the law referred to and to all such laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Deed to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(c)
references to clauses, recitals and schedules are references to Clauses and Recitals of and Schedules to this Deed, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Deed include the Schedules;

(d)
references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(e)
references to a “party” means a party to this Deed and includes its successors in title, personal representatives and permitted assigns;

(f)
references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(g)
references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(h)
references to “£” are references to the lawful currency from time to time of the United Kingdom;

(i)
references to times of the day are to London time unless otherwise stated;

(j)
references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(k)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(l)
words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(m)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.3
The headings and sub-headings in this Deed are inserted for convenience only and shall not affect the construction of this Deed.

1.4
The schedule to this Deed shall form part of this Deed.

1.5
References to this Deed include this Deed as amended or varied in accordance with its terms.

2.
SALE OF Z ORDINARY SHARES

On the terms set out in this Deed, the Seller shall sell and transfer to Pubco, and Pubco shall purchase from the Seller with effect from Completion the number of Z Ordinary Shares as set out next to the name of the Seller in column (B) of Schedule 1 (the “Sale Shares”), with all of the legal and beneficial title to the Sale Shares with full title guarantee, free from all Encumbrances, together with all rights attaching to the Sale Shares as at Completion (including all dividends and distributions declared, paid or made in respect of the Sale Shares after Completion).

3.
CONSIDERATION

3.1
Subject to and upon the terms and conditions of this Deed, in full payment for the Sale Shares, Pubco shall, without duplication, issue and deliver to the Seller free from all Encumbrances the number of Exchange Shares as set out next to the name of the Seller in column (C) of Schedule 1 at Completion (the “Exchange Shares”).

3.2
Prior to Completion, the Seller shall provide written instructions to Pubco and its Transfer Agent to issue and deliver the Exchange Shares in accordance with Schedule 1.

3.3
Pubco shall (a) cause the offer and sale of the Exchange Shares that are to be issued to the Seller pursuant to this Deed to be registered under the U.S. Securities Act of 1933 (as amended) (the “Securities Act”) with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Section 6 of this Deed and (b) cause the Exchange Shares that are to be issued to the Seller pursuant to this Deed to be listed on the New York Stock Exchange (“NYSE”).

4.
COMPLETION

4.1
During the period beginning on the date of this Deed and ending on the earliest of (i) Completion, (ii) termination of this Deed and (iii) the date on which the BCA is terminated in accordance with its terms, the Seller agrees not to sell, transfer, assign, novate or otherwise dispose of the Sale Shares or create an Encumbrance over the Sale Shares without the prior written consent of Pubco.

4.2
Completion shall take place concurrently with the Share Acquisition Closing. Pubco shall notify the Seller as soon as commercially practicable, but in no event later than two (2) Business Days prior to the Share Acquisition Closing of the time and date of the Share Acquisition Closing.

4.3
At Completion:

(a)
The Seller shall deliver to Pubco or procure the delivery to Pubco of:

(i)
all documents, duly executed and/or endorsed where required, required to enable title to all of the Sale Shares held by that Seller to pass into the name of Pubco (or its nominees); and

(ii)
a copy of any power of attorney in Agreed Form under which any document to be executed by the Seller under this Deed has been executed; and

(b)
Pubco shall cause the Exchange Shares to be issued and delivered to the Seller in accordance with Clauses 3.1 and 3.2; and

(c)
Pubco and the Seller shall enter into the Lockup Agreement; and

(d)
Pubco and the Seller shall enter into the Call Option Agreement.

4.4
Without prejudice to any other rights and remedies Pubco may have, Pubco shall not be obliged to complete the sale and purchase of the Sale Shares pursuant to this Deed unless the Merger has been consummated.

5.
WARRANTIES

5.1
The Seller, solely on behalf of itself, hereby warrants severally (not jointly and not jointly and severally) to Pubco as of the date of this Deed:

(a)
it has completed its independent inquiry and has relied fully upon the advice of legal counsel, tax, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Deed and the transactions contemplated hereby and the suitability of this Deed and the transactions contemplated hereby for itself and its particular circumstances, and, except as set forth herein, it has not relied upon any representations or advice by Pubco, the Company or their relevant Representatives.

5.2
The Seller hereby warrants to Pubco as of the date of this Deed and as of Completion:

(a)
the Sale Shares are free from all Encumbrances;

(b)
(i) the Sale Shares are the only shares held by it in the Company and (ii) it is not a party to any agreement or arrangement pursuant to which it may receive additional shares in the Company (including but not limited to as a result of a subscription for, purchase, allotment or issue of shares, or conversion of any instrument or right into shares), nor is it contemplated that it will in the future become a party to any such agreement or arrangement, except in the case of item (ii) in this Section 5.2(b), as contemplated by the Subscription Agreement;

(c)
it is the sole legal and beneficial owner of the Sale Shares and it is entitled to transfer the full ownership of the Sale Shares on the terms set out in this Deed;

(d)
no commitment has been given by the Seller to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company) and, to the knowledge of the Seller, no person has claimed any rights in connection with any of those things;

(e)
any and all amounts to be paid to or by the Seller in connection with the subscription for the Sale Shares (including pursuant to applicable tax laws) have been paid and/or provided for, such that no claims associated with the subscription for the Sale Shares can be asserted by or against the Seller;

(f)
there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which it is a party or by which it is bound, with respect to the voting or transfer of the Sale Shares other than this Deed; and

(g)
it does not have any contract, agreement or arrangement with any person to sell, transfer or grant participations to such person, or to any third party, with respect to the Exchange Shares.

5.3
Each party, solely on behalf of itself, hereby warrants severally (not jointly and not jointly and severally) to each other party as of the date of this Deed and as of Completion that:

(a)
it is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, as applicable, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted;

(b)
it has taken all necessary action and has all requisite power and authority to enter into and perform this Deed in accordance with its terms;

(c)
this Deed has been delivered, duly and validly executed;

(d)
this Deed constitutes (or shall constitute when executed) valid, legal and binding obligations on it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts);

(e)
the performance of and compliance with the terms and provisions of this Deed will not conflict with or result in a breach of, or constitute a default under, any agreement or instrument by which it is bound, or any law, order or judgment that applies to or binds it or any of its property;

(f)
no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any competent governmental, administrative or supervisory authority is required to be obtained, or made, by it to authorise the execution or performance of this Deed by it; and

(g)
there is no pending or, to its knowledge, threatened litigation or claim, nor any outstanding governmental order, against or involving it, whether at law or equity, before or by any governmental authority, which would reasonably be expected to materially and adversely affect its ability to consummate the transactions contemplated by this Deed.

5.4
Pubco hereby warrants to the Seller as of Completion that:

(a)
the Exchange Shares issued to the Seller are duly authorized, validly issued, fully paid and nonassessable and free of all Encumbrances; and

(b)
immediately following Completion, and assuming no redemptions in connection with the Merger: (1) the entire issued equity share capital of Pubco; and (2) all of those shares in the capital of Pubco which Pubco is obliged to issue upon the exercise in full of all Outstanding Options shall be as set forth in columns 1 and 2, respectively, on Schedule 3.

5.5
Each of the warranties in Clauses 5.1, 5.3, 5.3 and 5.4 is separate and independent and, unless otherwise specifically provided, shall not be restricted or limited by reference to any other warranty or term of this Deed.

6.
REGISTRATION STATEMENT.

For purposes of this Clause 6, the Exchange Shares included in the Registration Statement shall include, as of any date of determination, the Exchange Shares and any other equity security of Pubco issued or issuable with respect to the Exchange Shares by way of share division, stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.
6.1
Pubco agrees that, within thirty (30) calendar days after the consummation of the Transactions (the “Filing Date”), Pubco will file with the Commission (at Pubco’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Exchange Shares (the “Registrable Securities”), and Pubco shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but not later than the earlier of (i) sixty (60) calendar days following the consummation of the Transactions, (ii) ninety (90) calendar days following the consummation of the Transactions if the Commission notifies Pubco that it will “review” the Registration Statement or (iii) ten (10) Business Days after the date Pubco is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Date”); provided, however, that Pubco’s obligations to include the Registrable Securities in the Registration Statement are contingent upon a Seller (as applicable) furnishing a completed and executed selling shareholder’s questionnaire in customary form to Pubco that contains the information required by the Commission rules for a Registration Statement regarding such Seller, the securities of Pubco held by such Seller and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and such Seller shall execute such documents in connection with such registration as Pubco may reasonably request that are customary of a selling shareholder in similar situations, including providing that Pubco shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided that such Seller shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities (excluding any such restrictions under the Lock-Up Agreement). Any failure by Pubco to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Pubco of its obligations to file or effect the Registration Statement as set forth above in this Clause 6. Unless required under applicable laws and Commission rules, in no event shall a Seller be identified as a statutory underwriter in the Registration Statement; provided, that if a Seller is required to be so identified as a statutory underwriter in the Registration Statement, such Seller will have an opportunity to withdraw its Exchange Shares from the Registration Statement.

6.2
In the case of registration effected by Pubco pursuant to this Deed, Pubco shall, upon reasonable request, inform the Seller as to the status of such registration. At its expense Pubco shall:

(a)
except for such times as Pubco is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Pubco determines to obtain, continuously effective with respect to such Seller, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) such Seller ceases to hold any Registrable Securities, (ii) the date all Registrable Securities held by such Seller may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Pubco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two (2) years from the Effectiveness Date;
(b)
advise each Seller as promptly as practicable, but in any event within five (5) Business Days:

(i)
when the Registration Statement or any post-effective amendment thereto has become effective;

(ii)
after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)
of the receipt by Pubco of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)
subject to the provisions in this Deed, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Pubco shall not, when so advising such Seller of such events, provide such Seller with any material, nonpublic information regarding Pubco other than to the extent that providing notice to such Seller of the occurrence of the events listed in (i) through (iv) of this Clause 6.2(b) constitutes material, nonpublic information regarding Pubco;
(c)
use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d)
upon the occurrence of any event contemplated in Clause 6.2(b), except for such times as Pubco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of the Registration Statement, Pubco shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)
use its commercially reasonable efforts to cause all Exchange Shares to be listed on each securities exchange or market, if any, on which the Exchange Shares are then listed;

(f)
use its commercially reasonable efforts to allow a Seller (as applicable) to review disclosure regarding such Seller in the Registration Statement and consider in good faith proposed revisions from such Seller; and

(g)
use its commercially reasonable efforts to (x) take all other steps reasonably necessary to effect the registration of the Exchange Shares contemplated herein and (y) take such further action as such Seller may reasonably request, all to the extent required from time to time to enable such Seller to sell such Seller’s Exchange Shares held by such Seller without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to Pubco).

6.3
Notwithstanding anything to the contrary in this Deed, if the Commission prevents Pubco from including in the Registration Statement any or all of the Exchange Shares due to limitations on the use of Rule 415 of the Securities Act for the resale of Exchange Shares by a Seller (as applicable), the Registration Statement shall register for resale such number of Exchange Shares which is equal to the maximum number of Exchange Shares as is permitted by the Commission. In such event, the number of Exchange Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Exchange Shares under Rule 415 under the Securities Act, Pubco shall use commercially reasonable efforts to amend the Registration Statement or file a new Registration Statement to register such Exchange Shares not included in the initial Registration Statement.

6.4
Notwithstanding anything to the contrary in this Deed, Pubco shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require a Seller (as applicable) not to sell under the Registration Statement or to suspend the effectiveness thereof, if it determines that in order for the Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act and is materially prejudicial or onerous for Pubco to include or (ii) the negotiation or consummation of a transaction by Pubco or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Pubco’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house counsel), would require additional disclosure by Pubco in the Registration Statement of material information that Pubco has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Pubco’s board of directors, upon the advice of legal counsel (which may be in-house counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements or (iii) in the good faith judgment of the majority of Pubco’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to Pubco and the majority of the board of directors of Pubco concludes as a result that it is essential to defer such filing because it would (x) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act (each such circumstance in subclauses (i)  – (iii), a “Suspension Event”); provided, however, that Pubco may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from Pubco of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Seller agrees that (i) it will immediately discontinue offers and sales of the Exchange Shares under the Registration Statement until such Seller receives copies of a supplemental or amended prospectus (which Pubco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Pubco that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Pubco except for disclosure to such Seller’s employees, agents and professional advisors who need to know such information and are obligated to keep it confidential, unless otherwise required by law or subpoena. If so directed by Pubco, such Seller will deliver to Pubco or, in such Seller’s sole discretion destroy, all copies of the prospectus covering the Exchange Shares in such Seller’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Exchange Shares shall not apply (i) to the extent such Seller is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

6.5
Indemnification.

(a)
Pubco agrees to indemnify and hold harmless, to the extent permitted by law, each Seller, its directors, officers, employees, advisers and agents, and each person who controls such Seller (within the meaning of the Securities Act or the Exchange Act) and each affiliate of each Seller (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are contained in any information furnished in writing to Pubco by or on behalf of such Seller expressly for use therein.

(b)
Each Seller agrees, severally and not jointly with any other selling shareholder under the Registration Statement, to indemnify and hold harmless Pubco, its directors and officers and agents and each person who controls Pubco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Seller expressly for use therein. In no event shall the liability of such Seller be greater in amount than the dollar amount of the net proceeds received by such Seller upon the sale of the Exchange Shares giving rise to such indemnification obligation.

(c)
Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)
The indemnification provided for under this Clause 6.5 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Exchange Shares purchased pursuant to this Deed.

(e)
If the indemnification provided under this Clause 6.5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Clause 6.5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Clause 6.5(e) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of a Seller (together with any indemnification obligation under this Clause 6.5) be greater in amount than the dollar amount of the net proceeds received by such Seller upon the sale of the Exchange Shares giving rise to such contribution obligation.
7.
CONFIDENTIALITY AND ANNOUNCEMENTS

7.1
Subject to Clause 7.4, Pubco and the Seller:

(a)
shall treat as strictly confidential the provisions of this Deed and the other Transaction Documents and the process of their negotiation (the “Confidential Information”); and

(b)
shall not, except with the prior written consent of the other parties, make use of (save for the purposes of performing its obligations under this Deed and the BCA) or disclose to any person (other than its Representatives in accordance with Clause 7.2) any Confidential Information.

7.2
Each of Pubco and the Seller undertakes that it shall only disclose Confidential Information to its Representatives where it is reasonably required for the purposes of performing its obligations under this Deed or the other Transaction Documents and only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 6 and instructed to comply with this Clause 7 as if they were a party to it.

7.3
Subject to Clause 7.4, neither Pubco nor the Seller shall make any announcement (including any communication to the public, to any customers or suppliers of the Company) concerning the subject matter of this Deed without the prior written consent of the other parties.

7.4
Clauses 7.1 and 7.3 shall not apply if and to the extent that such party using or disclosing Confidential Information or making such announcement can demonstrate that:

(a)
such disclosure or announcement is required by applicable law or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body (including, for the avoidance of doubt, any tax authority) having applicable jurisdiction; or

(b)
the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 7.4.

7.5
The provisions of this Clause 6 shall survive termination of this Deed, and shall continue for a period of three (3) years from the date of this Deed is terminated in accordance with its terms.

8.
FURTHER ASSURANCE

Each party shall, at its own cost, promptly execute and deliver all such documents and do all such things and provide all such information and assistance, as the other parties may from time to time reasonably require for the purpose of giving full effect to the provisions of this Deed and to secure for the parties the full benefit of the rights, powers and remedies conferred upon it under this Deed.

9.
POWER OF ATTORNEY

9.1
From Completion and for so long after Completion as the Seller remains the registered holder of any Z Ordinary Shares, it shall appoint Pubco to be its lawful attorney (the “Attorney”) to exercise all rights in relation to all such Z Ordinary Shares as Pubco in its absolute discretion sees fit.

9.2
The power of attorney given in Clause 9.1 shall be irrevocable, save with the consent of Pubco, and is given by way of security to secure the proprietary interest of Pubco as purchaser of the Sale Shares, but shall expire on the date on which Pubco is entered in the register of members of the Company as holder of the Sale Shares.

9.3
For so long as the power of attorney given in Clause 9.1 remains in force, the Seller undertakes:

(a)
not to exercise any rights which attach to the Sale Shares or are exercisable in its capacity as registered holder of the Sale Shares without Pubco’s prior written consent;

(b)
to hold on trust for Pubco all dividends and other distributions of profits or assets received by the Seller in respect of the Sale Shares and to promptly notify Pubco as attorney of anything received by the Seller in its capacity as registered holder of the Sale Shares;

(c)
to act promptly in accordance with Pubco’s instructions in relation to any rights exercisable or anything received by it in its capacity as registered holder of the Sale Shares; and

(d)
to ratify whatever Pubco may do as attorney in its name or on its behalf in exercising the powers contained in this Clause 9.

9.4
Nothing in Clause 9.3 shall require the Seller to take any action (or require it to omit to take any action) where such action or omission would breach any applicable laws.

9.5
Notwithstanding the foregoing, the power and authority granted pursuant to Clause 9.1 shall in no way authorize the Attorney to subject the Seller to any non-compete, non-investment or non-solicitation or similar clause or any unlimited liability (excluding fraud by the Seller).

10.
ENTIRE AGREEMENT AND REMEDIES

10.1
This Deed and the other Transaction Documents together set out the entire agreement between the parties relating to the sale and purchase of the Sale Shares and, save to the extent expressly set out in this Deed or any other Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. This Clause shall not exclude any liability for or remedy in respect of fraudulent misrepresentation.

10.2
The rights, powers, privileges and remedies provided in this Deed are cumulative and not exclusive of any rights, powers, privileges or remedies provided by law.

10.3
This Deed shall automatically terminate and the Transaction shall be abandoned immediately upon the termination of the BCA in accordance with the terms thereof. In the event of such termination, save where expressly stated to the contrary in this Deed, the rights and obligations of the parties hereunder shall be of no further force and effect, provided that nothing in this Clause 10.3 shall act so as to restrict the rights and liabilities of the parties in relation to a breach of this Deed prior to such termination. Furthermore, in the event of such termination, no Released Person (as such term is defined below) shall have any liability or any obligation of any nature to any Releasing Person (as such term is defined below) under this Deed. If the Completion does not take place concurrently with the Share Acquisition Closing, the Seller shall have the right to terminate all of its obligations under this Deed at any time by providing notice of such termination to Pubco.

11.
RELEASE

11.1
Effective as of termination of the BCA, to the fullest extent permitted by applicable law, the Seller, on behalf of itself and its Affiliates (the “Releasing Persons”), hereby releases and discharges Pubco, the

Company, Broadstone, the Sponsor and Merger Sub, and each of their directors, officers, employees and Affiliates (the “Released Persons”), from and against any and all actions, both at law and in equity (excluding fraud), for any “loss of opportunity or chance” or similar cause of action in connection with this Deed and the BCA.
12.
WAIVER AND VARIATION

12.1
A failure or delay by a party to exercise any right or remedy provided under this Deed or by law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Deed or by law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

12.2
A waiver of any right or remedy under this Deed shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

12.3
No variation or amendment of this Deed shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to this Deed. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Deed, nor shall it affect any rights or obligations under or pursuant to this Deed which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Deed shall remain in full force and effect except and only to the extent that they are varied or amended.

13.
INVALIDITY

Where any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then such provision shall be deemed to be severed from this Deed and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Deed and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Deed.
14.
ASSIGNMENT

No person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Deed nor grant, declare, create or dispose of any right or interest in it, except to its Affiliates (an “Affiliate Transfer”). Prior to an Affiliate Transfer, the transferor shall give written notice to the other parties to this Deed.
15.
NOTICES

15.1
Any notice or other communication given under this Deed or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 15.2 and served:

(a)
by hand to the relevant address, in which case it shall be deemed to have been given upon delivery to that address provided that any notice delivered outside Working Hours shall be deemed given at the start of the next period of Working Hours;

(b)
by courier (or if from or to any place outside the United Kingdom, by reputable, nationally recognised overnight courier service) to the relevant address, in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier; or

(c)
by e-mail to the relevant email address, in which case it shall, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when despatched provided that any email despatched outside Working Hours shall be deemed given at the start of the next period of Working Hours, provided, however, that notice given pursuant to Clauses 15.1(a) and 15.1(b) shall not be effective unless a duplicate copy of such notice is also given by hand or by e-mail.

15.2
Notices under this Deed shall be sent for the attention of the person and to the address or e-mail address, subject to Clause 15.3, as set out below:

For the Seller:
to the address set out on the signature page of the respective Seller;
For Pubco:
Name:	Pubco
For the attention of:	Vertical Aerospace Ltd.
Address:	140 – 142 Kensington Church Street London, England W8 4BN
E-mail:	###############################
with a copy (which shall not constitute notice) to:
Name:	Latham & Watkins (London) LLP
For the attention of:	J. David Stewart and Robbie McLaren
Address:	99 Bishopsgate
London, EC2M 3XF
United Kingdom
E-mail:	###################### and ######################

15.3
Any party to this Deed may notify each other party of any change to its address or other details specified in Clause 15.2 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

16.
COSTS

Except as otherwise provided in this Deed, each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Deed and all other Transaction Documents.
17.
RIGHTS OF THIRD PARTIES

Save where expressly provided in respect of a Released Person, a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
18.
COUNTERPARTS

This Deed may be executed in any number of counterparts. Each counterpart shall constitute an original of this Deed but all the counterparts together shall constitute but one and the same instrument.
19.
GOVERNING LAW AND JURISDICTION

19.1
This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

19.2
The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

19.3
For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Deed and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

SCHEDULE 10
THE SELLER
(A) Seller	(B) Sale Shares	(c) Exchange Shares
American Airlines Inc.	5,804	6,125,000

SCHEDULE 11
LOCKUP AGREEMENT
See attached.

SCHEDULE 12
	(1) Issued	(2) Outstanding Options
Shares	257,062,500	38,795,000

SCHEDULE 13
CALL OPTION AGREEMENT
See attached.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.
PUBCO:
EXECUTED and delivered	)
as a DEED by	)	/s/ Vinny Casey Name: Vinny Casey
VERTICAL AEROSPACE LTD.	)
acting by a director,	)
in the presence of:	)
/s/ Jemma Casey		Signature of Witness
Jemma Casey		Name of Witness
N/A		Occupation of Witness
THE SELLER:
EXECUTED and delivered	)
as a DEED by	)	/s/ Derek Kerr Name: Derek Kerr
AMERICAN AIRLINES, INC.	)
acting by a person authorized to act on behalf of the company under the laws of the state of	)
Delaware,	)
in the presence of:
Signature of Witness
Name of Witness
Occupation of Witness
Notice details for American Airlines, Inc.
Name:	Seller
For the attention of:	American Airlines, Inc.
Address:	1 Skyview Drive, Fort Worth, Texas 76155, United States of America
Attention:	General Counsel
E-mail:	######################
[Signature Page to the Business Combination Agreement]

This Agreement has been entered into on the date stated at the beginning of it.
Purchaser:
BROADSTONE ACQUISITION CORP.
By:
/s/ Edward Hawkes

Name: Edward Hawkes
Title: CFO
[Signature Page to the Business Combination Agreement]

As Sponsor and in its capacity as the Purchaser Representative:
BROADSTONE SPONSOR LLP
By:
/s/ Edward Hawkes

Name: Edward Hawkes
Title: CFO
[Signature Page to the Business Combination Agreement]

Pubco:
VERTICAL AEROSPACE LTD.
By:
/s/ Vinny Casey

Name: Vinny Casey
Title: Director
[Signature Page to the Business Combination Agreement]

Merger Sub:
VERTICAL MERGER SUB LTD.
By:
/s/ Vinny Casey

Name: Vinny Casey
Title: Director
[Signature Page to the Business Combination Agreement]

Company:
VERTICAL AEROSPACE GROUP LTD.
By:
/s/ Vinny Casey

Name: Vincent Casey
Title: Director
[Signature Page to the Business Combination Agreement]

solely in his capacity as the Company Shareholders Representative:
By:
/s/ Vinny Casey

Name: Vincent Casey
[Signature Page to the Business Combination Agreement]

Company Shareholder:
By:
/s/ Stephen Fitzpatrick

Name: Stephen Fitzpatrick
[Signature Page to the Business Combination Agreement]

Company Shareholder:
By:
/s/ Mark Yemm

Name: Mark Yemm
[Signature Page to the Business Combination Agreement]

Company Shareholder:
By:
/s/ Samuel Sugden

Name: Samuel Sugden
[Signature Page to the Business Combination Agreement]

ANNEX B
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
VERTICAL AEROSPACE LTD.
(ADOPTED BY SPECIAL RESOLUTION DATED [ • ], 2021 AND EFFECTIVE ON [ • ], 2021)

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
VERTICAL AEROSPACE LTD.
(ADOPTED BY SPECIAL RESOLUTION DATED [ • ], 2021 AND EFFECTIVE ON [ • ], 2021)
1
The name of the Company is Vertical Aerospace Ltd.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The authorised share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.

6
The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the same meaning as those given in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
VERTICAL AEROSPACE LTD.
(ADOPTED BY SPECIAL RESOLUTION DATED [ • ], 2021 AND EFFECTIVE ON [ • ], 2021)
1
Interpretation

1.1
In these Articles, unless otherwise defined, the defined terms shall have the meanings assigned to them as follows:

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
“Articles”	means these Amended and Restated Articles of Association of the Company, as from time to time altered or added to in accordance with the Statute and these Articles.
“Audit Committee”	means the audit committee of the Board established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Board”	means the board of directors of the Company.
“Business Day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company, the address or domain name of which has been notified to Members.
“Compensation Committee”	means the compensation committee of the Board established pursuant to the Articles, or any successor committee.
“Controlled Company”	has the meaning given to it in the rules of the Designated Stock Exchange.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the

Company are listed for trading, including the New York Stock Exchange.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on shares pursuant to these Articles.
“electronic communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the SEC) or other electronic delivery methods as otherwise decided and approved by the Directors.
“electronic record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“Member”	has the same meaning given to it in the Statute.
“Memorandum of Association”	means the amended and restated memorandum of association of the Company.
“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the Board established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”	means (i) a resolution passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organisation, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting of the Company or (ii) a unanimous written resolution.
“Ordinary Share”	means an ordinary share in the share capital of the Company of US$0.0001 nominal or par value designated as Ordinary Shares, and having the rights provided for in these Articles.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Seal”	means the common seal of the Company including any facsimile thereof.
“SEC”	means the United States Securities and Exchange Commission.
“Securities Act”	means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.
“Share”	means any share in the capital of the Company, including the Ordinary Shares.
“signed”	means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.
“Special Resolution”	means (i) a resolution passed by not less than two-thirds of votes cast by such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution, has been duly given or (ii) a unanimous written resolution.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Treasury Share”	means a share held in the name of the Company as a treasury share in accordance with the Statute.

1.2
In these Articles, save where the context requires otherwise:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing one gender include all other genders;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others.

The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);
(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)
sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares and other Securities

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may, in their absolute discretion and without approval of the holders of Ordinary Shares, allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise, any or all of which may be greater than the powers and rights associated with the Ordinary Shares, to such persons, at such times and on such other terms as they think proper, which shall be conclusively evidenced by their approval of the terms thereof, and may also (subject to the Statute and these Articles) vary such rights.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company shall not issue shares in bearer form and shall only issue shares as fully paid.

4
Ordinary Shares

4.1
The holders of the Ordinary Shares shall be:

(a)
entitled to dividends in accordance with the relevant provisions of these Articles;

(b)
entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles;

(c)
entitled to attend general meetings of the Company and shall be entitled to one vote for each Ordinary Share registered in his name in the Register of Members, both in accordance with the relevant provisions of these Articles.

4.2
All Ordinary Shares shall rank pari passu with each other in all respects.

5
Register of Members

5.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute, provided that for so long as the securities of the Company are listed for trading on the Designated Stock Exchange, title to such securities may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange.

5.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

6
Closing Register of Members or Fixing Record Date

6.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

6.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

6.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

7
Certificates for Shares

7.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

7.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

7.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

7.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.
7.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

8
Transfer of Shares

8.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

8.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8.3
The Directors may, in their absolute discretion, decline to register any transfer of Shares, subject to any applicable requirements imposed from time to time by the Commission and the Designated Stock Exchange.

9
Redemption, Purchase and Surrender of Shares, Treasury Shares

9.1
Subject to the provisions, if any, in these Articles, the Memorandum, applicable law, including the Statute, and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may:

(a)
issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such shares, determine; and

(b)
purchase its own shares (including any redeemable shares) in such manner and on such other terms as the Directors may agree with the relevant Member, provided that the manner of purchase is in accordance with any applicable requirements imposed from time to time by the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law;

9.2
For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

9.3
The Company may make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Statute, including out of capital.

9.4
The Directors may accept the surrender for no consideration of any fully paid share.

9.5
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.6
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights Attaching to Shares

10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of shares of the relevant class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of shares.

10.3
The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu therewith.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up shares. The Company may also on any issue of shares pay such brokerage as may be lawful.
12
Non-Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share other than an absolute right to the entirety thereof in the holder.
13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his shares. The estate of a deceased Member is not thereby released from any liability in respect of any share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a share in consequence of the death or bankruptcy, liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such share or to have some person nominated by him registered as the holder of such share. If he elects to have another person registered as the holder of such share he shall sign an instrument of transfer of that share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the relevant Member before his death or bankruptcy, liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such share. However, he shall not, before becoming a Member in respect of a share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

17
Alteration of Capital

17.1
Subject to these Articles, the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe.

17.2
Subject to these Articles, the Company may by Ordinary Resolution:

(a)
consolidate and divide all or any of its share capital into shares of larger amount than its existing shares, provided that any fractions of a share that result from such a consolidation or division of its share capital shall be automatically repurchased by the Company at (i) the market price on the date of such consolidation or division, in the case of any shares listed on a Designated Stock Exchange and (ii) a price to be agreed between the Company and the applicable Member in the case of any shares not listed on a Designated Stock Exchange;

(b)
sub-divide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

(c)
divide shares into multiple classes; and

(d)
cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

17.3
All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

17.4
Subject to these Articles, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum of Association with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital and any capital redemption reserve in any manner authorised by law.

18
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
19
General Meetings

19.1
All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

19.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall approve. At these meetings the report of the Directors (if any) shall be presented.

19.3
Extraordinary general meetings for any purpose or purposes may be called at any time by a resolution adopted by the majority of the Directors, and may not be called by any other person or persons. The Directors acting pursuant to a resolution may postpone, reschedule or cancel any previously scheduled extraordinary general meeting, before or after the notice for such meeting has been sent. Business transacted at any extraordinary general meeting shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

19.4
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

20
Notice of Business to be Brought before a Meeting

20.1
No business may be transacted at any extraordinary meeting other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled extraordinary meeting.

20.2
At an annual general meeting of the Company, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual general meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairman of the Board or (c) otherwise properly brought before the meeting by a Member present in person who (1) (x) was a record owner of shares of the Company both at the time of giving the notice provided for in this Article 20 and at the time of the meeting, (y) is entitled to vote at the meeting, and (z) has complied with this Article 20 in all applicable respects or (2) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. The foregoing clause (z) shall be the exclusive means for a Member to propose business to be brought before an annual general meeting. The only matters that may be brought before an extraordinary meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Article 20.1, and Members shall not be permitted to propose business to be brought before an extraordinary meeting. For purposes of this Article 20, “present in person” shall mean that the Member proposing that the business be brought before the annual meeting of the Company, or a qualified representative of such proposing Member, appear at such annual general meeting. A “qualified representative” of such proposing Member shall be a duly authorized officer, manager or partner of such Member or any other person authorized by a writing executed by such Member or an electronic transmission delivered by such Member to act for such Member as proxy at the meeting of Members and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Members. Members seeking to nominate persons for election to the Board must comply with Article 21 and Article 22 and this Article 20 shall not be applicable to nominations except as expressly provided in Article 21 and Article 22.

20.3
Without qualification, for business to be properly brought before an annual general meeting by a Member, the Member must (A) provide Timely Notice (as defined below) thereof in writing and in proper form to the Directors of the Company and (B) provide any updates or supplements to such notice at the times and in the forms required by this Article 20. To be timely, a Member’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting which, in the case of the first annual general meeting following the date hereof, the date of the preceding year’s annual meeting shall be deemed to be [month, day]; provided, however, that if the date of the annual general meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the Member to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual general meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual general meeting was first made by the Company (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual general meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

20.4
To be in proper form for purposes of this Article 20, a member’s notice to the Directors shall set forth:

(a)
As to each Proposing Person (as defined below), (i) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Company’s books and records); and (ii) the class and number of shares of the Company that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act)

by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Company as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (i) and (ii) are referred to as “Stockholder Information”);
(b)
As to each Proposing Person, (i) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Company; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (ii) any rights to dividends on the shares of any class or series of shares of the Company owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Company, (iii) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company, (iv) any other material relationship between such Proposing Person, on the one hand, and the Company, any affiliate of the Company, on the other hand, (v) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Company or any affiliate of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (vi) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the issued share capital of the Company required to approve or adopt the proposal or otherwise solicit proxies from Members in support of such proposal and (vii) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (i) through (vii) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the member directed to prepare and submit the notice required by these Articles on behalf of a beneficial owner; and

(c)
As to each item of business that the Member proposes to bring before the annual general meeting, (i) a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and any material interest in such business of each Proposing Person, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Articles of association of the Company, the language of the proposed amendment), and (iii) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Company (including their names) in connection with the proposal of such business by such Member;

and (iv) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Member directed to prepare and submit the notice required by these Articles on behalf of a beneficial owner.
For purposes of this Article 20, the term “Proposing Person” shall mean (i) the Member providing the notice of business proposed to be brought before an annual general meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Member in such solicitation.
(d)
A Proposing Person shall update and supplement its notice to the Company of its intent to propose business at an annual general meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article 20 shall be true and correct as of the record date for Members entitled to vote at the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company not later than five (5) Business Days after the record date for Members entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Member, extend any applicable deadlines hereunder or enable or be deemed to permit a Member who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the Members.

(e)
Notwithstanding anything in these Articles to the contrary, no business shall be conducted at an annual general meeting that is not properly brought before the meeting in accordance with this Article 20. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Article 20, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f)
This Article 20 is expressly intended to apply to any business proposed to be brought before an annual general meeting other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Company’s proxy statement. In addition to the requirements of this Article 20 with respect to any business proposed to be brought before an annual general meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Article 20 shall be deemed to affect the rights of Members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g)
For purposes of these Articles, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

21
Notice of Nominations for Election to the Board

(a)
Nominations of any person for election to the Board at an annual general meeting or at an extraordinary general meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such extraordinary general meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these Articles, or (ii) by a Member present in person (A) who was a record owner of shares of the Company both at the time of giving the notice provided for in this Article 21 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Article 21 and Article 22 as to such notice and nomination. For purposes of this Article 21, “present in person” shall mean that the Member proposing that the business be brought before the meeting of the Company, or a qualified representative of such Member, appear at such meeting. A “qualified representative” of such proposing Member shall be a duly authorized officer, manager or partner of such Member or any other person authorized by a writing executed by such Member or an electronic transmission delivered by such Member to act for such Member as proxy at the meeting of Members and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Members. The foregoing clause (ii) shall be the exclusive means for a Member to make any nomination of a person or persons for election to the Board at an annual general meeting or extraordinary general meeting.

(b)
(i)
Without qualification, for a Member to make any nomination of a person or persons for election to the Board at an annual general meeting, the member must (1) provide Timely Notice (as defined in Article 20) thereof in writing and in proper form to the Secretary of the Company, (2) provide the information, agreements and questionnaires with respect to such Member and its candidate for nomination as required to be set forth by this Article 21 and Article 22 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Article 21 and Article 22. Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling an extraordinary general meeting, then for a Member to make any nomination of a person or persons for election to the Board at an extraordinary general meeting, the Member must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Company at the principal executive offices of the Company,

(ii)
provide the information with respect to such Member and its candidate for nomination as required by this Article 21 and Article 22 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Article 21. To be timely, a Member’s notice for nominations to be made at an extraordinary general meeting must be delivered to, or mailed and received at, the principal executive offices of the Company not earlier than the one hundred twentieth (120th) day prior to such extraordinary general meeting and not later than the ninetieth (90th) day prior to such extraordinary general meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Article 20) of the date of such extraordinary general meeting was first made.

(iii)
In no event shall any adjournment or postponement of an annual general meeting or extraordinary general meeting or the announcement thereof commence a new time period for the giving of a Member’s notice as described above.

(iv)
In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by Members at the applicable meeting. If the Company shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Article 21(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Article 20) of such increase.

(c)
To be in proper form for purposes of this Article 21, a Member’s notice to the Directors shall set forth:

(i)
As to each Nominating Person (as defined below), the Stockholder Information (as defined in Article 20.4(a), except that for purposes of this Article 21 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article 20.4(a));

(ii)
As to each Nominating Person, any Disclosable Interests (as defined in Article 20.4(b), except that for purposes of this Article 21 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article 20.4(b) and the disclosure with respect to the business to be brought before the meeting in Article 20.4(b) shall be made with respect to the election of directors at the meeting); and

(iii)
As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a Member’s notice pursuant to this Article 21 and Article 22 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Article 22(a).

For purposes of this Article 21, the term “Nominating Person” shall mean (i) the Member providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.
(d)
A Member providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article 21 shall be true and correct as of the record date for Members entitled to vote at the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company not later than five (5) Business Days after the record date for Members entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Member, extend any applicable deadlines hereunder or enable or be deemed to permit a Member who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

In addition to the requirements of this Article 21 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

22
Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(a)
To be eligible to be a candidate for election as a director of the Company at an annual general meeting or extraordinary general meeting, a candidate must be nominated in the manner prescribed in Article 21 and the candidate for nomination, whether nominated by the Board or by a Member of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Directors at the principal executive offices of the Company, (1) a completed written questionnaire (in a form provided by the Company) with respect to the background, qualifications, share ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Company pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Company in connection with such annual general meeting or extraordinary general meeting and (2) a written representation and agreement (in form provided by the Company) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (x) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) or (y) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Company, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Company, (C) if elected as a director of the Company, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock or share ownership and trading and other policies and guidelines of the Company applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Company shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Company, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Company’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Company and agrees to serve if elected as a director.

(b)
The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of Members at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Company in accordance with the Company’s Corporate Governance Guidelines.

(c)
A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Article 22, if necessary, so that the information provided or required to be provided pursuant to this Article 22 shall be true and correct as of the record date for Members entitled to vote at the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company (or any other office specified by the Company in any public announcement) not later than five (5) Business Days after the record date for Members entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Member, extend any applicable deadlines hereunder or enable or be deemed to permit a Member who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the Members.
(d)
No candidate shall be eligible for nomination as a director of the Company unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Article 21 and this Article 22, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Article 21 and this Article 22, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(e)
Notwithstanding anything in these Articles to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Company unless nominated and elected in accordance with Article 21 and this Article 22.

23
Notice of General Meetings

23.1
The notice of any general meeting of Members shall be sent or otherwise given in accordance with these Articles not less than ten (10) calendar days (but not more than sixty (60) calendar days) before the date of the meeting to each Member entitled to vote at such meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which Members and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of an extraordinary general meeting, the purpose or purposes for which the meeting is called. The notice shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by the Members (or their proxies) having a right to attend and vote at the meeting, together holding not less than a majority of the shares giving that right.

23.2
The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a Special Resolution shall specify the intention to propose the resolution as a Special Resolution. Notice of every general meeting shall be given to all Members other than such as, under the provisions hereof or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company.

23.3
In cases where instruments of proxy are sent out with a notice of general meeting, the accidental omission to send such instrument of proxy to, or the non-receipt of any such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.

23.4
The accidental omission to give notice of a meeting to or the non receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

24
Proceedings at General Meetings

24.1
The date and time of the opening and the closing of the polls for each matter upon which the Members will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The person presiding over any meeting of Members shall have the right and authority to convene and

(for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to Members entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of Members, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.
24.2
No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Members holding in aggregate not less than a simple majority of all voting share capital of the Company in issue present in person or by proxy and entitled to vote shall be a quorum. A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting. If, however, such quorum is not present or represented at any general meeting, then either (i) the chairman of the meeting or (ii) the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting.

24.3
When a meeting is adjourned to another time and place, unless these Articles otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Company may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

24.4
A determination of the Members of record entitled to notice of or to vote at a general meeting shall apply to any adjournment of such meeting unless the Directors fix a new record date for the adjourned meeting, but the Directors shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.

24.5
The chairman of the Board shall preside as chairman at every general meeting of the Company. If at any meeting the chairman of the Board is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall elect one of their number as chairman of the meeting or if all the Directors present decline to take the chair, the Members present shall choose one of their own number to be the chairman of the meeting.

24.6
At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

24.7
A poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting.

24.8
In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

25
Votes of Members

25.1
Subject to any rights and restrictions for the time being attached to any class or classes of shares, every Member present in person and every person representing a Member by proxy at a general meeting of the Company shall have one (1) vote for each share registered in such Member’s name in the Register of Members. No cumulative voting shall be allowed.
25.2
In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

25.3
A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote on a poll by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.

25.4
No Member shall be entitled to vote at any general meeting unless all sums presently payable by him in respect of shares in the Company have been paid.

25.5
On a poll, votes may be given either personally or by proxy.

25.6
The instrument appointing a proxy shall be in writing (whether by manual signature, typewriting or otherwise) under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is an entity, either under seal or under the hand of an officer or attorney duly authorised in that behalf provided however, that a Member may also authorise the casting of a vote by proxy pursuant to telephonic or electronically transmitted instructions (including, without limitation, instructions transmitted over the internet) obtained pursuant to procedures approved by the Directors which are reasonably designed to verify that such instructions have been authorised by such Member. A proxy need not be a Member of the Company. Notwithstanding the foregoing, no proxy shall be voted or acted upon after three (3) years from its date unless the proxy provides for a longer period.

25.7
An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

25.8
The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

25.9
Shares that are beneficially owned by the Company shall not be voted, directly or indirectly, at any general meeting and shall not be counted in determining the total number of issued Shares at any given time.

26
Corporations Acting by Representatives at Meeting

Any corporation or other entity which is a Member may, by resolution of its directors, other governing body or authorised individual(s), authorise such person as it thinks fit to act as its representative at any general meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member.
27
Clearing Houses

If a clearing house or depository (or its nominee) is a Member it may, by resolution of its directors, other governing body or authorised individual(s) or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members; provided that, if more than one person is so authorised, the authorisation shall specify the number and class of shares in respect of which each such person is so authorised. A person so authorised pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual Member of the Company holding the number and class of shares specified in such authorisation.
28
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

29
Directors

29.1
There shall be a Board consisting of such number of Directors as fixed by the Directors from time to time (but less than one Director), unless increased or decreased from time to time by the Directors or the Company in general meeting. So long as Shares are listed on the Designated Stock Exchange, the Board shall include such number of “independent directors” as the relevant rules applicable to the listing of any Shares on the Designated Stock Exchange require (subject to any applicable exceptions for Controlled Companies).

29.2
The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Directors.

29.3
The initial Class I Directors shall serve for a term expiring at the first annual general meeting following the date of these Articles; the initial Class II Directors shall serve for a term expiring at the second annual general meeting following the date of these Articles; and the initial Class III Directors shall serve for a term expiring at the third annual general meeting following the date of these Articles. At each annual general meeting of the Company beginning with the first annual general meeting following the date of these Articles, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual general meeting held in the third year following the year of their election. Each Director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board is authorized to assign members of the Board already in office to Class I, Class II and Class III.

29.4
The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Directors, even if less than a quorum, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing Board, subject to these Articles (including Article 22), the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. Any Director so appointed shall hold office until the expiration of the term of such class of Directors or until his earlier death, resignation or removal.

29.5
A director may be removed from office by the Members by Special Resolution only for cause (“cause” for removal of a Director shall be deemed to exist only if (a) the Director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such Director has been found by the affirmative vote of a majority of the Directors then in office at any regular or extraordinary meeting of the Board called for that purpose, or by a court of competent jurisdiction, to have been guilty of wilful misconduct in the performance of such Director’s duties to the Company in a matter of substantial importance to the Company; or (c) such Director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform his or her obligations as a Director) at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). If the Board makes a determination that removal of a Director by the Members by Special Resolution is in the best interests of the Company the above definition of “cause” shall not apply. A vacancy on the Board created by the removal of a Director under the provisions of these Articles may be filled by the election or appointment by Ordinary Resolution at the general meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Directors, subject to these Articles, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. A Director appointed to fill a vacancy in accordance with this Article shall be of the same Class of Director as the Director he or she replaced and the term of such appointment shall terminate in accordance with that Class of Director.

29.6
The Directors may, from time to time, and except as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Directors on various corporate governance related matters, as the Directors shall determine by resolution from time to time.

29.7
A Director shall not be required to hold any shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and all classes of shares of the Company.

30
Directors’ Fees and Expenses

30.1
The Directors may receive such remuneration as the Directors may from time to time determine. The Directors may be entitled to be repaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by such Director in attending meetings of the Directors or committees of the Directors or general meetings or separate meetings of any class of securities of the Company or otherwise in connection with the discharge of his duties as a Director.

30.2
Any Director who performs services which in the opinion of the Directors go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Directors may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for, by or pursuant to any other Article.

31
Powers and Duties of Directors

31.1
Subject to the provisions of the Statute, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by or under the direction of the Board, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in a general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been made.

31.2
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committees consisting of such member or members of their body as they think fit (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee), subject to Article 31.3; provided that any committee so formed shall include amongst its members at least two Directors unless otherwise required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. No committee shall have the power of authority to (a) recommend to the Members an amendment of these Articles (except that a committee may, to the extent authorised in the resolution or resolutions providing for the issuance of shares adopted by the Directors as provided under the laws of the Cayman Islands, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of shares of the Company); (b) adopt an agreement of merger or consolidation; (c) recommend to the Members the sale, lease or exchange of all or substantially all of the Company’s property and assets; (d) recommend to the Members a dissolution of the Company or a revocation of a dissolution; (e) recommend to the Members an amendment of the Memorandum of Association of the Company; or (f) declare a dividend or authorise the issuance of shares unless the resolution establishing such committee (or the charter of such committee approved by the Directors) or the Memorandum of Association or these Articles so provide. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. The Directors may also delegate to any Director holding any executive office such of their powers as they consider desirable to be exercised by him or her. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers, and may be revoked or altered.

31.3
The Directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

31.4
The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

31.5
The Directors from time to time and at any time may establish any advisory committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such advisory committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any of the aforesaid.

31.6
The Directors from time to time and at any time may delegate to any such advisory committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

31.7
The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall, subject to 31.3, consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law.

31.8
Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested to them.

31.9
The Directors may elect, by the affirmative vote of a majority of the Directors then in office, a chairman. The chairman of the Board may be a director or an officer of the Company. Subject to the provisions of these Articles and the direction of the Directors, the chairman of the Board shall perform all duties and have all powers which are commonly incident to the position of chairman of a board or which are delegated to him or her by the Directors, preside at all general meetings and meetings of the Directors at which he or she is present and have such powers and perform such duties as the Directors may from time to time prescribe.

32
Disqualification of Directors

Subject to these Articles, the office of Director shall be vacated, if the Director:
(a)
becomes bankrupt or makes any arrangement or composition with his creditors;

(b)
dies or is found to be or becomes of unsound mind;

(c)
resigns his office by notice in writing to the Company;

(d)
is prohibited by applicable law or the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law from being a director;

(e)
without special leave of absence from the Directors, is absent from meetings of the Directors for six consecutive months and the Directors resolve that his office be vacated; or

(f)
if he or she shall be removed from office pursuant to these Articles.

33
Proceedings of Directors

33.1
Subject to these Articles, the Directors may meet together for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Such meetings may be held at any place within or outside the Cayman Islands that has been designated by the Directors. In the absence of such a designation, meetings of the Directors shall be held at the principal executive office of the Company. Questions arising at any meeting of the Directors shall be decided by the method set forth in Article 33.4.

33.2
The chairman of the Board or the Secretary on request of a Director, may, at any time summon a meeting of the Directors by twenty-four (24) hour notice to each Director in person, by telephone, electronic email, or in such other manner as the Directors may from time to time determine, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Directors. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or extraordinary meeting of the Directors.

33.3
A Director or Directors may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

33.4
The quorum necessary for the transaction of the business of the Directors shall be a majority of the authorised number of Directors. If at any time there is only a sole Director, the quorum shall be one (1) Director. Every act or decision done or made by a majority of the Directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Directors, subject to the provisions of these Articles and other applicable law. In the case of an equality of votes, the chairman shall not have an additional tie-breaking vote.

33.5
A meeting of the Directors may be held by means of telephone or teleconferencing or any other telecommunications facility provided that all participants are thereby able to communicate immediately by voice with all other participants.

33.6
Subject to these Articles, a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

33.7
A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement. Any Director who enters into a contract or arrangement or has a relationship that is reasonably likely to be implicated under this Article 33.7 or that would reasonably be likely to affect a Director’s status as an “Independent Director” under the rules and regulations of the Designated Stock Exchange, Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law shall disclose the nature of his or her interest in any such contract or arrangement in which he is interested or any such relationship.

33.8
Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to reasonable expense reimbursement consistent with the Company’s policies in connection with such Directors service in his official capacity; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

33.9
The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)
all appointments of officers made by the Directors;

(b)
the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)
all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

33.10
When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

33.11
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee as the case may be, duly convened and held.

33.12
The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

33.13
A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

33.14
A committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall not have a second or casting vote.

33.15
Meetings and actions of committees of the Directors shall be governed by, and held and taken in accordance with, the provisions of Article 33.1 (place of meetings), Article 33.2 (notice), Article 33.3 (telephonic meetings), and Article 33.4 (quorum), with such changes in the context of these Articles as are necessary to substitute the committee and its members for the Directors; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the Directors, and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Directors may adopt rules for the government of any committee not inconsistent with the provisions of these Articles.

33.16
All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

34
Presumption of Assent

A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent or abstention shall be entered in the Minutes of the meeting or unless he shall file his written dissent or abstention from such action with the person acting as the chairman or Secretary of the meeting before the adjournment thereof or shall forward such dissent or abstention by registered post to such person immediately after the adjournment of the meeting. Such right to dissent or abstain shall not apply to a Director who voted in favour of such action.
35
Dividends, Distributions and Reserve

35.1
Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor. All dividends unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Subject to any applicable unclaimed property or other laws, any dividend unclaimed after a period of six (6) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Directors of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

35.2
The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit. The Directors shall establish an account to be called the “Share Premium Account” and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share in the Company. Unless otherwise provided by the provisions of these Articles, the Directors may apply the share premium account in any manner permitted by the Statute and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. The Company shall at all times comply with the provisions of these Articles, the Statute and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law in relation to the share premium account.

35.3
Any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct. Notwithstanding the foregoing, dividends may also be paid electronically to the account of the Members or persons entitled thereto or in such other manner approved by the Directors.
35.4
The Directors when paying dividends to the Members in accordance with the foregoing provisions may make such payment either in cash or in specie.

35.5
No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Statute, the share premium account.

35.6
Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as fully paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company dividends may be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

35.7
If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

35.8
No dividend shall bear interest against the Company.

36
Book of Accounts

36.1
The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

36.2
The books of account shall be kept at such place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

36.3
The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors.

36.4
The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

37
Audit

37.1
The Directors or, if authorised to do so, the Audit Committee of the Directors, may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

37.2
Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

37.3
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

38
The Seal

38.1
The Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of any one or more persons as the Directors may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal of the Company is so affixed in their presence.

38.2
The Company may maintain a facsimile of its Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in their presence of and the instrument signed by a Director or the Secretary (or an Assistant Secretary) of the Company or in the presence of any one or more persons as the Directors may appoint for the purpose.

38.3
Notwithstanding the foregoing, a Director shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

39
Officers

39.1
Subject to these Articles, the Directors may from time to time appoint any person, whether or not a director of the Company, to hold the office of the Chief Executive Officer, the President, the Chief Financial Officer, one or more Vice Presidents or such other officers as the Directors may think necessary for the administration of the Company, for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit.

39.2
All officers of the Company shall respectively have such authority and perform such duties in the management of the business of the Company as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

40
Register of Directors and Officers

The Company shall cause to be kept in one or more books at its office a register of Directors and Officers in which there shall be entered the full names and addresses of the Directors and Officers and such other particulars as required by the Statute. The Company shall send to the Registrar of Companies in the Cayman Islands a copy of such register, and shall from time to time notify the said Registrar of any change that takes place in relation to such Directors and Officers as required by the Statute.
41
Capitalisation of Profits

Subject to the Statute and these Articles, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including a share premium account or a capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

42
Notices

42.1
Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by email or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members or, to the extent permitted by all applicable laws and regulations, by electronic means by transmitting it to any electronic number or address or website supplied by the Member to the Company or by placing it on the Company’s Website, provided that, (i) with respect to notification via electronic means, the Company has obtained the Member’s prior express positive confirmation in writing to receive or otherwise have made available to him notices in such fashion, and (i) with respect to posting to Company’s Website, notification of such posting is provided to such Member. In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

42.2
An affidavit of the mailing or other means of giving any notice of any general meeting, executed by the Secretary, Assistant Secretary or any transfer agent of the Company giving the notice, shall be prima facie evidence of the giving of such notice.

42.3
Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

42.4
Any notice or other document, if served by (a) post, shall be deemed to have been served when the letter containing the same is posted, or (b) email, shall be deemed to have been served upon confirmation of successful transmission, or (c) recognised courier service, shall be deemed to have been served when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to provide that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier, or (d) electronic means as provided herein shall be deemed to have been served and delivered on the day on which it is successfully transmitted or at such later time as may be prescribed by any applicable laws or regulations.

42.5
Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

42.6
Notice of every general meeting shall be given to:

(a)
all Members who have supplied to the Company an address for the giving of notices to them, except that in case of joint holders, the notice shall be sufficient if given to the joint holder first named in the Register of Members; and

(b)
each Director.

42.7
No other person shall be entitled to receive notices of general meetings.

43
Information

43.1
No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors would not be in the interests of the Members of the Company to communicate to the public.

43.2
The Directors shall be entitled (but not required, except as provided by law) to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register of Members and transfer books of the Company.

44
Indemnity

44.1
The Company shall indemnify and hold harmless, to the fullest extent permitted under the laws of the Cayman Islands as they presently exist or may hereafter be amended, any director or officer of the Company who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Article 44.4, the Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

44.2
The Company shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Company who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

44.3
The Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Company, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article 44 or otherwise.

44.4
If a claim for indemnification (following the final disposition of such Proceeding) under this Article 44 is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article 44 is not paid in full within thirty (30) days, after a written claim therefor has been received by the Company the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

44.5
The rights conferred on any person by this Article 44 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of these Articles, agreement, vote of Members or disinterested directors or otherwise.

44.6
The Directors, on behalf of the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under Cayman Islands law.

44.7
The Company’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

44.8
The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article 44 shall continue notwithstanding that the person has ceased to be a director or officer of the Company and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

44.9
The provisions of this Article 44 shall constitute a contract between the Company, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Company (whether before or after the adoption of these Articles), in consideration of such person’s performance of such services, and pursuant to this Article 44 the Company intends to be legally bound to each such current or former director or officer of the Company. With respect to current and former directors and officers of the Company, the rights conferred under this Article 44 are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of these Articles. With respect to any directors or officers of the Company who commence service following adoption of these Articles, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Company.

44.10
Any repeal or modification of the foregoing provisions of this Article 44 shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Company in effect prior to the time of such repeal or modification.

44.11
Any reference to an officer of the Company in this Article 44 shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, Vice President or other officer of the Company appointed by (x) the Board pursuant to these Articles or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to these Articles, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the Board (or equivalent governing body) of such other entity pursuant to the memorandum of association, Articles of association, certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Company or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Company or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Company or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article 44.

45
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year and shall begin on the day following.

46
Winding Up

46.1
If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

46.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

47
Amendment of Memorandum and Articles of Association and Name of Company

47.1
Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the following actions shall require a Special Resolution of the Company:

(a)
change its name;

(b)
alter or add to these Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

48
Registration by Way of Continuation

Subject to these Articles, the Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.
49
Mergers and Consolidations

The Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

50
Business Opportunities

50.1
To the fullest extent permitted by Applicable Law, no any Director who is not employed by the Company or its subsidiaries shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any Director who is not employed by the Company or its subsidiaries, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, no Director who is not employed by the Company or its subsidiaries shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2
The Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and any Director who is not employed by the Company or its subsidiaries, about which any such Director acquires knowledge; provided that, the Company does not renounce any interest or expectancy it may have in any business opportunity that is expressly offered to any Director solely in his or her capacity as a Director or Officer, and not in any other capacity.

50.3
In addition to and notwithstanding the foregoing provisions of this Article, a corporate opportunity shall not be deemed to belong to the Company if it is a business opportunity the Company is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s business or is of no practical advantage to it or that is one in which the Company has no interest or reasonable expectancy.

50.4
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

ANNEX C
The Companies Act (As Revised) of the Cayman Islands
Plan of Merger
This plan of merger (the “Plan of Merger”) is made on [insert date] between Broadstone Acquisition Corp. (the “Surviving Company”) and Vertical Merger Sub Ltd (the “Merging Company”).
Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).
Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.
Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated [insert date] and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.
Now therefore this Plan of Merger provides as follows:
1.
The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2.
The surviving company (as defined in the Statute) is the Surviving Company.

3.
The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4.
Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have [insert number] ordinary shares in issue.

5.
Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$[TBC] divided into [TBC] ordinary shares of a par value of US$[] each and the Merging Company will have [TBC] ordinary shares in issue.

6.
The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7.
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8.
The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9.
The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.
10.
There are no amounts or benefits, which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11.
The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12.
The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13.
The names and addresses of each director of the surviving company (as defined in the Statute) are:

a.
Rory Cullinan of 7 Portman Mews South, Marylebone, London, W1H 6AY, United Kingdom;

b.
Philip Basset of 7 Portman Mews South, Marylebone, London, W1H 6AY, United Kingdom;

c.
Edward Hawkes of 7 Portman Mews South, Marylebone, London, W1H 6AY, United Kingdom;

d.
Ian Cormack of 7 Portman Mews South, Marylebone, London, W1H 6AY, United Kingdom;

e.
Hugh Osmond of 13 Devonshire Place, London, W1G 6HU, United Kingdom; and

f.
Marc Jonas of 7 Portman Mews South, Marylebone, London, W1H 6AY, United Kingdom.

14.
This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15.
This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute. This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

16.
At any time prior to the Effective Date, this Plan of Merger may be:

a.
terminated by the board of directors of either the Surviving Company or the Merging Company;

b.
amended by the board of directors of both the Surviving Company and the Merging Company to:

i.
change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

ii.
effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17.
This Plan of Merger may be executed in counterparts.

18.
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Broadstone Acquisition Corp.	)
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Vertical Merger Sub Ltd	)

ANNEX D
VERTICAL AEROSPACE LTD.
2021 INCENTIVE AWARD PLAN
ARTICLE 1.
PURPOSE
The purpose of the Vertical Aerospace Limited 2021 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Vertical Aerospace Limited, a Cayman Islands company (the “Company”) by linking the individual interests of Directors, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Directors, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1   “Administrator” shall mean the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.
2.2   “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
2.3   “Applicable Law” shall mean any applicable law, including, without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.
2.4   “Automatic Exercise Date” shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth (10th) anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year (10 year) Option Term or Stock Appreciation Right Term, as applicable).
2.5   “Award” shall mean an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, an Other Stock or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.
2.6   “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium (which may be limited to notation on the books and records of the Company) and, with the approval of the Administrator, which need not be signed by a representative of the Company or a recipient, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.
2.7   “Board” shall mean the Board of Directors of the Company.

2.8   “Change in Control” shall mean and includes each of the following:
(a)   A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with Sections 2.8(c)(i), 2.8(c)(ii) or 2.8(c)(iii); or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder);
(b)   The Incumbent Directors cease for any reason to constitute a majority of the Board; or
(c)   The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)   which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)   after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and
(iii)   after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
2.9   “Cause” shall mean any of the Company or any parent of the Company or a Subsidiary having “Cause” to terminate Holder’s employment or services, as such term is defined in any relevant employment or services agreement between Holder and the Company (or any parent of the Company or a Subsidiary, as applicable); provided that, in the absence of such agreement containing such definition, the Company (or any parent of the Company or a Subsidiary, as applicable) shall have “Cause” to terminate Holder’s employment or services upon: (i) gross neglect or willful misconduct by Holder of Holder’s duties or Holder’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board; (ii) conviction of Holder of a criminal offence (other than in connection with a traffic violation that does not result in imprisonment); (iii) Holder’s habitual unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or a parent of the Company’s or a Subsidiary’s) premises or while performing Holder’s duties and responsibilities; (iv) Holder’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (v) Holder’s material breach of an Award Agreement or any other confidentiality, non-compete or non-solicitation covenant with the Company (or a parent of the Company or a Subsidiary, as applicable); provided that the Company (or a parent of the Company or a Subsidiary, as applicable) shall provide Holder with fifteen (15) days prior written notice before any termination due to (i) or (v) (other than to the extent that (i) relates to any fraud or intentional misconduct) with an opportunity to meet with the Board and discuss or cure any such alleged violation.
2.10   “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.
2.11   “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board which may be comprised of one or more Directors and/or executive officers of the Company as appointed by the Board, to the extent permitted in accordance with Applicable Law.
2.12   “Common Stock” shall mean the common stock of the Company.
2.13   “Company” shall have the meaning set forth in Article 1.
2.14   “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any parent of the Company or Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.
2.15   “Director” shall mean a member of the Board, as constituted from time to time.
2.16   “Director Limit” shall have the meaning set forth in Section 4.6.
2.17   “Disability” shall mean, except as otherwise provided in an Award Agreement, that the Holder is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company. For purposes of the Plan, a Holder shall be deemed to have incurred a Disability if the Holder is determined to be totally disabled by the Social Security Administration or in accordance with the applicable disability insurance program of the Company’s, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this definition.
2.18   “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.
2.19   “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
2.20   “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval of the Plan by the Company’s stockholders.
2.21   “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.
2.22   “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any parent of the Company or Subsidiary.
2.23   “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the

Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.
2.24   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.25   “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:
(a)   If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. Notwithstanding the foregoing, if the Committee determines in its discretion that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the Award Agreement. Such alternative definition may include a price that is based on the opening, actual, high, low, or average selling prices of a Share on the applicable securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days.
(b)   If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.
(c)   If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in its discretion.
2.26   “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).
2.27   “Holder” shall mean a person who has been granted an Award.
2.28   “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.29   “Incumbent Directors” shall mean for any period of 24 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or 2.8(c)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 24-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.
2.30   “Non-Employee Director” shall mean a Director of the Company who is not an Employee.
2.31   “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.

2.32   “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.
2.33   “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.
2.34   “Option Term” shall have the meaning set forth in Section 5.4.
2.35   “Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.
2.36   “Other Stock or Cash Based Award” shall mean a cash payment, cash bonus award, stock payment, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1, which may include, without limitation, deferred stock, deferred stock units, performance awards, retainers, committee fees, and meeting-based fees.
2.37   “Performance Criteria” shall mean the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period. The Performance Criteria that may be used to establish Performance Goals may include, but are not limited to, the following: (i) net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital (or invested capital) and cost of capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs, reductions in costs and cost control measures; (xiv) expenses; (xv) working capital; (xvi) earnings or loss per share; (xvii) adjusted earnings or loss per share; (xviii) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xix) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); (xx) implementation or completion of critical projects; (xxi) market share; (xxii) economic value; and (xxiii) individual employee performance, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or other employees or to market performance indicators or indices.
2.38   “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined with reference to Applicable Accounting Standards or other methodology as determined appropriate by the Administrator.
2.39   “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, vesting of, and/or the payment in respect of, an Award.
2.40   “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.41   “Plan” shall have the meaning set forth in Article 1.
2.42   “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.
2.43   “Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.
2.44   “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 8.
2.45   “SAR Term” shall have the meaning set forth in Section 5.4.
2.46   “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.
2.47   “Securities Act” shall mean the Securities Act of 1933, as amended.
2.48   “Shares” shall mean shares of Common Stock.
2.49   “Stock Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying (i) the difference obtained by subtracting (x) the exercise price per share of such Award from (y) the Fair Market Value on the date of exercise of such Award by (ii) the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.
2.50   “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.51   “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
2.52   “Termination of Service” shall mean the date the Holder ceases to be an Eligible Individual. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.
SHARES SUBJECT TO THE PLAN
3.1   Number of Shares.
(a)   Subject to Sections 3.1(b) and 12.2, Awards may be made under the Plan covering an aggregate number of Shares equal to the sum of: (i) 5% of the Shares outstanding (on an as-converted basis) on the date the Plan is adopted by the Board, and (ii) an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2032, equal to the lesser of (A) 5.0% of the Shares outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board; provided, however, no more than [•] Shares may be issued upon the exercise of Incentive Stock Options. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.
(b)   If any Shares subject to an Award are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, termination without distribution of Shares or cash settlement, again be available for future grants of Awards under the Plan. In addition, the following Shares shall be added to the Shares authorized for grant under Section 3.1(a) and shall again be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right or other stock-settled Award (including Awards that may be settled in cash or stock) that are not issued in connection with the settlement or exercise, as applicable, of the Stock Appreciation Right or other stock-settled Award; and (iv) Shares purchased on the open market by the Company with the cash proceeds received from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder so that such Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code. For the avoidance of doubt, Shares underlying Awards that are subject to the achievement of performance goals shall be counted against the Share reserve based on the target value of such Awards unless and until such time as such Awards become vested and settled in Shares.
(c)   Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code, and Shares subject to such Substitute Awards shall not be added to the Shares available for Awards under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in this Section 3.1(c)); provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

ARTICLE 4.
GRANTING OF AWARDS
4.1   Participation.   The Administrator may, from time to time, select from among all Eligible Individuals those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.6, no Eligible Individual or other person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other person shall participate in the Plan.
4.2   Award Agreement.   Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The Administrator, in its sole discretion, may grant Awards to Eligible Individuals that are based on one or more Performance Criteria or achievement of one or more Performance Goals or any such other criteria or goals as the Administrator shall establish.
4.3   Limitations Applicable to Section 16 Persons.   Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional requirements or limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
4.4   At-Will Service.   Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.
4.5   Foreign Holders.   Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the Applicable Law in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 3.1 or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.
4.6   Non-Employee Director Awards.
(a)   Non-Employee Director Equity Compensation Policy.   The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director

Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time.
(b)   Director Limit.   Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the sum of the grant date fair value of Awards and the amount of any other fees granted to a Non-Employee Director during any calendar year shall not exceed $500,000 (the “Director Limit”). The Administrator may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.
ARTICLE 5.
GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS
5.1   Granting of Options and Stock Appreciation Rights to Eligible Individuals.   The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan, including any limitations in the Plan that apply to Incentive Stock Options.
5.2   Qualification of Incentive Stock Options.   The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including, without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.
5.3   Option and Stock Appreciation Right Exercise Price.   The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of

Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award granted following a transaction described in Code Section 424(a), the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and Section 409A of the Code and the applicable Treasury regulations.
5.4   Option and SAR Term.   The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4 and without limiting the Company’s rights under Section 10.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 10.7 and 12.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.
5.5   Option and SAR Vesting.   The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) with respect to which the applicable exercise price per Share is greater than the Fair Market Value of a Share as of such date, (a) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (b) Shares may not be purchased or sold by the applicable Holder due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten-year (10 year) term of the applicable Option or Stock Appreciation Right. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (i) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (ii) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.
5.6   Substitution of Stock Appreciation Rights; Early Exercise of Options.   The Administrator may provide in the applicable Program or Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining term as the substituted Option. The Administrator may provide in the terms of an Award Agreement that the Holder may exercise an Option in whole or in part prior to the full vesting of the Option in exchange for unvested shares of Restricted Stock with respect to any unvested portion of the Option so exercised. Shares of Restricted Stock acquired upon the exercise of any unvested portion of an Option shall be subject to such terms and conditions as the Administrator shall determine.
ARTICLE 6.
EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS
6.1   Exercise and Payment.   An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, unless the Administrator otherwise determines, an Option or Stock Appreciation

Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 6 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.
6.2   Manner of Exercise.   Except as set forth in Section 6.3, all or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a)   A written notice of exercise in a form the Administrator approves (which may be electronic) complying with the applicable rules established by the Administrator. The notice shall be signed or otherwise acknowledge electronically by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;
(b)   Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.
(c)   In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and
(d)   Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2.
6.3   Expiration of Option Term or SAR Term: Automatic Exercise of In-The-Money Options and Stock Appreciation Rights.   If provided by the Administrator in an Award Agreement or otherwise or as otherwise directed by an Option or Stock Appreciation Rights Holder in writing to the Company, a vested and exercisable Option and Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per Share that is less than the Fair Market Value per Share as of such date may automatically and without further action by the Option or Stock Appreciation Rights Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 10.1(b) or 10.1(c) and the Company or any Subsidiary shall be entitled to deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 10.2. For the avoidance of doubt, no Option or Stock Appreciation Right with an exercise price per Share that is equal to or greater than the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.3.
6.4   Notification Regarding Disposition.   The Holder shall give the Company prompt written or electronic notice of any disposition or other transfers (other than in connection with a Change in Control) of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one (1) year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.
ARTICLE 7.
AWARD OF RESTRICTED STOCK
7.1   Award of Restricted Stock.   The Administrator is authorized to grant Restricted Stock, or the right to purchase Restricted Stock, to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.
7.2   Rights as Stockholders.   Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all of the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Restricted Stock are granted becomes the record holder of such Restricted Stock; provided, however, that, in the sole discretion of the Administrator, any extraordinary dividends or distributions with respect to the Shares may be subject to the restrictions set forth in Section 7.3. In addition, notwithstanding anything to the contrary herein, with respect to a share of Restricted Stock, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the share of Restricted Stock vests.
7.3   Restrictions.   All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) and, unless the Administrator provides otherwise, any property (other than cash) transferred to Holders in connection with an extraordinary dividend or distribution shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement.
7.4   Repurchase or Forfeiture of Restricted Stock.   Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement.
7.5   Section 83(b) Election.   If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxed under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.
ARTICLE 8.
AWARD OF RESTRICTED STOCK UNITS
8.1   Grant of Restricted Stock Units.   The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. A Holder will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.
8.2   Vesting of Restricted Stock Units.   At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Goals or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.
8.3   Maturity and Payment.   At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third (3rd) month following the end of the calendar year in which the applicable portion of the Restricted Stock Unit vests; and (b) the 15th day of the third (3rd) month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 10.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Shares as determined by the Administrator.
ARTICLE 9.
AWARD OF OTHER STOCK OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS
9.1   Other Stock or Cash Based Awards.   The Administrator is authorized to grant Other Stock or Cash Based Awards, including Awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, any exercise or purchase price, Performance Criteria and Performance Goals, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.
9.2   Dividend Equivalents.   Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the Award vests.
ARTICLE 10.
ADDITIONAL TERMS OF AWARDS
10.1   Payment.   The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash, wire transfer of immediately available funds or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
10.2   Tax Withholding.   The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Holder to elect to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares that may be so withheld or surrendered shall be limited to the number of Shares that have a Fair Market Value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the Fair Market Value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.
10.3   Transferability of Awards.
(a)   Except as otherwise provided in Sections 10.3(b) and 10.3(c):
(i)   No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;
(ii)   No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and
(iii)   During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-Applicable Laws of descent and distribution.
(b)   Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Holder); (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) the transfer of an Award to a Permitted Transferee shall be without consideration. In addition, and further notwithstanding Section 10.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.
(c)   Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.
10.4   Conditions to Issuance of Shares.
(a)   The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.
(b)   All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).
(c)   The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
(d)   Unless the Administrator otherwise determines, no fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.
(e)   The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Shares.

(f)   Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company may choose not to deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
10.5   Forfeiture and Claw-Back Provisions.   All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.
10.6   Repricing.   Subject to Section 12.2, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares.
10.7   Amendment of Awards.   Subject to Applicable Law, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 12.2 or 12.10).
10.8   Lock-Up Period.   The Company may, in connection with registering the offering of any Company securities under the Securities Act, prohibit Holders from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty (180) days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter. In order to enforce the foregoing, the Company shall have the right to place restrictive legends on the certificates of any securities of the Company held by the Holder and to impose stop transfer instructions with the Company’s transfer agent with respect to any securities of the Company held by the Holder until the end of such period.
10.9   Data Privacy.   As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 10.9 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.
ARTICLE 11.
ADMINISTRATION
11.1   Administrator.   The Committee shall administer the Plan (except as otherwise permitted herein). To the extent required to comply with the provisions of Rule 16b-3 of the Exchange Act, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.
11.2   Duties and Powers of Administrator.   It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.7 or Section 12.10. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.
11.3   Action by the Administrator.   Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. Neither the Administrator nor any member or delegate thereof shall have any liability to any person (including any Holder) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award.

11.4   Authority of Administrator.   Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:
(a)   Designate Eligible Individuals to receive Awards;
(b)   Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);
(c)   Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d)   Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any Performance Criteria and/or Performance Goals, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;
(e)   Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(f)   Prescribe the form of each Award Agreement, which need not be identical for each Holder;
(g)   Decide all other matters that must be determined in connection with an Award;
(h)   Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;
(i)   Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and
(j)   Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.
11.5   Decisions Binding.   The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all persons.
11.6   Delegation of Authority.   The Board or Committee may from time to time delegate to a committee of one or more Directors or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.
11.7   Acceleration.   Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to accelerate, wholly or partially, the vesting or lapse of restrictions (and, if applicable, the Company shall cease to have a right of repurchase) of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.2.

ARTICLE 12.
MISCELLANEOUS PROVISIONS
12.1   Amendment, Suspension or Termination of the Plan.
(a)   Except as otherwise provided in Section 12.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 10.7 and Section 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.
(b)   Notwithstanding Section 12.1(a), the Board may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 11.6, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6.
(c)   No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Incentive Stock Option be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board and (ii) the date the Plan was approved by the Company’s stockholders. The annual increase to the aggregate number of Shares that may be issued or transferred pursuant to Awards under the Plan (set forth in Section 3.1(a) hereof) shall terminate on the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board and (ii) the date the Plan was approved by the Company’s stockholders and, from and after such tenth (10th) anniversary, no additional share increases shall occur pursuant to Section 3.1(a) hereof.
12.2   Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a)   In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable Performance Criteria and Performance Goals with respect thereto); (iv) the grant or exercise price per share for any outstanding Awards under the Plan; and (v) the number and kind of Shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to any Non-Employee Director Compensation Policy adopted in accordance with Section 4.6.
(b)   In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:
(i)   To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);
(ii)   To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;
(iii)   To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;
(iv)   To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement;
(v)   To replace such Award with other rights or property selected by the Administrator; and/or
(vi)   To provide that the Award cannot vest, be exercised or become payable after such event.
(c)   In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):
(i)   The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 12.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or
(ii)   The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan).
(d)   Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the Administrator elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 12.2, (A) such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award (which may include, without limitation, an Award settled in cash) substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and a Holder incurs a Termination of Service without “Cause” (as such term is defined in Section 2.9, or as set forth in the Award Agreement relating to such Award) upon or within twelve (12) months following the Change in Control, then, without limiting any other applicable provision set forth in any employment agreement or offer letter entered into by the Holder and the Company or a successor, such Holder shall be fully vested in such continued, assumed or substituted Award.
(e)   In the event that the successor corporation in a Change in Control refuses to assume or provide a substitute for an Award, the Administrator may cause (i) any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 12.2(b)(i) or (ii) any or all of such Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.
(f)   For the purposes of this Section 12.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.
(g)   The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
(h)   Unless otherwise determined by the Administrator, no adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iii) cause an Award to fail to be exempt from or comply with Section 409A.
(i)   The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(j)   In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to six (6) months prior to the consummation of any such transaction.
12.3   Approval of Plan by Stockholders.   The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan.
12.4   No Stockholders Rights.   Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

12.5   Paperless Administration.   In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.
12.6   Effect of Plan upon Other Compensation Plans.   The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.
12.7   Compliance with Laws.   The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.
12.8   Titles and Headings, References to Sections of the Code or Exchange Act.   The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
12.9   Governing Law.   The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.
12.10   Section 409A.   To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Holder’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month (6 month) period measured from the date of the Holder’s Termination of Service, or (ii) the date of the Holder’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Holder of an Award pursuant to the Plan, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 12.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.
12.11   Unfunded Status of Awards.   The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.
12.12   Indemnification.   To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator (and each delegate thereof pursuant to Section 11.6) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan or any Award Agreement and against and from any and all amounts paid by him or her, with the Board’s approval, in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf and, once the Company gives notice of its intent to assume such defense, the Company shall have sole control over such defense with counsel of the Company’s choosing. The foregoing right of indemnification shall not be available to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of the person seeking indemnity giving rise to the indemnification claim resulted from such person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
12.13   Relationship to Other Benefits.   No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
12.14   Expenses.   The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.
* * * * *
I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Vertical Aerospace Limited on            , 2021.
* * * * *
I hereby certify that the foregoing Plan was approved by the stockholders of Vertical Aerospace Limited on            , 2021.
Executed on this      day of            , 2021.

Corporate Secretary

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except where any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Pubco’s memorandum and articles of association permit indemnification of officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.
Exhibits and Financial Statement Schedules

Exhibit no	Description
2.1†
Business Combination Agreement, dated as of June 10, 2021, by and among Broadstone Acquisition Corp., Pubco, Merger Sub, Vertical Aerospace Group Ltd., and the shareholders of Vertical Aerospace Group Ltd. who become parties thereto as Vertical Shareholders (included as Annex A to the proxy statement/prospectus).

3.1	Amended and Restated Memorandum and Articles of Association of Broadstone.
3.2	Form of Amended and Restated Memorandum and Articles of Association of Pubco (as they will be in effect at the Merger Effective Time) (included as Annex B to the proxy statement/prospectus).
4.1	Specimen Unit Certificate of Broadstone.
4.2	Specimen Ordinary Share Certificate of Broadstone.
4.3	Specimen Warrant Certificate of Broadstone.
4.4	Warrant Agreement between Broadstone Acquisition Corp. and Continental Stock Transfer & Trust Company, dated as of September 10, 2020.
4.5*	Specimen Pubco Ordinary Share Certificate.
4.6*	Specimen Pubco Warrant Certificate.
5.1*	Opinion of Maples and Calder.
5.2*	Opinion of Winston & Strawn LLP.
10.1	Letter Agreement, dated September 10, 2020, by and among Broadstone, its executive officers, its directors and Broadstone Sponsor LLP.
10.2	Investment Management Trust Agreement, dated September 10, 2020, by and between Broadstone and Continental Stock Transfer & Trust Company, as trustee.
10.3	Administrative Services Agreement, dated September 10, 2020, by and between Broadstone and Broadstone Sponsor LLP.
10.4	Private Placement Warrants Purchase Agreement, dated September 10, 2020, by and between Broadstone and Broadstone Sponsor LLP.
10.5	Form of Registration Rights Agreement, by and among Pubco, Sponsor, Broadstone and other parties as set forth thein.
10.6	Form of Subscription Agreement, by and among Pubco and the subscribers party thereto.

Exhibit no	Description
10.7	Form of Shareholder Support Letter, by and among Pubco, the Sponsor, Broadstone, Vertical and Merger Sub.
10.8	Form of Sponsor Support Letter, by and among Pubco, Broadstone, Vertical and the parties named thereto.
10.9	Form of Vertical Aerospace Ltd. 2021 Incentive Award Plan
10.10	Form of Avolon Warrant Instrument, by and among Pubco, Broadstone, the Sponsor, Merger Sub, Vertical and other parties listed therein.
10.11	Form of American Warrant Instrument, by and among Pubco, Broadstone, the Sponsor, Merger Sub, Vertical and other parties listed therein.
10.12	Form of Loan Note Holder Share Purchase Agreement, by and among Pubco, Broadstone, the Sponsor, Merger Sub, Vertical and other parties listed therein.
10.13	Form of American Share Purchase Agreement, by and among Pubco, Broadstone, the Sponsor, Merger Sub, Vertical and other parties listed therein.
10.14	Form of Call Option Agreement, by and among American and Vertical.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of WithumSmith+Brown, PC.
23.4*	Consent of Maples and Calder (included in Exhibit 5.1).
23.4*	Consent of Winston & Strawn LLP (included in Exhibit 5.2).
24.1*	Power of Attorney (included on signature page to the proxy statement/prospectus which forms part of this registration statement).
99.1*	Form of Proxy for Broadstone Acquisition Corp. Extraordinary General Meeting (included as Annex E to the proxy statement/prospectus).
99.2	Consent of Michael Cervenka to be Named as a Director.
99.3	Consent of Marcus Waley-Cohen to be Named as a Director.

*
To be filed by amendment.

#
Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. The Registrant hereby agrees to furnish an unredacted copy of the exhibit and its materiality and competitive harm analyses to the Commission upon request.

†
Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

Item 22.
Undertakings

The undersigned registrant hereby undertakes:
•
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
•
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, the United Kingdom on the 9th day of July, 2021.
VERTICAL AEROSPACE LTD.
By:
/s/ Stephen Fitzpatrick

Stephen Fitzpatrick
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Stephen Fitzpatrick Stephen Fitzpatrick	Chief Executive Officer and Director (Principal Executive Officer)	July 9, 2021
/s/ Vincent Casey Vincent Casey	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	July 9, 2021

AUTHORIZED REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Vertical Aerospace Ltd., has signed this registration statement in the City of New York, State of New York, on July 9, 2021.
COGENCY GLOBAL INC.
By:
/s/ Colleen De Vries

Name:
Colleen De Vries

Title:
Sr. Vice President of Cogency Global Inc.